As filed with the Securities and Exchange Commission on November 7, 2023

Registration No. 333-273972

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 3
TO
FORM F-4
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

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1427702 B.C. Ltd.

(Exact name of registrant as specified in its charter)

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N/A
(Translation of registrant name into English)

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British Columbia, Canada	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2900-550 Burrard Street
Vancouver, British Columbia, Canada V6C 0A3
+1 604-500-2407
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Puglisi & Associates
850 Library Ave., Suite 204
Newark, DE 19711
Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Alan I. Annex, Esq. Brian N. Wheaton, Esq. Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Miami, FL 33131 Tel: (305) 579-0576	Mike Stephens Shanlee von Vegesack Fasken Martineau DuMoulin LLP 550 Burrard Street, Suite 2900 Vancouver, BC, V6C 0A3 Tel: (604) 631-3131	Barry Grossman, Esq. Jonathan Deblinger, Esq. Anthony Ain, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Tel: (212) 370-1300

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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†       The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2023

JUPITER ACQUISITION CORPORATION
11450 SE Dixie Hwy, Suite 105
Hobe Sound, FL 33455

Dear Jupiter Acquisition Corporation Stockholders:

You are cordially invited to attend the special meeting of stockholders (the “Special Meeting”) of Jupiter Acquisition Corporation, a Delaware corporation (“Jupiter”), which will be held via live webcast on            , 2023 at            , Eastern time. The Special Meeting can be accessed by visiting            , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental Stock Transfer and Trust Company, Jupiter’s transfer agent.

At the Special Meeting, in addition to the other proposals described in this proxy statement/prospectus, Jupiter stockholders will be asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of July 18, 2023 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among Jupiter, 1427702 B.C. Ltd., a corporation organized under the laws of British Columbia (“TopCo”), Filament Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of TopCo (“Merger Sub”), and Filament Health Corp., a corporation organized under the laws of British Columbia (“Filament”), and the business combination contemplated thereby (together with the other transactions related thereto, the “Business Combination”).

Pursuant to the Business Combination Agreement, each of the following transactions will occur in the following order: (i) two business days prior to the date of the closing (the “Closing”) of the Business Combination (the “Closing Date”), at the effective time of the Merger (as defined below) (the “Merger Effective Time”), Jupiter will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company after the Merger (the “Surviving Company”) and a direct, wholly-owned subsidiary of TopCo; (ii) as a result of the Merger, (a) each issued and outstanding share of Class A common stock, par value $0.0001 per share, of Jupiter (“Jupiter Class A Common Stock”) will no longer be outstanding and will be automatically converted into and exchanged for the right to receive one common share of TopCo (“TopCo Common Share”), (b) each issued and outstanding Jupiter warrant (“Jupiter Warrant”) will no longer be outstanding and will be automatically converted into and become one TopCo warrant (“TopCo Warrant”) to purchase TopCo Common Shares, and all rights with respect to shares of Jupiter Class A Common Stock underlying such Jupiter Warrants will be automatically converted into rights with respect to TopCo Common Shares, in each case, with TopCo issuing a number of TopCo Common Shares and TopCo Warrants in accordance with the terms of the Business Combination Agreement and (c) the one issued and outstanding unit of limited liability company membership interest of Merger Sub (“Merger Sub Unit”) held by TopCo immediately before the Merger will no longer be outstanding, and in consideration for TopCo issuing a number of TopCo Common Shares to holders of Jupiter Class A Common Stock in the Merger, (x) such Merger Sub Unit will be automatically converted into and exchanged for one unit of limited liability company membership interest in the Surviving Company and (y) the Surviving Company will issue in favor of TopCo a promissory note in an amount equal to the fair market value of the Merger Sub Unit held by TopCo immediately before the Merger; (iii) at least one business day following the Merger and prior to the effective time of the statutory plan of arrangement (the “Plan of Arrangement”) in respect of the arrangement under the Business Corporations Act (British Columbia) contemplated by the Business Combination (the “Arrangement Effective Time”), TopCo will form a new British Columbia corporation (“AmalCo Sub”), which will be a direct, wholly-owned subsidiary of TopCo, with AmalCo Sub issuing a single common share to TopCo; and (iv) on the Closing Date, pursuant to the Plan of Arrangement and commencing at the Arrangement Effective Time, (a) the outstanding convertible debentures of Filament will convert into common shares of Filament (“Filament Common Shares”) in accordance with their terms, as amended, (b) the notice of articles and articles of TopCo will be amended and restated to, among other matters, create Class B non-voting common shares of TopCo (“TopCo Class B Earnout Shares”) and Class C non-voting common shares of TopCo (“TopCo Class C Earnout Shares” and together with the TopCo Class B Earnout Shares, the “Filament Earnout Shares”), (c) Filament and AmalCo Sub will amalgamate to form a new British Columbia corporation (“AmalCo,” and such transaction the “Amalgamation”), (d) the Filament shareholders will exchange all of the issued and outstanding Filament Common Shares for newly issued TopCo Common Shares, TopCo Class B Earnout Shares and TopCo Class C Earnout Shares, (e) TopCo will exchange its single common share of AmalCo Sub for a single common share of AmalCo, (f) holders of Filament warrants, restricted share units (“RSUs”) and options will receive, as applicable, warrants (“Rollover Warrants”), RSUs (“Adjusted RSUs”) or options (“Rollover Options”) of TopCo, in each case entitling the holders thereof to acquire TopCo Common Shares upon exercise or settlement of such Rollover Warrants, Adjusted RSUs or Rollover Options; (g) TopCo will repurchase for cancellation the single common share issued to the incorporator of TopCo on incorporation; and (h) after giving effect to the Amalgamation, AmalCo will become a direct, wholly-owned subsidiary of TopCo.

Upon consummation of the Business Combination and subject to the assumptions set forth in this proxy statement/prospectus, including no additional redemptions by Jupiter’s public stockholders, TopCo is expected to have up to 26,612,403 TopCo Common Shares, 1,500,000 TopCo Class B Earnout Shares, 1,500,000 TopCo Class C Earnout Shares and 8,178,543 TopCo Warrants issued and outstanding. For additional information, see the section entitled “The Business Combination Agreement — Consideration” beginning on page 154 of this proxy statement/prospectus.

Jupiter’s units, Class A common stock and warrants are currently listed on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “JAQCU,” “JAQC” and “JAQCW,” respectively. Any outstanding units will be separated into their component securities, consisting of one share of Class A common stock and one-half of one redeemable warrant, immediately prior to the Merger Effective Time and exchanged for TopCo Common Shares and TopCo Warrants, respectively. TopCo has applied to list the TopCo Common Shares and TopCo Warrants on Nasdaq under the symbols “FHFH” and “FHFHW,” respectively, in connection with the Closing. TopCo does not intend to apply to list the TopCo Common Shares on the Frankfurt Exchange. TopCo intends to apply to list the TopCo Common Shares on Cboe Canada under the symbol “            ,” in connection with the Closing. There can be no assurance that the TopCo Common Shares or TopCo Warrants will be approved for listing on Nasdaq or that the TopCo Common Shares will be approved for listing on Cboe Canada.

TopCo is a “foreign private issuer” and an “emerging growth company” under the applicable Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements.

Jupiter is providing this proxy statement/prospectus and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. More information about Jupiter, Filament, TopCo and the Business Combination is contained in this proxy statement/prospectus. Whether or not you plan to attend the Special Meeting (via the virtual meeting platform), Jupiter urges you to carefully read the entire proxy statement/prospectus (including the financial statements and annexes attached hereto and any documents incorporated into this proxy statement/prospectus by reference). Please pay particular attention to the section entitled “Risk Factors,” beginning on page 52 of this proxy statement/prospectus.

After careful consideration, Jupiter’s board of directors has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that Jupiter stockholders vote FOR all of the proposals presented to Jupiter stockholders in this proxy statement/prospectus. When you consider the Jupiter board of directors’ recommendation of these proposals, you should keep in mind that certain of Jupiter’s initial stockholders, directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination — Interests of Jupiter’s Initial Stockholders, Directors and Officers in the Business Combination.”

Your vote is important regardless of the number of shares you hold. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Special Meeting (via the virtual meeting platform). Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting.

On behalf of Jupiter’s board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

, 2023	James N. Hauslein Chairman, Chief Executive Officer and Chief Financial Officer

This proxy statement/prospectus is dated            , 2023 and is first being mailed to the stockholders of Jupiter on or about that date.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

JUPITER ACQUISITION CORPORATION
11450 SE Dixie Hwy, Suite 105
Hobe Sound, FL 33455

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON            , 2023

To the Stockholders of Jupiter Acquisition Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Jupiter Acquisition Corporation, a Delaware corporation (“Jupiter”), will be held via live webcast on            , 2023, at             , Eastern time. The Special Meeting can be accessed by visiting            , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental Stock Transfer and Trust Company, Jupiter’s transfer agent. You are cordially invited to attend the Special Meeting for the following purposes:

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of July 18, 2023 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among Jupiter, 1427702 B.C. Ltd., a corporation organized under the laws of British Columbia (“TopCo”), Filament Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of TopCo (“Merger Sub”), and Filament Health Corp., a corporation organized under the laws of British Columbia (“Filament”), and the business combination contemplated thereby (together with the other transactions related thereto, the “Business Combination,” and collectively, the “Business Combination Proposal”), pursuant to which each of the following transactions will occur in the following order:

(i)     two business days prior to the date of the closing (the “Closing”) of the Business Combination (the “Closing Date”), at the effective time of the Merger (as defined below) (the “Merger Effective Time”), Jupiter will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company after the Merger (the “Surviving Company”) and a direct, wholly-owned subsidiary of TopCo;

(ii)    as a result of the Merger, (a) each issued and outstanding share of Class A common stock, par value $0.0001 per share, of Jupiter (“Jupiter Class A Common Stock”) will no longer be outstanding and will be automatically converted into and exchanged for the right to receive one common share of TopCo (“TopCo Common Share”), (b) each issued and outstanding Jupiter warrant (“Jupiter Warrant”) will no longer be outstanding and will be automatically converted into and become one TopCo warrant (“TopCo Warrant”) to purchase TopCo Common Shares, and all rights with respect to shares of Jupiter Class A Common Stock underlying such Jupiter Warrants will be automatically converted into rights with respect to TopCo Common Shares, in each case, with TopCo issuing a number of TopCo Common Shares and TopCo Warrants in accordance with the terms of the Business Combination Agreement and (c) the one issued and outstanding unit of limited liability company membership interest of Merger Sub (“Merger Sub Unit”) held by TopCo immediately before the Merger will no longer be outstanding, and in consideration for TopCo issuing a number of TopCo Common Shares to holders of Jupiter Class A Common Stock in the Merger, (x) such Merger Sub Unit will be automatically converted into and exchanged for one unit of limited liability company membership interest in the Surviving Company and (y) the Surviving Company will issue in favor of TopCo a promissory note in an amount equal to the fair market value of the Merger Sub Unit held by TopCo immediately before the Merger;

(iii)   at least one business day following the Merger and prior to the effective time of the statutory plan of arrangement (the “Plan of Arrangement”) in respect of the arrangement under the Business Corporations Act (British Columbia) contemplated by the Business Combination (the “Arrangement Effective Time”), TopCo will form a new British Columbia corporation (“AmalCo Sub”), which will be a direct, wholly-owned subsidiary of TopCo, with AmalCo Sub issuing a single common share to TopCo; and

(iv)   on the Closing Date, pursuant to the Plan of Arrangement and commencing at the Arrangement Effective Time, (a) the outstanding convertible debentures of Filament will convert into common shares of Filament (“Filament Common Shares”) in accordance with their terms, as amended, (b) the notice of articles and articles of TopCo will be amended and restated (as amended and restated, the “TopCo Articles”) to, among other matters, create Class B non-voting common shares of TopCo (“TopCo Class B Earnout Shares”) and Class C non-voting common shares of TopCo (“TopCo Class C Earnout Shares” and together with the TopCo Class B Earnout Shares, the “Filament Earnout Shares”), (c) Filament and AmalCo Sub will amalgamate to form a new British Columbia corporation (“AmalCo,” and such transaction the “Amalgamation”), (d) the Filament shareholders will exchange all of the issued and outstanding Filament Common Shares for newly issued TopCo Common Shares, TopCo Class B Earnout Shares and TopCo Class C Earnout Shares, (e) TopCo will exchange its single common share of AmalCo Sub for a single common share of AmalCo, (f) holders of Filament warrants, restricted share units (“RSUs”) and options will receive, as applicable, warrants, RSUs or options of TopCo, in each case entitling the holders thereof to acquire TopCo Common Shares upon exercise or settlement of such warrants, RSUs or options of TopCo; (g) TopCo will repurchase for cancellation the single common share issued to the incorporator of TopCo on incorporation; and (h) after giving effect to the Amalgamation, AmalCo will become a direct, wholly-owned subsidiary of TopCo; and

•        Proposal Nos. 2A through 2F — The Advisory Governance Proposals — to consider and vote upon, on a non-binding advisory basis, six separate governance proposals relating to the following material changes between Jupiter’s amended and restated certificate of incorporation (as amended, the “Jupiter Charter”) and bylaws and the TopCo Articles (collectively, the “Advisory Governance Proposals”):

(A)    The TopCo Articles would establish the authorized capital of TopCo to consist of an unlimited number of TopCo Common Shares without par value, a maximum of 1,500,000 TopCo Class B Earnout Shares without par value and a maximum of 1,500,000 TopCo Class C Earnout Shares without par value (Proposal No. 2A);

(B)    The TopCo Articles would provide for a declassified board of directors with the result being that each director will be elected annually for a term of one year (Proposal No. 2B);

(C)    The TopCo Articles would reduce the requisite quorum for a meeting of shareholders from a majority of outstanding voting power to two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting (Proposal No. 2C);

(D)    The TopCo Articles would include an advance notice provision that requires a nominating shareholder to provide notice to TopCo in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the board of directors (Proposal No. 2D);

(E)    The TopCo Articles would include a forum selection provision whereby, subject to limited exceptions, the Province of British Columbia, Canada will be the sole and exclusive forum for certain shareholder litigation matters (Proposal No. 2E);

(F)    The TopCo Articles would not include provisions relating to Jupiter’s status as a special purpose acquisition company that will no longer be relevant following the Closing (Proposal No. 2F); and

•        Proposal No. 3 — The Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt the 2023 Equity Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve under such plan (the “Equity Incentive Plan Proposal”);

•        Proposal No. 4 — The NTA Requirement Amendment Proposal — to consider and vote upon a proposal to amend the Jupiter Charter, in the form attached to this proxy statement/prospectus as Annex E (the “Jupiter Charter Amendment”), to eliminate (i) the limitation that Jupiter shall not redeem Public Shares (as defined below) to the extent that such redemption would result in Jupiter’s failure to have net tangible assets of at least $5,000,001, or any greater net tangible asset or cash requirement which may be contained in the agreement relating to Jupiter’s initial business combination, upon consummation of such initial business combination (such limitation, the “Redemption Limitation”), and (ii) the requirement that Jupiter shall not consummate an initial business combination unless the Redemption Limitation is not exceeded (together, the “NTA Requirement Amendment Proposal”); and

•        Proposal No. 5 — The Adjournment Proposal — to consider and vote upon a proposal to authorize the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived (the “Adjournment Proposal”).

Only holders of record of Jupiter common stock (“Jupiter Common Stock”) at the close of business on            , 2023, the record date for the Special Meeting, are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Jupiter stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at Jupiter’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to the Jupiter Charter, Jupiter is providing the holders (the “Public Stockholders”) of the shares (the “Public Shares”) of Class A common stock, par value $0.0001 per share, of Jupiter (“Jupiter Class A Common Stock”) issued in Jupiter’s initial public offering (the “IPO”) with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account established for the benefit of the Public Stockholders in connection with the IPO (the “Trust Account”) as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Jupiter (net of taxes payable), upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $15.1 million on June 30, 2023, the estimated per share redemption price would have been approximately $10.35 (as adjusted for interest withdrawn and not yet applied to taxes payable). Public Stockholders may elect to redeem their Public Shares even if they vote for the Business Combination Proposal or any of the other proposals presented at the Special Meeting. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the Public Shares without Jupiter’s prior consent. Holders of Jupiter’s outstanding warrants to purchase shares of Jupiter Class A Common Stock do not have redemption rights with respect to such warrants in connection with the Business Combination.

Jupiter’s initial stockholders, officers and directors collectively beneficially own an aggregate of (i) 3,940,462 shares of Jupiter Class A Common Stock, which were converted on a one-for-one basis from shares of Class B common stock, par value $0.0001 per share, of Jupiter issued prior to the IPO (as converted, the “Founder Shares”, and collectively, the “Class B Conversion”) and (ii) 595,237 shares of Jupiter Class A Common Stock underlying private placement units issued in connection with the IPO (“Private Shares”), collectively representing approximately 75.5% of Jupiter’s issued and outstanding shares of common stock. Jupiter’s initial stockholders, officers and directors have agreed to (i) waive their redemption rights with respect to any shares of Jupiter Common Stock that they may hold in connection with the completion of the Business Combination and (ii) vote any such shares in favor of the Business Combination Proposal. The Founder Shares and Private Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Notwithstanding the Class B Conversion, the holders of Founder Shares will not be entitled to receive any funds held in the Trust Account with respect to any such converted shares.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Jupiter Common Stock entitled to vote thereon at the Special Meeting. The approval of the NTA Requirement Amendment Proposal requires the affirmative vote of the holders of at least sixty-five percent (65%) of the outstanding shares of Jupiter Common Stock entitled to vote thereon at the Special Meeting. The approval of each of the Equity Incentive Plan Proposal and, if presented, the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of Jupiter Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. Accordingly, a stockholder’s failure to vote in person (via the virtual meeting platform) or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal and the NTA Requirement Amendment Proposal and, if a valid quorum is otherwise established, no effect on the outcome of any vote on the Equity Incentive Plan Proposal or, if presented, the Adjournment Proposal.

The approval of each of the Advisory Governance Proposals requires the affirmative vote of the holders of at least a majority of the shares of Jupiter Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. A vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on Jupiter, Filament, TopCo or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, Jupiter, Filament and TopCo intend that the TopCo Articles, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted in the Advisory Governance Proposals, will take effect at the Closing, assuming approval of the Business Combination Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. Each of the NTA Requirement Amendment Proposal and the Equity Incentive Plan Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

Jupiter has no specified maximum redemption threshold under its charter. It is a condition to closing under the Business Combination Agreement, however, that minimum net proceeds amount to at least the sum of Filament’s transaction expenses, Jupiter’s transaction expenses and $5,000,000. If redemptions by Public Stockholders cause Jupiter to be unable to meet this closing condition, then the parties may be unable to consummate the Business Combination.

Your vote is important regardless of the number of shares you hold. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Special Meeting in person (via the virtual meeting platform). Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting.

If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person (via the virtual meeting platform), the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Business Combination Proposal and the NTA Requirement Amendment Proposal and, if a valid quorum is otherwise established, no effect on the outcome of any vote on the other proposals set forth in this proxy statement/prospectus. However, if Jupiter stockholders do not approve the Business Combination Proposal, the Business Combination may not be consummated. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person (via the virtual meeting platform), you may withdraw your proxy and vote in person (via the virtual meeting platform).

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto and any documents incorporated into the proxy statement/prospectus by reference) for a more complete description of the Business Combination and related transactions and each of the proposals. Jupiter urges you to carefully read the entire proxy statement/prospectus. If you have any questions or need assistance voting your shares, please call Jupiter’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200. Banks and brokers may reach Morrow Sodali LLC at (203) 658-9400. This notice of meeting and the accompanying proxy statement/prospectus are available at            .

By Order of the Board of Directors,

, 2023	James N. Hauslein Chairman, Chief Executive Officer and Chief Financial Officer

IF YOU SIGN AND RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD SHARES OF JUPITER CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT, AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR PUBLIC SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE PUBLIC SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING OF JUPITER STOCKHOLDERS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 (File No. 333-273972) filed with the SEC by TopCo, constitutes a prospectus of TopCo under Section 5 of the Securities Act with respect to the TopCo Common Shares to be issued to Jupiter stockholders, as well as the TopCo Warrants to acquire TopCo Common Shares to be issued upon conversion of the Jupiter Warrants and the TopCo Common Shares underlying such warrants, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Special Meeting at which Jupiter stockholders will be asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the Business Combination contemplated thereby, among other matters.

This document does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction or to any person to whom it would be unlawful to make such offer.

Jupiter files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. For information on how to obtain copies of these materials, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

•        “$”, “USD”, “USD$”, “US$” and “U.S. dollar” each refer to the United States dollar; and

•        “CAD$”, “C$” and “Canadian dollar” each refer to the Canadian dollar.

The exchange rate used for conversion between U.S. dollars and Canadian dollars is based on the U.S. dollar to Canadian dollar exchange rate reported by the Bank of Canada.

IMPORTANT INFORMATION ABOUT IFRS

Filament’s audited financial statements included in this proxy statement/prospectus as of and for the years ended December 31, 2022 and 2021 have been prepared in accordance with International Financial Reporting Standards as issued by the IFRS Foundation and the International Accounting Standards Board and referred to in this proxy statement/prospectus as “IFRS.”

FINANCIAL STATEMENT PRESENTATION

Jupiter

The financial statements of Jupiter included in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP and are denominated in U.S. dollars.

Filament

The financial statements of Filament included in this proxy statement/prospectus have been prepared in accordance with IFRS and are denominated in Canadian dollars.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, Filament relies on and refers to industry data, information and statistics regarding the markets in which it competes from research as well as from publicly available information, industry and general publications and research and studies conducted by third parties. Filament has supplemented this information where necessary with its own internal estimates, considering publicly available information about other industry participants and its management’s best view as to information that is not publicly available. This information appears in “Information About Filament,” “Filament Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of this proxy statement/prospectus. Filament has taken such care as it considers reasonable in the extraction and reproduction of information from such data from third party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Filament, TopCo, Jupiter and their respective subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their respective businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but the applicable owners will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks. The use or display of other parties’ trademarks, trade names or service marks in this proxy statement/prospectus is not intended to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of Filament, TopCo or Jupiter by, these other parties.

FREQUENTLY USED TERMS

In this document, unless the context otherwise requires:

“Adjournment Proposal” means a proposal to authorize the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived.

“Adjusted RSUs” means the Filament RSUs outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested) as assumed by TopCo and adjusted into RSUs to receive TopCo Common Shares, by virtue of the Amalgamation.

“Advisory Governance Proposals” means the proposal to consider and vote upon, on a non-binding advisory basis, six separate governance proposals relating to certain material changes between the Jupiter Governing Documents and the TopCo Articles, collectively.

“Advisory Shares” means the fully paid and nonassessable Filament Common Shares that may be issued to Maxim pursuant to the Maxim Letter.

“AmalCo” means the new British Columbia corporation formed as a result of the Amalgamation.

“AmalCo Sub” means a new British Columbia corporation to be formed by TopCo in connection with the Arrangement.

“Amalgamation” means the amalgamation of Filament and AmalCo Sub to form AmalCo pursuant to the Arrangement.

“Anchor Investors” means the qualified institutional buyers or institutional accredited investors not affiliated with Jupiter, the Sponsor, Jupiter’s directors or any member of Jupiter’s management team, that participated in the IPO and acquired from the Sponsor an indirect interest in certain Founder Shares at the time of the IPO.

“Ancillary Agreements” means the Shareholder Support Agreements, the Sponsor Support Agreement, the Lock-Up Agreement, the PIPE Subscription Agreements, if any, the Registration Rights Agreement, the Warrant Amendment Agreement and all other agreements, certificates and instruments executed and delivered by Jupiter, TopCo, Merger Sub or Filament in connection with the Business Combination and specifically contemplated by the Business Combination Agreement.

“Arrangement” means the arrangement pursuant to the Plan of Arrangement.

“Arrangement Effective Time” means the effective time of the Arrangement.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder.

“Bridge Financing” means the non-brokered private placement by Filament of 27,777,773 Bridge Units, each consisting of one Bridge Share and one Bridge Warrant, for gross proceeds of approximately CAD$2,500,000, which was completed on July 24, 2023.

“Bridge Shares” means the Filament Common Shares issued as part of the Bridge Units.

“Bridge Units” means the units of Filament issued in the Bridge Financing, with each such Bridge Unit being comprised of one Bridge Share and one Bridge Warrant.

“Bridge Warrants” means the Filament warrants issued as part of the Bridge Units, with each such warrant being exercisable to purchase one Filament Common Share at a price of CAD$0.117 per share until July 24, 2026.

“broker non-vote” means the failure of a Jupiter stockholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Brookline” means Brookline Capital Markets, a division of Arcadia Securities, LLC, an underwriter of the IPO.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of July 18, 2023, as it may be amended, supplemented, or otherwise modified from time to time, by and among Jupiter, TopCo, Merger Sub and Filament.

“Business Combination Proposal” means the proposal to approve and adopt the Business Combination Agreement and the Business Combination contemplated thereby.

“CDSA” means the Controlled Drugs and Substances Act (Canada).

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or group (as defined under Section 13 of the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of a company; (b) a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group (as defined under Section 13 of the Exchange Act) acquiring more than 50% of the combined voting power of the then outstanding securities of a company or the surviving or successor entity immediately after such combination; or (c) a sale of all or substantially all of the assets of a company and its subsidiaries, taken as a whole; provided, however, that any securities of a company issued (i) in a bona fide financing transaction, (ii) in a series of bona fide financing transactions, (iii) in accordance with the Business Combination Agreement or (iv) pursuant to the conversion of any securities issued in accordance with the Business Combination Agreement shall be excluded from the definition of “Change of Control”.

“Class B Conversion” means the conversion by the Initial Stockholders on April 20, 2023, in connection with the implementation of the Extension, of all shares of Jupiter Class B Common Stock to shares of Jupiter Class A Common Stock on a one-for-one basis in accordance with the Jupiter Charter.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date upon which the Closing is to occur.

“CMOs” means contract manufacturing organizations.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Company” means TopCo and its consolidated subsidiaries after giving effect to the Business Combination.

“Continental” means Continental Stock Transfer & Trust Company, as trustee of the Trust Account, Jupiter’s transfer agent and registrar and Jupiter’s warrant agent, as applicable.

“CROs” means contract research organizations.

“CSA” means the U.S. Controlled Substances Act.

“DEA” means the U.S. Drug Enforcement Agency.

“Deferred Fee Shares” means the 150,000 TopCo Common Shares that are expected to be issued to each of Brookline and Ladenburg, totaling an aggregate of 300,000 TopCo Common Shares, in exchange for an equal number of shares of Jupiter Class A Common Stock that may be issued at Jupiter’s option to Brookline and Ladenburg in satisfaction of deferred underwriting commissions pursuant to the underwriting agreement for the IPO.

“DGCL” means the Delaware General Corporation Law.

“Earnout Shares” means, collectively, the Company Earnout Shares, the Sponsor Earnout Shares and the Underwriter Earnout Shares.

“Effective Date” means the effective date of the registration statement on Form F-4 of which this proxy statement/prospectus forms a part.

“Equity Incentive Plan” means the 2023 Equity Incentive Plan, substantially in the form attached to this proxy statement/prospectus as Annex C.

“Equity Incentive Plan Proposal” means the proposal to approve and adopt the Equity Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve under such plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Registration Rights Agreement” means the Registration Rights Agreement, dated as of August 12, 2021, by and among Jupiter and certain Jupiter securityholders.

“Existing Warrant Agreement” means the Warrant Agreement, dated as of August 12, 2021, by and between Jupiter and Continental, as warrant agent, governing the outstanding Jupiter Warrants.

“Extension” means the extension of the date by which Jupiter must consummate an initial business combination from August 17, 2023 to December 17, 2023 that was approved by Jupiter’s stockholders at the Jupiter Extension Meeting.

“FCPA” means the U.S. Foreign Corrupt Practices Act.

“Filament” means Filament Health Corp., a corporation organized under the laws of British Columbia, and its consolidated subsidiaries.

“Filament Board” means the board of directors of Filament.

“Filament Circular” means the management information circular in connection with the requisite special meeting of the Filament securityholders with respect to the Business Combination and other matters as described therein.

“Filament Common Shares” means the common shares of Filament.

“Filament Earnout Shares” means the up to 1,500,000 TopCo Class B Earnout Shares and up to 1,500,000 TopCo Class C Earnout Shares, collectively, that are subject to earnout arrangements pursuant to the Business Combination Agreement.

“Filament Shareholder Transaction Consideration” means the number of TopCo Common Shares equal to $176,000,000 divided by $10.00 to be issued to Filament shareholders pursuant to the Business Combination Agreement.

“Founder Shares” means the shares of Jupiter Class B Common Stock issued to the Initial Stockholders prior to the IPO, including the shares of Jupiter Class A Common Stock issued in the Class B Conversion.

“GCP” means good clinical practices.

“GMP” means good manufacturing practices.

“IFRS” means the International Financial Reporting Standards, as issued by the IFRS Foundation and the International Accounting Standards Board, as in effect from time to time.

“Initial Stockholders” means the holders of the Founder Shares prior to the IPO and their permitted transferees, as applicable.

“Interim Order” means the interim order of the Supreme Court of British Columbia made pursuant to the BCBCA in connection with the Arrangement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means Jupiter’s initial public offering of Public Units, consummated on August 17, 2021, collectively with the closing of the partial exercise of the over-allotment option, consummated on August 25, 2021.

“IRBs” means institutional review boards.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Jupiter” means Jupiter Acquisition Corporation, a Delaware corporation.

“Jupiter Board” means the board of directors of Jupiter.

“Jupiter Bylaws” means the bylaws of Jupiter in effect as of the date of this proxy statement/prospectus.

“Jupiter Charter” means the amended and restated certificate of incorporation of Jupiter filed with the Delaware Secretary of State on September 10, 2020, as amended on April 20, 2023.

“Jupiter Charter Amendment” means the proposed amendment to the Jupiter Charter in the form attached to this proxy statement/prospectus as Annex E.

“Jupiter Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Jupiter.

“Jupiter Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Jupiter.

“Jupiter Common Stock” means the Jupiter Class A Common Stock and the Jupiter Class B Common Stock, collectively.

“Jupiter Extension Meeting” means the special meeting in lieu of the 2023 annual meeting of stockholders of Jupiter held on April 18, 2023 at which Jupiter’s stockholders approved the Extension, among other matters.

“Jupiter Governing Documents” means the Jupiter Charter and the Jupiter Bylaws, in each case as amended, modified or supplemented from time to time.

“Jupiter Units” means the Public Units and the Private Units, collectively.

“Jupiter Warrants” means the Public Warrants and the Private Warrants, collectively.

“Key Filament Shareholders” means certain Filament shareholders holding approximately 43% of the total number of outstanding Filament Common Shares as of the date of this proxy statement/prospectus.

“Ladenburg” means Ladenburg Thalmann & Co. Inc., an underwriter of the IPO.

“Lock-Up Agreement” the Lock-Up Agreement to be entered into in connection with the Closing by TopCo and certain holders of TopCo securities upon the Closing, substantially in the form attached as Exhibit A to the Business Combination Agreement.

“Maxim Letter” means that certain letter agreement with respect to financial advisory services, dated March 22, 2023, by and between Filament and Maxim, as amended on August 11, 2023.

“Maxim” means Maxim Group LLC.

“Merger” means the merger of Jupiter with and into Merger Sub, with Merger Sub continuing as the Surviving Company after such merger as a direct, wholly-owned subsidiary of TopCo.

“Merger Effective Time” means the effective time of the Merger.

“Merger Sub” means Filament Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of TopCo.

“Merger Sub Unit” means the limited liability company membership interest of Merger Sub.

“Nasdaq” means The Nasdaq Stock Market LLC and, as the context may require, any of the capital markets which it operates.

“Newbridge” means Newbridge Securities Corporation.

“Nomura” means Nomura Securities International, Inc., an underwriter of the IPO.

“NTA Requirement Amendment Proposal” means the proposal to amend the Jupiter Charter pursuant to the Jupiter Charter Amendment to eliminate (i) the Redemption Limitation and (ii) the requirement that Jupiter shall not consummate an initial business combination unless the Redemption Limitation is not exceeded.

“OTCQB” means the OTCQB® Venture Market.

“PCAOB” means the Public Company Accounting Oversight Board.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other entity, whether or not a legal entity.

“PIPE Financing” means any private placements of Jupiter Class A Common Stock or TopCo Common Shares, or securities or indebtedness exercisable or exchangeable for, or convertible into, Jupiter Class A Common Stock or TopCo Common Shares, to the PIPE Investors pursuant to the PIPE Subscription Agreements, collectively.

“PIPE Investors” means certain investors that may enter into PIPE Subscription Agreements prior to the Closing.

“PIPE Subscription Agreements” means one or more subscription agreements that may be entered into by the PIPE Investors prior to the Closing to subscribe for and purchase certain Jupiter or TopCo securities on the Closing Date.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached to the Business Combination Agreement as Exhibit D.

“Private Placement” means the private placements of Private Units, in connection with the IPO, to the Sponsor, certain of the underwriters of the IPO and certain of the underwriters’ employees, collectively.

“Private Shares” means the shares of Jupiter Class A Common Stock underlying the Private Units.

“Private Units” means the units purchased by the Sponsor, certain of the underwriters of the IPO and certain of the underwriters’ employees in the Private Placement, each of which consisted of one Private Share and one-half of one Private Warrant.

“Private Warrants” means the warrants included in the Private Units, each of which is exercisable for one share of Jupiter Class A Common Stock, in accordance with its terms.

“Public Shares” means the shares of Jupiter Class A Common Stock issued as part of the Public Units.

“Public Stockholders” means the holders of Public Shares.

“Public Units” means the units issued in the IPO, each of which consisted of one Public Share and one-half of one Public Warrant.

“Public Warrants” means the warrants included in the Public Units, each of which is exercisable for one share of Jupiter Class A Common Stock, in accordance with its terms.

“Redemption Limitation” means the limitation in the Jupiter Charter that Jupiter shall not redeem Public Shares to the extent that such redemption would result in Jupiter’s failure to have net tangible assets of at least $5,000,001, or any greater net tangible asset or cash requirement which may be contained in the agreement relating to Jupiter’s initial business combination, upon consummation of such initial business combination.

“Redemption Rights” means the redemption rights provided for in Article IX of the Jupiter Charter.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into in connection with the Closing by TopCo and certain holders of TopCo securities upon the Closing, substantially in the form attached as Exhibit B to the Business Combination Agreement.

“Rollover Options” means the Filament options outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested) as exchanged for options of TopCo exercisable to receive TopCo Common Shares, by virtue of the Amalgamation.

“Rollover Warrants” means the Filament warrants outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested) as exchanged for warrants of TopCo exercisable to receive TopCo Common Shares, by virtue of the Amalgamation.

“RSUs” means restricted share units.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Support Agreements” means the Shareholder Support Agreements, each dated as of July 18, 2023, by and among Jupiter, Filament and the Key Filament Shareholders.

“Special Meeting” means the special meeting of the stockholders of Jupiter, to be held via live webcast on
        , 2023 at              , Eastern time, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus.

“Sponsor” means Jupiter Founders LLC, a Delaware limited liability company.

“Sponsor Earnout Shares” means up to 1,945,189 TopCo Common Shares that are subject to vesting conditions pursuant to the Business Combination Agreement.

“Sponsor Subsidiary” means Jupiter Founders Subsidiary LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of July 18, 2023, by and among the Sponsor, Jupiter and Filament.

“Surviving Company” means Merger Sub following the Merger.

“TopCo” means 1427702 B.C. Ltd., a corporation organized under the laws of British Columbia.

“TopCo Articles” means the amended and restated articles of TopCo to be in effect following the Business Combination, substantially in the form attached to this proxy statement/prospectus as Annex B.

“TopCo Board” means the board of directors of TopCo.

“TopCo Class B Earnout Shares” means Class B non-voting common shares of TopCo.

“TopCo Class C Earnout Shares” means Class C non-voting common shares of TopCo.

“TopCo Common Shares” means common shares in the capital of TopCo.

“TopCo Warrants” means the Jupiter Warrants as converted into warrants of TopCo representing the right to purchase TopCo Common Shares, pursuant to the Warrant Amendment Agreement in connection with the Business Combination and on substantially the same terms as were in effect immediately prior to the Business Combination under the terms of the Existing Warrant Agreement.

“Trust Account” means the trust account established for the benefit of the Public Stockholders in connection with the IPO, with Continental acting as trustee pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of August 12, 2021, by and between Jupiter and Continental, as trustee, as amended on April 20, 2023.

“Underwriter Earnout Shares” means up to 139,001 TopCo Common Shares that are subject to the vesting conditions pursuant to the Business Combination Agreement.

“U.S. GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“USPTO” means the United States Patent and Trademark Office.

“Warrant Agreement” means the Existing Warrant Agreement, as amended by the Warrant Amendment Agreement.

“Warrant Amendment Agreement” means the assignment and assumption agreement with respect to the Existing Warrant Agreement, to be entered into by Jupiter, TopCo and Continental, as warrant agent, at or prior to Closing.

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the Special Meeting and the proposals to be presented at the Special Meeting, including with respect to the Business Combination. The following questions and answers may not include all the information that is important to Jupiter stockholders. Stockholders are urged to carefully read this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q.     Why am I receiving this proxy statement/prospectus?

A.     Jupiter has entered into the Business Combination Agreement with TopCo, Merger Sub and Filament, which provides for the Business Combination in which, among other transactions, Jupiter will merge with and into Merger Sub, with Merger Sub continuing as the Surviving Company after the Merger and a direct, wholly-owned subsidiary of TopCo. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

As a result of the Business Combination, among other matters: (i) at the Merger Effective Time, each issued and outstanding share of Jupiter Common Stock will be automatically converted into and exchanged for one TopCo Common Share, and each issued and outstanding Jupiter Warrant will be automatically converted into and become one TopCo Warrant to purchase TopCo Common Shares; and (ii) at the Arrangement Effective Time, (x) the Filament Shareholder Transaction Consideration and the Filament Earnout Shares will be issued to holders of Filament Common Shares, and (y) holders of Filament warrants, RSUs and options will receive, as applicable, Rollover Warrants, Adjusted RSUs or Rollover Options, in each case exercisable or settleable for TopCo Common Shares. See “The Business Combination Agreement — Consideration,” “Security Ownership of Certain Beneficial Owners and Management,” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Jupiter stockholders are being asked to consider and vote upon the Business Combination Proposal to approve and adopt the Business Combination Agreement and the Business Combination, among other proposals, at the Special Meeting. You are receiving this proxy statement/prospectus because you hold Jupiter Common Stock as of the record date for the Special Meeting.

The publicly traded Jupiter Units, shares of Jupiter Class A Common Stock and Jupiter Warrants are currently listed on the Nasdaq Capital Market tier of Nasdaq under the symbols “JAQCU,” “JAQC” and “JAQCW,” respectively. TopCo has applied to list the TopCo Common Shares and TopCo Warrants on Nasdaq, and intends to apply to list the TopCo Common Shares on Cboe Canada, in connection with the Closing. TopCo does not intend to apply to list the TopCo Common Shares on the Frankfurt Exchange. All outstanding Jupiter Units will be separated into their underlying securities immediately prior to the Merger Effective Time. Accordingly, TopCo will not have units outstanding following consummation of the Business Combination.

This proxy statement/prospectus and its annexes contain important information about the Business Combination and the proposals to be acted upon at the Special Meeting. You should read this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, carefully and in their entirety. This document also constitutes a prospectus of TopCo with respect to certain TopCo Common Shares, TopCo Warrants and TopCo Common Shares underlying TopCo Warrants, in each case issuable in connection with the Business Combination.

Q.     When and where is the Special Meeting?

A.     The Special Meeting will be held via live webcast on        , 2023 at        , Eastern time, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus.

Q.     What matters will stockholders consider at the Special Meeting?

A.     At the Special Meeting, Jupiter will ask its stockholders to vote in favor of the following proposals:

•        Proposal No. 1 — The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the Business Combination contemplated thereby.

•        Proposal Nos. 2A through 2F — The Advisory Governance Proposals — six separate governance proposals to approve, on a non-binding advisory basis, the following material changes between the Jupiter Governing Documents and the TopCo Articles:

(A)    The TopCo Articles would establish the authorized capital of TopCo to consist of an unlimited number of TopCo Common Shares without par value, a maximum of 1,500,000 TopCo Class B Earnout Shares without par value and a maximum of 1,500,000 TopCo Class C Earnout Common Shares without par value (Proposal No. 2A);

(B)    The TopCo Articles would provide for a declassified board of directors with the result being that each director will be elected annually for a term of one year (Proposal No. 2B);

(C)    The TopCo Articles would reduce the requisite quorum for a meeting of shareholders from a majority of outstanding voting power to two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting (Proposal No. 2C);

(D)    The TopCo Articles would include an advance notice provision that requires a nominating shareholder to provide notice to TopCo in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the board of directors (Proposal No. 2D);

(E)    The TopCo Articles would include a forum selection provision whereby, subject to limited exceptions, the Province of British Columbia, Canada will be the sole and exclusive forum for certain shareholder litigation matters (Proposal No. 2E);

(F)    The TopCo Articles would not include provisions relating to Jupiter’s status as a special purpose acquisition company that will no longer be relevant following the Closing (Proposal No. 2F).

•        Proposal No. 3 — The Equity Incentive Plan Proposal — a proposal to approve and adopt the Equity Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve under such plan.

•        Proposal No. 4 — The NTA Requirement Amendment Proposal — a proposal to amend the Jupiter Charter pursuant to the Jupiter Charter Amendment to eliminate (i) the Redemption Limitation and (ii) the requirement that Jupiter shall not consummate an initial business combination unless the Redemption Limitation is not exceeded.

•        Proposal No. 5 — The Adjournment Proposal — a proposal to authorize the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived.

Q.     Are any of the proposals conditioned on one another?

A.     The Closing is conditioned on the adoption of the Business Combination Proposal. Each of the NTA Requirement Amendment Proposal and the Equity Incentive Plan Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus. It is important to note that, if the Business Combination Proposal is not approved, then Jupiter will not consummate the Business Combination. If Jupiter does not consummate the Business Combination and fails to complete an initial business combination by December 17, 2023, or such later date as may be approved by Jupiter’s stockholders, Jupiter will be required to dissolve and liquidate.

Q.     What will happen in the Business Combination?

A.      Pursuant to the Business Combination Agreement, each of the following transactions will occur, in the following order: (i) two business days prior to the Closing Date, at the Merger Effective Time, Jupiter will merge with and into Merger Sub, with Merger Sub continuing as the Surviving Company after the Merger and a direct, wholly-owned subsidiary of TopCo; (ii) as a result of the Merger, (a) each issued and outstanding share of Jupiter Class A Common Stock will no longer be outstanding and will be automatically converted into and exchanged for the right to receive one TopCo Common Share, (b) each issued and outstanding Jupiter Warrant will no longer be outstanding and will be automatically converted into and become one TopCo Warrant to purchase TopCo Common Shares, and all rights with respect to shares of Jupiter Class A Common Stock underlying such Jupiter Warrants will be automatically converted into rights with respect to TopCo Common Shares, in each case, with TopCo issuing a number of TopCo Common Shares and TopCo Warrants in accordance with the terms of the Business Combination Agreement and (c) the one issued and outstanding Merger Sub Unit held by TopCo immediately before the Merger will no longer be outstanding, and in consideration for TopCo issuing a number of TopCo Common Shares to holders of Jupiter Class A Common Stock in the Merger, (x) such Merger Sub Unit will be automatically converted into and exchanged for one unit of limited liability company membership interest in the Surviving Company and (y) the Surviving Company will issue in favor of TopCo a promissory note in an amount equal to the fair market value of the Merger Sub Unit held by TopCo immediately before the Merger; (iii) at least one business day following the Merger and prior to the Arrangement Effective Time, TopCo will form AmalCo Sub, which will be a direct, wholly-owned subsidiary of TopCo, with AmalCo Sub issuing a single common share to TopCo; and (iv) on the Closing Date, pursuant to the Plan of Arrangement and commencing at the Arrangement Effective Time, (a) the outstanding convertible debentures of Filament will convert into Filament Common Shares in accordance with their terms, as amended, (b) the notice of articles and articles of TopCo will be amended and restated to, among other matters, create TopCo Class B Earnout Shares and TopCo Class C Earnout Shares, (c) Filament and AmalCo Sub will amalgamate to form AmalCo, (d) the Filament shareholders will exchange all of the issued and outstanding Filament Common Shares for newly issued TopCo Common Shares, TopCo Class B Earnout Shares and TopCo Class C Earnout Shares, (e) TopCo will exchange its single common share of AmalCo Sub for a single common share of AmalCo, (f) holders of Filament warrants, RSUs and options will receive, as applicable, Rollover Warrants, Adjusted RSUs or Rollover Options, in each case entitling the holders thereof to acquire TopCo Common Shares upon exercise or settlement of such Rollover Warrants, Adjusted RSUs or Rollover Options; (g) TopCo will repurchase for cancellation the single common share issued to the incorporator of TopCo on incorporation; and (h) after giving effect to the Amalgamation, AmalCo will become a direct, wholly-owned subsidiary of TopCo.

Immediately prior to the Merger Effective Time, Jupiter expects to issue 150,000 shares of Jupiter Class A Common Stock to each of Brookline and Ladenburg, totaling an aggregate of 300,000 shares, in satisfaction of deferred underwriting commissions pursuant to the underwriting agreement for the IPO, that would be exchangeable at the Merger Effective Time for an equal number of TopCo Common Shares. The Deferred Fee Shares are being registered pursuant to the registration statement of which this proxy statement/prospectus forms a part and, if issued, will be unrestricted and freely transferable.

Additionally, immediately prior to the Arrangement Effective Time, pursuant to the Maxim Letter, Filament will issue the Advisory Shares to Maxim. The number of Advisory Shares will be a number of Filament Common Shares that are exchangeable at the Arrangement Effective Time for TopCo Common Shares such that, after such exchange, Maxim will receive 350,000 TopCo Common Shares. The TopCo Common Shares that may be received in exchange for the Advisory Shares and the Bridge Shares are in addition to the TopCo Common Shares that are included within the Filament Shareholder Transaction Consideration, and the TopCo Common Shares into which the Advisory Shares and the Bridge Shares may be converted are being registered pursuant to the registration statement of which this proxy statement/prospectus forms a part and will be unrestricted and freely transferable. In addition, pursuant to the Maxim Letter, Maxim will receive a cash financial advisory fee at Closing of $1 million.

Q.     Why is Jupiter proposing the Business Combination Proposal?

A.     Jupiter is a blank check company incorporated as a Delaware corporation on June 17, 2020, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Jupiter may consummate a business combination with a target business in any geographic location or industry. If Jupiter does not consummate the Business Combination and fails to complete an initial business combination by December 17, 2023, or such later date as may be approved by Jupiter’s stockholders, Jupiter will be required to dissolve and liquidate.

Of the net proceeds from the IPO and the Private Placement, $157,618,500 was placed into the Trust Account immediately following the IPO. In connection with the implementation of the Extension, Jupiter redeemed 14,286,357 shares of Jupiter Class A Common Stock tendered for redemption by the Public Stockholders, at a redemption price of approximately $10.16 per share, for an aggregate redemption amount of approximately $145.2 million. As of June 30, 2023, the remaining funds held in the Trust Account were approximately $15.1 million. In accordance with the Jupiter Charter, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”

There are currently 6,011,192 shares of Jupiter Common Stock issued and outstanding, consisting solely of shares of Jupiter Class A Common Stock, of which 1,475,493 are Public Shares, 3,940,462 are Founder Shares and 595,237 are Private Shares. In addition, there currently are 8,178,543 Jupiter Warrants issued and outstanding, consisting of 7,880,925 Public Warrants and 297,618 Private Warrants. Each whole Jupiter Warrant entitles the holder thereof to purchase one share of Jupiter Class A Common Stock (or, upon consummation of the Business Combination, one TopCo Common Share) at an exercise price of $11.50 per share, subject to adjustment. The Jupiter Warrants (or, upon consummation of the Business Combination, the TopCo Warrants) will become exercisable 30 days after the consummation of Jupiter’s initial business combination and will expire five years after the consummation of Jupiter’s initial business combination, or earlier upon redemption or liquidation. There are no shares of Jupiter Class B Common Stock or Jupiter preferred stock issued and outstanding.

Under the Jupiter Charter, Jupiter must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of the Business Combination. Holders of Jupiter Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. At the Closing, the outstanding shares of Jupiter Class A Common Stock will be exchanged for TopCo Common Shares and the outstanding Jupiter Warrants will be converted into TopCo Warrants. All outstanding Jupiter Units will be separated into their underlying securities immediately prior to the Merger Effective Time. Accordingly, TopCo will not have units outstanding following consummation of the Business Combination.

Q.     Why is Jupiter proposing the NTA Requirement Amendment Proposal?

A.     The purpose of the NTA Requirement Amendment Proposal is to eliminate from the Jupiter Charter the Redemption Limitation and the requirement that Jupiter shall not consummate an initial business combination unless the Redemption Limitation is not exceeded. The elimination of these provisions from the Jupiter Charter could facilitate the consummation of the Business Combination if Jupiter’s (or the Combined Company’s) net tangible assets would be below $5,000,001 immediately after the Closing.

Jupiter is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The initial purpose of the Redemption Limitation requirements in the Jupiter Charter was to ensure that Jupiter would not be subject to the “penny stock” rules of the SEC as long as it complied with the Redemption Limitation, and to therefore not be deemed a “blank check company” as defined under Rule 419 of the Securities Act, because it complied with Rule 3a51-1(g)(1) under the Exchange Act (the “NTA Rule”).

Under Rule 419 of the Securities Act, the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Under Rule 3a51-1, the term “penny stock” is defined to mean any equity security, unless that equity security fits within certain enumerated exclusions.

The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC, and Jupiter believes that it can rely on another exclusion, Rule 3a51-1(a)(2) under the Exchange Act (the “National Exchange Rule”), due to its being listed on Nasdaq. The National Exchange Rule excludes from the definition of “penny stock” any equity security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria in the rule.

Jupiter believes that Nasdaq has initial listing standards that meet the criteria identified in the National Exchange Rule. As Jupiter’s securities are listed on Nasdaq and have been since the consummation of the IPO, Jupiter believes that it can rely on the National Exchange Rule to avoid being subject to the “penny stock” rules of the

SEC. Therefore, Jupiter has determined that the inclusion of the Redemption Limitation requirements in the Jupiter Charter is unnecessary. Additionally, because the shares of Jupiter Common Stock will be exchanged for TopCo Common Shares in connection with the consummation of the Business Combination, and TopCo has applied to list the TopCo Common Shares on Nasdaq in connection with the Closing, the TopCo Common Shares, if approved for listing on Nasdaq, are expected to avoid being deemed a “penny stock” pursuant to the National Exchange Rule. For more information, see “Proposal No. 4 — The NTA Requirement Amendment Proposal.”

Q.     Who is Filament?

A.     Filament is a natural psychedelic drug development company focused on the treatment of substance use disorders. Filament’s proprietary technology platform enables the discovery and delivery of botanical psychedelic medicines for clinical development. PEX010 is standardized to provide a precise dose of botanical psilocybin per oral capsule, and is currently being administered in phase 1 and 2 human clinical trials approved by the FDA and Health Canada. It is currently being studied in 14 clinical trials in North America and Europe via Filament’s network of academic and research institutions for conditions including alcohol use disorder, treatment resistant depression, opioid tapering, and chronic pain. All of the trials are being conducted under the authorization of the applicable governing authority, including, but not limited to, the FDA, Health Canada and European Medicines Agency. The Company believes that, as a botanical drug, PEX010 offers intellectual property benefits versus synthetic drugs due to its complex active pharmaceutical ingredient, as well as a more rapid path into clinical development. Filament is actively pursuing early access schemes around the world and has supplied dozens of Canadian patients via the Health Canada Special Access Program. Filament is currently generating revenue by out-licensing its lead drug candidate, PEX010, to commercial partners. Licensing revenue for the three months ended June 30, 2023, was $62,500 and for the years ended December 31, 2022 and 2021 was $364,500 and $0, respectively. Net losses before income taxes for the three months ended June 30, 2023, was $(1,523,148) and for the years ended December 31, 2022 and 2021 was $(16,537,003) and $(9,291,355), respectively.

Q.     What equity stake will Jupiter stockholders and Filament shareholders have in TopCo after the Closing?

A.     The following table illustrates varying beneficial ownership levels in TopCo, as well as possible sources and extents of dilution for non-redeeming Public Stockholders, assuming (i) no additional redemptions of Public Shares, (ii) redemptions of 25% of the Public Shares, (iii) redemptions of 50% of the Public Shares, (iv) redemptions of 75% of the Public Shares and (v) maximum redemptions of Public Shares, in each case as described below (and in each case after taking into account the April Redemptions, as defined below):

•        Assuming No Additional Redemptions:    This presentation assumes that no Public Stockholders exercise Redemption Rights with respect to their Public Shares.

•        Assuming 25% Redemptions:    This presentation assumes that the Public Stockholders holding approximately 12.17% of the Public Shares exercise Redemption Rights with respect to their Public Shares, which is approximately 25% of the Public Shares assumed to be redeemed under the maximum redemptions scenario. This scenario assumes that 179,555 Public Shares are redeemed for an aggregate redemption payment of approximately USD$1,862,610 (or approximately CAD$2,467,400).

•        Assuming 50% Redemptions:    This presentation assumes that the Public Stockholders holding approximately 24.34% of the Public Shares exercise Redemption Rights with respect to their Public Shares, which is approximately 50% of the Public Shares assumed to be redeemed under the maximum redemptions scenario. This scenario assumes that 359,110 Public Shares are redeemed for an aggregate redemption payment of approximately USD$3,725,220 (or approximately CAD$4,934,799).

•        Assuming 75% Redemptions:    This presentation assumes that the Public Stockholders holding approximately 36.51% of the Public Shares exercise Redemption Rights with respect to their Public Shares, which is approximately 75% of the Public Shares assumed to be redeemed under the maximum redemptions scenario. This scenario assumes that 538,666 Public Shares are redeemed for an aggregate redemption payment of approximately USD$5,587,841 (or approximately CAD$7,402,213).

•        Assuming Maximum Redemptions:    This presentation assumes that 718,220 Public Shares are redeemed for aggregate redemption payments of approximately USD$7,450,440, assuming a USD$10.37 per share redemption price based on the funds in the Trust Account as of September 30, 2023 (or approximately CAD$9,869,594 assuming a CAD$13.74 per share redemption price), and that 757,273

Public Shares remain outstanding after such redemptions. This presentation further assumes that the Business Combination would not be consummated if Jupiter does not, at Closing, satisfy the minimum cash condition under the Business Combination Agreement that minimum net proceeds amount to at least the sum of Filament’s transaction expenses, Jupiter’s transaction expenses and $5,000,000.

The percentage of the total number of outstanding TopCo Common Shares that will be owned by the Public Stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. If the actual facts are different from these assumptions, the percentage ownerships referred to herein will be different.

	No Additional Redemptions	%	25% Redemptions	%	50% Redemptions	%	75% Redemptions	%	Maximum Redemptions	%
Filament Shareholders(1)	20,600,000	69.6%	20,600,000	70.0%	20,600,000	70.4%	20,600,000	70.9%	20,600,000	71.4%
Jupiter Public Stockholders	1,475,493	5.0%	1,295,938	4.4%	1,116,383	3.8%	936,827	3.2%	757,273	2.6%
Jupiter Founder Shares(2)	963,048	3.3%	963,048	3.3%	963,048	3.3%	963,048	3.3%	963,048	3.3%
Sponsor Shares(3)	3,211,416	10.8%	3,211,416	10.9%	3,211,416	11.0%	3,211,416	11.0%	3,211,416	11.1%
Underwriter Shares(4)	661,235	2.2%	661,235	2.2%	661,235	2.3%	661,235	2.3%	661,235	2.3%
Bridge Shares	2,351,211	7.9%	2,351,211	8.0%	2,351,211	8.0%	2,351,211	8.1%	2,351,211	8.1%
Advisory Shares	350,000	1.2%	350,000	1.2%	350,000	1.2%	350,000	1.2%	350,000	1.2%
Total shares outstanding at Closing, not reflecting potential sources of dilution	29,612,403	100.0%	29,432,848	100.0%	29,253,293	100.0%	29,073,737	100.0%	28,894,183	100.0%

Total shares outstanding at Closing, not reflecting potential sources of dilution	29,612,403	61.7%	29,432,848	61.6%	29,253,293	61.5%	29,073,737	61.3%	28,894,183	61.0%
Potential sources of dilution:
Public Warrants	7,880,925	16.5%	7,880,925	16.5%	7,880,925	16.6%	7,880,925	16.6%	7,880,925	16.7%
Private Warrants	297,618	0.6%	297,618	0.6%	297,618	0.6%	297,618	0.6%	297,618	0.6%
Bridge Warrants	2,351,211	4.9%	2,351,211	4.9%	2,351,211	4.9%	2,351,211	4.9%	2,351,211	5.0%
New Option Pool	7,071,231	14.7%	7,071,231	14.8%	7,071,231	14.8%	7,071,231	14.9%	7,071,231	15.0%
Unvested Securities	784,884	1.6%	784,884	1.6%	784,884	1.6%	784,884	1.7%	784,884	1.7%
Total shares outstanding at Closing	47,998,272	100.0%	47,818,717	100.0%	47,639,162	100.0%	47,459,606	100.0%	47,280,052	100.0%

____________

(1)      Includes 1,500,000 TopCo Class B Earnout Shares, 1,500,000 TopCo Class C Earnout Shares, and 2,791,710 Filament shares resulting from conversion of vested dilutive securities.

(2)      Excludes Founder Shares separately included under “Sponsor Shares” and “Underwriter Shares”.

(3)      Includes 2,778,841 Founder Shares (which includes 1,945,189 Sponsor Earnout Shares) and 432,575 Private Shares.

(4)      Includes 198,573 Founder Shares (which includes 139,001 Underwriter Earnout Shares), 162,662 Private Shares and 300,000 Deferred Fee Shares.

Q.     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.     After completion of the Business Combination, if consummated, the funds held in the Trust Account will be used to pay holders of the Public Shares who properly exercise their Redemption Rights and, after paying the redemptions, a portion is expected to be used to pay transaction expenses incurred by Jupiter and Filament (estimated, as of June 30, 2023, for purposes of the inclusion of such estimate in the information contained in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information,’’ to be CAD$4.0 million and CAD$9.1 million, respectively), which estimate is subject to adjustment and may be different than the actual aggregate transaction expenses incurred and unpaid by Jupiter and Filament as of and through the Closing Date.

In the event of the Maximum Redemption Scenario, the proceeds from the Business Combination would be used by the Combined Company to complete its Phase 2 clinical trial in methamphetamine use disorder and to complete a Phase 2 clinical trial in opioid use disorder.

In the event of the No Additional Redemption Scenario, the proceeds from the Business Combination would be used by the Combined Company to complete its Phase 2 clinical trial in methamphetamine use disorder, to complete a Phase 2 clinical trial in opioid use disorder and to complete two additional Phase 2 clinical trials in stimulant use disorder and opioid use disorder.

There can be no assurance that the Combined Company will realize any remaining proceeds from the Business Combination or that any remaining proceeds will be meaningful, in which case the Combined Company will be dependent on other available sources of liquidity to fund the intended uses described above, including any funds on hand, any funds generated through business operations and any funds that may be available to the Combined Company through financing or other means, if and to the extent available. The Company expects that approximately USD$5.0 million (approximately CAD$6.79 million) will be required to maintain its operations for the first twelve months after the Closing. Filament currently does not expect that the minimum cash condition will be waived. While the Combined Company does not currently expect the relative allocations reflected above among the expected uses to vary materially to the extent the Combined Company realizes meaningful remaining proceeds from the Business Combination, there can be no assurance that will be the case.

In addition, the foregoing expected uses of funds held in the Trust Account represent Filament’s current intentions based upon its current plans and business conditions, which could change in the future as the Combined Company’s plans and business conditions evolve. As of the date of this proxy statement/prospectus, Filament cannot predict with certainty all of the particular uses of the funds held in the Trust Account, or the amounts that the Combined Company will actually spend on the uses set forth above. The amounts and timing of the Combined Company’s actual expenditures may vary significantly depending on numerous factors, including the amount of remaining proceeds realized from the Business Combination, if any, cash flows from operations and the anticipated growth of Combined Company’s business. The Combined Company’s management will retain broad discretion over the allocation of the proceeds from the Business Combination. Pending our use of the funds in the Trust Account, we intend to invest the funds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

Q.     Who will be the directors and officers of TopCo if the Business Combination is consummated?

A.      It is anticipated that, following consummation of the Business Combination, the TopCo Board will consist of six individuals, a majority of whom will be independent directors in accordance with stock exchange requirements. Five of the members of the TopCo Board will be designated by Filament and one will be designated by the Sponsor and its affiliates. Additionally, one individual designated by the Sponsor or its affiliates will be appointed as a non-voting observer to the TopCo Board for an initial term of one year, extendable in TopCo’s sole discretion. The officers of Filament as of immediately prior to the Closing are expected to serve as the initial officers of TopCo upon the Closing. See the section entitled “Management after the Business Combination” for additional information.

Q.     What conditions must be satisfied to complete the Business Combination?

A.     There are a number of closing conditions in the Business Combination Agreement, including that Jupiter’s stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Business Combination Agreement.”

Q.     What happens if I sell my shares of Jupiter Common Stock before the Special Meeting?

A.     The record date for the Special Meeting will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Jupiter Common Stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Jupiter Common Stock because you will no longer be able to deliver them for cancellation upon the Closing. If you transfer your shares of Jupiter Common Stock prior to the record date, you will have no right to vote those shares at the Special Meeting or to have them redeemed for a pro rata portion of the aggregate amount on deposit in the Trust Account. Only Jupiter’s stockholders on the date of the Closing will be entitled to receive TopCo Common Shares in connection with the Closing.

Q.     What vote is required to approve the proposals presented at the Special Meeting?

A.     The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Jupiter Common Stock entitled to vote thereon at the Special Meeting. The approval of the NTA Requirement Amendment Proposal requires the affirmative vote of the holders of at least sixty-five percent (65%) of the outstanding shares of Jupiter Common Stock entitled to vote thereon at the Special Meeting. The approval of each of the Equity Incentive Plan Proposal and, if presented, the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of Jupiter Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. Accordingly, a stockholder’s failure to vote in person (via the virtual meeting platform) or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal and the NTA Requirement Amendment Proposal and, if a valid quorum is otherwise established, no effect on the outcome of any vote on the Equity Incentive Plan Proposal or, if presented, the Adjournment Proposal.

The approval of each of the Advisory Governance Proposals requires the affirmative vote of the holders of at least a majority of the shares of Jupiter Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. A vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on Jupiter, Filament, TopCo or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, Jupiter, Filament and TopCo intend that the TopCo Articles, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted in the Advisory Governance Proposals, will take effect at the Closing, assuming approval of the Business Combination Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. Each of the NTA Requirement Amendment Proposal and the Equity Incentive Plan Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus. It is important to note that, if the Business Combination Proposal is not approved, then Jupiter will not consummate the Business Combination. If Jupiter does not consummate the Business Combination and fails to complete an initial business combination by December 17, 2023, or such later date as may be approved by Jupiter’s stockholders, Jupiter will be required to dissolve and liquidate.

Q.     Do the Filament securityholders need to approve the Business Combination?

A.     The Business Combination will also be submitted to the securityholders of Filament for their consideration and approval. Filament intends to file the Filament Circular in connection with the requisite special meeting of the Filament securityholders with respect to the Business Combination and other matters as described in the Filament Circular. The special meeting of the Filament securityholders will be held on               . The Plan of Arrangement will require, subject to court approval in the Interim Order, the approval of (i) at least 66⅔% of the votes cast by Filament securityholders, voting as a single class; and (ii) at least 66⅔% of the votes cast by Filament shareholders, voting as a single class.

Q.     Is Jupiter required to have a minimum amount of cash after redemptions in order to close the Business Combination?

A.     Yes. It is a condition to closing under the Business Combination Agreement that minimum net proceeds amount to at least the sum of Filament’s transaction expenses, Jupiter’s transaction expenses and $5,000,000. If redemptions by Public Stockholders cause Jupiter to be unable to meet this closing condition, then Filament will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition. See also the questions entitled “May Jupiter, the Sponsor or Jupiter’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?” and “Will Jupiter or TopCo issue additional equity securities in connection with the consummation of the Business Combination?”

Q.     May the Initial Stockholders and Jupiter’s directors and officers or their affiliates purchase shares of Jupiter Common Stock in connection with the Business Combination?

A.     Subject to applicable securities laws, the Initial Stockholders, Jupiter’s directors and officers or their affiliates may purchase shares of Jupiter Common Stock in privately negotiated transactions or in the open market either prior to or following the completion of an initial business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Jupiter’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Initial Stockholders or Jupiter’s directors, officers or their affiliates purchase shares of Jupiter Common Stock in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. See the section entitled “The Business Combination — Potential Actions to Secure Requisite Stockholder Approvals” for more information.

Q.     What is the effect of the Bridge Financing on the Combined Company?

A.     On July 24, 2023, Filament completed the Bridge Financing, pursuant to which Filament issued by way of non-brokered private placement 27,777,773 Bridge Units at a price of CAD$0.09 per Bridge Unit for gross proceeds of approximately CAD$2,500,000. Each Bridge Unit is comprised of one Bridge Share and one Bridge Warrant, with each such Bridge Warrant being exercisable to purchase one Filament Common Share at a price of CAD$0.117 per share until July 24, 2026.

Negev Capital, a psychedelic medical intervention investment fund that has made over 25 investments to date, was lead investor of the Bridge Financing. Konstantin Adamsky, one of the members of the Filament Board, is Chief Operating Officer at Negev Capital. The net proceeds of the Bridge Financing will be used for the initiation of patient recruitment for the Company’s Phase 2 Methamphetamine Use Disorder clinical trial under an investigational new drug application (the “IND”) that has already been accepted by the FDA as well as for other general corporate purposes.

It is not currently anticipated that the Bridge Financing will have a material effect on the Combined Company or the ownership thereof. Immediately upon completion of the Bridge Financing, Negev Capital owned less than 10% of the issued and outstanding Filament Common Shares.

Q.     Will Jupiter or TopCo issue additional equity securities in connection with the consummation of the Business Combination?

A.     Following the execution of the Business Combination Agreement, certain PIPE Investors may enter into one or more PIPE Subscription Agreements pursuant to which, among other things, each PIPE Investor would agree to subscribe for and purchase on the Closing Date, and TopCo or Jupiter, as applicable, would agree to issue and sell to each such PIPE Investor on the Closing Date, the number of (a) TopCo Common Shares or securities or indebtedness exercisable or exchangeable for, or convertible into, TopCo Common Shares, or (b) shares of Jupiter Common Stock or securities or indebtedness exercisable or exchangeable for, or convertible into, shares of Jupiter Common Stock, as applicable, at such prices and on such other terms as may be set forth in the PIPE Subscription Agreements. TopCo, Filament and Jupiter have agreed to use their commercially reasonable efforts to obtain the PIPE Financing and are currently in the process of seeking such PIPE Financing. No terms with respect to the PIPE Financing have yet been agreed with any PIPE Investors to date.

The purposes of the PIPE Financing may include increasing the likelihood of Jupiter meeting the minimum available cash condition to consummation of the Business Combination. Any equity issuances could result in dilution of the relative ownership interest of the non-redeeming Public Stockholders and the other TopCo shareholders following the Business Combination.

Q.     How many votes do I have at the Special Meeting?

A.     Jupiter’s stockholders are entitled to one vote at the Special Meeting for each share of Jupiter Common Stock held of record as of the record date. As of the close of business on the record date, there were 6,011,192 issued and outstanding shares of Jupiter Common Stock.

Q.     How will the Initial Stockholders and Jupiter’s directors and officers vote?

A.     In connection with the IPO, Jupiter entered into a letter agreement with the Initial Stockholders and Jupiter’s directors and officers, pursuant to which each agreed to vote all of their shares of Jupiter Common Stock in favor of the Business Combination Proposal. As of the record date, such holders beneficially own an aggregate of approximately 75.5% of the issued and outstanding shares of Jupiter Common Stock. As such ownership represents greater than a majority of the shares of Jupiter Common Stock issued and outstanding, Jupiter does not expect to need any of the Public Shares to be voted in favor of any of the proposals set forth in this proxy statement/prospectus for such proposals to be approved.

Q.     What interests do the Initial Stockholders and Jupiter’s directors and officers have in the Business Combination?

A.     When you consider the recommendation of the Jupiter Board to vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Initial Stockholders and certain of Jupiter’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. These interests include, among other things:

•        the beneficial ownership interests that the Initial Stockholders and certain of Jupiter’s directors and officers have in the 3,940,462 Founder Shares, acquired prior to the IPO for an aggregate purchase price of $25,000, which shares would become worthless if Jupiter does not complete a business combination within the applicable time period, as the holders have waived liquidation rights with respect to such shares. The Founder Shares have an aggregate market value of approximately $            , based on the closing price of the Jupiter Class A Common Stock of $            on Nasdaq on            , 2023;

•        the beneficial ownership interests that the Initial Stockholders and certain of Jupiter’s directors and officers have in the 595,237 Private Units, acquired for an aggregate purchase price of $5,952,370, which units, including the component Private Shares and Private Warrants, would become worthless if Jupiter does not complete a business combination within the applicable time period, as the holders of the Private Units have waived liquidation rights with respect to the component Private Shares and there will be no distribution from the Trust Account with respect to Jupiter Warrants. Such units have an aggregate market value of approximately $            , based on the closing price of the Jupiter Units of $            on Nasdaq on            , 2023;

•        even if the trading price of the TopCo Common Shares following the consummation of the Business Combination was as low as $1.32 per share, the aggregate market value of the TopCo Common Shares issued in exchange for the Founder Shares and the Private Shares alone (without taking into account the value of the TopCo Warrants received upon conversion of the Private Warrants underlying the Private Units) would be approximately equal to the initial investment in Jupiter by the Initial Stockholders. As a result, if the Business Combination is completed, the Initial Stockholders are likely to be able to make a substantial profit on their investment in Jupiter even at a time when the TopCo Common Shares have lost significant value. On the other hand, if the Business Combination Proposal is not approved and Jupiter does not consummate an initial business combination by December 17, 2023, or such later date as may be approved by Jupiter’s stockholders, the Initial Stockholders will lose their entire investment in Jupiter (except as to any liquidating distributions to which they may be entitled as holders of Public Shares);

•        each of the Anchor Investors has acquired from the Sponsor an indirect economic interest in 100,000 Founder Shares (or an aggregate of 900,000 Founder Shares) at the original purchase price that the Sponsor paid for the Founder Shares. The Sponsor has agreed to distribute such Founder Shares to the Anchor Investors after the completion of Jupiter’s initial business combination. As a result, if the Business Combination is consummated, the Anchor Investors may make a substantial profit on their investment in Jupiter, even at a time when the TopCo Common Shares have lost significant value. The Anchor Investors may therefore have different interests with respect to a vote on the Business Combination Proposal than other Public Stockholders and an incentive to vote any Public Shares they own in favor of such proposals. However, Jupiter is not aware of any arrangements or understandings among the Anchor Investors with regard to voting, including voting with respect to the Business Combination Proposal;

•        in connection with the IPO, the Sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by any claims by a third party for services rendered or products sold to Jupiter, or a prospective target business with which Jupiter has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement;

•        Jupiter’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Jupiter’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•        the potential continuation of one or more of Jupiter’s directors as directors of TopCo following the consummation of the Business Combination; and

•        the continued indemnification of current directors and officers of Jupiter and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Jupiter’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section entitled “The Business Combination — Jupiter Board’s Reasons for the Approval of the Business Combination.”

Q.     Did the Jupiter Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     Yes. Jupiter retained Newbridge to act as its financial advisor in connection with the Business Combination and to provide an independent fairness opinion to the Jupiter Board. At the time of signing of the Business Combination Agreement, Filament had an equity value of approximately US$9.8 million, based on an average of the closing prices of the Filament Common Shares on each of the NEO Exchange (now operating as Cboe Canada), the OTCQB, and the Frankfurt Exchange of CAD$0.075 (US$0.05687), US$0.0647 and €0.042 (US$0.04654), respectively, and an aggregate of 174,742,713 Filament Common Shares outstanding on such date, compared to an offer from Jupiter of US$176 million pre-money equity value. On July 18, 2023, at a meeting of the Jupiter Board held to evaluate the Business Combination, Newbridge delivered to the Jupiter Board an oral opinion, which was later confirmed by delivery of a written opinion, dated July 18, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, (i) the Filament Shareholder Transaction Consideration is fair, from a financial point of view, to Jupiter and Jupiter’s unaffiliated Public Stockholders and (ii) Filament has an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account). Newbridge’s written opinion is attached to this proxy statement/prospectus as Annex D. For more information with respect to the opinion of Newbridge, please see the section entitled “The Business Combination — Fairness Opinion of Newbridge.”

Q.     What happens if the Business Combination Proposal is not approved?

A.     If the Business Combination Proposal is not approved and Jupiter does not consummate a business combination by December 17, 2023, or such later date as may be approved by Jupiter’s stockholders, Jupiter will be required to dissolve and liquidate the Trust Account.

Q.     Do I have Redemption Rights?

A.     If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to the pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including any interest not previously released to Jupiter but net of taxes payable, upon the consummation of the Business Combination. Redemption Rights are not available to holders of Jupiter Warrants in connection with the Business Combination. The Initial Stockholders and Jupiter’s directors and officers have agreed to waive their Redemption Rights with respect to any shares of Common Stock held by them in connection with the completion of the Business Combination. None of the Initial Stockholders or Jupiter’s officers or directors received any specific consideration for agreeing not to seek redemption of such shares of Jupiter Common Stock. The Founder Shares and Private Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $15.1 million on June 30, 2023, the estimated per share redemption price would have been approximately $10.35 (as adjusted for interest withdrawn and not yet applied to taxes payable). This is greater than the $10.00 IPO price of the Public Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the aggregate amount on deposit in the Trust Account, including any interest not previously released to Jupiter but net of taxes payable, in connection with the liquidation of the Trust Account if Jupiter does not complete a business combination within the applicable time period.

Q.     Is there a limit on the number of shares I may redeem?

A.     A Public Stockholder, together with any of his, her or its affiliates or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 15% or more of the Public Shares without Jupiter’s prior consent. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Stockholder who holds less than 15% of the Public Shares may redeem all of the Public Shares held by such stockholder for cash.

Q.     Will how I vote affect my ability to exercise Redemption Rights?

A.     No. You may exercise your Redemption Rights whether you vote your Public Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus, or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to have their Public Shares redeemed holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

It is a condition to closing under the Business Combination Agreement, however, that minimum net proceeds amount to at least the sum of Filament’s transaction expenses, Jupiter’s transaction expenses and $5,000,000. If redemptions by Public Stockholders cause Jupiter to be unable to meet this closing condition, then Filament will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition.

Q.     What happens if a substantial number of the Public Stockholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?

A.      As discussed above, Public Stockholders may vote in favor of the Business Combination and also exercise their Redemption Rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions of Public Shares. However, the Closing is conditioned upon, among other things, the minimum cash condition under the Business Combination Agreement that minimum net proceeds amount to at least the sum of Filament’s transaction expenses, Jupiter’s transaction expenses and $5,000,000. If the number of redemptions cause this condition not to be satisfied, Filament will not be obligated to consummate the Business Combination. In addition, with fewer Public Shares and Public Stockholders, the trading market for TopCo Common Shares may be less liquid than the market for shares of Jupiter Class A Common Stock was prior to the Closing and TopCo may not be able to continue to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Filament’s business will be reduced.

Based on funds in the Trust Account of approximately $15.1 million on June 30, 2023, the estimated per share redemption price would have been approximately $10.35 (as adjusted for interest withdrawn and not yet applied to taxes payable).

The table below shows the potential impact of redemptions on the pro forma book value per share of the TopCo Common Shares that will be outstanding immediately after the Closing, assuming (i) no additional redemptions of Public Shares, (ii) redemptions of 25% of the Public Shares, (iii) redemptions of 50% of the Public Shares, (iv) redemptions of 75% of the Public Shares and (v) maximum redemptions of Public Shares, in each case as described below (and in each case after taking into account the April Redemptions):

•        Assuming No Additional Redemptions:    This presentation assumes that no Public Stockholders exercise Redemption Rights with respect to their Public Shares.

•        Assuming 25% Redemptions:    This presentation assumes that the Public Stockholders holding approximately 12.17% of the Public Shares exercise Redemption Rights with respect to their Public Shares, which is approximately 25% of the Public Shares assumed to be redeemed under the maximum redemptions scenario. This scenario assumes that 179,555 Public Shares are redeemed for an aggregate redemption payment of approximately USD$1,862,610 (or CAD$2,467,400).

•        Assuming 50% Redemptions:    This presentation assumes that the Public Stockholders holding approximately 24.34% of the Public Shares exercise Redemption Rights with respect to their Public Shares, which is approximately 50% of the Public Shares assumed to be redeemed under the maximum redemptions scenario. This scenario assumes that 359,110 Public Shares are redeemed for an aggregate redemption payment of approximately USD$3,725,220 (or CAD$4,934,799).

•        Assuming 75% Redemptions:    This presentation assumes that the Public Stockholders holding approximately 36.51% of the Public Shares exercise Redemption Rights with respect to their Public Shares, which is approximately 75% of the Public Shares assumed to be redeemed under the maximum redemptions scenario. This scenario assumes that 538,666 Public Shares are redeemed for an aggregate redemption payment of approximately USD$5,587,841 (or CAD$7,402,213).

•        Assuming Maximum Redemptions:    This presentation assumes that 718,220 Public Shares are redeemed for aggregate redemption payments of approximately USD$7,450,440, assuming a USD$10.37 per share redemption price based on the funds in the Trust Account as of September 30, 2023 (or approximately CAD$9,869,594 assuming a CAD$13.74 per share redemption price), and that 757,276 Public Shares remain outstanding after such redemptions. This presentation further assumes that the Business Combination would not be consummated if Jupiter does not, at Closing, satisfy the minimum cash condition under the Business Combination Agreement that minimum net proceeds amount to at least the sum of Filament’s transaction expenses, Jupiter’s transaction expenses and $5,000,000.

The values reflected below represent the book value of the TopCo Common Shares immediately after the Closing and are not indicative of the price at which such shares will trade on Nasdaq or any other national exchange and do not include the TopCo Common Shares issuable upon exercise of the TopCo Warrants, Rollover Warrants, Adjusted RSUs or Rollover Options.

	No Additional Redemptions	25% Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
Filament shareholders(1)	20,600,000	20,600,000	20,600,000	20,600,000	20,600,000
Jupiter Public Stockholders	1,475,493	1,295,938	1,116,383	936,048	757,273
Jupiter Founder Shares(2)	963,048	963,048	963,048	963,048	963,048
Sponsor Shares(3)	3,211,416	3,211,416	3,211,416	3,211,416	3,211,416
Underwriter Shares(4)	661,235	661,235	661,235	661,235	661,235
Bridge Shares	2,351,211	2,351,211	2,351,211	2,351,211	2,351,211
Advisory Shares	350,000	350,000	350,000	350,000	350,000
Total TopCo Common Shares Outstanding	29,612,403	29,432,848	29,253,293	29,073,737	28,894,183
Total Pro Forma Equity Value Post-Redemptions(5)	$17,846,207	$15,378,807	$12,911,408	$10,443,994	$7,976,610
Total Pro Forma Book Value Post-Redemptions(6)	$14,895,668	$12,428,268	$9,960,869	$7,493,455	$5,026,070
Pro Forma Book Value Post-Redemptions Per TopCo Common Share Outstanding	$0.50	$0.42	$0.34	$0.26	$0.17

____________

(1)      Includes 1,500,000 TopCo Class B Earnout Shares, 1,500,000 TopCo Class C Earnout Shares, and 2,791,710 Filament shares resulting from conversion of vested dilutive securities.

(2)      Excludes Founder Shares separately included under “Sponsor Shares” and “Underwriter Shares”.

(3)      Includes 2,778,841 Founder Shares (which includes 1,945,189 Sponsor Earnout Shares) and 432,575 Private Shares.

(4)      Includes 198,573 Founder Shares (which includes 139,001 Underwriter Earnout Shares), 162,662 Private Shares and 300,000 Deferred Fee Shares.

(5)      Pro forma equity value shown at $10.00 per TopCo Common Share.

(6)      Pro forma book value post-redemptions reflects the pro forma net assets estimated for each of the five scenarios above based on the unaudited pro forma condensed combined statement of financial position as of June 30, 2023. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q.     How do I exercise my Redemption Rights?

A.      In order to exercise your Redemption Rights, you must, prior to 5:00 p.m. Eastern time on            , 2023 (two business days before the Special Meeting), (i) (a) hold Public Shares or (b) hold Public Shares through Public Units and elect to separate your Public Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to such Public Shares; (ii) submit a request in writing that Jupiter redeem your Public Shares for cash to Continental, Jupiter’s transfer agent; and (iii) deliver your Public Shares physically or electronically through the Depository Trust Company, or DTC, to Jupiter’s transfer agent. The address of Jupiter’s transfer agent is listed under the question “Who can help answer my questions?” below. Jupiter requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your Public Shares generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Jupiter’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Jupiter’s transfer agent will need to act to facilitate the request. Public Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Jupiter’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Jupiter does not have any control over this process and it may take longer than one week. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their Redemption Rights and thus will be unable to redeem their shares. Public Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and, thereafter, with Jupiter’s consent. If you delivered your shares for redemption to Jupiter’s transfer agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that Jupiter’s transfer agent return the shares (physically or electronically). Such requests may be made by contacting Jupiter’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” See “The Special Meeting of Jupiter Stockholders — Redemption Rights” for more information.

Q.     What are the U.S. federal income tax consequences of the Merger to U.S. holders of Jupiter Common Stock and/or Jupiter Warrants?

A.     As described more fully under the section entitled “Material U.S. Federal Income Tax Considerations,” in the opinion of Greenberg Traurig, P.A., counsel to Jupiter, the Merger should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, subject to the assumptions, qualifications and limitations set forth or referred to in such opinion. Accordingly, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”) generally should not recognize gain or loss for U.S. federal income tax purposes on the exchange of Jupiter Common Stock and Jupiter Warrants for TopCo Common Shares and TopCo Warrants in the Merger.

All holders of Jupiter Common Stock and Jupiter Warrants are urged to consult with their own tax advisors regarding the potential tax consequences to them of the Merger, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

Q.     If I hold Jupiter Warrants, can I exercise Redemption Rights with respect to my warrants?

A.     No. There are no redemption rights with respect to the Jupiter Warrants.

Q.     What are the U.S. federal income tax consequences of exercising my Redemption Rights?

A.     The U.S. federal income tax consequences of the redemption depend on your particular facts and circumstances. Please see the section entitled “Material U.S. Federal Income Tax Considerations” for additional information.

Q.     Do I have appraisal rights if I object to the Business Combination?

A.     No. There are no appraisal rights available to holders of shares of Jupiter Common Stock or Jupiter Warrants in connection with the Business Combination.

Q.     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Jupiter stockholders who properly exercise their Redemption Rights and (ii) cash consideration pursuant to the Business Combination Agreement, which is expected to be used for general corporate purposes of the Combined Company following the consummation of the Business Combination.

Q.     What happens if the Business Combination is not consummated?

A.     There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Jupiter is unable to complete a business combination by December 17, 2023, or such later date as may be approved by Jupiter’s stockholders, the Jupiter Charter provides that Jupiter will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Jupiter to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Jupiter’s remaining stockholders and the Jupiter Board, dissolve and liquidate, subject in each case to Jupiter’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the sections entitled “Risk Factors — Risks Related to Jupiter and the Business Combination — Jupiter may not be able to complete its initial business combination prior to December 17, 2023, or such later date as may be approved by Jupiter’s stockholders, in which case Jupiter would cease all operations except for the purpose of winding up and Jupiter would redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and the Jupiter Warrants will expire worthless” and “— Jupiter’s stockholders may be held liable for claims by third parties against Jupiter to the extent of distributions received by them upon redemption of their shares.” The Initial Stockholders have waived any right to any liquidating distribution with respect to the Founder Shares and the Private Shares.

In the event of liquidation, there will be no distribution with respect to outstanding Jupiter Warrants. Accordingly, the Jupiter Warrants will expire worthless.

Q.     When is the Business Combination expected to be completed?

A.     It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived, and in accordance with the order of transactions and the timing of such transactions discussed above under the question entitled “What will happen in the Business Combination?”

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement.”

Q.     What do I need to do now?

A.     You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.     How do I vote?

A.     Each share of Jupiter Common Stock that you own in your name entitles you to one vote on each of the proposals presented at the Special Meeting. Your one or more proxy cards show the number of shares of Jupiter Common Stock that you own. If you are a holder of record, there are two ways to vote your shares of Jupiter Common Stock at the Special Meeting:

•        You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.    If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Jupiter Common Stock will be voted as recommended by the Jupiter Board. With respect to proposals for the Special Meeting, that means: “FOR” the Business Combination Proposal, “FOR” the Advisory Governance Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” the NTA Requirement Amendment Proposal and “FOR” the Adjournment Proposal.

•        You can attend the Special Meeting and vote at the Special Meeting. Jupiter will be hosting the Special Meeting via live webcast.    If you attend the Special Meeting, you may submit your vote at the Special Meeting online at            , in which case any vote that you previously submitted will be superseded by the vote that you cast at the Special Meeting. See “The Special Meeting of Jupiter Stockholders — Registering for the Special Meeting” for further details on how to attend the Special Meeting.

If you have any questions about how to vote or direct a vote in respect of your shares of Jupiter Common Stock, you may contact Jupiter’s proxy solicitor:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers: (203) 658-9400
Email: JAQC.info@investor.morrowsodali.com

Q.     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A.     Abstentions will be counted for purposes of determining the presence of a quorum at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal and the NTA Requirement Amendment Proposal and, if a valid quorum is otherwise established, no effect on the outcome of any vote on the other proposals set forth in this proxy statement/prospectus.

Q.     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.     If you sign and return your proxy card but do not give instructions on how to vote your shares, your shares of Jupiter Common Stock will be voted as recommended by the Jupiter Board. With respect to proposals for the Special Meeting, that means: “FOR” the Business Combination Proposal, “FOR” the Advisory Governance Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” the NTA Requirement Amendment Proposal and “FOR” the Adjournment Proposal.

Q.     Do I need to attend the Special Meeting to vote my shares?

A.     No. You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may submit your proxy by signing, dating and returning the enclosed proxy card in the pre-addressed postage-paid envelope. Your vote is important. Jupiter encourages you to vote as soon as possible after carefully reading and considering the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q.     If I am not going to attend the Special Meeting in person (via the virtual meeting platform), should I return my proxy card instead?

A.     Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Jupiter believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the Special Meeting but will not be counted for purposes of determining the number of votes cast at the Special Meeting. Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal and the NTA Requirement Amendment Proposal and, if a valid quorum is otherwise established, no effect on the outcome of any vote on the other proposals set forth in this proxy statement/prospectus. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote that has the effect of voting against the Business Combination Proposal or the NTA Requirement Amendment Proposal also have the effect of exercising your Redemption Rights for a pro rata portion of the aggregate amount on deposit in the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the Business Combination.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. If you are a stockholder of record, you may change your vote by sending a later-dated, signed proxy card to Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 prior to the vote at the Special Meeting, or attend the Special Meeting and vote in person (via the virtual meeting platform). You also may revoke your proxy by sending a notice of revocation to Morrow Sodali LLC, provided such revocation is received prior to the vote at the Special Meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.     What should I do if I receive more than one set of voting materials?

A.     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.     What is the quorum requirement for the Special Meeting?

A.     A quorum of Jupiter’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Jupiter Common Stock outstanding and entitled to vote at the Special Meeting is represented in person (via the virtual meeting platform) or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person (via the virtual meeting platform) at the Special Meeting. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the Special Meeting will have the power to adjourn such meeting.

Q.     What happens to Jupiter Warrants I hold if I vote my shares of Jupiter Class A Common Stock against approval of the Business Combination Proposal or validly exercise my Redemption Rights?

A.     If you vote your shares of Jupiter Class A Common Stock against approval of the Business Combination Proposal or any of the other proposals described in this proxy statement/prospectus, it may be more likely that the Business Combination will not be completed. Properly exercising your Redemption Rights as a Jupiter stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal or any of the other proposals described in this proxy statement/prospectus. If the Business Combination is completed, all of your Jupiter Warrants will convert into warrants to purchase TopCo Common Shares as described in this proxy statement/prospectus. If the Business Combination is not completed, you will continue to hold your Jupiter Warrants, and if Jupiter does not otherwise consummate an initial business combination by December 17, 2023, or such later date as may be approved by Jupiter’s stockholders, Jupiter will be required to dissolve and liquidate, and your Jupiter Warrants will expire worthless.

Q.     Who will solicit and pay the cost of soliciting proxies?

A.     Jupiter will pay the cost of soliciting proxies for the Special Meeting. Jupiter has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Special Meeting. Jupiter has agreed to pay Morrow Sodali LLC a fee of $15,000. Jupiter will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Jupiter also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Jupiter Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of Jupiter Common Stock and in obtaining voting instructions from those owners. Jupiter’s directors, officers and employees (if any) may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Who can help answer my questions?

A.     If you have questions about the proposals, or if you need additional copies of this proxy statement/prospectus, or the enclosed proxy card, you should contact Jupiter’s proxy solicitor:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers: (203) 658-9400
Email: JAQC.info@investor.morrowsodali.com

You may also contact Jupiter at:

Jupiter Acquisition Corporation
11450 SE Dixie Hwy, Suite 105
Hobe Sound, FL 33455
(212) 207-8884

To obtain timely delivery of the documents in advance of the Special Meeting to be held on            , 2023, Jupiter’s stockholders must request the materials no later than            , 2023, five business days prior to the Special Meeting.

You may also obtain additional information about Jupiter from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

This proxy statement/prospectus incorporates certain documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain documents incorporated by reference into the registration statement of which this proxy statement/prospectus forms a part (other than certain exhibits or schedules to these documents) by requesting them in writing or by telephone from the appropriate company. Requests made to Jupiter should be directed to the addresses and telephone numbers listed above. Requests made to TopCo should be directed to the address and telephone number noted below:

1427702 B.C. Ltd.
c/o Fasken Martineau DuMoulin LLP
2900 – 550 Burrard Street
Vancouver, British Columbia, Canada V6C 0A3
Attention: Mike Stephens
Email: mstephens@fasken.com

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your Public Shares (either physically or electronically) to Jupiter’s transfer agent prior to 5:00 p.m., New York time, on the second business day prior to the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004-1561
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the financial statements and annexes attached hereto and the other documents referred to herein. See also the section entitled “Where You Can Find More Information.” Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

The Business Combination Agreement, attached as Annex A to this proxy statement/prospectus, is the legal document that governs the Business Combination and is described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Parties to the Business Combination

Jupiter Acquisition Corporation

Jupiter is a blank check company incorporated as a Delaware corporation on June 17, 2020, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Jupiter may consummate a business combination with a target business in any geographic location or industry.

The publicly traded Jupiter Units, shares of Jupiter Class A Common Stock and Jupiter Warrants are currently listed on the Nasdaq Capital Market tier of Nasdaq under the symbols “JAQCU,” “JAQC” and “JAQCW,” respectively. At the Merger Effective Time, each issued and outstanding share of Jupiter Common Stock will be automatically converted into and exchanged for one TopCo Common Share, and each issued and outstanding Jupiter Warrant will be automatically converted into and become one TopCo Warrant to purchase TopCo Common Shares. TopCo has applied to list the TopCo Common Shares and TopCo Warrants on Nasdaq, and intends to apply to list the TopCo Common Shares on Cboe Canada, in connection with the Closing. TopCo does not intend to apply to list the TopCo Common Shares on the Frankfurt Exchange. All outstanding Jupiter Units will be separated into their underlying securities immediately prior to the Merger Effective Time. Accordingly, TopCo will not have units outstanding following consummation of the Business Combination.

The mailing address of Jupiter’s principal executive office is 11450 SE Dixie Hwy, Suite 105, Hobe Sound, FL 33455, and its telephone number is (212) 207-8884.

Filament Health Corp.

Filament, a corporation organized under the laws of British Columbia, was incorporated pursuant to the provisions of the BCBCA on June 8, 2020. Filament is a clinical-stage natural psychedelic drug development company.

Filament is a public company with its common shares listed for trading on the NEO Exchange (now operating as Cboe Canada) under the symbol “NEO:FH”, the OTCQB under the symbol “OTCQB:FLHLF” and the Frankfurt Exchange under the symbol “FSE:7QS”.

The registered and records office of Filament is located at 210 – 4475 Wayburne Drive, Burnaby, British Columbia, V5G 4X4.

1427702 B.C. Ltd.

TopCo, a corporation organized under the laws of British Columbia, was incorporated pursuant to the provisions of the BCBCA on July 14, 2023. TopCo was formed solely for the purpose of consummating the Business Combination described herein and has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. After completion of the Business Combination, Filament and the Surviving Company will become wholly-owned subsidiaries of TopCo and TopCo will become a publicly-traded company.

TopCo has applied for listing, to be effective upon the Closing, of the TopCo Common Shares and TopCo Warrants on Nasdaq under the proposed symbols “FHFH” and “FHFHW,” respectively. TopCo intends to apply to list the TopCo Common Shares on Cboe Canada under the symbol “            ,” in connection with the Closing. Under the terms of the Business Combination Agreement, the approval for listing of the TopCo Common Shares on Nasdaq is a condition to Closing. There is no assurance that TopCo will be able to satisfy Nasdaq or Cboe Canada listing criteria or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Jupiter’s stockholders will not have certainty as to whether the TopCo Common Shares and TopCo Warrants will be listed on a national securities exchange following the Business Combination at the time they vote on the Business Combination Proposal or decide whether to redeem their Public Shares in connection with the Business Combination Proposal. TopCo will not have units traded following the consummation of the Business Combination.

TopCo’s registered and records office is located at 2900-550 Burrard Street, Vancouver, British Columbia, Canada V6C 0A3.

Filament Merger Sub LLC

Filament Merger Sub LLC, or Merger Sub, is a Delaware limited liability company and a wholly-owned subsidiary of TopCo formed solely for the purpose of effecting the Merger with Jupiter in which Merger Sub will be the Surviving Company. Merger Sub was formed under the Delaware Limited Liability Company Act on July 14, 2023. Merger Sub owns no material assets and does not operate any business.

For more information, see the sections entitled “Information About Jupiter,” “Information About Filament” and “Information About TopCo.”

The Business Combination Agreement

On July 18, 2023, Jupiter, TopCo, Merger Sub and Filament entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Business Combination, as summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

Structure of the Business Combination

The Business Combination Agreement provides for, among other things, the following transactions:

i.      two business days prior to the Closing Date, at the Merger Effective Time, Jupiter will merge with and into Merger Sub, with Merger Sub continuing as the Surviving Company after the Merger and a direct, wholly-owned subsidiary of TopCo;

ii.      as a result of the Merger, (a) each issued and outstanding share of Jupiter Class A Common Stock will no longer be outstanding and will be automatically converted into and exchanged for the right to receive one TopCo Common Share, (b) each issued and outstanding Jupiter Warrant will no longer be outstanding and will be automatically converted into and become one TopCo Warrant to purchase TopCo Common Shares, and all rights with respect to shares of Jupiter Class A Common Stock underlying such Jupiter Warrants will be automatically converted into rights with respect to TopCo Common Shares, in each case, with TopCo issuing a number of TopCo Common Shares and TopCo Warrants in accordance with the terms of the Business Combination Agreement and (c) the one issued and outstanding Merger Sub Unit held by TopCo immediately before the Merger will no longer be outstanding, and in consideration for TopCo issuing a number of TopCo Common Shares to holders of Jupiter Class A Common Stock in the Merger, (x) such Merger Sub Unit will be automatically converted into and exchanged for one unit of limited liability company membership interest in the Surviving Company and (y) the Surviving Company will issue in favor of TopCo a promissory note in an amount equal to the fair market value of the Merger Sub Unit held by TopCo immediately before the Merger;

iii.    at least one business day following the Merger and prior to the Arrangement Effective Time, TopCo will form AmalCo Sub, which will be a direct, wholly-owned subsidiary of TopCo, with AmalCo Sub issuing a single common share to TopCo; and

iv.     on the Closing Date, pursuant to the Plan of Arrangement and commencing at the Arrangement Effective Time, (a) the outstanding convertible debentures of Filament will convert into Filament Common Shares in accordance with their terms, as amended, (b) the notice of articles and articles of TopCo will be amended and restated to, among other matters, create TopCo Class B Earnout Shares and TopCo Class C Earnout Shares, (c) Filament and AmalCo Sub will amalgamate to form AmalCo, (d) the Filament shareholders will exchange all of the issued and outstanding Filament Common Shares for newly issued TopCo Common Shares, TopCo Class B Earnout Shares and TopCo Class C Earnout Shares, (e) TopCo will exchange its single common share of AmalCo Sub for a single common share of AmalCo, (f) holders of Filament warrants, RSUs and options will receive, as applicable, Rollover Warrants, Adjusted RSUs or Rollover Options, in each case entitling the holders thereof to acquire TopCo Common Shares upon exercise or settlement of such Rollover Warrants, Adjusted RSUs or Rollover Options; (g) TopCo will repurchase for cancellation the single common share issued to the incorporator of TopCo on incorporation; and (h) after giving effect to the Amalgamation, AmalCo will become a direct, wholly-owned subsidiary of TopCo.

Immediately prior to the Merger Effective Time, Jupiter expects to issue 150,000 shares of Jupiter Class A Common Stock to each of Brookline and Ladenburg, totaling an aggregate of 300,000 shares, in satisfaction of deferred underwriting commissions pursuant to the underwriting agreement for the IPO, that would be exchangeable at the Merger Effective Time for an equal number of TopCo Common Shares. The Deferred Fee Shares are being registered pursuant to the registration statement of which this proxy statement/prospectus forms a part and, if issued, will be unrestricted and freely transferable.

Additionally, immediately prior to the Arrangement Effective Time, pursuant to the Maxim Letter, Filament will issue the Advisory Shares to Maxim. The number of Advisory Shares will be a number of Filament Common Shares that are exchangeable at the Arrangement Effective Time for TopCo Common Shares such that, after such exchange, Maxim will receive 350,000 TopCo Common Shares. The TopCo Common Shares that may be received in exchange for the Advisory Shares and the Bridge Shares are in addition to the TopCo Common Shares that are included within the Filament Shareholder Transaction Consideration, and the TopCo Common Shares into which the Advisory Shares and the Bridge Shares may be converted are being registered pursuant to the registration statement of which this proxy statement/prospectus forms a part and will be unrestricted and freely transferable. In addition, pursuant to the Maxim Letter, Maxim will receive a cash financial advisory fee at Closing of $1 million.

The following diagram illustrates the organizational structures of the parties to the Business Combination prior to the consummation of the Business Combination:

The following diagram illustrates the organizational structure of the Combined Company immediately following the consummation of the Business Combination:

Former Filament Shareholders
PIPE Investors
Jupiter Founders
Former Jupiter Public Stockholders
TopCo
(British Columbia)
100%
100%
AmalCo(1)
(British Columbia)
Surviving Company(2)
(Delaware)

____________

(1)      Entity surviving the Amalgamation between AmalCo Sub (TopCo’s direct, wholly-owned subsidiary) and Filament Health Corp.

(2)      Entity surviving Jupiter Acquisition Corporation’s merger with and into Filament Merger Sub LLC. After the Closing, if desired, the Surviving Company may be liquidated.

Consideration

At the Arrangement Effective Time, (i) the Filament Shareholder Transaction Consideration and the Filament Earnout Shares will be issued to holders of Filament Common Shares, and (ii) holders of Filament warrants, RSUs and options will receive, as applicable, Rollover Warrants, Adjusted RSUs or Rollover Options, in each case exercisable or settleable for TopCo Common Shares.

At the Merger Effective Time, each issued and outstanding share of Jupiter Common Stock will be automatically converted into and exchanged for one TopCo Common Share, and each issued and outstanding Jupiter Warrant will be automatically converted into and become one TopCo Warrant to purchase TopCo Common Shares.

Conditions to Closing

Mutual Conditions

The obligations of Filament, Jupiter, TopCo and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver of the following conditions:

(a)    (i) the approval of the Transaction Proposals other than the Merger Proposal, in each case, by the applicable vote of the holders of the outstanding shares of Jupiter Common Stock, as required by Jupiter’s Governing Documents and (ii) the approval of the Merger Proposal by an affirmative vote of the holders of a majority of the shares of Jupiter Common Stock that are voted at the Special Meeting (collectively, the “Jupiter Stockholders’ Approval”) will have been obtained;

(b)    all waiting periods (and any extensions thereof) applicable to the Business Combination under any Antitrust Law, and any commitments or agreements (including timing agreements) with any Governmental Authority not to consummate the Business Combination before a certain date, will have expired or been terminated, and all other Regulatory Approvals will have been obtained;

(c)    the Registration Statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

(d)    no Governmental Authority will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Business Combination illegal or which otherwise prevents or prohibits consummation of the Business Combination;

(e)    certain required approvals from holders of Filament equity interests as described in the Business Combination Agreement (the “Filament Required Approval”) will have been obtained; and

(f)    TopCo’s initial listing application with the NYSE or Nasdaq in connection with the Business Combination will have been approved and the TopCo Common Shares (including, for the avoidance of doubt, the TopCo Common Shares to be issued pursuant to the Business Combination) will have been approved for listing on the NYSE or Nasdaq, as applicable.

Jupiter Conditions

The obligations of Jupiter to consummate the Business Combination are subject to the satisfaction or waiver of the following additional conditions:

(a)    Representations and Warranties

i.       the representations and warranties of Filament contained in the Business Combination Agreement relating to the capitalization of Filament and its Subsidiaries and the representations and warranties of the Merger Subsidiaries contained in the Business Combination Agreement relating to the capitalization of the Merger Subsidiaries will be true and correct in all but de minimis respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will be true and correct in all but de minimis respects on and as of such date, except for changes after the date of the Business Combination Agreement that are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements;

ii.      each of the Company and Merger Subsidiary Fundamental Representations (other than representations and warranties contained in the Business Combination Agreement regarding the capitalization of Filament and its Subsidiaries and the Merger Subsidiaries) will be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will be true and correct in all material respects on and as of such earlier date, except for changes after the date of the Business Combination Agreement that are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements; and

iii.    each of the representations and warranties of Filament and the Merger Subsidiaries contained in the Business Combination Agreement other than the Company and Merger Subsidiary Fundamental Representations (disregarding any qualifications and exceptions contained therein related to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) will be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will be true and correct on and as of such date, except for, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(b)    each of the covenants of Filament to be performed as of or prior to the Closing will have been performed in all material respects;

(c)    there has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and be continuing; and

(d)    Filament will have delivered certain certificates and documents as required pursuant to the Business Combination Agreement.

Filament Conditions

The obligations of Filament to consummate the Business Combination are subject to the satisfaction or waiver of the following additional conditions:

(a)     Representations and Warranties

i.       the representations and warranties of Jupiter contained in the Business Combination Agreement relating to the capitalization of Jupiter will be true and correct in all but de minimis respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will be true and correct in all but de minimis respects on and as of such date, except for changes after the date of the Business Combination Agreement that are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements;

ii.      each of the SPAC Fundamental Representations will be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will be true and correct in all material respects on and as of such earlier date, except for changes after the date of the Business Combination Agreement that are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements; and

iii.     each of the representations and warranties of Jupiter contained in the Business Combination Agreement other than the SPAC Fundamental Representations and the representations and warranties relating to the capitalization of Jupiter (disregarding any qualifications and exceptions contained therein related to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception) will be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will be true and correct on and as of such date, except for, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a SPAC Material Adverse Effect;

(b)    each of the covenants of Jupiter to be performed as of or prior to the Closing will have been performed in all material respects;

(c)    as of the Closing, the Available Cash will be no less than the sum of Filament’s transaction expenses, Jupiter’s transaction expenses and $5,000,000;

(d)    there has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect and be continuing; and

(e)    Jupiter will have delivered certain certificates and documents as required pursuant to the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Closing, as applicable, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the stockholders of Jupiter or the shareholders of Filament, as follows:

(a)    by mutual written consent of Filament and Jupiter;

(b)    by written notice from Filament or Jupiter to the other if any Governmental Authority will have enacted, issued, promulgated, enforced or entered any Governmental Order or other Law that has become final and non-appealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the Business Combination;

(c)    by written notice from Filament or Jupiter to such other party if the Jupiter Stockholders’ Approval will not have been obtained by reason of the failure to obtain the required vote at the Special Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)    by written notice from Filament or Jupiter to such other party if the Filament Required Approval in respect of the Company Resolution will not have been obtained at the Company Shareholders Meeting in accordance with applicable Law;

(e)    by written notice from Filament, if an extension of the deadline by which Jupiter must complete its initial business combination is not effected and Jupiter must liquidate in accordance with its Governing Documents;

(f)    prior to the Closing, by written notice to Filament from Jupiter if there is a Terminating Company Breach, or the Closing has not occurred on or before November 15, 2023 (to be extended by 14 days at the sole discretion of Jupiter, the “Agreement End Date”), subject to exceptions and conditions as described in the Business Combination Agreement; and

(g)    prior to the Closing, by written notice to Jupiter from Filament if there is a Terminating SPAC Breach, or the Closing has not occurred on or before the Agreement End Date, subject to exceptions and conditions as described in the Business Combination Agreement.

If the Business Combination Agreement is terminated, it will become void and of no effect, without liability on the part of any party, other than the liability of Filament or Jupiter, as the case may be, for pre-termination fraud or willful and material breach thereof (except that certain obligations related to public announcements, confidentiality, fees and expenses, termination, waiver of claims against the trust, and certain general provisions will continue in effect).

For more information, see the section entitled “The Business Combination Agreement.”

Certain Agreements Related to the Business Combination

Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

Shareholder Support Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, the Key Filament Shareholders, collectively holding approximately 43% of the total number of outstanding Filament Common Shares, executed and delivered to Jupiter the Shareholder Support Agreements, pursuant to which each such Key Filament Shareholder agreed to, among other things, (a) not transfer their Company Securities (as defined in the Shareholder Support Agreements), (b) support and vote in favor of the Company Resolution and (c) not exercise, and waive, rights in respect of Dissent Rights, in each case, on the terms and subject to the conditions set forth in the Shareholder Support Agreements.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Jupiter and the Sponsor executed and delivered to Filament the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor (a) will vote the shares of Jupiter Common Stock held by it as of the date of the Sponsor Support Agreement and any additional equity securities of Jupiter that it acquires prior to the Special Meeting, in each case, in favor of the Business Combination Agreement and each of the Transaction Proposals, (b) will not redeem any shares of Jupiter Common Stock held by the Sponsor in connection with the Business Combination and will waive its redemption rights, (c) will convert, on the same terms and price as the PIPE Investors, into equity the amount, if any, by which outstanding SPAC Working Capital Loans to Jupiter exceed $500,000, concurrently with the Closing, and (d) if mutually agreed by Filament and Jupiter, will take such actions as may be necessary for Jupiter to further extend (including payment by Jupiter of any SPAC Extension Expenses), subject to stockholder approval, the duration of Jupiter’s timeline to consummate a business combination on terms mutually agreeable to Filament and Jupiter, if and to the extent necessary to consummate the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

Registration Rights Agreement

In connection with the Closing, TopCo and certain holders of TopCo securities upon the Closing will enter into the Registration Rights Agreement, pursuant to which, among other things, TopCo will agree to provide such holders with customary demand and piggyback registration rights with respect to certain equity or equity-linked securities of TopCo as set forth in the Registration Rights Agreement (the “Covered Securities”). Such Covered Securities include up to 4,535,699 TopCo Common Shares to be issued in exchange for the Founder Shares and the Private Shares (including up to 1,945,189 Sponsor Earnout Shares and 139,001 Underwriter Earnout Shares, to the extent vested), 297,618 TopCo Warrants to be issued in exchange for the Private Warrants (and the TopCo Common Shares underlying such TopCo Warrants), and a number of TopCo Common Shares to be determined prior to Closing to be issued in exchange for Filament Common Shares then held by certain former Filament shareholders.

Lock-Up Agreement

In connection with the Closing, TopCo and certain holders of TopCo securities upon the Closing, including the Sponsor, certain Jupiter directors and executive officers and the Key Filament Shareholders, will enter into the Lock-Up Agreement, pursuant to which, among other things, each of such holders will agree not to effect any sale or distribution of the Lock-Up Securities, subject to certain customary exceptions set forth in the Lock-Up Agreement, until the earliest of: (i) (A) the six-month anniversary of the Closing Date, with respect to the Private Shares (as defined in the Lock-Up Agreement), or (B) the twelve-month anniversary of the Closing Date, with respect to the Lock-Up Securities other than the Private Shares, (ii) such time that the trading price of the TopCo Common Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 calendar days after the Closing Date, and (iii) such date on which TopCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the TopCo’s shareholders having the right to exchange their TopCo Common Shares for cash, securities or other property. Such Lock-Up Securities include up to 4,535,699 TopCo Common Shares to be issued in exchange for the Founder Shares and the Private Shares (including up to 1,945,189 Sponsor Earnout Shares and 139,001 Underwriter Earnout Shares, to the extent vested) and a number of TopCo Common Shares to be determined prior to Closing to be issued in exchange for Filament Common Shares then held by certain former Filament shareholders.

Warrant Amendment Agreement

Immediately prior to the Merger Effective Time, TopCo, Jupiter and Continental Stock Transfer & Trust Company, as warrant agent, will enter into the Warrant Amendment Agreement pursuant to which Jupiter will assign to TopCo all of its rights, interests and obligations in and under the Existing Warrant Agreement governing the Jupiter Warrants and the terms and conditions of the Existing Warrant Agreement will be amended and restated to, among other things, reflect the conversion of the Jupiter Warrants to TopCo Warrants in connection with the consummation of the Business Combination.

PIPE Subscription Agreements

Following the execution of the Business Combination Agreement, certain PIPE Investors may enter into one or more PIPE Subscription Agreements pursuant to which, among other things, each PIPE Investor would agree to subscribe for and purchase on the Closing Date, and TopCo or Jupiter, as applicable, would agree to issue and sell to each such PIPE Investor on the Closing Date, the number of (a) TopCo Common Shares or securities or indebtedness exercisable or exchangeable for, or convertible into, TopCo Common Shares, or (b) shares of Jupiter Common Stock or securities or indebtedness exercisable or exchangeable for, or convertible into, shares of Jupiter Common Stock, as applicable, at such prices and on such other terms as may be set forth in the PIPE Subscription Agreements. TopCo, Filament and Jupiter have agreed to use their commercially reasonable efforts to (i) obtain the PIPE Financing, enforce the obligations of the PIPE Investors under the PIPE Subscription Agreements, and consummate the purchases contemplated by the PIPE Subscription Agreements on the terms and subject to the conditions set forth in the PIPE Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the PIPE Subscription Agreements that are within their control and (iii) satisfy and comply with their respective obligations under the PIPE Subscription Agreements. TopCo, Filament and Jupiter are currently in the process of seeking such PIPE Financing. No terms with respect to the PIPE Financing have yet been agreed with any PIPE Investors to date.

For more information, see the section entitled “Certain Agreements Related to the Business Combination.”

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Jupiter Board to vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Initial Stockholders and certain of Jupiter’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. These interests include, among other things:

•        the beneficial ownership interests that the Initial Stockholders and certain of Jupiter’s directors and officers have in the 3,940,462 Founder Shares, acquired prior to the IPO for an aggregate purchase price of $25,000, which shares would become worthless if Jupiter does not complete a business combination within the applicable time period, as the holders have waived liquidation rights with respect to such shares. The Founder Shares have an aggregate market value of approximately $            , based on the closing price of the Jupiter Class A Common Stock of $            on Nasdaq on            , 2023;

•        the beneficial ownership interests that the Initial Stockholders and certain of Jupiter’s directors and officers have in the 595,237 Private Units, acquired for an aggregate purchase price of $5,952,370, which units, including the component Private Shares and Private Warrants, would become worthless if Jupiter does not complete a business combination within the applicable time period, as the holders of the Private Units have waived liquidation rights with respect to the component Private Shares and there will be no distribution from the Trust Account with respect to Jupiter Warrants. Such units have an aggregate market value of approximately $            , based on the closing price of the Jupiter Units of $            on Nasdaq on            , 2023;

•        even if the trading price of the TopCo Common Shares following the consummation of the Business Combination was as low as $1.32 per share, the aggregate market value of the TopCo Common Shares issued in exchange for the Founder Shares and the Private Shares alone (without taking into account the value of the TopCo Warrants received upon conversion of the Private Warrants underlying the Private Units) would be approximately equal to the initial investment in Jupiter by the Initial Stockholders. As a result, if the Business Combination is completed, the Initial Stockholders are likely to be able to make a substantial profit on their investment in Jupiter even at a time when the TopCo Common Shares have lost significant value. On the other hand, if the Business Combination Proposal is not approved and Jupiter does not consummate an initial business combination by December 17, 2023, or such later date as may be approved by Jupiter’s stockholders, the Initial Stockholders will lose their entire investment in Jupiter (except as to any liquidating distributions to which they may be entitled as holders of Public Shares);

•        each of the Anchor Investors has acquired from the Sponsor an indirect economic interest in 100,000 Founder Shares (or an aggregate of 900,000 Founder Shares) at the original purchase price that the Sponsor paid for the Founder Shares. The Sponsor has agreed to distribute such Founder Shares to the Anchor Investors after the completion of Jupiter’s initial business combination. As a result, if the Business Combination is consummated, the Anchor Investors may make a substantial profit on their investment in Jupiter, even at a time when the TopCo Common Shares have lost significant value. The Anchor Investors may therefore have different interests with respect to a vote on the Business Combination Proposal than other Public Stockholders and an incentive to vote any Public Shares they own in favor of such proposals. However, Jupiter is not aware of any arrangements or understandings among the Anchor Investors with regard to voting, including voting with respect to the Business Combination Proposal;

•        in connection with the IPO, the Sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by any claims by a third party for services rendered or products sold to Jupiter, or a prospective target business with which Jupiter has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement;

•        Jupiter’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Jupiter’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•        the potential continuation of one or more of Jupiter’s directors as directors of TopCo following the consummation of the Business Combination; and

•        the continued indemnification of current directors and officers of Jupiter and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Jupiter’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section above entitled “The Business Combination — Jupiter Board’s Reasons for the Approval of the Business Combination.”

Fairness Opinion of Newbridge

Jupiter retained Newbridge to act as its financial advisor in connection with the Business Combination and to provide an independent fairness opinion to the Jupiter Board. At the time of signing of the Business Combination Agreement, Filament had an equity value of approximately US$9.8 million, based on an average of the closing prices of the Filament Common Shares on each of the NEO Exchange (now operating as Cboe Canada), the OTCQB, and the Frankfurt Exchange of CAD$0.075 (US$0.05687), US$0.0647 and €0.042 (US$0.04654), respectively, and an aggregate of 174,742,713 Filament Common Shares outstanding on such date, compared to an offer from Jupiter of US$176 million pre-money equity value. On July 18, 2023, at a meeting of the Jupiter Board held to evaluate the Business Combination, Newbridge delivered to the Jupiter Board an oral opinion, which was later confirmed by delivery of a written opinion, dated July 18, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, (i) the Filament Shareholder Transaction Consideration is fair, from a financial point of view, to Jupiter and Jupiter’s unaffiliated Public Stockholders and (ii) Filament has an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account). Newbridge’s written opinion is attached to this proxy statement/prospectus as Annex D. For more information with respect to the opinion of Newbridge, please see the section entitled “The Business Combination — Fairness Opinion of Newbridge.”

Reasons for the Approval of the Business Combination

After careful consideration, the Jupiter Board has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that Jupiter stockholders vote FOR all of the proposals presented to Jupiter stockholders in this proxy statement/prospectus. For a description of the Jupiter Board’s reasons for the approval of the Business Combination and the recommendation of the Jupiter Board, see the section entitled “The Business Combination — Jupiter Board’s Reasons for the Approval of the Business Combination.”

Redemption Rights

Pursuant to the Jupiter Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Jupiter (net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination. Holders of Public Shares are not required to vote on any of the proposals to be presented at the Special Meeting in order to demand redemption of their Public Shares. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Jupiter (net of taxes payable), upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $15.1 million on June 30, 2023, the estimated per share redemption price would have been approximately $10.35 (as adjusted for interest withdrawn and not yet applied to taxes payable).

If you exercise your Redemption Rights with respect to your Public Shares, such Public Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption. See the section entitled “The Special Meeting of Jupiter Stockholders — Redemption Rights.”

Impact of the Business Combination on TopCo’s Public Float

The following table illustrates varying beneficial ownership levels in TopCo, as well as possible sources and extents of dilution for non-redeeming Public Stockholders, assuming (i) no additional redemptions of Public Shares, (ii) redemptions of 25% of the Public Shares, (iii) redemptions of 50% of the Public Shares, (iv) redemptions of 75% of the Public Shares and (v) maximum redemptions of Public Shares, in each case as described below (and in each case after taking into account the April Redemptions):

•        Assuming No Additional Redemptions:    This presentation assumes that no Public Stockholders exercise Redemption Rights with respect to their Public Shares.

•        Assuming 25% Redemptions:    This presentation assumes that the Public Stockholders holding approximately 12.17% of the Public Shares exercise Redemption Rights with respect to their Public Shares, which is approximately 25% of the Public Shares assumed to be redeemed under the maximum redemptions scenario. This scenario assumes that 179,555 Public Shares are redeemed for an aggregate redemption payment of approximately USD$1,862,610 (or approximately CAD$2,467,400).

•        Assuming 50% Redemptions:    This presentation assumes that the Public Stockholders holding approximately 24.34% of the Public Shares exercise Redemption Rights with respect to their Public Shares, which is approximately 50% of the Public Shares assumed to be redeemed under the maximum redemptions scenario. This scenario assumes that 359,110 Public Shares are redeemed for an aggregate redemption payment of approximately USD$3,725,220 (or approximately CAD$4,934,799).

•        Assuming 75% Redemptions:    This presentation assumes that the Public Stockholders holding approximately 36.51% of the Public Shares exercise Redemption Rights with respect to their Public Shares, which is approximately 75% of the Public Shares assumed to be redeemed under the maximum redemptions scenario. This scenario assumes that 538,666 Public Shares are redeemed for an aggregate redemption payment of approximately USD$5,587,841 (or CAD$7,402,213).

•        Assuming Maximum Redemptions:    This presentation assumes that 718,220 Public Shares are redeemed for aggregate redemption payments of approximately USD$7,450,440, assuming a USD$10.37 per share redemption price based on the funds in the Trust Account as of September 30, 2023 (or approximately CAD$9,869,594, assuming a CAD$13.74 per share redemption price), and that 757,273 Public Shares remain outstanding after such redemptions. This presentation further assumes that the Business Combination would not be consummated if Jupiter does not, at Closing, satisfy the minimum cash condition under the Business Combination Agreement that minimum net proceeds amount to at least the sum of Filament’s transaction expenses, Jupiter’s transaction expenses and $5,000,000.

The percentage of the total number of outstanding TopCo Common Shares that will be owned by the Public Stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. If the actual facts are different from these assumptions, the percentage ownerships referred to herein will be different.

	No Additional Redemptions	%	25% Redemptions	%	50% Redemptions	%	75% Redemptions	%	Maximum Redemptions	%
Filament Shareholders(1)	20,600,000	69.6%	20,600,000	70.0%	20,600,000	70.4%	20,600,000	70.9%	20,600,000	71.4%
Jupiter Public Stockholders	1,475,493	5.0%	1,295,938	4.4%	1,116,383	3.8%	963,048	3.2%	757,273	2.6%
Jupiter Founder Shares(2)	963,048	3.3%	963,048	3.3%	963,048	3.3%	963,048	3.3%	963,048	3.3%
Sponsor Shares(3)	3,211,416	10.8%	3,211,416	10.9%	3,211,416	11.0%	3,211,416	11.0%	3,211,416	11.1%
Underwriter Shares(4)	661,235	2.2%	661,235	2.2%	661,235	2.3%	661,235	2.3%	661,235	2.3%
Bridge Shares	2,351,211	7.9%	2,351,211	8.0%	2,351,211	8.0%	2,351,211	8.1%	2,351,211	8.1%
Advisory Shares	350,000	1.2%	350,000	1.2%	350,000	1.2%	350,000	1.2%	350,000	1.2%
Total shares outstanding at Closing, not reflecting potential sources of dilution	29,612,403	100.0%	29,432,848	100.0%	29,253,293	100.0%	29,073,737	100.0%	28,894,183	100.0%
Total shares outstanding at Closing, not reflecting potential sources of dilution	29,612,403	61.7%	29,432,848	61.6%	29,253,293	61.5%	29,073,737	61.3%	28,894,183	61.0%

	No Additional Redemptions	%	25% Redemptions	%	50% Redemptions	%	75% Redemptions	%	Maximum Redemptions	%
Potential sources of dilution:
Public Warrants	7,880,925	16.5%	7,880,925	16.5%	7,880,925	16.6%	7,880,925	16.6%	7,880,925	16.7%
Private Warrants	297,618	0.6%	297,618	0.6%	297,618	0.6%	297,618	0.6%	297,618	0.6%
Bridge Warrants	2,351,211	4.9%	2,351,211	4.9%	2,351,211	4.9%	2,351,211	4.9%	2,351,211	5.0%
New Option Pool	7,071,231	14.7%	7,071,231	14.8%	7,071,231	14.8%	7,071,231	14.9%	7,071,231	15.0%
Unvested Securities	784,884	1.6%	784,884	1.6%	784,884	1.6%	784,884	1.7%	784,884	1.7%
Total shares outstanding at Closing	47,998,272	100.0%	47,818,717	100.0%	47,639,162	100.0%	47,459,606	100.0%	47,280,052	100.0%

____________

(1)      Includes 1,500,000 TopCo Class B Earnout Shares, 1,500,000 TopCo Class C Earnout Shares, and 2,791,710 Filament shares resulting from conversion of vested dilutive securities.

(2)      Excludes Founder Shares separately included under “Sponsor Shares” and “Underwriter Shares”.

(3)      Includes 2,778,841 Founder Shares (which includes 1,945,189 Sponsor Earnout Shares) and 432,575 Private Shares.

(4)      Includes 198,573 Founder Shares (which includes 139,001 Underwriter Earnout Shares), 162,662 Private Shares and 300,000 Deferred Fee Shares.

TopCo Liquidity Position Following the Business Combination

After completion of the Business Combination, if consummated, the funds held in the Trust Account will be used to pay holders of the Public Shares who properly exercise their Redemption Rights and, after paying the redemptions, a portion is expected to be used to pay transaction expenses incurred by Jupiter and Filament (estimated, as of June 30, 2023, for purposes of the inclusion of such estimate in the information contained in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information,’’ to be CAD$4.0 million and CAD$9.1 million, respectively), which estimate is subject to adjustment and may be different than the actual aggregate transaction expenses incurred and unpaid by Jupiter and Filament as of and through the Closing Date.

In the event of the Maximum Redemption Scenario, the proceeds from the Business Combination would be used by the Combined Company to complete its Phase 2 clinical trial in methamphetamine use disorder and to complete a Phase 2 clinical trial in opioid use disorder.

In the event of the No Additional Redemption Scenario, the proceeds from the Business Combination would be used by the Combined Company to complete its Phase 2 clinical trial in methamphetamine use disorder, to complete a Phase 2 clinical trial in opioid use disorder and to complete two additional Phase 2 clinical trials in stimulant use disorder and opioid use disorder.

There can be no assurance that the Combined Company will realize any remaining proceeds from the Business Combination or that any remaining proceeds will be meaningful, in which case the Combined Company will be dependent on other available sources of liquidity to fund the intended uses described above, including any funds on hand, any funds generated through business operations and any funds that may be available to the Combined Company through financing or other means, if and to the extent available. The Company expects that approximately USD$5.0 million (approximately CAD$6.79 million) will be required to maintain its operations for the first twelve months after the Closing. Filament currently does not expect that the minimum cash condition will be waived. While the Combined Company does not currently expect the relative allocations reflected above among the expected uses to vary materially to the extent the Combined Company realizes meaningful remaining proceeds from the Business Combination, there can be no assurance that will be the case.

In addition, the foregoing expected uses of funds held in the Trust Account represent Filament’s current intentions based upon its current plans and business conditions, which could change in the future as the Combined Company’s plans and business conditions evolve. As of the date of this proxy statement/prospectus, Filament cannot predict with certainty all of the particular uses of the funds held in the Trust Account, or the amounts that the Combined Company will actually spend on the uses set forth above. The amounts and timing of the Combined Company’s actual expenditures may vary significantly depending on numerous factors, including the amount of remaining proceeds realized from the Business Combination, if any, cash flows from operations and the anticipated growth of Combined Company’s business. The Combined Company’s management will retain broad discretion over the allocation of the proceeds from the Business Combination. Pending our use of the funds in the Trust Account, we intend to invest the funds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

TopCo Board Following the Business Combination

The parties have mutually agreed that the initial TopCo Board will consist of six individuals, a majority of whom shall be independent directors in accordance with stock exchange requirements. Five of the members of the TopCo Board will be designated by Filament and one (who shall be reasonably acceptable to Filament and shall qualify as “independent”) will be designated by the Sponsor and its affiliates, in each case as soon as reasonably practicable following the date of the Business Combination Agreement. The parties further agreed that one individual designated by the Sponsor or its affiliates will be appointed as a non-voting observer to the TopCo Board for an initial term of one year, extendable in TopCo’s sole discretion. The Business Combination Agreement provides that, unless otherwise agreed by Filament and Jupiter, the officers of Filament as of immediately prior to the Closing will serve as the initial officers of TopCo upon the Closing. See the section entitled “Management After the Business Combination” for more detailed information regarding the directors and officers of TopCo following the Business Combination.

Material Tax Consequences

For a detailed discussion of certain U.S. federal income tax consequences and Canadian tax consequences of the Business Combination, see the sections entitled “Material U.S. Federal Income Tax Considerations” and “Material Canadian Federal Income Tax Considerations” in this proxy statement/prospectus.

Accounting Treatment

IAS 8 has been applied to the transaction, and in doing so referring to the IFRIC March 2013 agenda decision which addressed the topic of a reverse acquisition. The substance of the transaction is the accounting acquirer (operating company) has made a share-based payment to acquire a listing along with the listed company’s cash balances and other net assets. The transaction should therefore be accounted for in accordance with IFRS 2. Under this method of accounting, Jupiter will be treated as the “acquired” company for financial reporting purposes, and Filament will be the accounting “acquirer”. This determination was primarily based on the assumption that:

•        Filament’s current shareholders will hold a majority of the voting power of TopCo post Business Combination;

•        Effective upon the Business Combination, the post-combination Board will consist of six (6) directors, a majority of whom will be independent under Nasdaq requirements, consisting of five (5) directors designated by Filament and one (1) director designated by Jupiter;

•        Filament’s operations will substantially comprise the ongoing operations of TopCo;

•        Filament is the larger entity in terms of substantive operations and employee base; and

•        Filament’s senior management will comprise the senior management of TopCo.

Another determining factor was that Jupiter does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the substance of the transaction is the accounting acquirer (operating company) has made a share-based payment to acquire a listing along with the listed company’s cash balances and other net assets. The transaction should therefore be accounted for in accordance with IFRS 2. The net assets of Jupiter will be stated at historical cost, with no goodwill or other intangible assets recorded as management determined that the relative fair value is equivalent to the historical value. Any excess of fair value of shares issued to Jupiter over the fair value of Jupiter’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Other Stockholder Proposals

In addition to the Business Combination Proposal, Jupiter stockholders will be asked to vote on the Advisory Governance Proposals, the Equity Incentive Plan Proposal and the Adjournment Proposal. For more information about each of these proposals, see the sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Advisory Governance Proposals,” “Proposal No. 3 — The Equity Incentive Plan Proposal,” “Proposal No. 4 — The NTA Requirement Amendment Proposal” and “Proposal No. 5 — The Adjournment Proposal.”

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Jupiter Common Stock or Jupiter Warrants in connection with the Business Combination.

Date, Time and Place of Special Meeting

The Special Meeting will be held via live webcast on         , 2023 at         , Eastern time, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus. The Special Meeting can be accessed by visiting            , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental, Jupiter’s transfer agent.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Jupiter Common Stock at the close of business on            , 2023, which is the record date for the Special Meeting. You are entitled to one vote for each share of Jupiter Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 6,011,192 shares of Jupiter Common Stock issued and outstanding, consisting of 6,011,192 shares of Jupiter Class A Common Stock and no shares of Jupiter Class B Common Stock.

The Initial Stockholders and Jupiter’s directors and officers have agreed to vote all of their shares of Jupiter Common Stock in favor of the Business Combination Proposal. The issued and outstanding Jupiter Warrants do not have voting rights at the Special Meeting.

Proxy Solicitation

Proxies may be solicited by mail, telephone or facsimile, on the Internet or in person. Jupiter has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person (by virtual attendance) if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting of Jupiter Stockholders — Revocability of Proxies.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Jupiter’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Jupiter Common Stock outstanding and entitled to vote at the Special Meeting is represented in person (via the virtual meeting platform) or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the Special Meeting will have the power to adjourn such meeting.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Jupiter Common Stock entitled to vote thereon at the Special Meeting. The approval of the NTA Requirement Amendment Proposal requires the affirmative vote of the holders of at least sixty-five percent (65%) of the outstanding shares of Jupiter Common Stock entitled to vote thereon at the Special Meeting. The approval of each of the Equity Incentive Plan Proposal and, if presented, the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of Jupiter Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. Accordingly, a stockholder’s failure to vote in person (via the virtual meeting platform) or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal and the NTA Requirement Amendment Proposal and, if a valid quorum is otherwise established, no effect on the outcome of any vote on the Equity Incentive Plan Proposal or, if presented, the Adjournment Proposal.

The approval of each of the Advisory Governance Proposals requires the affirmative vote of the holders of at least a majority of the shares of Jupiter Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. A vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on Jupiter, Filament, TopCo or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, Jupiter, Filament and TopCo intend that the TopCo Articles, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted in the Advisory Governance Proposals, will take effect at the Closing, assuming approval of the Business Combination Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. Each of the NTA Requirement Amendment Proposal and the Equity Incentive Plan Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

Recommendation of the Jupiter Board

The Jupiter Board believes that each of the Business Combination Proposal, Advisory Governance Proposals, Equity Incentive Plan Proposal, NTA Requirement Amendment Proposal and Adjournment Proposal to be presented at the Special Meeting is in the best interests of Jupiter and Jupiter’s stockholders and unanimously recommends that Jupiter stockholders vote “FOR” each of the proposals.

The existence of financial and personal interests of Jupiter’s Initial Stockholders, directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Jupiter and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors,” “The Business Combination — Interests of Jupiter’s Initial Stockholders, Directors and Officers in the Business Combination” and “Security Ownership of Certain Beneficial Owners and Management” for more information and other risks.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to Filament, TopCo and Jupiter are summarized below:

Risks Related to Filament, TopCo and the Business Combination

Risks Related to Filament and Filament Financial Position

•        Our limited operating history may make it difficult to evaluate our business to date and assess our future viability.

•        Our business model is untested and we may fail to execute our strategic plans.

•        We will not be able to maintain our operations and research and development without additional funding.

•        Raising additional capital may decrease the value of TopCo Common Shares, cause dilution to our shareholders, restrict our operations or require us to relinquish certain rights.

•        We currently report and TopCo will report financial results under IFRS, which differs in certain significant respects from U.S. GAAP.

Risks Related to Filament Business and Industry

•        Investment in biotechnology product development is highly speculative.

•        Psychedelic medicines are new in North America, and the psychedelic medicines industry and markets may not continue to exist or to develop as we anticipate.

•        There is a lack of information available concerning the potential market size for psychedelic medicines in North America as well as about comparable companies and their business models.

•        We face competition from other biopharmaceutical and pharmaceutical companies, some of which may have longer operating histories, more financial resources and greater expertise than we do, and our business may fail if we cannot compete effectively or if competitors commercialize psychedelic-based products before we do.

•        Operating in a highly regulated business is expensive and requires significant resources, and we may not have the necessary resources or be able to obtain them.

•        We may expand our business through the acquisition of companies or businesses, by entering into collaborations, and/or by in-licensing product candidates, each of which could disrupt our business and harm our financial condition.

•        We may invest in pre-revenue companies which may not be able to meet anticipated revenue targets in the future.

Risks Related to Filament Product Candidates

•        Our products are at early stages of development, and we may not generate revenue for several years, if at all, from these products.

•        Clinical trials of our product candidates may fail to demonstrate substantial evidence of safety and efficacy to the satisfaction of regulatory authorities. If that were to happen, we would incur additional costs or experience delays in completing, or ultimately may be unable to complete, the development and commercialization of our product candidates.

•        Negative results from clinical trials or studies conducted or published by others and adverse safety events related to our product candidates may have an adverse impact on our future commercialization efforts.

•        Research and development of drugs targeting the central nervous system are particularly difficult, which makes it difficult to predict and understand why such drugs have a positive effect on some patients but not others.

•        We manufacture psychedelic products in-house. If our products are subject to contamination, quality control, cost or delivery issues, our business operations and reputation could suffer significant harm.

•        We require commercial scale and quality manufactured products to be available for pivotal or registration clinical trials. If we do not have commercial grade supplies when needed, we may face delays in initiating or completing pivotal trials and our business operations could suffer significant harm.

•        We will depend on enrollment of patients in our clinical trials for our product candidates. If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

•        We face the risk of product liability claims, whether or not meritorious, and product recalls, either of which could result in expensive and time-consuming litigation, payment of substantial damages and fines and/or an increase in our insurance rates.

Risks Related to Government Regulation

•        The laws and regulations that are generally applicable to psychedelic medicines, or to research involving psilocybin or psilocin, in Canada, the United States, or elsewhere may change in ways currently unforeseen that could have a negative impact on our product candidates and business.

•        We are required to obtain and maintain government licenses, and the failure to do so could harm our business.

•        Failure to comply with health and data protection laws and regulations could lead to federal, state or provincial government enforcement actions, including civil or criminal penalties, private litigation, and adverse publicity and could negatively affect our operating results and business.

Risks Related to Filament Securities

•        The market price of TopCo Common Shares could be subject to significant fluctuations.

•        The market prices for securities of biopharmaceutical companies have historically been volatile.

•        We have never paid dividends and does not expect to do so in the foreseeable future.

•        A significant number of our securities are owned by a limited number of existing shareholders.

•        We may be subject to heightened scrutiny by authorities in Canada or the United States, which could ultimately lead to the market for TopCo Common Shares becoming highly illiquid and our shareholders having no ability to effect trades in TopCo Common Shares.

Risks Related to Intellectual Property

•        Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

•        We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which could materially and adversely affect our ability to develop, manufacture and market our product candidates.

•        Changes in patent law and its interpretation could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

•        Our reliance on third parties requires us to share our trade secrets with those third parties, which increases the possibility that a competitor will discover those trade secrets and if we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and product candidates could be materially diminished.

Risks Related to Jupiter and the Business Combination

•        The process of taking a company public by means of a business combination with a special purpose acquisition company, or a SPAC, is different from taking a company public through an underwritten offering and may create risks for unaffiliated investors.

•        A new 1% U.S. federal excise tax could be imposed on Jupiter in connection with redemptions of Jupiter Common Stock.

•        If a stockholder fails to receive notice of Jupiter’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

•        The Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, the Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

•        If, before distributing the proceeds in the Trust Account to the Public Stockholders, Jupiter files a bankruptcy petition or an involuntary bankruptcy petition is filed against Jupiter that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Jupiter’s stockholders and the per-share amount that would otherwise be received by Jupiter stockholders in connection with Jupiter’s liquidation may be reduced.

•        Jupiter’s stockholders may be held liable for claims by third parties against Jupiter to the extent of distributions received by them upon redemption of their shares.

•        Jupiter’s stockholders cannot be sure of the market value of the TopCo Common Shares to be issued upon completion of the Business Combination.

•        The TopCo Common Shares to be received by Jupiter’s stockholders as a result of the Business Combination will have different rights from shares of Jupiter Common Stock.

•        The Initial Stockholders and Jupiter’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

•        The exercise of discretion by Jupiter’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Jupiter’s securityholders.

•        The Initial Stockholders and certain of Jupiter’s directors and officers have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

•        The nominal purchase price paid by the Initial Stockholders for the Founder Shares may significantly dilute the implied value of the Public Shares in the event Jupiter consummates the Business Combination, and the Initial Stockholders are likely to make a substantial profit on their investment in Jupiter in the event Jupiter consummates the Business Combination, even if the Business Combination causes the trading price of the TopCo Common Shares to materially decline.

•        If the PIPE Financing or other transactions are not consummated for any reason, Jupiter may not have enough funds to complete the Business Combination.

•        Public Stockholders at the time of the Business Combination who purchased Public Units in the IPO and do not exercise their Redemption Rights may pursue rescission rights and related claims.

•        Jupiter stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

•        Jupiter has previously identified a material weakness in its internal control over financial reporting. If Jupiter is unable to maintain an effective system of internal control over financial reporting, Jupiter may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Jupiter, or, following the Business Combination, the Combined Company, and materially and adversely affect Jupiter’s or the Combined Company’s business and operating results.

SELECTED HISTORICAL FINANCIAL INFORMATION OF JUPITER

The following tables present Jupiter’s selected historical financial information derived from Jupiter’s audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and Jupiter’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus as of June 30, 2023, and for the six months ended June 30, 2023 and 2022.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Jupiter Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Jupiter’s financial statements are prepared and presented in accordance with U.S. GAAP.

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022	Year Ended December 31, 2022	Year Ended December 31, 2021
Income Statement Data:
Loss from operations	$(1,495,628)	$(836,767)	$(1,736,932)	$(758,385)
Net income	$681,655	$1,956,214	$3,429,080	$1,776,225
Weighted average shares outstanding, Class A common stock	12,636,244	16,357,087	16,357,087	6,077,997
Basic and diluted net income per share, Class A common stock	$0.05	$0.10	$0.17	$0.10
Weighted average shares outstanding, Class B common stock	—	3,940,462	3,940,642	3,820,967
Basic net income per share, Class B common stock	$—	$0.10	$0.17	$0.10
Weighted average shares outstanding, Class B common stock	—	3,940,462	3,940,462	3,940,642
Diluted net income per share, Class B common stock	$—	$0.10	$0.17	$0.10
Weighted average shares outstanding, Class A common stock, non-redeemable	2,394,756	—	—	—
Basic and diluted net income per share, and Class A common stock, non-redeemable	$0.05	$—	$—	$—
	June 30, 2023	December 31, 2022	December 31, 2021
Balance Sheet Data:
Marketable securities held in the Trust Account	$15,109,272	$159,610,253	$157,618,500
Total assets	$15,672,502	$160,162,502	$159,509,885
Total liabilities	$4,790,047	$7,130,075	$9,906,538
Class A common stock subject to possible redemption	$15,278,155	$158,933,340	$157,618,500
Total stockholders’ deficit	$(4,395,700)	$(5,900,913)	$(8,015,153)

SELECTED HISTORICAL FINANCIAL INFORMATION OF FILAMENT

The following tables present selected historical financial data for Filament. Filament derived the selected statement of operations data for the Six months ended June 30, 2023, and the balance sheet data as of June 30, 2023, from its unaudited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. Filament derived the selected statement of operations data for the fiscal years ended December 31, 2022 and 2021, and the balance sheet data as of December 31, 2022 and 2021, from its audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. All amounts are in Canadian dollars.

The historical financial information contained herein was prepared in accordance with IFRS. Presentation of financial information in accordance with IFRS requires Filament’s management to make various estimates and assumptions which may impact the values shown in the selected historical financial information of Filament and the respective notes thereto. The actual values may differ from such assumptions and such differences may be material. You should read this information together with Filament’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus and the section titled “Filament Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Historical results are not necessarily indicative of future expected results. References to $ in this section refer to the Canadian dollar unless otherwise specified.

The following table highlights key measures of Filament’s financial condition and results of operations for the periods presented:

	Six months ended June 30, 2023	Year ended December 31, 2022	Year ended December 31, 2021
LICENSING REVENUE	$62,500	$364,500	$—

EXPENSES
Clinical trials	—	—	913,647
Depreciation	102,000	200,645	172,090
General and administrative	103,239	34,976	130,685
Insurance	133,831	403,209	278,610
Interest and accretion	158,336	184,670	40,083
Professional and consulting fees	789,161	1,390,490	2,375,443
Research and development	326,210	839,156	476,602
Sales and marketing	125,829	829,614	639,343
Transaction and listing expenses	—	—	2,001,099
Transfer agent and filing fees	125,086	484,945	—
Travel	49,899	112,040	33,483
Wages and benefits	855,802	1,583,973	2,249,020
	(2,769,393)	(6,063,718)	(9,310,105)
Net loss before other items	(2,706,893)	(5,699,218)	(9,310,105)

OTHER ITEMS
Bad debt expense	—	(190,067)	—
Gain on settlement of debt	—	20,968	—
Impairment on goodwill	—	(10,682,334)	—
Filament share of Magdalena profit and loss	(107,361)
Other income	37,138	13,648	18,750
Total other items	(70,223)	(10,837,785)	18,750
Net loss for the period	$(2,777,116)	$(16,537,003)	$(9,291,355)

	Six months ended June 30, 2023	Year ended December 31, 2022	Year ended December 31, 2021
OTHER COMPREHENSIVE INCOME (LOSS)
Comprehensive loss before income tax for the period	$(2,777,116)	$(16,537,003)	$(9,291,355)
Deferred income tax recovery	—	70,538	37,748
Comprehensive loss for the period	$(2,777,116)	$(16,466,465)	$(9,253,607)

Loss per share attributable to shareholders – basic and diluted	$(0.02)	$(0.10)	$(0.06)

Weighted average number of common shares outstanding – basic and diluted	174,948,813	169,646,834	147,037,695
	Six months ended June 30, 2023	Year ended December 31, 2022	Year ended December 31, 2021
Balance Sheet Data:
Cash and cash equivalents	$1,161,659	$2,846,740	$4,629,065
Total assets	$4,351,711	$4,740,657	$17,842,088
Total liabilities	$3,283,338	$1,547,335	$1,289,530
Total shareholders’ equity	$1,068,373	$3,193,322	$16,552,558
	Six months ended June 30, 2023	Year ended December 31, 2022	Year ended December 31, 2021
Cash Flow Data:
Net cash (used in) operating activities	$(1,693,112)	$(3,866,755)	$(5,407,222)
Net cash (used in) provided by investing activities	$90,152	$(70,857)	$(265,780)
Net cash (used in) provided by financing activities	$(82,121)	$2,155,287	$9,423,637

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only.

The historical financial statements of Filament have been prepared in accordance with IFRS and in its functional and presentation currency of the Canadian dollar (“CAD”). The historical financial statements of Jupiter have been prepared in accordance with U.S. GAAP in its functional and presentation currency of the United States dollar (“USD”). The financial statements of Jupiter have been translated into CAD for the presentation of pro forma combined financial information.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Jupiter Class A common stock:

•        Assuming No Additional Redemptions:    This presentation assumes that, after taking into account the redemptions of 14,286,357 Public Shares in April 2023 (the “April Redemptions”), no Public Stockholders of Jupiter exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Assuming Maximum Redemptions:    This presentation assumes that Jupiter Public Stockholders holding 718,220 shares of Jupiter Class A Common Stock will exercise their Redemption Rights for CAD$9.9 million upon consummation of the Business Combination at a redemption price of approximately CAD$13.74 per share (or approximately USD$10.37 per share) and that 757,273 shares of Jupiter Class A Common stock remain outstanding after such redemptions. This presentation also assumes the foregoing redemptions take place after the April Redemptions. The maximum redemption amount reflects the maximum number of the Jupiter Public Shares that can be redeemed and still satisfy the minimum cash condition under the Business Combination Agreement that minimum net proceeds amount to at least the sum of Filament’s transaction expenses, Jupiter’s transaction expenses and $5,000,000, after giving effect to the payments to redeeming shareholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of Filament on a pro forma basis assuming the No Additional Redemption Scenario and the Maximum Redemption Scenario:

	No Additional Redemption Scenario	Maximum Redemption Scenario
Filament shareholders(1)	20,600,000	20,600,000
Jupiter Public Stockholders	1,475,493	757,273
Jupiter Founder Shares(2)	963,048	963,048
Sponsor Shares(3)	3,211,416	3,211,416
Underwriter Shares(4)	661,235	661,235
Bridge Shares	2,351,211	2,351,211
Advisory Shares	350,000	350,000
Total	29,612,403	28,894,183

____________

(1)      Includes 1,500,000 TopCo Class B Earnout Shares, 1,500,000 TopCo Class C Earnout Shares, and 2,791,710 Filament shares resulting from conversion of vested dilutive securities.

(2)      Excludes Founder Shares separately included under “Sponsor Shares” and “Underwriter Shares”.

(3)      Includes 2,778,841 Founder Shares (which includes 1,945,189 Sponsor Earnout Shares) and 432,575 Private Shares.

(4)      Includes 198,573 Founder Shares (which includes 139,001 Underwriter Earnout Shares), 162,662 Private Shares and 300,000 Deferred Fee Shares.

The following table sets out summary data derived from the unaudited pro forma condensed combined statement of financial position and the unaudited pro forma condensed combined statement of operations. The summary unaudited pro forma condensed combined balance sheet as of June 30, 2023, gives effect to the Business Combination as if it had occurred on June 30, 2023. The summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, gives effect to the Business Combination as if it had occurred on January 1, 2022.

The tables below are presented in CAD.

	Pro Forma Combined
	No Additional Redemption Scenario	Maximum Redemption Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Six Months Ended June 30, 2023
Net loss	$(4,466,719)	$(4,466,719)
Net loss per share – basic and diluted	$(0.15)	$(0.15)
Weighted average shares outstanding – basic and diluted	29,612,403	28,894,183
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2022
Net loss	$(74,723,711)	$(74,409,175)
Net loss per share – basic and diluted	$(2.52)	$(2.58)
Weighted average shares outstanding – basic and diluted	29,612,403	28,894,183
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2023
Total assets	$20,585,174	$10,715,580
Total liabilities	$2,738,967	$2,738,967
Total equity	$20,585,174	$10,715,580

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Filament’s, TopCo’s or Jupiter’s, or their respective management team’s, expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        Filament’s, TopCo’s or Jupiter’s ability to consummate the Business Combination;

•        the benefits of the Business Combination;

•        the Combined Company’s financial performance following the consummation of the Business Combination;

•        prospective and illustrative financial information included in this proxy statement/prospectus;

•        the ability to obtain or maintain the listing of the TopCo Common Shares or TopCo Warrants on Nasdaq following the consummation of the Business Combination;

•        changes in Filament’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        Filament’s strategic advantages and the impact those advantages will have on future financial and operational results;

•        expansion plans and opportunities, including total addressable market estimates;

•        Filament’s ability to grow its business in a cost-effective manner;

•        the implementation, market acceptance and success of Filament’s business model;

•        developments and projections relating to Filament’s competitors and industry;

•        Filament’s approach and goals with respect to technology;

•        Filament’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        the impact of the COVID-19 pandemic, the invasion of Ukraine by Russia, or the recent escalation of the conflict in Israel, on Filament’s business;

•        changes in foreign currency exchange rates, which can affect revenue and foreign currency prices;

•        changes in applicable laws or regulations; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing Filament’s, TopCo’s or Jupiter’s, or their respective management team’s, views as of any subsequent date, and Filament, TopCo and Jupiter do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, Filament’s, Jupiter’s or the Combined Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the timing of the Closing and the level of Redemption Rights that are exercised in respect of Public Shares, which may adversely affect Filament’s ability to execute its business plan;

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•        the outcome of any legal proceedings that may be instituted against Filament, TopCo or Jupiter following announcement of the Business Combination and transactions contemplated thereby;

•        the inability to complete the Business Combination on a timely basis or at all due to the failure to obtain approval of Jupiter stockholders or to satisfy other conditions to the Closing in the Business Combination Agreement;

•        Filament’s ability to continue as a going concern;

•        the ability to obtain or maintain the listing of the TopCo Common Shares or TopCo Warrants on Nasdaq, following the consummation of the Business Combination;

•        the risk that the Business Combination disrupts current plans and operations of Filament as a result of the announcement and consummation of the transactions described herein;

•        the Combined Company’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Filament to grow and manage growth profitably following the consummation of the Business Combination;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations;

•        the effects of the COVID-19 pandemic, the invasion of Ukraine by Russia, or the recent escalation of the conflict in Israel, on Filament’s business;

•        the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;

•        the risk of downturns and the possibility of rapid change in the industry in which Filament operates;

•        the risk that Filament and its current and future collaborators are unable to successfully develop and commercialize Filament’s products, or experience significant delays in doing so;

•        the risk that the Combined Company may never achieve or sustain profitability;

•        the risk that the Combined Company may need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

•        the risk that the Combined Company experiences difficulties in managing its growth and expanding operations;

•        the risk that third-party providers are not able to fully and timely meet their obligations;

•        the risk that Filament is unable to secure or protect its intellectual property;

•        the possibility that Filament, Jupiter or the Combined Company may be adversely affected by other economic, business, and/or competitive factors; and

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS

In addition to the other information contained in (or incorporated by reference into) this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on TopCo’s business, reputation, revenue, financial condition, results of operations and future prospects and on its ability to realize the anticipated benefits of the Business Combination, in which event the market price of TopCo’s securities could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this proxy statement/prospectus to Filament’s business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, revenue, results of operations, financial condition, and future prospects of TopCo.

The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by TopCo, Jupiter and Filament, which may later prove to be incorrect or incomplete. Each of TopCo, Jupiter and Filament may face additional risks that are not presently known to that entity, or that are currently deemed to be immaterial, but which may ultimately have an adverse effect on that entity.

Risks Related to Filament and Its Business

Unless the context otherwise requires, all references in this subsection to “we,” “us,” or “our” refer to Filament prior to the consummation of the Business Combination, or to the businesses of TopCo, Filament, and Jupiter, collectively, following the consummation of the Business Combination.

Risks Related to Our Company and Our Financial Position

We are a relatively new company with a history of losses, and we may never become profitable.

We are a relatively new company with a limited history of operations and we have incurred losses since our inception. We will incur significant expenses in the future due to our research and development initiatives, and our product candidates have not yet received regulatory approval. As a result, we expect to continue to incur losses and to operate with negative cash flow. There is no assurance that we will ever be able to achieve or sustain profitability. The failure to achieve sustained profitability would depress our value following the Business Combination and could impair our ability to raise capital, operate and expand our business, gain approval for and commercialize our product candidates, and pursue or continue operations.

Because we are an early-stage company, we are subject to many of the risks common to early-stage enterprises, many of which are beyond our control, including under-capitalization, cash shortages, limitations with respect to personnel, the expenses of establishing or entering new markets and setting up operations, lack of financial and other resources, and lack of revenue. The limited operating history may also make it difficult for investors to evaluate our prospects for success. There is no assurance that we will be successful, and our likelihood of success must be considered in light of our early stage of operations. As a result, any investment in TopCo Common Shares is highly speculative and could result in the loss of the entire amount of that investment.

Our limited operating history may make it difficult to evaluate our business to date and assess our future viability.

We have a limited history of operations and will be in an early stage of development as we attempt to create an infrastructure to capitalize on the opportunity for psychedelic medicines. We have not yet commercialized our products, and our product candidates have not yet received regulatory approval. Predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully developing and commercializing psychedelic medicines. Our limited operating history may make it difficult for investors to evaluate our prospects for success, and the likelihood of our success must be considered in light of these risks, expenses, complications, delays, and the competitive environment in which we operate.

Our business model is untested and we may fail to execute our strategic plans.

We are building a pipeline of psychedelic medicines. However, we are a relatively new company, and the commercialization of psychedelic medicines is novel. As a result, our business model is untested, and any of the assumptions underlying our business model may be incorrect. There can be no assurance that our assumptions are correct or that, if correct, our strategy will succeed. There is, at this time, limited information on which to base an assumption that our business model will prove successful, and our business model may never be successful. If our business model does not prove successful, we may be unable to execute our strategic plans, which would have an adverse effect on our business and our prospects.

We will not be able to maintain our operations and research and development without additional funding.

To date, we have generated limited licensing revenues and have no other sources of revenue. We cannot predict when or if we will generate additional revenue. We do not anticipate generating sufficient revenue from the sale or licensing of products to fund our operations or research and development activity for the foreseeable future. In addition, we expect our research and development expenses to increase in connection with our ongoing activities, particularly as we advance our product candidates through clinical trials. As a result, even if the Business Combination is consummated, we will need additional funding in the future, through the issuance of additional equity or debt securities or through loan financing, to continue to execute our strategic plan and to continue our operations.

At the present time, we do not have arrangements to raise all of the needed additional capital, and we will need to identify potential investors and negotiate appropriate arrangements with them. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. The availability of financing will be affected by many factors, including the achievement of our corporate goals, the results of scientific and clinical research, the ability to obtain regulatory approvals, the state of the capital markets generally, the prospects for drug development companies generally and companies that are seeking to develop psychedelic medicines in particular, the status of strategic alliance agreements, and other relevant commercial considerations. If we elect to raise capital through equity financing, a decline in the price of TopCo Common Shares could be especially detrimental to our liquidity and operations. There is no assurance that additional capital or other types of financing will be available if needed, or that these financings will be on terms that are favorable to us, or at all. If adequate funding is not available, we may be required to delay, reduce or eliminate one or more of our product development programs, or obtain funds through corporate partners or others who may require us to relinquish significant rights to product candidates or obtain funds on less favorable terms than we would otherwise accept. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue our commercialization efforts or other operations. In addition, fundraising efforts may divert management’s attention from our day-to-day operations, which may adversely affect our business.

Moreover, as a result of many possible factors currently unknown or unanticipated, we may need to seek additional funding sooner than anticipated, at a time that may not be advantageous to us. Even if we believe that our funds are sufficient for our current or future operating plans, we may opportunistically seek additional capital if we believe market conditions are favorable or for specific strategic considerations.

Raising additional capital may decrease the value of TopCo Common Shares, cause dilution to our shareholders, restrict our operations or require us to relinquish certain rights.

In order to finance operations, acquisitions, or projects, we may seek additional capital through a combination of equity offerings, debt financings, sale of securities convertible into equity securities, strategic collaborations and alliances or licensing arrangements. The Filament Board has the authority to authorize certain offers and sales of additional securities without the vote of, or prior notice to, shareholders. Additional issuances of equity may involve the issuance of a significant number of TopCo Common Shares at prices less than the current market price for TopCo Common Shares. To the extent that we raise additional capital through the sale of equity, convertible debt securities or other equity-based derivative securities, your ownership interest will be diluted and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. Any indebtedness we incur could involve restrictive covenants, such as limitations on our ability to incur additional debt, acquire or license intellectual property rights, declare dividends, make capital expenditures and other operating restrictions that could adversely impact our ability to conduct our business. Furthermore, the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of TopCo Common Shares to decline. Adequate additional financing may not be available to us on acceptable terms, or at all. If we raise additional funds through strategic collaborations and alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to future therapeutic candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. In addition, a decline in the market prices of our securities could impair our ability to raise additional capital through the sale of securities should we desire to do so. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our future therapeutic candidates that we would otherwise prefer to develop and market ourselves.

A decline in the price or trading volume of TopCo Common Shares could affect our ability to raise further capital and adversely impact our ability to continue operations.

A prolonged decline in the price of TopCo Common Shares could result in a reduction in our ability to raise capital, which could be detrimental to our liquidity and operations. Such reductions may force us to reallocate funds from other planned uses and may have a material adverse effect on our business plan and operations, including the ability to operationalize existing licenses and complete planned capital expenditures. If the price of TopCo Common Shares declines, there can be no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not have the necessary resources to continue normal operations.

The pro forma financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the completion of the Business Combination.

The pro forma financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the completion of the Business Combination for several reasons. The pro forma financial statements have been derived from our historical financial statements and those of Filament, and adjustments and assumptions have been made after giving effect to the Business Combination. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that we expect to incur in connection with the Business Combination. For example, the impact of any incremental costs incurred in integrating our company with Jupiter are not reflected in the pro forma financial statements. As a result, our actual financial condition and results of operations following the completion of the Business Combination may not be consistent with, or evident from, these pro forma financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Business Combination. Any decline or potential decline in our financial condition or results of operations may cause significant variations in the market price of our securities.

Information about us posted to social media platforms may be inaccurate or adverse to our interests, each of which may harm our business, financial condition and results of operations.

There has been a recent marked increase in the use of social media platforms and similar channels that provide individuals with access to a broad audience of consumers and other interested persons. The availability and impact of information on social media platforms is virtually immediate and many social media platforms publish user-generated content without filters or independent verification as to the accuracy of the content posted. Consumers can and do use social media platforms to post information that is critical about businesses and products. Even isolated incidents involving us or our product candidates could erode the trust and confidence of consumers and damage our brand image and reputation and could lead to the loss of goodwill with consumers and stakeholders, especially if such incidents result in adverse publicity, governmental investigations, product recalls, or litigation. Information posted about us may be adverse to our interests and may harm our business, financial condition and results of operations, even if it is inaccurate. Further, disclosure of our non-public information by our employees or others, whether intentional or unintentional, through social media could lead to unfavorable publicity or loss of informational value.

We have a limited operating history as a public company.

The Filament Common Shares commenced trading in Canada on the NEO Exchange (now operating as Cboe Canada) in June 2021. To operate effectively, we will be required to continue to implement changes in certain aspects of our business, improve information systems, and develop, manage, and train management-level and other employees to comply with ongoing public company requirements. Failure to take such actions, or delay in implementation thereof, could adversely affect our business, financial condition, liquidity and results of operations of and, more specifically, could result in regulatory penalties, market criticism or the imposition of cease trade orders in respect of TopCo Common Shares.

We currently report and TopCo will report financial results under IFRS, which differs in certain significant respects from U.S. GAAP.

We currently report and TopCo will report financial results under IFRS. There are and there may in the future be certain significant material differences between IFRS and U.S. GAAP. As a result, our financial information and reported earnings, and the financial information and reported earnings of TopCo for future periods, could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, TopCo does not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those of companies that prepare financial statements under U.S. GAAP.

If we are unable to maintain product liability insurance required by third parties, the corresponding agreements would be subject to termination, which could have a material adverse impact on our operations.

Some of our licensing and other agreements with third parties require or might require us to maintain product liability insurance. If we cannot maintain acceptable amounts of coverage on commercially reasonable terms in accordance with the terms set forth in these agreements, the corresponding agreements could be subject to termination, which could have a material adverse impact on our operations.

Risks Related to Our Business and Industry

Investment in biotechnology product development is highly speculative.

Investment in biotechnology product development is highly speculative because it entails substantial up-front capital expenditures and significant risk that any potential product candidate will fail to demonstrate effectiveness or an acceptable safety profile, gain regulatory approval and become commercially viable. All of our product candidates will require substantial additional capital expenditures and development time, including extensive clinical research and resources, before we would be able to apply for and then receive marketing authorization and begin generating revenue from product sales. Due to the numerous risks and uncertainties associated with the development of our product candidates, we are unable to predict the timing or amount of our expenses, or when we will be able to commercialize our product candidates. In addition, our expenses could increase significantly beyond current expectations depending on whether regulatory authorities in the U.S., Canada, or elsewhere require clinical studies in addition to those we currently anticipate. Even if our product candidates or any future product candidates are approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product and ongoing compliance efforts.

Psychedelic medicines are new in North America, and the psychedelic medicines industry and markets may not continue to exist or to develop as we anticipate.

We operate in the relatively new psychedelic medicine industry. The market for psychedelic medicines has a limited history and is evolving in North America, and is undergoing rapid growth and substantial change. The market for psychedelic medicines and our industry may not develop as we anticipate, or at all, or it may develop slower than we expect. It is possible that, in the future, the market for psychedelic medicines may not continue to exist. Because our strategic plan is concentrated in the area of psychedelic medicines, if the market for psychedelic inspired medicines does not develop as we expect, our business would suffer.

There is a lack of information available concerning the potential market size for psychedelic medicines in North America as well as about comparable companies and their business models.

Because the legal psychedelics industry is in a nascent stage, there is a lack of information about comparable companies available for potential investors to review in deciding about whether to invest in TopCo Common Shares, and few, if any, established companies whose business model we can follow or upon whose success we can build. Accordingly, investors will have to rely on their own estimates in deciding about whether to invest in TopCo Common Shares. There can be no assurance that our estimates are accurate or that the market size is sufficiently large for our business to grow as projected, which may negatively impact our financial results.

Our success will be dependent on demand for psychedelic medicines in general and our brand in particular, which may not materialize.

The market for psychedelic medicines is new, and demand for psychedelic medicines has not yet developed. We believe that the market for psychedelic medicines will grow and develop over time in North America, as consumers become more aware of the potential benefits of these products, and as more products are introduced in the market. However, the demand for psychedelic medicines may not develop as we anticipate, or as quickly as we anticipate. Even if demand for psychedelic medicines does develop, that demand may not extend to our brand or our product candidates. If demand does not develop or if we cannot accurately forecast customer demand, our business, prospects, financial condition, and operating results could be adversely affected.

We may not be successful in developing and commercializing our products, or may not be able to do so at acceptable costs.

If we cannot successfully develop, manufacture, sell, and distribute our products, or if we experience difficulties in the development process, such as capacity constraints, quality control problems, or other disruptions, we may not be able to develop market-ready commercial products at acceptable costs, which would adversely affect our ability to effectively enter the market. A failure by us to achieve a low-cost structure through economies of scale or improvements in cultivation and manufacturing processes would have a material adverse effect on our commercialization plans and our business, prospects, results of operations, and financial condition. If there is a shift in consumer demand, we must meet such demand through new and innovative products or else our business may fail.

We face competition from other biopharmaceutical and pharmaceutical companies, some of which may have longer operating histories, more financial resources and greater expertise than we do, and our business may fail if we cannot compete effectively or if competitors commercialize psychedelic-based products before we do.

The biopharmaceutical and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Our competitors include large, well-established pharmaceutical companies, biopharmaceutical companies, academic and research institutions developing therapeutics for the same indications we are targeting and competitors with existing marketed therapies. Many other companies are developing or commercializing therapies to treat the same diseases or indications for which our product candidates may be useful.

Many of our competitors may have longer operating histories and substantially greater financial, technical, human resources, and brand recognition than we do. They may also have significantly greater experience than we do in conducting preclinical testing and human clinical trials of product candidates, scaling up manufacturing operations and obtaining regulatory approvals of products. These companies may be able to respond more quickly to industry developments, regulatory requirements, and increases or changes in consumer demand and may be able to design, develop, obtain regulatory approval for, market, and sell their products more effectively. We also expect to face additional competition from new entrants into the market for psychedelic medicines. Accordingly, our competitors may succeed in obtaining regulatory approval or intellectual property protection for products more rapidly than we do.

As a result, we expect competition to intensify in the future particularly with larger and well-financed competitors with greater experience in the biopharmaceutical and pharmaceutical industries. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative transactions with large, established companies. Our ability to compete successfully will largely depend on:

•        the efficacy and safety profile of our product candidates relative to marketed products and other product candidates in development;

•        our ability to develop and maintain a competitive position in the product categories and technologies on which we focus;

•        the time it takes for our product candidates to complete clinical development and receive marketing approval;

•        our ability to obtain required regulatory approvals;

•        our ability to commercialize any of our product candidates that receive regulatory approval;

•        our ability to establish, maintain and protect intellectual property rights related to our product candidates; and

•        acceptance of any of our product candidates that receive regulatory approval by physicians, other healthcare providers, and payers.

Our product candidates will have to compete with existing therapies, new formulations of existing drugs, and new therapies that may be developed in the future. Competitors have developed and may develop technologies that could be the basis for products that challenge the discovery research capabilities of products we are developing. We cannot predict the timing or impact of such competitive products or technological advancements. Some of those products may have an entirely different approach or means of accomplishing the desired therapeutic effect than our product candidates and may be safer, more effective, more effectively marketed, licensed, or sold, be less costly, or have lower prices or other superior features compared to our product candidates, or may gain greater market acceptance. The success of our competitors and their product candidates relative to our technological capabilities and competitiveness could have a material adverse effect on the future preclinical studies and clinical trials of our product candidates, including our ability to obtain the necessary regulatory approvals for the conduct of such clinical trials. This may further negatively impact our ability to generate future product development programs using other psychedelic compounds. If we are not able to compete effectively against our current and future competitors, or if competitive products are more effective, safer, or less expensive or reach market sooner, our business will not grow, and our financial condition and operations will substantially suffer.

Operating in a highly regulated business is expensive and requires significant resources, and we may not have the necessary resources or be able to obtain them.

Psychedelic drugs are highly regulated at the federal and provincial level in Canada and at the federal and state level in the United States and require regulatory approval before they can be commercialized. We intend to operate a highly regulated business in the market for psychedelic drugs and therapies. Pursuing the necessary regulatory approval and ensuring ongoing compliance the applicable laws, regulations, and guidelines that impact our intended business plans will require a significant amount of time and financial resources as well as skilled employees. Complying with multiple federal, state, and provincial laws, regulations, and guidelines will require additional resources and may impact our ability to expand into certain jurisdictions. In addition, we may need to modify our product candidates or to develop new product candidates in order to succeed, and we may not be able to do so. If we do not have the resources necessary to operate and compete in a highly regulated business, our business and results of operations could be adversely affected.

If we are not able to establish, maintain and enhance our reputation and brand recognition, our business, financial condition and results of operations will be harmed.

We believe that establishing, maintaining and enhancing our reputation and brand recognition is critical to our relationships with healthcare professionals, patients and collaborators. The promotion of our brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Brand promotion and marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our business, financial condition and results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of our future network of healthcare professionals, patients and collaborators, could harm our reputation and brand and make it substantially more difficult in the future for us to attract new therapists, patients and collaborators. If we do not successfully establish, maintain and enhance our reputation and brand recognition, our business may not grow and we could lose our relationships in the future with therapists, patients and collaborators, which would harm our business, financial condition and results of operations.

We may expand our business through the acquisition of companies or businesses, by entering into collaborations, and/or by in-licensing product candidates, each of which could disrupt our business and harm our financial condition.

We have sought in the past, and may seek in the future, to expand our pipeline and capabilities by acquiring one or more companies or businesses, entering into collaborations, and/or in-licensing one or more product candidates. Acquisitions, collaborations, and in-licenses involve numerous risks, including, but not limited to:

•        substantial cash expenditures;

•        technology development risks;

•        potentially dilutive issuances of equity securities;

•        incurrence of debt and contingent liabilities, some of which may be difficult or impossible to identify at the time of acquisition;

•        difficulties in assimilating the operations of the acquired companies;

•        potential disputes regarding contingent consideration;

•        diverting our management’s attention away from other business concerns;

•        entering markets in which we have limited or no direct experience;

•        potential loss of our key employees or key employees of the acquired companies or businesses; and

•        potential failure of in-license agents to technologies to deliver the desired activities or functions.

We have experience in making acquisitions, entering collaborations and in-licensing product candidates; however, we cannot provide assurance that any acquisition, collaboration or in-license will result in short-term or long-term benefits to it. We may incorrectly judge the value or worth of an acquired company or business or in-licensed product candidate. In addition, our future success would depend in part on our ability to manage the rapid growth associated with some of these acquisitions, collaborations and in-licenses. We cannot provide assurance that we would be able to successfully combine our business with that of acquired businesses, manage a collaboration or integrate in-licensed product candidates. Furthermore, the development or expansion of our business may require substantial capital investment by us.

Acquisitions involve risks that the acquired business will not perform as expected and that business judgments concerning the value, strengths and weaknesses of the acquired business will prove incorrect. In addition, potential acquisition targets may be in provinces or states in which we do not currently operate, which could result in unforeseen operating difficulties and difficulties coordinating geographically dispersed operations, personnel and facilities. In addition, if we enter into new geographic markets, we may be subject to additional and unfamiliar legal and regulatory requirements. Acquired businesses may have unaudited financial statements that have been prepared by management and have not been independently reviewed or audited. We cannot provide assurances that such financial statements would not be materially different if such statements were independently reviewed or audited. We cannot guarantee that we will, or will continue to, acquire businesses at valuations consistent with prior acquisitions or that we will complete future acquisitions at all. We also cannot provide assurances that there will be attractive acquisition opportunities at reasonable prices, that financing will be available, or that we can successfully integrate acquired businesses into existing operations. In addition, the results of operations from these acquisitions could, in the future, result in impairment charges for any of our intangible assets, including goodwill or other long-lived assets, particularly if economic conditions worsen unexpectedly. Our inability to effectively manage the integration of our completed and future acquisitions could prevent us from realizing expected rates of return on an acquired business and could have a material adverse effect on our financial condition, results of operations, or liquidity.

We may invest in pre-revenue companies which may not be able to meet anticipated revenue targets in the future.

We have made and may in the future make investments in companies with no significant sources of operating cash flow and no revenue from operations. Our investments in such companies will be subject to risks and uncertainties that new companies with no operating history may face. In particular, there is a risk that any pre-revenue company in which we invest will not be able to meet anticipated revenue targets or will generate no revenue at all, or such underperforming pre-revenue company may fail, which could have a material adverse effect on our business, prospects, revenue, results of operation, and financial condition.

Risks Related to Our Product Candidates

Our products are at early stages of development, and we may not generate revenue for several years, if at all, from these products.

Our product candidates are currently undergoing preclinical trials and clinical studies and have not yet been commercialized. Given the early stage of our product development, we can make no assurance that our research and development programs will result in regulatory approval or commercially viable products. To achieve profitable operations, we, alone or with others, must successfully develop, gain regulatory approval for, and market our future products. Although the FDA has authorized a Phase I Trial using natural psychedelic drug candidates, we currently have no products that have been approved by the FDA, or any similar regulatory authority in other countries, for sale or commercial distribution purposes. To obtain regulatory approvals for our product candidates that are in development and to achieve commercial success, clinical trials must demonstrate that the product candidates are safe for human use and that they are effective. We have not yet completed later stage clinical trials for any of our product candidates. Many product candidates never reach that stage of clinical testing and even those that do have only a small chance of successfully completing clinical development and gaining regulatory approval. Product candidates may fail for a number of reasons, including, but not limited to, being unsafe for human use or a failure to provide therapeutic benefits equal to or better than the standard of treatment at the time of testing. Unsatisfactory results obtained from a particular study relating to a research and development program may cause us or our collaborators to abandon commitments to that program. Positive results of early preclinical research may not be indicative of the results that will be obtained in later stages of preclinical or clinical research. Similarly, positive results from early-stage clinical trials may not be indicative of favorable outcomes in later-stage clinical trials, and we can make no assurance that any future studies, if undertaken, will yield favorable results.

The early stage of our product development makes it particularly uncertain whether any of our product development efforts will prove to be successful and meet applicable regulatory requirements, and whether any of our product candidates will receive the requisite regulatory approvals, be capable of being manufactured at a reasonable cost or be successfully marketed. There is a high rate of failure for product candidates proceeding through clinical trials. We can make no assurance that any future studies, if undertaken, will yield favorable results. Many companies in the pharmaceutical and biopharmaceutical industries have suffered significant setbacks in later-stage clinical trials after achieving positive results in early-stage development, and we cannot be certain that we will not face similar setbacks. These setbacks have been caused by, among other things, preclinical findings made while clinical trials were underway or safety or efficacy observations made in clinical trials, including previously unreported adverse events. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA or any similar regulatory authority approval if, for example, the regulatory authority disagrees with the interpretation of the data. If we fail to produce positive results in our clinical trials, the development timeline, regulatory approval and commercialization prospects for our product candidates, and, correspondingly, our business and financial prospects, would be materially adversely affected. In addition, our inability to properly design, commence and complete clinical trials may negatively impact the timing and results of our clinical trials and ability to seek approvals for our product candidates.

The testing, marketing and manufacturing of any new drug product for use in the U.S. will require approval from the FDA. We cannot predict with any certainty the amount of time necessary to obtain such FDA approval and whether any such approval will ultimately be granted. Preclinical and clinical trials may reveal that one or more product candidates are ineffective or unsafe, in which event further development of such product candidates could be seriously delayed or terminated. Moreover, obtaining approval for certain product candidates may require testing on human subjects of substances whose effects on humans are not fully understood or documented. Delays in obtaining

FDA or any other necessary regulatory approvals of any proposed drug and failure to receive such approvals would have an adverse effect on the drug’s potential commercial success and on our business, prospects, financial condition, and results of operations. In addition, it is possible that a proposed drug may be found to be ineffective or unsafe due to conditions or facts that arise after development has been completed and regulatory approvals have been obtained. In this event, we may be required to withdraw such proposed drug from the market. To the extent that our success will depend on any regulatory approvals from government authorities outside of the U.S. that perform roles similar to that of the FDA, uncertainties similar to those stated above will also exist.

Even if we are successful in developing our current and future product candidates into approved products, we will still experience many potential obstacles, which would affect our ability to successfully market and commercialize such approved products, such as the need to develop or obtain manufacturing, marketing and distribution capabilities, price pressures from third-party payors, or proposed changes in health care systems. If we are unable to successfully market and commercialize any of our products, our financial condition and results of operations may be materially and adversely affected.

We may never be successful in developing or commercializing our products, or we may be unable to do so at acceptable costs.

We are an early-stage company without any approved products. Our growth prospects and the future value of our company are dependent on the progress of our research and development programs and pre-clinical studies and clinical trials with respect to our product candidates. Drug development is a highly uncertain undertaking and carries significant scientific, financial and other risks.

We may encounter unforeseen difficulties, complications, delays, expenses, and other known and unknown factors. We may never be successful in developing or commercializing any of our product candidates or other programs, or we may be unable to do so at acceptable costs. There is a high rate of failure in pharmaceutical research and development. Even if we have promising preclinical or clinical candidates, their development could fail at any time. Our failure could be due to unexpected scientific, safety or efficacy issues with our product candidates and other programs, invalid hypotheses regarding product candidates we choose to pursue or unexpected delays in our research and development programs resulting from applying the wrong criteria or experimental systems and procedures to our programs or lack of experience or other factors, with the possible result that none of our product candidates or other programs result in the development of marketable products. Furthermore, we cannot reasonably estimate the actual amounts necessary to complete the development, regulatory approval process, and potential commercialization of our product candidates and any future product candidates we may identify. Because the value of our company is largely based on the prospects for our research and development programs and their potential to result in drugs and/or therapies capable of achieving marketing approval and generating future revenues, any failure, delay or setback for these programs will likely have a negative impact on the value of your investment.

Our product candidates may be subject to controlled substance laws and regulations in the jurisdictions in which the product will be marketed, and our business will be subject to extensive and complex governmental regulation. The cost of compliance with these laws and regulations may have an adverse effect on our business.

Psychedelics are regulated in many jurisdictions under controlled substances laws and regulations. In Canada, psilocybin and psilocin are classified as Schedule III drugs and ketamine as a Schedule I drug under the CDSA. In the United States, psilocybin and psilocin are classified as a Schedule I drug and ketamine is classified as a Schedule III drug under the CSA. Psilocybin, psilocin, and ketamine are subject to similar controlled substance legislation in other countries. All activities involving such substances by or on our behalf are conducted in accordance with applicable federal, provincial, state and local laws.

Individual states in the United States have also established controlled substance laws and regulations. Although state-controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule our future product candidates as well. State scheduling may delay commercial sale of any product for which we obtain federal regulatory approval and adverse scheduling could have a material adverse effect on the commercial attractiveness of such product. We or our partners must also obtain separate state registrations, permits or licenses in order to be able to obtain, handle, and distribute controlled substances for clinical trials or commercial sale, and failure to meet applicable regulatory requirements could lead to enforcement and sanctions by the states in addition to those from the DEA or otherwise arising under federal law.

Because our products may be controlled substances in the United States, to conduct clinical trials in the United States, each of our research sites must submit a research protocol to the DEA and obtain and maintain a DEA researcher registration that will allow those sites to handle and dispense our products and to obtain product from our importer. If the DEA delays or denies the grant of a research registration to one or more research sites, the clinical trial could be significantly delayed, and we could lose clinical trial sites. The importer for the clinical trials must also obtain an importer registration and an import permit for each import.

Clinical trials of our product candidates may fail to demonstrate substantial evidence of safety and efficacy to the satisfaction of regulatory authorities. If that were to happen, we would incur additional costs or experience delays in completing, or ultimately may be unable to complete, the development and commercialization of our product candidates.

The outcome of clinical testing is inherently uncertain. A failure of one or more of our clinical trials can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. There is a high failure rate for drugs proceeding through clinical trials, and product candidates in later stages of clinical trials may fail to show the required safety and efficacy despite having progressed through preclinical studies and initial clinical trials. In addition, the results of clinical trials may be open to differing interpretations. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier clinical trials, and we cannot be certain that we will not face similar setbacks. Even if our clinical trials are completed, the results may not be sufficient to support obtaining regulatory approval for our product candidates. If our clinical trials are unsuccessful, we would incur additional costs or experience delays in completing, or ultimately may be unable to complete, the development and commercialization of our product candidates.

Negative results from clinical trials or studies conducted or published by others and adverse safety events related to our product candidates may have an adverse impact on our future commercialization efforts.

From time to time, studies or clinical trials on various aspects of biopharmaceutical products are conducted by academic researchers, competitors, or others. The results of these studies or trials, when published, may have a significant effect on the market for the biopharmaceutical product that is the subject of the study. The publication of negative results of studies or clinical trials or adverse safety events related to our product candidates or with respect to psychedelic drugs or drug candidates, could adversely affect our commercialization efforts and our ability to finance future development of our product candidates, and our business and financial results could be materially and adversely affected.

Research and development of drugs targeting the central nervous system are particularly difficult, which makes it difficult to predict and understand why such drugs have a positive effect on some patients but not others.

Discovery and development of new drugs targeting central nervous system disorders are particularly difficult and time-consuming, as evidenced by the higher failure rate for new drugs for central nervous system disorders compared with most other areas of drug discovery. Any setbacks in our clinical development could have a material adverse effect on our business and operating results. In addition, any later stage clinical trials may present challenges related to conducting adequate and well-controlled clinical trials, including designing an appropriate comparator arm in trials given the potential difficulties related to maintaining the blinding during the trial or placebo or nocebo effects. Due to the complexity of the human brain and central nervous system, it can be difficult to predict and understand why a drug may have a positive effect on some patients but not others and why some individuals may react to the drug differently from others. Moreover, if patients being treated in clinical trials have previously been treated with other drugs or therapies, the prior use of such drugs or therapies concurrently or up to two weeks prior to administration may interfere with the mechanism of action of, or response to, our therapies. Further, the size and heterogeneous nature of certain populations that we study may further result in different reactions and impact the effectiveness of our investigational therapies. All of these factors may make it difficult to assess the prior use or the overall efficacy of our therapies and ultimately could impact our ability to obtain regulatory approval.

Our product candidates may never receive the necessary regulatory approval.

Our development and commercialization activities and product candidates are significantly regulated by a number of governmental entities. Regulatory approvals are required prior to each clinical trial and we may fail to obtain the necessary approvals to commence or continue clinical testing. We must comply with regulations concerning the manufacture, testing, safety, effectiveness, labeling, documentation, advertising, and sale of products and product candidates and ultimately must obtain regulatory approval before we can commercialize a product candidate. The time required to obtain approval by such regulatory authorities is unpredictable but typically takes many years following the commencement of preclinical studies and clinical trials. Any analysis of data from clinical activities we perform is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. Even if we believe results from our clinical trials are favorable to support the marketing of our product candidates, regulatory authorities may disagree. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. We have not obtained regulatory approval for any product candidate and it is possible that none of our existing or future product candidates will ever obtain regulatory approval. We could fail to receive regulatory approval for our product candidates for many reasons, including, but not limited to:

•        disagreement with the design or implementation of our clinical trials;

•        failure to demonstrate that a product candidate is safe and effective for our proposed indication;

•        failure of clinical trials to meet the level of statistical significance required for approval;

•        failure to demonstrate that a product candidate’s clinical and other benefits outweigh the safety risks;

•        disagreement with our interpretation of data from preclinical studies or clinical trials;

•        the insufficiency of data collected from clinical trials of our product candidates to support the submission to obtain regulatory approval;

•        deficiencies in the manufacturing processes or the failure of facilities of third-party CMOs with whom we contract for clinical and commercial supplies to pass a pre-approval inspection; or

•        changes in the approval policies or regulations that render our preclinical and clinical data insufficient for approval.

A regulatory authority may require more information, including additional preclinical or clinical data, to support approval, which may delay or prevent approval of our commercialization plans, or we may decide to abandon the development program. If we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we requested, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Moreover, depending on whether any safety issues arise with respect to our product candidates that garner regulatory approval, regulatory authorities may impose a risk evaluation and mitigation strategy, thereby imposing certain restrictions on the sale and marketability of such products. Any of these developments could harm our business.

Regulatory approval processes for new drugs and therapies, which include clinical trials, are lengthy, expensive and inherently unpredictable. If preclinical studies or clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, or if we experience other delays in clinical testing, we will be delayed in or may ultimately be unable to complete commercializing our product candidates, and our business may be substantially harmed.

Before obtaining marketing approval from regulatory authorities for the commercialization of our product candidates, we must conduct extensive clinical trials to demonstrate the safety and efficacy in humans of our product candidates. Clinical testing is expensive and difficult to design and implement, can take many years to complete and the outcomes are inherently uncertain. We do not know whether the clinical trials we may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market any of our product candidates in any jurisdiction. A product candidate may fail for safety or efficacy reasons at any stage of the testing process. We cannot predict whether any clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, or at all. There is a risk that none of our product candidates under development will successfully gain market approval from the FDA or other regulatory authorities, resulting in us being unable to derive any commercial revenue from them after investing significant amounts of capital in their development.

Differences in trial design between early-stage clinical trials and later-stage clinical trials make it difficult to extrapolate the results of earlier clinical trials to later clinical trials. The outcome of preclinical studies and early clinical trials may not predict the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. A number of companies in the pharmaceutical and biopharmaceutical industries have suffered significant setbacks in advanced clinical trials due to lack of efficacy or unacceptable safety profiles, notwithstanding promising results in earlier trials. Moreover, clinical data often are susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in clinical trials have nonetheless failed to obtain marketing approval of their products.

Successful completion of clinical trials is a prerequisite to submitting an application to the FDA or a comparable foreign regulatory authority for each product candidate and, consequently, the ultimate approval and commercial marketing of that product candidate. We do not know whether any of our clinical trials will be completed on schedule, if at all.

We may experience delays in initiating or completing clinical trials. We also may experience numerous unforeseen events during, or as a result of, any future clinical trials that we could conduct that could delay or prevent our ability to receive marketing approval or commercialize our current product candidates or any future product candidates, including:

•        we may fail to reach agreement with regulatory authorities on trial design and other trial-related matters;

•        regulatory authorities may fail to grant permission to proceed or may place the clinical trial on hold, or otherwise impose delays on the clinical trial process;

•        we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•        clinical trials of any product candidates may fail to show safety, purity or potency, or produce negative or inconclusive results and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials or we may decide to abandon product development programs;

•        changes to our manufacturing process may be necessary or desired;

•        we may experience manufacturing failures resulting in a less effective product candidate;

•        delays or failure to obtain clinical supply from any CMOs of our products necessary to conduct clinical trials;

•        the number of subjects required for clinical trials of any product candidates may be larger than we anticipate or enrollment in these clinical trials may be slower than we anticipate;

•        potential subjects may choose to participate in a competing clinical trial, or may choose an alternative treatment rather than participate in a clinical trial;

•        subjects may drop out of clinical trials at a higher rate than we anticipate due to dissatisfaction with the treatment, side effects, fatigue with the clinical trial process, death, or other reasons;

•        our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that we add new clinical trial sites or investigators;

•        we may elect to, or regulators or IRBs or ethics committees may require that we or our investigators, suspend, vary, or terminate clinical research or trials for various reasons, including noncompliance with regulatory requirements, resulting in suspension or termination of one or more sites or the imposition of a clinical hold on the entire study, a finding that the participants are being exposed to unacceptable health risks, or a failure of any of the CMOs working with us in the future to comply with GMP requirements;

•        the cost of clinical trials of any product candidates may be greater than we anticipate;

•        the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate to initiate or complete a given clinical trial;

•        our product candidates may have serious or unexpected toxicities, undesirable side effects or other unexpected characteristics or safety issues such as drug interactions, causing us or our investigators, regulators, IRBs or ethics committees to suspend or terminate the trials, or reports from clinical testing of other therapies may raise safety or efficacy concerns about our product candidates;

•        participating clinicians may have competing clinical trials and scheduling conflicts;

•        clinical investigators may not perform our clinical trials on their anticipated schedule, may drop out of a trial, or may employ methods not consistent with the clinical trial protocol or regulatory requirements, or other third parties may not perform data collection and analysis in a timely or accurate manner; and

•        the FDA or a comparable foreign regulatory authority may require us to submit additional data such as long-term toxicology studies, or impose other requirements before permitting us to initiate a clinical trial.

We also could encounter delays if a clinical trial is suspended or terminated by us, the IRBs or ethics committees of the institutions in which such trials are being conducted, or the FDA or a comparable foreign regulatory authority, or recommended for suspension or termination by the Data Safety Monitoring Board or any foreign equivalent for such trial. A suspension or termination may be imposed by the FDA or a comparable foreign regulatory authority due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product or treatment, failure to establish or achieve clinically meaningful trial endpoints, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials also may ultimately lead to the denial of regulatory approval of our product candidates. Further, the FDA or a comparable foreign regulatory authority may disagree with our clinical trial design and our interpretation of data from clinical trials, or may change the requirements for approval even after they have reviewed and commented on the design for our clinical trials.

Our product development costs will increase if we experience delays in clinical testing or marketing approvals. We do not know whether any of our clinical trials will need to be restructured or will be completed on schedule, or at all. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates and may allow our competitors to bring products to market before we do, potentially impairing our ability to successfully commercialize our product candidates and harming our business and results of operations. Any delays in our clinical development programs may adversely affect our business, results of operations and financial condition.

We rely on, and will continue to rely on, third parties to plan, conduct and monitor our preclinical studies and clinical trials, and their failure to perform as required could cause substantial harm to our business.

We rely on third parties to conduct a portion of future preclinical and clinical development activities. Preclinical activities may include in vivo studies providing access to specific disease models, pharmacology and toxicology studies, and assay development. Clinical development activities may include trial design, regulatory submissions, clinical patient recruitment, clinical trial monitoring, clinical data management and analysis, safety monitoring, and project management.

Additionally, we expect to utilize and depend upon independent investigators and collaborators, such as medical institutions, CROs, CDMOs, and strategic partners to conduct our preclinical studies under agreements with us and in connection with our clinical trials. We expect to have to negotiate budgets and contracts with CROs, trial sites, and CDMOs, which may result in delays to our development timelines and increase costs. We will rely heavily on these third parties over the course of our clinical trials, and we control only certain aspects of their activities. As a result, we have less direct control over the conduct, timing, and completion of these clinical trials and the management of data developed through clinical trials than would be the case if we were relying entirely upon our own staff. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with applicable protocol, legal, and regulatory requirements and scientific standards and our reliance on third parties does not relieve us of our regulatory responsibilities. We and these third parties are required to comply with GCPs, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for product candidates in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators, and trial sites. If we or any of these third parties fail to comply with applicable GCP regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, such regulatory authorities will determine that any of our clinical trials comply with the GCP regulations. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state/provincial fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Any third parties conducting our clinical trials are not and will not be our employees and, except for remedies available to us under our agreements with such third parties, we cannot control whether or not they devote sufficient time and resources to our product candidates. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities, which could affect their performance on our behalf. If there is any dispute or disruption in our relationship with third parties, if these third parties fail to perform as expected or if their work fails to meet regulatory requirements, our development activities could be delayed, cancelled, or rendered ineffective.

The process of drug development activities is dependent on a number of factors, and any unforeseen disruption could negatively impact our ability to make regulatory submissions, initiate nonclinical or clinical studies, or meet other development milestones.

The progress of drug development activities, including the supply of investigational material, is complex and lengthy. The activities undertaken before a new pharmaceutical product may be marketed in the United States generally include, but are not limited to, preclinical studies; submission to the FDA of an Investigational New Drug application, or IND, which must become active before the investigational drug may be shipped to clinical investigators in many states and before human clinical trials may commence; adequate and well-controlled human clinical trials to establish the safety and efficacy of the product; submission to the FDA of a New Drug Application, or NDA; acceptance for filing of the NDA by FDA; satisfactory completion of an FDA pre-approval inspection of the clinical trial sites and manufacturing facility or facilities at which both the active ingredients and finished drug product are produced to assess compliance with, among other things, patient informed consent requirements, the clinical trial protocols, GCP, and FDA review and approval of the NDA prior to any commercial sale and distribution of the product in the U.S.

The success of the drug development process is dependent on a number of factors, including but not limited to: availability of starting materials, solvents, reagents, excipients, manufacturing components, container closure systems, labels, fillers and other supplies; identification of qualified vendors to perform manufacturing and analytical activities under current GMPs; qualification of such vendors under our quality management systems; availability of manufacturing and analytical facilities, personnel and documentation to facilitate completion of manufacturing and analytical activities under current GMPs; analysis of investigational materials under current GMPs; and the stability of investigational material, which is subject to change over time. Lack of availability of required components, or disruption or changes in schedules, or any other unforeseen disruption, including those that are outside of our control, of one or more of these dependencies could result in delays or failures in manufacturing campaigns. As a result, any such disruptions could negatively impact our ability to make regulatory submissions, initiate nonclinical or clinical studies, or meet other development milestones, all of which could negatively affect our operating results and business.

We manufacture psychedelic products in-house. If our products are subject to contamination, quality control, cost or delivery issues, our business operations and reputation could suffer significant harm.

We manufacture our product candidates for preclinical studies and clinical trials. We conduct manufacturing, filling, packaging, storing and shipping of drug products in compliance with current GMP regulations applicable to our products. The FDA and similar regulatory authorities in other countries ensure the quality of drug products by carefully monitoring drug manufacturers’ compliance with GMP regulations. The GMP regulations for drugs contain minimum requirements for the methods, facilities and controls used in manufacturing, processing and packing of a drug product. If we are unable to meet these requirements, or if we are unable to arrange for alternative third-party manufacturing sources on commercially reasonable terms, or in a timely manner, we may experience delays in the development of our product candidates. Further, any CMOs working with us in the future must operate in compliance with GMP. Failure to do so could result in, among other things, the disruption of product supplies. If we use third parties for the manufacturing of our products, it may adversely affect our profit margins and our ability to develop and deliver products on a timely and competitive basis.

We require commercial scale and quality manufactured products to be available for pivotal or registration clinical trials. If we do not have commercial grade supplies when needed, we may face delays in initiating or completing pivotal trials and our business operations could suffer significant harm.

To date, our product has been manufactured at bench and pilot scale at our in-house manufacturing facilities. In order to commercialize our product, we need to manufacture commercial quality supplies for use in clinical trials. The manufacturing of commercial quality drug products has long lead times, is very expensive and requires significant efforts including, but not limited to, scale-up of production to anticipated commercial scale, process characterization and validation, analytical method validation, identification of critical process parameters and product quality attributes, and multiple process performance and validation runs. If we do not have commercial drug supply available when needed for pivotal clinical trials, our regulatory and commercial progress may be delayed, and the product development costs we incur may be increased. This may have a material adverse effect on our business, financial condition and prospects, and may delay marketing of the product.

The results of future clinical research may be unfavorable to psychedelic medicines, which may have a material adverse effect on the demand for our products.

The psychedelic drug industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the psychedelic medicinal applications. Consumer perception can be significantly influenced by scientific research or findings regarding the consumption of psychedelic products. There can be no assurance that future scientific research or findings will be favorable to the market or any particular product, or consistent with earlier research or findings. Research in Canada, the United States, and internationally regarding the medical benefits, viability, safety, efficacy, and dosing of psychedelic drugs remains in early stages. There have been relatively few clinical trials on the benefits of psychedelic medicines. Although we believe that various articles, reports, and studies support our beliefs regarding the medical benefits, viability, safety, efficacy, and dosing of psychedelic medicines, future research and clinical trials may prove such statements to be incorrect or could raise concerns regarding psychedelic medicines. Future research studies and clinical trials may draw opposing conclusions to those stated in this proxy statement/prospectus or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, or other facts related to psychedelic medicinal applications, which could have a material adverse effect on the demand for our products, and therefore on our business, prospects, revenue, results of operation, and financial condition.

Serious adverse events or other safety risks could require us to abandon development and preclude, delay or limit approval of our current or future product candidates, limit the scope of any approved label or market acceptance, or cause the recall or loss of marketing approval of products that are already marketed.

Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct extensive clinical trials to demonstrate the safety and efficacy in humans of our product candidates. Setbacks could occur, notwithstanding promising results in earlier trials. We do not know whether the clinical trials we may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market any of our product candidates in any jurisdiction. A product candidate may fail for safety or efficacy reasons at any stage of the testing process. If any of our current or future product candidates, prior to or after any approval for commercial sale, causes serious or unexpected side effects, or are associated with other safety risks such as misuse, abuse or diversion, a number of potentially significant negative consequences could result, including:

•        regulatory authorities may interrupt, delay or halt clinical trials;

•        regulatory authorities may deny regulatory approval of future product candidates;

•        regulatory authorities may require certain labeling statements, such as warnings or contraindications or limitations on the indications for use, and/or impose restrictions on distribution;

•        regulatory authorities may withdraw their approval, require more onerous labeling statements, or require us to recall any product that is approved;

•        we may be required to change the way the product is administered or conduct additional clinical trials;

•        our relationships with collaboration partners may suffer;

•        we could be sued and held liable for harm caused to patients; or

•        our reputation could suffer.

Any of these events could prevent us from achieving or maintaining market approval from the FDA or other regulatory authorities, and could significantly harm our business, financial condition, results of operations, and prospects.

We may voluntarily suspend or terminate a clinical trial if at any time it is believed that any of our product candidates presents an unacceptable risk to participants, if preliminary data demonstrates that the product candidate is unlikely to receive regulatory approval or unlikely to be successfully commercialized, or if sufficient funds to proceed to the next phases of clinical trials are not raised.

After obtaining the requisite regulatory authorizations to commence or advance clinical trials, we may voluntarily suspend or terminate any clinical trial for any number of reasons, including if we believe that a product candidate’s use, or a person’s exposure to such product candidate, may cause adverse health consequences or death. In addition, regulatory agencies may at any time recommend the temporary or permanent discontinuation of a clinical trial or request that we cease using investigators in the clinical trial if the agency believes that a clinical trial is not being conducted in accordance with applicable regulatory requirements, or that it presents an unacceptable safety risk to participants. If we elect or are forced to suspend or terminate a clinical trial of any of our product candidates, the commercial prospects for that product will be harmed and our ability to generate product revenue from such product candidate may be delayed or eliminated. Furthermore, any of these events may result in labeling statements such as warnings or contraindications. In addition, such events or labeling could prevent us or our partners from achieving or maintaining market acceptance of the affected product candidate and could substantially increase the costs of commercializing our future product candidates and impair our ability to generate revenue from the commercialization of these product candidates.

The clinical trial is divided into stages and progression of each stage is dependent on governmental approval to proceed to the next stage. Accordingly, if we believe that we do not have sufficient funds to progress with the next phases of the clinical trials, or for any other reason, we are entitled to exercise this discretion in accordance with applicable laws and regulatory compliance and approvals, taking patient risk and safety into account.

If we have difficulty enrolling patients in clinical trials, the completion of the trials may be delayed or cancelled.

As our product candidates advance from preclinical testing to clinical testing, and then through progressively larger and more complex clinical trials, we will need to enroll an increasing number of patients that meet the eligibility criteria for those trials. There is significant competition for recruiting patients in clinical trials, and we may be unable to enroll the patients we need to complete clinical trials on a timely basis or at all. The factors that affect our ability to enroll patients are largely uncontrollable and include, but are not limited to, the following:

•        size and nature of the patient population;

•        eligibility and exclusion criteria for the trial;

•        design of the study protocol;

•        competition with other companies for clinical sites or patients;

•        perceived risks and benefits of the product candidate under study;

•        patient referral practices of physicians; and

•        the number, availability, location and accessibility of clinical trial sites.

As a result of the foregoing factors, we may have difficulty enrolling or maintaining the enrollment of patients in any clinical trials conducted for our products, which may result in the delay or cancellation of such trials. The delay or cancellation of any clinical trials could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before us, which would impair our ability to successfully commercialize our product candidates and may harm our financial condition, results of operations, and prospects.

We will depend on enrollment of patients in our clinical trials for our product candidates. If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

Identifying and qualifying patients to participate in clinical trials of our product candidates will be critical to our success. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the study until its conclusion. The enrollment of patients depends on many factors, including:

•        the patient eligibility criteria defined in the protocol;

•        the number of patients with the disease or condition being studied;

•        the perceived risks and benefits of the product candidate in the trial;

•        clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating or drugs that may be used off-label for these indications;

•        the size and nature of the patient population required for analysis of the trial’s primary and secondary endpoints;

•        the proximity of patients to study sites;

•        the design of the clinical trial;

•        our ability to recruit clinical trial investigators with the appropriate competencies and experience;

•        competing clinical trials for similar therapies or other new therapeutics not involving psychedelic therapies;

•        our ability to obtain and maintain patient consents;

•        disruptions to health care systems caused by the coronavirus pandemic or outbreaks of other infections or other public health factors; and

•        the risk that patients enrolled in clinical trials will drop out of the clinical trials before completion of their treatment.

Moreover, because psychedelic drugs are relatively novel, potential study participants and their doctors may be inclined to use conventional therapies, such as pure psychotherapy, rather than participate in our clinical trials.

Delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these clinical trials and adversely affect our ability to advance the development of our product candidates. In addition, many of the factors that may lead to a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

We may not be successful in achieving market acceptance of our products by healthcare professionals, patients and/or third-party payors.

Even if any of the product candidates we develop receives marketing approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors, such as Medicare and Medicaid programs and managed care organizations in the United States, and others in the medical community. In addition, the availability of coverage by third-party payors may be affected by existing and future healthcare reform measures designed to reduce the cost of healthcare. If the product candidates we develop do not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable.

•        The degree of market acceptance of any product candidate, if approved for commercial sale, will depend on a number of factors, including:

•        efficacy and potential advantages compared to alternative treatments;

•        the ability to offer our products, if approved, for sale at competitive prices;

•        relative convenience and ease of administration compared to alternative treatments;

•        perceptions by the medical community, physicians, and patients, regarding the safety and effectiveness of our products and the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•        the size of the market for such product candidate, based on the size of the patient subsets that we are targeting, in the territories for which we gain regulatory approval;

•        the recommendations with respect to our product candidates in guidelines published by various scientific organizations applicable to us and our product candidates;

•        the strength of sales, marketing and distribution support;

•        the timing of any such marketing approval in relation to other product approvals;

•        any restrictions on concomitant use of other medications;

•        support from patient advocacy groups;

•        media coverage regarding psychedelic substances;

•        the ability to obtain sufficient third-party coverage and adequate reimbursement; and

•        the prevalence and severity of any side effects.

If government and other third-party payors do not provide coverage and adequate reimbursement levels for any products we commercialize, market acceptance and commercial success would be reduced.

We may not achieve our publicly announced milestones according to schedule or at all.

From time to time, we may publicly announce the timing of certain events we expect to occur, such as the anticipated timing of results from our clinical trials. These statements are forward-looking and are based on the best estimates of management at the time relating to the occurrence of such events. However, the actual timing of such events may differ from what has been publicly disclosed. The timing of events such as initiation or completion of a clinical trial, filing of an application to obtain regulatory approval, or announcement of additional clinical trials for a product candidate may ultimately vary from what is publicly disclosed. These variations in timing may occur as a result of different events, including the nature of the results obtained during a clinical trial or during a research phase, the timing of the completion of clinical trials, or problems with any other event that will delay the publicly announced timeline. We undertake no obligation to update or revise any forward-looking information or statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Any variation in the timing of previously announced milestones could have a material adverse effect on our business plan, financial condition or operating results and the trading price of TopCo Common Shares.

The successful commercialization of our product candidates in the United States will depend in part on the extent to which third-party payors, including governmental authorities and private health insurers, provide coverage and adequate reimbursement levels, as well as implement pricing policies favorable for our product candidates. Failure to obtain or maintain coverage and adequate reimbursement for our product candidates, if approved, could limit our ability to market those products and decrease our ability to generate revenue.

Significant uncertainty exists as to the coverage and reimbursement status of any products for which we may obtain regulatory approval. In the United States and in other countries, patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. The availability of coverage and adequacy of reimbursement for our products by third-party payors, including government healthcare programs (e.g., Medicare, Medicaid, TRICARE), managed care providers, private health insurers, health maintenance organizations and other organizations is essential for most patients to be able to afford medical services and biopharmaceutical products such as our product candidates. Third-party payors decide which medications they will pay for and establish reimbursement levels.

In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, or HHS. CMS decides whether and to what extent our products will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree. Factors payors consider in determining reimbursement are based on whether the product is:

•        a covered benefit under its health plan;

•        safe, effective and medically necessary;

•        appropriate for the specific patient;

•        cost-effective; and

•        neither experimental nor investigational.

Our ability to successfully commercialize our product candidates will depend in part on the extent to which coverage and adequate reimbursement for our products and related treatments will be available from third-party payors. Moreover, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. If coverage and adequate reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment.

In the United States, no uniform policy for coverage and reimbursement for products exists among third-party payors. Therefore, coverage and reimbursement for our products can differ significantly from payor to payor. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the reimbursement rate that the payor will pay for the product. One payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product. Third-party payors may also limit coverage to specific products on an approved list, or formulary, which might not include all of the FDA-approved products for a particular indication. We cannot be sure that coverage and reimbursement will be available for, or accurately estimate the potential revenue from, our product candidates.

A decision by a third-party payor not to cover or not to separately reimburse for our medical products or therapies using our products could reduce physician utilization of our products once approved. Assuming there is coverage for our product candidates, or therapies using our product candidates by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. We cannot be sure that coverage and reimbursement in the United States will be available for our current or future product candidates, or for any procedures using such product candidates, and any reimbursement that may become available may not be adequate or may be decreased or eliminated in the future.

Further, increasing efforts by third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our product candidates. In order to secure coverage and reimbursement for any product that might be approved for sale, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost effectiveness of our products, in addition to the costs required to obtain FDA or other comparable foreign regulatory approvals. Additionally, we may also need to provide discounts to purchasers, private health plans or government healthcare programs. Our product candidates may nonetheless not be considered medically necessary or cost-effective. If third-party payors do not consider a product to be cost-effective compared to other available therapies, they may not cover the product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit. We expect to experience pricing pressures from third-party payors in connection with the potential sale of any of our product candidates.

We face the risk of product liability claims, whether or not meritorious, and product recalls, either of which could result in expensive and time-consuming litigation, payment of substantial damages and fines and/or an increase in our insurance rates.

Our business of manufacturing and marketing psychedelic medicines exposes us to the risk of product liability claims alleging that use of our product candidates caused an injury or harm. These claims can arise at any point in the development, testing, manufacturing, marketing or sale of our product candidates and may be made directly by patients involved in clinical trials of our product candidates, by consumers or healthcare providers, or by individuals, organizations, or companies selling our products. The risk of claims may also increase if our products are subject to a product recall or seizure. Product liability claims can be expensive to defend, even if the product or product candidate did not actually cause the alleged injury or harm, and can divert management’s attention or result in adverse publicity, which could result in the withdrawal of, or inability to recruit, clinical trial volunteers or result in reduced acceptance of our products in the market.

Insurance covering product liability claims becomes increasingly expensive as a product candidate moves through the development pipeline to commercialization. We currently maintain clinical trial liability insurance coverage. However, there can be no assurance that such insurance coverage is or will continue to be adequate or available to us at an acceptable cost or at all. Our insurance coverage may also be subject to deductibles and coverage limitations. We may choose or find it necessary under our collaborative agreements to increase our insurance coverage in the future. We may not be able to secure greater or broader product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any liability for damages resulting from a product liability claim could exceed the amount of our coverage, require us to pay a substantial monetary award from our own cash resources and have a material adverse effect on our business, financial condition and results of operations. Moreover, a product recall, if required, could generate substantial negative publicity about our products and business, inhibit or prevent commercialization of other products and product candidates, or negatively impact existing or future collaborations.

Adverse publicity or a negative public perception about psychedelic medicines, including as a result of adverse results of future clinical research, may harm our business.

The psychedelic drug industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the psychedelic medicinal applications. Our ability to establish and grow our business is dependent on the success of the emerging market for psychedelics-based medicines, which will depend upon, among other matters, pronounced and rapidly changing public preferences, which are difficult to predict and over which we have little, if any, control. Consumer perception can be significantly influenced by scientific research or findings regarding the consumption of psychedelic products, but there is no guarantee that future scientific research, publicity, regulations, medical opinion, and public opinion relating to psychedelic medicine will be favorable to the market or any particular product, or consistent with earlier research or findings. Moreover, even if future scientific research, publicity, regulations, and medical opinions relating to psychedelic medicine are all favorable, there can be no assurance that such research or findings will be effective in convincing a sufficient portion of the population that psychedelics-based therapies are safe and effective. Conversely, adverse publicity about psychedelics-inspired drugs or therapies may discourage consumers from buying psychedelic drugs and therapies, which would have an adverse effect on our business and financial condition.

Medicines and therapies containing controlled substances may generate public controversy. The public may associate such medicines and therapies and other products with illegal recreational drugs, which are prohibited or controlled substances that could be associated with risks to health, safety and are potentially addictive. Political and social pressures and adverse publicity could lead to delays in approval of, and increased expenses for, our product candidates. Opponents of these drugs and therapies may seek restrictions on marketing and withdrawal of any regulatory approvals. In addition, these opponents may seek to generate negative publicity in an effort to persuade the medical community to reject these drugs and therapies. Anti-psychedelic protests have historically occurred and may occur in the future and generate media coverage. Political pressures and adverse publicity could lead to delays in, and increased expenses for, and limit or restrict the introduction and marketing of, psychedelics-inspired product candidates.

Even if our products conform to international safety and quality standards, sales could be adversely affected if the public loses confidence in the safety, efficacy, and quality of psychedelics-inspired products, due to adverse events reported in clinical trials or otherwise. Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy, and dosing of psychedelic drugs remains in early stages. There have been relatively few clinical trials on the benefits. Although we believe that various articles, reports, and studies support our beliefs regarding the medical benefits, viability, safety, efficacy, and dosing of psychedelic inspired medicines, future research and clinical trials may prove such statements to be incorrect or could raise concerns. Future research studies and clinical trials may draw opposing conclusions to those stated in this proxy statement/prospectus or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, or other facts related to psychedelic medicinal applications. Negative public perceptions could cause the market for such products to shrink and may compel regulators to impose stringent requirements on the development of any such products. If such events were to occur, fewer academic institutions and biopharmaceutical companies may seek to conduct research on, develop and commercialize psychedelic products.

The psychedelics market will face specific marketing challenges given the products’ status as a controlled substance, which resulted in past and current public perception that the products have negative health and lifestyle effects and have the potential to cause physical and social harm due to psychoactive and potentially addictive effects. Any marketing efforts we or our clients may undertake would need to overcome this perception to build consumer confidence, brand recognition, and goodwill, or else our business will suffer.

Risks Related to Government Regulation

The laws and regulations that are generally applicable to psychedelic medicines, or to research involving psilocybin or psilocin, in Canada, the United States, or elsewhere may change in ways currently unforeseen that could have a negative impact on our product candidates and business.

The laws and regulations surrounding psychedelic medicines are evolving, and their interpretation and enforcement in the future may involve uncertainties. Any amendment to or replacement of existing laws or regulations or any change in the ways these laws or regulations are interpreted or enforced, including the classification or reclassification of the substances we are developing or working with, are matters beyond our control and may cause our business, financial condition, results of operations and prospects to be adversely affected or may cause us to incur significant costs in complying with such changes, or we may not be able to comply with such changes at all. The loss of the necessary licenses and permits as a result of changes in laws and regulations could also have an adverse effect on our operations.

Our business plan depends on the occurrence of regulatory changes that may benefit psychedelic medicines and on determinations by Canadian and U.S. regulators that are favorable to psychedelic medicines, and there can be no assurance that such changes or determinations will occur.

The strict regulatory environment that governs psychedelic medicines could severely limit our market opportunities both in Canada and the United States. Because psychedelic medicines are restricted drugs on the Schedule to Part J of the Canadian Food and Drug Regulations, their sale in Canada will be authorized only for the purposes of clinical testing in an “institution” for the purpose of determining the hazards and efficacy of the drug, and for laboratory research in the institution by qualified investigators. Sale of our product candidates in Canada for commercial purposes will be prohibited unless and until the substances we produce are removed from Part J of the Food and Drug Regulations. This regulatory change may never happen, or it may not happen in time for our business to benefit from the change. Under the Food and Drug Regulations, “institution” is defined as any institution engaged in research on drugs and includes a hospital, a university in Canada or a department or agency of the Canadian government. While we believe that Health Canada is likely to interpret this definition broadly to allow sales to private biopharmaceutical companies conducting research in this space, there remains a risk that Health Canada may take a more restrictive view of which facilities qualify as “institutions” under the law. A restrictive interpretation would limit our potential customers in Canada, even for clinical testing and laboratory research purposes.

In the United States, where psychedelic substances are currently listed on Schedule I of the CSA, the DEA will only approve an import permit for our potential U.S. clients if U.S. domestic supply of the substance is found to be inadequate for scientific studies, or if competition among domestic manufacturers of the substance is inadequate for medical or scientific needs and will not be rendered adequate by the registration of additional U.S. domestic manufacturers. If U.S. manufacturers begin to produce the same psychedelic products that we produce, and if the DEA determines that U.S. domestic supply or competition is adequate, we may not be able to export to U.S. customers at all. Our ability to sell our products on a commercial scale in the United States also depends on the substances being rescheduled to a schedule that permits their use for commercial manufacture, as Schedule I substances can only be used for research purposes. Even if the substances we produce are rescheduled to Schedule II, however, their use will still entail significant restrictions that may severely limit our market potential in the United States. In order to sell our products in the United States, it is possible that we will have to establish a U.S. manufacturing facility, which would be costly and time-consuming. All of the above are unknown variables and contingencies that affect our ability to commercialize our products in Canada and the United States, and could adversely affect our business, operations, and financial condition.

Violations of applicable controlled substances laws and regulations could lead to federal, state, or provincial government enforcement actions, including civil or criminal penalties, private litigation, and adverse publicity.

While we are focused on psychedelic compounds, we do not have any direct or indirect involvement with the illegal selling, production, or distribution of any substances in the jurisdictions in which we operate and do not intend to have any such involvement. However, a violation of any applicable laws or regulations in the jurisdictions in which we operate could result in significant fines, penalties, criminal charges, administrative sanctions, convictions, loss of licenses, or settlements arising from criminal or civil proceedings initiated by government entities in the jurisdictions in which we operate, or civil proceedings initiated by private citizens.

We are required to obtain and maintain government licenses, and the failure to do so could harm our business.

Our operations require us to obtain licenses, and, in some cases, renewals of existing licenses as well as the issuance of permits by certain government authorities. We believe that we currently hold or have applied for all necessary licenses and permits to carry on the activities which we are currently conducting under applicable laws and regulations, and we believe that we are complying in all material respects with the terms of such licenses and permits. In addition, we will apply for, as the need arises, all necessary licenses and permits to carry on the activities we expect to conduct in the future. However, our ability to obtain, sustain or renew any such licenses and permits on acceptable terms is subject to changes in regulations and policies and may also be subject the discretion of the applicable authorities or other governmental agencies in foreign jurisdictions. Our ability to operate and conduct research regarding psychedelic substances is dependent on our ability to obtain licenses from government authorities. As a result, the failure of any governmental authority to issue or renew such licenses or permits upon acceptable terms, would have a material adverse impact on us. Licenses, once issued, are subject to ongoing compliance and reporting requirements. Failure to comply with the requirements would have a material adverse impact on our business, financial condition and operating results. There is no assurance that we will be able to obtain all necessary licenses and permits that we require to conduct our operations. To the extent such permits and approvals are required and not obtained, we may be prevented from operating and/or expanding our business, which could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to apply for a drug establishment license or produce approved drugs until further research and regulatory approval are complete.

We operate a facility that complies with GMP standards. Health Canada and the FDA require compliance with GMP standards in order for businesses to produce drug candidates for human trials or to manufacture approved drugs for sale to patients. We currently produce drug candidates for human trials. Although we believe that we meet or exceed GMP standards, there are no approved drugs derived from natural psilocybin or psilocin at this time. Health Canada will not allow us to apply for or obtain a drug establishment license except in connection with the production of approved drugs. We will not be able to proceed with the production of approved drugs for sale to patients until clinical trials are successful and we obtain approval from relevant government authorities (including a drug establishment license).

We could become the subject of governmental investigations, claims, and litigation.

The research and development, studying, manufacturing, packaging, labeling, advertising and distribution of our planned product candidates are subject to regulation by one or more governmental authorities and various agencies of the federal, provincial, state and localities in which we intend to commercialize our products. These governmental authorities may attempt to regulate any of our products that fall within their jurisdiction.

Healthcare companies may be subject to numerous investigations and inquiries by various governmental agencies. Failure to comply with any applicable regulatory requirements, relating to psychedelic drugs or otherwise, may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines, and criminal prosecutions.

Governmental authorities may not accept the evidence of safety for any ingredients that we may want to market, may determine that a particular product or product ingredient presents an unacceptable health risk and may determine that a particular statement of nutritional support that we want to use is an unacceptable claim. Such a determination would prevent us from marketing particular products or using certain statements of nutritional support on our products. In addition, governmental authorities could require us to remove a particular product from the market. Additionally, advertising and labeling laws are often enforced by governmental officials, and any action based on potentially misleading or deceptive advertising is often followed by costly class-action complaints under consumer-protection laws. Further, under the False Claims Act, private parties have the right to bring qui tam, or “whistleblower,” suits against companies that submit false claims for payments to, or improperly retain overpayments from, the government. Some states have adopted similar state whistleblower and false claims provisions. Depending upon whether the underlying conduct alleged in such inquiries or investigations could be considered systemic, any resolution of any such investigations could have a material, adverse effect on our financial position and results of operations.

Governmental agencies and their agents, such as CMS Medicare Administrative Contractors and other CMS contractors, as well as the Office of the Inspector General, state Medicaid programs, and other state and federal agencies may conduct audits of our operations relating to covered items and services including those furnished to beneficiaries, health care providers, and distributors. Commercial and government-funded managed care payors may conduct similar post-payment audits. Depending on the nature of the conduct found in such audits and whether the underlying conduct could be considered systemic, the resolution of these audits could have a material adverse effect on our financial position and results of operations. Our compliance program includes internal audit and monitoring functions designed to identify potential issues and facilitate remediation as appropriate.

Any future investigations of our executives, our managers, or us could result in significant liabilities or penalties to us, as well as adverse publicity. Even if we are found to have complied with applicable law, the investigation or litigation may pose a considerable expense and would divert management’s attention and have a potentially negative impact on the public’s perception of us, all of which could negatively impact our financial position and results of operations. Further, should we be found out of compliance with any of these laws, regulations or programs at the conclusion of any investigation, depending on the nature of the findings, our business, our financial position and our results of operations could be negatively impacted.

Failure to comply with health and data protection laws and regulations could lead to federal, state or provincial government enforcement actions, including civil or criminal penalties, private litigation, and adverse publicity and could negatively affect our operating results and business.

We and any of our potential collaborators may be subject to federal, state and provincial data protection laws and regulations in the jurisdictions in which we operate, such as laws and regulations that address privacy and data security. In addition, we may obtain health information from third parties, including research institutions from which we obtain clinical trial data, which are subject to privacy and security requirements under applicable laws. Despite security measures, information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Depending on the facts and circumstances, we could be subject to significant civil, criminal, and administrative penalties if we obtain, use, or disclose individually identifiable health information maintained by entities covered by applicable health and data protection laws in a manner that is not authorized or permitted by such laws.

Compliance with privacy and data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Failure to comply with these laws and regulations could result in government enforcement actions (which could include civil, criminal and administrative penalties), private litigation, or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects, employees, and other individuals about whom we or our potential collaborators obtain personal information, as well as the providers who share this information with us, which may limit our ability to collect, use, and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

We are subject to environmental, health and safety laws and regulations, and therefore may become exposed to liability and substantial expenses in connection with environmental compliance or remediation activities which may adversely affect our business and financial condition.

Our operations, including our research, development and testing, and those conducted by third parties, are subject to numerous foreign, federal, state, provincial and local environmental, health and safety laws and regulations. These laws and regulations govern, among other things, the controlled use, handling, release and disposal of, and the maintenance of a registry for, hazardous materials, such as chemical solvents, human cells, carcinogenic compounds, mutagenic compounds and compounds that have a toxic effect on reproduction, laboratory procedures and exposure to blood-borne pathogens.

We may incur significant costs to comply with current or future environmental and health and safety laws and regulations. Furthermore, if we fail to comply with such laws and regulations, we could be subject to fines or other sanctions. As with other companies engaged in similar activities, we face a risk of environmental liability inherent in our current and historical activities, including liability relating to releases of, or exposure to, hazardous materials and, as a result, may incur material liability as a result of any such releases or exposures. Environmental, health and safety laws and regulations are becoming more stringent.

We may incur substantial expenses in connection with any current or future environmental compliance or remediation activities, in which case, research and development efforts may be interrupted or delayed and our financial condition and results of operations may be materially adversely affected. In the event of an accident involving hazardous materials, an injured party may seek to hold us liable for any damages that result.

Risks Related to our Securities

A return on our securities is not guaranteed.

We are a relatively new company with a history of losses, and there is no assurance that we will ever become or remain profitable. As a result, there is a risk our securities will not earn any positive return in the short term or long term, or may even lose their entire value. Holding our securities is speculative and involves a high degree of risk and should be undertaken only by holders whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. Holding our securities is appropriate only for holders who have the capacity to absorb a loss of some or all of their investment.

The market price of TopCo Common Shares could be subject to significant fluctuations.

The market price of TopCo Common Shares could be subject to significant fluctuations in response to variations in our operating results or other factors. Securities markets have also experienced significant price and volume fluctuations from time to time. In some instances, these fluctuations have been unrelated or disproportionate to the operating performance of issuers. Market fluctuations may adversely impact the market price of TopCo Common Shares. Some factors that may cause the market price of TopCo Common Shares to fluctuate include:

•        a slowdown in the healthcare industry, the biopharmaceutical industry, or the general economy;

•        failure to successfully develop and commercialize our product candidates;

•        failure to obtain additional funding;

•        performance of third parties on whom we may rely, including for the manufacture of the components for its product, including their ability to comply with regulatory requirements;

•        the results of our current and any future clinical trials of our product candidates;

•        unanticipated or serious safety concerns related to the use of any of the combined organization’s products;

•        adverse regulatory decisions;

•        the entry into, or termination of, key agreements, including key commercial partner agreements;

•        the initiation of, material developments in or conclusion of litigation to enforce or defend any of the combined organization’s intellectual property rights or defend against the intellectual property rights of others;

•        announcements by us, commercial partners or competitors of new products or product enhancements, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

•        competition from existing technologies and products or new technologies and products that may emerge;

•        the loss of key employees;

•        disputes or other developments relating to proprietary rights, including patents, litigation matters and the combined organization’s ability to obtain patent protection for our licensed and owned technologies;

•        changes in estimates or recommendations by securities analysts, if any, who cover TopCo Common Shares;

•        the perception of the biopharmaceutical industry by the public, legislatures, regulators, and the investment community;

•        sales of the combined organization’s common shares by the combined organization or its shareholders in the future;

•        general and industry-specific economic conditions that may affect the combined organization’s research and development expenditures;

•        the low trading volume and the high proportion of shares held by affiliates;

•        changes in the structure of health care payment systems; and

•        period-to-period fluctuations in the combined organization’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined organization’s common shares.

In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined organization’s profitability and reputation.

The market prices for securities of biopharmaceutical companies have historically been volatile.

A number of factors could influence the volatility in the trading price of TopCo Common Shares, including factors about the markets in general, factors specific to our industry, and factors specific to our company. Changes in the economy or in the financial markets, industry-related developments, the results of product development and commercialization, changes in government regulations, and developments concerning proprietary rights, litigation, and cash flow could all affect the trading price of TopCo Common Shares. Our quarterly losses may vary because of the timing of costs for manufacturing, preclinical studies and clinical trials. In addition, the reporting of adverse safety events involving our products and public rumors about such events could cause our share price to decline or experience periods of volatility. In addition, changes in the market prices of the securities of our competitors may also lead to fluctuations in the trading price of TopCo Common Shares.

Financial markets have historically experienced periodic, significant price and volume fluctuations that: (i) have affected the market prices of equity securities of companies and (ii) have often been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of TopCo Common Shares from time to time may decline even if our operating results, underlying asset values and prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that may result in impairment losses to us. There can be no assurance that fluctuations in the price and volume of TopCo Common Shares traded will not occur. If increased levels of volatility and market turmoil continue, our operations could be adversely impacted, and the trading price of TopCo Common Shares may be materially adversely affected.

We have never paid dividends and does not expect to do so in the foreseeable future.

We have not declared or paid any cash dividends on TopCo Common Shares to date and we do not anticipate that we will pay any dividends in the foreseeable future. The payment of dividends in the future will be dependent on our earnings and financial condition in addition to such other factors as the TopCo Board considers appropriate. Unless and until we pay dividends, shareholders may not receive a return on their shares. There is no present intention by the Filament Board to pay dividends on our shares.

Changes in tax laws may affect us and holders of TopCo Common Shares.

There can be no assurance that our U.S. or Canadian federal income tax treatment or any local or jurisdictional tax treatment or an investment in TopCo Common Shares will not be modified, prospectively or retroactively, by legislative, judicial or administrative action, in a manner adverse to us or holders of TopCo Common Shares.

There is no assurance an active or liquid market for the TopCo Common Shares will be developed or sustained. As a result of these and other risks, a shareholder may be unable to resell their TopCo Common Shares at or above the price paid for such TopCo Common Shares, or at all.

No assurance can be given that an active or liquid trading market for TopCo Common Shares will be sustained. If an active or liquid market for TopCo Common Shares fails to be sustained, the prices at which such securities trade may be adversely affected. Whether or not TopCo Common Shares will trade at lower prices depends on many factors, including the liquidity of TopCo Common Shares, prevailing interest rates, the markets for similar securities, general economic conditions and our financial condition, historic financial performance, and future prospects. The Filament Common Shares trade on Cboe Canada but do not currently trade on any U.S. national securities exchange. In the event TopCo Common Shares begin trading on any U.S. national securities exchange, we cannot predict at what prices TopCo Common Shares will trade and there is no assurance that an active trading market will develop or be sustained.

The issuance of additional securities could affect the market price of TopCo Common Shares.

We may issue and sell additional equity or convertible debt securities to finance our operations, which may dilute our existing shareholder’s holdings. To the extent holders of our options or other convertible securities convert or exercise their securities and subsequently sell TopCo Common Shares they receive, the trading price of TopCo Common Shares may decrease due to the additional amount of TopCo Common Shares available in the market. Further, we may issue additional securities in connection with strategic acquisitions. We cannot predict the size or type of future issuances of our securities or the effect, if any, that future issuances and sales of securities will have on the market price of any of our securities issued and outstanding from time to time. Sales or issuances of substantial amounts of TopCo Common Shares or other securities, or the perception that such sales could occur, may adversely affect prevailing market prices for our securities issued and outstanding from time to time. With any additional sale or issuance of equity or convertible securities, holders will suffer dilution with respect to voting power and may experience dilution in our earnings per share.

A significant number of our securities are owned by a limited number of existing shareholders.

Our management, directors and employees will own a substantial number of the outstanding TopCo Common Shares (on a non-diluted and partially-diluted basis). As such, our management, directors and employees, as a group, are in a position to exercise influence over matters requiring shareholder approval, including the election of directors and the determination of corporate actions, including, but not limited to, any arrangement or sale of all or substantially all of our assets. Even if such management, directors and employees do not retain their position with us, they will continue to have the ability to exercise the same significant voting power. These shareholders are also in a position to delay, defer or prevent a change in control, an arrangement involving us or a sale of all or substantially all of our assets that could otherwise be beneficial to our shareholders. Conversely, this concentrated control could allow such holders to consummate such a transaction that our other shareholders do not support. In addition, such holders may make long-term strategic investment decisions and take risks that may not be successful and may seriously harm our business.

We may be subject to heightened scrutiny by authorities in Canada or the United States, which could ultimately lead to the market for TopCo Common Shares becoming highly illiquid and our shareholders having no ability to effect trades in TopCo Common Shares.

Common shares of Filament are traded on Cboe Canada and on the OTCQB in the United States and, after the business combination, TopCo Common Shares are expected to be traded on Nasdaq Capital Market. Our business, operations and investments in Canada and the United States, and any future business, operations or investments, may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada and the United States. As a result, we may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on our ability to operate or invest in Canada, the United States or any other jurisdiction.

If securities or industry analysts do not publish or cease publishing research or reports or publish misleading, inaccurate or unfavorable research about us, our stock price and trading volume could decline.

The trading market for TopCo Common Shares may be influenced by the research and reports that securities or industry analysts publish about us, our business, market or competitors. If no or few securities or industry analysts cover us, the trading price and volume of TopCo Common Shares would likely be negatively impacted. If one or more of the analysts who cover us downgrades TopCo Common Shares or publishes inaccurate or unfavorable research about our business, or provides more favorable relative recommendations about our competitors, the price of TopCo Common Shares would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for TopCo Common Shares could decrease, which could cause our stock price or trading volume to decline.

As a public company, there are costs associated with maintaining a public listing.

As a public company in Canada, we are subject to the reporting requirements, rules and regulations under the applicable Canadian securities laws and rules of stock exchange(s) on which our securities may be listed. There are increased costs associated with legal, accounting and other expenses related to such regulatory compliance. Securities legislation and the rules and policies of Cboe Canada require listed companies to, among other things, adopt corporate governance and related practices, and to continuously prepare and disclose material information, all of which add to a company’s legal and financial compliance costs. We may also elect to devote greater resources than we otherwise would have on communication and other activities typically considered important by publicly traded companies.

Risks Related to Intellectual Property

We may be unable adequately to protect our brand, our patents, and our other intellectual property rights.

Our success will depend in part upon our ability to protect our intellectual property and proprietary technologies and upon the nature and scope of the intellectual property protection we receive, as well as upon our ability to operate without infringing the proprietary rights of third parties. The presence of such proprietary rights of others could severely limit our ability to develop and commercialize our products and to conduct our existing research.

There is no assurance that our pending patent applications or those that we may acquire will be approved in a form that will be sufficient to protect our proprietary technology and gain or keep any competitive advantage that we may have or, if approved, will be upheld in any post-grant proceedings brought by any third parties. The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved.

The pharmaceutical industry is characterized by extensive patent litigation. Other parties may have, or obtain in the future, patents and allege that the use of our technologies infringes on these patent claims or that we are employing these parties’ proprietary technology without authorization. We cannot assure that third parties will not assert intellectual property claims against us. In addition, third parties may challenge or infringe upon our existing or future patents. Patents issued to us or our respective licensors may be challenged, invalidated or circumvented. To the extent our intellectual property, including licensed intellectual property, offers inadequate protection, or is found to be invalid or unenforceable, we are exposed to a greater risk of direct competition. If our intellectual property does not provide adequate protection against our competitors’ products, our competitive position could be adversely affected, as could our business, financial condition and results of operations.

Both the patent application process and the process of litigating patent disputes can be time-consuming and expensive, and the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of Canada and the United States. We will be able to protect our intellectual property from unauthorized use by third parties only to the extent that our proprietary technologies, key products, and any future products are covered by valid and enforceable intellectual property rights including patents or are effectively maintained as trade secrets, and provided we have the funds to enforce our rights, if necessary. Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding the patentability of our inventions relating to our products or the enforceability, validity, or scope of protection offered by patents relating to our products. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action, or challenge the validity of the patents in court. Regardless of the outcome, patent litigation is costly and time-consuming. In some cases, we may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may:

•        incur substantial monetary damages;

•        encounter significant delays in bringing our products to market; and

•        be precluded from participating in the manufacture, use or sale of our products or methods of treatment requiring licenses.

Even if we are successful in litigating any patent disputes, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on our operations.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Patent rights are of limited duration. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such product candidates are commercialized. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from biosimilar or generic products. A patent term extension based on regulatory delay may be available in the U.S. However, only a single patent can be extended for each marketing approval, and any patent can be extended only once, for a single product. Moreover, the scope of protection during the period of the patent term extension does not extend to the full scope of the claim, but instead only to the scope of the product as approved. Laws governing analogous patent term extensions in foreign jurisdictions vary widely, as do laws governing the ability to obtain multiple patents from a single patent family. Additionally, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. If we are unable to obtain patent term extension or restoration, or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our product will be shortened and our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent process. Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on any issued patents and/or applications are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patents and/or applications. We have systems in place to remind us to pay these fees, and we employ an outside firm and rely on our outside counsel to pay these fees due to foreign patent agencies. While an inadvertent lapse may sometimes be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market with similar or identical products or technology earlier than should otherwise have been the case, which would have a material adverse effect on our business, financial condition, results of operations, and prospects.

If we are unable adequately to protect and enforce our intellectual property rights, our competitors may take advantage of our development efforts or acquired technology and compromise our prospects of marketing and selling our product candidates.

We believe that patents and other proprietary rights are key to our business. Our policy is to file patent applications to protect technology, inventions and improvements that may be important to any product candidate. We also rely upon trade secrets, know-how and continuing technological innovations to develop and maintain our competitive position. We plan to enforce our issued patents and our rights to proprietary information and technology. We review third-party patents and patent applications, both to refine our own patent strategy and to monitor the landscape related to our technology.

Our success depends, in part, on our ability to secure and protect our intellectual property rights and to operate without infringing on the proprietary rights of others or having third parties circumvent the rights owned or licensed by us. We have a number of patents, patent applications and rights to patents related to our compounds, product candidates and technology, but we cannot be certain that they will be enforceable or provide adequate protection or that pending patent applications will result in issued patents.

The patent positions of pharmaceutical and biopharmaceutical firms, ourselves included, are uncertain and involve complex questions of law and fact for which important legal issues remain unresolved. Therefore, it is not clear whether our pending patent applications will result in the issuance of patents or whether we will develop additional proprietary products which are patentable. Part of our strategy is based on our ability to secure a patent position to protect our technology. There is no assurance that we will be successful in this approach and failure to secure patent protection may have a material adverse effect upon us and our financial condition. Also, we may fail in our attempt to commercialize products using currently patented or licensed technology without having to license additional patents. Moreover, it is not clear whether the patents issued or to be issued will provide us with any competitive advantages or if any such patents will be the target of challenges by third parties, whether the patents of others will interfere with our ability to market our products, or whether third parties will circumvent our patents by means of alternate processes. Furthermore, it is possible for others to develop products that have the same effect as our product candidates or technologies on an independent basis or to design around technologies patented by us. Patent applications relating to or affecting our business may have been filed by pharmaceutical or biopharmaceutical companies or academic institutions. Such applications may conflict with our technologies or patent applications and such conflict could reduce the scope of patent protection that we could otherwise obtain or even lead to the rejection of our patent applications.

There is no assurance that we can enter into licensing arrangements on commercially reasonable terms or develop or obtain alternative technology in respect of patents issued to third parties that incidentally cover our products or production technologies. Any inability to secure licenses or alternative technology could result in delays in the introduction of some of our product candidates or even lead to us being prevented from pursuing the development, manufacture or sale of certain products.

Moreover, we could potentially incur substantial legal costs in defending legal actions that allege patent infringement, or by initiating patent infringement suits against others. It is not possible for us to be certain that we are the creator of inventions covered by pending patent applications or that we were the first to invent or file patent applications for any such inventions. While we have used commercially reasonable efforts to obtain assignments of intellectual property from all individuals who may have created materials on our behalf (including with respect to inventions covered by our patents and pending patent applications), it is not possible for us to be certain that we have obtained all necessary rights to such materials. No assurance can be given that our patents, or patent applications if issued, would be upheld by a court, or that a competitor’s technology or product would be found to infringe on our patents. In addition, much of our technology know-how that is not patentable may constitute trade secrets. Therefore, we require our employees, consultants, advisors, and collaborators to enter into confidentiality agreements either as stand-alone agreements or as part of their employment or consulting contracts. However, no assurance can be given that such agreements will provide meaningful protection of our trade secrets, know-how, or other proprietary information in the event of any unauthorized use or disclosure of confidential information. Also, while we have used commercially reasonable efforts to obtain executed copies of such agreements from all employees, consultants, advisors, and collaborators, no assurance can be given that executed copies of all such agreements have been obtained.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which could materially and adversely affect our ability to develop, manufacture and market our product candidates.

There are many patents issued or applied for in the biotechnology industry, and we may not be aware of patents or patent applications held by others that relate to our business. We cannot guarantee that any of our or our licensors’ patent searches or analyses, including, but not limited to, the identification of relevant patents, analysis of the scope of relevant patent claims or determination of the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and elsewhere that is relevant to or necessary for the development and commercialization of our product candidates in any jurisdiction.

For example, patent applications in the United States and many international jurisdictions are typically not published until 18 months after the filing of certain priority documents (or, in some cases, are not published until they issue as patents) and publications in the scientific literature often lag behind actual discoveries. Thus, we cannot be certain that others have not filed patent applications or made public disclosures relating to our technology or our contemplated technology. A third party may have filed, and may in the future file, patent applications directed to our product candidates or technology similar to ours or that of our licensors. Any such patent application may have an earlier priority date than our patent applications or patents, or those of our licensors, which could further require us to obtain rights to patents directed to such technologies. Under certain circumstances, if third parties have filed such patent applications, an interference proceeding in the United States can be initiated by any such third party, or by the USPTO itself, to determine who was the first to invent any of the subject matter recited by the patent claims of our applications or issued patents.

Furthermore, after issuance, the scope of patent claims remains subject to construction as determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, and we may incorrectly determine that our product candidates or technology are not covered by a third party’s patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or elsewhere that we consider relevant may also be incorrect. If we fail to correctly identify or interpret relevant patents, we may be subject to infringement claims. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay monetary damages, we may be temporarily or permanently prohibited from commercializing our product candidates. We may also be forced to attempt to redesign our product candidates or technology in a manner that no longer infringes third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to the development and commercialization of our product candidates.

Any collaboration arrangements that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our products.

Any future collaborations that we enter into may not be successful. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborations are subject to numerous risks, which may include that:

•        collaborators have significant discretion in determining the efforts and resources that they will apply to collaborations;

•        collaborators may not pursue development and commercialization of our products or may elect not to continue or renew development or commercialization programs based on trial or test results, changes in their strategic focus due to the acquisition of competitive products, availability of funding, or other external factors, such as a business combination that diverts resources or creates competing priorities;

•        collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our current or future product candidates;

•        a collaborator with marketing, manufacturing, and distribution rights to one or more products may not commit sufficient resources to or otherwise not perform satisfactorily in carrying out these activities;

•        we could grant exclusive rights to our collaborators that would prevent us from collaborating with others;

•        collaborators may not properly maintain or defend our intellectual property rights or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential liability;

•        disputes may arise between us and a collaborator that causes the delay or termination of the research, development, or commercialization of our current or future products or that results in costly litigation or arbitration that diverts management attention and resources;

•        collaborations may be terminated, and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable current or future products;

•        collaborators may own or co-own intellectual property covering our products that results from our collaborating with them, and in such cases, we would not have the exclusive right to develop or commercialize such intellectual property; and

•        a collaborator’s sales and marketing activities or other operations may not be in compliance with applicable laws resulting in civil or criminal proceedings.

The patent protection and patent prosecution for some of our product candidates is dependent or may be dependent on third parties in the future.

While we normally seek and gain the right to fully prosecute the patents relating to our product candidates, there may be times when product-specific patents that relate to our product candidates are controlled by our licensors. In addition, our licensors and/or licensees may have back-up rights to prosecute patent applications in the event that we do not do so or choose not to do so, and our licensees may have the right to assume patent prosecution rights. If any of our licensing collaborators fails to appropriately prosecute and maintain patent protection for patents covering any of our product candidates, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products.

If we enter into licenses that become a material part of our business, and then subsequently lose them, we may be unable to continue a substantial part of our business.

Although we do not currently license any intellectual property from third parties, we may enter into licenses that give us rights to intellectual property that are necessary or useful for portions of our business. We may also enter into licenses in the future to access additional third-party intellectual property. If we fail to pay annual maintenance fees or development and sales milestones, or if it is determined that we did not use commercially reasonable efforts to commercialize licensed products, we could lose our licenses, which could have a material adverse effect on our business and financial condition.

We may fail to obtain or enforce assignments of intellectual property rights from our employees and contractors.

While it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing an enforceable agreement with each party who in fact conceives or develops intellectual property that we regard as our own. Furthermore, our assignment agreements may not be self-executing or may be breached, and we may be forced to bring or defend claims to determine the ownership of what we regard as our intellectual property, and we may not be successful in such claims. If we fail to obtain agreements assigning intellectual property rights or in bringing or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Such an outcome could materially adversely affect our business, financial condition, results of operations and growth prospects. Even if we are successful in defending against such claims, litigation could result in substantial costs and distraction to management and other employees.

Changes in patent law and its interpretation could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other biopharmaceutical and pharmaceutical companies, our success is heavily dependent on intellectual property rights, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves technological and legal complexity, and obtaining and enforcing biopharmaceutical patents is costly, time consuming and inherently uncertain. Federal courts in North America and elsewhere have ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to us and our licensors’ or collaborators’ ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken us and our licensors’ or collaborators’ ability to obtain new patents or to enforce existing patents and patents we and our licensors or collaborators may obtain in the future.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our and our licensors’ or collaborators’ patent applications and the enforcement or defense of our or our licensors’ or collaborators’ issued patents. On September 16, 2011, the Leahy-Smith Act was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The USPTO developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. The Leahy-Smith Act and our implementation could increase the uncertainties and costs surrounding the prosecution of our or our licensors’ or collaborators’ patent applications and the enforcement or defense of our or our licensors’ or collaborators’ issued patents, all of which could have a material adverse effect on our business and financial condition.

Our reliance on third parties requires us to share our trade secrets with those third parties, which increases the possibility that a competitor will discover those trade secrets, and if we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and product candidates could be materially diminished.

Trade secrets are difficult to protect. We may rely on trade secrets to protect our proprietary information and technologies, especially where we do not believe patent protection is appropriate or obtainable, or where such patents would be difficult to enforce. Because we rely on third parties to develop our products, we must share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements, or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically restrict the ability of our collaborators, advisors, employees, and consultants to publish data potentially relating to our trade secrets. We cannot guarantee that we have entered into such agreements with each party that may have had access to our proprietary information or technologies, or that such agreements, even if in place, will not be circumvented. These agreements may not effectively prevent disclosure of proprietary information or technology and may not provide an adequate remedy in the event of unauthorized disclosure of such information or technology. Our academic and clinical collaborators typically have rights to publish data, provided that we are notified in advance and that we may delay publication for a specified time in order to secure any intellectual property rights arising from the collaboration. In other cases, publication rights are controlled exclusively by us, although in some cases we may share these rights with other parties. We may also conduct joint research and development programs which may require us to share trade secrets under the terms of research and development collaborations or similar agreements. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of these agreements, independent development or publication of information including our trade secrets in cases where we do not have proprietary or otherwise protected rights at the time of publication. In addition, others may independently discover our trade secrets and proprietary information, in which case we may have no right to prevent them from using such trade secrets or proprietary information to compete with us. A competitor’s discovery of our trade secrets may impair our competitive position and could have a material adverse effect on our business and financial condition. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could materially adversely affect our business, financial condition, results of operations and growth prospects.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our future trademarks or trade names may be unable to be obtained, challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected. We may license our trademarks and trade names to third parties, such as distributors. Though these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and tradenames by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names. Our efforts to enforce or protect our proprietary rights related to trademarks, trade names, trade secrets, domain names, copyrights, or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our financial condition or results of operations.

Other Risks

We rely heavily on the capabilities and experience of our key executives and scientists and the loss of any of them could affect our ability to develop our products.

We depend on the leadership and experience of our key executive management personnel, particularly Ben Lightburn, the Filament Board Chair and Chief Executive Officer. The loss of any of our key executives or other key members of our staff could harm us. We also depend on our scientific and clinical collaborators and advisors, all of whom have outside commitments that may limit their availability to us. In addition, we believe that our future success will depend in large part upon our ability to attract and retain highly skilled scientific, managerial, medical, manufacturing, clinical, and regulatory personnel, particularly as we expand our activities. We enter into agreements with our scientific and clinical collaborators and advisors, key opinion leaders, and academic partners in the ordinary course of our business. We also enter into agreements with physicians and institutions who will recruit patients into our clinical trials on our behalf in the ordinary course of our business. Notwithstanding these arrangements, we face significant competition for these types of personnel from other companies, research and academic institutions, government entities, and other organizations. We cannot predict our success in hiring or retaining the personnel we require for continued growth. The loss of the services of any of our executive officers or other key personnel could potentially harm our business, operating results or financial condition.

Our employees, contractors, consultants, and agents may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have a material adverse effect on our business.

We are exposed to the risk that employees, management, independent contractors, consultants, CROs, and CMOs may engage in fraud, illegal activity, or other misconduct. Misconduct by any of these parties could include failures to comply with applicable laws and regulations, provide accurate information to regulatory authorities, comply with manufacturing standards we have established, comply with federal and provincial/state healthcare fraud and abuse laws and regulations, report financial information or data accurately, or disclose unauthorized activities to us. In particular, sales, marketing, and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing, and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It may not always be possible for us to identify and prevent misconduct by our employees and other third parties, and the precautions taken by us to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. We cannot provide assurance that our internal controls and compliance systems will protect us from acts committed by our employees, agents, or business partners in violation of federal, provincial, state or local laws or the laws of other jurisdictions in which we operate. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a substantial impact on our business and results of operations, including the imposition of substantial fines or other sanctions.

Any failure to maintain an effective system of internal controls may result in material misstatements of our financial statements or cause us to fail to meet our reporting obligations or prevent fraud.

We are subject to various Canadian reporting and other regulatory requirements, and will be subject to regulatory requirements in the United States. We will incur expenses and, to a lesser extent, diversion of our management’s time in our efforts to comply with applicable United States and Canadian securities laws regarding internal controls over financial reporting. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we fail to maintain an effective system of internal controls, we might not be able to report our financial results accurately or prevent fraud. In that case, our shareholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of TopCo Common Shares. While we believe that we have sufficient personnel and review procedures to allow us to maintain an effective system of internal controls, we cannot provide assurance that we will not experience potential material weaknesses in our internal controls. Even if we conclude that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS as issued by the International Accounting Standards Board and GAAP, because of our inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our future reporting obligations. If we fail to achieve and maintain the timely adequacy of our internal control over financial reporting, we may not be able to produce reliable financial reports or help prevent fraud. In addition, any testing by us conducted in connection with applicable U.S. or Canadian securities laws, or the subsequent testing by an independent registered public accounting firm when required, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retrospective changes to our consolidated financial statements or identify other areas for further attention or improvement. Our failure to achieve and maintain effective internal control over financial reporting could prevent us from complying with our reporting obligations on a timely basis, which could result in the loss of investor confidence in the reliability of our consolidated financial statements, harm our business and negatively impact the trading price of TopCo Common Shares.

We face risks related to our information technology systems, including potential cyber-attacks and security and privacy breaches.

Our information technology systems and our use of technology are critical to our continued operations. We are susceptible to operational, financial, and information security risks resulting from cyber-attacks and/or technological malfunctions. Successful cyber-attacks and/or technological malfunctions affecting us or our service providers can result in, among other things, financial losses, the inability to process transactions, the unauthorized release of customer information or other confidential information and reputational risk. We have not experienced any material losses to date relating to cyber-attacks, other information breaches or technological malfunctions. However, there can be no assurance that we will not incur such losses in the future. As cybersecurity threats continue to evolve, we may be required to use additional resources to continue to modify or enhance protective measures or to investigate and redress security vulnerabilities.

We are also subject to laws, rules, and regulations in the jurisdictions in which we operate relating to the collection, production, storage, transfer, and use of personal data. We may store and collect personal information. It is our responsibility to protect that information from privacy breaches that may occur through procedural or process failure, information technology malfunction, or deliberate, unauthorized intrusions. Any such theft or privacy breach could have a material adverse effect on our business, prospects, revenue, results of operation, and financial condition. Additionally, our ability to execute transactions and to possess and use personal information and data in conducting our business subjects us to legislative and regulatory burdens that may require us to notify regulators or other individuals of a data security breach. Evolving compliance and operational requirements under the privacy laws, rules, and regulations of jurisdictions in which we operate impose significant costs that are likely to increase over time. In addition, non-compliance could result in proceedings against us by governmental entities or the imposition of significant fines which could negatively impact our reputation and may otherwise have a materially adverse impact our business, financial condition, and operating results.

We are exposed to the financial risk related to the fluctuation of foreign exchange rates and the degrees of volatility of those rates.

To date, we have been primarily funded through equity issuances and from interest income on funds available for investment, which are primarily denominated in Canadian dollars. As a result, we may be adversely affected by foreign currency fluctuations. A significant portion of our expenditures are also in currencies other than Canadian dollars, and we are therefore subject to foreign currency fluctuations which may, from time to time, impact our financial position and results of operations.

The effects of the outbreak of infectious disease could materially negatively impact our operations.

Emerging infectious diseases or the threat of outbreaks of viruses or other contagions or epidemic diseases could have a material adverse effect on us. For example, the outbreak of the novel strain of coronavirus, specifically identified as “COVID-19”, resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which included the implementation of travel bans, self-imposed quarantine periods, and social distancing, caused material disruption to businesses globally resulting in an economic slowdown, and global equity markets experienced significant volatility and weakness. With respect to COVID-19, the World Health Organization ended the global emergency status for COVID-19 on May 5, 2023, and the United States Department of Health and Human Services declared that the public health emergency from COVID-19 expired on May 11, 2023. While many of the restrictions have been terminated or significantly reduced, the impact of COVID-19 continues to persist. We cannot predict the likelihood, timing, or severity of any future pandemic or outbreak of infectious disease, or the magnitude of the potential effects on our business. We are not currently aware of any changes in laws, regulations or guidelines, including tax and accounting requirements, arising from COVID-19 which would be reasonably anticipated to materially affect our business.

Risks Related to Jupiter and the Business Combination

The process of taking a company public by means of a business combination with a special purpose acquisition company, or a SPAC, is different from taking a company public through an underwritten offering and may create risks for unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless such underwriters are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary for an underwritten offering.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC business combination, the value of the company is primarily established by means of negotiations between the target company and the SPAC. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the business combination. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with a SPAC business combination and no underwriters with the responsibility of stabilizing the share price, which may result in the share price being harder to sustain after the consummation of the business combination.

As Jupiter is a SPAC and the Business Combination does not involve an underwritten offering, unaffiliated investors may be materially adversely affected by the risks described above. See also the risks described below under “— Subsequent to the completion of the Business Combination, TopCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on TopCo’s financial condition, results of operations and the price of the TopCo Common Shares, which could cause you to lose some or all of your investment.”

If the Business Combination is not consummated by December 17, 2023, and Jupiter does not seek another extension, Jupiter would cease all operations except for the purpose of winding up, redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and the Jupiter Warrants will expire worthless.

The Jupiter Charter provides that Jupiter must complete its initial business combination by December 17, 2023. Jupiter may not be able to complete the Business Combination or effect an extension within such time period. Jupiter’s or Filament’s ability to complete the Business Combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the impacts of the COVID-19 pandemic persist both in the U.S. and globally and, while the continued impact of the COVID-19 pandemic will depend on future developments, it could limit the parties’ ability to complete the Business Combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable or at all. The invasion of Ukraine by Russia and resulting sanctions, the recent escalation of the conflict in Israel, global food shortages and other related consequences of prolonged military conflict may also have similar effects, and the impact of such effects on the parties’ ability to complete the Business Combination will depend on future developments that cannot be predicted with any degree of certainty. Additionally, the COVID-19 pandemic, the invasion of Ukraine by Russia, the recent escalation of the conflict in Israel, and resulting consequences, recent increases in inflation and interest rates and other events (such as terrorist attacks, geopolitical unrest, natural disasters or a significant outbreak of other infectious diseases) may negatively impact Filament or the Combined Company.

If, as a result of the termination of the Business Combination Agreement or otherwise, Jupiter has not completed its initial business combination, or effected an extension, within such time period, Jupiter will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Jupiter to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Jupiter’s remaining stockholders and the Jupiter Board, dissolve and liquidate, subject in each case to Jupiter’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Stockholders may only receive $10.00 per share, and the Jupiter Warrants will expire worthless. In certain circumstances, the Public Stockholders may receive less than $10.00 per share on the redemption of their shares.

The ability of the Public Stockholders to exercise Redemption Rights with respect to a large number of Public Shares, and the completed redemptions of public shares in connection with the Extension, could increase the probability that the Business Combination will be unsuccessful and that the Public Stockholders would have to wait for liquidation in order to redeem their public shares.

Because the Business Combination Agreement requires that minimum net proceeds amount to at least the sum of Filament’s transaction expenses, Jupiter’s transaction expenses and $5,000,000, the probability that the Business Combination will be unsuccessful is increased if a large number of the Public Shares are tendered for redemption. This risk is magnified because Jupiter paid approximately $145.2 million out of the Trust Account to stockholders that tendered their public shares for redemption in connection with the Extension. If the Business Combination is unsuccessful, the Public Stockholders would not receive their pro rata portion of the Trust Account until Jupiter liquidates the Trust Account. If a Public Stockholder is in need of immediate liquidity, they could attempt to sell their Public Shares in the open market; however, at such time Jupiter’s stock may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, Jupiter’s stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until Jupiter liquidates or the Public Stockholders are able to sell their stock in the open market.

If a stockholder fails to receive notice of Jupiter’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

This proxy statement/prospectus describes the various procedures that must be complied with in order for a Public Stockholder to validly redeem its Public Shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

The Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, the Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

The Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) Jupiter’s completion of its initial business combination, and then only in connection with those Public Shares that such stockholder properly elected to redeem, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Jupiter Charter (A) to modify the substance or timing of Jupiter’s obligation to allow Redemption Rights in connection with Jupiter’s initial business combination or to redeem 100% of Public Shares if Jupiter does not complete its initial business combination by December 17, 2023 (or such later date as may be approved by Jupiter’s stockholders) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) the redemption of the Public Shares if Jupiter does not complete an initial business combination by December 17, 2023 (or such later date as may be approved by Jupiter’s stockholders), subject to applicable law. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Holders of Jupiter Warrants will not have any right to the proceeds held in the Trust Account with respect to the Jupiter Warrants. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the Public Shares, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

The Jupiter Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Public Shares without Jupiter’s prior consent, which Jupiter refers to as the “Excess Shares.” However, Jupiter would not be restricting Jupiter’s stockholders’ ability to vote all of their shares (including Excess Shares) for or against Jupiter’s initial business combination. The inability of a stockholder to redeem the Excess Shares will reduce its influence over Jupiter’s ability to complete Jupiter’s initial business combination and you could suffer a material loss on your investment in Jupiter if you sell Excess Shares in open market transactions. Additionally, such stockholder will not receive redemption distributions with respect to the Excess Shares if Jupiter completes its initial business combination. And as a result, such stockholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its shares in open market transactions, potentially at a loss.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, Jupiter files a bankruptcy petition or an involuntary bankruptcy petition is filed against Jupiter that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Jupiter’s stockholders and the per-share amount that would otherwise be received by Jupiter stockholders in connection with Jupiter’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, Jupiter files a bankruptcy petition or an involuntary bankruptcy petition is filed against Jupiter that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Jupiter’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Jupiter’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Jupiter’s stockholders in connection with Jupiter’s liquidation may be reduced.

Jupiter’s stockholders may be held liable for claims by third parties against Jupiter to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Jupiter does not complete its initial business combination by December 17, 2023 (or such later date as may be approved by Jupiter’s stockholders) may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Jupiter’s intention to redeem the Public Shares as soon as reasonably possible following December 17, 2023 (or such later date as may be approved by Jupiter’s stockholders) in the event Jupiter does not complete its initial business combination and, therefore, Jupiter does not intend to comply with the foregoing procedures.

Because Jupiter will not be complying with Section 280, Section 281(b) of the DGCL requires Jupiter to adopt a plan, based on facts known to Jupiter at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against Jupiter within the 10 years following Jupiter’s dissolution. However, because Jupiter is a blank check company, rather than an operating company, and Jupiter’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Jupiter’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If Jupiter’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. Jupiter cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Jupiter’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Jupiter’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of Public Shares in the event Jupiter does not complete its initial business combination by December 17, 2023 (or such later date as may be approved by Jupiter’s stockholders) is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

Jupiter’s stockholders cannot be sure of the market value of the TopCo Common Shares to be issued upon completion of the Business Combination.

The holders of shares of Jupiter Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than any redeemed shares) will receive one TopCo Common Share in exchange for each share of Jupiter Class A Common Stock held by them, rather than a number of shares with a particular fixed market value. The market value of the shares of Jupiter Class A Common Stock at the time of the consummation of the Business Combination may vary significantly from the market value of the shares of Jupiter Class A Common Stock on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus or the date on which Jupiter stockholders vote on the Business Combination. Because the exchange ratio of the shares will not be adjusted to reflect any changes in the market value of the shares of Jupiter Class A Common Stock, the market value of the TopCo Common Shares issued in the Business Combination and the shares of Jupiter Class A Common Stock surrendered in the Business Combination may be higher or lower than the value of these shares on earlier dates. 100% of the consideration to be received by Jupiter’s stockholders for the shares of Jupiter Class A Common Stock will be TopCo Common Shares (including Sponsor Earnout Shares and Underwriter Earnout Shares subject to vesting). Following consummation of the Business Combination, the market price of TopCo’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:

•        changes in financial estimates by analysts;

•        announcements by it or its competitors of significant contracts, productions, acquisitions or capital commitments;

•        fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        general economic conditions;

•        changes in market valuations of similar companies;

•        catastrophic events, including acts of terrorism, outbreak of war or hostilities, natural disasters and global health crises, including the coronavirus (COVID-19) pandemic;

•        changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•        future sales of TopCo Common Shares;

•        regulatory developments in the United States, foreign countries or both;

•        litigation involving the Combined Company or its general industry; and

•        additions or departures of key personnel.

In addition, it is possible that the Business Combination may not be completed until a significant period of time has passed after the Special Meeting. As a result, the market value of the shares of Jupiter Class A Common Stock may vary significantly from the date of the Special Meeting to the date of the completion of the Business Combination. You are urged to obtain up-to-date prices for the shares of Jupiter Class A Common Stock. There is no assurance that the Business Combination will be completed, that there will not be a delay in the completion of the Business Combination or that all or any of the anticipated benefits of the Business Combination will be obtained.

There is no guarantee that a Public Stockholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

Jupiter can give no assurance as to the price at which a Public Stockholder may be able to sell its Public Shares in the future, or its TopCo Common Shares following the Closing, or after any alternative business combination. If a Public Stockholder redeems its Public Shares, certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and redemption may result in a lower value realized than a stockholder might realize in the future had the stockholder not redeemed its Public Shares. Similarly, if a stockholder does not redeem its Public Shares, the stockholder will bear the risk of ownership of the shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth herein. In addition, if a Public Stockholder does not redeem its Public Shares, but other Public Stockholders do elect to redeem, the non-redeeming stockholders would own shares with a lower book value per share, which would decrease from $0.50 per share (assuming no additional redemptions) to $0.17 per share (assuming maximum redemptions), on a pro forma basis as of June 30, 2023. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation. Please see “Questions and Answers — What happens if a substantial number of the Public Stockholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?” for additional information on the impact of redemptions on the per-share value of the Public Shares owned by non-redeeming stockholders.

The TopCo Common Shares to be received by Jupiter’s stockholders as a result of the Business Combination will have different rights from shares of Jupiter Common Stock.

Following completion of the Business Combination, the Public Stockholders will no longer be stockholders of Jupiter but will instead be TopCo shareholders. There will be important differences between your current rights as a Jupiter stockholder and your rights as a TopCo shareholder. See “Comparison of Corporate Governance and Rights of Holders of Shares” for a discussion of the different rights associated with the securities.

The Initial Stockholders and Jupiter’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Pursuant to the terms of a letter agreement entered into with Jupiter, the Initial Stockholders and Jupiter’s officers and directors have agreed to vote any shares of Jupiter Common Stock held by them in favor of its initial business combination, including the Business Combination. In connection with the Extension, Jupiter redeemed 14,286,357 Public Shares tendered for redemption by the Public Stockholders and only 1,475,493 Public Shares remain outstanding. As the shares of Jupiter Common Stock held by the Initial Stockholders represent greater than a majority of the shares of Jupiter Common Stock outstanding after the Extension, Jupiter does not expect to need any of the Public Shares to be voted in favor of the Business Combination in order to have the Business Combination approved.

The exercise of discretion by Jupiter’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Jupiter’s securityholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, may cause Jupiter to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that Jupiter is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Filament’s business, a request by Filament to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Filament’s business and would entitle Jupiter to terminate the Business Combination Agreement. In any of such circumstances, it would be in Jupiter’s discretion, acting through the Jupiter Board, to grant Jupiter’s consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for Jupiter and its securityholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Jupiter does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the transaction that would have a material impact on the stockholders, Jupiter will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its stockholders with respect to the Business Combination Proposal.

The Initial Stockholders and certain of Jupiter’s directors and officers have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

When you consider the recommendation of the Jupiter Board to vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Initial Stockholders and certain of Jupiter’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. These include, among other things, the interests set forth in the section entitled “The Business Combination — Interests of Jupiter’s Initial Stockholders, Directors and Officers in the Business Combination.” These interests may influence Jupiter’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section entitled “The Business Combination — Jupiter Board’s Reasons for the Approval of the Business Combination.”

The nominal purchase price paid by the Initial Stockholders for the Founder Shares may significantly dilute the implied value of the Public Shares in the event Jupiter consummates the Business Combination, and the Initial Stockholders are likely to make a substantial profit on their investment in Jupiter in the event Jupiter consummates the Business Combination, even if the Business Combination causes the trading price of the TopCo Common Shares to materially decline.

The Initial Stockholders invested an aggregate of $5,977,370 in Jupiter in connection with the IPO, comprised of the $25,000 purchase price for the Founder Shares and the $5,952,370 purchase price for the Private Units. The amount held in the Trust Account was $15,109,272 as of June 30, 2023, implying a value of approximately $10.35 per Public Share (as adjusted for interest withdrawn and not yet applied to taxes payable).

The following table shows the Public Stockholders’ and Initial Stockholders’ investment per share and how these compare to the implied value of one TopCo Common Share upon the completion of the Business Combination. The following table (i) assumes that (a) Jupiter’s valuation is $15,109,272 (which is the amount held in the Trust Account as of June 30, 2023, excluding interest withdrawn and not yet applied to taxes payable), (b) no additional interest is earned on the funds held in the Trust Account, (c) no Public Shares are redeemed in connection with the Business

Combination and (d) all TopCo Common Shares issued in exchange for the Founder Shares are held by the Initial Stockholders upon completion of the Business Combination, and (ii) does not take into account other potential impacts on Jupiter’s valuation at the time of the Business Combination such as (a) the value of the Public Warrants and Private Warrants, (b) the trading price of the shares of Jupiter Class A Common Stock, (c) business combination transaction costs (including payment of any deferred underwriting commissions or the Deferred Fee Shares), (d) any equity issued or cash paid to Filament’s securityholders, (e) any equity issued to other third party investors or (f) Filament’s business itself, including its assets, liabilities, management and prospects.

Public Shares	1,475,493	shares
Founder Shares	3,940,462	shares
Private Shares	595,237	shares
Total shares	6,011,192	shares
Total funds in Trust Account(1)	$15,109,272
Public Stockholders’ investment per Public Share(2)	$10.00
Initial Stockholders’ investment per Founder Share(3)(4)	$0.006
Implied value per TopCo Common Share upon completion of the Business Combination	$2.51

____________

(1)      Amount held in the Trust Account as of June 30, 2023. In connection with the implementation of the Extension, Jupiter redeemed 14,286,357 Public Shares, at a redemption price of approximately $10.16 per share, for an aggregate redemption amount of approximately $145.2 million.

(2)      While the Public Stockholders’ investment is in both the Public Shares and the Public Warrants, for purposes of this table the full investment amount is ascribed to the Public Shares only.

(3)      Investment per Founder Share reflects the forfeiture by the Initial Stockholders of 1,809,538 Founder Shares in the aggregate prior to the IPO and in connection with the partial forfeiture of the underwriters’ over-allotment option. On April 20, 2023, pursuant to the Class B Conversion in connection with the Extension, all Founder Shares were converted from shares of Jupiter Class B Common Stock to shares of Jupiter Class A Common Stock on a one-for-one basis.

(4)      Our Initial Stockholders’ total investment in the equity of Jupiter, inclusive of the Founder Shares and the $5,952,370 investment in the Private Units, is $5,977,370.

Based on these assumptions, each TopCo Common Share would have an implied value of $2.51 per share upon completion of the Business Combination, representing a 74.9% decrease from the initial implied value of $10.00 per Public Share. While the implied value of $2.51 per share upon completion of the Business Combination would represent a significant dilution to the Public Stockholders, this would still represent an increase in value for the Initial Stockholders relative to the initial purchase price of the Founder Shares. At $2.51 per share, the 4,535,699 TopCo Common Shares that the Initial Stockholders would own upon completion of the Business Combination (including Sponsor Earnout Shares and Underwriter Earnout Shares subject to vesting but excluding any Deferred Fee Shares) would have an aggregate implied value of approximately $11,384,605. As a result, even if the trading price of the TopCo Common Shares significantly declines, the Initial Stockholders will stand to make significant profit on their investment in Jupiter. In addition, the Initial Stockholders could potentially recoup their entire investment in Jupiter even if the trading price of the TopCo Common Shares was as low as $1.32 per share and even if the TopCo Warrants issued upon conversion of the Private Warrants are worthless. The Initial Stockholders may therefore be economically incentivized to complete the Business Combination, or another initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the Public Stockholders, rather than liquidating Jupiter. This dilution would increase to the extent that Public Stockholders seek further redemptions from the Trust Account for their Public Shares.

If the PIPE Financing or other transactions are not consummated for any reason, Jupiter may not have enough funds to complete the Business Combination.

As a condition to closing the Business Combination, the Business Combination Agreement requires that minimum net proceeds amount to at least the sum of Filament’s transaction expenses, Jupiter’s transaction expenses and $5,000,000. If the amount in the Trust Account is less than such minimum amount, Jupiter may require the funds from PIPE Investors, among others, in order to consummate the Business Combination. There can be no assurance that the PIPE Financing will be completed. If the PIPE Financing or other transactions are not consummated for any reason, Jupiter may not have sufficient funds to meet the minimum net proceeds to Closing in the Business Combination Agreement.

Subsequent to the completion of the Business Combination, TopCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on TopCo’s financial condition, results of operations and the price of the TopCo Common Shares, which could cause you to lose some or all of your investment.

Although Jupiter has conducted due diligence on Filament, Jupiter cannot assure you that its diligence surfaced all material issues that may be present inside Filament, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Filament and outside of Jupiter’s control will not later arise. As a result of these factors, TopCo may be forced to later write-down or write off assets, restructure its operations, or incur impairment or other charges that could result in TopCo reporting losses or losses greater than those previously reported. Even if Jupiter’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Jupiter’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on TopCo’s liquidity, the fact that TopCo reports charges of this nature could contribute to negative market perceptions about TopCo or its securities. In addition, charges of this nature may cause TopCo to violate net worth or other covenants to which it may be subject or to be unable to obtain future financing on favorable terms or at all. Accordingly, any Jupiter stockholders who choose to remain TopCo shareholders following the consummation of the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Jupiter’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Public Stockholders at the time of the Business Combination who purchased Public Units in the IPO and do not exercise their Redemption Rights may pursue rescission rights and related claims.

The Public Stockholders may allege that some aspects of the Business Combination are inconsistent with the disclosure contained in the prospectus issued by Jupiter in connection with the offer and sale in the IPO of the Public Units, including the structure of the proposed Business Combination. Consequently, a Public Stockholder who purchased Public Shares as part of the Public Units in the IPO (excluding the Initial Stockholders) and still holds them at the time of the Business Combination and who does not seek to exercise Redemption Rights might seek rescission of the purchase of the Public Units such holder acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such holder’s shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If stockholders bring successful rescission claims against Jupiter, it may not have sufficient funds following the consummation of the Business Combination to pay such claims, or if claims are successfully brought against TopCo following the consummation of the Business Combination, TopCo’s results of operations could be adversely affected and, in any event, TopCo may be required in connection with the defense of such claims to incur expenses and divert management and employee attention from other business matters.

Jupiter stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, Jupiter stockholders will own a smaller percentage of TopCo than they currently own of Jupiter. Upon completion of the Business Combination, it is anticipated that the Jupiter stockholders as of the record date for the Special Meeting (including the Public Shares, the Founder Shares and the Private Shares) will own approximately 21.6%, of the TopCo Common Shares issued and outstanding immediately after the consummation of the Business Combination, assuming that none of the Public Stockholders exercise their Redemption Rights in connection with the Business Combination among other assumptions described herein. Consequently, the Jupiter stockholders, as a group, will have reduced ownership and voting power in TopCo compared to their ownership and voting power in Jupiter.

If Jupiter effects the Business Combination with TopCo, a company located in Canada, the Combined Company will be subject to a variety of additional risks that may negatively impact its operations.

If Jupiter consummates the Business Combination with TopCo, a company located in Canada, the Combined Company will be subject to special considerations or risks associated with companies operating in non-U.S. jurisdictions, including any of the following:

•        rules and regulations or currency conversion or corporate withholding taxes on individuals;

•        tariffs and trade barriers;

•        regulations related to customs and import/export matters;

•        longer payment cycles;

•        tax issues, such as tax law changes and variations in tax laws as compared to the United States;

•        currency fluctuations and exchange controls;

•        challenges in collecting accounts receivable;

•        cultural and language differences;

•        employment regulations;

•        public health or safety concerns and governmental restrictions, including those caused by outbreaks of infectious disease, such as the COVID-19 pandemic;

•        crime, strikes, riots, civil disturbances, terrorist attacks and wars, including those related to the invasion of Ukraine by Russia or the recent escalation of the conflict in Israel; and

•        deterioration of political relations with the United States, which could result in uncertainty and/or changes in or to existing trade treaties.

Jupiter cannot assure you that the Combined Company would be able to adequately address these additional risks. If the Combined Company is unable to do so, its operations might suffer.

If Jupiter effects the Business Combination, the law of British Columbia, Canada, where TopCo and Filament are incorporated, will likely govern many of the Combined Company’s material agreements and the Combined Company may not be able to enforce its legal rights.

If Jupiter effects the Business Combination, the law of British Columbia, Canada, where TopCo and Filament are incorporated, will likely govern many of the Combined Company’s current or future material agreements relating to its operations. Jupiter cannot assure you that the Combined Company will be able to enforce any of its material agreements or that remedies will be available in Canada. The system of laws and the enforcement of existing laws in British Columbia, Canada may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of the Combined Company’s future agreements could result in a significant loss of business, business opportunities or capital.

The TopCo Articles will designate the Supreme Court of the Province of British Columbia, Canada and the appellate Courts therefrom as the exclusive forum for substantially all disputes between TopCo and its stockholders, which could limit the ability of TopCo stockholders to choose the judicial forum for disputes with TopCo or its directors, officers, or employee or stockholders.

The TopCo Articles will provide that, unless TopCo consents in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada and the appellate Courts therefrom (collectively, the “Courts”), shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of TopCo; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of TopCo to TopCo; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the BCBCA or the TopCo Articles or TopCo’s Notice of Articles (as may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the relationships among TopCo, its affiliates and the shareholders, directors and officers of such corporations (but does not include the business carried on by such corporations). If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a Court other than a Court located within the Province of British Columbia (a “Foreign Action”) in the name of any registered or beneficial securityholder of TopCo, such securityholder shall be deemed to have consented to (i) the personal jurisdiction of the Courts in connection with any action or proceeding brought in any such Court to enforce foregoing exclusive forum provision (an “Enforcement Action”) and (ii) having service of process made upon such securityholder in any such Enforcement Action by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder.

For the avoidance of doubt, the exclusive forum provisions will not apply to any action brought to enforce a duty or liability created by the Securities Act or the Exchange Act. Unless TopCo consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in any of TopCo’s shares of capital stock will be deemed to have notice of and consented to this provision.

We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, other employees or stockholders, or could result in increased costs for a stockholder to bring a claim, particularly if they do not reside in or near British Columbia, Canada, both of which may discourage such lawsuits against us and our directors, officers, employees and stockholders. Alternatively, if a court were to find these provisions inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, TopCo may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect TopCo’s business and financial condition.

Jupiter stockholders may have difficulty enforcing judgments against TopCo’s management.

After the Closing, substantially all of TopCo’s assets will be located outside of the United States and certain of TopCo’s officers and directors will reside outside of the United States. As a result, it may be difficult, or in some cases impossible, for investors in the United States to enforce their legal rights against or to effect service of process upon certain TopCo directors or officers or to enforce judgments of United States courts predicated upon civil liabilities under United States laws.

Additional Risks Related to TopCo and Its Securities Following the Business Combination

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the date indicated therein, or of the future consolidated results of operations or financial position of the Combined Company.

This proxy statement/prospectus includes unaudited pro forma condensed combined financial information for the Combined Company. The unaudited pro forma condensed combined income statement of the Combined Company combines the historical audited statement of operations of Jupiter for the year ended December 31, 2022 and the historical unaudited condensed statement of operations of Jupiter for the six months ended June 30, 2023, with the historical audited income statement of Filament for the year ended December 31, 2022 and the historical unaudited income statement of Filament for the six months ended June 30, 2023, and gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2023. The unaudited pro forma condensed combined statement of financial position of the Combined Company combines the unaudited condensed statement of financial position of Jupiter as of June 30, 2023 and the unaudited statement of financial position of Filament as of June 30, 2023 and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2022. Jupiter has no operating history and no revenues.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Furthermore, the unaudited pro forma condensed combined financial information does not reflect Filament’s proposed use of the proceeds of the Business Combination nor any incremental operating expenses. Therefore, the unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the date indicated above, or of the future consolidated results of operations or financial position of the Combined Company. Accordingly, the Combined Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The ability to successfully effect the Business Combination, and the Combined Company’s ability to successfully operate the business thereafter, will be largely dependent upon the efforts of certain key personnel of Filament.

Jupiter’s and Filament’s ability to successfully effect the Business Combination, and the Combined Company’s ability to successfully operate the business thereafter, will be largely dependent upon the efforts of certain key personnel of Filament. It is possible that the Combined Company will lose some key personnel, the loss of which could negatively impact the operations and the Combined Company’s ability to achieve and sustain profitability in the near future or at all. Although Filament anticipates that all of its senior management will remain in place following the consummation of the Business Combination, the loss of key personnel could negatively impact the operations the Combined Company’s ability to achieve and sustain profitability in the near future or at all, and the Combined Company’s business, results of operations and financial condition could suffer as a result.

TopCo will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

If TopCo completes the Business Combination and becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after TopCo is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, TopCo will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Further, TopCo will become subject to the U.S. Foreign Corrupt Practices Act (“FCPA”). The anti-bribery provisions of the FCPA prohibit providing or promising to provide anything of value to a foreign official to gain an improper business advantage and they impose derivative liability on companies for the actions of its employees and for any third party acting on the company’s behalf, as well as individuals involved in or authorizing such conduct. TopCo’s management and other personnel will need to devote a substantial amount of time to new compliance initiatives. Moreover, TopCo expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time consuming and costly. TopCo expects these rules and regulations, together with the nature of its business, to make it more difficult (or impossible, in which case it will need to self-insure) and more expensive for it to obtain director and officer liability insurance and it may be forced to accept policy limits or incur substantially higher costs to maintain its existing or similar coverage. The impact of these requirements could also make it more difficult for TopCo to attract and retain qualified persons to serve on its board of directors or as executive officers. It is also possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

There can be no assurance that the TopCo Common Shares that will be issued in connection with the Business Combination or the TopCo Warrants will be approved for listing on Nasdaq or, if approved, that they will continue to be so listed following the closing of the Business Combination, or that TopCo will be able to comply with the continued listing standards of Nasdaq.

The publicly traded Jupiter Units, shares of Jupiter Class A Common Stock and Jupiter Warrants are currently listed on the Nasdaq Capital Market tier of Nasdaq. The obligations of Jupiter, Filament, TopCo and Merger Sub to consummate the Business Combination are conditioned on the TopCo Common Shares being approved for listing on Nasdaq. TopCo has applied for the listing of the TopCo Common Shares and TopCo Warrants on Nasdaq, and intends to apply to list the TopCo Common Shares on Cboe Canada, in connection with the Closing. As part of the Nasdaq application process, TopCo is required to provide evidence that it will be able to meet the initial listing requirements of Nasdaq, which are more rigorous than Nasdaq’s continued listing requirements and include, among other things, a requirement that TopCo have 300 or more unrestricted round lot holders, at least 150 of which hold unrestricted shares with a minimum value of $2,500, and meet a minimum public float.

TopCo’s eligibility for listing may depend on, among other things, the number of Public Shares that are redeemed. If Nasdaq denies TopCo’s listing application for failure to meet the listing standards and the parties agree to waive the listing condition in the Business Combination Agreement or, after the Closing, Nasdaq delists the TopCo Common Shares or TopCo Warrants from trading on its exchange for failure to meet the continued listing standards, even if the TopCo securities are quoted on an over-the-counter market, TopCo and its shareholders could face significant material adverse consequences including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that TopCo Common Shares are a “penny stock” which will require brokers trading in the TopCo Common Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•        limited or no news or analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Additionally, if the NTA Requirement Amendment Proposal is approved and implemented and the Business Combination is consummated, but TopCo is not listed on Nasdaq or another national securities exchange at Closing (and Filament and Jupiter waive such condition to Closing), or if TopCo is subsequently delisted, and fails to have net tangible assets of at least $5,000,001, TopCo may become subject to the “penny stock” rules, which may make it more difficult to trade TopCo securities or otherwise materially adversely affect the market liquidity or market price of such securities, including as described above.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the TopCo Common Shares and the TopCo Warrants are listed on Nasdaq, they will be covered securities. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if TopCo was not listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

A market for the TopCo Common Shares and the TopCo Warrants may not develop or be sustained, and the market price of such securities may be volatile.

TopCo has applied for the listing of the TopCo Common Shares and TopCo Warrants on Nasdaq, and intends to apply to list the TopCo Common Shares on Cboe Canada, in connection with the Closing.

Following the consummation of the Business Combination, an active trading market for TopCo’s securities may never develop or, if developed, it may not be sustained. In addition, the price of TopCo’s securities may fluctuate significantly. Factors that could cause fluctuations in the price of such securities include:

•        market’s reaction to the Business Combination;

•        actual or anticipated variations in operating results and the results of competitors;

•        changes in performance projections by Filament or by any securities analysts that might cover TopCo’s securities, if any;

•        conditions or trends in the industry, including regulatory changes;

•        announcements by Filament or its competitors of significant acquisitions, strategic partnerships or divestitures;

•        announcements of investigations or regulatory scrutiny of Filament’s operations or lawsuits filed against it;

•        additions or departures of key personnel; and

•        issuances or sales of TopCo Common Shares, including by key investors following expiration of the lock-up arrangements.

Additionally, in the event of a secondary listing of the TopCo Common Shares on a securities exchange in Canada (in addition to Nasdaq), trading of the TopCo Common Shares will take place in different currencies (U.S. dollars on Nasdaq and CAD$ on a securities exchange in Canada), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and in Canada). The trading prices of TopCo Common Shares on these two markets may differ due to these and other factors and TopCo cannot predict the effect of this dual listing on the value of the TopCo Common Shares. Further, the dual listing of the TopCo Common Shares may reduce the liquidity of these securities in one or both markets and may adversely affect the development of an active trading market for the TopCo Common Shares in the United States.

Further, if TopCo’s securities are not listed on, or become delisted from, Nasdaq or the relevant securities exchange in Canada for any reason, the liquidity and price of such securities may be more limited than if they were quoted or listed on Nasdaq or such other securities exchange. Moreover, broad general economic, political, market and industry factors may adversely affect the price of TopCo’s securities, regardless of Filament’s actual operating performance. You may be unable to sell your TopCo securities unless a market can be established or sustained.

If, following the consummation of the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendations regarding the TopCo Common Shares adversely, then the price and trading volume of the TopCo Common Shares could decline.

The trading market for the TopCo Common Shares may be influenced by the research reports that industry or securities analysts may publish about TopCo, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on TopCo. If no industry or securities analysts commence coverage of TopCo, the TopCo Common Share price and trading volume would likely be negatively impacted. If any of the analysts who may cover TopCo change their recommendation regarding the TopCo Common Shares adversely, or provide more favorable relative recommendations about TopCo’s competitors, the price of the TopCo Common Shares would likely decline. If any analyst were to cease coverage of TopCo or fail to regularly publish reports on it, TopCo could lose visibility in the financial markets, which could cause the TopCo Common Share price or trading volume to decline.

The JOBS Act permits “emerging growth companies” like TopCo to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

TopCo currently qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, TopCo takes advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, TopCo shareholders may not have access to certain information they deem important.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. TopCo has elected to avail itself of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, TopCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of TopCo’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

TopCo cannot predict if investors will find the TopCo Common Shares less attractive because it relies on these exemptions. If some investors find the TopCo Common Shares less attractive as a result, there may be a less active trading market and the price for the TopCo Common Shares may be more volatile.

TopCo may not qualify as an emerging growth company in the future and may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act or other matters as a result.

Each of Jupiter and Filament have incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees, that may be assumed by the Combined Company under certain circumstances.

As part of the Business Combination, each of Jupiter and Filament are utilizing professional service firms for legal, accounting and financial advisory services. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates as a result of changes in the scope of work of such advisors, delays or otherwise, and these costs may be assumed by the Combined Company under certain circumstances.

Estimated transaction costs expected to be incurred by Jupiter and Filament are approximately CAD$4.0 million and CAD$9.1 million, respectively, for legal, accounting, underwriting, due diligence, printing, the Maxim advisory fee and other fees incurred as part of the Business Combination. The per-share amount that will be distributed to Jupiter stockholders who properly exercise their redemption rights will not be reduced by transaction expenses and, after such redemptions, the per-share value of TopCo Common Shares will reflect the obligation to pay transaction expenses. For additional information, see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

TopCo may issue additional TopCo Common Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the TopCo Common Shares.

After the Business Combination, TopCo will have approximately 29,612,403 outstanding TopCo Common Shares, assuming, among other matters, that none of the existing Public Stockholders exercise their redemption rights in connection with the Business Combination. Subject to the requirements of the Business Combination Agreement, the TopCo Articles will authorize TopCo to issue TopCo Common Shares and rights relating to the TopCo Common Shares for the consideration and on the terms and conditions established by the TopCo Board in its sole discretion, whether in connection with acquisitions or otherwise. A number of TopCo Common Shares will be reserved for issuance under the Equity Incentive Plan, subject to adjustment in certain events. In addition, up to 3,000,000 TopCo Common Shares may be issued to the holders of Filament Earnout Shares, and certain TopCo Common Shares may be issued to the holders of Rollover Warrants, Adjusted RSUs and Rollover Options upon exercise or settlement, as applicable. Any TopCo Common Shares issued, including in connection with the exercise of TopCo Warrants or under the Equity Incentive Plan or other equity incentive plans that TopCo may adopt in the future, would dilute the percentage ownership held by you.

TopCo’s issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•        TopCo’s existing shareholders’ proportionate ownership interest in TopCo will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding common share may be diminished; and

•        the market price of TopCo Common Shares may decline.

Jupiter and, following the consummation of the Business Combination, TopCo, may amend the terms of the Jupiter Warrants (or, following the consummation of the Business Combination, the TopCo Warrants) in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding Public Warrants (or, following the consummation of the Business Combination, TopCo Warrants issued upon conversion of Public Warrants). As a result, the exercise price of such warrants could be increased, the exercise period could be shortened and the number of shares of Jupiter Class A Common Stock (or, following the consummation of the Business Combination, TopCo Common Shares) purchasable upon exercise of a warrant could be decreased, all without your approval.

The Jupiter Warrants were issued in registered form under the Existing Warrant Agreement, which provides that the terms of the Jupiter Warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the Existing Warrant Agreement to the description of the terms of the Jupiter Warrants and the Existing Warrant Agreement set forth in Jupiter’s final prospectus for the IPO, or to cure, correct or supplement any defective provision, (ii) to make any amendments that are necessary in the good faith determination of the Jupiter Board (taking into account then existing market precedents) to allow for the warrants to be classified as equity in Jupiter’s financial statements or (iii) to add or change any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties to the Existing Warrant Agreement may deem necessary or desirable and that the parties deem not to adversely affect the interests of the registered holders of the Jupiter Warrants. The Existing Warrant Agreement requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants; provided that, solely with respect to any amendment to the terms of the Private Warrants or any provision of the Existing Warrant Agreement with respect to the Private Warrants that does not adversely affect any of the terms of the Public Warrants, such amendment will require only the written consent or vote of the registered holders of at least 50% of the then outstanding Private Warrants.

In connection with the Closing of the Business Combination, Jupiter, TopCo and Continental, as warrant agent, will enter into the Warrant Amendment Agreement, pursuant to which the Jupiter Warrants will convert into TopCo Warrants and Jupiter will assign to TopCo, and TopCo will assume, all of Jupiter’s right, title and interest in the Existing Warrant Agreement. Accordingly, following the consummation of the Business Combination, TopCo may amend the terms of the TopCo Warrants issued upon conversion of Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding TopCo Warrants issued upon conversion of Public Warrants approve of such amendment. The ability to amend the terms of the TopCo Warrants issued upon conversion of Public Warrants with the consent of at least 50% of the then outstanding TopCo Warrants issued upon conversion of the Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock, shorten the exercise period or decrease the number of TopCo Common Shares purchasable upon exercise of a warrant.

Following the consummation of the Business Combination, TopCo may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Following the consummation of the Business Combination, TopCo will have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the TopCo Common Shares equals or exceeds $18.00 per share (as adjusted for share splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which TopCo gives proper notice of such redemption and provided certain other conditions are met. If and when the TopCo Warrants become redeemable by TopCo, TopCo may not exercise its redemption right if the issuance of shares of TopCo Common Shares upon exercise of the TopCo Warrants is not exempt from registration or qualification under applicable state blue sky laws or TopCo is unable to effect such registration or qualification. TopCo will use its commercially reasonable efforts to register or qualify such TopCo Common Shares under the blue sky laws of the state of residence in those states in which the TopCo Warrants were originally offered. Redemption of the outstanding TopCo Warrants could force you (i) to exercise your TopCo Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your TopCo Warrants at the then-current market price when you might otherwise wish to hold your TopCo Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding TopCo Warrants are called for redemption, is likely to be substantially less than the market value of your TopCo Warrants.

In addition, TopCo has the ability to redeem outstanding the TopCo Warrants issued upon conversion of the Public Warrants once they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of the TopCo Common Shares equals or exceeds $10.00 per share (as adjusted for share splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which TopCo sends the notice of redemption to the warrant holders. In such a case, the holders will be able to exercise their TopCo Warrants for cash or on a cashless basis prior to redemption and receive that number of shares of TopCo Common Shares determined by reference to the table set forth in the Existing Warrant Agreement based on the redemption date and the “fair market value” of the TopCo Common Shares, except as otherwise described in the Existing Warrant Agreement. The value received upon exercise of the TopCo Warrants (i) may be less than the value the holders would have received if they had exercised their TopCo Warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the TopCo Warrants, including because the number of TopCo Common Shares received is capped at 0.361 TopCo Common Shares per TopCo Warrant (subject to adjustment) irrespective of the remaining life of the TopCo Warrants.

None of the TopCo Warrants issued upon conversion of Private Warrants will be redeemable by TopCo so long as they are held by the initial purchasers or their permitted transferees, except under limited circumstances.

Following the consummation of the Business Combination, there can be no assurance that the TopCo Warrants will be in the money at the time they become exercisable or thereafter, and they may expire worthless.

The exercise price for the TopCo Warrants will be $11.50 per TopCo Common Share (subject to adjustment), and the exercise period will commence 30 days following the Closing and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. There can be no assurance that the TopCo Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the TopCo Warrants may expire worthless.

It is not anticipated that any dividend will be paid to the TopCo shareholders for the foreseeable future.

There are no current plans to pay cash dividends on the TopCo Common Shares. The declaration, amount and payment of any future dividends will be at the sole discretion of the TopCo Board. The TopCo Board may take into account general and economic conditions, TopCo’s financial condition and operating results, TopCo’s available cash, current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by TopCo to its shareholders and such other factors as the TopCo Board may deem relevant. Accordingly, TopCo is not expected to pay any dividends on the TopCo Common Shares in the foreseeable future.

The exercise of registration rights may adversely affect the market price of TopCo’s securities.

Pursuant to the Registration Rights Agreement, TopCo will agree that, within 30 calendar days after the Closing Date, it will file with the SEC a registration statement to permit the public resale of certain TopCo securities held by certain holders of TopCo securities upon the Closing. The presence of these additional TopCo securities trading in the public market may have an adverse effect on the market price of TopCo’s securities.

As a foreign private issuer, TopCo will be exempt from a number of U.S. securities laws and rules promulgated thereunder and will be permitted to publicly disclose less information than U.S. public companies. This may limit the information available to holders of TopCo securities.

TopCo is expected to qualify as a “foreign private issuer,” as defined in the SEC’s rules and regulations, and, consequently, TopCo will not be subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, TopCo will be exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, TopCo’s officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of TopCo securities. For example, some of TopCo’s key executives may sell a significant amount of TopCo securities and such sales will not be required to be disclosed as promptly as public companies organized within the United States would have to disclose. Accordingly, once such sales are eventually disclosed, the price of TopCo Common Shares may decline significantly. Moreover, TopCo will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. TopCo will also not be subject to Regulation FD under the Exchange Act, which would prohibit TopCo from selectively disclosing material nonpublic information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning TopCo than there is for U.S. public companies.

As a foreign private issuer, TopCo will file an annual report on Form 20-F within four months of the close of each fiscal year ended December 31 and furnish reports on Form 6-K relating to certain material events promptly after TopCo publicly announces these events. However, because of the above exemptions for foreign private issuers, which TopCo intends to rely on, TopCo securityholders will not be afforded the same information generally available to investors holding securities in U.S. public companies that are not foreign private issuers.

If TopCo ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting, and other expenses that it would not incur as a foreign private issuer.

As a foreign private issuer, TopCo will not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and may take advantage of certain exemptions to Nasdaq’s corporate governance rules. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, TopCo would lose its foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents and (2) a majority of its directors or executive officers are U.S. citizens or residents, or if it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If TopCo loses its foreign private issuer status, it would be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. TopCo would also be required to comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders would become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, it would lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a result, if it were to become a U.S. listed public company that is not a foreign private issuer, TopCo would incur significant additional legal, accounting and other expenses that it will not incur as a foreign private issuer. Such expenses could have a material adverse effect on TopCo’s results of operations.

U.S. Tax Risk Factors

There may be tax consequences of the Merger that adversely affect holders of Jupiter Common Stock or Jupiter Warrants.

Although the exchange of Jupiter Common Stock and Jupiter Warrants for TopCo Common Shares and TopCo Warrants pursuant to the Merger is intended to qualify as a tax-free exchange for U.S. federal income tax purposes, the requirements for tax-free treatment are complex and there can be no assurance that the IRS or any court will agree with this position. For example, if the IRS were to successfully challenge TopCo’s status as a U.S. corporation for U.S. federal income tax purposes (as discussed in more detail under the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of TopCo”), U.S. holders (as defined under the section entitled “Material U.S. Federal Income Tax Considerations”) of Jupiter Common Stock and Jupiter Warrants could recognize gain as a result of the Merger.

The requirements for tax-free treatment are discussed in more detail under the section entitled “Material U.S. Federal Income Tax Considerations.” If you are a U.S. holder exchanging Jupiter Common Stock in the Merger or holding Jupiter Warrants at the time of the consummation of the Merger, you should consult with your tax advisors to determine the tax consequences thereof.

A new 1% U.S. federal excise tax could be imposed on Jupiter in connection with redemptions of Jupiter Common Stock.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into U.S. federal law. The IRA provides for, among other things, a new 1% U.S. federal excise tax on certain repurchases (including certain redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations (each, a “covered corporation”). The excise tax applies to stock repurchases occurring in 2023 and beyond. It is currently expected that Jupiter (a Delaware corporation whose securities are trading on Nasdaq) is a “covered corporation” for this purpose. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. The U.S. Department of the Treasury has authority to provide excise tax regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. On December 27, 2022, the U.S. Department of the Treasury issued a notice that provides interim operating rules for the excise tax, including rules governing the calculation and reporting of the excise tax, on which taxpayers may rely until the forthcoming proposed Treasury Regulations addressing the excise tax are published. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of other aspects of the excise tax remain unclear, and such interim operating rules are subject to change.

The extent of the excise tax that may be incurred in connection with a redemption of Jupiter Common Stock would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the excise tax, (ii) the fair market value of the redemption treated as a repurchase of stock in connection with the Business Combination, (iii) the nature and amount of the equity issued by TopCo in connection with the Business Combination, and (iv) the content of forthcoming regulations and other guidance from the U.S. Department of the Treasury. As noted above, the excise tax is imposed on the repurchasing corporation itself, not the stockholders from which stock is repurchased, and only limited guidance on the mechanics of any required reporting and payment of the excise tax on which taxpayers may rely have been issued to date. The imposition of the excise tax, including in connection with the recently completed Extension or the Business Combination, could reduce the amount of cash available to Jupiter for effecting the redemptions of Jupiter Common Stock and could reduce the cash on hand for Jupiter (and TopCo following the Business Combination) to fund operations and to make distributions to shareholders.

TopCo will be subject to a number of significant and complicated tax consequences as a result of being treated as a U.S. corporation for U.S. federal income tax purposes.

Pursuant to Section 7874(b) of the Code and the Treasury Regulations promulgated thereunder, notwithstanding that TopCo has been organized under Canadian law, solely for U.S. federal income tax purposes, TopCo is expected to be classified as a U.S. corporation. Accordingly, TopCo will be subject to a number of significant and complicated U.S. federal income tax consequences as a result of being treated as a U.S. domestic corporation for U.S. federal income tax purposes and will be subject to taxation both in Canada and the United States.

General Risk Factors

Jupiter has previously identified a material weakness in its internal control over financial reporting. If Jupiter is unable to maintain an effective system of internal control over financial reporting, Jupiter may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Jupiter, or, following the Business Combination, the Combined Company, and materially and adversely affect Jupiter’s or the Combined Company’s business and operating results.

In connection with the preparation of Jupiter’s financial statements as of September 30, 2021, management determined that at the closing of the IPO Jupiter had improperly valued the Jupiter Class A Common Stock subject to possible redemption. After consultation with its independent registered public accounting firm, Jupiter’s management and audit committee concluded that it was appropriate to restate Jupiter’s previously issued audited balance sheet as of August 17, 2021. As part of such process, Jupiter identified a material weakness in its internal control over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Jupiter’s annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for Jupiter to provide reliable financial reports and prevent fraud. Consequently, Jupiter designed and implemented remediation measures to address the previously identified material weakness, which actions were completed as of September 30, 2022, and Jupiter believes it has remediated the material weakness as of such date.

If Jupiter identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, Jupiter or the Combined Company may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in Jupiter’s, or, following the Business Combination, TopCo’s, financial reporting and the price of shares of Jupiter Class A Common Stock or TopCo Common Shares may decline as a result. Jupiter cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

Jupiter, and following the Business Combination, the Combined Company, may face litigation and other risks as a result of the material weakness in Jupiter’s internal control over financial reporting.

As part of the restatement of Jupiter’s previously issued audited balance sheet as of August 17, 2021, Jupiter identified a material weakness in Jupiter’s internal control over financial reporting. As a result of such material weakness, the restatement, the change in accounting for shares of Jupiter Class A Common Stock subject to possible redemption and other matters raised or that may in the future be raised by the SEC, Jupiter faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weakness in Jupiter’s internal control over financial reporting and the preparation of Jupiter’s financial statements. As of the date of this proxy statement/prospectus, Jupiter has no knowledge of any such litigation or dispute. However, Jupiter can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on Jupiter’s business, results of operations and financial condition or Jupiter’s ability to complete the Business Combination, and following the Business Combination, the Combined Company’s business, results of operations and financial condition.

Changes in laws or regulations, or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations or applications, may adversely affect Jupiter’s business, including its ability to complete the Business Combination, investments and results of operations, or the Combined Company’s business, investments and results of operations.

Jupiter is, and the Combined Company will be, subject to laws and regulations, and interpretations and applications of such laws and regulations, enacted by national, regional and local governments. In particular, Jupiter is, and the Combined Company will be, required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations, and interpretations and applications of such laws and regulations, may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Jupiter’s or the Combined Company’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Jupiter’s business, including its ability to complete the Business Combination, investments and results of operations, or the Combined Company’s business, investments and results of operations.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act, including a proposed rule that would provide a safe harbor for such companies from the definition of “investment company” under the Investment Company Act, provided certain criteria are satisfied. These rules, if adopted, whether in the form proposed or in revised form, may materially adversely affect the parties’ ability to complete the Business Combination and may increase the costs and time related thereto.

The need for compliance with the SPAC Rule Proposals may cause Jupiter to liquidate the funds in the Trust Account or liquidate as a company at an earlier time than it might otherwise choose. Were Jupiter to liquidate as a company, its stockholders would not be able to realize the benefits of owning stock in a successor operating business, such as the Combined Company, including the potential appreciation in the value of the shares of Jupiter Common Stock and Jupiter Warrants following such a transaction, including the Business Combination, and the Jupiter Warrants would expire worthless.

If Jupiter is deemed to be an investment company for purposes of the Investment Company Act, it would be required to institute burdensome compliance requirements and its activities would be severely restricted and, as a result, Jupiter may abandon its efforts to consummate an initial business combination and liquidate.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, and it is possible that a claim could be made that Jupiter has been operating as an unregistered investment company. If Jupiter is deemed to be an investment company under the Investment Company Act, its activities would be severely restricted. In addition, Jupiter would be subject to burdensome compliance requirements. Jupiter does not believe that its principal activities will subject it to regulation as an investment company under the Investment Company Act. However, if Jupiter is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, it would be subject to additional regulatory burdens and expenses for which Jupiter has not allotted funds. As a result, unless Jupiter is able to modify its activities so that it would not be deemed an investment company, Jupiter would expect to abandon its efforts to complete an initial business combination and instead to liquidate. If Jupiter is required to liquidate, its stockholders would not be able to realize the benefits of owning stock in a successor operating business, such as the Combined Company, including the potential appreciation in the value of the shares of Jupiter Common Stock and Jupiter Warrants following such a transaction, including the Business Combination, and the Jupiter Warrants would expire worthless.

Jupiter has instructed the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a national bank until the earlier of the consummation of an initial business combination or Jupiter’s liquidation, and Jupiter may therefore be able to mitigate the risk that it could be deemed to be an investment company for purposes of the Investment Company Act. As a result, following the liquidation of securities in the Trust Account, Jupiter may receive minimal interest, if any, on the funds held in the Trust Account, which may reduce the dollar amount the Public Stockholders would receive upon any redemption or liquidation of the company.

The funds in the Trust Account were held, since the IPO, only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of Jupiter being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, Jupiter has instructed the trustee with respect to the Trust Account to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account at a national bank until the earlier of consummation of an initial business combination or liquidation of the company. Following such liquidation of the securities held in the Trust Account, Jupiter may receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to Jupiter to pay its taxes, if any, and certain other expenses as permitted. As a result, Jupiter’s decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account may reduce the dollar amount the Public Stockholders would receive upon any redemption or liquidation of the company.

The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, the greater the risk that Jupiter may be considered an unregistered investment company, in which case Jupiter may be required to liquidate the company. Accordingly, Jupiter determined, in its discretion, to liquidate the securities held in the Trust Account and instead to hold all funds in the Trust Account in an interest-bearing demand deposit account at a national bank, which may reduce the dollar amount the Public Stockholders would receive upon any redemption or liquidation of the company.

Were Jupiter considered to be a “foreign person,” it might not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (“CFIUS”), or ultimately prohibited.

Certain federally licensed businesses in the United States, such as broadcasters and airlines, may be subject to rules or regulations that limit foreign ownership. In addition, CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. Were Jupiter considered to be a “foreign person” under such rules and regulations, any proposed business combination between Jupiter and a U.S. business engaged in a regulated industry or which may affect national security could be subject to such foreign ownership restrictions and/or CFIUS review. The scope of CFIUS was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) to include certain non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subject certain categories of investments to mandatory filings. If a potential initial business combination with a U.S. business falls within the scope of foreign ownership restrictions, Jupiter may be unable to consummate an initial business combination with such business. In addition, if a potential initial business combination falls within CFIUS’s jurisdiction, Jupiter may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination.

Both Jupiter and the Sponsor are U.S. entities, and the manager of the Sponsor is a U.S. citizen. Each of Jupiter’s officers and directors is a U.S. citizen, other than its President and its Executive Vice President of Strategy and M&A, who are U.K. citizens. Approximately 20% of the equity interests of the Sponsor are held directly or indirectly by non-U.S. persons. If CFIUS has jurisdiction over Jupiter’s initial business combination, including the Business Combination, as a result of these existing relationships or otherwise, CFIUS may decide to block or delay Jupiter’s initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order Jupiter to divest all or a portion of a U.S. business of the combined company if Jupiter had proceeded without first obtaining CFIUS clearance. If Jupiter were considered to be a “foreign person,” the foreign ownership limitations, and the potential impact of CFIUS, may limit the attractiveness of a transaction with Jupiter or prevent Jupiter from pursuing certain initial business combination opportunities that Jupiter believes would otherwise be beneficial to Jupiter and its stockholders. As a result, in such circumstances, the pool of potential targets with which Jupiter could complete an initial business combination could be limited and Jupiter may be adversely affected in terms of competing with other SPACs that do not have similar foreign ownership issues.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because Jupiter has only a limited time to complete its initial business combination, its failure to obtain any required approvals within the requisite time period may require Jupiter to liquidate. If Jupiter liquidates, the Public Stockholders may only receive $10.00 per share, and the Jupiter Warrants will expire worthless. This will also cause you to lose any potential investment opportunity in a target company, including Filament, and the chance of realizing future gains on your investment through any price appreciation in the Combined Company.

Recent increases in inflation and interest rates in the United States and elsewhere could make it more difficult for the parties to complete the Business Combination.

Recent increases in inflation and interest rates in the United States and elsewhere may lead to increased price volatility for publicly traded securities, including Jupiter’s, or other national, regional or international economic disruptions, any of which could make it more difficult for the parties to complete the Business Combination.

The parties’ ability to complete the Business Combination, or the operations of Jupiter, Filament or the Combined Company, may be materially adversely affected by negative impacts on the global economy, capital markets or other geopolitical conditions resulting from the invasion of Ukraine by Russia, subsequent sanctions against Russia, Belarus and related individuals and entities, global food shortages and other related consequences of prolonged military conflict.

United States and global markets have and may continue to experience volatility and disruption following the escalation of geopolitical tensions and the invasion of Ukraine by Russia in February 2022. In response to such invasion, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide substantial military aid and other assistance to Ukraine during the ongoing and prolonged military conflict, increasing geopolitical tensions with Russia, Belarus and other nations. The invasion of Ukraine by Russia and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing military conflict in Ukraine is highly unpredictable, continued escalations of the conflict may lead to further market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. Additionally, Russian military actions and the resulting sanctions, including further escalations with NATO, may continue to adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the abovementioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, could adversely affect the parties’ ability to complete the Business Combination or the operations of Jupiter, Filament or the Combined Company. The extent and duration of the Russian invasion of Ukraine and any related market disruptions are impossible to predict, but could be substantial, particularly if current or new sanctions or military assistance continues for an extended period of time or if geopolitical tensions result in expanded military operations on a global scale. Any such disruptions may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those related to the market for Jupiter’s or the Combined Company’s securities or the ability to raise financing in connection with the Business Combination. If these disruptions or other matters of global concern continue for an extensive period of time, the operations of Filament, and the Business Combination, may be materially adversely affected.

Cyber incidents or attacks directed at Jupiter could result in information theft, data corruption, operational disruption and/or financial loss.

Jupiter depends on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which Jupiter may deal. Sophisticated and deliberate attacks on, or security breaches in, Jupiter’s systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of Jupiter’s assets, proprietary information and sensitive or confidential data. As an early-stage company without significant investments in data security protection, Jupiter may not be sufficiently protected against such occurrences. In addition, the invasion of Ukraine by Russia, and the impact of sanctions against Russia and the potential for retaliatory acts from Russia, could result in increased cyber-attacks against U.S. companies. Jupiter may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents or attacks. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on Jupiter’s and, following the Business Combination, the Combined Company’s business and lead to financial loss.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Filament will experience. Filament and Jupiter have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information presents the combination of financial information of Jupiter and Filament, adjusted to give effect to the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2023, combines the historical unaudited consolidated balance sheet of Filament as of June 30, 2023, with the historical unaudited balance sheet of Jupiter as of June 30, 2023, giving pro forma effect to the Business Combination as if it had occurred as of June 30, 2023.

The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, combines the historical unaudited statement of operations of Filament for the six months ended June 30, 2023 and 2022, and the historical unaudited statement of operations of Jupiter for the six months ended June 30, 2023, on a pro forma basis as if the Business Combination had occurred on January 1, 2022.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical audited statement of operations of Filament for the year ended December 31, 2022, and the historical audited statement of operations of Jupiter for the year ended December 31, 2022 on a pro forma basis as if the Business Combination had occurred on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023, has been derived from:

•        the historical unaudited condensed financial statements of Jupiter as of June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•        the historical unaudited financial statements of Filament as of June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, has been derived from:

•        the historical unaudited condensed financial statements of Jupiter for the six months ended June 30, 2023 and 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•        The historical unaudited financial statements of Filament for the six months ended June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, has been derived from:

•        the historical audited financial statements of Jupiter for the year ended December 31, 2022 and 2021, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•        The historical audited financial statements of Filament for the year ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Jupiter has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of Filament and Jupiter included in this proxy statement/prospectus, “Filament Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Jupiter Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

Business Combination

On July 18, 2023, Jupiter entered into the Business Combination Agreement with 1427702 B.C. Ltd., a corporation organized under the laws of British Columbia (“TopCo”), Filament Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of TopCo (“Merger Sub” and, together with TopCo, the “Merger Subsidiaries”), and Filament Health Corp., a corporation organized under the laws of British Columbia (“Filament” or the “Company”), entered into a business combination agreement (the “Business Combination Agreement”). Two Business Days prior to the date of the Closing (the “Closing Date”), Jupiter will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company after the Merger (the “Surviving Company”) and a direct, wholly-owned subsidiary of TopCo. As a result of the Merger, (a) each issued and outstanding share of Class A common stock, par value $0.0001 per share of Jupiter (“Jupiter Common Stock”) will no longer be outstanding and will automatically be converted into and exchanged for the right to receive one TopCo Common Share, (b) each issued and outstanding Jupiter warrant (“Jupiter Warrant”) will no longer be outstanding and will be automatically converted into and become one TopCo Warrant to purchase TopCo Common Shares, and all rights with respect to shares of Jupiter Common Stock underlying such Jupiter Warrants will be automatically converted into fights with respect to TopCo Common Shares, in each case, with TopCo issuing a number of TopCo Common Shares and TopCo Warrants in accordance with the terms of the Business Combination Agreement and (c) the one issued and outstanding unit of limited liability company membership interest in the Surviving Company and (ii) the Surviving Company will issue in favor of TopCo a promissory note in an amount equal to the fair market value of the Merger Sub Unit held by TopCo immediately before the Merger. At least one Business Day following the Merger, TopCo will form a new British Columbia corporation (“AmalCo Sub”), which will be a direct, wholly-owned subsidiary of TopCo, with AmalCo Sub issuing a single common share to TopCo. On the Closing Date and pursuant to a statutory plan of arrangement under the Business Corporations Act (British Columbia) (the “Plan of Arrangement”) (a) the outstanding convertible debentures of Filament will convert into common shares of Filament (“Filament Common Shares”) in accordance with their terms, as amended, (b) the notice of articles and articles of TopCo will be amended and restated to, among other matters, create Class B non-voting common shares of TopCo (the “TopCo Class B Earnout Shares”) and Class C non-voting common shares of TopCo (the “TopCo Class C Earnout Shares” and together with the TopCo Class B Earnout Shares, the “Filament Earnout Shares”), (c) Filament and AmalCo Sub will amalgamate to form a new British Columbia Corporation (“AmalCo”, and such transaction the “Amalgamation”), (d) Filament shareholders will exchange all of the issued and outstanding Filament Common Shares for the newly issued TopCo Common Shares, TopCo Class B Earnout Shares and TopCo Class C Earnout Shares, (e) TopCo will exchange its single common share of AmalCo Sub for a single common share of AmalCo, (f) holders of Filament warrants, RSUs and options will receive, as applicable, Rollover Warrants, Adjusted RSUs or Rollover Options, in each case entitling the holders thereof to acquire TopCo Common Shares upon exercise or settlement of such Rollover Warrants, Adjusted RSUs or Rollover Options; (g) TopCo will repurchase for cancellation the single common share issued to the incorporator of TopCo on incorporation; and (h) after giving effect to the Amalgamation, AmalCo will become a direct, wholly-owned subsidiary of TopCo.

Exchange Consideration

At the Arrangement Effective Time, (i) the Filament Shareholder Transaction Consideration and the Filament Earnout Shares will be issued to holders of Filament Common Shares, and (ii) holders of Filament warrants, RSUs and options will receive, as applicable, Rollover Warrants, Adjusted RSUs or Rollover Options, in each case exercisable or settleable for TopCo Common Shares.

At the Merger Effective Time, each issued and outstanding share of Jupiter Common Stock will automatically be converted into and exchanged for one TopCo Common Share, and each issued and outstanding Jupiter Warrant will be automatically converted into and become one TopCo Warrant to purchase TopCo Common Shares.

Earnout

At the Arrangement Effective Time, as described above, in addition to TopCo Common Shares, TopCo will issue to the holders of Filament Common Shares an amount of TopCo Class B Earnout Shares and TopCo Class C Earnout Shares, in each case equal to the number of Filament Common Shares multiplied by the ratio equal to (i) 1,500,000 divided by (ii) the number of issued and outstanding Filament Common Shares as of immediately prior to the Arrangement Effective Time. In addition, an aggregate of 1,945,189 Sponsor Earnout Shares to be issued to the Sponsor and an aggregate of 139,001 Underwriter Earnout Shares to be issued to Jupiter’s three IPO underwriters and their designees, in each case at the Closing and in exchange for certain shares of Jupiter Common Stock currently held by such holders, will be subject to vesting conditions and will be forfeited if such conditions are not satisfied.

All or a portion of the Filament Earnout Shares will convert into TopCo Common Shares, and all or a portion of the Sponsor Earnout Shares and the Underwriter Earnout Shares will vest, in each case if certain conditions are satisfied within seven years following the Closing Date, as follows:

(1)    Each TopCo Class B Earnout Share will convert into TopCo Common Shares on a one-for-one basis, and 972,594 Sponsor Earnout Shares and 69,500 Underwriter Earnout Shares will vest in full if (i) on any 20 trading days within any 30 trading day period, the trading price of the TopCo Common Shares is greater than or equal to $12.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganization, recapitalization and other similar transactions), or (ii) there occurs any transaction resulting in a Change of Control of TopCo; and

(2)    Each TopCo Class C Earnout Share will convert into TopCo Common Shares on a one-for-one basis, and 972,595 Sponsor Earnout Shares and 69,501 Underwriter Earnout Shares will vest in full if (i) on any 20 trading days within any 30 trading day period, the trading price of the TopCo Common Shares is greater than or equal to $15.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganization, recapitalization and other similar transactions), or (ii) there occurs any transaction resulting in a Change of Control of TopCo.

Unless and until converted into TopCo Common Shares as a result of the foregoing conditions being satisfied, the Filament Earnout Shares shall bear no economic or voting rights other than the right to be redeemed for an amount equal to the greater of (i) the aggregate USD$0.00000000001 for each Filament Earnout Share of such class held, and (ii) USD$0.01 under certain conditions.

Bridge Financing

On July 24, 2023, Filament completed the Bridge Financing, pursuant to which Filament issued by way of non-brokered private placement 27,777,773 Bridge Units at a price of CAD$0.09 per Bridge Unit for gross proceeds of approximately CAD$2,500,000. Each Bridge Unit is comprised of one Bridge Share and one Bridge Warrant, with each such Bridge Warrant being exercisable to purchase one Filament Common Share at a price of CAD$0.117 per share until July 24, 2026.

Negev Capital, a psychedelic medical intervention investment fund that has made over 25 investments to date, was lead investor of the Bridge Financing. Konstantin Adamsky, one of the members of the Filament Board, is Chief Operating Officer at Negev Capital. The net proceeds of the Bridge Financing will be used for the initiation of patient recruitment for the Company’s Phase 2 Methamphetamine Use Disorder clinical trial under an IND that has already been accepted by the FDA as well as for other general corporate purposes.

Special Meeting Redemptions

In connection with the special meeting held by Jupiter on April 18, 2023, in connection with the implementation of the extension of the date by which Jupiter must consummate an initial business combination from August 17, 2023 to December 17, 2023, Jupiter’s public stockholders elected to redeem 14,286,357 shares of Class A common stock at a redemption price of approximately USD$10.16 per share (the “April Redemptions”), for an aggregate redemption amount of approximately USD$145.2 million. The adjustment for the April Redemptions has been presented in the unaudited pro forma balance sheet.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Accounting for the Business Combination

IAS 8 has been applied to the transaction, and in doing so referring to the IFRIC March 2013 agenda decision which addressed the topic of a reverse acquisition. The substance of the transaction is the accounting acquirer (operating company) has made a share-based payment to acquire a listing along with the listed company’s cash balances and other net assets. The transaction should therefore be accounted for in accordance with IFRS 2. Under this method of accounting, Jupiter will be treated as the “acquired” company for financial reporting purposes, and Filament will be the accounting “acquirer”. This determination was primarily based on the assumption that:

•        Filament’s current shareholders will hold a majority of the voting power of TopCo post Business Combination;

•        Effective upon the Business Combination, the post-combination Board will consist of six (6) directors, a majority of whom will be independent under Nasdaq requirements, consisting of five (5) directors designated by Filament and one (1) director designated by Jupiter;

•        Filament’s operations will substantially comprise the ongoing operations of TopCo;

•        Filament is the larger entity in terms of substantive operations and employee base; and

•        Filament’s senior management will comprise the senior management of TopCo.

Another determining factor was that Jupiter does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the substance of the transaction is the accounting acquirer (operating company) has made a share-based payment to acquire a listing along with the listed company’s cash balances and other net assets. The transaction should therefore be accounted for in accordance with IFRS 2. The net assets of Jupiter will be stated at historical cost, with no goodwill or other intangible assets recorded as management determined that the relative fair value is equivalent to the historical value. Any excess of fair value of shares issued to Jupiter over the fair value of Jupiter’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred

Jupiter has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Jupiter public shares into cash as more fully described below:

•        Scenario 1 — Assuming No Additional Redemptions:    This presentation assumes that, after taking into account the April Redemptions, no Public Stockholders of Jupiter exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Scenario 2 — Assuming Maximum Redemptions:    This presentation assumes that Jupiter Public Stockholders holding 718,220 shares of Jupiter Class A Common Stock will exercise their Redemption Rights for CAD$9.9 million upon consummation of the Business Combination at a redemption price of approximately CAD$13.74 per share (or approximately USD$10.37 per share) and that 757,273 shares of Jupiter Class A Common stock remain outstanding after such redemptions. This presentation also assumes the foregoing redemptions take place after the April Redemptions. The maximum redemption amount reflects the maximum number of the Jupiter Public Shares that can be redeemed and still satisfy the minimum cash condition under the Business Combination Agreement that minimum net proceeds amount to at least the sum of Filament’s transaction expenses, Jupiter’s transaction expenses and $5,000,000, after giving effect to the payments to redeeming shareholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of TopCo on a pro forma basis assuming the No Additional Redemption Scenario and the Maximum Redemption Scenario:

	No Additional Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Filament shareholders(1)	20,600,000	69.6%	20,600,000	71.3%
Jupiter Public Stockholders	1,475,493	5.0%	757,273	2.6%
Jupiter Founder Shares(2)	963,048	3.3%	963,048	3.3%
Sponsor Shares(3)	3,211,416	10.8%	3,211,416	11.1%
Underwriter Shares(4)	661,235	2.2%	661,235	2.3%
Bridge Shares	2,351,211	7.9%	2,351,211	8.1%
Advisory Shares	350,000	1.2%	350,000	1.2%
Total shares outstanding	29,612,403		28,894,183

_____________

(1)      Includes 1,500,000 TopCo Class B Earnout Shares, 1,500,000 TopCo Class C Earnout Shares, and 2,791,710 Filament shares resulting from conversion of vested dilutive securities.

(2)      Excludes Founder Shares separately included under “Sponsor Shares” and “Underwriter Shares”.

(3)      Includes 2,778,841 Founder Shares (which includes 1,945,189 Sponsor Earnout Shares) and 432,575 Private Shares.

(4)      Includes 198,573 Founder Shares (which includes 139,001 Underwriter Earnout Shares), 162,662 Private Shares and 300,000 Deferred Fee Shares.

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2023, and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, are based on the historical financial statements of Jupiter and Filament. The amounts are presented in CAD (see Note 2 — “Basis of Presentation” for more detail). The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2023(1)
(in Canadian Dollars)

	Filament Health Corp. (IFRS Historical)	Jupiter (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)		Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
					Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments			Pro Forma Combined
ASSETS
Current assets
Cash	$1,161,659	$567,324	$		$20,275,853	A	$16,057,223		$(9,869,594)	F	$6,187,629
					(8,447,613)	C
					2,500,000	J
Trade receivables	231,107	—			—		231,107				231,107
Income tax receivable	—	58,864			—		58,864				58,864
Prepaid expenses	8,406	119,922			1,159,113	C	1,287,441				1,287,441
Total current assets	1,401,172	746,110		—	15,487,353		17,634,635		(9,869,594)		7,765,041

Non-current assets
Deposits	91,431	—					91,431				91,431
Loan receivable	—	—					—				—
Property, plant and equipment	507,979	—					507,979				507,979
Right-of-use assets	419,529	—					419,529				419,529
Other intangible assets	460,000	—					460,000				460,000
Investment in joint venture	1,471,600	—					1,471,600				1,471,600
Marketable securities held in Trust Account	—	20,015,253			(20,275,853)	A	—				—
					260,600	L
Total non-current assets	2,950,539	20,015,253		—	(20,015,253)		2,950,539		—		2,950,539
Total assets	$4,351,711	$20,761,363		$—	$(4,527,900)		$20,585,174		$(9,869,594)		$10,715,580

LIABILITIES
Current liabilities
Trade and other payables	$374,426	$—		$2,258,177	$(2,167,262)	C	$465,341	$			$465,341
Current financial debt relating to lease liabilities	138,256	—			—		138,256				138,256
Accrued expenses	—	2,258,177		(2,258,177)	—		—				—
Total current liabilities	512,682	2,258,177		—	(2,167,262)		603,597		—		603,597

Non-current liabilities
Non-current financial debt, excluding that relating to lease liabilities	851,967	—			(851,967)	I	—				—
Excise tax payable	—	1,923,219			(1,923,219)	N	—				—
Deferred revenue	1,578,961	—					1,578,961				1,578,961
Deferred underwriting fee payable	—	1,947,298			(1,947,298)	B	—				—
Non-current financial debt relating to lease liabilities	339,728	—			—		339,728				339,728
Class A common stock subject to possible redemption	—	—		20,238,972	(20,238,972)	F	—				—
Warrant liabilities	—	216,681			—		216,681				216,681
Total non-current liabilities	2,770,656	4,087,198		20,238,972	(24,961,456)		2,135,370		—		2,135,370
Total liabilities	3,283,338	6,345,375		20,238,972	(27,128,718)		2,738,967		—		2,738,967

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF JUNE 30, 2023(1)
(in Canadian Dollars)

	Filament Health Corp. (IFRS Historical)	Jupiter (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
				Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
EQUITY
Share capital	24,672,263	—		(25,922,263)	D	—			—
				1,250,000	I
Jupiter preferred stock	—	—		—		—			—
Jupiter Class A common stock		601		(601)	D	—			—
Jupiter Class B common stock		—		—		—			—
TopCo common stock	—	—		2,500,000	J	100,108,953	(9,869,594)	F	89,924,823
				20,238,972	F		(314,536)	G
				77,019,981	M
				350,000	O
TopCo Class B common stock	—	—		1,500,000	K	1,500,000			1,500,000
TopCo Class C common stock	—	—		1,500,000	K	1,500,000			1,500,000
Additional paid-in capital	2,880,628	1,090,967		(7,598,045)	E	—			—
				1,947,298	B
				(4,437,745)	C
				25,922,864	D
				(3,000,000)	K
				60,303,414	G				—
				(76,759,381)	M				—
				(350,000)	O
Comprehensive income	—	—		—		—			—
Technical allocation of goodwill	—	—		—		—			—
Accumulated losses	(26,484,518)	(6,914,552)		7,598,045	E	(87,185,965)	314,536	G	(86,871,429)
				(683,493)	C				—
				(398,033)	I				—
				(60,303,414)	G
				260,600	L
				(260,600)	M
Non-controlling interests	—	—	—	1,923,219	N	1,923,219			1,923,219
Total equity	1,068,373	(5,822,984)	—	22,600,818		17,846,207	(9,869,594)		7,976,613

Commitments and contingencies
Class A common stock subject to possible redemption	—	20,238,972	(20,238,972)	—		—			—
Total equity and liabilities	$4,351,711	$20,761,363	$—	$(4,527,900)		$20,585,174	$(9,869,594)		$10,715,580

____________

(1)      The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical unaudited consolidated statement of financial position of Filament as of June 30, 2023, with the historical unaudited condensed balance sheet of Jupiter as of June 30, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2023(2)
(in Canadian Dollars)

	Filament Health Corp.	Jupiter (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)		Scenario 1: No Additional Redemption Scenario				Scenario 2: Maximum Redemption Scenario
					Transaction Accounting Adjustments			Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$62,500	$—	$		$			$62,500	$		$62,500
Variable cost of sales	—	—						—			—
Technical costs	—	—						—			—
Gross profit	62,500	—		—		—		62,500		—	62,500

Operating Expenses
Depreciation	(102,000)							(102,000)			(102,000)
General and administrative	(103,329)							(103,329)			(103,329)
Insurance	(133,831)							(133,831)			(133,831)
Interest and accretion	(158,336)					132,777	CC	(25,559)			(25,559)
Overheads	—	—						—			—
Other recurring operating income and expenses	—	—		2,791,650		(2,791,650)	AA	—			—
Other non recurring operating income and expenses	—	—						—			—
Professional and consulting fees	(789,161)							(789,161)			(789,161)
Research and development	(326,210)							(326,210)			(326,210)
Sales and marketing expenses	(125,829)	—		(2,016,664)		121,354	BB	(2,021,139)			(2,021,139)
Share based compensation	—					—	—	—			—
Transaction and listing expenses	(125,086)							(125,086)			(125,086)
Travel	(49,899)							(49,899)			(49,899)
Wages and benefits	(855,802)							(855,802)			(855,802)
								—			—
Operating costs	—	(2,016,664)		2,016,664				—			—
Total operating expenses	(2,769,483)	(2,016,664)		2,791,650		(2,537,519)		(4,532,016)		—	(4,532,016)

Operating profit/(loss)	(2,706,983)	(2,016,664)		2,791,650		(2,537,519)		(4,469,516)		—	(4,469,516)

Other Items
Non-operating income and expenses
Net gain on cash and cash equivalents	—	—						—			—
Net cost of financial debt	—	—						—			—
Change in fair value of warrant liabilities	—	441,111						441,111			441,111
Other non-recurring financial income and expenses	—	—						—			—
Filament share of Magdalena profit and loss	(107,361)							(107,361)			(107,361)
Other financial income and expenses	37,168	—						37,168			37,168
Reduction in deferred underwriter fee payable	—	330,354						330,354			330,354
Unrealized gain (loss) on marketable securities held in Trust Account	—	71,150				(71,150)	AA	—			—
Interest earned on marketable securities held in Trust Account	—	2,791,650		(2,791,650)				—			—
Total other non-operating income and expenses	(70,193)	3,634,265		(2,791,650)		(71,150)		701,272		—	701,272
Profit before income tax	(2,777,176)	1,617,601		—		(2,608,669)		(3,768,244)		—	(3,768,244)
Exchange difference on translating foreign operations	—							—			—
Income tax expense	—	(698,475)						(698,475)			(698,475)
Net profit	$(2,777,176)	$919,126		$—		$(2,608,669)		$(4,466,719)		$—	$(4,466,719)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)
FOR THE SIX MONTHS ENDED JUNE 30, 2023(2)
(in Canadian Dollars)

	Filament Health Corp.	Jupiter (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
				Transaction Accounting Adjustments	Pro Forma Combined		Transaction Accounting Adjustments	Pro Forma Combined
Basic earnings per share	$(0.02)

Diluted earnings per share	$(0.02)

Basic and diluted net income per share, Class A		$0.07

Basic and diluted net income per share, Class B		$0.07

Pro forma weighted average number of shares outstanding – basic and diluted					29,612,403	(1)		28,894,183	(1)

Pro forma earnings per share – basic and diluted					$(0.15)			$(0.15)

____________

(1)      Please refer to Note 8 — “Net Earnings (Loss) per Share” for details.

(2)      The unaudited pro forma condensed combined statement of operations as of June 30, 2023 combines the historical unaudited consolidated statement of operations of Filament for the six months ended June 30, 2023, with the historical unaudited condensed statement of operations of Jupiter for the six months ended June 30, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022(2)
(in Canadian Dollars)

	Filament Health Corp. (IFRS Historical)	Jupiter (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)		Scenario 1: No Additional Redemption Scenario				Scenario 2: Maximum Redemption Scenario
					Transaction Accounting Adjustments			Pro Forma Combined	Transaction Accounting Adjustments			Pro Forma Combined
Revenue	$364,500	$—	$		$			$364,500	$			$364,500
Variable cost of sales	—	—						—				—
Technical costs	—	—						—				—
Gross profit	364,500	—		—		—		364,500		—		364,500

Operating Expenses
Depreciation	(200,645)							(200,645)				(200,645)
General and administrative	(34,976)					(60,303,414)	DD	(60,338,390)		314,536	DD	(60,023,854)
Insurance	(403,209)							(403,209)				(403,209)
Interest and accretion	(184,670)					125,440	CC	(59,230)				(59,230)
Overheads	—	—						—				—
Other recurring operating income and expenses	—	—						—				—
Other non recurring operating income and expenses	—	—		2,729,754		(2,729,754)	AA	—				—
Professional and consulting fees	(1,390,490)							(1,390,490)				(1,390,490)
Research and development	(839,156)							(839,156)				(839,156)
Sales and marketing expenses	(829,614)	—		(2,261,312)		234,342	BB	(2,856,584)				(2,856,584)
Share based compensation	—							—				—
Transaction and listing expenses	(484,945)							(484,945)				(484,945)
Travel	(112,040)							(112,040)				(112,040)
Wages and benefits	(1,583,973)							(1,583,973)				(1,583,973)
								—				—
Operating costs	—	(2,261,312)		2,261,312				—				—
Total operating expenses	(6,063,718)	(2,261,312)		2,729,754		(62,673,386)		(68,268,662)		314,536		(67,954,126)

Operating profit/(loss)	(5,699,218)	(2,261,312)		2,729,754		(62,673,386)		(67,904,162)		314,536		(67,589,626)

Other Items
Non-operating income and expenses
Net cost of financial debt	—							—				—
Bad debt expense	(190,067)	—						(190,067)				(190,067)
Change in fair value of warrant liabilities	—	4,529,063						4,529,063				4,529,063
Gain on settlement of debt	20,968	—						20,968				20,968
Impairment on goodwill	(10,682,334)	—						(10,682,334)				(10,682,334)
Other financial income and expenses	13,648							13,648				13,648
Unrealized gain (loss) on marketable securities held in Trust Account	—	48,179				(48,179)	AA	—				—
Interest earned on marketable securities held in Trust Account	—	2,729,754		(2,729,754)				—				—
Total other non-operating income and expenses	(10,837,785)	7,306,996		(2,729,754)		(48,179)		(6,308,722)		—		(6,308,722)

Profit/(loss) before income tax	(16,537,003)	5,045,684		—		(62,721,565)		(74,212,884)		314,536		(73,898,348)
Deferred income tax recovery	70,538							70,538				70,538
Income tax expense	—	(581,365)						(581,365)				(581,365)
Loss on net monetary position	—	—						—				—
Net profit/(loss)	$(16,466,465)	$4,464,319		$—		$(62,721,565)		$(74,723,711)		$314,536		$(74,409,175)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2022(2)
(in Canadian Dollars)

	Filament Health Corp. (IFRS Historical)	Jupiter (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
				Transaction Accounting Adjustments	Pro Forma Combined		Transaction Accounting Adjustments	Pro Forma Combined
Basic earnings per share	$0.10

Diluted earnings per share	$0.10

Basic and diluted net income per share, Class A		$0.22

Basic and diluted net income per share, Class B		$0.22

Pro forma weighted average number of shares outstanding – basic and diluted					29,612,403	(1)		28,894,183	(1)

Pro forma loss per share – basic and diluted					$(2.52)			$(2.58)

____________

(1)      Please refer to Note 8 — “Net Earnings (Loss) per Share” for details.

(2)      The unaudited pro forma condensed combined statement of operations as of December 31, 2022 combines the historical audited consolidated statement of operations of Filament for the year ended December 31, 2022, with the historical audited statement of operations of Jupiter for the year ended December 31, 2022.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

On July 18, 2023, the Company, 1427702 B.C. Ltd., a corporation organized under the laws of British Columbia (“TopCo”), Filament Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of TopCo (“Merger Sub” and, together with TopCo, the “Merger Subsidiaries”), and Filament Health Corp., a corporation organized under the laws of British Columbia (“Filament” or the “Company”), entered into a business combination agreement (the “Business Combination Agreement”), which provides for a proposed business combination through a series of related transactions. Two Business Days prior to the date of the Closing (the “Closing Date”), Jupiter will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company after the Merger (the “Surviving Company”) and a direct, wholly-owned subsidiary of TopCo. As a result of the Merger, (a) each issued and outstanding share of Class A common stock, par value $0.0001 per share of Jupiter (“Jupiter Common Stock”) will no longer be outstanding and will automatically be converted into and exchanged for the right to receive one TopCo Common Share, (b) each issued and outstanding Jupiter warrant (“Jupiter Warrant”) will no longer be outstanding and will be automatically converted into and become one TopCo Warrant to purchase TopCo Common Shares, and all rights with respect to shares of Jupiter Common Stock underlying such Jupiter Warrants will be automatically converted into fights with respect to TopCo Common Shares, in each case, with TopCo issuing a number of TopCo Common Shares and TopCo Warrants in accordance with the terms of the Business Combination Agreement and (c) the one issued and outstanding unit of limited liability company membership interest in the Surviving Company and (ii) the Surviving Company will issue in favor of TopCo a promissory note in an amount equal to the fair market value of the Merger Sub Unit held by TopCo immediately before the Merger. At least one Business Day following the Merger, TopCo will form a new British Columbia corporation (“AmalCo Sub”), which will be a direct, wholly-owned subsidiary of TopCo, with AmalCo Sub issuing a single common share to TopCo. On the Closing Date and pursuant to a statutory plan of arrangement under the Business Corporations Act (British Columbia) (the “Plan of Arrangement”) (a) the outstanding convertible debentures of Filament will convert into common shares of Filament (“Filament Common Shares”) in accordance with their terms, as amended, (b) the notice of articles and articles of TopCo will be amended and restated to, among other matters, create Class B non-voting common shares of TopCo (the “TopCo Class B Earnout Shares”) and Class C non-voting common shares of TopCo (the “TopCo Class C Earnout Shares” and together with the TopCo Class B Earnout Shares, the “Filament Earnout Shares”), (c) Filament and AmalCo Sub will amalgamate to form a new British Columbia Corporation (“AmalCo”, and such transaction the “Amalgamation”), (d) Filament shareholders will exchange all of the issued and outstanding Filament Common Shares for the newly issued TopCo Common Shares, TopCo Class B Earnout Shares and TopCo Class C Earnout Shares, (e) TopCo will exchange its single common share of AmalCo Sub for a single common share of AmalCo, (f) holders of Filament warrants, RSUs and options will receive, as applicable, Rollover Warrants, Adjusted RSUs or Rollover Options, in each case entitling the holders thereof to acquire TopCo Common Shares upon exercise or settlement of such Rollover Warrants, Adjusted RSUs or Rollover Options; (g) TopCo will repurchase for cancellation the single common share issued to the incorporator of TopCo on incorporation; and (h) after giving effect to the Amalgamation, AmalCo will become a direct, wholly-owned subsidiary of TopCo.

Exchange Consideration

At the Arrangement Effective Time, (i) the Filament Shareholder Transaction Consideration and the Filament Earnout Shares will be issued to holders of Filament Common Shares, and (ii) holders of Filament warrants, RSUs and options will receive, as applicable, Rollover Warrants, Adjusted RSUs or Rollover Options, in each case exercisable or settleable for TopCo Common Shares.

At the Merger Effective Time, each issued and outstanding share of Jupiter Common Stock will automatically be converted into and exchanged for one TopCo Common Share, and each issued and outstanding Jupiter Warrant will be automatically converted into and become one TopCo Warrant to purchase TopCo Common Shares.

Earnout

At the Arrangement Effective Time, as described above, in addition to TopCo Common Shares, TopCo will issue to the holders of Filament Common Shares an amount of TopCo Class B Earnout Shares and TopCo Class C Earnout Shares, in each case equal to the number of Filament Common Shares multiplied by the ratio equal to (i) 1,500,000 divided by (ii) the number of issued and outstanding Filament Common Shares as of immediately prior to the Arrangement Effective Time. In addition, an aggregate of 1,945,189 Sponsor Earnout Shares to be issued to the Sponsor and an aggregate of 139,001 Underwriter Earnout Shares to be issued to Jupiter’s three IPO underwriters and their designees, in each case at the Closing and in exchange for certain shares of Jupiter Common Stock currently held by such holders, will be subject to vesting conditions and will be forfeited if such conditions are not satisfied.

All or a portion of the Filament Earnout Shares will convert into TopCo Common Shares, and all or a portion of the Sponsor Earnout Shares and the Underwriter Earnout Shares will vest, in each case if certain conditions are satisfied within seven years following the Closing Date, as follows:

(1)    Each TopCo Class B Earnout Share will convert into TopCo Common Shares on a one-for-one basis, and 972,594 Sponsor Earnout Shares and 69,500 Underwriter Earnout Shares will vest in full if (i) on any 20 trading days within any 30 trading day period, the trading price of the TopCo Common Shares is greater than or equal to $12.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganization, recapitalization and other similar transactions), or (ii) there occurs any transaction resulting in a Change of Control of TopCo; and

(2)    Each TopCo Class C Earnout Share will convert into TopCo Common Shares on a one-for-one basis, and 972,595 Sponsor Earnout Shares and 69,501 Underwriter Earnout Shares will vest in full if (i) on any 20 trading days within any 30 trading day period, the trading price of the TopCo Common Shares is greater than or equal to $15.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganization, recapitalization and other similar transactions), or (ii) there occurs any transaction resulting in a Change of Control of TopCo.

Unless and until converted into TopCo Common Shares as a result of the foregoing conditions being satisfied, the Filament Earnout Shares shall bear no economic or voting rights other than the right to be redeemed for an amount equal to the greater of (i) the aggregate USD$0.00000000001 for each Filament Earnout Share of such class held, and (ii) USD$0.01 under certain conditions.

Bridge Financing

On July 24, 2023, Filament completed the Bridge Financing, pursuant to which Filament issued by way of non-brokered private placement 27,777,773 Bridge Units at a price of CAD$0.09 per Bridge Unit for gross proceeds of approximately CAD$2,500,000. Each Bridge Unit is comprised of one Bridge Share and one Bridge Warrant, with each such Bridge Warrant being exercisable to purchase one Filament Common Share at a price of CAD$0.117 per share until July 24, 2026.

Negev Capital, a psychedelic medical intervention investment fund that has made over 25 investments to date, was lead investor of the Bridge Financing. Konstantin Adamsky, one of the members of the Filament Board, is Chief Operating Officer at Negev Capital. The net proceeds of the Bridge Financing will be used for the initiation of patient recruitment for the Company’s Phase 2 Methamphetamine Use Disorder clinical trial under an IND that has already been accepted by the FDA as well as for other general corporate purposes.

Special Meeting Redemptions

In connection with the special meeting held by Jupiter on April 18, 2023, in connection with the implementation of the extension of the date by which Jupiter must consummate an initial business combination from August 17, 2023 to December 17, 2023, Jupiter’s public stockholders elected to redeem 14,286,357 shares of Class A common stock at a redemption price of approximately USD$10.16 per share (the “April Redemptions”), for an aggregate redemption amount of approximately USD$145.2 million. The adjustment for the April Redemptions has been presented in the unaudited pro forma balance sheet.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Note 2 — Basis of Presentation and Accounting Policies

Jupiter does not meet the definition of a “business” pursuant to IFRS 3 as it is an empty listed shell company holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3, Business Combinations; rather, the Business Combination will be accounted for as an asset acquisition in accordance with IFRS 2, Share-Based Payments. See Note 3 — Accounting for the Business Combination for more details.

The historical financial statements of Filament have been prepared in accordance with IFRS as issued by the IASB and in its functional and presentation currency of the Canadian dollar (“CAD”). The historical financial statements of Jupiter have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by Filament. Jupiter’s historical financial statements have been converted from U.S. GAAP to IFRS to align with the basis of accounting used by Filament. See Note 4 — IFRS Conversion and Presentation Alignment.

The historical financial statements of Jupiter have been translated into and are presented in CAD for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

•        at the period end exchange rate as of June 30, 2023 of US$1.00 to CAD$1.3247 for the balance sheet;

•        the average exchange rate for the period from January 1, 2023 through June 30, 2023, of US$1.00 to CAD$1.348373 for the statement of operations for the period ending on that date;

•        the average exchange rate for the period from January 1, 2022 through December 31, 2022, of US$1.00 to CAD$1.3019 for the statement of operations for the period ending on that date.

Jupiter has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Jupiter public shares into cash as more fully described below:

•        Scenario 1 — Assuming No Additional Redemptions:    This presentation assumes that, after taking into account the April Redemptions, no Public Stockholders of Jupiter exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Scenario 2 — Assuming Maximum Redemptions:    This presentation assumes that Jupiter Public Stockholders holding 718,220 shares of Jupiter Class A Common Stock will exercise their Redemption Rights for CAD$9.9 million upon consummation of the Business Combination at a redemption price of approximately CAD$13.74 per share (or approximately USD$10.37 per share) and that 757,273 shares of Jupiter Class A Common stock remain outstanding after such redemptions. This presentation also assumes the foregoing redemptions take place after the April Redemptions. The maximum redemption amount reflects the maximum number of the Jupiter Public Shares that can be redeemed and still satisfy the minimum cash condition under the Business Combination Agreement that minimum net proceeds amount to at least the sum of Filament’s transaction expenses, Jupiter’s transaction expenses and $5,000,000, after giving effect to the payments to redeeming shareholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following summarizes the pro forma TopCo Common Shares issued and outstanding immediately after the Business Combination, presented under the two scenarios listed above:

	No Additional Redemptions		Maximum Redemptions
Ownership percentage post-Business Combination	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Filament shareholders(1)	20,600,000	69.6%	20,600,000	71.3%
Jupiter Public Stockholders	1,475,493	5.0%	757,273	2.6%
Jupiter Founder Shares(2)	963,048	3.3%	963,048	3.3%
Sponsor Shares(3)	3,211,416	10.8%	3,211,416	11.1%
Underwriter Shares(4)	661,235	2.2%	661,235	2.3%
Bridge Shares	2,351,211	7.9%	2,351,211	8.1%
Advisory Shares	350,000	1.2%	350,000	1.2%
Total shares outstanding	29,612,403		28,894,183

____________

(1)      Includes 1,500,000 TopCo Class B Earnout Shares, 1,500,000 TopCo Class C Earnout Shares, and 2,791,710 Filament shares resulting from conversion of vested dilutive securities.

(2)      Excludes Founder Shares separately included under “Sponsor Shares” and “Underwriter Shares”.

(3)      Includes 2,778,841 Founder Shares (which includes 1,945,189 Sponsor Earnout Shares) and 432,575 Private Shares.

(4)      Includes 198,573 Founder Shares (which includes 139,001 Underwriter Earnout Shares), 162,662 Private Shares and 300,000 Deferred Fee Shares.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

The share amounts and ownership percentages set forth above are not indicative of voting percentages and do not take into account (i) Jupiter Warrants that will remain outstanding immediately following the Business Combination and may be exercised 30 days thereafter or (ii) any Earnout Shares that may be issued following the Business Combination.

The following table illustrates varying beneficial ownership levels in the Combined Company immediately following the Business Combination, incorporating the assumptions described below as well as possible sources and extents of dilution for non-redeeming Public Stockholders assuming no additional redemptions by Public Stockholders, 25% redemption by Public Stockholders, 50% redemptions by Public Stockholders, 75% redemptions by Public Stockholders and the Maximum Redemptions Scenario assumptions with regard to redemptions by Public Stockholders, as further described below (and in each case after taking into account the April Redemptions):

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		Maximum Redemptions
Filament shareholders(1)	20,600,000	69.6%	20,600,000	70.0%	20,600,000	70.4%	20,600,000	70.9%	20,600,000	71.4%
Jupiter Public Stockholders	1,475,493	5.0%	1,295,938	4.4%	1,116,383	3.8%	936,827	3.2%	963,048	2.6%
Jupiter Founder Shares(2)	963,048	3.3%	963,048	3.3%	963,048	3.3%	963,048	3.3%	963,048	3.3%
Sponsor Shares(3)	3,211,416	10.8%	3,211,416	10.9%	3,211,416	11.0%	3,211,416	11.0%	3,211,416	11.1%
Underwriter Shares(4)	661,235	2.2%	661,235	2.2%	661,235	2.3%	661,235	2.3%	661,235	2.3%
Bridge Shares	2,351,211	7.9%	2,351,211	8.0%	2,351,211	8.0%	2,351,211	8.1%	2,351,211	8.1%
Advisory Shares	350,000	1.2%	350,000	1.2%	350,000	1.2%	350,000	1.2%	350,000	1.2%
Total TopCo Common Shares Outstanding	29,612,403		29,432,848		29,253,293		29,073,737		28,894,183

Public Warrants	7,880,925	26.6%	7,880,925	26.8%	7,880,925	26.9%	7,880,925	27.1%	7,880,925	27.3%
Private Warrants	297,618	1.0%	297,618	1.0%	297,618	1.0%	297,618	1.0%	297,618	1.0%
Bridge Warrants	2,351,211	7.9%	2,351,211	8.0%	2,351,211	8.0%	2,351,211	8.1%	2,351,211	8.1%
New Option Pool	7,071,231	23.9%	7,071,231	24.0%	7,071,231	24.2%	7,071,231	24.3%	7,071,231	24.5%
Unvested Securities	784,884	2.7%	784,884	2.7%	784,884	2.7%	784,884	2.7%	784,884	2.7%

____________

(1)      Includes 1,500,000 TopCo Class B Earnout Shares, 1,500,000 TopCo Class C Earnout Shares, and 2,791,710 Filament shares resulting from conversion of vested dilutive securities.

(2)      Excludes Founder Shares separately included under “Sponsor Shares” and “Underwriter Shares”.

(3)      Includes 2,778,841 Founder Shares (which includes 1,945,189 Sponsor Earnout Shares) and 432,575 Private Shares.

(4)      Includes 198,573 Founder Shares (which includes 139,001 Underwriter Earnout Shares), 162,662 Private Shares and 300,000 Deferred Fee Shares.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as an asset acquisition, in accordance with IFRS. Under this method of accounting, Jupiter will be treated as the “acquired” company for financial reporting purposes, and Filament will be the accounting “acquirer”. This determination was primarily based on the assumption that:

•        Filament’s current shareholders will hold a majority of the voting power of TopCo post Business Combination;

•        Effective upon the Business Combination, the post-combination Board will consist of six (6) directors, a majority of whom will be independent under Nasdaq requirements, consisting of five (5) directors designated by Filament and one (1) director designated by Jupiter;

•        Filament’s operations will substantially comprise the ongoing operations of TopCo;

•        Filament is the larger entity in terms of substantive operations and employee base; and

•        Filament’s senior management will comprise the senior management of TopCo.

Another determining factor was that Jupiter does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as an asset acquisition, within the scope of IFRS 2. The net assets of Jupiter will be stated at historical cost, with no goodwill or other intangible assets recorded as management determined that the relative fair value is equivalent to the historical value. Any excess of fair value of shares issued to Jupiter over the fair value of Jupiter’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Note 4 — IFRS Conversion and Presentation Alignment

The historical financial information of Jupiter has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. One adjustment was required to convert Jupiter’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information to reclassify Jupiter Class A Common Stock subject to redemption to non-current financial liabilities under IFRS 2, as shareholders have the right to require Jupiter to redeem the common stock and Jupiter has an irrevocable obligation to deliver cash or another financial instrument for such redemption.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Jupiter’s historical financial information in accordance with the presentation of Filament’s historical financial information.

In addition, as part of the preparation of the unaudited pro forma condensed combined financial information, Jupiter’s historical financial information was converted from United States dollars to Canadian dollars in accordance with the presentation of Filament’s historical financial information, as discussed in Note 2 — “Basis of Presentation.”

Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 2023, are as follows:

A.     Reflects the liquidation and reclassification of CAD$20.3 million of funds held in the Trust Account to cash that becomes available following the Business Combination.

B.      Reflects the settlement of deferred underwriting commissions upon the closing of the Business Combination through the issuance of 300,000 TopCo Common Shares.

C.     Represents preliminary estimated transaction costs expected to be incurred by Jupiter and Filament of approximately CAD$4.0 million and CAD$9.1 million, respectively, for legal, accounting, underwriting, due diligence, printing, the Maxim advisory fee and other fees incurred as part of the Business Combination.

For the Jupiter Transaction Costs, reflects the estimated payment of CAD$4.0 million of estimated transaction costs, of which (1) CAD$0.7 million is the payment of transaction costs, (2) CAD$2.2 million is the payment of accrued transaction costs and (3) CAD$1.1 million is the prepayment of directors’ and officers’ insurance premium. The amount of CAD$0.7 million is reflected as an adjustment to accumulated losses.

For the Filament Transaction Costs, reflects the estimated payment of CAD$4.4 million of estimated transaction costs, of which none of these fees have been paid as of the pro forma balance sheet date. The total amount of CAD$4.4 million is included as an adjustment to additional paid in capital. An amount of CAD$4.6 million is reflected as both a debit and credit to additional paid-in capital resulting from the issuance of 350,000 TopCo Common Shares as payment for advisory services provided in connection with the Business Combination.

D.     Represents the exchange of outstanding Filament share capital into 14,808,290 TopCo Common Shares at no par value and represents the exchange of outstanding Jupiter shares into TopCo Common Shares upon the consummation of the Business Combination.

E.      Represents the elimination of Jupiter’s historical accumulated losses after recording the transaction costs to be incurred by Jupiter as described in (C) above.

F.      The No Additional Redemption Scenario presentation assumes that, after the April Redemptions, no Jupiter stockholders exercise their redemption rights for cash and the Class A common stock subject to redemption amounting to CAD $20.2 million would be transferred to permanent equity. The Maximum Redemption Scenario reflects, after the April Redemptions, the redemption of 718,220 shares of Jupiter Class A Common Stock for aggregate redemption payments of CAD$9.9 million upon consummation of the Business Combination at a redemption price of approximately CAD$13.74 per share (or approximately USD$10.37 per share) and that 757,273 shares of Jupiter Class A Common stock remain outstanding after the maximum redemptions. The maximum redemption amount reflects the maximum number of the Jupiter Public Shares that can be redeemed and still satisfy the minimum cash condition under the Business Combination Agreement that minimum net proceeds amount to at least the sum of Filament’s transaction expenses, Jupiter’s transaction expenses and $5,000,000, after giving effect to the payments to redeeming shareholders.

G.     In the No Additional Redemption Scenario, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by TopCo and the fair value of Jupiter’s identifiable net assets at the date of the Business Combination, resulting in a CAD$60.3 million increase to accumulated loss. In the Maximum Redemption Scenario, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by TopCo and the fair value of Jupiter’s identifiable net assets at the date of the Business Combination, resulting in a CAD$60.0 million increase to accumulated loss. The fair value of shares issued was estimated based on a market price of CAD$14.18 per share (or USD$10.32 per share) (as of October 4, 2023). The value is preliminary and will change based on fluctuations in the share price of the Jupiter common stock through the Closing Date. In the No Additional Redemption Scenario, a one percent change in the market price per share would result in a change of CAD$0.8 million in the estimated expense. In the Maximum Redemption Scenario, a one percent change in the market price per share would result in a change of CAD$0.7 million in the estimated expense.

	No Additional Redemption Scenario		Maximum Redemption Scenario
	Shares	Dollars (CAD)	Shares	Dollars (CAD)
Jupiter stockholders
Public Stockholders	1,475,493		757,273
Sponsor and other stockholders	3,940,462		3,940,462
Deemed costs of shares to be issued to Jupiter stockholders		$76,796,509		$66,612,379
Net assets of Jupiter as of June 30, 2023		14,415,988		14,415,988
Less: Jupiter Transaction Costs		(683,493)		(683,493)
Add: Interest Earned in Trust Account		260,600		260,600
Add: Effect of Bridge Financing		2,500,000		2,500,000
Less: Effect of redemption of Jupiter Class A common stock		—		(9,869,594)
Adjusted net assets of Jupiter as of June 30, 2023		16,493,095		6,623,501
Difference – being IFRS 2 charge for listing services		$60,303,414		$59,988,878

H.     Reflects the conversion of Jupiter Class B Common Stock into Jupiter Class A Common Stock on a one-for-one basis.

I.       Reflects the conversion of the convertible debenture.

J.       Reflects the proceeds received from the Bridge Financing and the issuance of 2,351,211 TopCo Common Shares.

K.     Reflects the issuance of TopCo Class B Earnout Shares and TopCo Class C Earnout Shares for earnout tranches.

L.      To record interest earned in the Trust Account subsequent to the pro forma balance sheet date.

M.     To reclass additional paid-in capital to TopCo Common Shares since TopCo Common Shares have no par value.

N.     Reflects the reversal of excise taxes payable due to the subsequent issuance of shares at the consummation of the Business Combination. On April 24, 2023 Jupiter shareholders elected to redeem 14,286,357 shares of Class A common stock. At the consummation of the Business Combination, TopCo will issue 14,808,290 shares, which is in excess of the number of shares previously redeemed.

O.     Reflects the issuance of 350,000 TopCo Common Shares for advisory services provided in connection with the Business Combination.

Note 6 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2023

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, are as follows:

AA.  Reflects the elimination of interest income and unrealized gains generated from the investments held in the Trust Account.

BB.   To eliminate administrative services fees that will be ceased paying upon closing of the Business Combination.

CC.   To eliminate the interest on the convertible debt due to conversion of the debt.

Note 7 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, are as follows:

AA.  Reflects the elimination of interest income and unrealized gains generated from the investments held in the Trust Account.

BB.   To eliminate administrative services fees that will be ceased paying upon closing of the Business Combination.

CC.   To eliminate the interest on the convertible debt due to conversion of the debt.

DD.   Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of shares issued by TopCo over the fair value of Jupiter’s identifiable net assets at the date of the Business Combination. This cost is a non-recurring item. See Note 5 (G) for further detail.

Note 8 — Net Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of public shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Jupiter’s public shares:

	For the Six Months Ended June 30, 2023
	No Additional Redemption Scenario	Maximum Redemption Scenario
Weighted average shares outstanding – basic and diluted
Filament shareholders(1)	20,600,000	20,600,000
Jupiter Public Stockholders	1,475,493	757,273
Jupiter Founder Shares(2)	963,048	963,048
Sponsor Shares(3)	3,211,416	3,211,416
Underwriter Shares(4)	661,235	661,235
Bridge Shares	2,351,211	2,351,211
Advisory Shares	350,000	350,000
Total	29,612,403	28,894,183

____________

(1)      Includes 1,500,000 TopCo Class B Earnout Shares, 1,500,000 TopCo Class C Earnout Shares, and 2,791,710 Filament shares resulting from conversion of vested dilutive securities.

(2)      Excludes Founder Shares separately included under “Sponsor Shares” and “Underwriter Shares”.

(3)      Includes 2,778,841 Founder Shares (which includes 1,945,189 Sponsor Earnout Shares) and 432,575 Private Shares.

(4)      Includes 198,573 Founder Shares (which includes 139,001 Underwriter Earnout Shares), 162,662 Private Shares and 300,000 Deferred Fee Shares.

	For the Year Ended December 31, 2022
	No Additional Redemption Scenario	Maximum Redemption Scenario
Weighted average shares outstanding – basic and diluted
Filament shareholders(1)	20,600,000	20,600,000
Jupiter Public Stockholders	1,475,493	757,273
Jupiter Founder Shares(2)	963,048	963,048
Sponsor Shares(3)	3,211,416	3,211,416
Underwriter Shares(4)	661,235	661,235
Bridge Shares	2,351,211	2,351,211
Advisory Shares	350,000	350,000
Total	29,612,403	28,894,183

____________

(1)      Includes 1,500,000 TopCo Class B Earnout Shares, 1,500,000 TopCo Class C Earnout Shares, and 2,791,710 Filament shares resulting from conversion of vested dilutive securities.

(2)      Excludes Founder Shares separately included under “Sponsor Shares” and “Underwriter Shares”.

(3)      Includes 2,778,841 Founder Shares (which includes 1,945,189 Sponsor Earnout Shares) and 432,575 Private Shares.

(4)      Includes 198,573 Founder Shares (which includes 139,001 Underwriter Earnout Shares), 162,662 Private Shares and 300,000 Deferred Fee Shares.

	Six Months Ended June 30, 2023
	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(4,466,719)	$(4,466,719)
Weighted average shares outstanding of common stock – basic and diluted	29,612,403	28,894,183
Net loss per share – basic and diluted	$(0.15)	$(0.15)
Excluded securities:(1)
Public Warrants	7,880,925	7,880,925
Private Warrants	297,618	297,618
Bridge Warrants	2,351,211	2,351,211
New Option Pool	7,071,231	7,071,231
Unvested Securities	784,884	784,884

____________

(1)      The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

	Year Ended December 31, 2022
	Assuming Additional No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(74,723,711)	$(74,409,175)
Weighted average shares outstanding of common stock – basic and diluted	29,612,403	28,894,183
Net loss per share – basic and diluted	$(2.52)	$(2.58)
Excluded securities:(1)
Public Warrants	7,880,925	7,880,925
Private Warrants	297,618	297,618
Bridge Warrants	2,351,211	2,351,211
New Option Pool	7,071,231	7,071,231
Unvested Securities	784,884	784,884

____________

(1)      The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for Jupiter and Filament, respectively, and unaudited pro forma condensed combined per share information after giving effect to the Business Combination presented under two scenarios:

•        Scenario 1 — Assuming No Additional Redemptions:    This presentation assumes that, after the April Redemptions, no Public Stockholders of Jupiter exercise their redemption rights with respect to their Public Shares upon consummation of the Business Combination;

•        Scenario 2 — Assuming Maximum Redemptions:    This presentation assumes that Jupiter Public Stockholders holding 718,220 shares of Jupiter Class A Common Stock will exercise their Redemption Rights for CAD$9.9 million upon consummation of the Business Combination at a redemption price of approximately CAD$13.74 per share (or approximately USD$10.37 per share) and that 757,273 shares of Jupiter Class A Common stock remain outstanding after such redemptions. This presentation also assumes the foregoing redemptions take place after the April Redemptions. The maximum redemption amount reflects the maximum number of the Jupiter Public Shares that can be redeemed and still satisfy the minimum cash condition under the Business Combination Agreement that minimum net proceeds amount to at least the sum of Filament’s transaction expenses, Jupiter’s transaction expenses and $5,000,000, after giving effect to the payments to redeeming shareholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

This information is only a summary and should be read in conjunction with the historical financial statements of Jupiter and Filament and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Jupiter and Filament is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined loss per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the period presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Jupiter and Filament would have been had the companies been combined during the period presented.

			Pro Forma Combined
Six Months Ended June 30, 2023 (CAD$)	Filament (Historical)	Jupiter (Historical)	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Net income/(loss)	$(2,777,176)	$919,126	$(4,466,719)	$(4,466,719)
Shareholders’ equity (deficit)	$1,068,373	$(5,822,984)	$17,846,207	$7,976,613
Shareholders’ equity (deficit) per share – basic and diluted	$0.01	$(0.39)	$0.60	$0.28
Cash dividends	$—	$—	$—	$—
Weighted average shares – basic and diluted	174,948,313	15,031,000	29,612,403	28,894,183
Net income (loss) per share – basic and diluted	$(0.02)	$0.07	$(0.15)	$(0.15)

Shareholders’ equity per share = total equity/shares outstanding

			Pro Forma Combined
Year Ended December 31, 2022 (CAD$)	Filament (Historical)	Jupiter (Historical)	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Net income/(loss)	$(16,466,465)	$4,464,319	$(74,273,711)	$(74,409,175)
Weighted average shares – basic and diluted	169,646,834	20,297,549	29,612,403	28,894,183
Net income (loss) per share – basic and diluted	$0.10	$0.22	$(2.52)	$(2.58)

THE SPECIAL MEETING OF JUPITER STOCKHOLDERS

General

Jupiter is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the Jupiter Board for use at the Special Meeting to be held on            , 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Jupiter’s stockholders on or about              , 2023. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.

Date, Time and Place of the Special Meeting

The Special Meeting will be held via live webcast on            , 2023 at            , Eastern time, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus. The Special Meeting can be accessed by visiting            , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental, Jupiter’s transfer agent, by telephone at 917-262-2373 or by e-mail at proxy@continentalstock.com.

Registering for the Special Meeting

Pre-registration at            is recommended but is not required in order to attend the Special Meeting and is available starting at 9:00 a.m. Eastern Time on             , 2023 (five business days prior to the Special Meeting).

To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of Jupiter Common Stock:

•        If your shares are registered in your name with Continental and you wish to attend the online-only Special Meeting, go to            , enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial stockholders (those holding shares through a stock brokerage account or a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental at least five business days prior to the meeting date in order to ensure access.

You may also attend the Special Meeting telephonically by dialing 1-              (toll-free within the United States and Canada) or +1             (outside of the United States and Canada, standard rates apply). The passcode for telephone access is             #, but please note that you will not be able to vote or ask questions if you choose to attend the Special Meeting telephonically.

Purpose of the Special Meeting

At the Special Meeting, Jupiter will ask its stockholders to vote in favor of the following proposals:

•        Proposal No. 1 — The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the Business Combination contemplated thereby.

•        Proposal Nos. 2A through 2F — The Advisory Governance Proposals — six separate governance proposals to approve, on a non-binding advisory basis, the following material changes between the Jupiter Governing Documents and the TopCo Articles:

(A)    The TopCo Articles would establish the authorized capital of TopCo to consist of an unlimited number of TopCo Common Shares without par value, a maximum of 1,500,000 TopCo Class B Earnout Shares without par value and a maximum of 1,500,000 TopCo Class C Earnout Common Shares without par value (Proposal No. 2A);

(B)    The TopCo Articles would provide for a declassified board of directors with the result being that each director will be elected annually for a term of one year (Proposal No. 2B);

(C)    The TopCo Articles would reduce the requisite quorum for a meeting of shareholders from a majority of outstanding voting power to two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting (Proposal No. 2C);

(D)    The TopCo Articles would include an advance notice provision that requires a nominating shareholder to provide notice to TopCo in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the board of directors (Proposal No. 2D);

(E)    The TopCo Articles would include a forum selection provision whereby, subject to limited exceptions, the Province of British Columbia, Canada will be the sole and exclusive forum for certain shareholder litigation matters (Proposal No. 2E);

(F)    The TopCo Articles would not include provisions relating to Jupiter’s status as a special purpose acquisition company that will no longer be relevant following the Closing (Proposal No. 2F).

•        Proposal No. 3 — The Equity Incentive Plan Proposal — a proposal to approve and adopt the Equity Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve under such plan.

•        Proposal No. 4 — The NTA Requirement Amendment Proposal — a proposal to amend the Jupiter Charter pursuant to the Jupiter Charter Amendment to eliminate (i) the Redemption Limitation and (ii) the requirement that Jupiter shall not consummate an initial business combination unless the Redemption Limitation is not exceeded.

•        Proposal No. 5 — The Adjournment Proposal — a proposal to authorize the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived.

Recommendation of the Jupiter Board

The Jupiter Board believes that each of the Business Combination Proposal, Advisory Governance Proposals, Equity Incentive Plan Proposal, NTA Requirement Amendment Proposal and Adjournment Proposal to be presented at the Special Meeting is in the best interests of Jupiter and Jupiter’s stockholders and unanimously recommends that Jupiter stockholders vote “FOR” each of the proposals.

The existence of financial and personal interests of Jupiter’s Initial Stockholders, directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Jupiter and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors,” “The Business Combination — Interests of Jupiter’s Initial Stockholders, Directors and Officers in the Business Combination” and “Security Ownership of Certain Beneficial Owners and Management” for more information and other risks.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Jupiter Common Stock at the close of business on            , 2023, which is the record date for the Special Meeting. You are entitled to one vote for each share of Jupiter Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 6,011,192 shares of Jupiter Common Stock issued and outstanding, consisting of 6,011,192 shares of Jupiter Class A Common Stock and no shares of Jupiter Class B Common Stock.

The Initial Stockholders and Jupiter’s directors and officers have agreed to vote all of their shares of Jupiter Common Stock in favor of the Business Combination Proposal. The issued and outstanding Jupiter Warrants do not have voting rights at the Special Meeting.

Voting Your Shares

Each share of Jupiter Common Stock that you own in your name entitles you to one vote on each of the proposals presented at the Special Meeting. Your one or more proxy cards show the number of shares of Jupiter Common Stock that you own. If you are a holder of record, there are two ways to vote your shares of Jupiter Common Stock at the Special Meeting:

•        You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.    If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Jupiter Common Stock will be voted as recommended by the Jupiter Board. With respect to proposals for the Special Meeting, that means: “FOR” the Business Combination Proposal, “FOR” the Advisory Governance Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” the NTA Requirement Amendment Proposal and “FOR” the Adjournment Proposal.

•        You can attend the Special Meeting and vote at the Special Meeting.    Jupiter will be hosting the Special Meeting via live webcast. If you attend the Special Meeting, you may submit your vote at the Special Meeting online at            , in which case any vote that you previously submitted will be superseded by the vote that you cast at the Special Meeting. See “— Registering for the Special Meeting” above for further details on how to attend the Special Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Jupiter Common Stock, you may contact Jupiter’s proxy solicitor:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: JAQC.info@investor.morrowsodali.com

Quorum and Vote Required for the Proposals

A quorum of Jupiter’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Jupiter Common Stock outstanding and entitled to vote at the Special Meeting is represented in person (via the virtual meeting platform) or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the Special Meeting will have the power to adjourn such meeting.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Jupiter Common Stock entitled to vote thereon at the Special Meeting. The approval of the NTA Requirement Amendment Proposal requires the affirmative vote of the holders of at least sixty-five percent (65%) of the outstanding shares of Jupiter Common Stock entitled to vote thereon at the Special Meeting. The approval of each of the Equity Incentive Plan Proposal and, if presented, the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of Jupiter Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. Accordingly, a stockholder’s failure to vote in person (via the virtual meeting platform) or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal and the NTA Requirement Amendment Proposal and, if a valid quorum is otherwise established, no effect on the outcome of any vote on the Equity Incentive Plan Proposal or, if presented, the Adjournment Proposal.

The approval of each of the Advisory Governance Proposals requires the affirmative vote of the holders of at least a majority of the shares of Jupiter Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. A vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on Jupiter, Filament, TopCo or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, Jupiter, Filament and TopCo intend that the TopCo Articles, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted in the Advisory Governance Proposals, will take effect at the Closing, assuming approval of the Business Combination Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. Each of the NTA Requirement Amendment Proposal and the Equity Incentive Plan Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Jupiter believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Special Meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal and the NTA Requirement Amendment Proposal and, if a valid quorum is otherwise established, no effect on the outcome of any vote on the other proposals set forth in this proxy statement/prospectus.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Morrow Sodali LLC, Jupiter’s proxy solicitor, prior to the date of the Special Meeting or by attending the Special Meeting in person (via the virtual meeting platform) and voting. Attendance at the Special Meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, provided such revocation is received prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Vote of Jupiter’s Initial Stockholders, Directors and Officers

Pursuant to a letter agreement entered into in connection with the IPO, the Initial Stockholders and Jupiter’s directors and officers have agreed to vote all of their shares of Jupiter Common Stock in favor of the Business Combination Proposal.

Redemption Rights

Pursuant to the Jupiter Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Jupiter (net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination. Holders of Public Shares are not required to vote on any of the proposals to be presented at the Special Meeting in order to demand redemption of their Public Shares. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Jupiter (net of taxes payable), upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $15.1 million on June 30, 2023, the estimated per share redemption price would have been approximately $10.35 (as adjusted for interest withdrawn and not yet applied to taxes payable).

Notwithstanding the foregoing, a Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the Public Shares without Jupiter’s prior consent.

Redemption Rights are not available to holders of Jupiter Warrants in connection with the Business Combination. The Initial Stockholders and Jupiter’s directors and officers have agreed to waive their Redemption Rights with respect to any shares of Common Stock held by them in connection with the completion of the Business Combination.

In order to exercise your Redemption Rights, you must, prior to 5:00 p.m., Eastern time, on            , 2023 (two business days before the Special Meeting):

•        (a) hold Public Shares or (b) hold Public Shares through Public Units and elect to separate your Public Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to such Public Shares.

•        Submit a request in writing that Jupiter redeem your Public Shares for cash to Continental, Jupiter’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: SPAC Redemption Team

E-mail: spacredemptions@continentalstock.com

•        Deliver your Public Shares either physically or electronically through the Depository Trust Company, or DTC, to Jupiter’s transfer agent.

Jupiter requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your Public Shares generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Jupiter’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Jupiter’s transfer agent will need to act to facilitate the request. Public Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Jupiter’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Jupiter does not have any control over this process and it may take longer than one week. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their Redemption Rights and thus will be unable to redeem their shares. Public Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and, thereafter, with Jupiter’s consent. If you delivered your shares for redemption to Jupiter’s transfer agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that Jupiter’s transfer agent return the shares (physically or electronically). You may make such request by contacting Jupiter’s transfer agent at the phone number or address listed above.

Prior to exercising Redemption Rights, Public Stockholders should verify the market price of their Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the redemption price. Jupiter cannot assure you that you will be able to sell your Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Jupiter Class A Common Stock when you wish to sell your shares.

If you exercise your Redemption Rights with respect to your Public Shares, such Public Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption. Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account.

If the Business Combination Proposal is not approved and Jupiter does not consummate an initial business combination by December 17, 2023, or such later date as may be approved by Jupiter’s stockholders, it will be required to dissolve and liquidate, and the Jupiter Warrants will expire worthless.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Jupiter Common Stock or Jupiter Warrants in connection with the Business Combination.

Solicitation of Proxies

Jupiter will pay the cost of soliciting proxies for the Special Meeting. Jupiter has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Special Meeting. Jupiter has agreed to pay Morrow Sodali LLC a fee of $15,000. Jupiter will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Jupiter also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Jupiter Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of Jupiter Common Stock and in obtaining voting instructions from those owners. Jupiter’s directors, officers and employees (if any) may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership and Permitted Purchases of Jupiter’s Securities

As of the record date, the Initial Stockholders and Jupiter’s directors and officers beneficially own an aggregate of approximately 75.5% of the outstanding shares of Jupiter Common Stock. The Initial Stockholders and Jupiter’s directors and officers have agreed to (i) waive their Redemption Rights with respect to any shares of Jupiter Common Stock that they may hold in connection with the completion of the Business Combination and (ii) vote any such shares in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, none of such persons have acquired any Public Shares.

Subject to applicable securities laws, the Initial Stockholders and Jupiter’s directors and officers or their affiliates may purchase shares of Jupiter Common Stock in privately negotiated transactions or in the open market either prior to or following the completion of an initial business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Jupiter’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Initial Stockholders or Jupiter’s directors, officers or their affiliates purchase shares of Jupiter Common Stock in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. See the section entitled “The Business Combination — Potential Actions to Secure Requisite Stockholder Approvals” for more information.

The existence of financial and personal interests of Jupiter’s Initial Stockholders, directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Jupiter and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors”, “The Business Combination — Interests of Jupiter’s Initial Stockholders, Directors and Officers in the Business Combination” and “Security Ownership of Certain Beneficial Owners and Management” for more information and other risks.

THE BUSINESS COMBINATION

Background of the Business Combination

The Business Combination is the result of an extensive search by Jupiter for an initial business combination using the network, investing and operating experience of Jupiter’s management team and the Jupiter Board. The terms of the Business Combination Agreement and related Ancillary Agreements are the result of extensive arm’s-length negotiations between representatives of Jupiter and Filament (and certain of their respective shareholders). The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions. The following summarizes the key meetings and events that led to the signing of the Business Combination Agreement but does not purport to catalogue every conversation among representatives of Jupiter, Filament and other parties.

Jupiter is a blank check company incorporated as a Delaware corporation on June 17, 2020, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On July 7, 2020, Jupiter issued an aggregate of 5,750,000 Founder Shares to the Sponsor and Jupiter’s independent directors for an aggregate price of $25,000, or approximately $0.004 per share. On July 23, 2021, the Sponsor forfeited 1,437,500 Founder Shares, resulting in an aggregate of 4,312,500 Founder Shares outstanding. The Sponsor transferred to certain of the underwriters of the IPO and certain of their employees an aggregate of 240,001 Founder Shares at the original purchase price. On August 25, 2021, in connection with the underwriters’ election to partially exercise their over-allotment option and the forfeiture of the remaining portion of such over-allotment option, an aggregate of 372,038 Founder Shares were forfeited to Jupiter at no cost, and 3,940,462 Founder Shares remain outstanding. On April 20, 2023, pursuant to the Class B Conversion in connection with the Extension, all Founder Shares were converted from shares of Jupiter Class B Common Stock to shares of Jupiter Class A Common Stock on a one-for-one basis.

On August 12, 2021, the registration statement relating to the IPO was declared effective by the SEC. On August 17, 2021, Jupiter consummated the IPO of 15,000,000 Jupiter Units at a price of $10.00 per Jupiter Unit, generating gross proceeds of $150,000,000. On August 23, 2021, pursuant to the partial exercise of the IPO underwriters’ over-allotment option, Jupiter consummated the sale of an additional 761,850 Jupiter Units at a price of $10.00 per Jupiter Unit, generating gross proceeds of $7,618,500. Simultaneously with the consummation of the IPO, the Sponsor and certain of the underwriters of the IPO and certain of the underwriters’ employees purchased an aggregate of 580,000 Jupiter Private Units at a price of $10.00 per Jupiter Private Unit, generating total gross proceeds of $5,800,000. Simultaneously with the closing of the partial exercise of the over-allotment option, Jupiter consummated the sale of an aggregate of 15,237 additional Jupiter Private Units at $10.00 per additional Jupiter Private Unit to such purchasers, generating total gross proceeds of $152,370. After deducting underwriting fees (excluding the initially deferred portion of $5,516,648) and offering expenses, the total net proceeds from the IPO, including the partial exercise of the over-allotment option, and the Private Placement of the Jupiter Private Units was $159,794,923, of which $157,618,500 (or $10.00 per Jupiter Unit sold in the IPO) was placed in the Trust Account.

Of the aggregate 15,761,850 Jupiter Units sold in the IPO, 13,365,000 Jupiter Units were purchased by the Anchor Investors. In connection with the closing of the IPO, the Anchor Investors each acquired from the Sponsor an indirect economic interest in 100,000 Founder Shares (or an aggregate of 900,000 Founder Shares) at the original purchase price that the Sponsor paid for the Founder Shares. The Sponsor has agreed to distribute such Founder Shares to the Anchor Investors after the completion of Jupiter’s initial business combination.

On April 18, 2023, at the Jupiter Extension Meeting, Jupiter’s stockholders approved, among other matters, (i) an amendment to the Jupiter Charter to extend the date by which Jupiter must consummate an initial business combination from August 17, 2023 to December 17, 2023, or such earlier date as determined by the Jupiter Board, and (ii) an amendment to the Trust Agreement to provide for the Extension. In connection with the implementation of the Extension, (i) on April 20, 2023, the Initial Stockholders voluntarily elected to convert all Founder Shares from shares of Jupiter Class B Common Stock to shares of Jupiter Class A Common Stock on a one-for-one basis in accordance with the Jupiter Charter, and (ii) Jupiter redeemed 14,286,357 shares of Jupiter Class A Common Stock tendered for redemption by the Public Stockholders, at a redemption price of approximately $10.16 per share, for an aggregate redemption amount of approximately $145.2 million. Upon completion of the Class B Conversion and the Extension Redemption, 6,011,192 shares of Jupiter Class A Common Stock and no shares of Jupiter Class B Common Stock remain issued and outstanding. Notwithstanding the Class B Conversion, the holders of Founder Shares will not be entitled to receive any funds held in the Trust Account with respect to any such converted shares.

Except with respect to interest earned on the funds held in the Trust Account that may be released to Jupiter to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), none of the funds held in the Trust Account have been or will be released from the Trust Account until the earliest of (i) the completion of Jupiter’s initial business combination, (ii) the redemption of any Jupiter Public Shares properly submitted in connection with a stockholder vote to amend the Jupiter Charter (A) to modify the substance or timing of Jupiter’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the public shares if Jupiter does not complete its initial business combination by December 17, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) Jupiter’s redemption of the Jupiter Public Shares if it does not complete its initial business combination within the required time period.

Jupiter may consummate its initial business combination with a target business in any industry or geographic region, although Jupiter initially focused its search on businesses that would leverage its management team’s experience in acquiring and operating businesses, including in the consumer industry. As described in the final prospectus for the IPO, Jupiter identified general criteria and guidelines that it believed would be important in evaluating prospective target businesses, but it may decide to enter into an initial business combination with a target business that does not meet one or all of such criteria and guidelines. Jupiter broadly focused on target businesses that it believed would:

•        have a strong competitive industry position and demonstrated competitive advantages to maintain barriers to entry;

•        operate in fast-growing markets with large total addressable markets and have significant growth potential both organically and through add-on acquisitions;

•        have brand recognition and offer enduring products, with the potential for revenue, market share or distribution improvements;

•        possess proprietary aspects of products and intellectual property or other protection for products and formulas;

•        have potential to generate strong and sustainable free cash flow;

•        be fundamentally sound companies that are not operating at their full potential and could benefit from Jupiter’s founders’ network or expertise (strategy, marketing, operations, capital structure optimization, M&A, etc.);

•        have a committed, skilled and experienced management team whose interests and incentives are aligned with those of Jupiter’s stockholders;

•        be sourced through Jupiter’s proprietary channels;

•        have an appropriate valuation and offer an attractive risk-adjusted return for Jupiter’s stockholders; and

•        benefit from being a publicly-traded company, be prepared to be a publicly-traded company, and utilize access to broader capital markets.

As disclosed in the final prospectus for the IPO, the above criteria were not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination was to be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that Jupiter’s management deemed relevant. Prior to the consummation of the IPO, neither Jupiter, nor anyone on its behalf, had selected any business combination target, contacted any prospective target business or initiated any substantive discussions, directly or indirectly, formal or otherwise, with respect to any potential business combination with Jupiter.

After the IPO, Jupiter’s officers and directors commenced an active search for prospective businesses or assets to acquire in Jupiter’s initial business combination. Representatives of Jupiter were contacted by, and representatives of Jupiter contacted, numerous individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and other persons and entities with which Jupiter’s officers and directors had pre-existing relationships. Jupiter’s officers, directors and their affiliates also brought to its attention target business candidates.

During this search process, Jupiter conducted due diligence to varying degrees on prospective targets, including review of such businesses’ management, business models, competitive landscape and certain financial information, in each case, to the extent available. Pursuant to such search process and related due diligence, Jupiter, with the assistance of its advisors:

•        identified and evaluated more than 150 business combination opportunities;

•        participated in in-person, telephonic or email discussions with representatives of more than 100 potential acquisition targets;

•        entered into non-disclosure agreements with 23 of those companies;

•        submitted indications of interest or letters of intent to 23 acquisition candidates (including Filament); and

•        discussed various targets at Jupiter’s regularly scheduled board meetings.

Below is a summary of negotiations with two acquisition candidates (other than Filament) where Jupiter submitted a term sheet or a letter of intent to the acquisition candidate. Jupiter ultimately determined to abandon each of its other potential acquisition opportunities either because (i) the target pursued an alternative transaction or strategy, or (ii) Jupiter concluded that the target business would not be a suitable acquisition for Jupiter.

On July 26, 2022, representatives of Jupiter were contacted by a financial advisor to a healthcare company headquartered in the United States. On August 17, 2022, James N. Hauslein, Jupiter’s Chairman, Chief Executive Officer and Chief Financial Officer, and Jonathan Leong, Jupiter’s Executive Vice President, Strategy and M&A, and the potential target were first introduced to each other in a virtual meeting scheduled by the target’s financial advisor. On August 18, 2022, Jupiter executed a non-disclosure agreement with the potential target and began a period of preliminary due diligence, which included an in-person meeting between Mr. Hauslein, Mr. Leong, the target’s Chief Executive Officer and the target’s financial advisor on September 20, 2022, in New York. On September 23, 2022, Jupiter submitted a non-binding letter of intent outlining preliminary terms for a business combination. After subsequent comments and negotiation, Jupiter signed a non-binding letter of intent with the potential target on October 26, 2022, which included a 60-day exclusivity period. During the week of November 7, 2022, members of Jupiter’s management team met with senior management of the potential target and conducted site visits in Zurich and Amsterdam. On December 2, 2022, Jupiter and the potential target agreed to terminate the letter of intent and its associated exclusivity period due to concerns of Jupiter’s management team regarding the anticipated timing for the potential target to deliver PCAOB audited financial statements.

On February 23, 2023, a third party contacted members of Jupiter’s management team regarding a biotechnology company headquartered in the United States. On February 24, 2023, members of Jupiter’s management team and the Chief Executive Officer of the potential target were introduced to each other in a virtual meeting arranged by a third party. On February 17, 2023, Jupiter executed a non-disclosure agreement with the potential target. On February 17, 2023, representatives of Jupiter had an in-person meeting with the potential target’s Chief Executive Officer in New York. On March 2, 2023, Jupiter submitted a non-binding letter of intent outlining preliminary terms for a business combination with the potential target. After subsequent discussions and negotiation, Jupiter executed a non-binding letter of intent with the target on March 20, 2023. In early April 2023, given the general state of the equity and capital raising markets, Jupiter and the potential target agreed to terminate the letter of intent.

Transaction Timeline

On May 9, 2023, Mr. Hauslein and Mr. Leong were approached by a representative of Maxim and received marketing materials regarding Filament, which was seeking a special purpose acquisition company, or SPAC, merger partner to pursue a capital raise and U.S. public listing.

On May 10, 2023, Jupiter and Filament executed a confidentiality and non-disclosure agreement to facilitate the review by Jupiter of Filament’s non-public information, and Jupiter was provided with access to Filament’s virtual data room.

On May 12, 2023, Mr. Hauslein and Mr. Leong participated in an introductory virtual meeting with Benjamin Lightburn and Warren Duncan, Filament’s Chief Executive Officer, and Chief Financial Officer, respectively, as well as representatives from Maxim. Messrs. Lightburn and Duncan presented an overview of: (i) botanical drugs and their advantages, (ii) the psychedelics industry, (iii) Filament’s business model and management team, and (iv) valuation considerations for Filament and the psychedelics industry as a whole. Messrs. Lightburn and Duncan were available for questions and answers throughout the meeting.

On May 17, 2023, Messrs. Hauslein and Leong held a virtual meeting with representatives of Maxim to discuss the possibility of a business combination structure with Filament, including but not limited to pre- and post-money valuation, cash at closing, SPAC dilution, earn-out and process timing.

On May 19, 2023, Jupiter delivered to Maxim a draft, non-binding letter of intent with respect to a potential business combination with Filament for a pre-money equity value of $176 million, including, among other terms, a period of mutual exclusivity for the parties to continue conducting due diligence and negotiations. Filament’s equity value on May 18, 2023 was approximately $10.1 million, based on an average of the closing prices of the Filament Common Shares on each of the NEO Exchange (now operating as Cboe Canada), the OTCQB, and the Frankfurt Exchange of CAD$0.08 (US$0.05917), US$0.06 and €0.05 (US$0.05382), respectively, and an aggregate of 174,742,713 Filament Common Shares outstanding on such date. The pre-money equity value of US$176 million ascribed to Filament by Jupiter is therefore greater than the equity value indicated by the historical trading prices of the Filament Common Shares as of the 30 trading days ending on May 18, 2023. Given the limited trading volume of the Filament Common Shares on such exchanges, Jupiter believed that the equity value reflected by the trading price of the Filament Common Shares was not reflective of Filament’s value. Therefore, Jupiter decided to consider the equity value of comparable companies trading on major U.S. stock exchanges. As a result of that process, Jupiter determined that a pre-money equity value of US$176 million was appropriate and pursued an independent fairness opinion with respect to such valuation. For more information, see the section below entitled “— Opinion of Jupiter’s Financial Advisor.”

From May 19 through June 16, 2023, Jupiter had multiple discussions with Filament’s management and Maxim to obtain additional background information on Filament and to conduct preliminary due diligence.

On May 19, 2023, Messrs. Hauslein and Leong held a conference call with representatives of Thornapple River Capital, early stage investors in the psychedelics space and unaffiliated with Filament, to undertake general industry due diligence.

On June 6, 2023, Mr. Hauslein updated Jupiter’s Board of Directors via email and one-on-one telephonic conversations of the progress and on-going discussions with Filament.

On June 16, 2023, based on the information made available to Jupiter and additional due diligence performed, Jupiter presented to Filament a non-binding letter of intent (the “LOI”) with respect to a potential business combination with Filament for a pre-money equity value of $176 million, including, among other terms, a period of mutual exclusivity for the parties to continue conducting due diligence and negotiations, which LOI was accepted and agreed by Filament on that same date. The LOI also provided for the issuance of the Earnout Shares (on substantially the terms that were ultimately agreed in the Business Combination Agreement) and that Jupiter and Filament would seek to raise the PIPE Financing on terms to be subsequently determined by the parties. Following the execution of the LOI, Jupiter terminated any and all active discussions with alternative potential business combination targets.

On June 19, 2023, Messrs. Hauslein and Leong met with Mr. Lightburn in person in Vancouver, British Columbia for dinner, followed by a tour of the company’s headquarters and laboratory the following morning, which also included a meeting with Ryan Moss, Filament’s Chief Science Officer.

On June 20, 2023 and June 21, 2023, Messrs. Hauslein and Leong attended the Multidisciplinary Association for Psychedelic Studies (MAPS) Psychedelic Science 2023 conference in Denver, Colorado along with senior management of Filament, including Mr. Lightburn, Mr. Duncan, and Lisa Ranken, Filament’s Chief Operating Officer. Messrs. Hauslein and Leong, in addition to undertaking general industry due diligence, were able to meet with Ken Belotsky and Konstantin Adamsky of Negev Capital, who are investors in the psychedelics industry and shareholders of Filament, and in the case of Dr. Adamsky, a member of the board of Filament, to undertake further due diligence with respect to Filament and the psychedelics industry. Messrs. Hauslein and Leong were also able to hold in depth discussions with representatives of The Johns Hopkins University (one of Filament’s academic partners) and the University of Wisconsin, with respect to the psychedelics industry and Filament’s role within the industry.

On June 27, 2023, Messrs. Hauslein and Leong met with a representative of Apollo Pact, a patient-driven nonprofit unaffiliated with Filament that is dedicated to medical research and securing funding for psychedelic-assisted research, to undertake general industry due diligence.

On July 3, 2023, through its U.S. counsel, Ellenoff Grossman & Schole LLP (“EGS”), and Canadian counsel, Fasken Martineau DuMoulin LLP (“Fasken”), Filament delivered an initial draft of the Business Combination Agreement to Jupiter’s U.S. counsel, Greenberg Traurig, P.A. (“GT”), and Canadian counsel, Harper Grey LLP (“Harper Grey”).

On July 5, 2023, Jupiter engaged Newbridge to deliver to the Jupiter Board a fairness opinion regarding the Business Combination.

Also on July 5, 2023, Messrs. Hauslein and Leong held a video conference with Dr. Joshua Woolley, MD/PhD, a clinician and researcher with expertise in psychedelics and the principal investigator for the two human clinical trials of Filament’s drug candidates being conducted at the University of California San Francisco (“UCSF”), to undertake diligence regarding Filament and the status of such clinical trials.

On July 6, 2023, Messrs. Hauslein and Leong held a video conference with Rotem Petranker, Director of the Canadian Centre for Psychedelic Science and one of the lead investigators of the human clinical trial of Filament’s drug candidates being conducted at the University of Toronto, to undertake diligence regarding Filament and the status of such clinical trial.

Between July 7, 2023 and July 18, 2023, EGS, Fasken, GT and Harper Grey exchanged updated drafts of the Business Combination Agreement and related documents and agreements and engaged in negotiations of such documents and agreements. During this period, representatives of Jupiter and Filament held multiple calls to discuss and negotiate the terms of the Business Combination Agreement and related documents and agreements while Jupiter continued its due diligence investigation. As part of these negotiations, Jupiter, Filament and their respective representatives discussed Filament’s existing plans to complete the Bridge Financing around the time of the execution of the Business Combination Agreement and incorporated the anticipated completion of the Bridge Financing in the terms of the Business Combination Agreement.

On July 17, 2023, Harper Grey and GT delivered their legal due diligence report to Jupiter. Jupiter circulated the report to management and the Jupiter Board for review.

On July 18, 2023, the Jupiter Board met via teleconference, with all board members present. Also present at the invitation of the Jupiter Board were representatives of GT, Harper Grey and Newbridge. After considerable review and discussion, the Business Combination Agreement and related documents and agreements were unanimously approved by the Jupiter Board, subject to final negotiations and modifications, and the Jupiter Board determined to recommend the approval and adoption of the Business Combination Agreement and the Business Combination contemplated therein by Jupiter’s stockholders. The Jupiter Board also concluded that the fair market value of Filament was equal to at least 80% of the funds held in the Trust Account at such date.

On July 18, 2023, the Business Combination Agreement, the Shareholder Support Agreements and the Sponsor Support Agreement were executed.

On July 19, 2023, Jupiter and Filament issued a joint press release announcing the execution of the Business Combination Agreement, and Jupiter filed with the SEC a Current Report on Form 8-K disclosing the execution of the Business Combination Agreement and related matters.

Also on July 19, 2023, Filament issued a press release announcing its intention to complete the Bridge Financing.

On July 24, 2023, Filament issued a press release announcing the upsizing and closing of the Bridge Financing.

On October 6, 2023, Jupiter engaged Maxim as its non-exclusive placement agent in connection with the PIPE Financing.

Since June 22, 2023, Jupiter and Filament, along with their respective counsel and advisors, have worked jointly on the preparation of this proxy statement/prospectus.

The parties have continued and expect to continue regular discussions regarding the timing to consummate the Business Combination and necessary preparation in connection therewith, including with respect to seeking the PIPE Financing. No terms with respect to the PIPE Financing have yet been agreed with any PIPE Investors to date.

Jupiter Board’s Reasons for the Approval of the Business Combination

As described under “— Background of the Business Combination” above, the Jupiter Board, in evaluating the Business Combination, consulted with Jupiter’s management and legal and other advisors. In reaching its unanimous decision to approve and adopt the Business Combination Agreement and the Business Combination contemplated therein, the Jupiter Board considered a variety of factors weighing positively and negatively with respect to the Business Combination. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Jupiter Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination and supporting its decision. The Jupiter Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of the reasons for the Jupiter Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Jupiter Board reviewed the results of the due diligence conducted by Jupiter’s management and advisors, which included:

•        extensive meetings and calls with Filament’s management to understand and analyze Filament’s business;

•        consultation with industry key opinion leaders regarding competitive landscape, industry outlook and Filament’s business model;

•        consultation with Filament’s legal and accounting advisors;

•        review of Filament’s material contracts and financial, tax, legal, accounting, environmental, and intellectual property due diligence;

•        review of Filament’s financial statements; and

•        research on comparable public companies.

The factors considered by the Jupiter Board in evaluating the Business Combination include, but are not limited to, the following:

•        Psychedelics is Large, Growing and Global — and Increasingly Mainstream.    The psychedelics industry is believed to be a multi-billion-dollar market opportunity to address the global mental health crisis. Articles and television programs on the psychedelics industry have recently appeared in media outlets such as The Wall Street Journal, CNN and 60 Minutes. They note that psychedelics — including psilocybin (magic mushrooms), MDMA (ecstasy), ketamine, ibogaine, and LSD — are being studied to treat mental illnesses such as depression, addiction, and post-traumatic stress disorder (PTSD). The Wall Street Journal, in a June 27, 2023 article entitled “As Psychedelics Become More Mainstream, Here’s What You Need to Know,” noted that the psychedelic drug-development market will reach $11.8 billion by 2029, according to the research firm BrandEssence. Furthermore, human clinical trials are underway in the U.S. at institutions such as The John Hopkins University, Harvard University, and UCSF, and internationally in Canada, Europe, Israel, and Australia. As of July 1, 2023, Australia has become the first country to legalize the prescription of psychedelics to treat mental health conditions.

•        Filament is Believed to Be the First and Only Producer of Botanical Psilocybin for Clinical Development, with the Potential for Several First-Mover Advantages.    Filament is believed to be the first and only producer of botanical psilocybin for clinical development, with the potential for several first-mover advantages. Filament: (i) is believed to be the only botanical company with a Health Canada dealer’s license, (ii) is vertically integrated with GMP manufacturing enabling in-house research and development, (iii) had (at the time of the Board’s decision to approve the Business Combination Agreement) 18 issued patents in the U.S. and Canada, and at least 47 pending patent applications worldwide, which has increased to 22 issued patents in the U.S. and Canada, and at least 45 patent applications worldwide (as of September 2023), (iv) has import/export regulatory expertise, and (v) has a fundamental grounding in botanical extraction allowing for a portfolio of natural psychedelics beyond just psilocybin. Despite the growth opportunities that may be available to Filament as a result of the abovementioned first-mover advantages, there can be no assurance that Filament will be able to capitalize on these advantages or that such advantages will be durable or sustainable. Filament has yet to develop a drug product approved to be marketed by the FDA, Health Canada, or similar authorities and has not realized significant revenues to date. These factors may make it more likely that Filament will be unable to benefit from the first-mover advantages described above or that such advantages will not be durable or sustainable.

•        Advantages of Botanical Psilocybin vs. Synthetic Psilocybin.    There are believed to be a number of advantages of botanical psilocybin (extracted from plants and fungi) as compared to synthetic psilocybin (manufactured in a lab). Firstly, botanical drugs like Filament’s psilocybin have a complex combination of multiple active compounds, rather than one single compound, and therefore provide significant intellectual property advantages due to the difficulty of “genericizing” complex mixtures. Filament can therefore seek to protect its drugs by process patents and trade secrets. Secondly, natural plant-extracted drugs can have a faster track to clinical development. The FDA’s Botanical Drug Development Guidance for Industry (2016) has made allowances for drugs for “which there is extensive prior human experience,” because “sufficient information may be available to support initial clinical studies without additional nonclinical pharmacological/toxicological testing.” This is not the case for new chemical entities like a new synthetically-formulated psilocybin analog. While some botanical drugs may leverage historical use and literature to bypass preclinical safety for Phase 1 and Phase 2 clinical trials, the FDA advises that a botanical drug product in Phase 3 clinical studies will generally be assessed with the same overall nonclinical review standards as any other new drug under development. Thirdly, secondary compounds in botanical drugs are not impurities, they are part of the active pharmaceutical ingredient, and could have clinical benefit, but such benefit has yet to be demonstrated by Filament in a pivotal clinical trial or a product approved to be marketed by the FDA, Health Canada, or similar authorities. Lastly, it is believed that there is often consumer preference for natural products vs. synthetic or artificial products across many industries today.1

•        Significant Company Momentum & Growth Prospects.    Filament has significant momentum and has indicated it is meeting or exceeding important milestones. Firstly, Filament is in FDA-authorized Phase 1 clinical trials with UCSF for its psilocybin and psilocin drugs with patients first receiving doses in Q2 2022. In addition, Filament and UCSF are authorized for Phase 2 human clinical trials for the treatment of stimulant use disorder (“SUD”) which are expected to begin in Q4 2023. Secondly, Filament’s drugs are strategically out-licensed to six other psychedelic companies for use in their Phase 1 and Phase 2 clinical trials for indications non-core to Filament, such as palliative care, eating disorders, depression, opioid tapering, and chronic pain. Filament receives contract revenues for these services, as well as safety data for its own research, and has the potential for royalties upon third party commercialization. Thirdly, Filament has partnership agreements with leading universities in the U.S., Canada and Europe to supply its PEX010 drug for their academic trials. Filament in return receives efficacy and safety data from the trials, and this preview to clinical data in new indications allows Filament the opportunity to develop them further, offering pipeline expansion at what is hoped to be minimal cost. Fourthly, Filament has pre-marketing authorization sales via the Health Canada Special Access Program. The Special Access Program allows health care practitioners to request for patients, on an emergency basis, access to drugs that are not yet approved in Canada, and Filament is on the list of licensed psilocybin producers. Filament has supplied 84 of the 93 patients approved for major depressive disorder and end of life distress through the Special Access Program. Lastly, Filament believes it has a supportive investor base which is committed to seeing Filament further develop its clinical trials and grow. As an example, Negev Capital, an existing and significant investor in, and which has the right to appoint one (1) member to the board of, Filament, recently provided a further approximately US$2 million in bridge capital as part of the Bridge Financing.

•        Founder-Led and Experienced Management Team.    Filament has a founder-led and highly experienced management team with a distinguished track record and expertise in botanical extraction and commercialization. Filament’s CEO, COO, Chief Science Officer, Quality Director, and VP of Business Development worked together and developed Mazza Innovation, which provided natural extracts for the food, dietary supplement, and cosmetics industry, from pre-seed to its eventual sale to Sensient Technologies in 2018.

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1        “Consumers prefer natural versions of many things, including foods, medicines, personal care products and home products.” Scott, Rozin, and Small, Consumers Prefer “Natural” More for Preventatives than for Curatives, Journal of Consumer Research (Oct. 2020).

•        Due Diligence.    Due diligence examinations of Filament and discussions with Filament’s management team and Jupiter’s legal advisors concerning Jupiter’s due diligence examination of Filament.

•        Valuation — Fairness Opinion.    Filament is a publicly listed company in Canada on the NEO Exchange (now operating as Cboe Canada). At the time of signing of the Business Combination Agreement, Filament had an equity value of approximately US$9.8 million, based on an average of the closing prices of the Filament Common Shares on each of the NEO Exchange (now operating as Cboe Canada), the OTCQB, and the Frankfurt Exchange of CAD$0.075 (US$0.05687), US$0.0647 and €0.042 (US$0.04654), respectively, and an aggregate of 174,742,713 Filament Common Shares outstanding on such date, compared to an offer from Jupiter of US$176 million pre-money equity value. Newbridge took note that, although Filament is publicly traded, it has limited trading volume and is listed on one of Canada’s smaller stock exchanges. As of July 17th, 2023, when looking back on Filament’s previous 30-day trading history, Filament had a maximum daily trading volume of US$3,369, a median daily trading volume of US$369, and, on seven of 21 trading days, it had no volume at all. Newbridge instead focused on the intrinsic value of Filament as derived by a more fundamental valuation methodology, using comparable companies listed on major stock exchanges in the United States (NYSE American/Nasdaq/NYSE). The Jupiter Board considered an opinion from Newbridge to the effect that, as of the date of such opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken, and qualifications contained in such opinion: (i) the Filament Shareholder Transaction Consideration under the Business Combination Agreement is fair, from a financial point of view, to Jupiter and Jupiter’s unaffiliated public stockholders; and (ii) the fair market value of Filament is equal to at least 80% of net assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

•        Other Alternatives.    The Jupiter Board believes, after a thorough review of other business combination opportunities reasonably available to Jupiter, that the Business Combination represents the best potential business combination for Jupiter and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets.

The Jupiter Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Psychedelic Medicines Are New in North America, and the Industry, Markets and Filament’s Products May Not Develop As Anticipated.    The uncertainty that the market for psychedelic medicines has a limited history and is evolving in North America and Europe, and that market and industry may not develop as anticipated, or at all, or it may develop more slowly or less profitably than expected. Furthermore, Filament’s products may not be successful in clinical trials, development, or commercialization as anticipated, or at all.

•        Business Plan May Not Be Achieved.    The risk that Filament may not be able to execute on its business plan that was presented to Jupiter’s management team and the Jupiter Board.

•        Growth Initiatives May Not be Achieved.    The risk that Filament’s clinical trials, drug commercialization, and growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

•        Key Person Risk.    The risk that Filament is an early stage company and reliant on a small number of executives, including Mr. Lightburn, Filament’s founder and Chief Executive Officer, the loss of any of which could cause Filament to underachieve, or not achieve, its objectives.

•        Additional Financing May Not be Available to the Combined Company on Favorable Terms or at All.    The risk that the Combined Company may not be able to maintain its operations and research and development without additional funding, and that there is no assurance that additional capital or other types of financing will be available if needed, or that these financings will be on terms that are favorable to the Combined Company or at all. If the Combined Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue its commercialization efforts or other operations.

•        Redemption Risk.    The potential that a significant number of Jupiter’s stockholders elect to redeem their public units prior to the consummation of the Business Combination and pursuant to the Jupiter Charter, which would potentially make the Business Combination more difficult or impossible to complete.

•        Stockholder Vote.    The risk that Jupiter’s stockholders may fail to provide the votes necessary to effect the Business Combination.

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Jupiter’s control.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting injunctive relief could indefinitely enjoin consummation of the Business Combination or otherwise result in Jupiter being unable to effect a business combination by December 17, 2023 (or such later date as may be approved by its stockholders).

•        Listing Risks.    The challenges associated with preparing Filament for the applicable disclosure and listing requirements to which Filament will be subject as a publicly traded company on Nasdaq.

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be achieved or may not be achieved within the expected timeframe.

•        Liquidation of Jupiter.    The risks and costs to Jupiter if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Jupiter being unable to effect a business combination by December 17, 2023 (or such later date as may be approved by its stockholders).

•        Board and Independent Committees.    The risk that Filament’s board of directors post-Closing and independent committees do not possess adequate skills set within the context of Filament operating as a public company listed on the Nasdaq.

•        Jupiter Stockholders Receiving a Minority Position in Filament.    The risk that Jupiter stockholders will hold a minority position in the Combined Company.

•        Uncertain Capital Resources, Risk of Stockholder Vote Against Business Combination Proposal or Stockholders’ Exercise of Redemption Rights.    The risk that some of Jupiter’s stockholders may vote against the Business Combination Proposal or decide to exercise their redemption rights, and although the Business Combination may still close, such redemptions may reduce the amount of funds available to the Combined Company following the Closing, creating an uncertain capital position; and

•        Interests of Jupiter’s Initial Stockholders, Directors and Executive Officers.    The Jupiter Board considered the fact that Jupiter’s Initial Stockholders, directors and executive officers have interests in the Business Combination that may be different from, or in addition to, the interests of Jupiter’s stockholders generally (see the section titled “— Interests of Jupiter’s Initial Stockholders, Directors and Officers in the Business Combination”).

•        Other Risks Factors.    Various other risk factors associated with the business of Filament, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Jupiter Charter provides that Jupiter renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Jupiter, such opportunity is one Jupiter is legally and contractually permitted to undertake and would otherwise be reasonable for Jupiter to pursue, and such person is legally permitted to refer such opportunity to Jupiter. Jupiter is not aware of any such corporate opportunities not being offered to it and does not believe that the limitation of the application of the “corporate opportunity” doctrine in the Jupiter Charter had any impact on its search for a potential business combination.

The above discussion of the material factors considered by the Jupiter Board is not intended to be exhaustive but does set forth the principal factors considered by the Jupiter Board with respect to the Business Combination. The Jupiter Board concluded, in its business judgment, that the potential benefits that it expected Jupiter and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Jupiter Board determined that the Business Combination Agreement and the Business Combination and other transactions contemplated therein were advisable, fair to and in the best interests of Jupiter and its stockholders. The Jupiter Board recognized that there can be no assurance about future results of the Combined Company.

Opinion of Jupiter’s Financial Advisor

Jupiter retained Newbridge to act as its financial advisor in connection with the Business Combination and to provide an independent fairness opinion to the Jupiter Board. Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Jupiter selected Newbridge to act as its financial advisor in connection with the Business Combination on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.

On July 18, 2023, at a meeting of the Jupiter Board held to evaluate the Business Combination, Newbridge delivered to the Jupiter Board an oral opinion, which was later confirmed by delivery of a written opinion, dated July 18, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, (i) the Filament Shareholder Transaction Consideration is fair, from a financial point of view, to Jupiter and Jupiter’s unaffiliated public stockholders and (ii) Filament has an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

The full text of Newbridge’s written opinion to the Jupiter Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the Jupiter Board for the benefit and use of the Jupiter Board (in its capacity as such) in connection with and for purposes of its evaluation of the Business Combination from a financial point of view. Newbridge’s opinion also does not address the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might exist for Jupiter, or the underlying business decision of Jupiter whether to proceed with those business strategies or transactions.

In connection with rendering its opinion, Newbridge, among other things:

•        Considered Newbridge’s assessment of general economic, market and financial conditions, as well as Newbridge’s experience in connection with similar transactions, and business and securities valuations generally;

•        Reviewed a draft of the Business Combination Agreement, dated July 18, 2023, which would not substantially differ from the final executed form of the Business Combination Agreement to be executed;

•        Reviewed Jupiter’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, Jupiter Class A Common Stock since its IPO in August 2021;

•        Reviewed publicly available financial information of Jupiter filed with the SEC, including its Form 10-Qs, Form 10-Ks, and certain reports on material events filed on Forms 8-K between August 18, 2021 and July 17, 2023;

•        Conducted discussions with Filament’s management team to better understand Filament’s recent business history, and near-term financials;

•        Reviewed Filament’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the Filament Common Shares since becoming a public company on the NEO Exchange (now operating as Cboe Canada) in June 2021; and

•        Performed a public company comparable analysis of similar companies to Filament that trade on a major U.S. stock exchange and operate in the “Psychedelic Pharmaceuticals” sector.

Newbridge also considered such other information, financial studies, analyses and investigations, and financial, economic, and market criteria which it deemed relevant. In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of management of Jupiter that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete, or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of Filament, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of Filament.

The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, financial, market and other conditions as they exist and can be evaluated on, and the information made available to it on, July 18, 2023, the date of such opinion. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of Jupiter and its successors. Further, Newbridge expressed no opinion as to what the value of the shares of Jupiter Class A Common Stock actually will be when the Business Combination is consummated or the prices at which shares of Jupiter Class A Common Stock will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.

Newbridge’s opinion and analyses were one of many factors considered by the Jupiter Board in evaluating the Business Combination. Neither Newbridge’s opinion nor its analyses were determinative of the Filament Shareholder Transaction Consideration or of the views of the Jupiter Board, or Jupiter’s management with respect to any determinations made regarding the Business Combination or the Filament Shareholder Transaction Consideration.

The following represents a brief summary of the material financial analyses reviewed by the Jupiter Board and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.

Comparable Public Company Analysis

To calculate the implied equity value of Filament, Newbridge obtained the median equity value of six comparable public companies determined by Newbridge to be similar to Filament. The comparable public companies were selected using the following criteria: (i) listed on a major U.S. stock exchange (NYSE American, Nasdaq, or NYSE), (ii) operate in the biotech and pharmaceuticals sector, (iii) lead clinical drug candidate is in the “psychedelics” space, (iv) lead clinical drug candidate has completed Phase I and is entering into Phase II (or further along), and (v) were still in the “pre-commercialization” stage, with less than $1 million in revenue and negative EBITDA in its last fiscal year. No companies that met these stated criteria were omitted by Newbridge from the comparable data set.

The average equity value using this analysis was $310.9 million.

The tables below summarize certain observed historical financial performance and equity values of the selected comparable public companies were sourced from S&P Capital IQ data as of July 17, 2023, as well as qualitative research performed by Newbridge on Filament’s business models and lead products.

Comparable Public Company Analysis (Biotech/Pharma Psychedelics)

Company Name	Symbol	Equity Value	Regulatory Status (Lead Program)	Medical Indication + Lead Drug Candidate | Additional detail
GH Research PLC	NasdaqGM:GHRS	$684.6	Phase IIb (Underway)	Treatment of psychiatric and neurological disorders GH001: Treatment resistant depression

COMPASS Pathways plc	NasdaqGS:CMPS	$416.5	Phase III (Underway)	Treatment of psychiatric and neurological disorders COMP360: Treatment resistant depression

Atai Life Sciences N.V.	NasdaqGM:ATAI	$366.9	Phase IIb (Underway)	Treatment of mental health disorders RL-007: Cognitive Impairment Associated w/Schizophrenia

Seelos Therapeutics, Inc.	NasdaqCM:SEEL	$180.3	Phase II/III (Underway)	Therapies for central nervous system disorders and rare diseases SLS-005: Amyotrophic Lateral Sclerosis

Incannex Healthcare Limited	NasdaqGM:IXHL	$124.4	Phase IIb (Underway)	Improved sleep efficiency IHL-42X: Obstructive Sleep Apnea

Cybin Inc.	NYSEAM:CYBN	$92.9	Phase I/IIa (Underway)	Treatment of psychiatric and neurological disorders CYB003: Major Depressive Disorder

	AVERAGE	$310.9

Industry (Biotech/Pharma Psychedelics)

			Balance Sheet		Income Statement		Other
Company Name	Symbol	Stock Price	Equity Value	Total Enterprise Value	Revenue LTM(1)	EBITDA LTM	Industry Sector	Industry Sub-Sector
GH Research PLC	NasdaqGM:GHRS	$13.16	$684.6	$522.9	$0.0	$(33.1)	Healthcare	Pharmaceuticals
COMPASS Pathways plc	NasdaqGS:CMPS	$9.13	$416.5	$300.9	$0.0	$(100.6)	Healthcare	Biotechnology
Atai Life Sciences N.V.	NasdaqGM:ATAI	$2.21	$366.9	$139.8	$0.3	$(140.8)	Healthcare	Pharmaceuticals
Seelos Therapeutics, Inc.	NasdaqCM:SEEL	$1.48	$180.3	$183.0	$0.8	$0.0	Healthcare	Pharmaceuticals
Incannex Healthcare Limited	NasdaqGM:IXHL	$1.92	$124.4	$96.4	$0.5	$0.0	Healthcare	Pharmaceuticals
Cybin Inc.	NYSEAM:CYBN	$0.44	$92.9	$80.6	$0.0	$(37.9)	Healthcare	Pharmaceuticals

($ in millions, except per share data)		AVERAGE	$310.9

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Source: S&P Capital IQ

(1)      LTM = last twelve months

Miscellaneous

The discussion set forth above is a summary of the material financial analyses presented by Newbridge to the Jupiter Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by Newbridge in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Newbridge considered industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Jupiter and Filament. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual values of TopCo Common Shares.

Conclusion

The values derived from the analysis used by Newbridge show a range between $92.9 million to $684.6 million and an average of $310.9 million. The Filament Shareholder Transaction Consideration to be paid by Jupiter of $176 million is within the valuation range, and below the valuation average, of the financial analyses described above.

Based on its analysis, it is Newbridge’s opinion that, (i) the Filament Shareholder Transaction Consideration is fair, from a financial point of view, to Jupiter and Jupiter’s unaffiliated public stockholders and (ii) Filament has an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (excluding deferred underwriting fees and taxes payable on the income earned on the Trust Account).

The type and amount of consideration payable in the Business Combination was determined through negotiations between Jupiter and Filament, and was approved by the Jupiter Board. The decision to enter into the Business Combination Agreement was solely that of the Jupiter Board. As described above, Newbridge’s opinion (and related analyses) was only one of many factors considered by the Jupiter Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of Jupiter’s or Filament’s management with respect to the Business Combination.

Fees and Expenses

As compensation for Newbridge’s services in connection with the rendering of its opinion to the Jupiter Board, Jupiter agreed to pay Newbridge a fee of $75,000. $10,000 of the fee was paid as a retainer, $35,000 of the fee was paid upon delivery of the opinion, and the remaining $30,000 of the fee is payable upon consummation of the Business Combination. No portion of Newbridge’s fee is refundable or contingent upon the conclusion reached in its opinion.

Satisfaction of 80% Test

It is a requirement under the Jupiter Charter and Nasdaq listing rules that Jupiter’s initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial business combination. As of the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $15.1 million (excluding estimated taxes payable), of which 80% thereof represents approximately $12.1 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Jupiter Board considered an enterprise value of Filament of approximately $175.0 million.

In determining whether the enterprise value described above represents the fair market value of Filament, the Jupiter Board considered all of the factors described above in this section, including the valuations of the comparable companies and the fact that the purchase price for Filament was the result of an arm’s length negotiation, and the fairness opinion delivered to the Jupiter Board by Newbridge. As a result, the Jupiter Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of Jupiter’s management team and the Jupiter Board, the Jupiter Board believes that the members of Jupiter’s management team and the Jupiter Board are qualified to determine whether the Business Combination meets the 80% asset test.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses of funds for the Business Combination assuming no additional redemptions and no PIPE Financing. Where actual amounts are not known or knowable, the figures below represent Jupiter and Filament’s good faith estimate of such amounts.

Sources		Uses
(In USD millions)		(In USD millions)
Jupiter Cash in Trust	$15.3	Filament Equity Rollover	$176.0
Stock Issuance to Filament	$176.0	Cash to Balance Sheet	$10.3
Cash from Bridge Financing	$1.9	Estimated Transaction Fees & Expenses	$6.9
Total Sources	$193.2	Total Uses	$193.2

The following table summarizes the sources and uses of funds for the Business Combination assuming maximum redemptions and no PIPE Financing. Where actual amounts are not known or knowable, the figures below represent Jupiter and Filament’s good faith estimate of such amounts.

Sources		Uses
(In USD millions)		(In USD millions)
Jupiter Cash in Trust	$7.9	Filament Equity Rollover	$176.0
Stock Issuance to Filament	$176.0	Cash to Balance Sheet	$2.9
Cash from Bridge Financing	$1.9	Estimated Transaction Fees & Expenses	$6.9
Total Sources	$185.8	Total Uses	$185.8

Interests of Jupiter’s Initial Stockholders, Directors and Officers in the Business Combination

When you consider the recommendation of the Jupiter Board to vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Initial Stockholders and certain of Jupiter’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. These interests include, among other things:

•        the beneficial ownership interests that the Initial Stockholders and certain of Jupiter’s directors and officers have in the 3,940,462 Founder Shares, acquired prior to the IPO for an aggregate purchase price of $25,000, which shares would become worthless if Jupiter does not complete a business combination within the applicable time period, as the holders have waived liquidation rights with respect to such shares. The Founder Shares have an aggregate market value of approximately $            , based on the closing price of the Jupiter Class A Common Stock of $            on Nasdaq on            , 2023;

•        the beneficial ownership interests that the Initial Stockholders and certain of Jupiter’s directors and officers have in the 595,237 Private Units, acquired for an aggregate purchase price of $5,952,370, which units, including the component Private Shares and Private Warrants, would become worthless if Jupiter does not complete a business combination within the applicable time period, as the holders of the Private Units have waived liquidation rights with respect to the component Private Shares and there will be no distribution from the Trust Account with respect to Jupiter Warrants. Such units have an aggregate market value of approximately $            , based on the closing price of the Jupiter Units of $            on Nasdaq on            , 2023;

•        even if the trading price of the TopCo Common Shares following the consummation of the Business Combination was as low as $1.32 per share, the aggregate market value of the TopCo Common Shares issued in exchange for the Founder Shares and the Private Shares alone (without taking into account the value of the TopCo Warrants received upon conversion of the Private Warrants underlying the Private Units) would be approximately equal to the initial investment in Jupiter by the Initial Stockholders. As a result, if the Business Combination is completed, the Initial Stockholders are likely to be able to make a substantial profit on their investment in Jupiter even at a time when the TopCo Common Shares have lost significant value. On the other hand, if the Business Combination Proposal is not approved and Jupiter does not consummate an initial business combination by December 17, 2023, or such later date as may be approved by Jupiter’s stockholders, the Initial Stockholders will lose their entire investment in Jupiter (except as to any liquidating distributions to which they may be entitled as holders of Public Shares);

•        each of the Anchor Investors has acquired from the Sponsor an indirect economic interest in 100,000 Founder Shares (or an aggregate of 900,000 Founder Shares) at the original purchase price that the Sponsor paid for the Founder Shares. The Sponsor has agreed to distribute such Founder Shares to the Anchor Investors after the completion of Jupiter’s initial business combination. As a result, if the Business Combination is consummated, the Anchor Investors may make a substantial profit on their investment in Jupiter, even at a time when the TopCo Common Shares have lost significant value. The Anchor Investors may therefore have different interests with respect to a vote on the Business Combination Proposal and the other proposals described in this proxy statement/prospectus than other Public Stockholders and an incentive to vote any Public Shares they own in favor of such proposals. However, Jupiter is not aware of any arrangements or understandings among the Anchor Investors with regard to voting, including voting with respect to the Business Combination Proposal or the other proposals described in this proxy statement/prospectus;

•        in connection with the IPO, the Sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by any claims by a third party for services rendered or products sold to Jupiter, or a prospective target business with which Jupiter has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement;

•        Jupiter’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Jupiter’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•        the potential continuation of one or more of Jupiter’s directors as directors of TopCo following the consummation of the Business Combination; and

•        the continued indemnification of current directors and officers of Jupiter and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Jupiter’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section above entitled “— Jupiter Board’s Reasons for the Approval of the Business Combination.”

Certain Engagements in Connection with the Business Combination and Related Transactions

As described above under “— Opinion of Jupiter’s Financial Advisor,” Jupiter retained Newbridge to act as its financial advisor in connection with the Business Combination and to provide an independent fairness opinion to the Jupiter Board. As compensation for Newbridge’s services in connection with the rendering of its opinion to the Jupiter Board, Jupiter agreed to pay Newbridge a fee of $75,000. $10,000 of the fee was paid as a retainer, $35,000 of the fee was paid upon delivery of the opinion, and the remaining $30,000 of the fee is payable upon consummation of the Business Combination. No portion of Newbridge’s fee is refundable or contingent upon the conclusion reached in its opinion.

Additionally, the underwriters of the IPO were entitled to a deferred fee of $0.35 per Public Unit sold in the IPO, or $5,516,648 in the aggregate, pursuant to the terms of the underwriting agreement for the IPO, which deferred fee would (i) become payable to the underwriters from the amounts held in the Trust Account solely in the event that Jupiter completes an initial business combination and (ii) be waived by the underwriters in the event that Jupiter does not complete an initial business combination.

On March 29, 2023, Jupiter contacted representatives of Nomura, Brookline, and Ladenburg, constituting all of the underwriters of the IPO, to discuss whether each would consider waiving or restructuring its portion of the deferred fee payable pursuant to the underwriting agreement for the IPO, in light of market conditions at the time.

On March 31, 2023, Nomura agreed to waive its entitlement to the deferred underwriting commissions of $4,046,657. Nomura did not provide Jupiter with the reason(s) for its waiver of the deferred fee, but did state in its letter that its waiver was not the result of any dispute or disagreement with Jupiter or any business combination target or any of their respective affiliates. Jupiter therefore does not know why Nomura ultimately determined to waive its entitlement to the deferred underwriting commissions.

Jupiter had several discussions with representatives of Brookline and Ladenburg between March 29, 2023 and April 6, 2023 regarding the number of shares of the surviving company of any business combination completed by Jupiter, the two firms would accept in lieu of their portion of the deferred fee. On April 12, 2023, Brookline and Ladenburg notified Jupiter pursuant to a letter dated as of April 6, 2023, that each of Brookline and Ladenburg agreed to waive its entitlement to the cash payment of deferred underwriting commissions owed or payable pursuant to the underwriting agreement for the IPO and will each accept 150,000 common shares, totaling an aggregate of 300,000 common shares, of the surviving company of Jupiter’s initial business combination in full satisfaction of the aggregate $1,469,991 that would be payable to such underwriters upon the closing of Jupiter’s initial business combination pursuant to the underwriting agreement for the IPO. Brookline and Ladenburg did not provide Jupiter with the reason(s) for their waiver of a cash payment of the deferred fee, or a specific rationale for the number of common shares they agreed to accept in lieu of such cash payment, but did state in their letter that their waiver of a cash payment was not the result of any dispute or disagreement with Jupiter or any business combination target or any of their respective affiliates. Jupiter therefore does not know why Brookline and Ladenburg ultimately determined to waive their entitlement to cash payment of the deferred underwriting commissions or their method for determining the number of common shares they would accept in lieu of such cash payment.

Additionally, pursuant Maxim’s provision of financial advisory services to Filament under the Maxim Letter, Filament will issue the Advisory Shares to Maxim that will be exchangeable at the Arrangement Effective Time for TopCo Common Shares such that, after such exchange, Maxim will receive 350,000 TopCo Common Shares, and Maxim will receive a cash financial advisory fee at Closing of $1 million.

On October 6, 2023, Jupiter engaged Maxim as its non-exclusive placement agent in connection with the PIPE Financing, pursuant to which Maxim will receive a cash fee upon Closing equal to 7% of the gross proceeds of the PIPE Financing, customary expense reimbursement up to $25,000 and warrants to purchase the same securities sold in the PIPE Financing that are equal to 5% of the total securities sold in the PIPE Financing. Such warrants will be exercisable starting six months after the Closing until five years after the Closing at a price per share equal to 100% of the price of the securities sold in the PIPE Financing. No terms with respect to the PIPE Financing have yet been agreed with any PIPE Investors to date.

Potential Actions to Secure Requisite Stockholder Approvals

Subject to applicable securities laws, the Initial Stockholders and Jupiter’s directors and officers or their affiliates may purchase shares of Jupiter Common Stock in privately negotiated transactions or in the open market either prior to or following the completion of an initial business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Jupiter’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Initial Stockholders or Jupiter’s directors, officers or their affiliates purchase shares of Jupiter Common Stock in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

To the extent any such purchases by the Initial Stockholders or Jupiter’s directors, officers or their affiliates are made in situations in which the tender offer rules restrictions on purchases apply, Jupiter will disclose in a Current Report on Form 8-K prior to the Special Meeting the following: (i) the number of Public Shares purchased outside of the redemption offer, along with the purchase price(s) for such Public Shares; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the Business Combination Proposal will be approved; (iv) the identities of the securityholders who sold to the Initial Stockholders or Jupiter’s directors, officers or their affiliates (if not purchased on the open market) or the nature of the securityholders (e.g., five percent security holders) who sold such Public Shares; and (v) the number of Public Shares for which Jupiter has received redemption requests pursuant to the redemption offer.

The purpose of such share purchases and other transactions would be to increase the likelihood of otherwise limiting the number of public shares electing to redeem.

If such transactions are effected, the consequence could be to cause an initial business combination to be consummated in circumstances where such consummation could not otherwise occur. Consistent with SEC guidance, purchases of shares by the persons described above would not be permitted to be voted for a proposed initial business combination, including the Business Combination. In addition, if such purchases are made, the public “float” of

Jupiter’s securities (or TopCo’s securities) and the number of beneficial holders of Jupiter’s securities (or TopCo’s securities) may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of Jupiter’s securities (or TopCo’s securities) on a national securities exchange.

Jupiter hereby represents that any of its securities purchased by the Initial Stockholders or Jupiter’s directors, officers or their affiliates in situations in which the tender offer rules restrictions on purchases would apply would not be voted in favor of approving the Business Combination Proposal.

The existence of financial and personal interests of Jupiter’s Initial Stockholders, directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Jupiter and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors,” “— Interests of Jupiter’s Initial Stockholders, Directors and Officers in the Business Combination” and “Security Ownership of Certain Beneficial Owners and Management” for more information and other risks.

Regulatory Approvals Required for the Business Combination

TopCo and Jupiter are not aware of any regulatory approvals in the United States, Canada or elsewhere required for the consummation of the Business Combination, other than the declaration of effectiveness by the SEC of the registration statement of which this proxy statement/prospectus forms a part, and those related to the Plan of Arrangement, including the Interim Order and the Final Order. Listing of TopCo Common Shares and TopCo Warrants will be subject to the approval of Nasdaq and Cboe Canada, as applicable, as set forth below under “— Listing of Securities”.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and related rules, certain transactions may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is not subject to the expiration or earlier termination of any waiting period under the HSR Act.

Non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Listing of Securities

TopCo has applied to list the TopCo Common Shares and TopCo Warrants on Nasdaq under the symbols “FHFH” and “FHFHW,” respectively, in connection with the Closing. TopCo intends to apply to list the TopCo Common Shares on Cboe Canada under the symbol “          ,” in connection with the Closing. TopCo does not intend to apply to list the TopCo Common Shares on the Frankfurt Exchange. There can be no assurance that the TopCo Common Shares or TopCo Warrants will be approved for listing on Nasdaq or that the TopCo Common Shares will be approved for listing on Cboe Canada.

Accounting Treatment of the Business Combination

IAS 8 has been applied to the transaction, and in doing so referring to the IFRIC March 2013 agenda decision which addressed the topic of a reverse acquisition. The substance of the transaction is the accounting acquirer (operating company) has made a share-based payment to acquire a listing along with the listed company’s cash balances and other net assets. The transaction should therefore be accounted for in accordance with IFRS 2. Under this method of accounting, Jupiter will be treated as the “acquired” company for financial reporting purposes, and Filament will be the accounting “acquirer.” This determination was primarily based on the assumption that:

•        Filament’s current shareholders will hold a majority of the voting power of TopCo post Business Combination;

•        Effective upon the Business Combination, the post-combination Board will consist of six (6) directors, a majority of whom will be independent under Nasdaq requirements, consisting of five (5) directors designated by Filament and one (1) director designated by Jupiter;

•        Filament’s operations will substantially comprise the ongoing operations of TopCo;

•        Filament is the larger entity in terms of substantive operations and employee base; and

•        Filament’s senior management will comprise the senior management of TopCo.

Another determining factor was that Jupiter does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the substance of the transaction is the accounting acquirer (operating company) has made a share-based payment to acquire a listing along with the listed company’s cash balances and other net assets. The transaction should therefore be accounted for in accordance with IFRS 2. The net assets of Jupiter will be stated at historical cost, with no goodwill or other intangible assets recorded as management determined that the relative fair value is equivalent to the historical value. Any excess of fair value of shares issued to Jupiter over the fair value of Jupiter’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

THE BUSINESS COMBINATION AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. This summary is qualified in its entirety by reference to the Business Combination Agreement, a copy of which is attached as Annex A hereto. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

Overview

On July 18, 2023, Jupiter, TopCo, Merger Sub and Filament entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Business Combination, as summarized below.

The following description of the Business Combination Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. Jupiter stockholders are urged to read the Business Combination Agreement in its entirety for information regarding its terms. The Business Combination Agreement is not intended to provide any other factual information about Jupiter, Filament, TopCo or any other party to the Business Combination Agreement. In particular, the representations, warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and to reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Business Combination Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in Jupiter’s public disclosures.

Structure of the Business Combination

The Business Combination Agreement provides for, among other things, the following transactions:

i.       two business days prior to the Closing Date, at the Merger Effective Time, Jupiter will merge with and into Merger Sub, with Merger Sub continuing as the Surviving Company after the Merger and a direct, wholly-owned subsidiary of TopCo;

ii.      as a result of the Merger, (a) each issued and outstanding share of Jupiter Class A Common Stock will no longer be outstanding and will be automatically converted into and exchanged for the right to receive one TopCo Common Share, (b) each issued and outstanding Jupiter Warrant will no longer be outstanding and will be automatically converted into and become one TopCo Warrant to purchase TopCo Common Shares, and all rights with respect to shares of Jupiter Class A Common Stock underlying such Jupiter Warrants will be automatically converted into rights with respect to TopCo Common Shares, in each case, with TopCo issuing a number of TopCo Common Shares and TopCo Warrants in accordance with the terms of the Business Combination Agreement and (c) the one issued and outstanding Merger Sub Unit held by TopCo immediately before the Merger will no longer be outstanding, and in consideration for TopCo issuing a number of TopCo Common Shares to holders of Jupiter Class A Common Stock in the Merger, (x) such Merger Sub Unit will be automatically converted into and exchanged for one unit of limited liability company membership interest in the Surviving Company and (y) the Surviving Company will issue in favor of TopCo a promissory note in an amount equal to the fair market value of the Merger Sub Unit held by TopCo immediately before the Merger;

iii.     at least one business day following the Merger and prior to the Arrangement Effective Time, TopCo will form AmalCo Sub, which will be a direct, wholly-owned subsidiary of TopCo, with AmalCo Sub issuing a single common share to TopCo; and

iv.      on the Closing Date, pursuant to the Plan of Arrangement and commencing at the Arrangement Effective Time, (a) the outstanding convertible debentures of Filament will convert into Filament Common Shares in accordance with their terms, as amended, (b) the notice of articles and articles of TopCo will be amended and restated to, among other matters, create TopCo Class B Earnout Shares and TopCo Class C Earnout Shares, (c) Filament and AmalCo Sub will amalgamate to form AmalCo, (d) the Filament shareholders will exchange all of the issued and outstanding Filament Common Shares for newly issued TopCo Common Shares, TopCo Class B Earnout Shares and TopCo Class C Earnout Shares, (e) TopCo will exchange its single common share of AmalCo Sub for a single common share of AmalCo, (f) holders of Filament warrants, RSUs and options will receive, as applicable, Rollover Warrants, Adjusted RSUs or Rollover Options, in each case entitling the holders thereof to acquire TopCo Common Shares upon exercise or settlement of such Rollover Warrants, Adjusted RSUs or Rollover Options; (g) TopCo will repurchase for cancellation the single common share issued to the incorporator of TopCo on incorporation; and (h) after giving effect to the Amalgamation, AmalCo will become a direct, wholly-owned subsidiary of TopCo.

Immediately prior to the Merger Effective Time, Jupiter expects to issue 150,000 shares of Jupiter Class A Common Stock to each of Brookline and Ladenburg, totaling an aggregate of 300,000 shares, in satisfaction of deferred underwriting commissions pursuant to the underwriting agreement for the IPO, that would be exchangeable at the Merger Effective Time for an equal number of TopCo Common Shares. The Deferred Fee Shares are being registered pursuant to the registration statement of which this proxy statement/prospectus forms a part and, if issued, will be unrestricted and freely transferable.

Additionally, immediately prior to the Arrangement Effective Time, pursuant to the Maxim Letter, Filament will issue the Advisory Shares to Maxim. The number of Advisory Shares will be a number of Filament Common Shares that are exchangeable at the Arrangement Effective Time for TopCo Common Shares such that, after such exchange, Maxim will receive 350,000 TopCo Common Shares. The TopCo Common Shares that may be received in exchange for the Advisory Shares and the Bridge Shares are in addition to the TopCo Common Shares that are included within the Filament Shareholder Transaction Consideration, and the TopCo Common Shares into which the Advisory Shares and the Bridge Shares may be converted are being registered pursuant to the registration statement of which this proxy statement/prospectus forms a part and will be unrestricted and freely transferable. In addition, pursuant to the Maxim Letter, Maxim will receive a cash financial advisory fee at Closing of $1 million.

The Business Combination Agreement also provides for certain related transactions pursuant to the Ancillary Agreements. See the section entitled “Certain Agreements Related to the Business Combination” for more information.

The following diagram illustrates the organizational structures of the parties to the Business Combination prior to the consummation of the Business Combination:

The following diagram illustrates the organizational structure of the Combined Company immediately following the consummation of the Business Combination:

____________

(1)      Entity surviving the Amalgamation between AmalCo Sub (TopCo’s direct, wholly-owned subsidiary) and Filament Health Corp.

(2)      Entity surviving Jupiter Acquisition Corporation’s merger with and into Filament Merger Sub LLC. After the Closing, if desired, the Surviving Company may be liquidated.

Consideration

At the Arrangement Effective Time, (i) the Filament Shareholder Transaction Consideration and the Filament Earnout Shares will be issued to holders of Filament Common Shares, and (ii) holders of Filament warrants, RSUs and options will receive, as applicable, Rollover Warrants, Adjusted RSUs or Rollover Options, in each case exercisable or settleable for TopCo Common Shares.

At the Merger Effective Time, each issued and outstanding share of Jupiter Common Stock will be automatically converted into and exchanged for one TopCo Common Share, and each issued and outstanding Jupiter Warrant will be automatically converted into and become one TopCo Warrant to purchase TopCo Common Shares.

Earnout

At the Arrangement Effective Time, as described above, in addition to TopCo Common Shares, TopCo will issue to the holders of Filament Common Shares an amount of TopCo Class B Earnout Shares and TopCo Class C Earnout Shares, in each case equal to the number of Filament Common Shares multiplied by the ratio equal to (i) 1,500,000 divided by (ii) the number of issued and outstanding Filament Common Shares as of immediately prior to the Arrangement Effective Time. In addition, an aggregate of 1,945,189 Sponsor Earnout Shares to be issued to the Sponsor and an aggregate of 139,001 Underwriter Earnout Shares to be issued to Jupiter’s three IPO underwriters and their designees, in each case at the Closing and in exchange for certain shares of Jupiter Common Stock currently held by such holders, will be subject to vesting conditions and will be forfeited if such conditions are not satisfied.

All or a portion of the Filament Earnout Shares will convert into TopCo Common Shares, and all or a portion of the Sponsor Earnout Shares and the Underwriter Earnout Shares will vest, in each case if certain conditions are satisfied within seven years following the Closing Date, as follows:

(a)     Each TopCo Class B Earnout Share will convert into TopCo Common Shares on a one-for-one basis, and 972,594 Sponsor Earnout Shares and 69,500 Underwriter Earnout Shares will vest in full, if (i) on any 20 trading days within any 30 trading day period, the trading price of the TopCo Common Shares is greater than or equal to $12.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions), or (ii) there occurs any transaction resulting in a Change of Control of TopCo; and

(b)     Each TopCo Class C Earnout Share will convert into TopCo Common Shares on a one-for-one basis, and the remaining 972,595 Sponsor Earnout Shares and 69,501 Underwriter Earnout Shares will vest in full, if (i) on any 20 trading days within any 30 trading day period, the trading price of the TopCo Common Shares is greater than or equal to $15.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions), or (ii) there occurs any transaction resulting in a Change of Control of TopCo.

Unless and until converted into TopCo Common Shares as a result of the foregoing conditions being satisfied, the Filament Earnout Shares shall bear no economic or voting rights other than the right to be redeemed for an amount equal to the greater of (i) the aggregate USD$0.00000000001 for each Filament Earnout Share of such class held, and (ii) USD$0.01 under certain conditions.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations and warranties of Jupiter, Filament, TopCo and Merger Sub relating to, among other things, their ability to enter into the Business Combination Agreement and their outstanding capitalization. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the execution of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including, among other things, (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business consistent with past practice; (3) timely filing of Jupiter’s public filings; (4) no insider trading; (5) notifications of certain breaches, consent requirements or other matters; (6) efforts to consummate the Closing, obtain third party and regulatory approvals and satisfy other conditions to Closing; (7) tax matters; (8) further assurances, (9) “no shop” obligations and (10) confidentiality.

The parties have mutually agreed that the initial TopCo Board will consist of six individuals, a majority of whom shall be independent directors in accordance with stock exchange requirements. Five of the members of the TopCo Board will be designated by Filament and one (who shall be reasonably acceptable to Filament and shall qualify as “independent”) will be designated by the Sponsor and its affiliates, in each case as soon as reasonably practicable following the date of the Business Combination Agreement. The parties further agreed that one individual designated by the Sponsor or its affiliates will be appointed as a non-voting observer to the TopCo Board for an initial term of one year, extendable in TopCo’s sole discretion. The Business Combination Agreement provides that, unless otherwise agreed by Filament and Jupiter, the officers of Filament as of immediately prior to the Closing will serve as the initial officers of TopCo upon the Closing. See the section entitled “Management After the Business Combination” for more detailed information regarding the directors and officers of TopCo following the Business Combination.

Survival

The representations and warranties of the parties contained in the Business Combination Agreement terminate as of, and do not survive, the Closing, and there are no indemnification rights for another party’s breach. The covenants and agreements of the parties contained in the Business Combination Agreement do not survive the Closing, except those covenants and agreements to be performed after the Closing, which covenants and agreements will survive until fully performed.

Conditions to Closing

Mutual Conditions

The obligations of Filament, Jupiter, TopCo and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver of the following conditions:

(a)     (i) the approval of the Transaction Proposals other than the Merger Proposal, in each case, by the applicable vote of the holders of the outstanding shares of Jupiter Common Stock, as required by Jupiter’s Governing Documents and (ii) the approval of the Merger Proposal by an affirmative vote of the holders of a majority of the shares of Jupiter Common Stock that are voted at the Special Meeting will have been obtained;

(b)    all waiting periods (and any extensions thereof) applicable to the Business Combination under any Antitrust Law, and any commitments or agreements (including timing agreements) with any Governmental Authority not to consummate the Business Combination before a certain date, will have expired or been terminated, and all other Regulatory Approvals will have been obtained;

(c)     the Registration Statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

(d)    no Governmental Authority will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Business Combination illegal or which otherwise prevents or prohibits consummation of the Business Combination;

(e)     certain required approvals from holders of Filament equity interests as described in the Business Combination Agreement will have been obtained; and

(f)     TopCo’s initial listing application with the NYSE or Nasdaq in connection with the Business Combination will have been approved and the TopCo Common Shares (including, for the avoidance of doubt, the TopCo Common Shares to be issued pursuant to the Business Combination) will have been approved for listing on the NYSE or Nasdaq, as applicable.

Jupiter Conditions

The obligations of Jupiter to consummate the Business Combination are subject to the satisfaction or waiver of the following additional conditions:

(a)     Representations and Warranties

i.       the representations and warranties of Filament contained in the Business Combination Agreement relating to the capitalization of Filament and its Subsidiaries and the representations and warranties of the Merger Subsidiaries contained in the Business Combination Agreement relating to the capitalization of the Merger Subsidiaries will be true and correct in all but de minimis respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will be true and correct in all but de minimis respects on and as of such date, except for changes after the date of the Business Combination Agreement that are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements;

ii.      each of the Company and Merger Subsidiary Fundamental Representations (other than representations and warranties contained in the Business Combination Agreement regarding the capitalization of Filament and its Subsidiaries and the Merger Subsidiaries) will be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will be true and correct in all material respects on and as of such earlier date, except for changes after the date of the Business Combination Agreement that are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements; and

iii.    each of the representations and warranties of Filament and the Merger Subsidiaries contained in the Business Combination Agreement other than the Company and Merger Subsidiary Fundamental Representations (disregarding any qualifications and exceptions contained therein related to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) will be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will be true and correct on and as of such date, except for, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(b)     each of the covenants of Filament to be performed as of or prior to the Closing will have been performed in all material respects;

(c)     there has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and be continuing; and

(d)    Filament will have delivered certain certificates and documents as required pursuant to the Business Combination Agreement.

Filament Conditions

The obligations of Filament to consummate the Business Combination are subject to the satisfaction or waiver of the following additional conditions:

(a)     Representations and Warranties

i.       the representations and warranties of Jupiter contained in the Business Combination Agreement relating to the capitalization of Jupiter will be true and correct in all but de minimis respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will be true and correct in all but de minimis respects on and as of such date, except for changes after the date of the Business Combination Agreement that are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements;

ii.      each of the SPAC Fundamental Representations will be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will be true and correct in all material respects on and as of such earlier date, except for changes after the date of the Business Combination Agreement that are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements; and

iii.     each of the representations and warranties of Jupiter contained in the Business Combination Agreement other than the SPAC Fundamental Representations and the representations and warranties relating to the capitalization of Jupiter (disregarding any qualifications and exceptions contained therein related to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception) will be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will be true and correct on and as of such date, except for, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a SPAC Material Adverse Effect;

(b)    each of the covenants of Jupiter to be performed as of or prior to the Closing will have been performed in all material respects;

(c)     as of the Closing, the Available Cash will be no less than the sum of Filament’s transaction expenses, Jupiter’s transaction expenses and $5,000,000;

(d)    there has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect and be continuing; and

(e)     Jupiter will have delivered certain certificates and documents as required pursuant to the Business Combination Agreement.

Closing

In accordance with the terms and conditions of the Business Combination Agreement, on the Closing Date, the parties will cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware so that the Merger will become effective at the Merger Effective Time. The Closing will occur subject to obtaining the Final Order and to the satisfaction or, where not prohibited, the waiver (subject to applicable Laws)

by the party or parties in whose favor the condition is, of each of the conditions set out in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions).

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Closing, as applicable, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the stockholders of Jupiter or the shareholders of Filament, as follows:

(a)     by mutual written consent of Filament and Jupiter;

(b)    by written notice from Filament or Jupiter to the other if any Governmental Authority will have enacted, issued, promulgated, enforced or entered any Governmental Order or other Law that has become final and non-appealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the Business Combination;

(c)     by written notice from Filament or Jupiter to such other party if the Jupiter Stockholders’ Approval will not have been obtained by reason of the failure to obtain the required vote at the Special Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)    by written notice from Filament or Jupiter to such other party if the Filament Required Approval in respect of the Company Resolution will not have been obtained at the Company Shareholders Meeting in accordance with applicable Law;

(e)     by written notice from Filament, if an extension of the deadline by which Jupiter must complete its initial business combination is not effected and Jupiter must liquidate in accordance with its Governing Documents;

(f)     prior to the Closing, by written notice to Filament from Jupiter if there is a Terminating Company Breach, or the Closing has not occurred on or before November 15, 2023 (to be extended by 14 days at the sole discretion of Jupiter, the “Agreement End Date”), subject to exceptions and conditions as described in the Business Combination Agreement; and

(g)    prior to the Closing, by written notice to Jupiter from Filament if there is a Terminating SPAC Breach, or the Closing has not occurred on or before the Agreement End Date, subject to exceptions and conditions as described in the Business Combination Agreement.

If the Business Combination Agreement is terminated, it will become void and of no effect, without liability on the part of any party, other than the liability of Filament or Jupiter, as the case may be, for pre-termination fraud or willful and material breach thereof (except that certain obligations related to public announcements, confidentiality, fees and expenses, termination, waiver of claims against the trust, and certain general provisions will continue in effect).

Trust Account Waiver

Filament agreed that it would not have, and has irrevocably waived, any claim of any kind in or to any monies in the Trust Account held for the Public Stockholders.

Governing Law and Jurisdiction

The Business Combination Agreement is governed by Delaware law, except to the extent mandatorily governed by applicable British Columbia or federal Canadian law, including the provisions relating to the Plan of Arrangement. The parties to the Business Combination Agreement are subject to the exclusive jurisdiction of the Delaware Court of Chancery or, if jurisdiction in such court is not then available, then to the jurisdiction of any state or federal court located in Delaware.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section of the proxy statement/prospectus describes certain Ancillary Agreements entered into or expected to be entered into in connection with the Business Combination, but does not purport to describe all of the terms thereof. The full text of the Ancillary Agreements described below, or forms thereof, if available, are included as exhibits to the Business Combination Agreement attached as Annex A hereto or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by reference to the full text of such annex and exhibits. Jupiter stockholders and other interested parties are urged to read such Ancillary Agreements in their entirety. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

Shareholder Support Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, the Key Filament Shareholders, collectively holding approximately 43% of the total number of outstanding Filament Common Shares, executed and delivered to Jupiter the Shareholder Support Agreements, pursuant to which each such Key Filament Shareholder agreed to, among other things, (a) not transfer their Company Securities (as defined in the Shareholder Support Agreements), (b) support and vote in favor of the Company Resolution and (c) not exercise, and waive, rights in respect of Dissent Rights, in each case, on the terms and subject to the conditions set forth in the Shareholder Support Agreements.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Jupiter and the Sponsor executed and delivered to Filament the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor (a) will vote the shares of Jupiter Common Stock held by it as of the date of the Sponsor Support Agreement and any additional equity securities of Jupiter that it acquires prior to the Special Meeting, in each case, in favor of the Business Combination Agreement and each of the Transaction Proposals, (b) will not redeem any shares of Jupiter Common Stock held by the Sponsor in connection with the Business Combination and will waive its redemption rights, (c) will convert, on the same terms and price as the PIPE Investors, into equity the amount, if any, by which outstanding SPAC Working Capital Loans to Jupiter exceed $500,000, concurrently with the Closing, and (d) if mutually agreed by Filament and Jupiter, will take such actions as may be necessary for Jupiter to further extend (including payment by Jupiter of any SPAC Extension Expenses), subject to stockholder approval, the duration of Jupiter’s timeline to consummate a business combination on terms mutually agreeable to Filament and Jupiter, if and to the extent necessary to consummate the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

Registration Rights Agreement

In connection with the Closing, TopCo and certain holders of TopCo securities upon the Closing will enter into the Registration Rights Agreement, pursuant to which, among other things, TopCo will agree to provide such holders with customary demand and piggyback registration rights with respect to the Covered Securities. Such Covered Securities include up to 4,535,699 TopCo Common Shares to be issued in exchange for the Founder Shares and the Private Shares (including up to 1,945,189 Sponsor Earnout Shares and 139,001 Underwriter Earnout Shares, to the extent vested), 297,618 TopCo Warrants to be issued in exchange for the Private Warrants (and the TopCo Common Shares underlying such TopCo Warrants), and a number of TopCo Common Shares to be determined prior to Closing to be issued in exchange for Filament Common Shares then held by certain former Filament shareholders.

Lock-Up Agreement

In connection with the Closing, TopCo and certain holders of TopCo securities upon the Closing, including the Sponsor, certain Jupiter directors and executive officers and the Key Filament Shareholders, will enter into the Lock-Up Agreement, pursuant to which, among other things, each of such holders will agree not to effect any sale or distribution of the Lock-Up Securities, subject to certain customary exceptions set forth in the Lock-Up Agreement, until the earliest of: (i) (A) the six-month anniversary of the Closing Date, with respect to the Private Shares (as defined in the Lock-Up Agreement), or (B) the twelve-month anniversary of the Closing Date, with respect to the Lock-Up Securities other than the Private Shares, (ii) such time that the trading price of the TopCo Common Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 calendar days after the Closing Date, and (iii) such date on which TopCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the TopCo’s shareholders having the right to exchange their TopCo Common Shares for cash, securities or other property. Such Lock-Up Securities include up to 4,535,699 TopCo Common Shares to be issued in exchange for the Founder Shares and the Private Shares (including up to 1,945,189 Sponsor Earnout Shares and 139,001 Underwriter Earnout Shares, to the extent vested) and a number of TopCo Common Shares to be determined prior to Closing to be issued in exchange for Filament Common Shares then held by certain former Filament shareholders.

Warrant Amendment Agreement

Immediately prior to the Merger Effective Time, TopCo, Jupiter and Continental Stock Transfer & Trust Company, as warrant agent, will enter into the Warrant Amendment Agreement pursuant to which Jupiter will assign to TopCo all of its rights, interests and obligations in and under the Existing Warrant Agreement governing the Jupiter Warrants and the terms and conditions of the Existing Warrant Agreement will be amended and restated to, among other things, reflect the conversion of the Jupiter Warrants to TopCo Warrants in connection with the consummation of the Business Combination.

PIPE Subscription Agreements

Following the execution of the Business Combination Agreement, certain PIPE Investors may enter into one or more PIPE Subscription Agreements pursuant to which, among other things, each PIPE Investor would agree to subscribe for and purchase on the Closing Date, and TopCo or Jupiter, as applicable, would agree to issue and sell to each such PIPE Investor on the Closing Date, the number of (a) TopCo Common Shares or securities or indebtedness exercisable or exchangeable for, or convertible into, TopCo Common Shares, or (b) shares of Jupiter Common Stock or securities or indebtedness exercisable or exchangeable for, or convertible into, shares of Jupiter Common Stock, as applicable, at such prices and on such other terms as may be set forth in the PIPE Subscription Agreements. TopCo, Filament and Jupiter have agreed to use their commercially reasonable efforts to (i) obtain the PIPE Financing, enforce the obligations of the PIPE Investors under the PIPE Subscription Agreements, and consummate the purchases contemplated by the PIPE Subscription Agreements on the terms and subject to the conditions set forth in the PIPE Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the PIPE Subscription Agreements that are within their control and (iii) satisfy and comply with their respective obligations under the PIPE Subscription Agreements. TopCo, Filament and Jupiter are currently in the process of seeking such PIPE Financing. No terms with respect to the PIPE Financing have yet been agreed with any PIPE Investors to date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax considerations for beneficial owners of shares of Jupiter Common Stock and Jupiter Warrants (collectively, “Jupiter securities”) (i) electing to have their shares of Jupiter Common Stock redeemed for cash if the Business Combination is completed, (ii) of the Merger and (iii) of the ownership and disposition of TopCo Common Shares and TopCo Warrants (collectively, “TopCo securities”) acquired pursuant to the Merger. This discussion applies only to Jupiter securities and TopCo securities held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules under the U.S. federal income tax laws, including:

•        the Sponsor, and any directors or officers of Jupiter, and their respective affiliates;

•        dealers or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•        banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the stock of Jupiter or TopCo (except to the limited extent provided below);

•        partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes or beneficial owners of partnerships or other pass-through entities or arrangements;

•        persons holding Jupiter securities or TopCo securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•        persons required to accelerate the recognition of any item of gross income with respect to Jupiter securities or TopCo securities as a result of such income being recognized on an applicable financial statement;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        persons that acquired Jupiter securities prior to Jupiter’s initial public offering or otherwise not on the public market;

•        persons that received Jupiter securities or TopCo securities as compensation for services; or

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Jupiter securities or TopCo securities, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Partners should consult their tax advisors regarding the U.S. federal income tax treatment of the Merger and of holding the Jupiter securities or TopCo securities.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of Jupiter securities or TopCo securities. Neither Jupiter nor TopCo has sought or intends to seek any rulings from the IRS regarding the

Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF Jupiter SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE Merger AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF Newco SECURITIES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Federal Income Tax Treatment of TopCo

Although TopCo is incorporated under the laws of Canada, we expect it will be treated as a U.S. corporation (and therefore a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code if the Merger is completed. For U.S. federal income tax purposes, a corporation is generally considered a U.S. or “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” or non-U.S. corporation (or non-U.S. tax resident) if it is not organized in the United States. Because TopCo is an entity incorporated under the laws of Canada, it would generally be classified as a non-U.S. corporation (or non-U.S. tax resident) absent the Merger. Section 7874 of the Code, however, provides an exception under which a corporation organized outside the U.S. may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

Under Section 7874 of the Code, a corporation created or organized outside the United States will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes if the following conditions are met: (i) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation, including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation; (ii) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the country in which the non-U.S. corporation is created or organized relative to such expanded affiliated group’s worldwide activities (the “substantial business activities test”); and (iii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80% of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “ownership test”). A transaction that satisfies all the requirements (i) through (iii) is referred to herein as an “80% Inversion.”

TopCo will indirectly acquire substantially all of the assets held by Jupiter as a result of the Merger. Further, it is not expected that TopCo will satisfy the substantial business activities test immediately after the Merger. Accordingly, the application of Section 7874 to the Merger is expected to depend upon satisfaction of the ownership test. Based upon the terms of the Merger, the rules for determining share ownership under Section 7874 and the Treasury Regulations promulgated thereunder, and certain factual assumptions, it is expected that the ownership test will be satisfied and that TopCo will be treated as a U.S. corporation for U.S. federal income tax purposes if the Merger is completed. However, whether the ownership test has been satisfied must be finally determined at completion of the Merger, by which time there could be changes to the relevant facts and circumstances. In addition, the rules for determining ownership under Section 7874 are complex, unclear and the subject of recent and ongoing legislative and regulatory review and change. Accordingly, there can be no assurance that the IRS would not assert that TopCo should be treated as a non-U.S. corporation for U.S. federal income tax purposes or that such an assertion would not be sustained by a court. If the IRS were to successfully challenge TopCo’s status as a U.S. corporation for U.S. federal income tax purposes, the tax consequences described herein would be materially and fundamentally different. For example, in such circumstances, U.S. holders of Jupiter securities could recognize gain as a result of the Merger.

The remainder of this discussion assumes that TopCo will be treated as a U.S. corporation for U.S. federal income tax purposes.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of Jupiter securities or TopCo securities that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Redemption of Jupiter Common Stock

In the event that a U.S. holder of Jupiter Common Stock exercises such holder’s right to have such holder’s Jupiter Common Stock redeemed pursuant to the redemption provisions described in this proxy statement/prospectus, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of Jupiter stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning warrants) relative to all outstanding shares of Jupiter stock both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in Jupiter or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only Jupiter stock actually owned by the U.S. holder, but also shares of Jupiter stock that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include stock that could be acquired pursuant to the exercise of warrants. In order to meet the substantially disproportionate test, the percentage of Jupiter’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Jupiter Common Stock must, among other requirements, be less than 80% of the percentage of Jupiter’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. Because, prior to the Merger, the Jupiter Common Stock may not be considered voting stock, it is unclear whether this test could be satisfied by a U.S. holder. There will be a complete termination of a U.S. holder’s interest if either all the shares of Jupiter stock actually and constructively owned by the U.S. holder are redeemed or all the shares of Jupiter common stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other Jupiter stock. The redemption of the Jupiter Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Jupiter. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Jupiter will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption of Jupiter Common Stock.

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Jupiter Common Stock redeemed. Such gain or loss should be treated as capital gain or loss and generally would be long-term capital gain or loss if the U.S. holder’s holding period for such Jupiter Common Stock exceeds one year. It is unclear, however, whether the Redemption Rights of a U.S. holder with respect to the Jupiter Common Stock may suspend the running of the applicable holding period for this purpose. If the running of the holding period is suspended, then non-corporate U.S. holders may not be able to satisfy the one year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the Jupiter Common Stock would be subject to short-term capital gain treatment. Net short-term capital gains generally are taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in such holder’s shares of Jupiter Common Stock generally will equal the cost of such shares. A U.S. holder that purchased Jupiter Units would have been required to allocate the cost between the shares of Jupiter Common Stock and the Public Warrants comprising the Public Units based on their relative fair market values at the time of the purchase.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Jupiter’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Jupiter Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Jupiter Common Stock. Special rules apply to dividends received by U.S. holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed Jupiter Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, to the basis of stock constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

The Merger

In the opinion of Greenberg Traurig, P.A., counsel to Jupiter, the Merger should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”), subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. An opinion of counsel is not binding on the IRS or any court, and there can be no assurance that the IRS or any court will agree with this position. Neither Jupiter nor TopCo has requested or will request a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the Merger.

If the Merger qualifies as an F Reorganization, a U.S. holder that exchanges its Jupiter securities in the Merger for TopCo securities should not recognize any gain or loss on such exchange. The aggregate adjusted tax basis of the TopCo Common Shares received in the Merger by a U.S. holder should be equal to the adjusted tax basis of the Jupiter Common Stock surrendered in exchange therefor, and the aggregate adjusted tax basis of the TopCo Warrants received in the Merger by a U.S. holder should be equal to the adjusted tax basis of the Jupiter Warrants surrendered in exchange therefor. The holding period of the TopCo securities should include the period during which the Jupiter securities surrendered in the Merger in exchange therefor were held by the U.S. holder.

If the Merger does not qualify as an F Reorganization, it is not clear how the Merger would be characterized for U.S. federal income tax purposes and what the resulting tax consequences would be. In such case, the tax consequences of the Merger to U.S. holders may depend, among other things, on whether the Merger would otherwise qualify for tax-free treatment under Section 368 or Section 351 of the Code and U.S. holders might be required to recognize any gain realized on the exchange of Jupiter securities for TopCo securities, although possibly not any loss realized.

Because the Merger will occur prior to the redemption of U.S. holders that exercise redemption rights, U.S. holders of Jupiter Common Stock that exercise their redemption rights will be subject to the potential tax consequences of the Merger. All U.S. holders of Jupiter securities, including those considering exercising redemption rights, are urged to consult their tax advisers with respect to the potential tax consequences to them of the Merger.

Ownership of TopCo Common Shares and TopCo Warrants

Distributions on TopCo Common Shares

The gross amount of any distribution on TopCo Common Shares that is made out of TopCo’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. To the extent that the amount of the distribution exceeds TopCo’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its TopCo Common Shares, and thereafter as capital gain recognized on a sale or exchange of TopCo Common Shares.

Dividends paid by TopCo to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. In addition, preferential tax rates may apply to dividends paid by TopCo to a non-corporate U.S. holder, provided that certain holding period requirements and other conditions are satisfied.

Sale, Exchange, Redemption or Other Taxable Disposition of TopCo Common Shares and TopCo Warrants

A U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of TopCo securities in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such securities. Any gain or loss recognized by a U.S. holder on a taxable disposition of TopCo securities generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in such securities exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders. The deductibility of capital losses is subject to limitations.

Exercise or Lapse of a TopCo Warrant

A U.S. holder generally will not recognize gain or loss upon the acquisition of a TopCo Common Share on the exercise of a TopCo Warrant for cash. A U.S. holder’s tax basis in a TopCo Common Shares received upon exercise of the TopCo Warrant generally should be an amount equal to the sum of the U.S. holder’s tax basis in the TopCo Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a TopCo Common Share received upon exercise of the TopCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the TopCo Warrant and will not include the period during which the U.S. holder held the TopCo Warrant. If a TopCo Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the TopCo Warrant.

The tax consequences of a cashless exercise of a TopCo Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the TopCo Common Shares received would equal the holder’s basis in the TopCo Warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the TopCo Common Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the TopCo Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the TopCo Common Shares would include the holding period of the TopCo Warrants exercised therefor.

It is also possible that a cashless exercise of a TopCo Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of TopCo Warrants equal to the number of TopCo Common Shares having a value equal to the aggregate exercise price of the total number of TopCo Warrants to be exercised (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the total exercise price for the total number of warrants to be exercised and (ii) the U.S. holder’s adjusted basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the TopCo Common Shares received would equal the U.S. holder’s tax basis in the TopCo Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. holder’s holding period for the TopCo Common Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the TopCo Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of TopCo Warrants.

Possible Constructive Distributions

The terms of each TopCo Warrant provide for an adjustment to the number of TopCo Common Shares for which the TopCo Warrant may be exercised or to the exercise price of the TopCo Warrant in certain events, as discussed in the section of this proxy statement/prospectus captioned “Description of TopCo Securities.” An adjustment that has the effect of preventing dilution generally is not taxable. A U.S. holder of a TopCo Warrant would, however, be treated as receiving a constructive distribution from TopCo if, for example, the adjustment increases the holder’s proportionate interest in TopCo’s assets or earnings and profits (e.g., through an increase in the number of TopCo Common Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the TopCo Common Shares which is taxable to the U.S. holders of such shares as described under “— Distributions on TopCo Common Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from TopCo equal to the fair market value of such increased interest.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Jupiter securities or TopCo securities that is, for U.S. federal income tax purposes:

•        a nonresident alien individual, other than certain former citizens and residents of the United States;

•        a foreign corporation; or

•        a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in a taxable year. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of Jupiter securities or TopCo securities.

Redemption of Jupiter Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. holder’s Jupiter Common Stock pursuant to the redemption provisions described in this proxy statement/prospectus will generally correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Jupiter Common Stock, as described under “— U.S. Holders — Redemption of Jupiter Common Stock,” above.

If the redemption qualifies as a sale of stock by the non-U.S. holder under Section 302 of the Code, the tax consequences for a non-U.S. holder of recognizing gain in such a redemption would correspond to the tax consequences of recognizing gain on a sale or other disposition of TopCo Common Shares as described below under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of TopCo Common Shares and TopCo Warrants.”

If the redemption does not qualify as a sale of stock under Section 302 of the Code, the non-U.S. holder will be treated as receiving a corporate distribution from Jupiter, the tax consequences of which would correspond to the tax consequences of receiving a corporate distribution from TopCo as described below under the heading “— Ownership of TopCo Common Shares and TopCo Warrants — Distributions on TopCo Common Shares.”

Because it may not be certain at the time a non-U.S. holder is redeemed whether such non-U.S. holder’s redemption will be treated as a sale of Jupiter Common Stock or a distribution constituting a dividend, and because such determination will depend in part on a non-U.S. holder’s particular circumstances, Jupiter or the applicable withholding agent may not be able to determine whether (or to what extent) a non-U.S. holder is treated as receiving a divided for U.S. federal income tax purposes. Therefore, Jupiter or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a non-U.S. holder in redemption of such non-U.S. holder’s Jupiter Common Stock, unless (i) Jupiter or the applicable withholding agent has established special procedures allowing non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such non-U.S. holders certify that they meet the requirements of such exemption (e.g., because such non-U.S. holders are not treated as receiving a dividend under the tests in Section 302 of the Code described under “— U.S. Holders — Redemption of Jupiter Common Stock” above). However, there can be no assurance that Jupiter or any applicable withholding agent will establish such special certification procedures. If Jupiter or an applicable withholding agent withholds excess amounts from the amount payable to a non-U.S. holder, such non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

The Merger

The U.S. federal income tax consequences of the Merger to non-U.S. holders generally will correspond to the U.S. federal income tax consequences described under “— U.S. Holders — The Merger,” above, except that, to the extent the Merger results in a taxable exchange of Jupiter securities, the tax consequences for a non-U.S. holder of recognizing gain in such a taxable exchange would correspond to the tax consequences of recognizing gain on a sale or other disposition of TopCo securities described under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of TopCo Common Shares and TopCo Warrants,” below.

Ownership of TopCo Common Shares and TopCo Warrants

Distributions on TopCo Common Shares

The gross amount of any distribution on TopCo Common Shares to a non-U.S. holder will, to the extent paid out of TopCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), constitute a dividend and will be subject to a U.S. federal withholding tax on the gross amount of the dividend at a rate of 30%, unless (i) such dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), or (ii) such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). To the extent that the amount of the distribution exceeds TopCo’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in its TopCo Common Shares, and thereafter as gain realized from the sale of TopCo Common Shares, the tax consequences of which would be the same as the consequences of recognizing gain on a sale or other disposition of TopCo Common Shares as described below under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of TopCo Common Shares and TopCo Warrants.”

Dividends paid by TopCo to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will generally not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected income will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Sale, Exchange, Redemption or Other Taxable Disposition of TopCo Common Shares and TopCo Warrants

Subject to the discussion below under “— Information Reporting and Backup Withholding” and “— FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income taxes on any gain recognized on any sale, exchange, redemption or other taxable disposition of TopCo securities, unless:

•        such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States); or

•        TopCo is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the TopCo securities and, if the TopCo Common Shares are regularly traded on an established securities market, the non-U.S. holder has owned, directly or constructively, more than 5% of the TopCo Common Shares at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the TopCo securities. There can be no assurance that the TopCo Common Shares will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to U.S. federal income tax as if the non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate non-U.S. holder may also be subject to an additional “branch profits tax” at a rate of 30% (or a lower treaty rate).

With respect to the second bullet point above, TopCo believes that it currently is not, and does not anticipate becoming, a USPRHC. Because the determination of whether TopCo is a USRPHC depends, however, on the fair market value of its “United States real property interests,” relative to the fair market value of its non-U.S. real property interests and other business assets, there can be no assurance TopCo will not become a USPRHC in the future. If, contrary to expectations, the second bullet point above applies to a non-U.S. holder, gain recognized by such holder will be subject to U.S. federal income tax as if the non-U.S. holder were a U.S. resident. In addition, the transferee in the sale, exchange, redemption or other taxable disposition may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such sale, exchange, redemption or other taxable disposition.

Exercise or Lapse of a TopCo Warrant

The U.S. federal income tax characterization of a non-U.S. holder’s exercise of a TopCo Warrant, or the lapse of a TopCo Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax characterization of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a TopCo Warrant,” above. To the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs for a non-U.S. holder’s gain on the sale or other disposition of TopCo Warrants.

Possible Constructive Distributions

The characterization for U.S. federal income tax purposes of adjustments to the number of shares of TopCo Common Shares for which a TopCo Warrant may be exercised or the exercise price of a TopCo Warrant in certain events will generally correspond to the U.S. federal income tax characterization of such adjustments with respect to a U.S. holder’s TopCo Warrant, as described above under “— U.S. Holders — Possible Constructive Distributions.” The U.S. federal income tax consequences for a non-U.S. holder of a constructive distribution would be the same as the U.S. federal income tax consequences of receiving a cash distribution from TopCo equal to the fair market value of the increased interest in TopCo’s assets or earnings and profits, as described above under “— Distributions on TopCo Common Shares.”

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of Jupiter Common Stock, dividends received or deemed received with respect to Jupiter securities or TopCo securities, and the proceeds received on the disposition of Jupiter securities or TopCo securities effected within the United States (and, in certain cases, outside the United States), in each case other than in the case of U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent) or is otherwise subject to backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their Jupiter securities or their TopCo securities, in transactions effected in the United States or through certain U.S.-related financial intermediaries, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

FATCA

Sections 1471 to 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on payments of U.S.-source dividends (including amounts treated as dividends received pursuant to a redemption of stock or a constructive distribution), and subject to the discussion of certain proposed Treasury Regulations below, on the gross proceeds from a sale, exchange or other taxable disposition of stock (including a redemption treated as a sale), in each case if paid to “foreign financial institutions” (which is broadly defined for this purpose and generally includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, certain non-U.S. holders may be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Non-U.S. holders located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the possible implications of FATCA upon the redemption of their Jupiter Common Stock or the sale, exchange, or other taxable disposition of, or distribution (including constructive distribution) with respect to, the TopCo securities.

The IRS released proposed Treasury Regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds from the sale, exchange or other taxable disposition of stock (including a redemption treated as a sale). In its preamble to such proposed Treasury Regulations, the IRS stated that taxpayers generally may rely on the proposed Treasury Regulations until final Treasury Regulations are issued.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership, and disposition of the TopCo Common Shares and TopCo Warrants. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any provincial, territorial, state, local, foreign, or other taxing jurisdiction.

The following summary describes the material Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”), as of the date hereof, that are generally applicable to a beneficial owner of TopCo Common Shares acquired under the Merger that for the purposes of the Tax Act and at all relevant times: (i) is not, and is not deemed to be, resident in Canada; (ii) deals at arm’s length with TopCo; (iii) is not affiliated with TopCo; and (iv) holds its TopCo Common Shares as capital property and does not use or hold, and is not deemed to use or hold, any such securities in a business carried on in Canada (each a “Holder”). Generally, the TopCo Common Shares will be capital property to a Holder unless such shares are held or acquired, or are deemed to be held or acquired, in the course of carrying on a business of trading or dealing in securities or in one or more transactions considered to be an adventure or concern in the nature of trade. This summary does not apply to a Holder that is an “authorized foreign bank” (as defined in the Tax Act).

This summary does not address persons who hold TopCo Warrants, and such persons should consult their own tax advisors with respect to the Canadian federal income tax consequences to them of the expiry, exchange, exercise, continued holding, replacement, or disposition of TopCo Warrants, and of the acquisition, holding, and disposition of the TopCo Common Shares or any other securities in respect thereof, which may differ materially from the discussion provided in this summary.

This summary is based on the current provisions of the Tax Act and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that the Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law or administrative policies or assessing practices of the CRA, whether by legislative, regulatory, administrative, or judicial action, nor does it take into account tax legislation or considerations of any province, territory, state, local, foreign, or other jurisdiction, which may be different from those discussed herein.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations applicable in the respect of the Merger, and is not intended to be, and should not be construed to be, legal, business, or tax advice to any particular Holder. Accordingly, Holders should consult their own tax advisors having regard to their own particular circumstances, including with respect to the tax consequences to them of the Merger.

Currency Conversion

In general, for purposes of the Tax Act, any amount relating to the acquisition, holding, or disposition of TopCo Common Shares, including dividends, adjusted cost base, and proceeds of disposition, must be expressed in Canadian dollars using the applicable rate of exchange (for purposes of the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the Minister of Finance (Canada).

Dividends on TopCo Common Shares

Dividends received or deemed to be received by a Holder on TopCo Common Shares will be subject to withholding tax under the Tax Act at a rate of 25%, unless the rate is reduced under the provisions of an applicable income tax treaty or convention. In the case of a beneficial owner of dividends who is a resident of the United States for purposes of the Canada-United States Tax Convention (1980), as amended, and who is fully entitled to the benefits of that treaty, the rate of withholding will generally be reduced to 15%. Holders should consult their own tax advisors in this regard.

Disposition of TopCo Common Shares

A Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of TopCo Common Shares, unless the TopCo Common Shares are “taxable Canadian property” to the Holder for purposes of the Tax Act and the TopCo Common Shares are not “treaty-protected property” of the Holder for purposes of the Tax Act at the time of disposition.

Generally, the TopCo Common Shares will not constitute taxable Canadian property to a Holder at the time of disposition provided that the TopCo Common Shares are listed at that time on a designated stock exchange (which currently includes Nasdaq), unless at any particular time during the 60-month period that ends at that time: (i) one or any combination of: (a) the Holder; (b) persons with whom the Holder does not deal at arm’s length; and (c) partnerships in which the Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, has owned 25% or more of the issued shares of any class or series of the capital stock of TopCo; and (ii) more than 50% of the fair market value of the TopCo Common Shares was derived directly or indirectly from one or any combination of: (a) real or immovable properties situated in Canada; (b) “Canadian resource properties” (as defined in the Tax Act); (c) “timber resource properties” (as defined in the Tax Act); and (d) options in respect of, interests in, or for civil law rights in, any of the foregoing property, whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, TopCo Common Shares could be deemed to be taxable Canadian property.

Even if the TopCo Common Shares are taxable Canadian property to a Holder, a taxable capital gain resulting from the disposition of the TopCo Common Shares will not be included in computing the Holder’s taxable income earned in Canada for the purposes of the Tax Act if, at the time of the disposition, the TopCo Common Shares constitute “treaty-protected property” of the Holder for purposes of the Tax Act. The TopCo Common Shares will generally be considered “treaty-protected property” of a Holder for purposes of the Tax Act at the time of the disposition if the gain from their disposition would, because of an applicable income tax treaty or convention between Canada and the country in which the Holder is resident for purposes of such treaty and in respect of which the Holder is entitled to receive benefits thereunder, be exempt from tax under the Tax Act.

If the TopCo Common Shares are considered to be taxable Canadian property but not treaty-protected property, such Holder will realize a capital gain (or capital loss) as if the Holder were resident in Canada.

Holders whose TopCo Common Shares are or may be taxable Canadian property should consult their own advisors for advice having regard to their particular circumstances, including whether their TopCo Common Shares constitute treaty-protected property.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Jupiter stockholders are being asked to consider and vote on the Business Combination Proposal to approve and adopt the Business Combination Agreement and the Business Combination. You should carefully read this proxy statement/prospectus in its entirety, including the financial statements and annexes attached hereto and the other documents referred to herein, for more detailed information concerning the Business Combination, especially the sections entitled “The Business Combination,” “The Business Combination Agreement” and “Certain Agreements Related to the Business Combination” beginning on pages 134, 152 and 159, respectively. In particular, you are directed to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

Vote Required for Approval

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Jupiter Common Stock entitled to vote thereon at the Special Meeting. Accordingly, a stockholder’s failure to vote in person (via the virtual meeting platform) or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. Each of the NTA Requirement Amendment Proposal and the Equity Incentive Plan Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

All of the Initial Stockholders and Jupiter’s officers, directors and their affiliates are expected to vote any shares of Jupiter Common Stock over which they have voting control (including any Public Shares owned by them) in favor of the Business Combination Proposal. On the record date, the Initial Stockholders and Jupiter’s officers, directors and their affiliates collectively beneficially owned and were entitled to vote an aggregate of 3,940,462 Founder Shares and 595,237 Private Shares, representing approximately 75.5% of the issued and outstanding shares of Jupiter Common Stock. As such ownership represents greater than a majority of the shares of Jupiter Common Stock issued and outstanding, Jupiter does not expect to need any of the Public Shares to be voted in favor of the Business Combination Proposal in order for the Business Combination Proposal to be approved.

When you consider the recommendation of the Jupiter Board to vote in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Initial Stockholders and certain of Jupiter’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. See the section entitled “The Business Combination — Interests of Jupiter’s Initial Stockholders, Directors and Officers in the Business Combination.”

Recommendation of the Board

THE JUPITER BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE ADVISORY GOVERNANCE PROPOSALS

Overview

You are also being asked to vote, on a non-binding advisory basis, on six separate proposals relating to certain material changes between the Jupiter Governing Documents and the TopCo Articles, which are being presented in accordance with SEC guidance and to give Jupiter stockholders the opportunity to present their separate views on important corporate governance procedures.

In the judgment of the Jupiter Board, these provisions are necessary to adequately address the needs of TopCo following the Business Combination. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governance Proposals. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, Jupiter, Filament and TopCo intend that the TopCo Articles will take effect at the Closing, assuming approval of the Business Combination Proposal. Stockholders are encouraged to carefully review the terms of the TopCo Articles, the form of which is attached to this proxy statement/prospectus as Annex B.

The following table sets forth a summary of the principal proposed changes to be made between the Jupiter Governing Documents and the TopCo Articles. This summary is qualified by reference to the complete text of the TopCo Articles, the form of which is attached to this proxy statement/prospectus as Annex B. Upon completion of the Business Combination, the Public Stockholders will no longer be stockholders of Jupiter but will instead be TopCo shareholders. There will be important differences between your current rights as a Jupiter stockholder and your rights as a TopCo shareholder. See “Comparison of Corporate Governance and Rights of Holders of Shares” for a further discussion of the different rights associated with the securities of Jupiter and TopCo.

	Jupiter Governing Documents	TopCo Articles
Authorized Capital

The authorized capital of Jupiter consists of 100,000,000 shares of Jupiter Class A Common Stock, 10,000,000 shares of Jupiter Class B Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share.

The authorized capital of TopCo will consist of an unlimited number of TopCo Common Shares without par value, a maximum of 1,500,000 TopCo Class B Earnout Shares without par value and a maximum of 1,500,000 TopCo Class C Earnout Shares without par value.

Classification of Board

The Jupiter Board consists of five directors and is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Jupiter’s first annual meeting of stockholders) serving a three-year term.

The TopCo Board will not be divided into classes and each director will be elected on an annual basis.
Quorum for Shareholder Meetings

The quorum for the transaction of business at a meeting of Jupiter stockholders is the presence in person or by proxy of the holders of a majority in voting power of the issued and outstanding shares of Jupiter Common Stock entitled to vote at such meeting.

The quorum for the transaction of business at a meeting of TopCo shareholders will be two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting.

Advance Notice of Shareholder Nominations for the Election of Directors	Not applicable.

A nominating shareholder will be required to provide notice to TopCo in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the TopCo Board.

	Jupiter Governing Documents	TopCo Articles
Forum Selection	Subject to limited exceptions, the Court of Chancery of the State of Delaware is the sole and exclusive forum for certain Jupiter stockholder litigation matters.	Subject to limited exceptions, the Province of British Columbia, Canada will be the sole and exclusive forum for certain TopCo shareholder litigation matters.
Other Matters

Provisions are included relating to Jupiter’s status as a special purpose acquisition company, including with respect to Redemption Rights, the required time period in which Jupiter must consummate an initial business combination and other related matters.

Provisions relating to Jupiter’s status as a special purpose acquisition company that will no longer be relevant following the Closing will be removed.

Advisory Governance Proposals

You are being asked to consider and vote upon, on a non-binding advisory basis, six separate governance proposals relating to the following material changes between the Jupiter Governing Documents and the TopCo Articles:

(A)    Proposal No. 2A — a proposal to establish the authorized capital of TopCo to consist of an unlimited number of TopCo Common Shares without par value, a maximum of 1,500,000 TopCo Class B Earnout Shares without par value and a maximum of 1,500,000 TopCo Class C Earnout Shares without par value;

(B)    Proposal No. 2B — a proposal to provide for a declassified board of directors with the result being that each director will be elected annually for a term of one year;

(C)    Proposal No. 2C — a proposal to reduce the requisite quorum for a meeting of shareholders from a majority of outstanding voting power to two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting;

(D)    Proposal No. 2D — a proposal to include an advance notice provision that requires a nominating shareholder to provide notice to TopCo in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the board of directors;

(E)    Proposal No. 2E — a proposal to include a forum selection provision whereby, subject to limited exceptions, the Province of British Columbia, Canada will be the sole and exclusive forum for certain shareholder litigation matters;

(F)    Proposal No. 2F — a proposal to remove provisions relating to Jupiter’s status as a special purpose acquisition company that will no longer be relevant following the Closing.

Vote Required for Approval

The approval of each of the Advisory Governance Proposals requires the affirmative vote of the holders of at least a majority of the shares of Jupiter Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. A vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on Jupiter, Filament, TopCo or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, Jupiter, Filament and TopCo intend that the TopCo Articles, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted in the Advisory Governance Proposals, will take effect at the Closing, assuming approval of the Business Combination Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. Each of the NTA Requirement Amendment Proposal and the Equity Incentive Plan Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

All of the Initial Stockholders and Jupiter’s officers, directors and their affiliates are expected to vote any shares of Jupiter Common Stock over which they have voting control (including any Public Shares owned by them) in favor of the Advisory Governance Proposals. On the record date, the Initial Stockholders and Jupiter’s officers, directors and their affiliates collectively beneficially owned and were entitled to vote an aggregate of 3,940,462 Founder Shares and 595,237 Private Shares, representing approximately 75.5% of the issued and outstanding shares of Jupiter Common Stock. As such ownership represents greater than a majority of the shares of Jupiter Common Stock issued and outstanding, Jupiter does not expect to need any of the Public Shares to be voted in favor of the Advisory Governance Proposals in order for the Advisory Governance Proposals to be approved.

When you consider the recommendation of the Jupiter Board to vote in favor of approval of the Advisory Governance Proposals and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Initial Stockholders and certain of Jupiter’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. See the section entitled “The Business Combination — Interests of Jupiter’s Initial Stockholders, Directors and Officers in the Business Combination.”

Recommendation of the Board

THE JUPITER BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNANCE PROPOSALS.

PROPOSAL NO. 3 — THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

Jupiter is asking its stockholders to approve and adopt the Equity Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve under such plan.

The Equity Incentive Plan is described in more detail below. A form of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Equity Incentive Plan.

Plan Summary

The purpose of the Equity Incentive Plan is to provide TopCo with a share-related mechanism to attract, retain and motivate qualified directors, employees and consultants of TopCo, to reward those directors, employees and consultants as may be granted Awards (as defined below) by the TopCo Board from time to time for their contributions toward the long-term goals and success of TopCo and to enable and encourage such directors, employees and consultants to acquire TopCo Common Shares as long-term investments and proprietary interests in TopCo.

Types of Awards

The Equity Incentive Plan provides for the grant of Options, Performance Share Units (“PSUs”), Restricted Share Units (“RSUs”) and Deferred Share Units (“DSUs” and collectively with the Options, PSUs, and RSUs, the “Awards”) which may be denominated or settled in TopCo Common Shares, cash or in such other forms as provided for in the Equity Incentive Plan. All Awards will be evidenced by a signed, written agreement between a Participant (as defined below) and TopCo.

Plan Administration

The Equity Incentive Plan is administered by the TopCo Board, which may delegate its authority to any duly authorized committee of the TopCo Board (the “Plan Administrator”), subject to certain exceptions. The Plan Administrator has sole and complete authority, in its discretion, but subject to applicable law, the terms and conditions set out in the Plan, including any required applicable rules of or approval by Nasdaq or the other principal exchange upon which the TopCo Common Shares are listed (the “Exchange”), to:

(a)     determine the individuals (the “Participants”) to whom grants of Awards under the Equity Incentive Plan may be made;

(b)    make grants of Awards under the Equity Incentive Plan, whether relating to the issuance of TopCo Common Shares or otherwise (including any combination of Options, RSUs, PSUs or DSUs), in such amounts, to such Participants and, subject to the provisions of the Equity Incentive Plan, on such terms and conditions as it determines, including, without limitation:

(i)     the time or times at which Awards may be granted;

(ii)    the conditions under which: (A) Awards may be granted to Participants; or (B) Awards may be forfeited to TopCo, including vesting and any conditions relating to the attainment of specified Performance Criteria;

(iii)   the number of TopCo Common Shares to be covered by any Award;

(iv)   the price, if any, to be paid by a Participant in connection with the purchase of TopCo Common Shares covered by any Awards;

(v)    whether restrictions or limitations are to be imposed on the TopCo Common Shares issuable pursuant to grants of any Award, and the nature of such restrictions or limitations, if any; and

(vi)   any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine;

(c)     establish the form or forms of the relevant instrument of grant;

(d)    cancel, amend, adjust or otherwise change any Award under such circumstances as the Plan Administrator may consider appropriate in accordance with the provisions of the Equity Incentive Plan;

(e)     construe and interpret the Equity Incentive Plan and all instruments of grant;

(f)     adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to the Equity Incentive Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws; and

(g)    make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Equity Incentive Plan.

However, the Plan Administrator shall not have any discretion to modify the terms or conditions of: (x) any other Award that is intended to be excluded from the definition of “salary deferral arrangement” in subsection 248(1) of the Income Tax Act (Canada) (the “ITA”) if the exercise of such discretion would cause the Award to not be or cease to be excluded; or (y) any Option granted to a Canadian Grantee if the exercise of such discretion would cause the Option to not be or cease to be governed by section 7 of the ITA. The Board will also exercise its discretion in good faith in accordance with the Company’s intention that the terms of Awards and the modifications or waivers permitted under the Equity Incentive Plan are in compliance with applicable law and the applicable rules of the Exchange. A “Canadian Grantee” means a participant of the Equity Incentive Plan who is a resident of Canada for the purposes of the ITA, or who is granted an Award under the Equity Incentive Plan in respect of services performed in Canada for the Company or any of its affiliates.

Common Shares Available for Awards

As of July 31, 2023, there are 30,408,973 TopCo Common Shares reserved and available for issuance under the Equity Incentive Plan. The aggregate number of TopCo Common Shares reserved for issuance pursuant to Awards granted under the Equity Incentive Plan shall not exceed 15% of TopCo’s total issued and outstanding TopCo Common Shares (on a non-diluted basis) from time to time.

The Equity Incentive Plan is considered to be an “evergreen” plan, since the TopCo Common Shares covered by Awards which have been exercised or terminated will be available for subsequent grants under the Equity Incentive Plan and the number of Awards available to grant increases as the number of issued and outstanding TopCo Common Shares increases. TopCo intends to take into account previous grants when considering new grants.

Blackout Period

Unless otherwise determined by the TopCo Board, or as otherwise provided in the Plan, if any Award is scheduled to vest or the term of any Award granted hereunder is scheduled to expire or any Award is scheduled to be settled: (i) at a time when a Participant is subject to restrictions on trading of securities of TopCo under a trading “blackout” established by TopCo (pursuant to the disclosure policy of TopCo then in effect or otherwise) or pursuant to any lock-up agreement or other similar trading restriction (a “Blackout Period”); or (ii) within 10 Business Days after the termination of a Blackout Period, the Award shall be vested and the term or settlement of the Award, as applicable, will, notwithstanding the scheduled expiry date of the term of such Award, vest, expire or settle as of the date that is 10 Business Days following the end of the applicable Blackout Period (the “Revised Expiry Date”) and shall continue to be exercisable, convertible or otherwise remain outstanding for the benefit of a Participant, as applicable, at any time up to the applicable time on the Revised Expiry Date. For the avoidance of doubt, should the Revised Expiry Date fall during a subsequent Blackout Period or fall within 10 Business Days following the end of a subsequent Blackout Period, the Award shall be vested and the term or settlement of the Award, as applicable, will, notwithstanding the scheduled expiry date of the term of such Award, vest, expire or settle as of the date that is 10 Business Days following the end of such subsequent Blackout Period.

Market Value

“Market Value” of a TopCo Common Share as of a relevant date shall mean the greater of the volume weighted average trading price and the fair market value on such date, as calculated in accordance with (a) and (b) below:

(a)     the volume weighted average trading price of the TopCo Common Shares is determined by dividing the total value of the TopCo Common Shares traded during the last five trading days immediately preceding such date by the total volume of the TopCo Common Shares traded during such five trading days. Value and volume of the TopCo Common Shares as determined in accordance with (i) and (ii) below:

(i)     As long as TopCo Common Shares are listed on the Exchange, the total value of the TopCo Common Shares is the total value of the TopCo Common Shares traded on the Exchange and the total volume of the TopCo Common Shares is the total volume of the TopCo Common Shares traded on the Exchange; and

(ii)    If the TopCo Common Shares are not listed on the Exchange at the time a determination of volume weighted average trading price is required to be made hereunder, the determination of volume weighted average trading price shall be made in good faith by the TopCo Board using any fair and reasonable means selected in the TopCo Board’s discretion.

(b)    The fair market value as determined by the TopCo Board in accordance with (i) and (ii) below:

(i)     As long as TopCo Common Shares are listed on the Exchange, the closing price of the TopCo Common Shares on the Exchange on the last trading day prior to the relevant date, but as to the grant of an Award, the closing price of TopCo Common Shares on the Exchange on the Effective Date of such grant; and

(ii)    If the TopCo Common Shares are not listed on the Exchange at the time a determination of its fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Board using any fair and reasonable means selected in the TopCo Board’s discretion.

Description of Awards

Subject to the provisions of the Equity Incentive Plan and such other terms and conditions as the Plan Administrator may prescribe, including with respect to performance and vesting conditions, the Plan Administrator may, from time to time, grant the following types of Awards to any Participant.

Options

An Option entitles a Participant thereof to purchase a TopCo Common Share at an exercise price set at the time of the grant, which price must in all cases be not less than 100 percent of the Market Value of a TopCo Common Share on the date of grant. Unless the TopCo Board provides for a shorter option period at or after the effective date of an Award of Options and subject to Article 9 of the Plan, all or any part of the Options covered by an Award shall, to the extent vested, be exercisable, from time to time, within the period commencing on the date such Option or part thereof becomes vested and ending on the last day of the term of such Award.

Deferred Share Units

A DSU is a unit equivalent in value to a TopCo Common Share that does not vest until after a specified period, or satisfaction of other vesting conditions as determined by the Plan Administrator. A DSU settles at a future date, as determined by the Plan Administrator, only after retirement, death or termination from TopCo and all of its affiliates. The number of DSUs (including fractional DSUs) granted at any particular time will be calculated by dividing (a) the amount of any compensation that is to be paid in DSUs, as determined by the Plan Administrator by (b) the Market Price of a TopCo Common Share on the date of grant.

Subject to the terms of the Equity Incentive Plan, and except as otherwise provided in an instrument of grant, on the settlement date for any DSU, the Participant will redeem each vested DSU for a TopCo Common Share, a cash payment, or a combination thereof. Settlement of DSUs shall be in TopCo Common Shares unless otherwise determined by the Board.

Subject to Section 8.8 of the Equity Incentive Plan, and subject to not causing any adverse income tax consequences under the ITA for a Canadian Grantee, the terms of an Award of DSUs may include provision for the accrual of dividend equivalent amounts with respect to cash dividends paid in the ordinary course to shareholders in respect of outstanding TopCo Common Shares. Dividend equivalents will vest in proportion to the DSUs to which they relate and will be settled in the same manner as the DSUs.

Restricted Share Units

A RSU is a unit equivalent in value to a TopCo Common Share that does not vest until after a specified period, or satisfaction of other vesting conditions as determined by the Plan Administrator. The number of RSUs (including fractional RSUs) granted at any particular time will be calculated by dividing (a) the amount of any compensation that is to be paid in RSUs, as determined by the Plan Administrator, by (b) the Market Price of a TopCo Common Share on the date of grant.

The Plan Administrator will have the sole authority to determine the settlement terms applicable to the grant of RSUs. Unless otherwise determined by the Plan Administrator or the terms of the RSU Award, RSUs shall be settled on the date of or as soon as reasonably practicable following the vesting thereof. Subject to the terms of the Equity Incentive Plan, and except as otherwise provided in an instrument of grant, on the settlement date for any RSU, the Participant will redeem each vested RSU for a TopCo Common Share, a cash payment, or a combination thereof. Settlement of RSUs shall be in TopCo Shares unless otherwise determined by the Plan Administrator.

Subject to Section 8.8 of the Equity Incentive Plan, and subject to not causing any adverse income tax consequences under the ITA for a Canadian Grantee, the terms of an Award of RSUs may include provision for the accrual of dividend equivalent amounts with respect to cash dividends paid in the ordinary course to shareholders in respect of outstanding TopCo Common Shares. Dividend equivalents will vest in proportion to the RSUs to which they relate and will be settled in the same manner as the RSUs.

Performance Share Units

A PSU is also a unit equivalent in value to a TopCo Common Share that does not vest until after a specified period, or satisfaction of other vesting conditions as determined by the Plan Administrator. The Plan Administrator will issue Performance Criteria prior to the date of grant to which such Performance Criteria pertain. Performance Criteria may differ among Performance Share Units granted to any one grantee or for Performance Share Units granted to different grantees. The Performance Criteria may be based upon elements that reference the performance by TopCo or its subsidiaries, divisions, or its business or geographical units or functions and/or elements that reflect individual performance. The Plan Administrator may modify the Performance Criteria as necessary to align them with TopCo’s corporate objectives, subject to any limitations set forth in the relevant instrument of grant.

Subject to Section 8.8 of the Equity Incentive Plan, and subject to not causing any adverse income tax consequences under the ITA for a Canadian Grantee, the terms of an Award of PSUs may include provision for the accrual of dividend equivalent amounts with respect to cash dividends paid in the ordinary course to shareholders in respect of outstanding TopCo Common Shares. Dividend equivalents will vest in proportion to the PSUs to which they relate and will be settled in the same manner as the PSUs.

Each PSU will consist of a right to receive a TopCo Common Share, cash payment, or a combination thereof, upon the achievement of such Performance Criteria during such performance periods as the Plan Administrator may establish.

Other Awards

Each “Other Share or Performance Based Award” shall consist of a right (a) which is other than an Award or right described above, and (b) which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, TopCo Common Shares (including, without limitation, securities convertible into TopCo Common Shares) as are deemed by the Plan Administrator to be consistent with the purposes of the Equity Incentive Plan; provided, however, that such right will comply with applicable law. Subject to the terms of the Equity Incentive Plan, the Plan Administrator will determine the terms and conditions of Other Share or Performance Based Awards.

Effect of Termination on Awards

The following table describes the impact of certain events upon the Participants under the Equity Incentive Plan, including termination for cause, resignation, termination without cause, disability, death or retirement, subject, in each case, to the terms of a Participant’s employment agreement, instrument of grant, or other written agreement:

Event Provisions	Provisions
Termination for cause

If employment of an Employee or service of a Non-Employee Director is terminated for cause, within the meaning of the Employment Standards Act (British Columbia), any non-vested Award granted pursuant to the Plan outstanding at the time of such termination and all rights thereunder shall wholly and completely terminate and no further Vesting shall occur.

Resignation

(A) Any non-vested Award granted pursuant to the Plan outstanding at the time of such termination and all rights thereunder shall wholly and completely terminate and no further vesting shall occur, and (B) the Participant shall be entitled to exercise his or her rights with respect to the portion of any Option vested as of the date of termination for a period that shall end on the earlier of: (1) the expiration date set forth in the Award with respect to the vested portion of such Award; or (2) the date that occurs 90 days after such termination date.

Termination without cause

(A) Any non-vested Award granted pursuant to the Plan outstanding at the time of such termination and all rights thereunder shall wholly and completely terminate and no further Vesting shall occur, and (B) the Participant shall be entitled to exercise his or her rights with respect to the portion of any Option vested as of the date of termination for a period that shall end on the earlier of: (1) the expiration date set forth in the Award with respect to the vested portion of such Award; or (2) the date that occurs 90 days after such termination date.

Death

Any non-vested portion of any outstanding Award that has not already terminated shall immediately terminate and no further Vesting shall occur;

Any vested Option shall expire upon the earlier of: (1) the expiration date set in the Award; or (2) the later of (a) the first anniversary of such termination of employment as a result of death; or (b) the first anniversary of such Person’s death during the Applicable Post-Retirement Period or the Applicable Post-Disability Period. “Applicable Post-Disability Period” shall mean the period following the termination of employment by reason of Disability that ends upon the earlier of the dates set forth in 1 or 2(a) above; and

the Participant’s vested RSUs, PSUs, and DSUs, if any, shall be settled in accordance with Section 8.4 of the Equity Incentive Plan.

Retirement

The Participant shall be entitled to exercise his or rights with respect to the portion of any Option for a period (the “Applicable Post-Retirement Period”) that shall end on the expiration date set forth in the Award with respect to the vested portion of such Award and the Participant’s vested RSUs, PSUs, and DSUs, if any, shall be settled in accordance with Section 8.4 of the Equity Incentive Plan.

Disability

Any non-vested portion of any outstanding Award that has not already terminated shall immediately terminate and no further Vesting shall occur;

Any vested Option shall expire upon the earlier of: (1) the expiration date set in the Award; or (2) the later of (a) the first anniversary of such termination of employment as a result of Disability; or (b) the first anniversary of such Person’s Disability during the Applicable Post-Retirement Period or the Applicable Post-Disability Period. “Applicable Post-Disability Period” shall mean the period following the termination of employment by reason of Disability that ends upon the earlier of the dates set forth in 1 or 2(a) above; and

the Participant’s vested RSUs, PSUs, and DSUs, if any, shall be settled in accordance with Section 8.4 of the Equity Incentive Plan.

Notwithstanding the foregoing, the Plan Administrator may, in its discretion, permit the acceleration of vesting of any or all Awards or waive termination of any or all Awards, all in the manner and on the terms as may be authorized by the Plan Administrator.

Change in Control

Unless otherwise provided in the Award or by direction of the TopCo Board as to all or any type of Awards, in the event of a Change of Control and notwithstanding any other Vesting or other restrictions or conditions, the TopCo Board may take whatever action with respect to the Awards outstanding that it deems necessary or desirable, including the following:

(a)     the TopCo Board may accelerate Vesting and the expiration or termination date of Options then outstanding to a specified date fixed by the TopCo Board. After any accelerated expiration or termination date so specified, all unexercised Options and all rights of Participants thereunder shall terminate; provided, however, that any acceleration of the expiration or termination date shall not be to a date that is earlier than ten (10) days after notice of such acceleration. The TopCo Board may also accelerate Vesting and the time at which Options may be exercised so that those types of Awards may be exercised in full for their then remaining term;

(b)    the TopCo Board may waive all restrictions and conditions of all RSUs and DSUs then outstanding with the result that those types of Awards shall be deemed satisfied, and the Restricted Period or other limitations on payment in full with respect thereto shall be deemed to have expired, as of the date of the Change of Control or such other date as may be determined by the TopCo Board, provided that, in no event shall a payment be made in respect of a DSU granted to a Canadian Grantee prior to the date such Canadian Grantee ceases to be an Employee of TopCo or an Affiliate;

(c)     the TopCo Board may determine to amend Performance Awards and Other Share or Performance Based Awards, or substitute new Performance Awards and Other Share or Performance Based Awards in consideration of cancellation of outstanding Performance Awards and any Other Share or Performance Based Awards, in order to ensure that such Awards shall become fully vested, deemed earned in full and promptly paid to the Participants as of the date of the Change of Control or such other date as may be determined by the TopCo Board, without regard to payment schedule and notwithstanding that the applicable Performance Criteria, performance cycle, retention cycle or other restrictions and conditions shall not have been completed or satisfied; and

(d)    if approved by the TopCo Board prior to or within 30 days after such time as a Change of Control shall be deemed to have occurred, the TopCo Board shall have at any time the right to require that all or any portion of the Awards be settled and discharged in cash based on the “cash value” of such Awards in lieu of settlement by issuance of Common Shares, with noted exceptions.

Assignability

Unless otherwise provided in the instrument of grant evidencing an Award, no Award, and no rights or interests therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Participant other than by testamentary disposition by the Participant or the laws of intestate succession. No such interest shall be subject to execution, attachment or similar legal process including without limitation seizure for the payment of the Participant’s debts, judgments, alimony or separate maintenance.

Notwithstanding the foregoing, the TopCo Board may provide in the applicable instrument of grant or by resolution that an Award is transferable or assignable, provided such transfer is otherwise in compliance with applicable law and the applicable rules of the Exchange. Following any such transfer or assignment, the Award shall remain subject to substantially the same terms applicable to the Award while held by the Participant to whom it was granted, as modified as the TopCo Board shall determine appropriate; and, as a condition to such transfer, the transferee shall execute an agreement agreeing to be bound by such terms.

Amendment, Suspension or Termination of the Equity Incentive Plan

Subject to those provisions of applicable law and the rules of the Exchange, if any, that require the approval of shareholders or any governmental regulative body, the Plan Administrator may from time to time, without notice and without approval of the Shareholders, amend, modify, change, suspend or terminate the Equity Incentive Plan or any Awards granted pursuant thereunder as it, in its discretion, determines appropriate, provided, however, that no such amendment, modification, change, suspension or termination may adversely affect any rights of a Participant in any material respect under the Equity Incentive Plan without the consent of the Participant.

Without limiting the generality of the foregoing, but subject to the below, the Plan Administrator may, without Shareholder approval, at any time or from time to time, amend the Equity Incentive Plan for the purposes of making:

•        any amendments to the general vesting provisions of each Award;

•        any amendments necessary to comply with the provisions of applicable law and the applicable rules of the Exchange;

•        any amendments necessary in order for Awards to qualify for favorable treatment under the ITA;

•        amendments respecting administration of the Plan including, without limitation, the method or manner of exercise of any Award;

•        any amendment to the provisions of the Equity Incentive Plan regarding certain events affecting TopCo, including, but not limited to, a change in control, reorganization of TopCo’s capital, amalgamation, combination, arrangement, merger or other transaction or reorganization;

•        amendments necessary to suspend or terminate the Plan; and

•        any such changes or corrections which, on the advice of counsel to TopCo, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Plan Administrator must be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants.

Notwithstanding the foregoing and subject to any rules of the Exchange, shareholder approval will be required for any amendment, modification or change that:

•        increases the percentage of TopCo Common Shares reserved for issuance under the Equity Incentive Plan, except pursuant to the provisions in the Equity Incentive Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting TopCo or its capital;

•        reduces the exercise price of an Award (including by cancelling or terminating an Award prior to its expiry date for the purpose of reissuing an Award to the same Participant with a lower exercise price), except pursuant to the provisions in the Equity Incentive Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting TopCo or its capital;

•        extends the term of an Award beyond the original expiry date (except where an expiry date would have fallen within a blackout period applicable to the Participant or within five Business Days following the expiry of such a blackout period);

•        increases or removes the non-employee director participation limits;

•        any amendment increasing the maximum aggregate number of Shares that may be subject to issuance at any given time in connection with Awards granted under the Plan, subject to adjustments contemplated in this Plan;

•        permits Awards to be transferred to a person, other than for normal estate settlement purposes or to a trust governed by a registered retirement savings plan, registered retirement income fund, tax free savings account, registered education savings plan or similar plan;

•        changes the eligible participants of the Equity Incentive Plan;

•        deletes or reduces the range of amendments which require shareholder approval; or

•        any other amendment required to be approved by shareholders under applicable law or rules of the Exchange.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the material U.S. federal income tax considerations related to awards and certain transactions under the Equity Incentive Plan, based upon the current provisions of the Code and regulations promulgated thereunder. This summary deals with the general U.S. federal income tax principles that apply and is provided only for general information. It does not describe all U.S. federal tax consequences under the Equity Incentive Plan, nor does it describe state, local, or foreign income tax consequences or U.S. federal employment tax consequences. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

The Equity Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. TopCo’s ability to realize the benefit of any tax deductions described below depends on TopCo’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of TopCo’s tax reporting obligations.

Stock Options.    No income is generally realized by the optionee at the time an option is granted. Generally, (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of TopCo Common Shares on the date of exercise, and TopCo or its subsidiaries receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the TopCo Common Shares have been held. Special rules will apply where all or a portion of the exercise price of the option is paid by tendering TopCo Common Shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Restricted Share Units, Deferred Share Units, Performance Awards, and Other Share or Performance Based Awards.    The current federal income tax consequences of other awards authorized under the Equity Incentive Plan are generally subject to tax at the time of payment. TopCo or its subsidiaries generally should be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant at the time the participant recognizes such income.

The participant’s basis for the determination of gain or loss upon the subsequent disposition of TopCo Common Shares acquired from a restricted share unit, deferred share unit, performance award, or other share or performance based award will be the amount paid for such shares plus any ordinary income recognized when the shares were originally delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Parachute Payments.    The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either TopCo or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% U.S. federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 409A.    The foregoing description assumes that Section 409A of the Code does not apply to an award under the Equity Incentive Plan. In general, stock options are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option was granted. Restricted share units, deferred share units, performance awards, and other share or performance based awards are subject to Section 409A unless they are settled within two and one-half months after the end of the later of (1) the end of TopCo’s fiscal year in which vesting occurs or (2) the end of the calendar year in which vesting occurs. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax and premium interest in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income.

New Plan Benefits

No awards have been previously granted under the Equity Incentive Plan and no awards have been granted that are contingent on stockholder approval of the Equity Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the Equity Incentive Plan are subject to the discretion of the TopCo Board. Consequently, no new plan benefits table is included in this joint proxy statement/prospectus.

Vote Required for Approval

The approval of the Equity Incentive Plan Proposal requires the affirmative vote of the holders of at least a majority of the shares of Jupiter Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote in person (via the virtual meeting platform) or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the outcome of any vote on the Equity Incentive Plan Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. Each of the NTA Requirement Amendment Proposal and the Equity Incentive Plan Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

All of the Initial Stockholders and Jupiter’s officers, directors and their affiliates are expected to vote any shares of Jupiter Common Stock over which they have voting control (including any Public Shares owned by them) in favor of the Equity Incentive Plan Proposal. On the record date, the Initial Stockholders and Jupiter’s officers, directors and their affiliates collectively beneficially owned and were entitled to vote an aggregate of 3,940,462 Founder Shares and 595,237 Private Shares, representing approximately 75.5% of the issued and outstanding shares of Jupiter Common Stock. As such ownership represents greater than a majority of the shares of Jupiter Common Stock issued and outstanding, Jupiter does not expect to need any of the Public Shares to be voted in favor of the Equity Incentive Plan Proposal in order for the Equity Incentive Plan Proposal to be approved.

When you consider the recommendation of the Jupiter Board to vote in favor of approval of the Equity Incentive Plan Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Initial Stockholders and certain of Jupiter’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. See the section entitled “The Business Combination — Interests of Jupiter’s Initial Stockholders, Directors and Officers in the Business Combination.”

Recommendation of the Board

THE JUPITER BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 4 — THE NTA REQUIREMENT AMENDMENT PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Jupiter stockholders are being asked to consider and vote on the NTA Requirement Amendment Proposal to amend the Jupiter Charter pursuant to the Jupiter Charter Amendment to eliminate (i) the Redemption Limitation and (ii) the requirement that Jupiter shall not consummate an initial business combination unless the Redemption Limitation is not exceeded. All Jupiter stockholders are encouraged to read the Jupiter Charter Amendment attached as Annex E to this proxy statement in its entirety for a more complete description of its terms.

Reasons for the NTA Requirement Amendment Proposal

The purpose of the NTA Requirement Amendment Proposal is to eliminate from the Jupiter Charter the Redemption Limitation and the requirement that Jupiter shall not consummate an initial business combination unless the Redemption Limitation is not exceeded. The elimination of these provisions from the Jupiter Charter could facilitate the consummation of the Business Combination if Jupiter’s (or the Combined Company’s) net tangible assets would be below $5,000,001 immediately after the Closing.

Jupiter is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The initial purpose of the Redemption Limitation requirements in the Jupiter Charter was to ensure that Jupiter would not be subject to the “penny stock” rules of the SEC as long as it complied with the Redemption Limitation, and to therefore not be deemed a “blank check company” as defined under Rule 419 of the Securities Act, because it complied with Rule 3a51-1(g)(1) under the Exchange Act (the “NTA Rule”).

Under Rule 419 of the Securities Act, the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Under Rule 3a51-1, the term “penny stock” is defined to mean any equity security, unless that equity security fits within certain enumerated exclusions.

The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC, and Jupiter believes that it can rely on another exclusion, Rule 3a51-1(a)(2) under the Exchange Act (the “National Exchange Rule”), due to its being listed on Nasdaq. The National Exchange Rule excludes from the definition of “penny stock” any equity security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria in the rule.

Jupiter believes that Nasdaq has initial listing standards that meet the criteria identified in the National Exchange Rule. As Jupiter’s securities are listed on Nasdaq and have been since the consummation of the IPO, Jupiter believes that it can rely on the National Exchange Rule to avoid being subject to the “penny stock” rules of the SEC. Therefore, Jupiter has determined that the inclusion of the Redemption Limitation requirements in the Jupiter Charter is unnecessary. Additionally, because the shares of Jupiter Common Stock will be exchanged for TopCo Common Shares in connection with the consummation of the Business Combination, and TopCo has applied to list the TopCo Common Shares on Nasdaq in connection with the Closing, the TopCo Common Shares, if approved for listing on Nasdaq, are expected to avoid being deemed a “penny stock” pursuant to the National Exchange Rule.

Consequences if the NTA Requirement Amendment Proposal is Approved

If the NTA Requirement Amendment Proposal is approved, subject to the approval of the Business Combination Proposal, and the Jupiter Board determines to implement the Jupiter Charter Amendment, such amendment will be filed with the Secretary of State of the State of Delaware prior to the Closing, and all of the references in this proxy statement/prospectus to the “Jupiter Charter” will be deemed to mean the Jupiter Charter as amended by the Jupiter Charter Amendment, as the context requires. Upon completion of the Business Combination, the Public Stockholders will no longer be stockholders of Jupiter but will instead be TopCo shareholders, and the TopCo Articles will take effect. See “Comparison of Corporate Governance and Rights of Holders of Shares” for a further discussion of the different rights associated with the securities of Jupiter and TopCo.

Additionally, if the NTA Requirement Amendment Proposal is approved and implemented and the Business Combination is consummated, but TopCo is not listed on Nasdaq or another national securities exchange at Closing (and Filament and Jupiter waive such condition to Closing), or if TopCo is subsequently delisted, and fails to have net tangible assets of at least $5,000,001, TopCo may become subject to the “penny stock” rules, which may make it more difficult to trade TopCo securities or otherwise materially adversely affect the market liquidity or market price of such securities. For more information, see the section entitled “Risk Factors — Additional Risks Related to TopCo and Its Securities Following the Business Combination — There can be no assurance that the TopCo Common Shares that will be issued in connection with the Business Combination or the TopCo Warrants will be approved for listing on Nasdaq or, if approved, that they will continue to be so listed following the closing of the Business Combination, or that TopCo will be able to comply with the continued listing standards of Nasdaq.”

Consequences if the NTA Requirement Amendment Proposal is Not Approved

If the NTA Requirement Amendment Proposal is not approved and there are significant requests for redemption such that the Redemption Limitation would be exceeded, the Redemption Limitation may prevent Jupiter from being able to consummate the Business Combination even if all other conditions to Closing are met. The Jupiter Board believes that it is advisable for Jupiter to be permitted to effect redemptions and proceed with the Business Combination irrespective of the Redemption Limitation requirements.

Vote Required for Approval

The approval of the NTA Requirement Amendment Proposal requires the affirmative vote of the holders of at least sixty-five percent (65%) of the outstanding shares of Jupiter Common Stock entitled to vote thereon at the Special Meeting. Accordingly, a stockholder’s failure to vote in person (via the virtual meeting platform) or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Requirement Amendment Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. Each of the NTA Requirement Amendment Proposal and the Equity Incentive Plan Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

All of the Initial Stockholders and Jupiter’s officers, directors and their affiliates are expected to vote any shares of Jupiter Common Stock over which they have voting control (including any Public Shares owned by them) in favor of the NTA Requirement Amendment Proposal. On the record date, the Initial Stockholders and Jupiter’s officers, directors and their affiliates collectively beneficially owned and were entitled to vote an aggregate of 3,940,462 Founder Shares and 595,237 Private Shares, representing approximately 75.5% of the issued and outstanding shares of Jupiter Common Stock. As such ownership represents greater than sixty-five percent (65%) of the shares of Jupiter Common Stock issued and outstanding, Jupiter does not expect to need any of the Public Shares to be voted in favor of the NTA Requirement Amendment Proposal in order for the NTA Requirement Amendment Proposal to be approved.

When you consider the recommendation of the Jupiter Board to vote in favor of approval of the NTA Requirement Amendment Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Initial Stockholders and certain of Jupiter’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. See the section entitled “The Business Combination — Interests of Jupiter’s Initial Stockholders, Directors and Officers in the Business Combination.”

Recommendation of the Board

THE JUPITER BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF the NTA Requirement Amendment Proposal.

PROPOSAL NO. 5 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Jupiter Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived.

In no event will the Jupiter Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Jupiter Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Jupiter stockholders, the Jupiter Board may not be able to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of Jupiter Common Stock entitled to vote thereon and voted, in person (via the virtual meeting platform) or by proxy, at the Special Meeting. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote in person (via the virtual meeting platform) or by proxy at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the outcome of any vote on the Adjournment Proposal.

The Closing is conditioned on the adoption of the Business Combination Proposal. Each of the NTA Requirement Amendment Proposal and the Equity Incentive Plan Proposal is also conditioned on the adoption of the Business Combination Proposal. The Business Combination Proposal, the Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the adoption of any other proposal set forth in this proxy statement/prospectus.

All of the Initial Stockholders and Jupiter’s officers, directors and their affiliates are expected to vote any shares of Jupiter Common Stock over which they have voting control (including any Public Shares owned by them) in favor of the Adjournment Proposal. On the record date, the Initial Stockholders and Jupiter’s officers, directors and their affiliates collectively beneficially owned and were entitled to vote an aggregate of 3,940,462 Founder Shares and 595,237 Private Shares, representing approximately 75.5% of the issued and outstanding shares of Jupiter Common Stock. As such ownership represents greater than a majority of the shares of Jupiter Common Stock issued and outstanding, Jupiter does not expect to need any of the Public Shares to be voted in favor of the Adjournment Proposal in order for the Adjournment Proposal to be approved.

When you consider the recommendation of the Jupiter Board to vote in favor of approval of the Adjournment Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Initial Stockholders and certain of Jupiter’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with, your interests as a stockholder. See the section entitled “The Business Combination — Interests of Jupiter’s Initial Stockholders, Directors and Officers in the Business Combination.”

Recommendation of the Board

THE JUPITER BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT TOPCO

TopCo, a British Columbia corporation, was incorporated pursuant to the BCBCA on July 14, 2023. TopCo was formed solely for the purpose of consummating the Business Combination described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. After completion of the Business Combination, Filament and the Surviving Company will become wholly-owned subsidiaries of TopCo and TopCo will become a publicly-traded company.

TopCo has applied for listing, to be effective upon the Closing, of the TopCo Common Shares and TopCo Warrants on Nasdaq under the proposed symbols “FHFH” and “FHFHW,” respectively. TopCo intends to apply to list the TopCo Common Shares on Cboe Canada under the symbol “          ,” in connection with the Closing. Under the terms of the Business Combination Agreement, the approval for listing of the TopCo Common Shares on Nasdaq is a condition to Closing. There is no assurance that TopCo will be able to satisfy Nasdaq or Cboe Canada listing criteria or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Jupiter’s stockholders will not have certainty as to whether the TopCo Common Shares and TopCo Warrants will be listed on a national securities exchange following the Business Combination at the time they vote on the Business Combination Proposal or decide whether to redeem their Public Shares in connection with the Business Combination Proposal. TopCo will not have units traded following the consummation of the Business Combination.

TopCo’s registered and records office is located at 2900-550 Burrard Street, Vancouver, British Columbia, Canada V6C 0A3.

INFORMATION ABOUT JUPITER

References in this section to “we,” “us,” “our,” “the Company” or “Jupiter” generally refer to Jupiter Acquisition Corporation.

Overview

Jupiter is a blank check company incorporated as a Delaware corporation on June 17, 2020, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On July 7, 2020, Jupiter issued an aggregate of 5,750,000 Founder Shares to the Sponsor and Jupiter’s independent directors for an aggregate price of $25,000, or approximately $0.004 per share. On July 23, 2021, the Sponsor forfeited 1,437,500 Founder Shares, resulting in an aggregate of 4,312,500 Founder Shares outstanding. The Sponsor transferred to certain of the underwriters of the IPO and certain of their employees an aggregate of 240,001 Founder Shares at the original purchase price. On August 25, 2021, in connection with the underwriters’ election to partially exercise their over-allotment option and the forfeiture of the remaining portion of such over-allotment option, an aggregate of 372,038 Founder Shares were forfeited to Jupiter at no cost, and 3,940,462 Founder Shares remain outstanding. On April 20, 2023, pursuant to the Class B Conversion in connection with the Extension, all Founder Shares were converted from shares of Jupiter Class B Common Stock to shares of Jupiter Class A Common Stock on a one-for-one basis.

On August 12, 2021, the registration statement relating to the IPO was declared effective by the SEC. On August 17, 2021, Jupiter consummated the IPO of 15,000,000 Public Units at a price of $10.00 per Public Unit, generating gross proceeds of $150,000,000. On August 23, 2021, pursuant to the partial exercise of the IPO underwriters’ over-allotment option, Jupiter consummated the sale of an additional 761,850 Public Units at a price of $10.00 per Public Unit, generating gross proceeds of $7,618,500. Simultaneously with the consummation of the IPO, the Sponsor and certain of the underwriters of the IPO and certain of the underwriters’ employees purchased an aggregate of 580,000 Jupiter Private Units at a price of $10.00 per Jupiter Private Unit, generating total gross proceeds of $5,800,000. Simultaneously with the closing of the partial exercise of the over-allotment option, Jupiter consummated the sale of an aggregate of 15,237 additional Jupiter Private Units at $10.00 per additional Jupiter Private Unit to such purchasers, generating total gross proceeds of $152,370. After deducting underwriting fees (excluding the initially deferred portion of $5,516,648) and offering expenses, the total net proceeds from the IPO, including the partial exercise of the over-allotment option, and the Private Placement of the Jupiter Private Units was $159,794,923, of which $157,618,500 (or $10.00 per Public Unit sold in the IPO) was placed in the Trust Account, with Continental acting as trustee.

Of the aggregate 15,761,850 Public Units sold in the IPO, 13,365,000 Public Unit were purchased by the Anchor Investors. In connection with the closing of the IPO, the Anchor Investors each acquired from the Sponsor an indirect economic interest in 100,000 Founder Shares (or an aggregate of 900,000 Founder Shares) at the original purchase price that the Sponsor paid for the Founder Shares. The Sponsor has agreed to distribute such Founder Shares to the Anchor Investors after the completion of Jupiter’s initial business combination.

On March 31, 2023, Nomura, an underwriter of the IPO, agreed to waive its entitlement to the deferred underwriting commissions of $4,046,657 owed or payable to Nomura pursuant to the underwriting agreement for the IPO. On April 12, 2023, Brookline and Ladenburg, constituting all of the underwriters of the IPO (other than Nomura), notified Jupiter pursuant to a letter dated as of April 6, 2023, that each of Brookline and Ladenburg agreed to waive its entitlement to the cash payment of deferred underwriting commissions owed or payable pursuant to the underwriting agreement for the IPO and will each accept 150,000 common shares, totaling an aggregate of 300,000 common shares, of the surviving company of Jupiter’s initial business combination in full satisfaction of the aggregate $1,469,991 that would be payable to such underwriters upon the closing of Jupiter’s initial business combination pursuant to the underwriting agreement for the IPO.

On April 18, 2023, at the Jupiter Extension Meeting, Jupiter’s stockholders approved, among other matters, (i) an amendment to the Jupiter Charter to extend the date by which Jupiter must consummate an initial business combination from August 17, 2023 to December 17, 2023, or such earlier date as determined by the Jupiter Board, and (ii) an amendment to the Trust Agreement to provide for the Extension. In connection with the implementation of the Extension, (i) on April 20, 2023, the Initial Stockholders voluntarily elected to convert all Founder Shares from shares of Jupiter Class B Common Stock to shares of Jupiter Class A Common Stock on a one-for-one basis in accordance with the Jupiter Charter, and (ii) Jupiter redeemed 14,286,357 shares of Jupiter Class A Common Stock tendered for redemption by the Public Stockholders, at a redemption price of approximately $10.16 per share, for an aggregate redemption amount of approximately $145.2 million. Upon completion of the Class B Conversion and such redemption, 6,011,192 shares of Jupiter Class A Common Stock and no shares of Jupiter Class B Common Stock remain issued and outstanding. Notwithstanding the Class B Conversion, the holders of Founder Shares will not be entitled to receive any funds held in the Trust Account with respect to any such converted shares.

Except with respect to interest earned on the funds held in the Trust Account that may be released to Jupiter to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), none of the funds held in the Trust Account will be released from the Trust Account until the earliest of (i) the completion of Jupiter’s initial business combination, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Jupiter Charter (A) to modify the substance or timing of Jupiter’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if Jupiter does not complete its initial business combination by December 17, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) Jupiter’s redemption of the Public Shares if it does not complete its initial business combination within the required time period.

The publicly traded Jupiter Units began trading on August 13, 2021 on Nasdaq under the symbol “JAQCU.” Commencing on October 1, 2021, the shares of Jupiter Class A Common Stock and Jupiter Warrants comprising the publicly traded Jupiter Units began separate trading on Nasdaq under the symbols “JAQC” and “JAQCW,” respectively. Those publicly traded Jupiter Units not separated continue to trade on Nasdaq under the symbol “JAQCU.”

Initial Business Combination

Jupiter’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If the Jupiter Board is not able to independently determine the fair market value of Jupiter’s initial business combination, Jupiter will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. As discussed in the section entitled “The Business Combination — Satisfaction of 80% Test,” the Jupiter Board determined that this test was met in connection with the Business Combination.

Submission of the Business Combination to a Stockholder Vote

Jupiter is providing the Public Stockholders with Redemption Rights in connection with the Business Combination in accordance with the Jupiter Charter. Public Stockholders electing to exercise their Redemption Rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Jupiter (net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. Public Stockholders are not required to vote against the Business Combination Proposal or any other proposal set forth in this proxy statement/prospectus in order to exercise their Redemption Rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their Redemption Rights will not be entitled to receive such payments.

Jupiter will consummate the Business Combination only if a majority of the outstanding shares of Jupiter Common Stock voted are voted in favor of the Business Combination Proposal. The Initial Stockholders and Jupiter’s directors and officers have agreed to vote all of their shares of Jupiter Common Stock in favor of the Business Combination Proposal and not to seek redemption with respect to such shares. None of such persons received any specific consideration for agreeing not to seek redemption of such shares.

Permitted Purchases of Jupiter Securities

Subject to applicable securities laws, the Initial Stockholders and Jupiter’s directors and officers or their affiliates may purchase shares of Jupiter Common Stock in privately negotiated transactions or in the open market either prior to or following the completion of an initial business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of

Jupiter’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Initial Stockholders or Jupiter’s directors, officers or their affiliates purchase shares of Jupiter Common Stock in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. See the section entitled “The Business Combination — Potential Actions to Secure Requisite Stockholder Approvals” for more information.

Redemption Rights for Public Stockholders

Jupiter is providing the Public Stockholders with the opportunity to redeem all or a portion of their Public Shares in connection with the Business Combination at a per share price, payable in cash, equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Jupiter (net of taxes payable), as of two business days prior to the consummation of the Business Combination, subject to the limitations described herein. The Founder Shares and Private Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $15.1 million on June 30, 2023, the estimated per share redemption price would have been approximately $10.35 (as adjusted for interest withdrawn and not yet applied to taxes payable). Public Stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal or any of the other proposals presented at the Special Meeting. Holders of Jupiter Warrants do not have Redemption Rights with respect to their warrants in connection with the Business Combination.

The Initial Stockholders and Jupiter’s directors and officers have agreed to waive their Redemption Rights with respect to any shares of Jupiter Common Stock held by them in connection with the completion of the Business Combination. None of such persons received any specific consideration for agreeing not to seek redemption of such shares.

See the section entitled “The Special Meeting of Jupiter Stockholders — Redemption Rights” for more information.

Limitation on Redemption Rights

The Jupiter Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from exercising Redemption Rights with respect to more than an aggregate of 15% of the Public Shares, or the “Excess Shares”, without Jupiter’s prior consent. Jupiter believes this restriction will discourage stockholders from accumulating large blocks of shares and subsequent attempts by such holders to use their ability to exercise their Redemption Rights against a proposed business combination as a means to force Jupiter or its management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the Public Shares could threaten to exercise its Redemption Rights if such stockholder’s shares are not purchased by Jupiter or its management at a premium to the then-current market price or on other undesirable terms. By limiting its stockholders’ ability to exercise Redemption Rights with respect to more than 15% of the Public Shares, Jupiter believes it will limit the ability of a small group of stockholders to unreasonably attempt to block Jupiter’s ability to complete its initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that Jupiter have a minimum net worth or a certain amount of cash. However, Jupiter would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against Jupiter’s initial business combination.

Redemption of Public Shares and Liquidation if No Initial Business Combination

If Jupiter has not completed an initial business combination by December 17, 2023, or such later date as may be approved by Jupiter’s stockholders, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Jupiter to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Jupiter’s remaining stockholders and the Jupiter Board, dissolve and liquidate, subject in each case to Jupiter’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Jupiter Warrants, which will expire worthless if Jupiter fails to complete its initial business combination within the required time period.

Jupiter’s Initial Stockholders, directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Shares held by them if Jupiter fails to complete its initial business combination within the required time period. However, if such persons acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Jupiter fails to complete its initial business combination within the required time period.

The Initial Stockholders and Jupiter’s directors and officers have agreed that they will not propose any amendment to the Jupiter Charter (i) to modify the substance or timing of Jupiter’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if Jupiter does not complete its initial business combination by December 17, 2023 or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless Jupiter provides the Public Stockholders with the opportunity to redeem their Public Shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Jupiter (net of taxes payable), divided by the number of then outstanding Public Shares.

Jupiter expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from funds held outside the Trust Account, although Jupiter cannot assure you that there will be sufficient funds for such purpose. Jupiter will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations it may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, Jupiter may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If Jupiter is unable to complete an initial business combination and expends all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon Jupiter’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Jupiter’s creditors which would have higher priority than the claims of Public Stockholders. Jupiter cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, Jupiter’s plan of dissolution must provide for all claims against Jupiter to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before Jupiter makes any distribution of its remaining assets to its stockholders. While Jupiter intends to pay such amounts, if any, Jupiter cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although Jupiter seeks to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will all execute such agreements or even if they do execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Jupiter’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Jupiter’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Jupiter than any alternative. Examples of possible instances where Jupiter may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of the IPO and Jupiter’s independent registered public accounting firm did not provide such a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Jupiter and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to Jupiter if and to the extent any claims by a third party for services rendered or products sold to Jupiter, or a prospective target business with which Jupiter has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Jupiter’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, Jupiter has not asked the Sponsor to reserve for such indemnification obligations, nor has Jupiter independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, and believes that the Sponsor’s only assets are securities of Jupiter. Therefore, Jupiter cannot assure you that the Sponsor would be able to satisfy those obligations. None of Jupiter’s directors or officers will indemnify Jupiter for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Jupiter’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Jupiter currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations, it is possible that the independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Jupiter has not asked the Sponsor to reserve for such indemnification obligations and cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, Jupiter cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Public Share.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Jupiter does not complete an initial business combination by December 17, 2023 (or such later date as may be approved by its stockholders) may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Jupiter does not complete an initial business combination by December 17, 2023 (or such later date as may be approved by its stockholders) is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

Because Jupiter will not be complying with Section 280, Section 281(b) of the DGCL requires Jupiter to adopt a plan, based on facts known to Jupiter at such time that will provide for Jupiter’s payment of all existing and pending claims or claims that may be potentially brought against Jupiter within the subsequent ten years. However, because

Jupiter is a blank check company, rather than an operating company, and Jupiter’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Jupiter’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

If Jupiter files a bankruptcy petition or an involuntary bankruptcy petition is filed against Jupiter that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Jupiter’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Jupiter’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Jupiter cannot assure you it will be able to return $10.00 per share to the Public Stockholders. Additionally, if Jupiter files a bankruptcy petition or an involuntary bankruptcy petition is filed against Jupiter that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by Jupiter’s stockholders. Furthermore, the Jupiter Board may be viewed as having breached its fiduciary duty to Jupiter’s creditors and/or may have acted in bad faith, thereby exposing itself and Jupiter to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Jupiter cannot assure you that claims will not be brought against it for these reasons.

The Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of Jupiter’s initial business combination, (ii) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend any provisions of the Jupiter Charter (A) to modify the substance or timing of Jupiter’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if Jupiter does not complete its initial business combination by December 17, 2023 (or such later date as may be approved by its stockholders) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of the Public Shares if Jupiter does not complete an initial business combination by December 17, 2023 (or such later date as may be approved by its stockholders), subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account.

Facilities

Jupiter currently maintains its principal executive offices at 11450 SE Dixie Hwy, Suite 105, Hobe Sound, FL 33455. The cost for this space is included in the $15,000 per-month aggregate fee an affiliate of the Sponsor began charging Jupiter for office space, utilities and secretarial and administrative support, commencing on August 12, 2021 pursuant to a letter agreement between Jupiter and such affiliate of the Sponsor. Jupiter considers its current office space adequate for its current operations.

Employees

Jupiter currently has four officers. These individuals are not obligated to devote any specific number of hours to Jupiter matters but they intend to devote as much of their time as they deem necessary to Jupiter’s affairs until Jupiter has completed its initial business combination. The amount of time they will devote in any time period will vary based on the stage of the initial business combination process. Jupiter’s officers are presently devoting such time as they deem necessary to facilitating the Business Combination. Jupiter does not intend to have any full-time employees prior to the completion of its initial business combination.

Periodic Reporting and Audited Financial Statements

Jupiter has registered the Jupiter Units, Jupiter Class A Common Stock and Jupiter Warrants under the Exchange Act and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. Such reports and other information filed by Jupiter with the SEC are available free of charge on the SEC’s website at www.sec.gov. The content of this website is not incorporated into this proxy statement/prospectus. In accordance with the requirements of the Exchange Act, Jupiter’s annual reports contain financial statements audited and reported on by its independent registered public accountants.

Jupiter was required to evaluate and report on its internal control procedures for the fiscal year ended December 31, 2022 as required by the Sarbanes-Oxley Act. Only in the event Jupiter is deemed to be a large accelerated filer or an accelerated filer, and no longer qualifies as an emerging growth company, will Jupiter be required to have its internal control procedures audited. Jupiter filed a Registration Statement on Form 8-A with the SEC to register its securities under Section 12 of the Exchange Act. As a result, Jupiter is subject to the rules and regulations promulgated under the Exchange Act.

Jupiter is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, Jupiter is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Jupiter intends to take advantage of the benefits of this extended transition period.

Jupiter will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which it has total annual gross revenue of at least $1.235 billion, or (c) in which it is deemed to be a large accelerated filer, which means the aggregate worldwide market value of the shares of Jupiter Common Stock that are held by non-affiliates equals or exceeds $700 million as of the prior June 30th, and (2) the date on which it has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, Jupiter is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Jupiter will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the shares of Jupiter Common Stock held by non-affiliates equals or exceeds $250 million as of the prior June 30th, and (2) its annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of the shares of Jupiter Common Stock held by non-affiliates equals or exceeds $700 million as of the prior June 30th.

Directors and Executive Officers

Jupiter’s directors and executive officers are as follows:

Name	Age	Position
James N. Hauslein	64	Chairman, Chief Executive Officer and Chief Financial Officer
James N. Clarke	50	Vice Chairman
Gaurav Burman	51	President and Director
Jonathan Leong	46	Executive Vice President of Strategy and M&A
Robert A. Knox	71	Director
George L. Pita	62	Director
John D. White, Jr.	65	Director

James N. Hauslein has served as Jupiter’s Chairman, Chief Executive Officer and Chief Financial Officer since its inception. Mr. Hauslein has served as the President and Managing Director of Hauslein & Company, Inc., a private investment firm, since 1991. In February 2015, Mr. Hauslein led the recapitalization/acquisition of Big Time Products LLC (“Big Time”), a leading supplier of workplace hand protection and related products into consumer DYI/Pro retail stores, with Big Time’s co-founders and three institutional investors. Mr. Hauslein served as Big Time’s Executive Chairman from February 2015 to September 2018 and Chief Executive Officer from November 2017 to September 2018. Under Mr. Hauslein’s leadership, Big Time completed its first add-on acquisition in August 2015 and its second add-on acquisition in May 2016. In October 2018, Big Time was sold to the Hillman Group (a portfolio company of CCMP). In 1991, Mr. Hauslein led the buyout of Sunglass Hut International,

Inc. (formerly Nasdaq: RAYS) (“Sunglass Hut”). Mr. Hauslein served as Chairman of Sunglass Hut from 1991 to 2001 and served as Chief Executive Officer from May 1997 to January 1998 and January 2001 to April 2001. During Mr. Hauslein’s involvement with Sunglass Hut, the company increased its revenue through organic growth and acquisitions from approximately $37 million in 1987 to approximately $680 million in fiscal 2000 prior to its sale to Luxottica Group SpA (Milan and formerly NYSE: LUX). While at Sunglass Hut, Mr. Hauslein presided over numerous add-on acquisitions in the United States and Australia as well as organic growth in North America, the Caribbean, and Europe and a joint venture in Singapore. At the time of Luxottica Group’s acquisition, Sunglass Hut operated approximately 2,000 company-owned Sunglass Hut, Watch Station, Watch World, and combination stores in the United States, Canada, the Caribbean, Europe, Asia, Australia and New Zealand. Mr. Hauslein was the primary sponsor and Chief Executive Officer of Atlas Acquisition Holdings Corp., a $200 million SPAC that completed its initial public offering in 2008. Mr. Hauslein has also served on the board of directors of Freedom Acquisition Holdings (formerly AMEX: FRH), a $528 million general purpose blank check company that initially completed a business combination with GLG Partners, Inc. (formerly NYSE: GLG) (“GLG Partners”) in a transaction valued at approximately $3.4 billion, GLG Partners, a $25 billion in asset alternative asset manager sold to the Mann Group in October 2010, Liberty Acquisition Holdings Corp. (formerly NYSE AMEX: LIA), a $1 billion SPAC that merged with Grupo Prisa in an $8 billion merger completed in November 2010, Elephant Capital LLC, a publicly traded private equity investment firm headquartered in Delhi, India, and Easterly Acquisition Corporation, a $200 million SPAC. From January 2021 to July 2022, Mr. Hauslein served as a director of Brookline Capital Acquisition Corp., a $57.5 million SPAC focused on the life sciences industry that competed its initial public offering in February 2021 and its business combination with Apexigen, Inc. in July 2022. Mr. Hauslein is currently a member of the board of directors of the Aircraft Owners & Pilots Association and the American Swiss Foundation, and was formerly a Trustee of the Pine School and a director of The Jamestown Foundation. Mr. Hauslein received a Master of Business Administration from Cornell University’s Johnson Graduate School of Management in 1984 and a Bachelor of Science in Chemical Engineering from Cornell University in 1981. He was previously a member of each of the Advisory Council of Cornell’s Entrepreneurship and Personal Enterprise program, The Johnson Graduate School of Management, the Athletics Advisory Council and the Engineering College Advisory Council. Jupiter believes Mr. Hauslein is well qualified to serve on the Jupiter Board based on his extensive leadership, business and investment experience, including prior SPAC experience and broad knowledge of private equity and mergers and acquisitions.

James N. Clarke has served as Jupiter’s Vice Chairman since August 2021. Mr. Clarke is the Founder and current CEO of Clearlink, as well as the Managing Partner of Clarke Capital Partners (“Clarke Capital”), a Family Office founded in 2011. In 2001, he founded and led Utah-based online retailer, Clearlink, until it was acquired in 2011 by Pamlico Capital (formerly Wachovia). Clearlink was subsequently acquired in 2016 by Sykes, and then in 2021 by Sitel Group — from whom Clarke Capital recently re-purchased a significant interest, paving the way for Mr. Clarke to return as CEO in January 2022. Mr. Clarke oversaw the 2017 initial public offering of PetIQ where he previously served as Chairman of the Board until May 2016 and as Board Member and Chair of the Nomination and Governance Committee until December 2020. Mr. Clarke has also served as chair or director on the boards of various private and public companies in the U.S. and abroad, currently serving as the Chairman of Brandless since May 2020. Mr. Clarke has served as a trustee and board member of universities, as well as regional and global non-profit organizations, just concluding his term as the governor-appointed Chair of the Board of Trustees for Utah Valley University — Utah’s largest university — in July 2023. Mr. Clarke is currently serving as the Honorary Consul to the United Kingdom for the State of Utah. Mr. Clarke is the Founder and Co-chair of The Labor & Honor Foundation, the Clarke family foundation, which focuses on poverty alleviation, education, and the arts. Mr. Clarke earned an AA in Business from Brigham Young University Idaho in 1996, completed the Harvard Business School Owner/President Management (OPM) program in 2007 and earned a Master of Science Degree in Major Program Management from the University of Oxford in 2012.

Gaurav Burman has served as Jupiter’s President and one of Jupiter’s directors since August 2021. He has over 25 years of private equity and operational experience, with a considerable focus on the consumer, media, healthcare and financial services industries. Mr. Burman is a fifth-generation member of the family that founded Dabur India Ltd. (“Dabur”) 130 years ago. Dabur is one of the largest branded consumer goods companies in India with approximately US$2 billion in revenue and over US$12 billion in market capitalization. The Burman family continues to own approximately 70% of Dabur. Mr. Burman sits on the Board of Dabur International Ltd., the holding company for Dabur’s international business activities, and manages Burman Family Holdings, a private investment firm, which has invested over $500 million in the last 20 years and includes joint ventures with leading Fortune 100 companies globally such as Aviva Life Insurance, Experian and Yum Brands. Mr. Burman was President of Atlas Acquisition Holdings Corp., a $200 million SPAC that completed its initial public offering in 2008, and founded Elephant Capital in 2006, a US$100 million AIM, London Stock Exchange listed fund focused on investing in growth companies in India. Mr. Burman was a member of Dresdner’s Global Private Equity Group in London and New York from 1997 to 2006 and began his career in the Business Development Group of Dabur from 1993 to 1997. Mr. Burman is a board member of DMI Finance Pvt. Ltd., Experian India, Healthcare at Home India and Burman Hospitality, serves on the International Board of Tufts University, the Board of the Peggy Guggenheim Collection in Venice, Italy, and the Advisory Board of Sesame Street India, and is also a member of the Young Presidents Organisation. Mr. Burman also previously served as a board member of M3 India. Mr. Burman received a Bachelor of Arts Degree in Economics and History from Tufts University in 1993. Jupiter believes Mr. Burman is well qualified to serve on the Jupiter Board based on his extensive investment, private equity and diversified board experience, including prior SPAC experience.

Jonathan Leong has served as Jupiter’s Executive Vice President of Strategy and M&A since August 2021. He has 20 years of Investment Banking experience in the Consumer & Retail industries. Mr. Leong was a Managing Director and Co-Head of the Food Investment Banking Group at Nomura from 2017 to 2020. Prior to Nomura, Mr. Leong was a Managing Director in the Consumer Investment Banking Group at Jefferies LLC from 2014 to 2016, and prior to that was a Principal in the Consumer & Retail Investment Banking Group at Bank of America Merrill Lynch (and its predecessor firm, Banc of America Securities LLC) from 2001 to 2014 in New York and London. He received his Bachelor of Arts in French and Business Studies from the University of Sheffield in 2000.

Robert A. Knox has served as one of Jupiter’s directors since August 2021. Mr. Knox is the Senior Managing Director of Cornerstone Equity Investors, L.L.C. (“Cornerstone”), a private equity firm which he founded in 1984. The investment principals of Cornerstone have funded over 120 companies through middle market buyouts and expansion financings since 1984, including Dell Computer, Health Management Associates, Linear Technology, Micron Technology, Centurion, Team Health Corporation, Comdata and Sunglass Hut. Cornerstone manages the capital of its founding general partners and does not manage institutional investments. Prior to the formation of Cornerstone, Mr. Knox was Chairman and Chief Executive Officer of Prudential Equity Investors, Inc., the private equity subsidiary of Prudential Financial, where he designed and executed the initial Alternative Asset investment strategy at Prudential. During his investment career, Mr. Knox has served on the boards of more than 25 private and public companies, including as the lead independent director and chair of the compensation committee of Health Management Associates, Inc. (NYSE: HMA) prior to its acquisition by Community Health Systems. Mr. Knox was also a trustee of Boston University for over 20 years, serving as the Chairman of the Board of Trustees from 2008 to 2016. Mr. Knox received a Bachelor of Arts in Economics from Boston University in 1974, a Master of Business Administration from Boston University in 1975 and an Honorary Degree from Boston University in 2017. Jupiter believes Mr. Knox is well qualified to serve on the Jupiter Board based on his extensive leadership and business experience, including his service on numerous corporate boards, expertise in the healthcare sector and broad experience in technology and consumer product companies.

George L. Pita has served as one of Jupiter’s directors since August 2021. From February 2013 until March 2023, Mr. Pita served as the Executive Vice President and Chief Financial Officer of MasTec, Inc. (NYSE: MTZ), an energy and telecommunications infrastructure construction company. During this tenure, MasTec annual revenue grew from approximately $4 billion in 2013 to approximately $9.8 billion in 2022. Mr. Pita previously served as Executive Vice President and Chief Financial Officer of Stuart Weitzman Holdings, LLC from 2007 to 2013, where he played a key management role during the $550 million sale of the company to Jones Group (formerly NYSE: JAG) in 2010. From April 2002 to June 2007, Mr. Pita served in various positions at Perry Ellis International (formerly Nasdaq: PERY), a leading apparel company, including as Executive Vice President and Chief Financial Officer from 2004 to 2007. From 1989 to 2002, Mr. Pita served in a variety of financial and operating positions, including Chief Financial Officer, at Sunglass Hut (formerly Nasdaq: RAYS), where he played a key role in the $650 million sale of the company to the Luxottica Group SpA (Milan and formerly NYSE: LUX) in 2001. Mr. Pita began his career in the audit division of Arthur Andersen, LLP, and was a certified public accountant for over 30 years. Since July 2021, Mr. Pita has served as a director and member of the audit and reserves committees of Ovintiv Inc. (NYSE: OVV), becoming audit committee chair in May 2022. He is also a member of the advisory board for the Miami Business School of Accounting and serves as a board member of various non-profit entities including Goodwill Industries of South Florida and Easter Seals of South Florida. From January 2008 through February 2010, Mr. Pita served as a special advisor to Atlas Acquisition Holdings Corp. (formerly AMEX: AXG), a $200 million SPAC that completed its initial public offering in

2008. Mr. Pita received a Bachelor of Business Administration from the University of Miami in 1983. Jupiter believes Mr. Pita is well qualified to serve on the Jupiter Board based on his accounting expertise and extensive leadership and business experience, including his management positions in both public company and private equity portfolio entities.

John D. White, Jr. has served as one of Jupiter’s directors since August 2021. Mr. White is currently Managing Member of Founders Equity, Inc. (“Founders”), and its affiliates, a private equity firm focusing on lower middle market investments. He has over 30 years of investment and operating experience. Since 1994, Mr. White has been a partner at Founders where he has led a number of investments through its investment funds and on a direct basis. At Founders, Mr. White has led the investment activities, has served and currently serves on the boards of a number of Founders’ portfolio companies, and has led all investment activities in healthcare and information tech-enabled services. Since September 2022, Mr. White has also joined MB Global Partners, a New York-based private equity firm focused on investing in special situations and opportunistic credit markets, as Managing Principal and currently serves on the Board of Pape-Dawson Consulting Engineers Holdings, LLC. Mr. White received his MBA from The Wharton School in 1987, Masters in Taxation from Bentley College in 1985 and Bachelor of Science in Accounting and Finance from Babson College in 1980. Jupiter believes Mr. White is well qualified to serve on the Jupiter Board based on his extensive experience leading financial transactions.

Special Advisors

Jupiter currently expects its special advisors, to (i) assist Jupiter in sourcing and negotiating with potential business combination targets, (ii) provide business insights when Jupiter assesses potential business combination targets and (iii) upon Jupiter’s request, provide business insights as Jupiter works to create additional value in the business or businesses that Jupiter acquires. In this regard, Jupiter’s special advisors fulfil some of the same functions as the Jupiter Board; however, they do not owe any fiduciary obligations to Jupiter nor do they perform board or committee functions or have any voting or decision-making capacity on Jupiter’s behalf. They are also not required to devote any specific amount of time to Jupiter’s efforts. None of Jupiter’s special advisors have any employment, consulting fee or other similar compensation arrangements with Jupiter.

James Harrison, one of Jupiter’s special advisors, has over 25 years of experience operating and investing in several Consumer, Technology, Financial and Healthcare businesses, and is a Partner and Managing Director of Clarke Capital. Mr. Harrison is currently a Director of Brandless, PX and P3T Technologies. From 2014 to 2018, Mr. Harrison was the CEO of Contour. Mr. Harrison is from the UK and before moving to the United States in 2011 was the founder and CEO of Insurancewide.com, one of the earliest insurance comparison websites in the UK, which he founded in 1999 after the successful exit from Safeonline.com, an online security company he founded in 1997. Mr. Harrison earned a Bachelor of Arts in Politics and Spanish from the University of Bristol in 1994 and completed the Harvard Business School Owner/President Program (OPM) in 2007.

Paul Smucker Wagstaff, one of Jupiter’s special advisors, has over 25 years of operating experience as a senior executive in the Food industry. Mr. Wagstaff is a fifth-generation member of the Smucker family that founded the food company, The J.M. Smucker Co. (NYSE: SJM) (“Smucker”). From 1996 to 2015, Mr. Wagstaff held increasingly senior roles at Smucker including Board Member and President of U.S. Retail Consumer Foods, a division with over $2 billion in revenue. From 2015 to 2018, Mr. Wagstaff was the CEO of Eagle Foods, which he founded in partnership with Kelso & Company. Eagle Foods was a platform company that successfully carved-out the Eagle brand from Smucker and completed two add-ons acquisitions of Cornfield’s Inc. and Popcorn Indiana. Since 2018, Mr. Wagstaff has been the Co-Founder of Embassy Park, a private investment and advisory firm in the Consumer sector. Mr. Wagstaff is a Board Member of leading Canadian dairy cooperative, Agropur, pet food contract manufacturing business, Alphia, and Pepperdine University’s Graziadio Business School. Mr. Wagstaff earned a Bachelor of Science in International Relations from the College of Wooster in 1992 and a Master’s of International Business from Pepperdine University in 1994.

Number and Terms of Office of Officers and Directors

The Jupiter Board consists of five directors and is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Jupiter’s first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Mr. White, expired at the Jupiter Extension Meeting, and Mr. White was re-elected at the Jupiter Extension Meeting to serve an additional three-year term. The term of office of the second class of directors, consisting of Messrs. Knox and Pita, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Hauslein and Burman, will expire at the third annual meeting of stockholders.

Jupiter’s officers are appointed by the Jupiter Board and serve at the discretion of the Jupiter Board, rather than for specific terms of office. The Jupiter Board is authorized to appoint persons to the offices set forth in the Jupiter Bylaws as it deems appropriate. The Jupiter Bylaws provide that Jupiter’s officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the Jupiter Board.

Director Independence

Nasdaq listing standards require that a majority of the Jupiter Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Jupiter Board has determined that each of Messrs. Knox, Pita and White are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Jupiter’s independent directors have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of Jupiter’s officers has received any cash compensation for services rendered to Jupiter. Commencing on August 12, 2021, Jupiter is obligated to pay an affiliate of the Sponsor an aggregate of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of Jupiter’s initial business combination or its liquidation, Jupiter will cease paying these monthly fees. In no event will the Sponsor or any of Jupiter’s existing officers, directors or special advisors, or any of their respective affiliates, be paid any finder’s fee, reimbursement, consulting fee, monies in respect of any payment of a loan or other compensation by Jupiter prior to, or in connection with any services rendered for any services they render in order to effectuate, the completion of Jupiter’s initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Jupiter’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Jupiter does not have a policy that prohibits the Sponsor or any of Jupiter’s existing officers, directors or special advisors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. Jupiter’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor or any of Jupiter’s existing officers, directors or special advisors, or any of Jupiter’s or their respective affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, Jupiter do not expect to have any additional controls in place governing reimbursement payments to its directors and officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the Business Combination, certain of Jupiter’s current directors may continue to serve on the TopCo Board and may be paid director fees or other compensation by TopCo. For further details on such anticipated compensation, to the extent currently known, see the section entitled “Management after the Business Combination.”

Committees of the Board of Directors

The Jupiter Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of Jupiter’s audit committee, compensation committee and nominating and corporate governance committee is composed solely of independent directors.

Audit Committee

Jupiter’s audit committee consists of Messrs. Pita (chair), Knox and White, each of whom is an independent director under Nasdaq’s listing standards and applicable SEC rules. Each member of the audit committee is financially literate, and the Jupiter Board has determined that Mr. Pita qualifies as an “audit committee financial expert” as defined in applicable SEC rules because he meets the requirement for past employment experience in finance or accounting, requisite professional certification in accounting or comparable experience. The audit committee’s duties, which are specified in the Audit Committee Charter, include, but are not limited to:

•        assisting board oversight of (1) the integrity of Jupiter’s financial statements, (2) Jupiter’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence and (4) the performance of Jupiter’s internal audit function and the independent registered public accounting firm;

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by Jupiter;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by Jupiter, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and Jupiter to assess the independent registered public accounting firm’s independence;

•        meeting to review and discuss Jupiter’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing Jupiter’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Jupiter entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and Jupiter’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Jupiter’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standard Board (the “FASB”), the SEC or other regulatory authorities.

Compensation Committee

Jupiter’s compensation committee consists of Messrs. White (chair), Knox and Pita, each of whom is an independent director under Nasdaq’s listing standards and applicable SEC rules. The compensation committee’s duties, which are specified in the Compensation Committee Charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to Jupiter’s Chief Executive Officer’s compensation, if any is paid by Jupiter, evaluating Jupiter’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Jupiter’ Chief Executive Officer based on such evaluation;

•        reviewing and making recommendations on an annual basis to the Jupiter Board with respect to (or approving, if such authority is so delegated by the Jupiter Board) the compensation, if any is paid by Jupiter, and any incentive-compensation and equity-based plans that are subject to Jupiter Board approval, of Jupiter’s other officers;

•        reviewing on an annual basis Jupiter’s executive compensation policies and plans;

•        implementing and administering Jupiter’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with Jupiter’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Jupiter’s officers and employees;

•        if required, producing a report on executive compensation to be included in Jupiter’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of the Sponsor of an aggregate of $15,000 per month for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid to the Sponsor or any of Jupiter’s existing officers, directors or special advisors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The Compensation Committee Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

Jupiter’s nominating and corporate governance committee consists of Messrs. Knox (chair), Pita and White, each of whom is an independent director under Nasdaq’s listing standards. The nominating and corporate governance committee’s duties, which are specified in the Nominating and Corporate Governance Committee Charter, include, but are not limited to:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Jupiter Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Jupiter Board;

•        developing and recommending to the Jupiter Board and overseeing implementation of Jupiter’s corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the Jupiter Board, its committees, individual directors and management in the governance of Jupiter; and

•        reviewing on a regular basis Jupiter’s overall corporate governance and recommending improvements as and when necessary.

The Nominating and Corporate Governance Committee Charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

Director Nominations

Jupiter’s nominating and corporate governance committee will recommend to the Jupiter Board candidates for nomination for election at the annual meeting of the stockholders. Jupiter has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Jupiter Board considers educational background, diversity of professional experience, knowledge of Jupiter’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Jupiter’s stockholders.

Code of Ethics and Committee Charters

Jupiter has adopted a Code of Ethics applicable to all of Jupiter’s officers, directors and employees (if any). Jupiter has included copies of the Code of Ethics, Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter as exhibits to its most recent Annual Report on Form 10-K. You may review these documents by accessing Jupiter’s public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to Jupiter in writing at 11450 SE Dixie Hwy, Suite 105, Hobe Sound, FL 33455 or by telephone at (212) 207-8884. Jupiter intends to disclose any amendments to or waivers of certain provisions of the Code of Ethics in a Current Report on Form 8-K.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against Jupiter or any members of its management team in their capacity as such.

JUPITER MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This “Jupiter Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the “Information About Jupiter” and “Selected Historical Financial Information of Jupiter” sections and Jupiter’s financial statements, including the related notes, which are included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements. Jupiter’s actual results could differ materially from those that are discussed in these forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” References in this section to “we,” “us,” “our,” “the Company” or “Jupiter” generally refer to Jupiter Acquisition Corporation.

Overview

Jupiter is a blank check company incorporated as a Delaware corporation on June 17, 2020, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. Jupiter intends to effectuate an initial business combination using cash derived from the proceeds of the IPO and the Private Placement.

On July 18, 2023, Jupiter, TopCo, Merger Sub and Filament entered into the Business Combination Agreement with respect to the Business Combination. The Business Combination, the Business Combination Agreement and certain Ancillary Agreements are in each case described in more detail in the sections of this proxy statement/prospectus entitled “The Business Combination,” “The Business Combination Agreement” and “Certain Agreements Related to the Business Combination.”

Jupiter has incurred, and in the event the Business Combination is not consummated, expects to continue to incur, significant costs in the pursuit of its acquisition plans. Jupiter cannot assure you that its plans to complete the Business Combination, or any other initial business combination, will be successful.

Recent Developments

Nasdaq Notice

On January 9, 2023, Jupiter received a written notice (the “Notice”) from the Listing Qualifications Department of Nasdaq indicating that it was not in compliance with Nasdaq Listing Rule 5620(a) (the “Annual Stockholders Meeting Rule”) due to its failure to hold an annual meeting of stockholders within twelve months of the end of its fiscal year end. The Notice was only a notification of deficiency, not of imminent delisting, and had no effect on the listing or trading of Jupiter’s securities on the Nasdaq Capital Market. The Notice stated that Jupiter had 45 calendar days, or until February 23, 2023, to submit a plan to regain compliance with the Annual Stockholders Meeting Rule. On February 17, 2023, Jupiter submitted to Nasdaq a plan to regain compliance with the Annual Stockholders Meeting Rule within the required timeframe. On March 7, 2023, Nasdaq accepted Jupiter’s plan and granted Jupiter an extension until June 29, 2023 to regain compliance with the Annual Stockholders Meeting Rule.

On April 18, 2023, Jupiter held the Jupiter Extension Meeting in compliance with the Annual Stockholders Meeting Rule.

Underwriting Fee Waivers

On March 31, 2023, Nomura, an underwriter of the IPO, agreed to waive its entitlement to the deferred underwriting commissions of $4,046,657 owed or payable to Nomura pursuant to the underwriting agreement for the IPO.

On April 12, 2023, Brookline and Ladenburg, constituting all of the underwriters of the IPO (other than Nomura), notified Jupiter pursuant to a letter dated as of April 6, 2023, that each of Brookline and Ladenburg agreed to waive its entitlement to the cash payment of deferred underwriting commissions owed or payable pursuant to the underwriting agreement for the IPO and will each accept 150,000 common shares, totaling an aggregate of 300,000 common shares, of the surviving company of Jupiter’s initial business combination in full satisfaction of the aggregate $1,469,991 that would be payable to such underwriters upon the closing of Jupiter’s initial business combination pursuant to the underwriting agreement for the IPO.

Extension

On April 18, 2023, at the Jupiter Extension Meeting, Jupiter’s stockholders approved, among other matters, (i) an amendment to the Charter to extend the date by which Jupiter must consummate an initial business Combination from August 17, 2023 to December 17, 2023, or such earlier date as determined by the Jupiter Board, and (ii) an amendment to the Trust Agreement to provide for the Extension. Following the Jupiter Extension Meeting, on April 20, 2023, in order to implement the Extension, Jupiter filed an amendment to the then-existing Jupiter Charter with the Secretary of State of the State of Delaware and entered into an amendment to the Trust Agreement with Continental.

In connection with the implementation of the Extension, (i) on April 20, 2023, all holders of Jupiter Class B Common Stock voluntarily elected to convert all shares of Jupiter Class B Common Stock to shares of Jupiter Class A Common Stock, on a one-for-one basis in accordance with the Jupiter Charter, and (ii) Jupiter redeemed 14,286,357 shares of Jupiter Class A Common Stock tendered for redemption by the Public Stockholders, at a redemption price of approximately $10.16 per share, for an aggregate redemption amount of approximately $145.2 million. Upon completion of the Class B Conversion and such redemption, 6,011,192 shares of Jupiter Class A Common Stock and no shares of Jupiter Class B Common Stock remain issued and outstanding. Notwithstanding the Class B Conversion, the holders of Founder Shares will not be entitled to receive any funds held in the Trust Account with respect to any such converted shares.

Results of Operations

Jupiter has neither engaged in any operations nor generated any revenues to date. Jupiter’s only activities from June 17, 2020 (inception) through June 30, 2023 were organizational activities and those necessary to prepare for the IPO, described below, and, subsequent to the IPO, identifying a target company for an initial business combination and implementing the Extension. Jupiter does not expect to generate any operating revenues until after the completion of its initial business combination, at the earliest. Jupiter generates non-operating income in the form of interest income on marketable securities held in the Trust Account, with Continental acting as trustee. Jupiter incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, an initial business combination. Jupiter is also incurring expenses in connection with the Business Combination.

For the three months ended June 30, 2023, Jupiter had a net loss of $26,139, which consists of interest earned on marketable securities held in the Trust Account of $412,881 and changes in fair value of warrant liability of $572,498, offset by operating cost of $914,193 and a provision for income taxes of $97,325.

For the six months ended June 30, 2023, Jupiter had a net income of $681,655, which consists of interest earned on marketable securities held in the Trust Account of $2,070,384, unrealized gain on marketable securities held in the Trust Account of $52,767, changes in fair value of warrant liability of $327,143 and other income of $245,002, offset by operating cost of $1,495,628, and a provision for income taxes of $518,013.

For the three months ended June 30, 2022, Jupiter had a net income of $1,174,539, which consists of changes in fair value of warrant liability of $1,390,352, interest earned on marketable securities held in the Trust Account of $74,545 and unrealized gain on marketable securities held in the Trust Account of $150,189, offset by operating cost of $440,547.

For the six months ended June 30, 2022, Jupiter had a net income of $1,956,214, which consists of changes in fair value of warrant liability of $2,660,956, interest earned on marketable securities held in the Trust Account of $146,012, offset by unrealized loss on marketable securities held in the Trust Account of $13,987 and operating cost of $836,767.

Liquidity and Capital Resources

Until the consummation of the IPO, Jupiter’s only source of liquidity was an initial purchase of Founder Shares by the Sponsor and Jupiter’s independent directors and loans from the Sponsor.

On August 17, 2021, Jupiter consummated the IPO of 15,000,000 Public Units, at $10.00 per Public Unit, generating total gross proceeds of $150,000,000. Simultaneously with the closing of the IPO, Jupiter consummated the private placement of 580,000 Private Units at a price of $10.00 per Private Unit to the Sponsor and certain of the underwriters of the IPO and certain of the underwriters’ employees, generating total gross proceeds of $5,800,000.

On August 23, 2021, the underwriters of the IPO notified Jupiter of their exercise of the over-allotment option in part and concurrent forfeiture of the remaining portion of such option. As such, on August 25, 2021, the underwriters purchased 761,850 additional Public Units at $10.00 per additional Public Unit upon the closing of the partial exercise of the over-allotment option, generating total gross proceeds of $7,618,500. Simultaneously with the closing of the partial exercise of the over-allotment option, Jupiter consummated the private placement of 15,237 additional Private Units at $10.00 per additional Private Unit to the Sponsor and certain of the underwriters of the IPO and certain of the underwriters’ employees, generating total gross proceeds of $152,370.

Of the aggregate 15,761,850 Public Units sold in the IPO, 13,365,000 Public Units were purchased the Anchor Investors. In connection with the closing of the IPO, the Anchor Investors each acquired from the Sponsor an indirect economic interest in 100,000 Founder Shares (or an aggregate of 900,000 Founder Shares) at the original purchase price that the Sponsor paid for the Founder Shares. The Sponsor has agreed to distribute such Founder Shares to the Anchor Investors after the completion of Jupiter’s initial business combination.

Following the IPO, including the partial exercise of the over-allotment option, and the Private Placement, a total of $157,618,500 was placed in the Trust Account. Jupiter incurred $9,292,595 in IPO-related costs, including $3,152,370 of underwriting fees, $5,516,648 of deferred underwriting fees and $623,577 of other offering costs.

For the six months ended June 30, 2023, cash used in operating activities was $1,338,588. Net income of $681,655 was affected by interest earned on marketable securities held in the Trust Account of $2,070,384, unrealized gain on marketable securities held in the Trust Account of $52,767, reduction in deferred underwriter fee payable of $245,002, change in fair value of the warrant liability of $327,143 and deferred tax provision of $321,707. Changes in operating assets and liabilities provided $996,761 of cash for operating activities.

For the six months ended June 30, 2022, cash used in operating activities was $630,648. Net income of $1,956,214 was affected by interest earned on marketable securities held in the Trust Account of $146,012, unrealized loss on marketable securities held in the Trust Account of $13,987 and change in fair value of the warrant liability of $2,660,956. Changes in operating assets and liabilities used $206,119 of cash for operating activities.

As of June 30, 2023, Jupiter had cash and marketable securities of $15,109,272 held in the Trust Account. Jupiter intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions, if payable, and taxes payable), to complete an initial business combination. To the extent that Jupiter’s capital stock or debt is used, in whole or in part, as consideration to complete an initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue Jupiter’s growth strategies.

As of June 30, 2023, Jupiter had cash of $428,266 held outside the Trust Account. Jupiter intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete an initial business combination, and to pay for directors and officers liability insurance premiums.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor, an affiliate of the Sponsor, or certain of Jupiter’s officers and directors may, but are not obligated to, loan Jupiter funds as may be required. If Jupiter completes an initial business combination, Jupiter would repay such loaned amounts. In the event that Jupiter’s initial business combination does not close, Jupiter may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Units.

Going Concern

As of June 30, 2023, Jupiter had $428,266 in its operating bank account and working capital deficit of $1,309,272 (after adding back $123,396 of franchises taxes paid out of operating cash account not yet reimbursed from the Trust Account), which excludes $3,338,005 of interest earned on the Trust Account that is available to pay franchise and income taxes payable.

As of June 30, 2023, approximately $354,342 of the amount on deposit in the Trust Account represented interest income, which is available to pay Jupiter’s tax obligations. As of June 30, 2023, Jupiter has withdrawn an amount of $1,613,646 in the interest income from the Trust Account to pay tax obligations.

Until the consummation of an initial business combination, Jupiter will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating its initial business combination.

Jupiter may need to raise additional capital through loans or additional investments from the Sponsor or Jupiter’s stockholders, officers, directors, or third parties. Jupiter’s officers and directors, the Sponsor, or their affiliates, may, but are not obligated to, loan Jupiter additional funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet Jupiter’s working capital needs. Accordingly, Jupiter may not be able to obtain such additional financing. If Jupiter is unable to raise additional capital, Jupiter may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. Jupiter cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with Jupiter’s assessment of going concern considerations in accordance with FASB Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if Jupiter is unable to complete an initial business combination, or effect an extension, by December 17, 2023, then Jupiter will cease all operations except for the purpose of liquidating.

In connection with Jupiter’s assessment of going concern considerations in accordance with FASB Accounting Standards Codification Subtopic 205-40, “Presentation of Financial Statements — Going Concern,” Jupiter has until December 17, 2023 to consummate an initial business combination or effect an extension. It is uncertain that Jupiter will be able to consummate an initial business combination or effect an extension by this time. If Jupiter’s initial business combination is not consummated by this date and an extension has not been approved by its stockholders and effected, there will be a mandatory liquidation and subsequent dissolution of Jupiter. Management has determined that the liquidity condition and the mandatory liquidation, should an initial business combination not occur and an extension not be approved by Jupiter’s stockholders and effected, and potential subsequent dissolution raise substantial doubt about Jupiter’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should Jupiter be required to liquidate after December 17, 2023. Jupiter intends to continue to seek to complete an initial business combination before the mandatory liquidation date.

Moreover, Jupiter may need to obtain additional financing either to complete an initial business combination or because Jupiter becomes obligated to redeem a significant number of Public Shares upon completion of an initial business combination, in which case Jupiter may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, Jupiter would only complete such financing simultaneously with the completion of its initial business combination. If Jupiter does not complete an initial business combination because it does not have sufficient funds available to it, Jupiter e will be forced to cease operations and liquidate the Trust Account. In addition, following Jupiter’s initial business combination, if cash on hand is insufficient, the Combined Company may need to obtain additional financing in order to meet its obligations.

Off-Balance Sheet Arrangements

Jupiter did not have any off-balance sheet arrangements as of June 30, 2023.

Contractual Obligations

Jupiter does not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $15,000 for office space, utilities and secretarial and administrative support. Jupiter began incurring these fees on August 12, 2021 and will continue to incur these fees monthly until the earlier of the completion of an initial business combination and its liquidation.

The underwriters of the IPO were entitled to a deferred fee of $0.35 per Public Unit sold in the IPO, or $5,516,648 in the aggregate, pursuant to the terms of the underwriting agreement for the IPO, which deferred fee would (i) become payable to the underwriters from the amounts held in the Trust Account solely in the event that Jupiter completes an initial business combination and (ii) be waived by the underwriters in the event that Jupiter does not complete an initial business combination.

On March 31, 2023, Nomura, an underwriter of the IPO, agreed to waive its entitlement to the deferred underwriting commissions of $4,046,657 owed or payable to Nomura pursuant to the underwriting agreement for the IPO.

On April 12, 2023, Brookline and Ladenburg, constituting all of the underwriters of the IPO (other than Nomura), notified Jupiter pursuant to a letter dated as of April 6, 2023, that each of Brookline and Ladenburg agreed to waive its entitlement to the cash payment of deferred underwriting commissions owed or payable pursuant to the underwriting agreement for the IPO and will each accept 150,000 common shares, totaling an aggregate of 300,000 common shares, of the surviving company of Jupiter’s initial business combination in full satisfaction of the aggregate $1,469,991 that would be payable to such underwriters upon the closing of Jupiter’s initial business combination pursuant to the underwriting agreement for the IPO.

Services rendered by Jupiter’s legal counsel are accrued on an ongoing basis but deferred for settlement until the closing of an initial business combination. The accrued fees were $1,636,040 and $758,955 as of June 30, 2023 and December 31, 2022, respectively.

Jupiter has also entered into the Business Combination Agreement and certain Ancillary Agreements, which are in each case described in more detail in the sections of this proxy statement/prospectus entitled “The Business Combination Agreement” and “Certain Agreements Related to the Business Combination.”

Critical Accounting Policies and Estimates

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Jupiter has identified the following critical accounting policies:

Warrant Liabilities

Jupiter accounts for the Jupiter Warrants issued in connection with the IPO in accordance with the guidance contained in Accounting Standards Codification (“ASC”) 815-40 under which the Jupiter Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, Jupiter classifies the Jupiter Warrants as liabilities at their fair value and adjusts the Jupiter Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in Jupiter’s statements of operations.

Class A Common Stock Subject to Possible Redemption

Jupiter accounts for Jupiter Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Jupiter Class A Common Stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Jupiter Common Stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Jupiter’s control) is classified as temporary equity. At all other times, Jupiter Common Stock is classified as stockholders’ equity. Jupiter Class A Common Stock features certain redemption rights that are considered to be outside of Jupiter’s control and subject to occurrence of uncertain future events. Accordingly, shares of Jupiter Class A Common Stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of Jupiter’s condensed balance sheets.

Net Income (loss) Per Common Share

Net income (loss) per common share is computed by dividing net income by the weighted average number of shares of Jupiter Common Stock outstanding during the period. Jupiter applies the two-class method in calculating net income per common share. Remeasurement associated with the redeemable shares of Jupiter Class A Common Stock is excluded from net income per common share as the redemption value approximates fair value.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on Jupiter’s condensed financial statements.

CERTAIN JUPITER RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On July 7, 2020, Jupiter issued an aggregate of 5,750,000 Founder Shares to the Sponsor and Jupiter’s independent directors for an aggregate price of $25,000, or approximately $0.004 per share. On July 23, 2021, the Sponsor forfeited 1,437,500 Founder Shares, resulting in an aggregate of 4,312,500 Founder Shares outstanding. The Sponsor transferred to certain of the underwriters of the IPO and certain of their employees an aggregate of 240,001 Founder Shares at the original purchase price. On August 25, 2021, in connection with the underwriters’ election to partially exercise their over-allotment option and the forfeiture of the remaining portion of such over-allotment option, an aggregate of 372,038 Founder Shares were forfeited to Jupiter at no cost, and 3,940,462 Founder Shares remain outstanding. On April 20, 2023, pursuant to the Class B Conversion in connection with the Extension, all Founder Shares were converted from shares of Jupiter Class B Common Stock to shares of Jupiter Class A Common Stock on a one-for-one basis. Notwithstanding the Class B Conversion, the holders of Founder Shares will not be entitled to receive any funds held in the Trust Account with respect to any such converted shares.

Subject to certain limited exceptions, the Initial Stockholders and Jupiter’s directors and officers have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of Jupiter’s initial business combination or (B) subsequent to Jupiter’s initial business combination, (x) if the last reported sale price of the Jupiter Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Jupiter’s initial business combination, or (y) the date on which Jupiter completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of Jupiter’s stockholders having the right to exchange their shares of Jupiter Common Stock for cash, securities or other property.

Simultaneously with the consummation of the IPO, the Sponsor and certain of the underwriters of the IPO and certain of the underwriters’ employees purchased an aggregate of 580,000 Jupiter Private Units at a price of $10.00 per Jupiter Private Unit, generating total gross proceeds of $5,800,000. Simultaneously with the closing of the partial exercise of the over-allotment option, Jupiter consummated the sale of an aggregate of 15,237 additional Jupiter Private Units at $10.00 per additional Jupiter Private Unit to such purchasers, generating total gross proceeds of $152,370. The Private Units are identical to the Public Units, except that if held by the initial purchasers or any of their permitted transferees, the underlying Private Warrants (i) may be exercised on a cashless basis, (ii) are not subject to redemption, except as described in the prospectus for the IPO, and (iii) with respect to Private Units held by the underwriters or their employees, will not be exercisable more than five years from the commencement of sales of the IPO in accordance with FINRA Rule 5110(g)(8)(A). If the Private Units are held by holders other than the initial purchasers or their permitted transferees, then the Private Warrants included in the Private Units will be redeemable by Jupiter in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. In addition, the Private Units (and the securities underlying the Private Units) will be subject to transfer restrictions until 30 days after the completion of Jupiter’s initial business combination, subject to certain limited exceptions.

If any of Jupiter’s officers or directors becomes aware of an initial business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. Jupiter’s officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to Jupiter.

Commencing on August 12, 2021, Jupiter is obligated to pay an affiliate of the Sponsor an aggregate of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of Jupiter’s initial business combination or its liquidation, Jupiter will cease paying these monthly fees.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by Jupiter to the Sponsor or Jupiter’s officers, directors or special advisors, or any of their respective affiliates, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Jupiter’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Jupiter’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor or any of Jupiter’s existing officers, directors or special advisors, or any of Jupiter’s or their respective affiliates, and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Jupiter’s behalf.

The Sponsor loaned Jupiter an aggregate of $132,802 in connection with the expenses of the IPO, pursuant to the terms of a promissory note. Jupiter fully repaid the loans from the Sponsor on August 17, 2021.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Jupiter’s officers and directors may, but are not obligated to, loan Jupiter funds as may be required. If Jupiter completes an initial business combination, Jupiter would repay such loaned amounts. In the event that the initial business combination does not close, Jupiter may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Units. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Jupiter does not expect to seek loans from other parties as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

The holders of the Founder Shares, Private Units (and underlying Private Shares and Private Warrants) and units that may be issued upon conversion of working capital loans and the shares and warrants included therein (and any shares of Jupiter Class A Common Stock issuable upon the exercise of the Private Warrants and warrants included in the units that may be issued upon conversion of working capital loans) are entitled to registration rights pursuant to the Existing Registration Rights Agreement, requiring Jupiter to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that Jupiter register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Jupiter’s completion of its initial business combination and rights to require Jupiter to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, the underwriters of the IPO may not exercise their demand and “piggy-back” registration rights after August 12, 2026 and August 12, 2028, respectively, and may not exercise their demand rights on more than one occasion. Jupiter would bear the expenses incurred in connection with the filing of any such registration statements. The Existing Registration Rights Agreement is expected to be terminated in connection with the Business Combination and replaced with the Registration Rights Agreement. For further details see the sections entitled “Certain Agreements Related to the Business Combination — Registration Rights Agreement” and “Shares Eligible for Future Sale.”

After the Business Combination, certain of Jupiter’s current directors may continue to serve on the TopCo Board and may be paid director fees or other compensation by TopCo. For further details on such anticipated compensation, to the extent currently known, see the section entitled “Management after the Business Combination.”

Related Party Policy

Jupiter’s Code of Ethics requires Jupiter to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the Jupiter Board (or the appropriate committee of the Jupiter Board) or as disclosed in Jupiter’s public filings with the SEC. Under the Code of Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving Jupiter.

In addition, Jupiter’s audit committee, pursuant to the Audit Committee Charter, is responsible for reviewing and approving related party transactions to the extent that Jupiter enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. Jupiter also requires each of its directors and officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, Jupiter has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor or Jupiter’s officers or directors unless Jupiter, or a committee of independent directors, has obtained an opinion from independent investment banking firm that is a member of FINRA or from an independent accounting firm that the initial business combination is fair to Jupiter from a financial point of view. Furthermore, no finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by Jupiter to the Sponsor or Jupiter’s officers, directors or special advisors, or any of their respective affiliates, for services rendered to Jupiter prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is), other than the following payments, none of which have been or will be made from the proceeds of the IPO held in the Trust Account prior to the completion of an initial business combination:

•        repayment of $132,802 in loans made to Jupiter by the Sponsor to cover offering-related and organizational expenses;

•        payment to an affiliate of the Sponsor an aggregate of $15,000 per month for office space, utilities and secretarial and administrative support;

•        reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•        repayment of loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of Jupiter’s officers or directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender.

Jupiter’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor or any of Jupiter’s existing officers, directors or special advisors, or any of Jupiter’s or their respective affiliates, and determines which expenses and the amount of expenses that will be reimbursed.

INFORMATION ABOUT FILAMENT

References in this section to “we,” “us,” “our,” “the Company” or “Filament” generally refer to Filament Health Corp. References to $ in this section refer to the Canadian dollar unless otherwise specified.

Summary of the Business

Filament Health Corp. is a clinical-stage botanical psychedelic drug development company. Our mission is to see safe, approved, natural psychedelics in the hands of everyone who needs them, as soon as possible. Filament believes that psychedelic medicines may be a catalyst to addressing many of the world’s mental health problems, and that natural psychedelics may provide an optimal option for widespread adoption of these substances.

Since our inception, we have concentrated our efforts on building a comprehensive platform which supports the treatment of mental health conditions and substance use disorders through the administration of natural psychedelic drug candidates whose safety and efficacy would be supported by the U.S. Food and Drug Administration (“FDA”) authorized human clinical trials and ultimately approved to be marketed.

Filament seeks to leverage its natural botanical extraction technology, manufacturing expertise and clinical candidate development, utilizing its intellectual property portfolio, in-house good manufacturing practices (“GMP”) facility, and Health Canada Dealer’s License for controlled natural psychedelics. Filament has manufactured standardized, stable botanical psychedelic drug candidates including oral psilocybin (PEX010), as well as oral and sublingual psilocin (PEX020 and PEX030, respectively). These drug candidates are currently being administered in FDA, European Medicines Agency (“EMA”), and Health Canada authorized human clinical trials within Filament’s internal drug development program, as well as through licensing agreements and academic agreements.

Our Technology

Unlike synthetic drugs, which can have thousands of methods of manufacture, there are few effective ways to extract and purify compounds in plants and fungi. Filament’s drug development efforts have led to the discovery of important proprietary methods of natural extraction and purification which are integral to developing standardized, measurable, stable drug candidates without the variability that is inherently present in plants and fungi that has not been extracted and purified. We believe that these extraction and purification methods will enable us to create new natural psychedelic medicines that meet pharmaceutical-grade psychedelic medicines. In addition, any such new natural pharmaceutical-grade psychedelic medicines would be subject to the regulatory approval process applicable to all new medicines, and there is no assurance that we would be able to obtain the necessary regulatory approvals.

Another important difference between synthetic drugs and botanical drugs is the complexity of their compositions. Synthetic drugs (and even isolated natural drugs) typically have only one active compound whereas botanical drugs often have many active and inactive compounds. This natural complexity makes botanical drugs extremely difficult to replicate because small changes in the manufacturing process, source material genetics, or the formulation can have a large impact in the final makeup of the product. In Filament’s case, certain processes, methods, and aspects of Filament’s manufacturing operation are protected by patents as well as trade secrets.

Through Psilo Scientific Ltd. (“Psilo Scientific” or “Psilo”), our wholly-owned subsidiary based in Burnaby, British Columbia, we propagate psychedelic plants and fungi, conduct genetic research, perform extraction procedures, run in-house trials, and license out internally developed intellectual property and drug candidates. The Company’s Health Canada Dealer’s License permits the Company to possess and to work with thirteen total controlled substances, including all controlled natural psychedelic substances, listed below. With the exception of psilocin and psilocybin, the Company does not currently have material research and development programs underway involving these substances.

•        CATHINONE

•        COCA LEAF

•        COCAINE

•        HARMALINE

•        HARMALOL

•        KETAMINE

•        MESCALINE

•        N,N-DIMETHYLTRYPTAMINE (DMT)

•        N-METHYL-3,4-METHYLENEDIOXYAMPHETAMINE

•        PSILOCIN

•        PSILOCYBIN

•        SALVIA DIVINORUM

•        SALVINORIN A

Psilo Scientific’s innovative technologies are focused on: (i) methods and systems for extracting and purifying psychoactive components from plants and fungi; (ii) stabilization and formulation of psychoactive alkaloid compounds (both fungal and non-fungal derived); and (iii) delivery of alkaloid compounds (both fungal and non-fungal derived). All of these technologies are involved in Filament’s proprietary botanical drug manufacturing platform.

Research and Development

Unlike the vast number of synthetic manufacturing methods, there are a limited number of feasible ways to extract and purify naturally occurring psychedelic compounds. Filament’s intellectual property portfolio, which includes twenty-three (23) granted patents and forty-five (45) pending patent filings, is focused on the limited number of known viable extraction and purification methods that exist, as well as specific standardization processes and compositions of matter.

Filament’s GMP facility, Health Canada Dealer’s License and manufacturing capabilities enable the Company to complete research and development within propagation, extraction, purification, standardization, stabilization, and human delivery methods, which support its intellectual property portfolio. Filament’s vertically integrated manufacturing also provides the ability to supply in-house human clinical trials as well as license technology to drug developers, researchers, and other licensed parties.

Filament also has multiple ongoing research programs, listed below for clarity:

•        Psychedelic mushroom cultivation — Filament is performing research and development on Psilocybe cubensis mushrooms to unlock the potential of dozens of psychoactive species. The Company has cultivated 43 variants of psilocybin-containing mushrooms from five (5) different species. Additionally, it has a further 33 variants that are currently undergoing screening;

•        The goal of this research is to optimize psilocybin and psilocin mushroom content, growing conditions, and genetic strains. It is anticipated that the knowledge gained relating to, among other things, genetic strains, growing conditions, and substrates will remain as trade secrets.

•        Standardization of additional psychoactive plants — creating standardized pharmaceutical grade drug candidates using non-psilocybin psychoactive plants;

•        The goal of this research is to develop the extraction, purification and standardization methods that can be used to develop pharmaceutical-grade products, as well as to identify and develop the most efficient manufacturing methods.

The following is a description of Filament’s intellectual property protection for each phase of its operations.

Psychedelic Botanical Drug Processing Steps:

STEP 1: **PROPAGATION**

Grow botanical psychedelics

Trade Secrets

STEP 2: **EXTRACTION**

Remove target compounds from biomass

12 Granted & 16 Pending
Patent Families 1, 7 & 9

STEP 3: **PURIFICATION**

Remove non-primary/secondary metabolites (i.e. protein)

2 Granted & 9 Pending
Patent Families 2 & 6

STEP 4: **STANDARDIZATION & STABILIZATION**

Precise and stable formulation

3 Granted & 17 Pending
Patent Families 3 & 4

STEP 5: **HUMAN DELIVERY**

Compositions of matter for different deliverable forms

7 Granted & 4 Pending
Patent Family 5

Patents and applications current as of November 1, 2023

BUSINESS OVERVIEW

General

Filament is a clinical-stage natural psychedelic drug development company. Filament does not currently market or sell any products. However, Filament has entered into or is engaged in discussions with multiple third parties relating to the licensing of intellectual property related to the production of extracts for clinical trial drug candidates. Filament is actively marketing manufacturing and intellectual property licensing capabilities to third-party drug developers.

Filament is currently propagating Psilocybe cubensis mushrooms and extracting the psychedelic compounds within those mushrooms to produce pharmaceutical grade extracts. Additionally, the Company provides these standardized extracts to other clinical trial operators. On August 26, 2021, the Company completed a shipment of GMP-compliant natural psilocybin to the United States. The export was believed to be the first cross-border shipment of a natural, standardized GMP psychedelic drug candidate, and will support Filament’s Phase 1 FDA trial at the University of California San Francisco’s (“UCSF”) Translational Psychedelic Research Program (“TrPR”). Interim safety results released in May showed the drug candidates to be well-tolerated.

In addition, Filament is performing R&D on additional psilocybin-containing mushroom species and other psychedelic plant species to unlock the potential of dozens of lesser-known natural psychedelic compounds. To date, the Company has cultivated 43 variants of psilocybin-containing mushrooms from five different species. Additionally, Filament has a further 33 variants that are currently undergoing screening. Filament has 17 granted patents and at least 42 pending patent applications, relating to the extraction, purification, and standardization methods used to manufacture its products.

Filament is constantly monitoring jurisdictions globally to assess regulatory progress towards non-pharmaceutical legal markets (including, potentially, clinics, therapists, dispensaries, etc.). Filament believes that in future non-pharmaceutical markets (clinics/therapist, dispensary, etc.), naturally extracted psychedelic products will be preferred by consumers and regulatory agencies, as evidenced by the fact that voters in Oregon and Colorado specifically approved markets in naturally extracted psychedelic products and not synthetic substances.

Internal Drug Discovery

Filament’s internal drug discovery and development program is carried out by its wholly-owned subsidiary, Psilo Scientific, and is focused on developing standardized pharmaceutical-grade drug candidates from botanical psychedelic biomass.

Psilo Scientific’s core technologies are focused on: (i) methods and systems for extracting psychoactive components from fungi; (ii) stabilization and formulation of psychoactive compounds; and (iii) delivery of alkaloid compounds.

Filament has manufactured standardized, stable psychedelic candidates including oral psilocybin as well as oral and sublingual psilocin. These drug candidates are currently being dosed in FDA, EMA, and Health Canada authorized human clinical trials within Filament’s internal drug development program as well as through commercial licensing agreements and academic agreements.

Internal Drug Development

Filament’s first three botanical drug candidates, PEX010, PEX020, and PEX030, are standardized, purified extracts of Psilocybe cubensis fruiting bodies. Each candidate has successfully attained FDA Botanical Drug classification, a unique development pathway in comparison to isolated natural and synthetic compounds. Filament’s candidates include:

•        PEX010 — Psilocybin (oral delivery, 1 mg, 5mg and 25 mg per capsule)

•        PEX020 — Psilocin (oral delivery, 17.5mg per capsule)

•        PEX030 — Psilocin (sublingual delivery, 2.18mg, 4.36 mg, 8 mg per tablet)

The following candidates are in development and are currently in the pre-clinical stage:

•        AEX010 — Standardized ayahuasca formulation (dose sizing in R&D phase)

•        AEX020 — Standardized monoamine oxidase inhibitor (dose sizing in R&D phase)

•        IEX010 — Standardized Iboga Extract (dose sizing in R&D phase)

•        MEX010 — Standardized Mescaline Extract (dose sizing in R&D phase)

Filament’s internal drug development program is focused on substance use disorders, including stimulant use disorder, the continued use of stimulants such as cocaine, methamphetamine, and prescription drugs such as Adderall and Ritalin, and opioid use disorder.

Internal Clinical Trials

Filament has partnered with UCSF for the first two human clinical trials for its drug candidates. The principal investigator for both trials is Dr. Joshua Woolley, MD/PhD, a clinician and researcher with expertise in psychedelics and the therapeutic potential of psychedelics for treating mental health conditions. By engaging UCSF and Dr. Woolley to conduct two Investigator Initiated Trials, Filament will seek to gain evidence for the safety and efficacy of its products. In addition, we believe that these studies will advance the overall evidence in support of psychedelic therapies in a number of ways. A summary of these and of the trials are given below. Although these trials are Investigator Initiated Trials, Filament considers these trials as “Internal Clinical Trials” due to the primary purpose of these trials, which is to assess the effects and efficacy of Filament’s proprietary drug products. Filament is also providing the funding for these trials, has significant influence in the design of these trials from the onset and initiation of the trials (pre-IRB approval and pre-FDA acceptance) and is in communication with Dr. Woolley relating to the trial administration and data analysis on an ongoing basis.

The Phase 1 clinical trial is believed to be the first trial permitted by the FDA to study naturally-sourced psychedelic drug candidates. The IND for that clinical trial was accepted by the FDA on November 1, 2021. In addition, this IND is believed to be the first accepted by the FDA for the direct administration of psilocin rather than psilocybin, which is the prodrug (a medication that turns into an active form once it enters the body) for psilocin. The Phase 1 trial has been designed to include 20 healthy subjects and began dosing in July 2022. The trial is examining the effects of Filament’s three proprietary botanical drug candidates: PEX010 (oral psilocybin), PEX020 (oral psilocin), and PEX030 (sublingual psilocin).

The primary endpoint of the Phase 1 trial is a comparison of the physiological effects of the oral psilocybin, oral psilocin, and sublingual psilocin doses. The Phase 1 trial results will be available on www.clinicaltrials.gov, as per FDA requirements. The trial results which will be evaluated include:

•        the safety and physiological effects of the administration of naturally derived psychedelic drug candidates for the first time; and

•        the safety and physiological effects of the direct administration of psilocin for the first time in a clinical trial.

Psilocybin must convert into psilocin in order to become active in the human body, and so the direct administration of psilocin may yield several therapeutic benefits such as faster onset time, greater consistency, increased bioavailability, and lessened side effects. These potential attributes are being studied in the authorized trial.

UCSF submitted to the FDA, on August 23, 2022, an IND that was opened 30 days later for a Phase 2 clinical trial studying the effect of Filament’s PEX010 product, standardized in psilocybin, for the treatment of methamphetamine use disorder (“MAUD”). MAUD is a growing public health emergency that is associated with serious health consequences. In the United States, the prevalence and mortality of MAUD has doubled over the past decade, but available treatments have limited efficacy. The goal of this trial will be to determine the safety, tolerability, and feasibility of psilocybin therapy for people living with MAUD. The Phase 2a clinical trial for MAUD will be a single-arm, open-label, single-dose study in 10 people between the ages of 18 to 64 with moderate to severe MAUD, in conjunction with psychotherapy (involving elements of cognitive behavioral therapy and motivational enhancement therapy). As it will be an open-label study, there will be no placebo arm. In order to be eligible to participate in the study, individuals must meet all of the inclusion criteria, which includes a DSM-5 psychiatric diagnosis of moderate-to-severe MAUD (as determined by UCSF clinical staff). Following screening assessments, participants will complete preparation visits with trained facilitators designed to provide information about the effects of psilocybin as well as to build rapport and trust. Next, participants will receive a single moderate-to-high dose of 25 mg oral psilocybin during a supervised session. The primary endpoints are safety, tolerability and feasibility of psilocybin therapy in the study population. The secondary endpoint is efficacy, including changes from baseline in proportion of methamphetamine-positive urine tests, Percent methamphetamine use days assessed by Timeline Followback (TLFB), Severity of Dependence Scale (SDS) scores and Mean Visual Analogue Scale (VAS)-craving scores at follow up weeks 1 – 4 and follow up weeks 5 – 8.

Filament received authorization from Health Canada for a phase 2 clinical trial at the University of British Columbia (UBC) on October 6, 2023. The trial will study the effects of PEX010 for the treatment of opioid use disorder (OUD). Dr. Christian Schütz, Professor of Psychiatry at UBC, will be the principal investigator for the trial, which will assess the safety and feasibility of delivering psilocybin in the treatment of OUD, and evaluate potential changes in participants’ opioid use.

Investigator	Drug Candidate	Trial Phase	Indication	Trial Status and Comments
Josh Woolley, UCSF	PEX010 (25 mg psilocybin), PEX020 (17.5 mg oral psilocin), PEX030 (2.18mg, 4.36 mg, and 8 mg sublingual psilocin)	Phase 1	Healthy subjects	Dosing
Josh Woolley, UCSF	PEX010 (25 mg psilocybin)	Phase 2	Methamphetamine Use Disorder	Pre-dosing; authorized by the FDA

Licensing Agreements

Filament is also focused on expanding its partnership network, with the goal of enabling the Company to benefit from other avenues of commercialization that may be viable before FDA approval or Canadian drug product marketing authorization. These avenues include, but are not limited to, licensing agreements with other corporate entities, compassionate use exemptions, and sales in other jurisdictions with separate regulatory controls.

Filament has licensed its technology relating to the production of its PEX010 (oral psilocybin) drug candidate to Cybin Therapeutics (“Cybin Therapeutics”), ATMA Journey Centers (“ATMA”), Psyence Biomed Corp (“Psyence”), NeoLumina Bioscience Inc (“NeoLumina”) and Reset Pharmaceuticals Inc. (“Reset Pharmaceuticals”), which have generated revenues of $364,500 as of June 30, 2023. Licensing the PEX010 drug candidate allows counterparties to take advantage of the natural extraction, purification, and standardization processes that are encompassed within Filament’s intellectual property portfolio. In addition, supplying third-party companies with Filament’s drug candidates provides the Company with exposure to multiple indications, and creates the potential to generate revenues from future operating milestones and royalty fees upon successful commercialization.

Academic Agreements

Filament also leverages partnerships with academic researchers and institutions to accumulate safety and efficacy data for its drug candidates. This data is used in Filament’s internal drug development program in exchange for supply of naturally derived psychedelic drug products. Additionally, Filament obtains an advanced data preview of the trial results, which provides Filament with clinical data in non-core indications. Filament views these agreements as an effective pipeline into other indications, which Filament may choose to develop further in the future.

As of November 1, 2023, Filament has agreements for clinical trials of Filament’s leading drug candidate, PEX010 (1 mg, 5 mg, and 25 mg), in clinical trials in Canada, the United States, and Europe. These clinical trials have been authorized, as indicated in the table below. Indications under examination by these partners include depression and treatment-resistant depression, alcohol use disorder, MAUD, chronic pain, mild cognitive impairment, and existential crisis. Filament retains the safety data from academic trials which enhances Filament’s in-house research and discovery programs.

Sponsor	Phase 1	Phase 2	Phase 3	Drug	Dosage	Indication
University of Toronto				PEX010	1mg	Depression
CHU Brugmann				PEX010	25mg	Alcohol Use Disorder
Copenhagen U. Hospital				PEX010	25mg	Alcohol Use Disorder
Centre for Addiction and Mental Health				PEX010	25mg	Depression - Double Blind
Centre for Addiction and Mental Health				PEX010	25mg	Mild Cognitive Impairment
Centre for Addiction and Mental Health				PEX010	25mg	Obsessive compulsive disorder
Centre for Addiction and Mental Health				PEX010	25mg	Depression - Open label
Ottawa Hospital				PEX010	1mg	Existential Distress
UCLA				PEX010	25mg	Depression
University of Washington				PEX010	25mg	Anxiety - Metastatic cancer
Ghent University				PEX010	25mg	Anxiety and mood disorders
UCSF				PEX010	25mg	Low back pain

As of November 1, 2023, Filament has agreements with academic institutions for additional clinical trials of PEX010. These clinical trials are currently in the planning stage but have not yet been authorized.

Corporate History

1252562 B.C. Ltd. was a privately-held corporation incorporated under the Business Corporations Act (British Columbia) (“BCBCA”) on June 8, 2020. 1252562 B.C. Ltd. changed its name to Filament Ventures Corp. (“Filament Ventures”) on July 6, 2020.

1287396 B.C. Ltd (“396”) was incorporated under the BCBCA as a wholly-owned subsidiary of 1289625 B.C. Ltd. (“625”). Pursuant to a plan of arrangement under the BCBCA, 625 reorganized its capital such that each holder of common shares disposed of their holdings to 625 and, in consideration therefor, received, among other things, certain 396 Common Shares and which resulted in 396 ceasing to be a subsidiary of 625.

Filament Ventures changed its name to Filament Health Corp. on June 18, 2021 and was amalgamated pursuant to the laws of the Province of British Columbia on June 22, 2021 (the “396 Amalgamation”). The 396 Amalgamation involved 396 and Filament amalgamating and continuing as one corporation in accordance with the BCBCA. As part of the 396 Amalgamation, all of the issued and outstanding shares of 396 and Filament Ventures were cancelled in exchange for the Company issuing Common Shares to the former shareholders of 396 and Filament Ventures. Filament trades on the NEO Exchange (now operating as Cboe Canada) under the symbol “NEO:FH”, the OTCQB under the symbol “OTCQB:FLHLF” and the Frankfurt Stock Exchange under the symbol “FSE:7QS”. The Company’s head office is located at 210-4475 Wayburne Drive, Burnaby, BC, V5G 4X4 (+1 347-487-6788) and its registered and records office is located at 2900-550 Burrard Street, Vancouver, BC, V6C 0A3. Filament’s website is www.filament.health. The information contained on our website and available through our website is not incorporated by reference into and should not be considered a part of this registration statement, and the reference to our website in this prospectus is an inactive textual reference only.

The following diagram presents the inter-corporate relationship among the Company and its subsidiary as of the date hereof:

Filament Health Corp.
100%
40%
Psilo Scientific Ltd.
Magdalena Biosciences Inc.

On March 8, 2021, the Company entered into an acquisition agreement (the “Acquisition Agreement”) to acquire a 100% interest in Psilo Scientific. Psilo Scientific was incorporated pursuant to the provisions of the BCBCA on April 16, 2020. Any reference herein to the “Dealer’s License” (defined below) shall mean the Dealer’s License held by Psilo Scientific.

On January 9, 2023, the Company entered into a transaction with Jaguar Health, Inc. (“Jaguar Health”) and One Small Plant Capital LLC to form a joint venture to create Magdalena Biosciences Inc. (“Magdalena”), a development company specializing in novel, natural prescription medicines derived from plants for mental health indications. Magdalena was incorporated in Delaware on December 29, 2022. The Company has a 40% equity stake in Magdalena.

Magdalena was created to leverage Filament’s expertise in botanical drug manufacturing, regulatory expertise, and IP-generation capabilities as well as the ethnobotanical knowledge and drug development expertise of Jaguar Health. Magdalena is focused on the development of non-psychedelic botanical drugs for mental health indications including attention-deficit/hyperactivity disorder (“ADHD”), depression, and social anxiety. Within the joint venture, Filament is responsible for providing professional services, including, but not limited to, natural product chemistry and drug development (including extraction, fractionation, bioassay, chemistry, manufacturing controls, and overlay botanical drug manufacturing, intellectual property generation, and novel manufacturing and standardizing techniques to produce standardized pharmaceutical grade drug candidates

Filament owns 40% of Magdalena and has the right to appoint one of the four members of the Magdalena board of directors.

Filament has entered into a non-competition agreement whereby it cannot develop botanical drugs for adults suffering from ADHD, until (i) Magdalena ceases to make commercially reasonable efforts to develop any botanical drug for ADHD or (ii) no positive data has been obtained from Magdalena’s development activities for ADHD by January 9, 2026. Filament has not licensed any technology to the Magdalena joint venture.

On September 21, 2023, Magdalena completed an import of coca leaf from Peru to Filament’s Vancouver R&D facility. The import was authorized by the Peruvian Health Authority, Dirección General de Medicamentos Insumos y Drogas (DIGEMID), and acquired from the Empresa Nacional de la Coca (ENACO).

RESEARCH AND DEVELOPMENT

Filament’s research and development program, carried out by the wholly-owned subsidiary, Psilo Scientific, includes an ongoing propagation and cultivation program as well as in-house manufacturing and analysis. Research and development achievements over the last three years include:

Psilocybe Mushroom-Based Research

•        Developed proprietary technology platform to produce formulations of stable psilocin and stable psilocybin from Psilocybe cubensis mushrooms.

•        Scaled and validated proprietary manufacturing technology to GMP compliant kilogram-scale.

•        Developed and validated methods of quantification for tryptamine alkaloids in dried mushrooms, PYEX, PIEX, PEX010, PEX020, and PEX030 contributing to the Chemistry Manufacturing, and Control (CMC) Modules required for drug development to proceed.

•        Demonstrated tryptamine alkaloid (psilocybin, psilocin, norbaeocystin, baeocystin, aeruginascin, 4-HO-TMT, norpsilocin) variability from different strains of Psilocybe cubensis and Psilocybe natalensis mushrooms, developing a high-level understanding of the production capabilities of the individual strains of mushrooms in producing high-value bioactive components.

•        Identified the high-variability of individual mushrooms as well as the high-variability between flushes, highlighting the importance of standardization within therapeutic and pharmaceutical settings.

•        Cultivated and analyzed 43 varieties of psilocybin-containing mushrooms at scale with 33 further variants undergoing screening.

•        Harvested multiple batches of Psilocybe galindoi psilocybin-containing truffles.

•        Current production capacity of over 2,500 therapeutic doses of psilocybin per month.

•        Development of fingerprinting methods to identify different chemotypes of Psilocybe mushrooms as well as control the variability and consistency of the PYEX and PEX010 drug substances.

Ayahuasca-Based Research

•        Applied the use of proprietary technology platform to produce stable formulations of beta carboline alkaloids and DMT from Psychotria viridis and Banisteriopsis caapi to approximate the concentrated oral dosage form of ayahuasca used in traditional ceremonies.

•        Optimized extraction, purification, and stabilization to produce cost efficient and GMP compliant processing of botanical raw materials.

•        Developed and qualified methods of quantification of beta carbolines, DMT, and associated secondary metabolites present in Psychotria viridis and Banisteriopsis caapi botanical raw materials as well as finished drug substances and drug products.

•        Analyzed five different cultivars of Psychotria viridis, Banisteriopsis caapi, and Diplopterys cabrerana for variability and assessed their metabolic profile for use as botanical raw material to produce consistent drug substances.

Cacti-Based Research

•        Applied the use of proprietary technology platform to produce stable formulations of mescaline and associated phenethylamines from Echinopsis pachanoi in concentrated oral dosage form.

•        Developed and qualified methods of quantification of mescaline, substituted phenethylamines, and associated secondary metabolites present in Echinopsis pachanoi botanical raw materials as well as finished drug substances and drug products.

Iboga-Based Research

•        Developed and qualified methods of quantification of ibogaine, indole alkaloids, and associated secondary metabolites present in Tabernanthe iboga, Tabernaemontana arborea, and Voacanga Africana botanical raw materials.

•        Analyzed and assessed different sources of ibogaine-related indole alkaloids (Tabernanthe iboga, Tabernaemontana arborea, and Voacanga Africana) for their metabolic profile for use as botanical raw material to produce consistent drug substances.

•        Performed pilot-scale extractions of Tabernanthe iboga using basic alkaloid extractions techniques for assessment of GMP compatibility.

INDUSTRY OVERVIEW

Addressable Markets

Filament’s internal drug development program is focused on substance use disorders, which are treatable mental disorders that affect a person’s brain and behavior, leading to their inability to control their use of substances like legal or illegal drugs, alcohol, or medications. Filament is specifically focused on developing PEX010 in conjunction with psychotherapy (involving elements of cognitive-behavioral therapy and motivational enhancement therapy) for two substance use disorders:

1.      Stimulant Use Disorder (“StUD”), the continued use of stimulants, including cocaine, methamphetamine and prescription drugs, despite harm to the user and/or others; and

2.      Opioid Use Disorder (“OUD”), the continued use of opioids despite harm to the user and/or others.

Among Americans aged 12 or older in 2021, 8.6% (or 24M people) had at least one substance use disorder in the past year1. Psychedelics have long provided anecdotal evidence for substance use disorders and, when administered in conjunction with psychotherapy, have demonstrated positive clinical evidence:

•        Bogenschutz et al 2022 (NYU) showed that psilocybin, in addition to psychotherapy including motivational enhancement therapy and cognitive behavioral therapy, resulted in an 83% reduction in heavy drinking in a 93-patient study. During weeks 5 to 36, participants who received psilocybin and psychotherapy had statistically significant lower Percent Heavy Drinking Days (“PHDD”) than those who received the placebo.

•        Johnson et al. in 2016 (Johns Hopkins) was an un-powered open label study (N=15) administering a moderate psilocybin dose (20 mg/70 kg) combined with four weeks of cognitive behavioral therapy to tobacco smokers. The study showed 67% of participants were abstaining from smoking after one year.

____________

1        Key Substance Use and Mental Health Indicators in the United States: Results from the 2021 National Survey on Drug Use and Health

Figure 2. National Drug-Involved Overdose Deaths*, Number Among All Ages, 1999-2021

100,000
80,000
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40,000
20,000
0
Synthetic Opioids other than Methadone (primarily fentanyl)
Psychostimulants with Abuse Potential (primarily methamphetamine)
Cocaine
Prescription Opioids (natural & semi-synthetic opioids & methadone)
Benzodiazepines
Heroin
Antidepressants
Lead Indications:
- Synthetic Opioids
- Psychostimulants
- Cocaine
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
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2021

*Includes deaths with underlying causes of unintentional drug poisoning (X40-X44), suicide drug poisoning (X60-X64), homicide drug poisoning (X85), or drug poisoning of undetermined intent (Y10-14), as coded in the International Classification of Diseases, 10th Revision.
Source: Centers for Disease Control and Prevention, National Centre for Health Statistics. Multiple Cause of Death 1999-2021 on CDC WONDER Online Database, released 1/2023.

Stimulant Use Disorder Development Plan

In the latest (2021) national survey in the United States, 11M Americans reported stimulant misuse and 4.5M reported a stimulant use disorder (StUD).2 From 2012 through 2019, the fatal overdose rate increased on average by 29% per year to 5.0 deaths per 100,000 standard population.3 Side effects of this condition include violent outbursts and aggressive behavior. There are three subcategories that share similar or identical mechanisms of action: MAUD, cocaine use disorder and prescription stimulant use disorder. There are currently no approved pharmacotherapies for StUD.4 Filament estimates addressable StUD patient population in the United States of 835,000 with peak annual revenues of US$1.2B.5 Filament plans to continue development of PEX010 for the treatment of methamphetamine use disorder by using the data collected from a clinical trial sponsored by UCSF. The IND for this study was submitted on August 23, 2022, and was opened 30 days later. The study is currently designed as a 10-patient open-label feasibility study with primary endpoints as safety and feasibility. Using the data generated from this study, Filament plans to work with the FDA to develop a longer-term development plan including pivotal trials necessary to apply for marketing authorization.

Given below is a table of Filament’s plans to develop PEX010 for MAUD:

____________

2        https://www.samhsa.gov/data/sites/default/files/reports/rpt39443/2021NSDUHFFRRev010323.pdf

3        NCHS Data Brief: Drug Overdose Deaths in the United States, 1999 – 2019

4        Pharmacotherapy for Stimulant-Related Disorders; PMC PubMed Central; Colin N. Haile, M.D., Ph.D. and Thomas R. Kosten, M.D.

5        Filament management estimates based on Filament-commissioned third-party research conducted by Pinney and Associates and Old Street Strategy

Opioid Use Disorder Development Plan

In the latest national survey conducted in 2021, 9.2M Americans reported opioid misuse of which 5.6M reported an opioid use disorder (OUD)1.6 Overdose deaths nearly doubled from 7.4 to 15.5 per 100,000 from 2012 to 2019.7 The opioid overdose epidemic regularly makes national headlines in the U.S. and Canada. The global opioid use disorder pharmaceutical market is projected to grow from $3.35B in 2023 to $6.14B by 2030, at a CAGR of 9.1%8

Existing therapies are generally known to be lacking in various respects. Substitution therapy replaces misused opioid with a prescription opioid agonist in order to stabilize a patient on a safe supply and obviates the need for illicit drug seeking. However, retention of subjects in such programs is poor, with only a 58% retention at 6 months reported in one study.9 Antagonist therapy requires complete detox and abstinence, monthly injections, and can lead to more deadly relapses and similarly reports low retention (50% 6-month retention10 reported in one study). Filament forecasts addressable OUD patient population of 295,000 with peak annual revenues of approximately $387 million in the United States.11 On October 6, 2023, Filament received authorization from Health Canada to conduct a Filament-sponsored phase 2 clinical trial at the University of British Columbia. The trial will study the effects of PEX010 for the treatment of opioid use disorder (OUD). Dr. Christian Schütz, Professor of Psychiatry at UBC, will be the principal investigator for the trial, which will assess the safety and feasibility of administering psilocybin in the treatment of OUD, and evaluate potential changes in participants’ opioid use.

We believe that demonstrating the efficacy of our products and obtaining the necessary approval for those products to be marketed as pharmaceuticals will take several years and the Company’s products may never demonstrate the necessary efficacy or be approved for marketing. However, the Company is currently generating revenue by licensing technology and supplying third-party clinical trial operators with pharmaceutical grade drug candidates. Revenue is generated when certain milestones are met by Filament or the trial operators, such as delivery of the drug candidates, trial authorization, patient dosing, and trial conclusion. Filament may also achieve revenue streams from longer-term royalty and milestone-based payments coming into effect upon regulatory approval and commercialization. Filament has begun recognizing revenues from supplying third party clinical trials and expects to continue generating revenues from operational milestones in the next twelve months.

COMPETITIVE STRENGTHS

Filament’s key competitive strengths stem from Filament’s expectations about the advantages of botanical drugs and Filament management’s expertise in this field. Botanical drugs are unique in that they can contain a complex mixture of many active and inactive compounds. Traditional drugs normally only contain a single active compound in addition to impurities. Filament believes that the complexity of botanical drugs provide several advantages in terms of pharmaceutical development:

1.      The inherent complexity of botanical drugs makes the products difficult to genericize, especially if the manufacturing methods are protected by patents, trade secrets, and know-how.

____________

6        Key Substance Use and Mental Health Indicators in the United States: Results from the 2021 National Survey on Drug Use and Health

7        NCHS Data Brief: Drug Overdose Deaths in the United States, 1999 – 2019

8        Fortune Business Insights: Opioid Use Disorder (OUD) Market Size

9        Retention of Patients in Opioid Substitution Treatment: A Systematic Review

10      A Randomized Trial Comparing Extended-Release Injectable Suspension and Oral Naltrexone, Both Combined With Behavioral Therapy, for the Treatment of Opioid Use Disorder

11      Filament management estimates based on Filament-commissioned third-party research by Pinney and Associates and Old Street Strategy

2.      If psychedelic drugs are proven to be efficacious in clinical trials, the presence of additional compounds in the final product may contribute to an improved efficacy profile.

3.      Botanical drugs can leverage certain benefits during the development process, such as the use of documented historical use of a particular botanical drug in place of a traditional pre-clinical toxicology program.

Filament’s management team has significant experience in botanical extraction, manufacturing, and commercialization. Before starting Filament, several key members of management worked together at a startup called Mazza Innovation Ltd. (“Mazza”), which focused on botanical extraction. This company was sold in 2018 to Sensient Technologies for $26M. At Mazza the team members gained significant experience in GMP manufacturing, commercialization, fund-raising, intellectual property development, sourcing, and other areas pertaining to botanical extract commercialization.

As the first company to enter naturally-derived psychedelic drug candidates into human clinical trials, Filament believes that it enjoys a significant first-mover advantage. This is evidenced by the fact that the vast majority of the patients who have requested psilocybin through the Health Canada Special Access Program have received PEX010, Filament’s standardized botanical psilocybin product. The first-mover advantage has also contributed to Filament’s ability to secure valuable intellectual property protection for the novel technologies it has developed, creating significant barriers to entry for competitors. However, Filament has yet to develop an approved product or realize significant revenues and its first-mover advantages may not be durable or sustainable.

Filament’s platform of proprietary technologies allows it to rapidly iterate new drug candidates for development, and the botanical drug development pathway can enable these drugs to more quickly enter into human clinical trials than traditional new chemical entity drugs. The skills and expertise needed to create new botanical drugs to the standards of regulatory agencies around the world are differentiated, and we believe that Filament’s ability to leverage these skills provides Filament with a significant advantage.

Filament works with academic researchers globally who conduct studies using Filament’s drug products. In exchange for supplying the drugs, Filament received new information about how the drugs performed in clinical studies, including safety and efficacy data which can be used to further Filament’s own business objectives.

Filament believes that its in-house manufacturing capabilities give it significant advantages compared with peer psychedelic companies. In-house manufacturing allows Filament to control its supply chain and to not rely extensively on third-party manufacturers. In addition, certain aspects of the manufacturing process contain proprietary intellectual property. Filament is able to perform contract manufacturing services for third-party customers, providing it the opportunity to earn revenue, which is unusual for a company in clinical development.

PRODUCTS

Botanical Drug Candidates

According to the FDA, a “botanical drug product” is intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans. Further, the FDA has noted the following regarding the characteristics of botanical drug products:

•        A botanical drug product consists of vegetable materials, which may include plant materials, algae, macroscopic fungi, or combinations thereof;

•        A botanical drug product may be available as (but not limited to) a solution (e.g., tea), powder, tablet, capsule, elixir, topical, or injection; and

•        Botanical drug products often have unique features, for example, complex mixtures, lack of a distinct active ingredient, and substantial prior human use. Fermentation products and highly purified or chemically modified botanical substances are not considered botanical drug products.

The FDA’s Center for Drug Evaluation and Research (“CDER”), issued a Botanical Drug Development Guidance for Industry (the “Botanical Guidance”) to take into consideration the special features of botanical drugs and to facilitate development of new therapies from botanical sources. The Botanical Guidance applies to only botanical products intended to be developed and used as drugs.

Botanical Drug Pathway

The Company’s drug development pathway is defined by the FDA Botanical Drug Guidance (2016), which defines botanical drugs as:

•        Derived from plant materials, algae, macroscopic fungi, and combinations thereof;

•        Have a complex combination of multiple active compounds rather than one single compound; and

•        Typically have documented historical use by humans.

The FDA Botanical Drug Pathway provides distinct intellectual property advantages due to the difficulty in genericizing complex mixtures protected by process patents and trade secrets, and may permit a faster track to clinical development through leveraging documented historical human consumption instead of preclinical studies.

By leveraging the FDA Botanical Drug Guidance, Filament progressed into FDA-approved human clinical trials by using a dossier which was compiled to demonstrate the extensive prior use of psilocybin and psilocybin-containing mushrooms, rather than conducting traditional preclinical studies as synthetic psychedelic operators have done. While Filament’s botanical drugs have leveraged historical use and literature to bypass pre-clinical safety for Phase 1 and Phase 2 clinical trials, the FDA has advised Filament that its botanical drug product will require a standard non-clinical package before commencing Phase 3 clinical studies. The botanical drug pathway requires specific skills and expertise relating to product research, development, manufacturing and testing which, combined with Filament’s robust intellectual property portfolio, may provide a significant competitive advantage in the future.

Because botanical drugs have distinct characteristics, the FDA employs distinct regulatory measures compared to nonbotanical drugs like those synthesized, partially synthesized, or heavily purified. Consequently, the challenges related to formulating the CMC (Chemistry, Manufacturing, and Controls) of botanical drugs differ from those of synthetic drugs. Sourcing botanical drugs is intricate since it necessitates a steady supply of botanical raw material (BRM) while maintaining consistent chemical properties within that supply. The process demands considerable expertise to study and evaluate a multitude of complex BRMs, developing specifications that ensure consistent manufacturing of the final product.

We believe that refining, purifying, and sometimes isolating natural products prove notably more intricate and demanding than the procedures involved in purifying a synthesized mixture through techniques like recrystallization. We believe this heightened complexity brings about increased possibilities for the product to lose stability, resulting in alterations to its properties and uniformity, given that the product can contain numerous individual compounds, potentially numbering in the hundreds or even thousands. Due to the complex nature of natural products, we believe that the establishment of validated testing methods takes a markedly distinct approach from the methods used for synthetic assays, where only a small number of analytes or impurities are typically present. Dealing with natural products necessitates a completely different set of chemical skills compared to those used in synthetic chemistry.

Stage of Development

The Company conducts its own research and development, and its technologies and materials are currently in a pre-commercial stage. Psychedelic treatment may take the shape of multiple forms including: a) pharmaceutical, FDA-approved medicines; b) regulated, non-pharmaceutical settings; and c) decriminalized, unregulated recreational settings.

Filament’s first three botanical drug candidates are standardized, purified extracts of Psilocybe cubensis fruiting bodies.

PEX010, PEX020, and PEX030 have successfully attained FDA Botanical Drug classification, a unique development pathway in comparison to isolated natural and synthetic compounds. As of December 31, 2021, Filament’s PEX010 1 mg psilocybin drug candidate obtained approval from Health Canada to be administered in clinical trials, and as of January 5, 2022, Filament’s PEX010 25 mg psilocybin drug candidate obtained approval from Health Canada to be administered in clinical trials.

Filament has imported raw materials from Brazil and Peru under the Nagoya Protocol to conduct research and development activities towards the formulation of AEX010, a standardized ayahuasca formulation, and AEX020, a standardized monoamine oxidase inhibitor, which are in the preclinical stage.

Filament has licensed out technology to supply PEX010 to third party clinical trials. PEX020 and PEX030 are being internally generated for use in Filament’s clinical trials in partnership with UCSF.

Filament has analyzed and tested multiple sources of the botanical raw material (BRM) in order to assess the variability and profile of the natural product, including Tabernanthe iboga root (“iboga”) and San Pedro cacti.

Iboga is a shrub which contains ibogaine, a psychoactive compound that has shown promise in the treatment of substance use disorders. Filament announced the completion of the first ever Nagoya Protocol-compliant import of iboga root from Gabon on May 17, 2023. The iboga root is undergoing analysis at Filament’s facility, and will be transformed into total alkaloid iboga extract, in partnership with Terragnosis, a company dedicated to producing ethically sourced and high quality ibogaine and iboga extracts.

Filament has developed a process by which to extract mescaline from San Pedro cacti, along with its related compounds, including secondary metabolites produced by the cacti. Filament is now in the process of performing early stage CMC activities required for a product to be used as a botanical drug candidate.

GROWTH STRATEGY

In addition to the clinical drug development pathway focused on substance use disorders, Filament is also focused on growth by partnering with leading researching and commercial entities worldwide with the goal of enabling the Company to benefit from other avenues of commercialization that may be viable before FDA approval or Canadian drug product marketing authorization. These avenues include, but are not limited to, licensing agreements with other corporate entities, compassionate use exemptions, and sales in other jurisdictions with separate regulatory controls.

Filament aims to expand into alternative markets including regulated, therapeutic use in medical settings and regulated, non-pharmaceutical settings. This includes the Australian market, where the Therapeutic Goods Administration (TGA) has re-classified psilocybin to a schedule 8 medicine which can be prescribed by authorized psychiatrists for the treatment of Treatment Resistant Depression (TRD). Since January 5, 2022, Canada has permitted the prescription of psilocybin and MDMA through the Health Canada Special Access Program. Furthermore, Oregon was the first state to pass a psilocybin services act (2020) which opens a non-medical market for psilocybin; this was followed by Colorado in 2022. Filament intends to develop its products for and actively pursue markets where it may be legal to provide its products, as laws and regulations evolve over time.

SALES, MARKETING AND CONTRACTUAL RELATIONSHIPS, AND CUSTOMERS

Although none of Filament’s drugs have been approved for marketing in any jurisdiction, the Company actively markets its drug candidates to other companies on an out-licensing basis. A summary of these licensing arrangements is given below. Filament’s licensees enjoy the benefits of Filament’s botanical drugs in terms of their intellectual property, differentiation, and clinical development advantages.

Filament’s drugs have been supplied through government-regulated early access programs such as the Health Canada Special Access Program which gives Filament early experience supplying drugs to real-world patients. Filament participates in Project Solace, an initiative led by TheraPsil, to expand legal access to Canadians for psilocybin therapy and support the Special Access Program by collecting data on efficacy, safety and tolerability of psilocybin therapy.

Filament also provides laboratory and manufacturing services to third parties who can leverage Filament’s experience in GMP psychedelic drug manufacturing.

Licensing Agreements and Partnership Network

Cybin Therapeutics (on hold) (clinical development; no rights to commercialize)

On January 14, 2022, Filament announced that it had entered into an agreement with Cybin Therapeutics, a private therapeutic bioscience company whose mission is to discover and develop psilocybin-assisted therapeutic protocols. Under the agreement, Filament is licensing its botanical psilocybin drug candidate, PEX010, to Cybin Therapeutics for two upcoming Phase 2 clinical trials addressing depression and alcohol use disorder. The agreement also governs the supply of materials for two additional clinical trials. As part of Filament’s agreement with Cybin Therapeutics, Cybin Therapeutics will pay Filament total consideration of up to $170,000 based on the achievement of certain milestones. There are no royalty obligations under the agreement with Cybin Therapeutics. Cybin Therapeutics’ current clinical program is on hold due to internal capital constraints. The agreement with Cybin Therapeutics expires on January 3, 2024, and may be terminated by either party on 90 days’ written notice.

Both trials will be led by Dr. Reg Peters and Dave Phillips. Dr. Peters has been involved in advocacy for compassionate use of psilocybin for palliative patients, including as a medical advisor to TheraPsil. Mr. Phillips, who is the Training Advisor to TheraPsil and a highly experienced psilocybin-assisted therapist, will lead the therapy component of the trials along with an experienced clinical team at Cybin Therapeutics’ purpose-built clinic.

On January 31, 2022, Cybin Therapeutics announced that it has obtained Health Canada approval for the first Phase 2 clinical trial. The trial will include individuals with major depressive disorder who are undergoing selective serotonin reuptake inhibitor (“SSRI”) therapy, commonly used to treat depression, as well as those who are not currently taking SSRIs.

As of June 30, 2023, Filament had received payments from Cybin Therapeutics totaling $12,500 under this agreement.

ATMA Journey Centers (completed) (clinical development; no rights to commercialize)

On February 23, 2022, Filament announced that it had entered into an agreement with ATMA, Canada’s first private therapy company to conduct legal psilocybin therapy through the Health Canada Section 56 Exemption, assisting Canadians facing end-of-life distress from terminal illness. Under the agreement, Filament licensed its botanical psilocybin drug candidate, PEX010, to ATMA for use in clinical trials. As part of Filament’s agreement with ATMA, ATMA agreed to pay Filament total consideration of a low three-digit price per capsule. There are no royalty obligations under the agreement with ATMA. The agreement with ATMA has completed.

On September 1, 2022, Filament and ATMA announced that 14 healthy subjects were dosed with PEX010 in a Health Canada-approved clinical trial as part of ATMA’s psychedelic-assisted therapist training program. Participants in the study described the common experience of feeling “better,” “happier,” and “lighter” after the psilocybin session. No serious adverse events were reported, and the adverse events experienced were generally mild, expected, and occurred within two days following the psilocybin session.

As of June 30, 2023, Filament had received payments from ATMA totaling $4,500 under this agreement.

Psyence Biomed Corp (active) (clinical development and commercialization rights)

On April 18, 2022, Filament entered into a research agreement (the “Psyence Research IP Agreement”) with Psyence, a public life sciences biotechnology company on a mission to use natural psychedelics to heal psychological trauma and its mental health consequences in the context of palliative care. Under the Psyence Research IP Agreement, Filament granted a sub-license of its botanical psilocybin drug candidate, PEX010, and associated intellectual property to Psyence for its upcoming Phase 2 clinical trial addressing depression, anxiety, and associated ailments in palliative care. The license is exclusive within the United Kingdom for the foregoing applications. As part of Filament’s agreement with Psyence, Psyence will pay Filament total consideration of up to CAD$250,000 based on the achievement of certain milestones. There are no royalty obligations under the Psyence Research IP Agreement. The Psyence Research IP Agreement expires on April 18, 2027. As of June 30, 2023, Filament had received payments from Psyence totaling $225,000 under the First Psyence Agreement.

On December 15, 2022, Filament and Psyence entered into a royalty-bearing, binding term sheet for the commercial licensing of the intellectual property from Filament, which is subject to the terms of a definitive license agreement, and grants Psyence the worldwide right to commercialize PEX010 within the context of palliative care (the “Psyence Commercial IP Agreement”). As part of Filament’s agreement with Psyence, Psyence will pay Filament (i) consideration of up to CAD$1,500,000 based on the achievement of certain milestones, (ii) an annual exclusivity fee of CAD$250,000 commencing upon Psyence’s phase II clinical trial of PEX010 for palliative care and (iii) a royalty within a range of five to fifteen percent of net sales of products developed with intellectual property licensed under the Psyence Commercial IP Agreement. The Psyence Commercial IP Agreement expires on a country-by-country basis upon the entry of a generic version of PEX010 for sale in such country, and may be terminated by Psyence on 60 days’ notice.

As of June 30, 2023, Filament had not yet received any payments from Psyence under the Second Psyence Agreement.

NeoLumina BioScience Inc. (active) (clinical development and commercialization rights)

On June 30, 2023, Filament announced that it had entered into an agreement with NeoLumina, a company focused on the development and commercialization of novel therapeutics inspired by psychedelics. Under the terms of the agreement, Filament granted an exclusive license of its proprietary botanical psilocybin drug candidate, PEX010, and associated intellectual property, to NeoLumina for clinical and commercial development related to eating disorders.

As part of Filament’s agreement with NeoLumina, NeoLumina will pay Filament (i) consideration of up to $850,000 based on the achievement of certain milestones, (ii) $1,000,000 upon first marketing approval permitting commercial sales; $500,000 for each subsequent marketing approval permitting commercial sales in the UK, EU, USA or Canada; and $100,000 for each subsequent marketing approval permitting commercial sales in other countries, (iii) a $100,000 annual exclusivity fee beginning on the date of NeoLumina’s Phase 2 clinical trial, and (v) a royalty within a range of five to fifteen percent of net sales of products developed with intellectual property licensed under the NeoLumina agreement. The NeoLumina agreement expires on June 30, 2038, and may be terminated by NeoLumina on 30 days’ notice.

Filament will receive milestone payments of up to seven figures over the course of NeoLumina’s clinical development and marketing authorizations, as well as future commercial royalties up to a low double-digit percentage of net sales.

As of June 30, 2023, Filament had not yet received any payments from NeoLumina under this agreement.

Reset Pharmaceuticals Inc. (active) (clinical development; no rights to commercialize)

On August 31, 2023, Filament announced that it had entered into an agreement with Reset Pharmaceuticals Inc. (“Reset”), a company focused on the development of innovative treatments to address mental health indications related to life-altering diseases. Under the terms of the agreement, Filament granted a license of its proprietary botanical psilocybin drug candidate, PEX010, and associated intellectual property, to Reset for clinical and commercial development related to a Phase 2 clinical trial studying demoralization syndrome. The Reset agreement expires on August 22, 2026, and may be terminated by Reset on 30 days’ notice. As of October 9, 2023, the IND for Reset’s Phase 2 clinical trial had been accepted by the FDA.

As part of Filament’s agreement with Reset, Reset will pay Filament consideration of up to $850,000 based on the achievement of certain milestones and $175,000 if it decides not to proceed to a Phase 3 clinical trial.

As of June 30, 2023, Filament had not yet received any payments from Reset under this agreement.

A summary of Filament’s licensing agreements is provided below:

Organization	Effective Date	Jurisdiction	Drug Product	Trial Phase	Indication	Trial Status
Cybin Therapeutics	January 3, 2022	Okanagan, BC	PEX010 (25 mg)	Phase 2 (on hold)	Mood disorders	Authorized (on hold)
ATMA Journey	February 10, 2022	Calgary, AB	PEX010 (25 mg)	Phase 2	Therapist training	Completed
Psyence Group	April 18, 2022	UK, Canada, USA, EU, Australia*	PEX010 (25 mg)	Phase 2, 3 and commercialization	Anxiety and depression in palliative care	Application submitted/awaiting authorization
NeoLumina	June 27, 2023	Global	PEX010 (25 mg)	Phase 2, 3 and commercialization	Eating Disorders	Planning stage
Reset Pharmaceuticals	August 30, 2023	Global	PEX010 (25 mg)	Phase 2	Demoralization syndrome	Authorized

Manufacturing Services

Filament has completed certain controlled substances laboratory manufacturing and encapsulation services for Pharmala Biotech Holdings Inc. Filament does not consider these services to be core to its business operations.

Academic Agreements

Filament has partnered with academic researchers and institutions to provide Filament’s drug candidates at discounted or low fees to ensure the safe, standardized supply of natural psychedelic drug candidates, and to further overall research into psychedelic drugs. Through these arrangements, Filament accumulates safety data for its drug candidates that is used in Filament’s internal drug development program. Additionally, Filament obtains an advanced data preview of the trial results, which provides Filament with clinical data in non-core indications. Filament views these agreements as an effective pipeline into other indications, which Filament may choose to develop further in the future. To date, Filament has not received any monetary consideration for any academic trials. In the future, Filament will collect its direct logistical costs for supplying these trials, which is approximately $10,000 – $15,000 per trial. The typical term of an academic trial licensing agreement is two – five years and the termination provision is 30 days.

Filament’s leading drug candidate, PEX010 (1 mg, 5 mg, and 25 mg), is being administered in clinical trials in Canada, the United States, and Europe. Indications under examination by these partners include depression and treatment-resistant depression, alcohol use disorder, MAUD, chronic pain, mild cognitive impairment, and existential crisis. Filament retains the safety data from academic trials which enhances Filament’s in-house research and discovery programs.

A summary of Filament’s academic agreements as of November 1, 2023 is provided below:

Organization	Effective Date	Jurisdiction	Drug Product	Trial Phase	Indication	Trial Status
Université de Liège	December 21, 2021	Belgium	PEX010 (25 mg)	Phase 2	Comatose	Conditional approval received
Cy Biopharma (Principal Investigator: Harvard University)	September 29, 2022	USA	PEX010 (25 mg)	Phase 2	Advanced cancer pain	Authorized/not yet shipped
Psychedelic Research Consultants (Principal Investigator: University of Toronto)	June 22, 2023	Canada	PEX010 (25 mg)	Phase 1	Improve mood	Dosing

Organization	Effective Date	Jurisdiction	Drug Product	Trial Phase	Indication	Trial Status
University of California, San Francisco	May 12, 2021	California	PEX010 (25 mg)	Phase 1	Comparative study	Dosing
University of California, San Francisco	March 29, 2023	California	PEX010 (25 mg)	Phase 2	Low back pain	Dosing
CHU Brugmann	December 6, 2022	Belgium	PEX010 (25 mg)	Phase 2	Alcohol use disorder	Authorized/not yet shipped
Centre for Addiction and Mental Health	November 16, 2022	Canada	PEX010 (25 mg)	Phase 2	Depression – Double blind	Dosing
Centre for Addiction and Mental Health	April 27, 2023	Canada	PEX010 (25 mg)	Phase 2	Depression – Open label	Authorized/not yet shipped
Centre for Addiction and Mental Health	January 17, 2023	Canada	PEX010 (25 mg)	Phase 2	Mild cognitive impairment	Authorized and shipped; not yet dosing
Centre for Addiction and Mental Health	April 27, 2023	Canada	PEX010 (25 mg)	Phase 2	Obsessive compulsive disorder	Authorized/not yet shipped
Centre for Addiction and Mental Health	April 27, 2023	Canada	PEX010 (25 mg)	Phase 2	MDD/AUD	Planning stage
Centre for Addiction and Mental Health	April 27, 2023	Canada	PEX010 (25 mg)	Phase 2	TRD in autism	Planning stage
The Johns Hopkins University	May 26, 2023	USA	PEX010 (25 mg)	Phase 2	Cannabis use disorder	Planning stage
Ottawa Hospital Research Institute	December 15, 2022	Ontario	PEX010 (25 mg)	Phase 2	Existential distress	Authorized/not yet shipped
Copenhagen University Hospital (Psychiatric Centre Copenhagen)	October 21, 2022	Denmark	PEX010 (25 mg)	Phase 2	Alcohol use disorder	Dosing
Copenhagen University Hospital	March 24, 2023	Denmark	PEX010 (25 mg)	Phase 2	Comatose	Planning stage
Copenhagen University Hospital	May 10, 2023	Denmark	PEX010 (25 mg)	Phase 2	Neurological imaging	Planning stage
Copenhagen University Hospital	Aug 31, 2023	Denmark	PEX010 (25 mg)	Phase 2	Dyspnea	Planning Stage
University Health Network	April 27, 2023	Ontario	PEX010 (25 mg)	Phase 2	Bipolar depression	Planning stage
Ghent University	January 12, 2023	Belgium	PEX010 (25 mg)	Phase 2	Anxiety and mood disorders	Authorized/not yet shipped
University of Washington	July 5, 2023	State of Washington	PEX010 (25 mg)	Phase 2	Anxiety – Metastatic cancer	Dosing
Norra Stockholms Psykiatri	June 30, 2023	Sweden	PEX010 (25 mg)	Phase 2	Major depressive disorder	Planning stage
University of California, Los Angeles	May 11, 2023	California	PEX010 (25 mg)	Phase 1	Depression	Dosing
University of Utah	July 7, 2023	Western US	PEX010 (25 mg)	Phase 2	Opioid tapering	Planning stage

Each of our academic agreements may be terminated by either party on thirty days’ notice.

MANUFACTURING AND RAW MATERIALS

Filament manufactures its PEX010, PEX020, and PEX030 products, and is conducting research and development on other psychedelic botanical drugs using the following steps:

1.      Propagation — Grow botanical psychedelics

2.      Extraction — Remove target compounds from biomass

3.      Purification — Remove non-primary/secondary metabolites

4.      Standardization — Develop precise and stable formulations

5.      Drug Delivery — Encapsulate and/or formulate into other compositions of matter for different deliverable forms (i.e. sublingual)

The raw materials Filament uses in its vertically integrated manufacturing process are separated into propagation and manufacturing steps. Propagation raw materials include: organic rye grain, coconut pith fiber, agar, and water. Manufacturing raw materials include: solvents (methanol, ethanol, water, acetic acid), excipients, and dry chemicals (citric acid, maltodextrin, mannitol, and ascorbic acid). These materials are not controlled substances and can be acquired from a wide variety of vendors.

Additionally, Filament has imported psychedelic raw materials including Banisteriopsis caapi (Ayahuasca) and Psychotria viridis (Chacruna). Filament is working with specialized organizations in Brazil and Peru who are guiding the process of importing these raw materials under the Nagoya Protocol. Since these plants are considered controlled substances, Filament has obtained Health Canada import permits to obtain and possess these materials. Filament is also importing Iboga tabernanthe (Iboga) raw material from Gabon, for research and development.

On February 15, 2021, Filament, through its wholly-owned subsidiary, Psilo Scientific, became one of the first solely psychedelic-focused operators to be granted a Health Canada Dealer’s License, pursuant to the Controlled Drugs and Substances Act. The Dealer’s License enables the Company to possess, produce, and transport psilocybin and other compounds found in natural, botanical fungus. Filament received amendments to its Dealer’s License on July 29, 2021, March 1, 2022, October 7, 2022, March 1, 2023 and July 5, 2023 for the conduct of additional activities, other controlled substances, addition of AQPICs, to increase the permissible quantity of controlled substances allowed on site, and to include Filament Health Corp. on the license.

Filament’s current Dealer’s License was issued on July 5, 2023 and expires on February 28, 2025 and provides Level 8 clearance12 which allows Filament to store up to $6,250,000 of controlled substance inventory on-site in the designated storage areas. Filament’s Dealer’s License permits the conduct of the possession, production, assembling, sale/provision, sending, transportation and delivery of the following substances:

•        Cathinone

•        Coca Leaf

•        Cocaine

•        Harmaline

•        Harmalol

•        Ketamine

•        Mescaline

•        N,N-Dimethyltryptamine (DMT)

•        N-Methyl-3,4-Methylenedioxyamphetamine

____________

12      The Directive on Physical Security Requirements for Controlled Substances and Drugs is intended to establish realistic minimum security standards for the storage of controlled substances as defined in the Controlled Drugs and Substances Act (CDSA). There are 11 levels of security, which are presented as minimum requirements for the different security levels (Appendix C. 4.1 — General). Security Level 8 (Appendix C 4.9) requirements include minimum electrical detection requirements, secure environs, ventilation and details relating to the vault or safe used.

•        Psilocin

•        Psilocybin

•        Salvia Divinorum

•        Salvinorin

The Company also holds a Natural and Non-prescription Health Products Department (“NNHPD”) License, issued by the Government of Canada through Health Canada, that permits the manufacture of Natural Health Products. The Company’s operations at the Burnaby Facility comply with GMP Standards in order for the production of drug candidates for human trials and for future sale to commercialization. Health Canada and the FDA require manufacturing to be up to GMP Standards.

FACILITIES

Filament operates out of a vertically integrated research and manufacturing facility with a fully operational mycology lab, production facility and head office (the “Burnaby Facility”). The Burnaby Facility includes cultivation space and laboratory space used for the preparation of genetic material for the cultivation process as well as testing and processing space and equipment for the drying, extraction, purification and standardization of psychedelic substances and secure controlled substances environments that are only accessible to authorized individuals. The Burnaby Facility measures 3,416 square feet and is a leased facility. The Company’s current capacity at the Burnaby Facility is over 2,500 therapeutic doses of psilocybin per month.

BACKLOG

Filament does not have any customer backlog or unfulfilled orders. Filament works with its partners to manufacture products well in advance of their clinical requirements.

COMPETITION

The pharmaceutical drug development market is very competitive and includes a number of well-known pharmaceutical companies, many of which have extensive drug development research capabilities. With the exception of ketamine development, pharmaceutical companies have not initiated psychedelic drug development clinical trials, to Filament’s knowledge.

The psychedelic drug development market is highly fragmented, and includes a variety of companies progressing their drug development programs focused on many different medical interventions. Management is not aware of any other companies that have obtained FDA, or other regulatory body approval, to conduct human clinical trials using psychedelic substances that were manufactured from botanical sources. The following are the most relevant categories of Filament’s competitors:

•        Synthetic drug manufacturers and suppliers offering first generation psychedelic drug candidates without intellectual property to drug developers;

•        Psychedelic drug developers sourcing first generation psychedelic drug candidates without intellectual property; and

•        Drug developers synthesizing, researching and entering new chemical entity compounds, that have properties similar to psychedelic compounds, into preclinical and clinical studies.

Although Filament may face increased competition through the emergence of new competitors or technologies, Filament believes its botanical approval and innovative technology provide a significant and competitive advantage for its drug development program distinguished from other market players.

HUMAN CAPITAL

As of September 20, 2023, Filament had eleven (11) employees, all based in Canada. Filament’s key human capital management objectives are to attract, retain and develop the highest quality talent throughout the company, and maintain good relations with employees and management throughout the company. None of Filament’s employees are represented by a labor union or are parties to a collective bargaining agreement. In addition, Filament engaged five individuals under contractor or professional service contracts, to provide bookkeeping, accounting, investor relations, marketing and advisory services.

Filament has entered into employment agreements with each of its employees, including executive officers. All of these agreements are subject to termination after various notice periods, specify an employee’s duties and contain customary provisions regarding confidentiality, intellectual property assignment and non-solicitation provisions.

INTELLECTUAL PROPERTY AND TRADEMARKS

Through its acquisition of Psilo Scientific, and research and development activities subsequent to that acquisition, Filament holds a large portfolio of intellectual property relating to the extraction, purification, and standardization, stabilization and human dosage forms of natural psychoactive alkaloids. This portfolio also includes technologies relating to controlling their production during extraction and to compositions of matter necessary for creating final deliverable forms of products containing these natural psychoactive alkaloids.

Through experimentation, Psilo Scientific has come to believe that there are few viable methods to extract the psychoactive alkaloids from natural sources on a commercial scale, and has applied for patent protection of these methods. Filament believes this protection may provide an advantage over others wishing to commercialize similar extracts from natural sources.

In addition to extraction technologies, Psilo Scientific has developed novel purification methods which are necessary to increase the concentration of the psychoactive alkaloids in the extracts to a level sufficient to be standardizable and clinically effective. A purification step is likewise necessary to remove the many impurities that are extracted along with the desirable compounds. Proprietary purification innovations are also protected by pending and issued patents, including a Canadian patent for a “Process for Obtaining a Purified Psychoactive Alkaloid Solution”. In addition to patent protection, the aforementioned purification is not typical and Filament believes it is complex even to an experienced chemist, providing what Filament anticipates is a significant barrier of protection through technological “know-how”.

Filament has also developed methods to standardize and stabilize the purified matter to precise, measurable, stable formulations.

To provide therapeutically effective products to humans, the extracts must be formulated into a final dosage form particular to the chosen delivery method. Psilo Scientific’s composition of matter patent applications pertain to oral and other delivery methods. They involve what Filament believes are the necessary elements which must be added to the extract to provide functional aspects (such as flowability) or standardization and preservation.

The above processes are used within the production of Filament’s PEX010 drug candidate that the Company has obtained clinical authorization for humans to use in clinical trials.

Granted Patents

Psilo Scientific’s patent estate includes twenty three (23) issued patents, including fourteen (14) which were issued by the Canadian Intellectual Property Office (“CIPO”), eight (8) which were issued by the United States Patent and Trademark Office (“USPTO”), and one (1) which was issued by the Mexican Institute of Industrial Property (“IMPI”).

Patent Portfolio

Psilo Scientific’s core technologies are focused on its innovative technologies related to: (i) methods and systems for extracting psychoactive components from fungi, (ii) stabilization and formulation of psychoactive alkaloid compounds (both fungal and non-fungal derived), and (iii) delivery of alkaloid compounds (both fungal and non-fungal derived). All of these technologies are involved in some aspects of manufacturing Filament’s drug candidates.

Psilo Scientific’s patent estate includes fourteen (14) CIPO issued patents, eight (8) USPTO issued patents, one (1) IMPI issued patent, and forty five (45) pending patent applications. The pending patent applications include eight (8) CIPO applications, nine (9) Israeli patent applications, eight (8) Australian patent applications, five (5) USPTO applications, four (4) Brazil patent applications, three (3) Mexico patent applications, four (4) European patent applications, three (3) international PCT applications and one (1) Jamaican patent application.

The current patent estate consists of eight (8) patent families, as follows:

•        Psilo patent family 1 is focused on extraction methods, and consists of eleven (11) total granted patents, of which six (6) were issued by the CIPO and five (5) were issued by the USPTO, as well as fourteen (14) pending patent applications. The earliest patent filing is a United States provisional patent application filed with the USPTO in June 2020 that has now expired. Initial searching by CIPO of the extraction technology described and claimed in this patent family (Canadian patent application no. 3088384 and no. 3123908) deemed the technology as novel over the prior art identified during prosecution. Psilo has filed international PCT applications claiming priority to the June 2020 date.

•        Psilo patent family 2 is focused on purification processes, and consists of one (1) granted Canadian patent, one (1) granted Mexico patent as well as four (4) pending patent applications. Psilo is not aware of any prior art that anticipates the patent pending purification technology.

•        Psilo patent family 3 is focused on the standardization processes, and consists of one (1) granted Canadian patent and five (5) pending patent applications. Psilo is not aware of any prior art that anticipates the patent pending standardization technology.

•        Psilo patent family 4 is focused on chemical processes for stabilizing psychoactive alkaloids. This family consists of two (2) granted patents, of which one (1) was issued by the CIPO and one (1) was issued by the USPTO, as well as twelve (12) pending applications. Psilo is not aware of any prior art that anticipates the described compositions.

•        Psilo patent family 5 is focused on methods and formulations for delivering psychoactive alkaloids. This family consists of seven (7) granted patents, of which five (5) were issued by the CIPO and two (2) were issued by the USPTO, as well as four (4) pending patent applications. Psilo is not aware of any prior art that anticipates the described methods and formulations.

•        Psilo patent family 6 is focused on an alternative workaround purification method and consists of five (5) pending patent applications.

•        Psilo patent family 7 is focused on an alternative workaround extraction method and consists of two (2) pending patent applications.

•        Psilo patent family 9 is focused on extraction methods for Coca Leaf rather than Fungal biomass, and consists of one (1) pending patent application.

Psilo’s patent strategy is to aggressively pursue issued Canadian and U.S. patent coverage over described technologies, and to subsequently expand its patent coverage over a broad international geography, when practical and possible.

A summary table of Psilo Scientific’s patent portfolio is provided below:

	Reference Number	Family	Patent Number	Status	Title	Jurisdiction[13]	Filing Date/ Appl. No.	Issue Date	Expiry Date
1	PSU001a- AUNE	1	N/A	Pending	Extraction of psychoactive compounds from psychedelic fungus	AU	16-Dec-22; 2021291583	N/A	29-July-40*
2	PSU001a- BRNE	1	N/A	Pending	Extraction of psychoactive compounds from psychedelic fungus	BR	16-Jul-21; 112022025777	N/A	29-July-40*
3	PSU001a- CADIV1	1	3123908	Issued	Ethanol extraction of psychoactive compounds from psilocybin fungus	CA	29-Jul-20 (exam requested 5-Jul-21); 3123908	22-Mar-22	29-July-40
4	PSU001a- CADIV2	1	3124367	Issued	Aqueous extraction of psychoactive compounds from psilocybin fungus	CA	29-Jul-20 (exam requested 9-Jul-21); 3124367	26-Apr-22	29-July-40
5	PSU001a- CANE	1	3161623	Issued	Extraction of psychoactive compounds from psychedelic fungus	CA	16-Jun-21 (exam requested 13-May-22); 3161623	4-Apr-23	29-July-40
6	PSU001a- CANP	1	3088384	Issued	Extraction of psychoactive compounds from psilocybin fungus	CA	29-Jul-20; 3088384	3-Aug-21	29-July-40
7	PSU001a- EPNE	1	N/A	Pending	Extraction of psychoactive compounds from psychedelic fungus	EP	6-Jan-23; EP20210827107	N/A	29-July-40*
8	PSU001a- ILNE	1	N/A	Pending	Extraction of psychoactive compounds from psychedelic fungus	IL	30-Oct-22; 297791	N/A	29-July-40*
9	PSU001a- ILDIV1	1	N/A	Pending	Extraction of psychoactive compounds from psychedelic fungus (PPH claims from PSU001a-CADIV1/2/NP)	IL	3-Sep-2023	N/A	29-July-40*
10	PSU001a- JMPC	1	N/A	Pending	Extraction of psychoactive compounds from psilocybin fungus	JM	29-Sep-21; 18/2/000123	N/A	29-July-40*
11	PSU001a- MXNE	1	406118	Issued	Extraction of psychoactive compounds from psychedelic fungus	MX	16-Dec-22; MX/a/2022/016531	N/A	29-July-40*
12	PSU001a- USCON1	1	US11510952	Issued	Ethanol extraction of psychoactive compounds from psilocybin fungus	US	28-Jan-22; 17587731	29-Nov-22;	29-July-40
13	PSU001a- USCON2	1	US11571450	Issued	Aqueous extraction of psychoactive compounds from psilocybin fungus	US	17-Mar-22; 17697798	7-Feb-23;	29-July-40
14	PSU001a- USPC	1	US11382942	Issued	Extraction of psychoactive compounds from psilocybin fungus	US	17-Jun-21; 17351149	12-Jul-22;	29-July-40
15	PSU001b- AUNE	1	N/A	Pending	Methanol-based extraction of psychoactive alkaloids from fungus	AU	16-Dec-22; 2021291726	N/A	29-July-40*
16	PSU001b- BRNE	1	N/A	Pending	Methanol-based extraction of psychoactive alkaloids from fungus	BR	16-Dec-22; BR112022025778	N/A	29-July-40*
17	PSU001b- CADIV1	1	N/A	Pending	Hydro-methanol extraction of psychoactive compounds from fungus	CA	16-Jun-21 (exam requested 28-Apr-23); 3198238	N/A	29-July-40*
18	PSU001b- CANE	1	3163795	Issued	Methanol-based extraction of psychoactive alkaloids from fungus	CA	13-Jun-23 (exam requested 3-Jun-22); 3163795	13-Jun-23	29-July-40
19	PSU001b- CANP	1	3089455	Issued	Methanol-based extraction of psychoactive compounds from fungus	CA	7-Aug-20 (exam requested 5-Jul-21); 3089455	5-Jul-22	29-July-40

____________

13      Legend: CA: Canada; IL: Israel, AU: Australia; US: United States; BR: Brazil; MX: Mexico; EP: Europe; PCT: Patent Cooperation Treaty International Patent System; JM: Jamaica

	Reference Number	Family	Patent Number	Status	Title	Jurisdiction[13]	Filing Date/ Appl. No.	Issue Date	Expiry Date
20	PSU001b- EPNE	1	N/A	Pending	Methanol-based extraction of psychoactive alkaloids from fungus	EP	6-Jan-23; EP4161547	N/A	29-July-40*
21	PSU001b- ILNE	1	N/A	Pending	Methanol-based extraction of psychoactive alkaloids from fungus	IL	24-Nov-22; 298561	N/A	29-July-40*
22	PSU001b- MXNE	1	N/A	Pending	Methanol-based extraction of psychoactive alkaloids from fungus	MX	16-Dec-22; MX/a/2022/016530	N/A	29-July-40*
23	PSU001b- USNE	1	N/A	Pending	Methanol-based extraction of psychoactive alkaloids from fungus	US	15-Jun-22; 17841323	N/A;	29-July-40*
24	PSU001c- USCON1	1	11642385	Issued	Basic extraction of psychoactive compounds from psychoactive organisms	US	23-Mar-22; 17702701	9-May-23;	29-July-40
25	PSU001c- USNE	1	11331357	Issued	Methods and compositions comprising psychoactive compounds from psychoactive organisms	US	15-Jun-21; 17348697	17-May-22	29-July-40
26	PSU002- AUNE	2	N/A	Pending	Process for obtaining a purified psychoactive alkaloid solution	AU	5-Dec-22; 2021290454	N/A	29-July-40*
27	PSU002- BRNE	2	N/A	Pending	Process for obtaining a purified psychoactive alkaloid solution	BR	16-Dec-22; BR112022025782	N/A	29-July-40*
28	PSU002- CANP	2	3097246	Issued	Process for obtaining a purified psychoactive alkaloid solution	CA	23-Oct-20	28-Mar-23	23-Oct-40
29	PSU002- EPNE	2	N/A	Pending	Process for obtaining a purified psychoactive alkaloid solution	EP	6-Jan-23; EP20210881426	N/A	29-July-40*
30	PSU002- ILNE	2	N/A	Pending	Process for obtaining a purified psychoactive alkaloid solution	IL	25-Dec-22; 299448	N/A	29-July-40*
31	PSU002- MXNE	2	406117	Issued	Process for obtaining a purified psychoactive alkaloid solution	MX	13-Apr-23	12-Sep-23	23-Oct-41
32	PSU003- AUNE	3	N/A	Pending	Standardized psychoactive alkaloid extract composition	AU	19-Dec-22; 2022291410	N/A	29-July-40*
33	PSU003- BRNE	3	N/A	Pending	Standardized psychoactive alkaloid extract composition	BR	16-Dec-22; BR112022025780	N/A	29-July-40*
34	PSU003- CANP	3	3103707	Issued	Standardized psychoactive alkaloid extract composition	CA	18-Dec-20	26-Sep-23	18-Dec-40
35	PSU003- EPNE	3	N/A	Pending	Standardized psychoactive alkaloid extract composition	EP	6-Jan-23; EP20210825817	N/A	29-July-40*
36	PSU003- ILNE	3	N/A	Pending	Standardized psychoactive alkaloid extract composition	IL	25-Dec-22; 299449	N/A	29-July-40*
37	PSU003- MXNE	3	N/A	Pending	Standardized psychoactive alkaloid extract composition	MX	16-Dec-22; MX/a/2022/016533	N/A	29-July-40*
38	PSU004- AUDIV1	4	N/A	Pending	Dephosphorylation-controlled extraction of phosphorylatable psychoactive alkaloids	AU	19-Dec-22; 2022291416	N/A	29-July-40*
39	PSU004- AUDIV2	4	N/A	Pending	Predominantly phosphorylated psychoactive alkaloid extraction using alkali	AU	19-Dec-22; 2022291413	N/A	29-July-40*
40	PSU004- AUDIV3	4	N/A	Pending	Psychoactive alkaloid extraction and composition with controlled dephosphorylation	AU	19-Dec-22; 2022291414	N/A	29-July-40*
41	PSU004- AUNE	4	N/A	Pending	Psychoactive alkaloid extraction and composition with inhibited dephosphorylation	AU	19-Dec-22; 2022291411	N/A	29-July-40*

	Reference Number	Family	Patent Number	Status	Title	Jurisdiction[13]	Filing Date/ Appl. No.	Issue Date	Expiry Date
42	PSU004- CADIV1	4	N/A	Pending	Dephosphorylation-controlled extraction of phosphorylatable psychoactive alkaloids	CA	14-Jun-21 (exam requested 25-Jul-22); 3169140	N/A	29-July-40*
43	PSU004- CADIV2	4	N/A	Pending	Predominantly phosphorylated psychoactive alkaloid extraction using alkali	CA	14-Jun-21 (exam requested 7-Sep-22); 3173030	N/A	29-July-40*
44	PSU004- CANE	4	3137016	Issued	Psychoactive alkaloid extraction and composition with inhibited dephosphorylation	CA	16-Aug-22 (exam requested 29-Oct-21); 3137016	16-Aug-22	4-Dec-40
45	PSU004- CANP	4	N/A	Pending	Psychoactive alkaloid extraction and composition with controlled dephosphorylation	CA	4-Dec-20; 3101765	N/A	29-July-40*
46	PSU004- ILDIV1	4	N/A	Pending	Dephosphorylation-controlled extraction of phosphorylatable psychoactive alkaloids	IL	25-Dec-22; 299450	N/A	29-July-40*
47	PSU004- ILDIV2	4	N/A	Pending	Predominantly phosphorylated psychoactive alkaloid extraction using alkali	IL	25-Dec-22; 299451	N/A	29-July-40*
48	PSU004- ILDIV3	4	N/A	Pending	Psychoactive alkaloid extraction and composition with controlled dephosphorylation	IL	25-Dec-22; 299452	N/A	29-July-40*
49	PSU004- ILNE	4	N/A	Pending	Psychoactive alkaloid extraction and composition with inhibited dephosphorylation	IL	25-Dec-22; 299453	N/A	29-July-40*
50	PSU004- USCON1	4	N/A	Pending	Dephosphorylation-controlled extraction of phosphorylatable psychoactive alkaloids	US	15-Sep-23; 18369060	N/A	29-July-40*
51	PSU004- USNE	4	US11298388	Issued	Psychoactive alkaloid extraction and composition with controlled dephosphorylation	US	23-Sep-21; 17483601	12-Apr-22	29-July-40
52	PSU005a- CADIV1	5	N/A	Pending	Process for transmucosal psychoactive alkaloid composition	CA	24-Mar-21 (exam requested 18-Apr-23); 3197443	N/A	29-July-40*
53	PSU005a- CANE	5	3152326	Issued	Preparation of transmucosal psychoactive alkaloid composition	CA	29-Nov-21 (exam requested 12-Mar-22); 3152326	9-May-23	24-Mar-41
54	PSU005a- CANP	5	3113240	Issued	Transmucosal psychoactive alkaloid composition and preparation thereof	CA	24-Mar-21; 3113240	5-Sept-23	24-Mar-41
55	PSU005a- USNE	5	11786506	Issued	Transmucosal psychoactive alkaloid composition and preparation thereof	US	14-Jun-22; 17840482	17-Oct-2023	24-Mar-41
56	PSU005b- CANP	5	3123774	Issued	Transdermal psychoactive alkaloid composition and preparation thereof	CA	1-Jul-21; 3123774	22-Aug-23	1-July-41
57	PSU005b- USNE	5	N/A	Pending	Transdermal psychoactive alkaloid composition and preparation thereof	US	28-Jun-23; 18259697	N/A	29-July-40*
58	PSU005c- CANE	5	3161491	Issued	Vaporizable psychoactive alkaloid composition and preparation thereof	CA	22-Dec-21 (exam requested 3-Jun-22); 3161491	25-Jul-23	22-Dec-41
59	PSU005c- USNE	5	N/A	Pending	Vaporizable psychoactive alkaloid composition and preparation thereof	US	14-Jun-22; 17840502	N/A	29-July-40*
60	PSU005d- CANE	5	3157550	Issued	Injectable psychoactive alkaloid composition and preparation thereof	CA	17-Dec-21 (exam requested 27-Apr-22); 3157550	3-Jan-23	22-Dec-41

	Reference Number	Family	Patent Number	Status	Title	Jurisdiction[13]	Filing Date/ Appl. No.	Issue Date	Expiry Date
61	PSU005d- USNE	5	11491138	Issued	Injectable psychoactive alkaloid composition and preparation thereof	US	16-Mar-22; 17/696,584	18-Nov-22	27-Dec-41
62	PSU005a- USCON1	5	N/A	Pending	Transmucosal dephosphorylated psychoactive alkaloid composition and preparation thereof	US	12-Sep-23 18238478	N/A	29-July-40*
63	PSU006a- CANP	6	N/A	Pending	Liquid-liquid extraction of purified psychoactive alkaloid	CA	7-Oct-21; 3133547	N/A	29-July-40*
64	PSU006a- PCT	6	N/A	Pending	Liquid-liquid extraction of purified psychoactive alkaloid	PCT	6-Oct-22; CA2022/051482 Publication number: WO 2023/065012 A1	N/A	29-July-40*
65	PSU006b- CANP	6	N/A	Pending	Purified psychoactive alkaloid extraction using acidified acetone	CA	18-Oct-21; 3134640	N/A	29-July-40*
66	PSU006b- PCT	6	N/A	Pending	Purified psychoactive alkaloid extraction using acidified acetone	PCT	10-Oct-22; CA2022/051491 Publication number: WO 2023/065012A1	N/A	29-July-40*
67	PSU007- CANP	7	N/A	Pending	Pre-evaporation standardization of extracted psychoactive compounds	CA	6-Aug-21; 3127180	N/A	29-July-40*
68	PSU007- PCT	7	N/A	Pending	Pre-evaporation standardization of extracted psychoactive compounds	PCT	25-Jul-22; CA2022/051146 Publication number: WO 2023/010203A1	N/A	29-July-40*
69	PSU006b- USNE	6	N/A	Pending	Purified psychoactive alkaloid extraction using acidified acetone	US	10-Oct-22 18556634	N/A	29-July-40*
70	PSU009- USPR	9	N/A	Pending	Method for extraction of compounds from coca leaf	US	11-Sep-23 63537818	N/A	11-Sep-44*

____________

*        This patent has not yet been issued, and will expire no sooner than the date indicated. Because this patent has not yet been issued, there can be no assurance as to when, if ever, the patent will be issued, and the actual expiration date may vary, depending on when, if ever, such patent is issued.

GOVERNMENT REGULATION

Government authorities in the United States at the federal, state, and local level and in other countries regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing, and export and import of drug and biological products, such as the product candidates we manufacture. Generally, before a new drug or biologic can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority.

Psychedelic Medicines

Psychedelic medicines are subject to a strict regulatory environment in Canada and the United States, which could limit our market opportunities. Because psychedelic medicines are restricted drugs on the Schedule to Part J of the Canadian Food and Drug Regulations, their sale in Canada will be authorized only for the purposes of clinical testing in an “institution” for the purpose of determining the hazards and efficacy of the drug, and for laboratory research in the institution by qualified investigators. Sale of our products in Canada for commercial purposes will be prohibited unless and until the substances we produce are removed from Part J of the Food and Drug Regulations. This regulatory change may never happen, or it may not happen in time for our business to benefit from the change. Under the Food and Drug Regulations, an “institution” is defined as any institution engaged in research on drugs and includes a hospital, a university in Canada, or a department or agency of the Canadian government. While we believe that Health Canada is likely to interpret this definition broadly to allow sales to private biopharmaceutical companies conducting research in this space, there remains a risk that Health Canada may take a more restrictive view of which facilities qualify as “institutions” under the law. A restrictive interpretation would limit our potential customers in Canada, even for clinical testing and laboratory research purposes.

In the United States, where psychedelic substances are currently listed on Schedule I of the CSA, the DEA will only approve an import permit for potential U.S. clients if U.S. domestic supply of the substance is found to be inadequate for scientific studies, or if competition among domestic manufacturers of the substance is inadequate for medical or scientific needs and will not be rendered adequate by the registration of additional U.S. domestic manufacturers. If U.S. manufacturers begin to produce the same psychedelic products that we produce, and if the DEA determines that U.S. domestic supply or competition is adequate, we may not be able to export to U.S. customers at all. Our ability to sell our products on a commercial scale in the United States also depends on the substances being rescheduled to a schedule that permits their use for commercial manufacture, as Schedule I substances can only be used for research purposes. Even if the substances we produce are rescheduled to Schedule II, however, their use will still entail significant restrictions that may severely limit our market potential in the United States. In order to sell our products in the United States, it is possible that we will have to establish a U.S. manufacturing facility, which would be costly and time-consuming.

U.S. Drug and Biological Product Development

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations and biologics under the FDCA, as well as the Public Health Service Act, or the PHSA, and the implementing regulations under that law. Both drugs and biologics also are subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state and local statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or post-market may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve drug candidate applications in the future, withdrawal of a future approval, license revocation, a clinical hold, untitled or warning letters, product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

Our product candidates and any future product candidates we develop must be approved by the FDA through either a new drug application, or NDA, or a biologics license application, or BLA, process before they may be legally marketed in the United States. To date, none of our products have completed the FDA drug approval pathway. Our products are currently in the research stage and are being administered in various clinical trials. We have one FDA-authorized Phase 1 clinical trial underway at UCSF where psilocybin and psilocin drug candidates have been dosed to the first patients in Q2, 2022 and the IND for a Phase 2 human clinical trial focused on MAUD has been accepted by the FDA.

An NDA or a BLA is a request for approval to market a drug or biologic, respectively, for one or more specified indications. NDAs must contain data sufficient for the agency to determine the drug is safe and effective, and BLAs must contain data sufficient to demonstrate the safety, purity, and potency of the biologic. Filament has not submitted an NDA or BLA to the FDA but may request approval to market a drug or biologic in the future. The FDA review and approval process generally involves the following:

•        completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with good laboratory practice, or GLP, requirements;

•        submission to the FDA of an investigational new drug, or IND, which must become effective before human clinical trials may begin;

•        approval by an Institutional Review Board, or IRB, or independent ethics committee at each clinical trial site before each trial may be initiated;

•        performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, good clinical practice, or GCP, requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•        submission to the FDA of an NDA or BLA;

•        a determination by the FDA within 60 days of its receipt of an NDA or BLA to accept the filing for review;

•        satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities where the drug or biologic will be produced to assess compliance with Current Good Manufacturing Practices, or CGMP, requirements to assure that the facilities, methods, and controls are adequate to preserve the drug or biologic’s identity, strength, quality, and purity;

•        potential FDA audit of the clinical trial sites that generated the data in support of the NDA or BLA; and

•        FDA review and approval of the NDA or BLA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug or biologic in the United States.

The preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, or at all.

Preclinical Studies and IND

Preclinical studies include laboratory evaluation of product chemistry and formulation, as well as in vitro and animal studies to assess the potential for adverse events and in some cases to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations for safety/toxicology studies.

The clinical stage of development involves the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters to be used to monitor subject safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Further, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative, and must monitor the clinical trial until completed. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries. The Company, in partnership with UCSF, is currently conducting a single-blind randomized clinical trial on 20 healthy adults at the UCSF TrPR facility to assess the differences between psilocybin and psilocin on physiological and psychological factors. This trial protocol was reviewed and approved by an IRB to ensure that the risks of the trial are minimized.

A sponsor that wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of an NDA or BLA. The FDA will accept a well-designed and well-conducted foreign clinical trial not conducted under an IND if the study was conducted in accordance with GCP requirements, and if the FDA is able to validate the data through an onsite inspection if deemed necessary. To date, the Company has not submitted data from a foreign trial to the FDA, but may do so in the future.

Clinical trials generally are conducted in three sequential phases, known as Phase 1, Phase 2, and Phase 3, but these phases are not always discrete, and they may overlap or be combined.

•        Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, side effect tolerability and safety of the product candidate.

•        Phase 2 clinical trials involve studies in disease-affected patients to determine the dose required to produce the desired benefits. At the same time, safety and further pharmacokinetic and pharmacodynamic information is collected, possible adverse effects and safety risks are identified and a preliminary evaluation of efficacy is conducted.

•        Phase 3 clinical trials generally involve a large number of patients at multiple sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use, and its safety in use to establish the overall benefit/risk relationship of the product and provide an adequate basis for product labeling.

Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA or BLA.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators 15 days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk for human subjects and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of the information.

Phase 1, Phase 2, and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug or biologic has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated check points based on access to certain data from the trial. Concurrent with clinical trials, companies usually complete additional animal studies and also must develop additional information about the chemistry and physical characteristics of the drug or biologic as well as finalize a process for manufacturing the product in commercial quantities in accordance with CGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product and, among other things, companies must develop methods for testing the identity, strength, quality, and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidates do not undergo unacceptable deterioration over their shelf life.

As the Company progresses with its clinical development program, it regularly assesses research sites at which to conduct clinical research. This includes reviewing the capabilities of existing sites and new sites. As a result of such assessments and reviews, the Company may add or change clinical research sites from time to time.

Expedited Development and Review Programs

The FDA offers a number of expedited development and review programs for qualifying product candidates. The fast-track program that is intended to expedite or facilitate the process for reviewing new drugs and biologics that meet certain criteria. Specifically, new drugs and biologics are eligible for fast-track designation if they are intended to treat a serious or life-threatening disease or condition and preclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. Fast track designation applies to both the product and the specific indication for which it is being studied. The sponsor of a drug or biologic can request the FDA to designate the product for fast-track status any time before receiving NDA or BLA approval, but ideally no later than the pre-NDA or pre-BLA meeting. The Company’s FDA-authorized clinical trial at UCSF was not part of the expedited development process, but the Company may apply for expedited development in the future.

U.S. Patent-Term Restoration and Marketing Exclusivity

To date, the Company has filed for patent protection of sixteen (16) inventions in the U.S., comprised of four (4) expired U.S. provisional applications, eight (8) issued U.S. patents, and five (5) pending U.S. patents. Depending upon the timing, duration and specifics of FDA approval of our product candidates and any future product candidates we develop, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit restoration of the patent term of up to five years as compensation for patent term lost during product development and FDA regulatory review process. Patent-term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent-term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA or BLA plus the time between the submission date of an NDA or BLA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent terms for our currently owned or licensed patents to add patent life beyond their current expiration dates, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA or BLA.

Marketing exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application (“ANDA”), or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages, or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

A drug or biologic product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing regulatory exclusivity periods and patent terms. This six-month exclusivity may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial.

For a botanical drug, the FDA may determine that the active moiety is one or more of the principal components, or the complex mixture as a whole. This determination would affect the possibility of any five-year exclusivity as well as the ability of any potential generic competitor to demonstrate that it is the same drug as the original botanical drug. Because the agency has not promulgated specific regulations for botanical drug products and is evaluating such products, especially those that are composed of more complex mixtures, on a case-by-case basis, the 2016 Botanical Drug Development guidance for industry represents the best source for the FDA’s current thinking on these drug products.

Canadian Review and Approval Process

In Canada, our biologic product candidates and our research and development activities are primarily regulated by the Food and Drugs Act and the rules and regulations thereunder, which are enforced by Health Canada (including its Biologics and Genetic Therapies Directorate). Health Canada regulates, among other things, the research, development, testing, approval, manufacture, packaging, labeling, storage, recordkeeping, advertising, promotion, distribution, marketing, post-approval monitoring, and import and export of pharmaceutical, including biologic products. The drug approval process under Canadian laws requires licensing of manufacturing facilities, carefully controlled research and testing of products, government review, and approval of experimental results prior to giving approval to sell drug products including biologic drug products. Regulators also typically require that rigorous and specific standards such as GMP, GLP, and GCP are followed in the manufacture, testing and clinical development, respectively, of any drug product. The processes for obtaining regulatory approvals in Canada, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources. For further information, see “Risk Factors.”

The principal steps required for drug approval in Canada are as follows:

Preclinical Toxicology Studies

Non-clinical studies are conducted in vitro and in animals to evaluate pharmacokinetics, metabolism, and possible toxic effects to provide evidence of the safety of the drug candidate prior to its administration to humans in clinical studies and throughout development. Such studies are conducted in accordance with applicable laws and GLP.

Initiation of Human Testing

In Canada, the process of conducting clinical trials with a new drug cannot begin until a Clinical Trial Application, or CTA, is submitted and the required number of days has lapsed without objection from Health Canada. Biological drugs carry additional risks, as compared to traditional small molecule drugs, associated with complexity and variability in manufacturing that can contribute to increased lot-to-lot variation of the final product, and with the potential for adventitious agents. Therefore, the content requirements for the quality information for biological drugs to be used in clinical trials are different from those for standard small molecule pharmaceutical drugs (for example, the inclusion of information on manufacturing facilities is required for biological drugs). In addition, it is necessary to have more stringent controls on the release of biologic drug lots used in authorized clinical trials.

Similar regulations apply in Canada to a CTA as to an IND in the United States. If the CTA is deemed by Health Canada to be acceptable, a No Objection Letter, or NOL, would be issued. A Not Satisfactory Notice will be issued by Health Canada if significant deficiencies are identified or if timely responses to information requested have not been received. Once approved by the issuance of an NOL, two key factors influencing the rate of progression of clinical trials are the rate at which patients can be enrolled to participate in the research program and whether effective treatments are currently available for the disease that the drug is intended to treat. Patient enrollment is largely dependent upon the incidence and severity of the disease, the treatments available and the potential side effects of the drug to be tested, and any restrictions for enrollment that may be imposed by regulatory agencies.

Clinical Trials

Similar regulations apply in Canada regarding clinical trials as in the United States. In Canada, Research Ethics Boards, or REBs, instead of IRBs, are used to review and approve clinical trial plans. Clinical trials involve the administration of an investigational new drug to human subjects under the supervision of qualified investigators, in most cases a physician, in accordance with current Good Clinical Practices (“GCP”) requirements, which include review and approval by REBs. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the trial procedures, the parameters to be used in monitoring safety, the efficacy criteria to be evaluated, and a statistical analysis plan. Human clinical trials for new drugs are typically conducted in three sequential phases, Phase 1, Phase 2 and Phase 3, as discussed above in the context of government regulation in the United States. The Company is conducting a Phase 2 clinical trial at the University of Toronto looking at the safety and efficacy of low doses of psilocybin on persistent depression.

The Company’s drug candidates are being supplied to third party companies including, Psyence, ATMA Journey Centers, Cybin Therapeutics, and NeoLumina for their own clinical trials.

The manufacture of investigational drugs for the conduct of human clinical trials is subject to CGMP requirements. The Company’s manufacturing facility in British Columbia is CGMP-certified. Investigational drugs and active pharmaceutical ingredients imported into Canada are also subject to regulation by Health Canada relating to their labeling and distribution. Progress reports detailing the results of the clinical trials must be submitted at least annually to Health Canada and the applicable REBs, and more frequently if serious adverse events occur. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. Furthermore, in Canada, Health Canada or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an REB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the REB’s requirements or if the drug has been associated with unexpected serious harm to subjects. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group regularly reviews accumulated data and advises the study sponsor regarding the continuing safety of trial subjects, potential trial subjects, and the continuing validity and scientific merit of the clinical trial. A sponsor may also suspend or terminate a clinical trial based on evolving business objectives or competitive climate.

Receipt and Maintenance of Government Licenses

The operations of the Company require it to obtain licenses, and in some cases, renewals of existing licenses and the issuance of permits by certain government authorities. The Company believes that it currently holds or has applied for all necessary licenses and permits to carry on the activities which it is currently conducting under applicable laws and regulations, and also believes that it is complying in all material respects with the terms of such licenses and permits. In addition, the Company will apply for, as the need arises, all necessary licenses and permits to carry on the activities it expects to conduct in the future. However, the ability of the Company to obtain, sustain, or renew any such licenses and permits on acceptable terms is subject to changes in regulations and policies and to the discretion of the applicable authorities or other governmental agencies in foreign jurisdictions. Any loss of interest in any such required license or permit, or the failure of any governmental authority to issue or renew such licenses or permits upon acceptable terms, would have a material adverse impact upon the Company. The Company’s ability to operate and conduct research regarding psychedelic substances is dependent on its ability to obtain licenses from government authorities. Licenses, once issued, are subject to ongoing compliance and reporting requirements.

Requirement to secure a Drug Establishment License for the manufacture of approved Drugs

The Company operates a facility that is GMP-compliant for the manufacture of clinical trial drug candidates, also known as investigational medicinal products. Health Canada and the FDA require compliance with GMP standards in order to produce drug candidates for human trials and to manufacture approved drugs for sale to patients. The Company has received authorization from the FDA to supply one human clinical trial and from Health Canada to supply two human clinical trials. Once any drug candidates become approved drugs after a successful marketing application, the company will be required to secure a Drug Establishment License (DEL). It is not possible to apply for a DEL if a manufacturer does not produce any approved drugs.

Rescheduling of Controlled Substances

Currently, most psychedelic alkaloids are Schedule I controlled substances according to the U.S. Controlled Substances Act and Schedule III controlled substances according to Canadian Controlled Drugs and Substances Act, meaning they are considered to have a high potential for abuse and harm. While both the FDA and Health Canada have allowed numerous clinical trials into the therapeutic benefits of psychedelic drugs to take place, any marketing of these substances as approved drugs would require the substances to be rescheduled.

LEGAL PROCEEDINGS

We are not currently a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding, that we believe is not ordinary routine litigation incidental to our business or otherwise material to the financial condition of our business.

ENVIRONMENTAL LAWS AND REGULATIONS

Filament’s operations, including its research, development and testing are subject to numerous foreign, federal, state, provincial and local environmental, health and safety laws and regulations. These laws and regulations govern, among other things, the controlled use, handling, release and disposal of and the maintenance of a registry for, hazardous materials, such as chemical solvents, human cells, carcinogenic compounds, mutagenic compounds and compounds that have a toxic effect on reproduction, laboratory procedures and exposure to blood-borne pathogens.

FILAMENT EXECUTIVE AND DIRECTOR COMPENSATION

References to $ in this section refer to the Canadian dollar unless otherwise specified.

Executive Compensation

Other than as set forth in the table and described more fully below, during the fiscal year ended December 31, 2022, Filament did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to named executive officers (the “NEOs”). The compensation reported in this summary compensation table below is not necessarily indicative of how we will compensate our NEOs in the future. We expect that we will continue to review, evaluate and modify our compensation framework as a result of becoming a publicly-traded company, and our compensation program following the consummation of the Business Combination could vary significantly from our historical practices.

Summary Compensation Table

The following table sets out information concerning the compensation earned by, paid to, or awarded to the NEOs in 2022:

		Non-equity incentive plan compensation
Name and principal position	Salary	Annual incentive plans	Long-term incentive plans		Total compensation
Benjamin Lightburn
Chief Executive Officer	$175,000	—	—		$175,000
Warren Duncan
Chief Financial Officer	$150,000	—	—		$150,000
Lisa Ranken
Chief Operating Officer	$106,500				$106,500
Ryan Moss
Chief Science Officer	$110,000		$25,080	(1)	$135,080

Note:

____________

(1)      On January 27, 2022, Ryan Moss was granted 125,400 vested RSU’s at a nominal price of CAD$0.20 per share

NEO Employment Agreements, Termination and Change of Control Benefits

Filament has written employment agreements with each of the NEOs, who are each entitled to receive compensation established by Filament as well as other benefits in accordance with plans available to the most senior employees.

Base Salary

A primary element of Filament’s compensation program is base salary. Filament’s view is that a competitive base salary is a necessary element for attracting and retaining qualified executive officers. Base salaries are set and adjusted to reflect the scope of an executive’s responsibility and prior experience, and the overall market demand for such executives at time of hire. Base salaries are reviewed annually.

Short-Term Incentive Program

Filament evaluates granting short-term incentive awards to its executive officers in the form of annual cash bonuses, which are intended to motivate and reward such executive officers for achieving and surpassing annual corporate and individual goals approved by the Filament Board. Filament believes that a performance-based bonus program promotes its overall compensation objectives by tying a meaningful portion of an executive’s compensation to the overall growth of the business, thereby aligning the interests of executive officers with the interests of holders of Filament Common Shares and other stakeholders. Bonuses for the NEOs will be recommended by the compensation committee and approved by the Filament Board. The amount is not pre-established and will be at the discretion of Filament. There is no target amount for annual cash bonuses, but Filament will review similar factors as those discussed above in relation to base salary.

Long-Term Incentive Program

The executive officers of Filament, along with other employees and directors, are eligible to participate in the long-term incentive program of Filament, which may be comprised of Filament Options, performance share units (“PSUs”), restricted share units (“RSUs”), deferred share units (“DSUs”) (directors only) issued pursuant to the Filament Equity Incentive Plan which commenced on May 28, 2021, as applicable. The purpose of the long-term incentive program is to promote greater alignment of interests between employees and shareholders, and to support the achievement of Filament’s long-term performance objectives, while providing a long-term retention element.

A summary of the termination and/or change of control provisions in the current employment agreements is set out below.

Benjamin Lightburn, Chief Executive Officer

Mr. Lightburn is entitled to receive, in addition to those certain notice periods or those certain amounts payable in lieu of such notice periods as set forth therein, respectively, and in the event that, within twelve (12) months following a change of control, his employment is terminated other than for cause thereunder or the material terms of such Executive Employment Agreement is altered or amended without such individual’s consent in writing and such individual resigns thereafter, (i) an additional amount equal to twelve (12) months’ of base salary, plus one month for every completed year of service and partial months for partial completed years of service, (ii) a bonus payment in an amount based on the average annual bonus that such individual was paid on the last two years immediately preceding termination, and (iii) full vesting of any and all unvested stock option held by such individual then outstanding.

Warren Duncan, Chief Financial Officer

Mr. Duncan is entitled to receive, in addition to those certain notice periods or those certain amounts payable in lieu of such notice periods as set forth therein, respectively, and in the event that, within twelve (12) months following a change of control, his employment is terminated other than for cause thereunder or the material terms of such Executive Employment Agreement is altered or amended without such individual’s consent in writing and such individual resigns thereafter, (i) an additional amount equal to twelve (12) months’ of base salary, plus one month for every completed year of service and partial months for partial completed years of service, (ii) a bonus payment in an amount based on the average annual bonus that such individual was paid on the last two years immediately preceding termination, and (iii) full vesting of any and all unvested stock option held by such individual then outstanding.

Lisa Ranken, Chief Operating Officer

Ms. Ranken is entitled to receive, in addition to those certain notice periods or those certain amounts payable in lieu of such notice periods as set forth therein, respectively, and in the event that, within twelve (12) months following a change of control, his employment is terminated other than for cause thereunder or the material terms of such Executive Employment Agreement is altered or amended without such individual’s consent in writing and such individual resigns thereafter, (i) an additional amount equal to twelve (12) months’ of base salary, plus one month for every completed year of service and partial months for partial completed years of service, (ii) a bonus payment in an amount based on the average annual bonus that such individual was paid on the last two years immediately preceding termination, and (iii) full vesting of any and all unvested stock option held by such individual then outstanding.

Ryan Moss, Chief Science Officer

There are no change of control provisions under Mr. Moss’ employment agreement.

Director Compensation

Filament did not pay any compensation to its directors in 2022. In consideration for serving on the Filament Board, each non-employee director received an award of 1,500,000 options, and the chair of each of the Audit Committee and the Governance Committee received an additional 166,666 options.

FILAMENT MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “we,” “us,” “our,” “the Company” or “Filament” generally refer to Filament Health Corp. References to $ in this section refer to the Canadian dollar unless otherwise specified.

This Management’s Discussion and Analysis (“MD&A”) should be read in conjunction with the condensed interim consolidated financial statements and notes thereto of Filament Health Corp. (“Filament” or the “Company”) for the six months ended June 30, 2023 and the audited consolidated financial statements for the year ended December 31, 2022. The condensed interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), interpretations of the IFRS Interpretations Committee (“IFRIC”), and in accordance with International Accounting Standard (“IAS”) 34, Interim Financial Reporting.

Information contained herein is presented as of August 14, 2023, unless otherwise indicated. Additional information related to Filament is available on SEDAR at www.sedar.com and on the Company’s website at www.filament.health.

The Company’s board of directors approved the release of this Management’s Discussion and Analysis on August 14, 2023.

Forward Looking Information

Certain statements and information contained herein may constitute “forward-looking statements” and “forward-looking information,” respectively, under Canadian securities legislation. Generally, forward-looking information can be identified by the use of forward-looking terminology such as, “expect”, “anticipate”, “continue”, “estimate”, “may”, “will”, “should”, “believe”, “intends”, “forecast”, “plans”, “guidance” and similar expressions are intended to identify forward-looking statements or information. The forward-looking statements are not historical facts, but reflect the current expectations of management of Filament regarding future results or events and are based on information currently available to them. Certain material factors and assumptions were applied in providing these forward-looking statements.

Forward-looking statements regarding the Company are based on the Company’s estimates and are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of Filament to be materially different from those expressed or implied by such forward-looking statements or forward-looking information, including capital expenditures and other costs. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements and forward-looking information. Filament will not update any forward-looking statements or forward-looking information that are incorporated by reference herein, except as required by applicable securities laws. For more information on forward-looking information, please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Corporate Overview

Filament was incorporated pursuant to the provisions of the Business Corporations Act (British Columbia) on June 8, 2020. The Company is a public company with its registered and records office at the address of 210 – 4475 Wayburne Drive, Burnaby, British Columbia, V5G 4X4. The Company’s common shares are listed for trading on the NEO Exchange (“NEO”) under the symbol “NEO:FH”, the OTCQB under the symbol “OTCQB:FLHLF” and the Frankfurt Exchange under the symbol “FSE:7QS”.

Filament Health is a clinical-stage natural psychedelic drug development company. We believe that safe, standardized, naturally-derived psychedelic medicines can improve the lives of many, and our mission is to see them in the hands of everyone who needs them as soon as possible. Filament’s platform of proprietary intellectual property enables the discovery, development, and delivery of natural psychedelic medicines for clinical development. We are paving the way with the first-ever natural psychedelic drug candidates.

2023 Financial and Business Highlights

•        On March 15, 2023, the Company announced acceptance by the FDA of an IND for a Phase 2 clinical trial studying psilocybin for methamphetamine use disorder.

•        On February 14, 2023, the Company announced its second psilocybin supply agreement with the Centre for Addiction and Mental Health (CAMH) for a clinical trial for amnestic mild cognitive impairment.

•        On January 18, 2023, the Company announced a clinical trial approval in partner with Psychiatric Centre Copenhagen to study psilocybin for alcohol use disorder.

•        On January 10, 2023, the Company announced an agreement with Jaguar Health to form a joint venture, Magdalena Biosciences, with funding from One Small Planet. The purpose will be to develop novel, natural prescription medicines for mental health indications including attention-deficit/hyperactivity disorder.

Business Description

Internal Drug Discovery and Development

Filament’s internal drug discovery and development program is carried out by its wholly owned subsidiary, Psilo Scientific, and is focused on developing standardized pharmaceutical-grade drug candidates from botanical psychedelic biomass. Psilo Scientific’s core technologies are focused on: (i) methods and systems for extracting psychoactive components from fungi; (ii) stabilization and formulation of psychoactive compounds; and (iii) delivery of alkaloid compounds.

Psilo Scientific operates out of a vertically integrated research and manufacturing facility with a fully operational mycology lab, production facility and head office. Psilo Scientific holds a Health Canada Dealer’s License and is conducting its manufacturing processes under GMP conditions with current capacity of over 2,500 therapeutic psilocybin doses per month.

Filament has manufactured standardized, stable psychedelic candidates including oral psilocybin as well as oral and sublingual psilocin. These drug candidates are currently being dosed in a Phase I clinical trial under an IND accepted by the FDA which is believed to be the first human clinical trial using naturally sourced psychedelic substances.

In addition, this trial is the first known direct administration of psilocin rather than its prodrug psilocybin. To our knowledge, other manufacturers have been unable to produce a stable formulation of psilocin and enter it into a clinical trial. As a result of the need for psilocybin to convert into psilocin before becoming active in the human body, the direct administration of psilocin may yield several therapeutic benefits such as faster onset time, greater consistency, increased bioavailability, and lessened side effects.

Through experimentation, Psilo Scientific has come to believe that there are few viable methods to extract the psychoactive alkaloids from natural sources on a commercial scale and has obtained seven patents for the protection of these methods. Filament believes this protection may provide an advantage over others wishing to commercialize similar extracts.

Partnership Network

Filament is also focused on expanding its Partnership Network, enabling the Company to benefit from other avenues of commercialization that may occur before FDA approval or Canadian drug product marketing authorization. These avenues include, but are not limited to, licensing agreements with other corporate entities, compassionate use exemptions and other jurisdictions with separate regulatory controls.

Filament has licensed its technology relating to the production of its PEX010 (oral psilocybin) drug candidate to EntheoTech Biosciences Inc. (“EntheoTech” or “ET”), Cybin Therapeutics (“Cybin Therapeutics” or “CT”), Psyence Group (“Psyence”) and ATMA Journey Centers (“ATMA”) and generated licensing revenues from these agreements. Supplying third-party companies with Filament’s drug candidates provides Filament with exposure to multiple indications through the potential to obtain longer-term operating milestones and royalty fees upon successful commercialization. The EntheoTech licensing agreement has been terminated.

Additionally, Filament has signed academic supply agreements with the Centre for Addiction and Mental Health, Psychiatric Center Copenhagen, University of San Francisco‘s Translational Psychedelic Research Program (TrPR), and the Canadian Centre for Psychedelic Science in partnership with the University of Toronto to supply its PEX010 drug candidate in their academic clinical trials. Filament is committed to providing drug candidates to academic researchers at a discounted or low fee to ensure the safe, standardized supply of psychedelic drug candidates. Filament also retains the safety data from academic trials which enhances Filament’s in-house research and discovery programs.

Since 2013, Canadians have been unable to access certain restricted drugs through the Special Access Program (“SAP”), which allows health care practitioners to request for patients, on an emergency basis, access to drugs that are not yet approved in Canada. Health Canada restored access to certain restricted drugs including psilocybin through the SAP on January 5, 2022. Filament’s wholly owned subsidiary Psilo Scientific is included in Health Canada’s list of licensed psilocybin producers, which is available upon request to parties interested in access to psilocybin through the SAP or for scientific research. On June 16, 2022, Filament announced that a patient was dosed with one of Filament’s drug candidates through the SAP, making the Company one of the first to provide psilocybin through the program. Filament provides PEX010 to SAP patients at no cost and has been authorized to provide PEX010 more than 130 times to SAP patients. Filament continues to support the SAP working with Health Canada and Canadian doctors to supply their drug candidates through the SAP.

Additionally, during 2022 Filament announced participation in Project Solace, an initiative led by TheraPsil, to expand legal access to Canadians for psilocybin therapy and support the SAP program by collecting data on efficacy, safety and tolerability of psilocybin therapy.

Research and Development

Psilo’s core technologies are focused on: (i) methods and systems for extracting psychoactive components from fungi; (ii) stabilization and formulation of psychoactive alkaloid compounds (both fungal and non-fungal derived); and (iii) delivery of alkaloid compounds (both fungal and non-fungal derived). All of these technologies are involved in some aspects of drug candidates used in Filament’s clinical trials.

Drug Candidates

Filament’s first three botanical drug candidates are standardized, purified extracts of psilocybe cubensis fruiting bodies include:

•        PEX010 Psilocybin — oral delivery (1mg, 5mg and 25mg)

•        PEX020 Psilocin — oral delivery (dose withheld)

•        PEX030 Psilocin — sublingual delivery (dose withheld)

PEX010, PEX020 and PEX030 have successfully attained U.S. Food and Drug Administration Botanical Drug classification, a unique development pathway in comparison to isolated natural and synthetic compounds. Filament’s PEX010 drug candidate has obtained approval to be administered in clinical trials in Canada, the U.S., the United Kingdom and the European Union from Health Canada, the FDA, and other governing bodies.

Filament has also developed the following standardized drug candidates which are in preclinical stage:

•        AEX010 Ayahuasca — oral delivery (dose withheld)

•        AEX020 Monoamine Oxidase Inhibitor — oral delivery (dose withheld)

Filament does not currently market or sell any products for medical or recreational use. However, Filament has executed multiple agreements and has an active partnership network pipeline of parties relating to the licensing of intellectual property related to the production of extracts for clinical trial drug candidates. Filament is actively marketing manufacturing and intellectual property capabilities to third-party drug developers.

Internal Drug Development

Filament has manufactured standardized, stable oral psilocin, sublingual psilocin and oral psilocybin drug candidates that have been authorized by the FDA and are currently being dosed in a Phase I human clinical trial. Filament partnered with the Translational Psychedelic Research (“TrPR”) Program at the University of California, San Francisco (“UCSF”) to progress its U.S. FDA clinical trials. Filament’s research and development program has developed IP-protected botanical drug candidates of oral psilocin, sublingual psilocin and oral psilocybin.

Clinical Trials

Filament has manufactured standardized, stable oral psilocin, sublingual psilocin and oral psilocybin drug candidates that have been authorized by the FDA and are currently being dosed in a Phase I human clinical trial. Filament partnered with the Translational Psychedelic Research (“TrPR”) Program at the University of California, San Francisco (“UCSF”) to progress its first two U.S. FDA clinical trials. Filament’s research and development program has developed IP-protected botanical drug candidates of oral psilocin, sublingual psilocin and oral psilocybin.

1.     FDA Authorized Phase I Trial — First-ever known direct administration of psilocin and first-ever clinical trial using naturally sourced psychedelic substances:

•        Design — Designed to include 20 healthy subjects to examine the effects of proprietary botanical drug candidates: PEX010 (oral psilocybin), PEX020 (oral psilocin), and PEX030 (sublingual psilocin);

•        Timeline — First dosing occurred July 2022;

•        Intention — Compare the direct administration of psilocin to psilocybin to identify whether psilocin yields therapeutic benefits such as faster onset time, greater consistency, increased bioavailability, and lessened side effects; and

•        First to Market — To date, synthetic manufacturers have been unable to produce a stable formulation of psilocin and enter it into a clinical trial.

2.      Phase II Trial in Development and Application (PEX010) — Administering oral psilocybin to patients suffering from major depressive disorder while employing a novel control condition never before used in clinical investigation, seeking to set a new research standard and overcome psychedelic trial deficiencies.

3.    Phase II Trial in Methamphetamine Use Disorder (PEX010) — Administering oral psilocybin to patients suffering from Methamphetamine Use Disorder, a growing public health emergency that is associated with serious health consequences.

The principal investigator (“PI”) for both trials is Dr. Joshua Woolley, MD/PhD, a clinician and researcher with expertise in psychedelics and their therapeutic potential for mental health disorders. By engaging UCSF and Dr. Woolley, Filament will seek to gain evidence for the safety and efficacy of its products.

EntheoTech Bioscience Inc. Clinical Trials

On November 17, 2021, Filament announced that it had entered into an agreement with EntheoTech to supply psilocybin for their upcoming trials. Under the agreement, EntheoTech appointed Filament as the exclusive supplier of its botanical psilocybin drug candidate, PEX010, to EntheoTech for two upcoming clinical trials relating to opioid tapering and chronic pain. Filament also announced that it would be co-developing psychedelic drug candidates derived from mushrooms grown from EntheoTech’s proprietary spore library. As part of Filament’s agreement with EntheoTech, EntheoTech will pay Filament total consideration of up to $425,000 based on the achievement of certain milestones. There are no royalty obligations under the agreement with EntheoTech. EntheoTech’s current clinical program is on hold due to internal capital constraints. As of June 30, 2023, Filament had received payments from EntheoTech totaling $50,000 under this agreement. The EntheoTech agreement terminated on October 1, 2023.

Cybin Therapeutics Clinical Trials

On January 14, 2022, Filament announced that it had entered into an agreement with Cybin Therapeutics, a private therapeutic bioscience company whose mission is to discover and develop psilocybin-assisted therapeutic protocols. Under the agreement, Filament is licensing its botanical psilocybin drug candidate, PEX010, to Cybin Therapeutics for two upcoming Phase 2 clinical trials addressing depression and alcohol use disorder. The agreement also governs the supply of materials for two additional clinical trials. As part of Filament’s agreement with Cybin Therapeutics, Cybin Therapeutics will pay Filament total consideration of up to $170,000 based on the achievement of certain milestones. There are no royalty obligations under the agreement with Cybin Therapeutics. Cybin Therapeutics’ current clinical program is on hold due to internal capital constraints. The agreement with Cybin Therapeutics expires on January 3, 2024, and may be terminated by either party on 90 days’ written notice.

Both trials will be led by Dr. Reg Peters and Dave Phillips. Dr. Peters has been involved in advocacy for compassionate use of psilocybin for palliative patients, including as a medical advisor to TheraPsil. Mr. Phillips, who is the Training Advisor to TheraPsil and a highly experienced psilocybin-assisted therapist, will lead the therapy component of the trials along with an experienced clinical team at Cybin Therapeutics’ purpose-built clinic.

On January 31, 2022, Cybin Therapeutics announced that it has obtained Health Canada approval for the first Phase 2 clinical trial. The trial will include individuals with major depressive disorder who are undergoing selective serotonin reuptake inhibitor (“SSRI”) therapy, commonly used to treat depression, as well as those who are not currently taking SSRIs.

As of June 30, 2023, Filament had received payments from Cybin Therapeutics totaling $12,500 under this agreement.

ATMA Journey Centers Clinical Trials

On February 23, 2022, Filament announced that it had entered into an agreement with ATMA, Canada’s first private therapy company to conduct legal psilocybin therapy through the Health Canada Section 56 Exemption, assisting Canadians facing end-of-life distress from terminal illness. Under the agreement, Filament licensed its botanical psilocybin drug candidate, PEX010, to ATMA for use in clinical trials. As part of Filament’s agreement with ATMA, ATMA agreed to pay Filament total consideration of a low three-digit price per capsule. There are no royalty obligations under the agreement with ATMA. The agreement with ATMA has completed.

On September 1, 2022, Filament and ATMA announced that 14 healthy subjects were dosed with PEX010 in a Health Canada-approved clinical trial as part of ATMA’s psychedelic-assisted therapist training program. Participants in the study described the common experience of feeling “better,” “happier,” and “lighter” after the psilocybin session. No serious adverse events were reported, and the adverse events experienced were generally mild, expected, and occurred within two days following the psilocybin session.

As of June 30, 2023, Filament had received payments from ATMA totaling $4,500 under this agreement.

Psyence Biomed Corp Clinical Trial

On April 18, 2022, Filament entered into a research agreement (the “Psyence Research IP Agreement”) with Psyence, a public life sciences biotechnology company on a mission to use natural psychedelics to heal psychological trauma and its mental health consequences in the context of palliative care. Under the Psyence Research IP Agreement, Filament granted a sub-license of its botanical psilocybin drug candidate, PEX010, and associated intellectual property to Psyence for its upcoming Phase 2 clinical trial addressing depression, anxiety, and associated ailments in palliative care. The license is exclusive within the United Kingdom for the foregoing applications. As part of Filament’s agreement with Psyence, Psyence will pay Filament total consideration of up to CAD$250,000 based on the achievement of certain milestones. There are no royalty obligations under the Psyence Research IP Agreement. The Psyence Research IP Agreement expires on April 18, 2027.

On December 15, 2022, Filament and Psyence entered into a royalty-bearing, binding term sheet for the commercial licensing of intellectual property from Filament, which is subject to the terms of a definitive licensing agreement, and grants Psyence the worldwide right to commercialize PEX010 within the context of palliative care (the “Psyence Commercial IP Agreement”). As part of Filament’s agreement with Psyence, Psyence will pay Filament (i) consideration of up to CAD$1,500,000 based on the achievement of certain milestones, (ii) an annual exclusivity fee of CAD$250,000 commencing upon Psyence’s phase II clinical trial of PEX010 for palliative care and (iii) a royalty of a low double-digit percentage of net sales of products developed with intellectual property licensed under the Psyence Commercial IP Agreement. The Psyence Commercial IP Agreement expires on a country-by-country basis upon the entry of a generic version of PEX010 for sale in such country, and may be terminated by Psyence on 60 days’ notice.

As of June 30, 2023, Filament had received payments from Psyence totaling $225,000 under these agreements.

NeoLumina BioScience Inc. (clinical development and commercialization rights)

On June 30, 2023, Filament announced that it had entered into an agreement with NeoLumina, a company focused on the development and commercialization of novel therapeutics inspired by psychedelics. Under the terms of the agreement, Filament granted an exclusive license of its proprietary botanical psilocybin drug candidate, PEX010, and associated intellectual property, to NeoLumina for clinical and commercial development related to eating disorders.

As part of Filament’s agreement with NeoLumina, NeoLumina will pay Filament (i) consideration of up to $850,000 based on the achievement of certain milestones, (ii) $1,000,000 upon first marketing approval permitting commercial sales; $500,000 for each subsequent marketing approval permitting commercial sales in the UK, EU, USA or Canada; and $100,000 for each subsequent marketing approval permitting commercial sales in other countries, (iii) a $100,000 annual exclusivity fee beginning on the date of NeoLumina’s Phase 2 clinical trial, and (v) a royalty of a low single-digit or double-digit percentage of net sales of products developed with intellectual property licensed under the NeoLumina agreement. The NeoLumina agreement expires on June 30, 2038, and may be terminated by NeoLumina on 30 days’ notice.

Filament will receive milestone payments of up to seven figures over the course of NeoLumina’s clinical development and marketing authorizations, as well as future commercial royalties up to a low double-digit percentage of net sales.

As of June 30, 2023, Filament had not yet received any payments from NeoLumina under this agreement.

Reset Pharmaceuticals Inc. (clinical development; no rights to commercialize)

On August 31, 2023, Filament announced that it had entered into an agreement with Reset Pharmaceuticals Inc. (“Reset”), a company focused on the development of innovative treatments to address mental health indications related to life-altering diseases. Under the terms of the agreement, Filament granted a license of its proprietary botanical psilocybin drug candidate, PEX010, and associated intellectual property, to Reset for clinical and commercial development related a Phase 2 clinical trial studying demoralization syndrome. The Reset agreement expires on August 22, 2026, and may be terminated by Reset on 30 days’ notice. As of October 9, 2023, the FDA had accepted Reset’s IND for its Phase 2 clinical trial.

As part of Filament’s agreement with Reset, Reset will pay Filament consideration of up to $850,000 based on the achievement of certain milestones and $175,000 if it decides not to proceed to a Phase 3 clinical trial.

As of June 30, 2023, Filament had not yet received any payments from Reset under this agreement.

Facility and Health Canada Dealer’s License

Filament operates out of a vertically integrated research and manufacturing facility with a fully operational mycology lab, production facility and head office (the “Burnaby Facility’’). The Burnaby Facility includes cultivation space and laboratory space used for the preparation of genetic material for the cultivation process as well as processing space and equipment for the drying, extraction, purification and standardization of psychedelic substances and secure controlled substances environs that are only accessible to authorized individuals. The Burnaby Facility measures 3,416 square feet and is a leased facility.

On February 15, 2021, Filament, through its wholly-owned subsidiary, Psilo Scientific, became one of the first solely psychedelic-focused operators to be granted a Health Canada Dealer’s License, pursuant to the Controlled Drugs and Substances Act. The Dealer’s License enables the Company to possess, produce, and transport psilocybin and other compounds found in natural, botanical fungus. Filament received amendments to its Dealer’s License on July 29, 2021, March 1, 2022, October 7, 2022, March 1, 2023 and July 5, 2023 for the conduct of additional activities, other controlled substances, addition of AQPICs, to increase the permissible quantity of controlled substances allowed on site, and to include Filament Health Corp. on the license.

Filament’s current Dealer’s License was issued on July 5, 2023 and expires on February 28, 2025 and provides Level 8 clearance which allows Filament to store up to $6,250,000 of controlled substance inventory on-site in the designated storage areas. Filament’s Dealer’s License permits the conduct of the possession, production, assembling, sale/provision, sending, transportation and delivery of thirteen different controlled substances including cathinone, coca leaf, cocaine, harmaline, harmalol, ketamine, mescaline, N,N-Dimethyltryptamine (DMT), N-Methyl-3,4-Methylenedioxyamphetamine, psilocin, psilocybin, salvia divinorum and salvinorin.

Leadership

Filament and its team of extraction experts bring a wealth of relevant experience having founded, commercialized and sold Mazza Innovation Ltd. (“Mazza”), a botanical extraction company. Filament’s team has been applying its knowledge of botanical extraction to natural psychedelics to develop and commercialize novel processes.

As of June 30, 2023, Filament’s Board of Directors includes:

•        Ben Lightburn, Co-founder, Director and Chief Executive Officer — Former CEO, Mazza

•        Maureen O’Connell, Director — Former Executive VP and Chief Financial Officer, Scholastic

•        Chris Wagner, Director — Founder and VP, Aspreva Pharmaceuticals, Eli Lilly

•        Jon Conlin, Director — Corporate lawyer, Fasken

•        Konstantin Adamsky, Ph.D, Director — COO of Negev Capital

Significant Transactions and Financings

Magdalena Biosciences Inc.

On January 9, 2023, the Company entered a transaction to form a joint venture to create Magdalena Biosciences Inc. (“Magdalena”), a development company specializing in novel, natural prescription medicines derived from plants for mental health indications, with Jaguar Health Inc. (“Jaguar”) and One Small Plant Capital LLC (“One Small Plant”). Magdalena will leverage the asset portfolio of both Jaguar and Filament to develop a potential plant-based alternative drug for ADHD that is safe and efficacious. Jaguar has a library of 2,300 highly characterized plants and 3,500 plant extracts from firsthand ethnobotanical investigations and has provided an exclusive license to Magdalena. Similarly, Filament will provide its expertise, technologies, and license facility to identify and standardize a new botanical drug to address indications such as ADHD. Initial funding of US $1,000,000 was provided by One Small Plant for the purchase of 2,000,000 common shares of Magdalena at a price of $0.50 per share.

The joint venture was formed with Filament owning 40%, Jaguar owning 40%, and One Small Plant owning 20% of the newly created entity. No cash consideration was paid upon incorporation of the entity by the Company.

The Company recognized its investment in Magdalena in accordance with IAS 28, Investments in Associates and Joint Ventures, based on its share of the net identifiable assets of Magdalena of $1,578,961 in exchange for the provision of the rights to utilize the Company’s Health Canada license and to access its intellectual property portfolio. These amounts have been recognized as deferred revenue on the statements of financial position.

For the six months ended June 30, 2023, the Company recognized its share of the profit and loss of Magdalena as follows:

June 30, 2023
Expenses
General and administrative	$145,473
Professional and consulting fees	105,108
Research and development	17,216
Net (loss) for the period	$(267,797)
Net (loss) attributed to:
Shareholders of the Company	$(107,361)
Non-controlling interests	(160,436)
$(267,797)

Negev Capital

On September 29, 2023, the Company announced its intention to complete, subject to regulatory approval, a non-brokered private placement for gross proceeds of up to CAD$2,000,000. Negev Capital, a leading venture fund in the psychedelic drug development space, will lead the offering. As of November 7, 2023, that private placement had not yet been completed.

Selected Annual Information

The table below sets out certain selected financial information regarding the operations of the Company for the period indicated. The selected financial information has been prepared in accordance with IFRS and should be read in conjunction with the Company’s financial statements and related notes.

	December 31, 2022 $	December 31, 2021 $	Period from Incorporation (June 8, 2020) to December 31, 2020 $
	(Audited)	(Audited)	(Audited)
Total revenues	364,500	—	—
Net and comprehensive loss for the period	(16,466,465)	(9,253,607)	(111,472)
Basic and diluted income (loss) per share	(0.10)	(0.06)	(0.00)
Total assets	4,740,657	17,842,088	881,561
Total long-term liabilities	1,130,490	534,545	—
Cash dividends	—	—	—

The Company was incorporated on June 8, 2020 and December 31, 2020 was the Company’s first fiscal year. The Company did not record any revenues in the period ended December 31, 2020 and incurred a net and comprehensive loss of $111,472. The net and comprehensive loss of $111,472 is largely attributed to professional and consulting fees. The Company’s total assets for the period ended December 31, 2020 was $881,561, which is primarily comprised of cash.

During the year ended December 31, 2021, the Company focused on research and development through its subsidiary, Psilo Scientific, and achieving a public listing. The Company incurred a net and comprehensive loss of $9,253,607 that is mainly comprised of $2,753,686 of non-cash share-based compensation and $2,001,099 of transaction and listing expense related to the acquisition of Psilo Scientific and Amalgamation with 396 as noted above and described in the financial statements for the year ended December 31, 2021.

During the year ended December 31, 2022, the Company focused on research and development of its intellectual property and filed additional patents. The Company increased outreach in the industry to sign licensing agreements for provision of the Company’s proprietary drug candidates.

Selected Quarterly Information

The following is a summary of the Company’s quarterly financial results for the eight most recently completed quarters to June 30, 2023:

For the quarter ended:	June 30, 2023 $	March 31, 2023 $	December 31, 2022 $	September 30, 2022 $
Revenue	62,500	—	170,000	32,000
Net and comprehensive loss	(1,523,148)	(1,253,968)	(12,146,046)	(1,257,566)
Loss per share from operations	(0.01)	(0.01)	(0.07)	(0.01)
For the quarter ended:	June 30, 2022 $	March 31, 2022 $	December 31, 2021 $	September 30, 2021 $
Revenue	162,500	—	—	—
Net and comprehensive loss	(1,468,276)	(1,594,577)	(2,370,236)	(1,658,484)
Loss per share from operations	(0.01)	(0.01)	(0.01)	(0.01)

Results of Operations

For the six months ended June 30, 2023:

During the six months ended June 30, 2023, the Company recorded a net and comprehensive loss of $2,777,116 as compared to a net and comprehensive loss of $3,062,853 for the comparable six months ended June 30, 2022. The net and comprehensive loss for the six months ended June 30, 2023 includes $819,587 of non-cash expenditures.

Total expenses for the six months ended June 30, 2023, amounted to $2,769,393 as compared to $3,246,321 for the comparable period, a decrease of $476,928, which includes non-cash expenditures of $102,000 for depreciation, $158,336 for interest and accretion, and $559,251 in share-based compensation included in professional and consulting fees and wages and benefits. The decrease in overall expenditures can be attributed to the following:

•        Insurance costs have decreased to $133,831 from $267,939 as the Company has purchased a more cost-effective annual directors and officer’s insurance plan.

•        Professional and consulting fees have decreased to $789,161 from $931,177 as the Company has engaged third party consultants for professional services, accounting and audit services, research and advisory services, communications and corporate development and legal fees.

•        Sales and marketing expenses have decreased to $125,829 from $462,544 as the Company has engaged third party consultants to develop and refine investor relations and digital marketing services, which engaged in a more campaigns in the previous year.

•        Wages and benefits have increased to $855,802 from $824,323, which can be attributed to the fees paid to management and employees for professional services related to executive officer services, research and development and administration. Also included in wages and benefits were fees paid to companies controlled or connected to officers of the Company. See related party section for details.

Analysis — Goodwill — Impairment Assessment

With respect to assessing whether or not the goodwill is impaired, the Company has identified and defined the components of goodwill as follows:

Expertise of employees and related knowledge required to engage in botanical extraction procedures. This is substantiated by the extensive combined history, knowledge, and experience of Ben Lightburn and Ryan Moss within the industry. Additionally, Ryan Moss is considered a thought leader in botanical psychedelic extraction.

The psychedelic industry is in its early stages and has many opportunities available for growth. Through the acquisition of Psilo, Filament has been able to capitalize and become early adopters in this medical industry and aim to capture significant market share and pursue growth potential.

The above considerations have been identified as one cash generating unit (“CGU”) for the extraction, refining, and marketing of the extracted psilocybin and psilocin products that are made available for the Company’s clinical trials for research and development or licensing to partners for use in clinical trials.

In accordance with IFRS 36, Impairment of Assets, the Company has identified and assessed external and internal indicators. These criteria are assessed as follows:

Market and Industry Considerations

The psychedelics industry is an emerging market that is expected to grow in the future as clinical trials demonstrating the safety and efficacy of these botanical compounds is demonstrated for the treatment of mental health conditions. As psychedelic compounds are classified as a Schedule I drug, there are significant barriers to entry for new participants such as:

•        Sufficient capital to fund operations;

•        Ability to develop, curate, and receive patents for extraction processes;

•        The ability to successfully extract psychedelic compounds in a cost-effective manner;

•        Whether the entity is able to receive the pertinent licensing from Health Canada;

•        The availability and expertise of scientists and researchers to perform R&D; and

•        Whether the entity is able to manufacture Good Manufacturing Practice (“GMP”) grade products.

In accordance with the above noted factors, Filament has achieved all of the milestones noted above and continues to be a leader in the industry in botanical extraction methodologies, natural extraction procedures, and the production of GMP grade products that are licensed to partners for clinical trials.

As at December 31, 2021, the Company had considered multiple sources for defining the market size of the industry and had determined an average of approximately $66 billion based on the following sources:

•        Canaccord Genuity Capital Markets Canadian Equity Research report, published on May 21, 2020, estimates the total market size for all indications of psychedelic compounds to be US $100 billion by 2031.

•        PSYCH Report: Psych as Medicine, published in October 2021, estimates the total market size for all indications of psychedelic compounds to be US $20 billion by 2031.

•        Fairfield Market Research — Psychedelic Drugs Market and Global Industry Analysis, published in August 2021, estimates the total market size for all indications of psychedelic compounds to be US $49 billion by 2031.

Based on the above estimates, Filament has further broken-down market estimates to define the estimated psilocybin market size, which is equal to US $25 billion by 2031. As at December 31, 2021, Filament projected that it will capture revenue of $500 million in 2031, or 2% of the total market.

In reviewing newer published reports that provide estimates for the size of the global psychedelic drugs market, the Company has reviewed the reports noted below which estimate:

•        Psychedelic Drugs Market Size, Share, Trends, Scope, Insight, & Industry Analysis By 2029 (databridgemarketresearch.com), published in June 2022, estimates the total market size for all indications of psychedelic compounds to be US $6.2 billion by 2029.

•        Psychedelic Drugs Market, By Drugs (LSD, Ecstasy, Phencyclidine, GHB, Ketamine, Ayahuasca, Psilocybin), Route of Administration (Oral, Injectable, Inhalation), Distribution Channel, End-Users, Application and Geography — Global Forecast to 2026 (researchandmarkets.com), published in December 2020, projects the total market size for all indications of psychedelic compounds to be US $10.75 billion by 2027.

•        Psychedelic Drugs Market Size, Trends and Global Forecast to 2032 (thebusinessresearchcompany.com), published in January 2023, estimates the total market size for all indications of psychedelic compounds to be US $8.31 billion by 2027.

Although these research sources may not be from lesser known sources than Canaccord, the Psych Report, or Fairfield, these sources are reflections of other industry participants and their opinion on where the market is expected to be in the upcoming four to six years. Based on the above estimates, the estimated psilocybin market size is considerably less than US $25 billion by 2031, with a compound annual growth rate (CAGR) of 14.9%, projected estimates above would fall between US $8.2 billion and US $18.8 billion for the market. Based on the proportion initially projected on 2%, Filament would expect to capture revenue of $164 million to $376 million, which is a 67% to 25% decrease.

Conclusion

In accordance with the above analysis, the acquisition of Psilo has enabled the Company to become an early adopter in the industry and is poised to take a strong position in the market. With its patented extraction process that enable the extraction of psychedelic compounds already achieving GMP grade, the Company has already commenced use within Filament clinical trials and licensed partner trials. Despite engaging in additional licensing agreements compared to the prior year, the Company was not able to achieve projected revenues for the fiscal year of 2022 and moving forward may capture a smaller proportion or same proportion of revenues in a smaller market compared to initial estimates.

As the Company initially projected to capture approximately 2% of the global market size, which was equal to $470 million in 2031, this amount would be reduced to approximately $270 million (midpoint of research points above) in 2031, which is a decrease of 43%. As a result of the above analysis, consideration of market and industry conditions suggest that the goodwill may be impaired as at December 31, 2022.

Changes in Technology, Markets, Economy, or Laws

Laws and Regulation

The Company is involved in the psychedelics industry, which is at a nascent stage and expects to witness considerable growth in coming years. Due to the nature of the industry involving the research and development of controlled substances, the industry is heavily regulated and only approved entities may participate after obtaining the appropriate approvals and licensing. Filament has already successfully acquired a dealer’s license issued by Health Canada that approves the botanical extraction of psilocybin and psilocin and will be subject to administrative renewals each year. As a result, Filament’s viability due to changes in laws or regulation are not expected to have a significant impact as Psilo has polices in place to ensure that all procedures performed are in compliance with rules and regulations.

However, as significant revenues are forecasted in the future based on royalty revenues, these may not be obtained depending on advancements with the Canadian government in democratizing and decriminalizing the use of psychedelic therapeutic products to the general public. The Company will continue to generate revenues through the achievement of milestones with licensing partners; however, the timing of when the Company could reasonably expect to generate revenues through royalties is currently impossible to determine as this depends on the Canadian government amending legislation.

Changes in Technology

Filament became the first public company to be issued a patent for the extraction and standardization of a natural psilocybin patent, granted by the Canadian Intellectual Property Office. Additionally, the Company has 22 issued patents from the United States and Canada to further push the Company’s research phase programs. Attributed to the procedures and related advances in technology that Filament has developed, the Company successfully manufactured GMP batches of pharmaceutical grade natural psilocybin extractions. Filament is also the only entity that has been able to establish shelf stability for psilocin and has used them in clinical trials.

GMP grade products set the minimum standard for the methods, facilities, and controls used in manufacturing, processing, and packing a drug or and late phase clinical studies require GMP grade products, which is difficult to achieve. As Filament has already developed natural botanical extraction procedures, filed and received patents, achieved GMP grade products, and continues to refine their processes, the Company is positioned to stay ahead of the curve in technological advancements within the industry.

Conclusion

Based on the above considerations, external indicators such as changes in technology or regulations and laws could potentially have a significant impact on the Company. Although not considered in the near future, the Company is projecting to be able to receive royalty revenues from the commercialization of formulated drugs using psychedelic compounds in 2027. As the Canadian government has not announced any significant updates on democratizing the use of psilocybin and psilocin in therapeutic treatments, it is undetermined as at December 31, 2022 whether these revenue sources would be attainable.

Net Assets Compared to Market Capitalization

In assessing whether there are indications of impairment, the Company compares the entity’s total assets or intangible assets and goodwill against the entity’s market capitalization. If the total assets or assessed asset value is greater than the market capitalization, this is an indication that the enterprise value of the Company is less than the assets it carries and an indication of impairment is identified.

•        As at December 31, 2022, the Company has net assets of $13,499,963.

•        As at December 31, 2022, the Company has $15,591,898 in total assets.

•        The total assets include $460,000 in intangible assets and $10,682,334 in goodwill.

•        Without consideration of goodwill, the Company has $4,909,564 in assets, which includes the value of intangible assets.

•        As at December 31, 2022, the Company had 174,948,813 common shares issued and outstanding and had a closing stock price of $0.05, which results in a market capitalization of $8.75M.

Conclusion

Based on the above assessment, the market capitalization is less than the net asset value of the Company and is less than the value of the goodwill. Accordingly, this is an indication of impairment as the market value of the company is less than the balance sheet of the Company, which indicates that the Company is overvalued on the balance sheet and does not reflect the value as determined by the public market.

Operational Overview from December 31, 2021 to Year-end (December 31, 2022)

During the fiscal year, the Company has achieved numerous milestones and achievements; however, the following is a highlight of some milestones that were completed during Q2 and Q3 of the fiscal year of 2022:

•        On August 17, 2022, the Company announced its eighth patent issuance.

•        On July 28, 2022, the Company announced participation in Project Solace, which is led by Canadian non-profit organization, TheraPsil.

•        On July 12, 2022, the Company received its third patent issued by the USPTO.

•        On July 7, 2022, the Company announced the beginning of dosing in approved clinical trials in the United States, which was approved by the FDA.

•        On July 6, 2022, the Company announced it received its fourth patent from the Canadian Intellectual Property Office.

•        On June 16, 2022, the Company announced that a patient was dosed with one of Filament’s drug candidates through the Health Canada Special Access Program.

•        On June 9, 2022, the Company executed a letter of intent with Jaguar Health to enter into a collaboration agreement, which was executed in January 2023.

•        On May 17, 2022, the Company received its second patent from the USPTO.

•        On April 26, 2022, the Company received its third patent from the CIPO.

•        On April 18, 2022, the company entered into a licensing agreement with Psyence Group Inc.

Overall, the Company has furthered the research and development of its extractions and related procedures for extraction, is currently engaged in clinical trials, and is engaging and signing more licensing and collaboration agreements. Filament’s licensing partners have achieved a number of milestones and success in their clinical trials, which has resulted in Filament receiving revenue in accordance with the agreements. Filament is overall well positioned for growth and is enroute to capture a significant portion of market share for the provision of their extracted psychedelic compounds to licensed parties for use in the growing number of clinical trials expected in coming years in this nascent industry.

For the three months ended June 30, 2023:

During the three months ended June 30, 2023, the Company recorded a net and comprehensive loss of $1,523,148 as compared to a net and comprehensive loss of $1,468,276 for the comparable three months ended June 30, 2022. The net and comprehensive loss for the three months ended June 30, 2023 includes $558,905 of non-cash expenditures.

Total expenses for the three months ended June 30, 2023, amounted to $1,530,269 as compared to $1,618,276 for the comparable period, a decrease of $88,007, which includes non-cash expenditures of $51,380 for depreciation, $79,183 for interest and accretion, and $428,342 in share-based compensation included in professional and consulting fees and wages and benefits. The decrease in overall expenditures can be attributed to the following:

•        Insurance costs have decreased to $60,023 from $132,813 as the Company has purchased a more cost-effective annual directors and officer’s insurance plan.

•        Professional and consulting fees have increased to $510,273 from $461,058 as the Company has engaged third party consultants for professional services, accounting and audit services, research and advisory services, communications and corporate development and legal fees.

•        Sales and marketing expenses have decreased to $69,113 from $229,213 as the Company has engaged third party consultants to develop and refine investor relations and digital marketing services, which engaged in a more campaigns in the previous year.

•        Wages and benefits have increased to $463,533 from $406,278, which can be attributed to the fees paid to management and employees for professional services related to executive officer services, research and development and administration. Also included in wages and benefits were fees paid to companies controlled or connected to officers of the Company. See related party section for details.

Liquidity and Capital Resources

The Company’s financial success is reliant on management’s ability to identify and evaluate suitable growth and acquisition opportunities and maximizing the potential of these opportunities. In order to fund future growth opportunities and to corporate overhead, the Company may seek additional financing through debt or equity offerings. Any equity offering will result in dilution to the ownership interests of the Company’s shareholders and may result in dilution to the value of such interests.

In the event of the Maximum Redemption Scenario, the proceeds from the Business Combination would enable the Company to complete its Phase 2 clinical trial in methamphetamine use disorder and to complete a Phase 2 clinical trial in opioid use disorder.

In the event of the No Additional Redemption Scenario, the proceeds from the Business Combination would enable the Company to complete its Phase 2 clinical trial in methamphetamine use disorder, to complete a Phase 2 clinical trial in opioid use disorder and to complete two additional Phase 2 clinical trials in stimulant use disorder and opioid use disorder.

As at June 30, 2023, and December 31, 2022, the Company has a working capital balance of $888,490 and $2,755,619, respectively. The decrease in working capital is attributable to the Company completing a private placement and convertible debenture financing for aggregate proceeds of $2,500,000 in 2022; whereas none were completed in the current period. The Company has no commitments for capital expenditures.

Cash and Financial Conditions

As at June 30, 2023, and December 31, 2022, the Company has cash and cash equivalents of $1,161,659 and $2,846,740, respectively. The Company does not have any unused lines of credit or other arrangements in place to borrow funds and has no off-balance sheet arrangements. The Company does not use hedges or other financial derivatives.

Lease Outstanding

On June 11, 2020, Psilo Scientific entered into a three-year lease agreement for the Facility beginning on August 1, 2020. Under the terms of the agreement, Psilo Scientific currently pays $13,687 (plus tax) per month in gross rent. The initial term of the sub-lease agreement was three years and expired on July 31, 2023. The Facility conforms to Health Canada’s Directive on Physical Security Requirements for Controlled Substances and Good Manufacturing Practice (“GMP”). On July 20, 2021, Psilo Scientific entered into a lease extension agreement to extend the lease for an additional three years, until July 31, 2026.

Assuming operating expenses and property taxes charged to Filament are consistent, monthly payments for the extended three year lease term are anticipated to be approximately $15,110 per month compared to $13,687 per month under the current term. In addition to a $27,633 security deposit as of September 30, 2021, the Company agreed to deposit an additional $18,910 to be held by the landlord as a security deposit as of June 30, 2023.

Capital Management

The Company manages its capital structure and makes adjustments based on the funds available to the Company. The Company’s objectives when managing its capital are to safeguard the Company’s ability to continue as a going concern in order to support ongoing initiatives, to provide sufficient working capital to meet its ongoing obligations and to pursue potential acquisitions.

The Company is largely dependent upon external financings to fund its operations. In order to carry out any planned business transaction, and to continue to support the general administrative activities, the Company will spend its existing working capital and raise additional funds as needed. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company’s approach to capital management during the period ended June 30, 2023.

The Company is not subject to externally imposed capital requirements. The Company has not paid or declared any dividends since the date of incorporation, nor are any contemplated in the foreseeable future.

Off-Balance Sheet Arrangements

The Company has not entered into any off-balance sheet arrangements.

Proposed Transactions

None to report.

Related Party Transactions

Related Party Transaction Disclosure

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non-executive members of the Company’s Board of Directors and Chief Executive Officer, Chief Operating Officer, and Chief Finance Officer.

These transactions are incurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties unless otherwise stated. Remuneration attributed to key management personnel can be summarized as follows:

	Six months ended June 30,
	2023	2022
Management
Wages and benefits
Benjamin Lightburn, CEO	$90,150	$87,500
Warren Duncan, CFO	77,226	75,000
Lisa Ranken, COO	65,00	41,500
Ryan Moss, VP Research and Development	56,632	55,000
Share-based compensation
Lisa Ranken, COO	37,586	26,348
Warren Duncan, CFO	44,137	118,792
Ryan Moss, VP Research and Development	79,500	52,695
Total management	$450,231	$456,835
Board of Directors
Share based compensation
Greg Mills, Chairman, Director	9,670	58,285
Maureen O’Connell, AC Chair, Director	100,823	97,142
Chris Wagner, Director	100,823	97,142
Jonathan Conlin, Director	90,741	87,428
	$752,288	$796,832

During the six months ended June 30, 2023, the Company incurred $148,934 (2022 – $158,852) in legal and professional fees to Fasken Martineau DuMoulin LLP, a law firm, where one of the Company’s directors is a partner and acts as counsel to Filament.

Accounts payable and accrued liabilities at June 30, 2023, includes $45,529 (December 31, 2022 – $41,322) owed to related parties. As at June 30, 2023, the Company has a loan payable to the CEO of the Company in the amount of $Nil (December 31, 2022 – $Nil), which is unsecured, due on demand, and non-interest bearing. During the year ended December 31, 2022, the loan was repaid.

During the six months ended June 30, 2023, the Company incurred $Nil (2022 – $Nil) in post employment, termination benefits, or long-term benefits paid to key management. See Note 17 for additional details.

During the year ended December 31, 2022, the Company issued a loan to Filament Foundation, which has been determined to be a related party as the Company’s CEO is a member of the Board. See Note 9 for additional details.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are disclosed in Note 4 of the condensed interim consolidated financial statements.

Financial Instruments

Fair value

Financial instruments recorded at fair value on the statement of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1 —	Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 —	Inputs other than quoted prices that are observable for the asset or liability either directly (i.e.: as prices) or indirectly (i.e.: derived from prices); and
Level 3 —	Valuation techniques using inputs that are not based on observable market data.

The fair value of cash and cash equivalents are measured using Level 1 inputs. The Company determined that the carrying values of its other short-term financial assets and liabilities approximate the corresponding fair values because of the relatively short periods to maturity and limited credit risk.

Financial risk factors

The Company’s risk exposures and the impact on the Company’s financial statements are summarized below:

Credit risk

Credit risk is the risk of financial loss to the Company if a counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s cash and trade receivables. The carrying amount of these financial assets represent the maximum credit exposure. Filament holds cash at a major Canadian financial institution, and management believes the exposure to credit risk with respect to these institutions is not significant.

Expected credit loss (“ECL”) analysis is performed at each reporting date using an objective approach to measure expected credit losses on its accounts receivable. The provision amounts are based on direct management interactions with the customer. The calculations reflect the probability-weighted outcome, the time value of money, and reasonable and supportable information that is available at the reporting date about past events, current conditions, and forecast of future economic conditions. Accounts receivables are written off when there is no reasonable expectation of recovery. Indicators that there is no reasonable expectation of recovery include, but are not limited to, business failure, failure of a debtor to engage in a repayment plan, and a failure to make contractual payments.

As at June 30, 2023, receivables are comprised of $37,007 (December 31, 2022 – $55,757) in trade receivables and the remainder arise from taxes receivable. The Company’s aging of receivables is below:

	June 30, 2023	December 31, 2022
0 – 30 days	$7,500	$26,250
91+ days	29,507	29,507
Total trade receivables	$37,007	$55,757

Liquidity risk

Liquidity risk is the risk that the Company will be unable to meet its financial obligations as they fall due. The Company’s objective to managing liquidity risk is to ensure that it has sufficient liquidity available to meet its liabilities when due. The accounts payable are typically due in 30 days, which are settled using cash. As at June 30, 2023, the Company has a working capital of $888,490.

At present, the Company’s operations do not generate positive cash flow. The Company’s primary source of funding has been the issuance of equity securities. Despite previous success in acquiring financing, there is no guarantee of obtaining future financings.

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign currency rates. As at June 30, 2023, the Company did not hold any foreign currency and was not subject to foreign currency risk.

Subsequent Events

On July 5, 2023, 50,000 stock options with an exercise price of $0.10 expired unexercised and 25,000 restricted share unit awards were forfeited.

On July 18, 2023, the Company entered into a definitive agreement for a proposed business combination with Jupiter Acquisition Corporation to create a new public holding Company that is expected to be listed on NASDAQ.

On July 24, 2023, the Company completed a private placement for the offering of 27,777,773 units at a price of $0.09 per unit for gross proceeds of $2,500,000. Each unit is comprised of one common share and one common share purchase warrant exercisable at a price of $0.117 with an expiry date of July 24, 2026.

On August 11, 2023, the Company entered into an amendment to the original Maxim Letter with Maxim. Pursuant to the amended agreement, immediately prior to the Arrangement Effective Time, Filament will issue the Advisory Shares to Maxim. The number of Advisory Shares will be a number of Filament Common Shares that are exchangeable at the Arrangement Effective Time for TopCo Common Shares such that, after such exchange, Maxim will receive 350,000 TopCo Common Shares. The TopCo Common Shares that may be received in exchange for the Advisory Shares and the Bridge Shares are in addition to the TopCo Common Shares that are included within the Filament Shareholder Transaction Consideration, and the TopCo Common Shares into which the Advisory Shares and the Bridge Shares may be converted are being registered pursuant to the registration statement of which this proxy statement/prospectus forms a part and will be unrestricted and freely transferable. In addition, pursuant to the Maxim Letter, Maxim will receive a cash financial advisory fee at Closing of $1 million.

Outstanding Share Data

As of June 30, 2023 and December 31, 2022, the Company had 174,948,813 and 174,948,813 issued and outstanding shares, respectively. During the six months ended June 30, 2023, the Company did not engage in any share capital activity.

The Company had the following securities issued and outstanding as at the dates noted below:

	June 30, 2023	August 14, 2023
Common shares	174,948,813	202,726,586
Warrants	17,949,333	45,727,106
Stock options	14,637,999	14,587,999
Restricted share units	6,509,843	6,484,843
Fully diluted shares	214,045,988	269,526,534

CERTAIN FILAMENT RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

References to $ in this section refer to the Canadian dollar unless otherwise specified.

Indebtedness of Directors and Executive Officers

No person who is, as of the date of this proxy statement/prospectus, or who is proposed to be a director or executive officer of Filament, is or has been indebted to Filament or is indebted to another entity that is, or has been at any time, the subject of a guarantee, support agreement, letter of credit or similar arrangement provided by Filament, except as disclosed herein.

During the year ended December 31, 2022, Filament incurred CAD$279,155 (December 31, 2021 — CAD$648,063) in legal and professional fees to Fasken Martineau DuMoulin LLP, a law firm, where one of Filament’s directors is a partner and acts as counsel to Filament. The largest amount outstanding for legal and professional fees to Fasken Martineau DuMoulin LLP during the past three financial years was CAD$721,504.48. The outstanding amount of legal and professional fees owing to Fasken Martineau DuMoulin LLP as of July 31, 2023 is CAD$152,337.21 and is not interest-bearing.

Accounts payable and accrued liabilities at December 31, 2022, includes CAD$41,322 (December 31, 2021 — CAD$28,794) owed to related parties. During the year ended December 31, 2021, Filament had a loan payable to the CEO of Filament in the amount of CAD$280,552, which is unsecured, due on demand, and non-interest bearing. The loan was a shareholder loan made to Psilo and transferred to Filament. The largest amount outstanding in connection with the shareholder loan from the CEO of Filament during the past three financial years was CAD$280,552 and was not interest-bearing. During the year ended December 31, 2022, the loan was repaid in its entirety.

During the year ended December 31, 2021, Filament provided a loan in three payment installments for an aggregate of CAD$89,153 to Filament Foundation, which is a charitable foundation directed by a board of four directors, of which Filament’s CEO is a member, and management has assessed that this entity is a related party. The loan was advanced to Filament Foundation in order to establish the foundation and to cover its start-up expenses. During the year ended December 31, 2022, Filament provided an additional loan for CAD$38,701. The largest amount outstanding under the loan to Filament Foundation during the past three financial years was CAD$127,854. The outstanding amount of the loan to Filament Foundation as of July 31, 2023 is CAD$127,854 and is not interest-bearing.

Bridge Financing

On July 24, 2023, Filament completed the Bridge Financing, pursuant to which Filament issued by way of non-brokered private placement 27,777,773 Bridge Units at a price of CAD$0.09 per Bridge Unit for gross proceeds of approximately CAD$2,500,000. Each Bridge Unit is comprised of one Bridge Share and one Bridge Warrant, with each such Bridge Warrant being exercisable to purchase one Filament Common Share at a price of CAD$0.117 per share until July 24, 2026.

Negev Capital, a psychedelic medical intervention investment fund that has made over 25 investments to date, was lead investor of the Bridge Financing. Konstantin Adamsky, one of the members of the Filament Board, is Chief Operating Officer at Negev Capital.

October 2023 Private Placement

On September 29, 2023, the Company announced its intention to complete, subject to regulatory approval, a non-brokered private placement for gross proceeds of up to CAD$2,000,000. Negev Capital, a leading venture fund in the psychedelic drug development space, will lead the offering. As of November 7, 2023, that private placement had not yet been completed.

Indemnification Agreements

Filament has entered into indemnification agreements with its directors and certain officers to indemnify such individuals, to the fullest extent permitted by law and subject to certain limitations, against all liabilities, costs, charges and expenses reasonably incurred by such individuals in an action or proceeding to which any such individual was made a party by reason of being an officer or director of Filament or an organization of which Filament is a shareholder or creditor if such individual serves such organization at our request.

Negev Director Nomination Agreement

Filament is party to a director nomination agreement (the “Nomination Agreement”) with Negev Capital Fund One, LP (“Negev”) dated July 13, 2022, pursuant to which Negev has been granted the right to appoint one (1) member to the Filament Board. The nomination rights granted to Negev under the Nomination Agreement will expire and terminate automatically upon the earlier to occur of: (i) Negev ceasing to beneficially own, or exercise control or direction over, in the aggregate, a number of issued and outstanding common shares of Filament (or securities convertible or exercisable into common shares of Filament) equal to at least 7% of the issued and outstanding common shares of Filament at any time, subject to adjustment in certain events; or (ii) upon written notice by Negev to Filament.

MANAGEMENT AFTER THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us” or “the Company” refer to TopCo.

Management and Board of Directors

Executive Officers

The Business Combination Agreement provides that, unless otherwise agreed by Filament and Jupiter, the officers of Filament as of immediately prior to the Closing will serve as the initial officers of TopCo upon the Closing. Jupiter and Filament anticipate that the current executive officers of Filament will become the executive officers of TopCo following the Business Combination. For biographical information concerning the current executive officers of Filament, as anticipated to become the executive officers of TopCo, see below.

Directors

Jupiter and Filament have mutually agreed that the initial TopCo Board will consist of six individuals, a majority of whom shall be independent directors in accordance with stock exchange requirements. Five of the members of the TopCo Board will be designated by Filament and one (who shall be reasonably acceptable to Filament and shall qualify as “independent”) will be designated by the Sponsor and its affiliates, in each case as soon as reasonably practicable following the date of the Business Combination Agreement. The parties further agreed that one individual designated by the Sponsor or its affiliates will be appointed as a non-voting observer to the TopCo Board for an initial term of one year, extendable in TopCo’s sole discretion.

The five members of the TopCo Board to be designated by Filament are anticipated to be the current Filament directors, consisting of Benjamin Lightburn, Jonathan Conlin, Chris Wagner, Maureen O’Connell and Konstantin Adamsky. The sixth member of the TopCo Board to be designated by the Sponsor or its affiliates is anticipated to be Jonathan Leong, Jupiter’s current Executive Vice President of Strategy and M&A. For biographical information concerning Mr. Leong, see “Information About Jupiter — Directors and Executive Officers.” For biographical information concerning the current Filament directors anticipated to serve as directors of TopCo, see below.

The current executive officers and directors of Filament, as of July 31, 2023, are as follows:

Name	Age	Position
Ben Lightburn	37	Chief Executive Officer and Director
Warren Duncan	33	Chief Financial Officer
Lisa Ranken	40	Chief Operating Officer
Ryan Moss	35	Chief Science Officer
Jonathan Conlin	37	Corporate Secretary and Director
Konstantin Adamsky	52	Director
Maureen O’Connell	61	Director
Chris Wagner	54	Director

Benjamin Lightburn, Chief Executive Officer and Director, has 15 years of experience in the natural health and technology sectors. Mr. Lightburn was previously the CEO of Mazza Innovation Ltd. (“Mazza”), which was focused on the commercialization of a phytochemical extraction technology called the PhytoClean Method™. Mr. Lightburn raised over $10 million in angel and venture capital and over $2 million in non- dilutive financing from local and international investors, recorded three successive years of triple-digit revenue growth (with two years of +$1 million growth), grew the team from 8 to 28 employees, developed partnerships with leading multinationals such as BASF and Givaudan, and added several patents to the portfolio relating to existing and new technologies. In 2018, Mazza was sold to Sensient Technologies (NYSE:SXT) for $26 million.

Earlier in his career, Mr. Lightburn was the Business Manager at Radient Technologies. He managed technicians and chemists who produced high value plant extracts for use as active pharmaceutical ingredients. Mr. Lightburn received a Master of Business Administration (MBA) from the Sauder School of Business at the University of British Columbia and a Bachelor of Science (Honours) in Physics from Queen’s University.

Warren Duncan, Chief Financial Officer, brings a wealth of experience in capital markets, transaction advisory, and accounting. Previously, Mr. Duncan spent over four years in investment banking at Cormark Securities where he acted as an underwriter on 75+ financings raising ~$6.5 billion in aggregate proceeds with significant go-public experience. Prior to Cormark, Mr. Duncan spent approximately five years at Ernst and Young between the Private Mid Market Audit Practice and the Transaction Advisory Services. Mr. Duncan received a Bachelor of Commerce from Queen’s University and holds the Chartered Professional Accountant designation.

Lisa Ranken, Chief Operating Officer, spent her career honing operations and leading teams in rapidly growing industries. Ms. Ranken has extensive expertise and success solving complex business challenges at new technology startups. Most recently, Ms. Ranken led the commercialization of a patented extraction technology through acquisition and supported the successful advancement of the first-of-its-kind low carbon biofuel technology. Ms. Ranken has operational experience in human resources, process and workflow design, supply chain, compliance and R&D. Ms. Ranken holds a Bachelor of Engineering (B. Eng) in Chemical Engineering from McGill University and a Master of Engineering (M. Eng) in Process Engineering from New South Wales University. Ms. Ranken also holds the P. Eng designation (Professional Engineers and Geoscientists of British Columbia).

Ryan Moss, Chief Science Officer, brings ten years of R&D experience dealing with all aspects of industrial process chemistry and the scale-up of extraction, purification, and standardization of natural products. Mr. Moss has brought over 20 products from bench-scale to commercialized products in the food, cosmetic and nutraceutical industries. This includes two patents involving the commercial-scale extraction and purification processes using water and aqueous solvent chemistry. Mr. Moss received a Bachelor of Science in Chemistry and a Master of Science in Chemistry, both from UBC.

Jonathan Conlin, Corporate Secretary and Director, is a Partner at Fasken Martineau DuMoulin LLP in the Securities & Technology Group. Mr. Conlin brings over 10 years of financing, M&A, and corporate governance experience, with expertise in the life sciences, mental health and cannabis sectors. In recent years, Mr. Conlin has led venture capital, private equity and other strategic transactions for high growth companies totaling $1 billion. Mr. Conlin has served as an officer in multiple public and private companies. Mr. Conlin is currently the corporate secretary for Lungpacer Medical Inc. (a venture-backed medical device company headquartered in Exton, PA, USA), and Starling Minds Inc. (a venture-backed digital mental health therapy technology company headquartered in Vancouver, BC). Mr. Conlin received a Bachelor of Arts in Political Science and Government from Washington State University and a Juris Doctor from UBC.

Konstantin Adamsky, Director, is Chief Operating Office at Negev Capital, a psychedelic medical intervention investment fund. Dr. Adamsky has a long demonstrated track record in pharmaceutical research and development. He served as a Vice President of Operations and Technology at Levco Pharmaceuticals Ltd, CEO and Vice President of Operations at Regenera Pharma LTD as well as Director and co-CEO at Targia Pharmaceuticals. Dr. Adamsky has also held positions at Compugen and the Weizmann Institute of Science. He is co-founder and Director of Celleska Pty, Australian Cell & Gene Therapy Incubator. Dr. Adamsky holds a Ph.D. from the Weizmann Institute of Science, Israel.

Maureen O’Connell, Director, is a global business executive, CFO, and board director recognized for significant value creation through strategic thinking and action at numerous public companies. She has held executive leadership and board positions in a variety of industries including media, education, digital, retail, technology, professional services, biotech, pharma, homebuilding, real estate and insurance. She has chaired the Audit Committee, served on the Transaction and Nominating Committees, and served as the designated financial expert for Fortune 500 and high growth public companies listed on NYSE and Nasdaq. In 2022, Ms. O’Connell joined the National Association of Corporate Directors as a certified director. In addition, Ms. O’Connell is a certified public accountant and has been in good standing since 1987. Ms. O’Connell is also recognized for her extensive M&A experience and her strength in operations and technology. Currently, Ms. O’Connell is a director of Arix Bioscience PLC (LSE:ARIX) and Acacia Research Corporation (Nasdaq: ACTG). Ms. O’Connell has previously served on the board of Harte Hanks (NYSE: HHS), Sucampo Pharmaceuticals Inc. (Nasdaq: SCMP), Beazer Homes (NYSE:BZH), and as Executive Vice President, Chief Administrative Officer, and Chief Financial Officer of Scholastic, Inc. (Nasdaq: SCHL). Ms. O’Connell received a Bachelor of Science in Accounting and Economics from the Leonard N. Stern School of Business at New York University.

Chris Wagner, Director, has over 25 years of experience in commercialization and product development in the life sciences industry. Mr. Wagner is currently the Founder and CEO of ImmunoFlex and focused on immune system genomics. From 2017 to 2019, Mr. Wagner was CEO and Director of Emerald Health Therapeutics, where they filed 17 patents, launched an international brand, and increased the market capitalization by 400% (CSE:EMH). Prior to Emerald, Mr. Wagner held several executive positions including Founder & CEO of Canexia Health (currently selling its medical products globally), CEO of Sirius Genomics (sold to a strategic investor), Vice President of Business Development of Aspreva Pharmaceuticals (sold to a strategic investor), and Global Team Leader at Eli Lilly. Mr. Wagner is an Accredited Director and received a Bachelor of Science in Organic Chemistry from UBC.

Family Relationships

There are no family relationships between any of our executive officers and our directors.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Other than as set out below, none of the directors or executive officers of TopCo, is, as at the date of this proxy statement/prospectus, or has been within the 10 years before the date hereof, a director, chief executive officer or chief financial officer of any company that (a) was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days.

Other than as set out below, none of the directors or executive officers of TopCo, and to the best of TopCo’s knowledge, no shareholder holding a sufficient number of securities to affect materially the control of TopCo, (a) is, as at the date of this proxy statement/prospectus, or has been within the 10 years before the date hereof, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (b) has, within the 10 years before the date of this proxy statement/prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

None of the directors or executive officers of TopCo, and to the best of TopCo’s knowledge, no shareholder holding a sufficient number of securities to affect materially the control of TopCo, has been subject to (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Arrangements for Election of Directors and Members of Management

Jupiter and Filament have mutually agreed that the initial TopCo Board will consist of six individuals, a majority of whom shall be independent directors in accordance with stock exchange requirements. Five of the members of the TopCo Board will be designated by Filament and one (who shall be reasonably acceptable to Filament and shall qualify as “independent”) will be designated by the Sponsor and its affiliates, in each case as soon as reasonably practicable following the date of the Business Combination Agreement. The parties further agreed that one individual designated by the Sponsor or its affiliates will be appointed as a non-voting observer to the TopCo Board for an initial term of one year, extendable in TopCo’s sole discretion. The Business Combination Agreement provides that, unless otherwise agreed by Filament and Jupiter, the officers of Filament as of immediately prior to the Closing will serve as the initial officers of TopCo upon the Closing.

For details regarding the requirements and procedures for the election and appointment of directors under the BCBCA and the TopCo Articles, please see the description under the heading “Management After the Business Combination — Election and Appointment of Directors.”

Corporate Governance Practices

After the closing of the Business Combination, we will be a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer we will be permitted to comply with corporate governance practices of British Columbia and Cboe Canada (collectively, “Home Country Practice”) instead of the Nasdaq corporate governance rules, provided that we disclose which requirements we will not follow and the equivalent Home Country Practice that we will comply with instead.

We intend to rely on this “foreign private issuer exemption” with respect to the quorum requirement for shareholder meetings. Under Nasdaq corporate governance rules, a quorum would require the presence, in person or by proxy, of holders of at least 33⅓% of the total issued outstanding voting power of our shares at each general meeting of shareholders. Pursuant to the TopCo Articles and as permitted under the BCA, the quorum required for a general meeting of shareholders will consist of at least two shareholders present in person or by proxy who hold or represent at least 5% of the total outstanding voting power of our shares. In addition, under Nasdaq corporate governance rules, an issuer is required, in certain circumstances, to obtain shareholder approval prior to an issuance of securities in connection with: (i) the acquisition of the stock or assets of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control; and (iv) transactions other than public offerings. We intend not to follow this Nasdaq corporate governance rule and will instead follow Home Country Practice, which has different requirements for shareholder approval (including, in certain instances, not requiring any shareholder approval) in connection with issuances of securities in the circumstances listed above. We otherwise intend to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. We may, however, in the future decide to rely upon the “foreign private issuer exemption” for purposes of opting out of some or all of the other corporate governance rules.

The Canadian securities regulatory authorities have issued corporate governance guidelines pursuant to National Policy 58-201 — Corporate Governance Guidelines (the “Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to National Instrument 58-101 — Disclosure of Corporate Governance Practices (“NI 58-101”). The Corporate Governance Guidelines are recommended as “best practices” for issuers to follow. TopCo recognizes that good corporate governance plays an important role in its overall success and in enhancing shareholder value and, accordingly, TopCo has adopted, or will be adopting at Closing, certain corporate governance policies and practices which reflect its consideration of the recommended Corporate Governance Guidelines. The disclosure set out below includes disclosure required by NI 58-101 describing TopCo’s expected approach to corporate governance in relation to the Corporate Governance Guidelines.

Director Compensation After the Business Combination

We anticipate that upon the Closing, the TopCo Board will approve a non-employee director compensation program that will become effective as of the Closing of the Business Combination.

Election and Appointment of Directors

The BCBCA requires that public companies have a minimum of three directors. The TopCo Articles provide that the number of directors shall be set by ordinary resolution of the shareholders of TopCo.

TopCo directors may appoint additional directors, but the number of additional directors shall not exceed one third the number of first directors, if, at the time of their first appointments, one or more of the first directors have not yet completed their first term office, and, in any other case, one-third the number of current directors who were elected or appointed other than as such additional directors.

The TopCo Articles provide that where a director is removed by special resolution, the shareholders may elect or appoint, by ordinary resolution, another individual as director to fill the resulting vacancy. If the shareholders do not appoint a director to fill the vacancy contemporaneously with removal, then either the directors or the shareholders by ordinary resolution may appoint a director to fill that vacancy.

Pursuant to the TopCo Articles, shareholders of record may nominate persons for election to the TopCo Board only by providing notice to TopCo’s secretary that is both timely and in proper written form. To be timely, a shareholder’s notice shall be received by the secretary of TopCo (a) in the case of an annual general meeting of shareholders, not less than 30 days prior to the date of the annual general meeting of shareholders; provided, however, that in the event that the annual general meeting of shareholders is to be held on a date that is less than 50 days after the Notice Date, notice by the nominating shareholder may be made not later than the close of business on the tenth day following the Notice Date, and (b) in the case of a special meeting (which is not also an annual general meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes as well), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made. To be in proper written form, such notice must include, among other information, certain information with respect to each proposed nominee and each shareholder nominating persons for elections to the Board and must disclose about any contract, agreement, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote shares of TopCo or between the proposed nominee and the nominating shareholder and any other information relating to the proposed nominee or nominating shareholder that would be required to be disclosed in a dissident’s proxy circular under applicable securities laws.

Orientation and Continuing Education

The TopCo Board will consist of directors who are familiar with the industry or who bring particular expertise to the TopCo Board from their professional experience. Following Closing, new directors are expected to participate in an initial information session on the Company in the presence of its senior executive officers to learn about, among other things, the business of Topco, its financial situation and its strategic planning. All directors will receive a record of public information about the Company, as well as other relevant corporate and business information including corporate governance practices of the Company, the structure of the Topco Board and its standing committees, its corporate organization, the charters of Filament and its standing committees which will be adopted by the TopCo Board and its standing committees, the TopCo Articles, the Code (as defined below) and other relevant corporate policies. Senior management makes regular presentations to the Topco Board on the main areas of the business and the directors have the opportunity to ask questions and tour Topco’s facilities.

The CGN Committee (defined below) reviews, monitors and makes recommendations with respect to director orientation. In addition, the CGN Committee reviews, monitors and makes recommendations with respect to director continuing education opportunities designed to maintain or enhance the skills and abilities of the Company’s directors and to ensure that their knowledge and understanding of the Company’s business remains current.

Removal of Directors

Pursuant to the TopCo Articles, the shareholders of TopCo may remove any director before the expiration of his or her term of office by special resolution, which requires a special majority requirement of two-thirds of the votes cast in favor of the resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, another individual as director to fill the resulting vacancy. If the shareholders do not appoint a director to fill the vacancy contemporaneously with removal, then either the directors or the shareholders by ordinary resolution may appoint an additional director to fill that vacancy.

The directors of TopCo may remove a director before the expiration of his or her period of office if the director is convicted of an indictable offence or otherwise ceases to qualify as a director and the directors may appoint a director to fill the resulting vacancy.

Proceedings of Board of Directors

A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held.

For purposes of managing any potential conflicts of interest, a director who has a material interest in a matter before our board of directors or any committee on which he or she serves is required to disclose such interest as soon as the director becomes aware of it. In situations where a director has a material interest in a matter to be considered by our board of directors or any committee on which he or she serves, such director may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Directors will also be required to comply with the relevant provisions of the BCBCA regarding conflicts of interest.

Director Independence

The board of directors shall be constituted with a majority of individuals who qualify as “independent” (as defined in NI 58-101 and within the meaning of applicable Nasdaq and SEC rules), provided, however, that if at any time a majority of the directors are not independent because of the death, resignation, bankruptcy, adjudicated incompetence, removal or change in circumstance of any director who was an independent director, this requirement shall not be applicable for a period of 60 days thereafter, during which time the remaining directors shall appoint a sufficient number of directors who qualify as “independent” to comply with this requirement. Pursuant to applicable rules, an independent director is one who has no direct or indirect relationship with the Company that could, in the view of the board of directors, be reasonably expected to interfere with a director’s independent judgment.

Our board of directors will determine that the majority will be independent directors as defined in the Nasdaq corporate governance rules and National Instrument 52-110 — Audit Committees (“NI 52-110”).

Given the size and structure of the board of directors, we believe it will be able to facilitate independent judgment in carrying out its responsibilities and will continue to do so following Closing. The board of directors may meet periodically without management and any non-independent directors present to ensure that it functions independently of management. At each board meeting, unless otherwise determined by the board of directors, an in-camera meeting of independent directors will take place. Further, while certain members of senior management may attend board meetings to provide information and opinion to assist the directors in their deliberations, in order to enhance independent judgement, management attendees who are not directors will be excused for any agenda items that are reserved for discussion among directors only.

Position Descriptions

Prior to Closing, the TopCo Board expects to develop adopt written position descriptions for the chair of the TopCo Board, the chair of each TopCo Board committee and the CEO. The primary functions of the chair of the TopCo Board and the chair of each TopCo Board committee will be to manage the affairs of the TopCo Board or of such relevant committee, including ensuring the board or such committee is organized properly, functions effectively and meets its obligations and responsibilities. Each committee shall have a chairperson that will conduct the affairs of the applicable committee in accordance with the charter of such committee. The primary functions of the of the CEO will be to develop the Company’s strategic plans and policies and recommending such plans and policies to the TopCo Board, provide executive leadership, oversee a comprehensive operational planning and budgeting process, supervise day-to-day management, report relevant matters to the TopCo Board, facilitate communications between the TopCo Board and the senior management team, and identify business risks and opportunities and manage them accordingly.

Board Committees

The Company will have board of directors Committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating (“CGN”) Committee as described herein.

Audit Committee

Listing Requirements

TopCo will form an audit committee consisting of a minimum of two independent directors, each of whom is will be independent and financially literate and one of whom will have accounting or related financial management expertise. The members of the TopCo audit committee are expected to be Maureen O’Connell, Chris Wagner and Dr. Konstantin Adamsky. Maureen O’Connell is expected to serve as the chair of the audit committee.

Our board of directors will determine that each member of our audit committee will be independent within the meaning of the Nasdaq corporate governance rules, NI 52-110 and the Exchange Act, and free from any relationship that, in the view of the board of directors, could be reasonably expected to interfere with the exercise of his or her independent judgment as a member of the audit committee.

Each member of the audit committee will have direct experience relevant to the performance of his responsibilities as an audit committee member. All members of our audit committee will be financially literate (which is defined as the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements). In addition, one member of the audit committee will have accounting or related financial management expertise, qualifying as an audit committee financial expert as defined by the SEC rules, which our board of directors will determine.

Audit Committee Role

Our board of directors will adopt Filament’s audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the BCA, NI 52-110, the SEC rules, and Nasdaq corporate governance rules. These responsibilities are expected to include:

•        assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        preparing all reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act or Canadian securities laws;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor;

•        reviewing and approving any related party transaction required to be disclosed pursuant to applicable rules prior to us entering into such transaction;

•        reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by applicable accounting boards, the SEC or other regulatory authorities;

•        identifying irregularities in our business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors; and

•        establishing procedures for handling employee complaints relating to the management of our business and the protection to be provided to such employees.

A copy of the audit committee charter can be found on Filament’s website.

Compensation Committee

Listing Requirements

TopCo will form a compensation committee consisting of not fewer than three directors and not more than five directors, a majority of whom are independent directors, as that term is defined in NI 52-110. The members of the TopCo compensation committee are expected to be Chris Wagner, Jon Conlin, Jonathan Leong and Dr. Konstantin Adamsky. Chris Wagner is expected to serve as the chair of the compensation committee.

Each member of the compensation committee will have direct experience relevant to his or her responsibilities in executive compensation. Our board of directors will determine that each member of our compensation committee will be independent under Nasdaq corporate governance rules, including the additional independence requirements applicable to the members of a compensation committee.

Compensation Committee Role

Our board of directors will adopt Filament’s compensation committee charter setting forth the responsibilities of the committee, which are consistent with Nasdaq corporate governance rules and are expected to include among others:

•        Review the compensation philosophy and guidelines for Company Officers and Directors, for recommendation to the TopCo Board for its consideration and approval;

•        Review compensation policies and guidelines relating to all employees, including annual salary and incentive policies and programs, and material new benefit programs, or material changes to existing programs;

•        Lead the annual CEO review/evaluation process and report the results of the process to the TopCo Board;

•        The Committee shall (in consultation with the CEO where appropriate for matters involving non-CEO Officers, and in consultation with the Corporate Governance and Nominating Committee were appropriate for matters involving Directors) review and make recommendations to the TopCo Board for its approval: (a) all matters concerning incentive awards, perquisites, and other remuneration matters with respect to Company Officers and Directors; (b) benefit plans applicable to Company Officers and Directors including levels and types of benefits; and (c) any stock option plan, deferred share unit plan or other similar equity-based plan.

A copy of the compensation committee charter can be found on Filament’s website.

Corporate Governance and Nominating Committee

TopCo will form a CGN committee consisting of not fewer three directors and not more than five directors, a majority of whom are independent directors, as that term is defined in NI 52-110. The members of the TopCo CGN committee are expected to Chris Wagner, Jon Conlin, Jonathan Leong and Dr. Konstantin Adamsky. Jon Conlin is expected to serve as the chair of the CGN committee.

Our board of directors will adopt Filament’s CGN committee charter setting forth the responsibilities of the committee, which is expected to include:

•        consider and recommend for approval by the TopCo Board: (i) the appointment of the Company’s executive officers; and (ii) a succession plan with respect to each executive officer, as may be required;

•        review the CEO’s assessment of existing management resources and plans for ensuring that qualified personnel will be available as required for succession of each executive officer and to report on this matter to the TopCo Board;

•        assess the performance of the executive officers against pre-set specific corporate and individual goals and objectives;

•        review and recommend to the TopCo Board the annual objectives for which the CEO is responsible; and

•        consult with the Compensation Committee from time to time to assist it in its annual review of the directors’ compensation program.

Board Nominations

The CGN Committee is responsible for recommending to the TopCo Board nominees for election or appointment as directors, as the case may be, in accordance with the provisions of applicable corporate law and the charter of the CGN Committee. The CGN Committee considers the competencies and skills that the TopCo Board considers to be necessary for the TopCo Board as a whole to possess, that the TopCo Board considers each existing director to possess, and each new nominee will bring to the boardroom. The CGN Committee is expected to also consider the amount of time and resources that nominees have available to fulfill their duties as a member of the TopCo Board and the diversity of the TopCo Board composition (including gender considerations) in accordance with the Diversity Policy (as defined below).

The complete and full responsibilities, powers and operation of the CGN Committee will be set out in its charter, a copy of which is available on Filament’s website.

Code of Business Conduct and Ethics

In connection with the Closing, TopCo will adopt a code of business conduct and ethics (the “Code of Ethics”) for directors, officers, employees and consultant. The Code of Ethics will set out our core values and standards of behavior that are expected from our personnel with respect to all aspects of our business. The Code of Ethics will be designed to deter wrongdoing, promote honest and ethical conduct; promote the avoidance of conflicts of interest; ensure compliance with applicable governmental laws, rules and regulations; encourage internal submission of good faith complaints or concerns regarding accounting or auditing matters; establish accountability for adherence to the Code of Ethics; and support TopCo’s culture of honesty and accountability.

Management of the Company will be responsible for investigating and enforcing matters related to the Code of Ethics and for reporting breaches of the Code of Ethics to the appropriate officer of TopCo. Certain of the matters covered by the Code of Ethics will also subject to Audit Committee oversight. Management will also be responsible for communicating the Code of Ethics to those who, together with the Company’s employees, will be expected to encourage and promote a culture of ethical business conduct.

Directors and executive officers are required by applicable law and will be required by the Company’s corporate governance practices and policies to fully disclose any potential conflict of interest that may arise. If a director or executive officer has a material interest in an agreement or transaction, applicable law and principles of sound corporate governance require them to declare the interest in writing and, where required by applicable law, abstain from voting with respect to such agreement or transaction.

Employees and consultants of TopCo are required to fully disclose any such conflicts of interest to the Company’s Corporate Secretary. The Code of Ethics will also set out: (a) standards for the Company’s and its employees’ relationships with customers and others; (b) standards for the accuracy and confidentiality of the Company’s books and records and the provision of information to external auditors; and (c) rules regarding the ownership, protection and proper use of the Company’s assets.

Any waiver of the Code of Ethics provisions in respect of a director or officer will have to be approved by the TopCo Board. The CEO may approve waivers in respect of employees and consultants, and must report such waivers to the TopCo Board at its next meeting.

A copy of the Code of Ethics will be available on the Company’s website.

Diversity

TopCo recognizes and embraces the benefits of having diversity on the TopCo Board and in its senior management. The Company will adopt a diversity policy (the “Diversity Policy”), which recognizes that it is important to ensure that members of the TopCo Board and senior management provide the necessary range of perspectives, experience and expertise required to achieve our objectives and deliver for the Company’s stakeholders. The Company believes that having a diverse and inclusive organization overall is beneficial to its success, and the Company is committed to diversity and inclusion at all levels of the Company to ensure that it attracts, retains and promotes the brightest and most talented individuals.

The Company also recognizes that the TopCo Board and its senior management appointments must be based on performance, ability, merit and potential. Therefore, the Company ensures a merit-based competitive process for appointments and as such, it is not expected to adopt a target regarding women in executive officer positions or as directors of the Company. The Company’s commitment to diversity will include ensuring that diversity is given due consideration by the CGN Committee.

With respect to TopCo Board composition, the CGN Committee will value diversity of board composition, including gender considerations, in accordance with the Diversity Policy, in evaluating candidates to the TopCo Board to be nominated for election or re-election by shareholders at annual meetings of shareholders. Currently, the TopCo Board does not believe that targets or strict rules set out in a formal policy necessarily result in the identification or selection of the best candidates. At any given time, the TopCo Board may seek to adjust one or more objectives concerning its diversity and measure progress accordingly.

With respect to senior management appointments, the CGN Committee will value diversity of senior management composition, including gender considerations, in accordance with the Diversity Policy, in evaluating candidates for executive positions. At any given time, the TopCo Board may seek to adjust one or more objectives concerning senior management diversity and measure progress accordingly.

The TopCo Board does not intend to specifically define diversity, but the CGN Committee will value diversity of experience, perspective, education, background, race, gender, sexual orientation and national origin as part of its overall evaluation of director nominees for election or re-election and the TopCo Board and the CGN Committee will value the same as part of their respective evaluation of candidates for executive positions. This will be achieved through ensuring that diversity considerations are taken into account to fill vacancies, continuously monitoring the level of women represented on the TopCo Board and in our senior management team, continuing to broaden recruiting efforts to attract and interview qualified candidates who are female, visible minorities, aboriginal persons, or persons with disabilities and committing to retention and training to ensure that our most talented employees are promoted from within our organization.

Upon closing of the Business Combination, TopCo expects to have at least one woman on its board of directors and one woman as an executive officer.

DESCRIPTION OF TOPCO SECURITIES

TopCo Common Shares

A summary of the material provisions governing TopCo’s share capital immediately following the completion of the Business Combination is described below. This summary is not complete and should be read together with the TopCo Articles, the form of which is appended to this proxy statement/prospectus as Annex B.

General

This section summarizes the material rights of TopCo shareholders under the BCBCA, and the material provisions of the TopCo Articles that will become effective upon the effectiveness of the Business Combination.

Share Capital

The authorized share capital of TopCo consists of an unlimited number of TopCo Common Shares without par value, a maximum of 1,500,000 TopCo Class B Earnout Shares and a maximum of 1,500,000 TopCo Class C Earnout Shares.

As of the date hereof, there was one (1) TopCo Common Share issued and outstanding, no TopCo Class C Earnout Shares issued and outstanding and no TopCo Class C Earnout Shares issued and outstanding.

Upon the consummation of the Business Combination, there will be approximately 29,612,403 TopCo Common Shares outstanding, assuming, among other matters, that none of Jupiter’s existing Public Stockholders exercise their redemption rights.

Under the TopCo Articles, holders of the TopCo Common Shares are entitled to receive notice of, and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Each TopCo Common Share entitles its holder to one vote.

The following descriptions of the TopCo Common Shares and provisions of the TopCo Articles to be effective upon the consummation of the Business Combination are summaries and are qualified by reference to the TopCo Articles. Copies of these documents will be filed with the SEC as exhibits to this registration statement.

Dividend Rights

Under the BCBCA, a corporation may pay a dividend out of profits, capital or otherwise: (1) by issuing shares or warrants by way of dividend or (2) in property, including money. Further, under the BCBCA, a corporation cannot declare or pay a dividend if there are reasonable grounds for believing that the corporation is insolvent or payment of the dividend would render the corporation insolvent.

Holders of TopCo Common Shares will be entitled to receive dividends as and when declared by the TopCo Board at its discretion out of funds properly applicable to the payment of dividends, subject to the rights, if any, of shareholders holding shares with special rights to dividends. The timing, declaration, amount and payment of future dividends will depend on our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that the TopCo Board deems relevant.

Subject to the special rights and restrictions attached to the Filament Earnout Shares, the holders of TopCo Common Shares shall receive the remaining property of TopCo upon dissolution in equal rank with the holders of all other TopCo Common Shares.

Except as otherwise disclosed in the section titled “Certain Material Canadian Federal Income Tax Considerations” in this proxy statement/prospectus, there is no Canadian law applicable to TopCo that affects the remittance of dividends and other payments by TopCo to nonresident holders of the TopCo securities.

Preemptive Rights

There are no preemptive rights relating to TopCo Common Shares.

Amendment of Notice of Articles and Articles and Alteration of Share Capital

Under the BCBCA, TopCo may amend the TopCo Articles by (1) the type of resolution specified in the BCBCA, (2) if the BCBCA does not specify a type of resolution, then by the type specified in the TopCo Articles, or (3) if the TopCo Articles do not specify a type of resolution, then by special resolution, which requires two-thirds of the votes cast by shareholders in order to pass. The BCBCA permits many substantive changes to a corporation’s articles (such as a change in the corporation’s authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles. The TopCo Articles provide that alterations to TopCo’s authorized share structure and the applicable alteration to its Notice of Articles may be authorized by special resolution. Furthermore, the TopCo Articles state that, if the BCBCA does not specify the type of resolution required for an alteration, and if the TopCo Articles do not specify a type of resolution, TopCo may resolve to alter the TopCo Articles by ordinary resolution, which requires a majority of shareholder votes cast in order to pass.

Dissent Rights

Under the BCBCA, shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the company resolves to: (1) alter its articles to alter the restrictions on the powers of the company or on the business it is permitted to carry on; (2) approve certain amalgamations; (3) approve a statutory arrangement, where the terms of the arrangement permit dissent; (4) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (5) continue the company into another jurisdiction. The BCBCA provides that beneficial owners of shares who wish to exercise their dissent rights with respect to their shares must dissent with respect to all of the shares beneficially owned by them, whether or not they are registered in their name.

Annual Meetings

The TopCo Articles provide that, unless an annual general meeting is deferred or waived in accordance with the BCBCA, TopCo must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors. An annual general meeting may be partially or entirely virtual.

Board and Shareholder Ability to Call Special Meetings

The TopCo Articles provide that meetings of the shareholders may be called by the board of directors at any time. In addition, under the BCBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a general meeting may requisition that the directors call a meeting of shareholders for such purposes as stated in the requisition. Upon meeting the technical requirements set out in the BCBCA, the directors must, within 21 days after receiving the requisition, call a meeting of shareholders to be held not more than four months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate more than 2.5% of the issued shares of the company that carry the right to vote at general meetings may send notice of a meeting to be held to transact the business stated in the requisition.

Shareholder Meeting Quorum

The TopCo Articles provide that two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares of TopCo entitled to be voted at the meeting, constitute a quorum at any annual or special meeting of the shareholders.

Voting Rights

Under the BCBCA, at any meeting of shareholders at which a quorum is present, any action that must or may be taken or authorized by the shareholders, except as otherwise provided under the BCBCA and TopCo Articles, may be taken or authorized by an “ordinary resolution,” which is a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings. The TopCo Articles provide that every motion put to a vote at a meeting of shareholders will be decided by a show of hands or the functional equivalent unless a poll is directed by the chair or demanded by any shareholder entitled to vote who is present in person or by proxy. Votes by a show of hands or functional equivalent result in each person having one vote (regardless of the number of shares such person is entitled to vote). If voting is conducted by poll, each holder of TopCo Common Shares is entitled to one vote for each TopCo Common Share held.

There are no limitations on the right of nonresident or foreign owners to hold or vote TopCo securities imposed by Canadian law or by the charter or other constituent document of TopCo.

Shareholder Action by Written Consent

Under the BCBCA, shareholder action without a meeting may be taken by a “consent resolution” of shareholders, which requires that, after being submitted to all shareholders entitled to vote at a general meeting, the resolution is consented to in writing by: (1) in the case of a matter that would normally require an ordinary resolution, shareholders who, in the aggregate, hold shares carrying at least 66⅔% of the votes entitled to be cast on such consent resolution, or (2) in the case of any other resolution of the shareholders, all of the shareholders entitled to vote on such resolution. A consent resolution of shareholders is deemed to be a proceeding at a meeting of those shareholders and to be as valid and effective as if it had been passed at a meeting of shareholders that satisfies all the requirements of the BCBCA and its related regulations, and all the requirements of the TopCo Articles, relating to meetings of shareholders.

Inspection of Corporation Records

TopCo must keep at its records office, or at such other place as the BCBCA may permit, the documents, copies, registers, minutes and other records which TopCo is required by the BCBCA to keep at such places. TopCo must keep adequate accounting records to record properly its financial affairs and condition in compliance with the provisions of the BCBCA. Under the BCBCA, any director or shareholder may, without charge, inspect certain of TopCo’s records at TopCo’s records office or such other place where such records are kept during the corporation’s statutory business hours. Former shareholders and directors may also inspect certain records, free of charge, but only those records pertaining to the times that they were shareholders or directors. Further, a public company must allow all persons to inspect certain records of the company free of charge. As permitted by the BCBCA, the TopCo Articles prohibit shareholders from inspecting any accounting records of TopCo, unless the directors determine otherwise.

Election and Appointment of Directors

The TopCo Articles do not provide for the board of directors to be divided into classes.

Pursuant to the TopCo Articles, any casual vacancy occurring on the board of directors may be filled by the remaining directors. If TopCo has fewer directors in office than the number set by the TopCo Articles as the necessary quorum for the directors, the directors may only act for the purpose of appointing directors up to that number or of calling a meeting of shareholders for the purpose of filling any vacancies on the board of directors. If TopCo has no directors or fewer directors in office than the number set by the TopCo Articles as the necessary quorum for the directors, the shareholders may elect or appoint, by ordinary resolution, directors to fill the vacancies on the board. Pursuant to the TopCo Articles, the TopCo directors may appoint one or more additional directors, but the number of additional directors shall not exceed one third the number of the first directors and, thereafter, one third of the number of current directors who were elected or appointed other than as such additional directors.

Removal of Directors

Pursuant to the TopCo Articles, the shareholders of TopCo may remove any director before the expiration of his or her term of office by ordinary resolution, which requires a simple majority of the votes cast in favor of the resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, another individual as director to fill the resulting vacancy. If the shareholders do not appoint a director to fill the vacancy contemporaneously with removal, then either the directors or the shareholders by ordinary resolution may appoint an additional director to fill that vacancy.

The directors of TopCo may remove a director before the expiration of his or her period of office by resolution of the directors and the directors may appoint a director to fill the resulting vacancy.

Proceedings of Board of Directors

A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held.

Requirements for Advance Notification of Shareholder Nominations

Pursuant to the TopCo Articles, shareholders of record may nominate persons for election to the TopCo Board only by providing notice to TopCo’s secretary that is both timely and in proper written form. To be timely, a shareholder’s notice shall be received by the secretary of TopCo (a) in the case of an annual general meeting of shareholders, not less than 30 days prior to the date of the annual general meeting of shareholders; provided, however, that, in the event that the annual general meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual general meeting was made, notice by the nominating shareholder may be made not later than the close of business on the tenth day following the Notice Date, and (b) in the case of a special meeting (which is not also an annual general meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes as well), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made. To be in proper written form, such notice must include, among other information, certain information with respect to each proposed nominee and each shareholder nominating persons for elections to the Board and must disclose about any contract, agreement, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote shares of TopCo or between the proposed nominee and the nominating shareholder and any other information relating to the proposed nominee or nominating shareholder that would be required to be disclosed in a dissident’s proxy circular under applicable securities laws.

Approval of Business Combinations and Other Corporate Transactions

Under the BCBCA, certain corporate actions, such as: (1) amalgamations (other than with certain affiliated corporations); (2) continuances; (3) sales, leases or exchanges of all, or substantially all, the undertaking of a corporation other than in the ordinary course of business; (4) reductions of paid-up capital for any purpose, e.g. in connection with the payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests) that does not render the articles or notice of articles incorrect; and (5) other actions such as liquidations or arrangements, are required to be approved by “special resolution.” A “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution.

In certain specified cases where share rights or special rights may be prejudiced or interfered with, a special separate resolution of shareholders of the affected class or series, including a class or series of shares not otherwise carrying voting rights, to approve the corporate action in question is also required. In specified extraordinary corporate actions, such as approval of plans of arrangement and amalgamations, all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

Limitations on Director Liability

Under the BCBCA, no provision in a contract or the articles may relieve a director or officer from (1) the duty to act in accordance with the BCBCA and its related regulations, or (2) liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to a corporation.

A director is not liable under the BCBCA for certain acts if the director relied, in good faith, on (1) financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation to fairly reflect the financial position of the corporation, (2) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (3) a statement of fact represented to the director by an officer of the corporation to be correct, or (4) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not the record was forged, fraudulently made or inaccurate or the information or representation was fraudulently made or inaccurate. Further, a director is not liable for certain acts if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

Derivative Actions and Other Remedies

Under the BCBCA, a complainant (a director or shareholder of a corporation, which includes a beneficial shareholder, and any other person that a court considers to be an appropriate person to make such an application) may apply to the Supreme Court of the Province of British Columbia for leave to bring an action in the name and on behalf of TopCo for the purpose of prosecuting or defending an action on behalf of TopCo.

The court may grant leave if: (1) the complainant has made reasonable efforts to cause the directors of TopCo to prosecute or defend the action; (2) notice of the application for leave has been given to TopCo and any other person that the court may order; (3) the complainant is acting in good faith; and (4) it appears to the court to be in the best interests of TopCo for the action to be brought, prosecuted or defended.

Under the BCBCA, the court in a derivative action may make any order it determines to be appropriate. In addition, under the BCBCA, a court may order a corporation to pay the shareholder’s interim costs, including legal fees and disbursements. However, the shareholder may be held accountable for the costs on final disposition of the action.

The BCBCA also contains an oppression remedy, which enables a court to make almost any order to rectify the matters complained of if the court is satisfied upon application by a shareholder (including a beneficial shareholder and any other person that the court considers to be an appropriate person to make such an application) that the affairs of TopCo are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner that is oppressive to one or more shareholders, or that some action has been or may be taken that is unfairly prejudicial to one or more shareholders. The applicant must be one of the persons being oppressed or prejudiced and the application must be brought in a timely manner.

The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant would normally be expected to trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights.

Exclusive Forum

The TopCo Articles provide that, unless TopCo consents in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada and the appellate Courts therefrom (collectively, the “Courts”), shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of TopCo; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of TopCo to TopCo; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the BCBCA or the TopCo Articles or TopCo’s Notice of Articles (as may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the relationships among TopCo, its affiliates and the shareholders, directors and officers of such corporations (but does not include the business carried on by such corporations). If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a Court other than a Court located within the Province of British Columbia (a “Foreign Action”) in the name of any registered or beneficial securityholder of TopCo, such securityholder shall be deemed to have consented to (i) the personal jurisdiction of the Courts in connection with any action or proceeding brought in any such Court to enforce foregoing exclusive forum provision (an “Enforcement Action”) and (ii) having service of process made upon such securityholder in any such Enforcement Action by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder.

For the avoidance of doubt, the exclusive forum provisions will not apply to any action brought to enforce a duty or liability created by the Securities Act or the Exchange Act. Unless TopCo consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in any of TopCo’s shares of capital stock will be deemed to have notice of and consented to this provision.

Listing

We have applied to list the TopCo Common Shares and TopCo Warrants on Nasdaq, and intend to apply to list the TopCo Common Shares on Cboe Canada, subject only to official notice of issuance thereof and/or the satisfaction of the conditions of approval. There is no assurance that we will be able to satisfy Nasdaq’s or Cboe Canada’s listing requirements initially or on an ongoing basis.

Transfer Agent and Registrar

The United States transfer agent and registrar for TopCo Common Shares is expected to be Continental Stock Transfer & Trust Company. Its address is One State Street, 30th Floor, New York, New York 10004-1561 and its telephone number is 1 (800) 509-5586.

Filament Earnout Shares

A summary of the material provisions governing the Filament Earnout Shares immediately following the completion of the Business Combination is described below. This summary is not complete and should be read together with the TopCo Articles, the form of which is appended to this proxy statement/prospectus as Annex B.

General

This section summarizes the material special rights and restrictions of the Filament Earnout Shares under the TopCo Articles that will become effective upon the effectiveness of the Business Combination.

Share Capital

See the heading “Description of TopCo Securities — TopCo Common Shares — Share Capital” above for a description of the authorized share capital of TopCo.

The following descriptions of the classes of Filament Earnout Shares and provisions of the TopCo Articles to be effective upon the consummation of the Business Combination are summaries and are qualified by reference to the TopCo Articles, the form of which is attached to this proxy statement/prospectus as Annex B.

Mandatory Conversion

All or a portion of each class of Filament Earnout Shares will convert into TopCo Common Shares, and all or a portion of the Sponsor Earnout Shares and the Underwriter Earnout Shares will vest, in each case if certain conditions are satisfied within seven years following the Closing Date (such period, the “Earnout Period”), as described herein.

Each TopCo Class B Earnout Share will convert into TopCo Common Shares on a one-for-one basis, and 972,594 Sponsor Earnout Shares and 69,500 Underwriter Earnout Shares will vest in full, if (i) on any 20 trading days within any 30 trading day period, the trading price of the TopCo Common Shares is greater than or equal to $12.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions), or (ii) there occurs any transaction resulting in a Change of Control of TopCo.

Each TopCo Class C Earnout Share will convert into TopCo Common Shares on a one-for-one basis, and the remaining 972,595 Sponsor Earnout Shares and 69,501 Underwriter Earnout Shares will vest in full, if (i) on any 20 trading days within any 30 trading day period, the trading price of the TopCo Common Shares is greater than or equal to $15.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions), or (ii) there occurs any transaction resulting in a Change of Control of TopCo.

Each of the foregoing events shall hereinafter be referred to as an “Automatic Conversion Event”.

Dividend Rights

There are no dividend rights relating to either class of Filament Earnout Shares.

Preemptive Rights

There are no preemptive rights relating to either class of Filament Earnout Shares.

Voting Rights

There are no voting rights relating to either class of Filament Earnout Shares.

Redemption Rights

Subject to Section 79 of the BCBCA, if an Automatic Conversion Event has not occurred with respect to a class of Filament Earnout Shares on or prior to the completion of the Earnout Period, TopCo shall, promptly following the completion of the Earnout Period, redeem the whole of the then outstanding Filament Earnout Shares of such class on payment, of an amount equal to the greater of (i) the aggregate USD$0.00000000001 for each Filament Earnout Share of such class held, and (ii) USD$0.01. Each class of Filament Earnout Shares shall bear no economic or voting rights other than the redemption rights described herein.

TopCo Warrants

Each whole TopCo Warrant entitles the registered holder to purchase one TopCo Common Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of TopCo Common Shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any TopCo Common Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the TopCo Common Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue TopCo Common Shares upon exercise of a warrant unless the TopCo Common Shares upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the TopCo Common Shares underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration under the Securities Act of the TopCo Common Shares issuable upon exercise of the warrants and thereafter will use our commercially reasonable efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to the TopCo Common Shares issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the TopCo Common Shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the warrants for that number of TopCo Common Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of TopCo Common Shares underlying the warrants, multiplied by the excess of the “fair market value” of the TopCo Common Shares over the exercise price of the warrants by (y) the fair market value and (B) 0.361 per whole warrant. The “fair market value” as used in this paragraph shall mean the average last reported sale price of the TopCo Common Shares for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of warrants when the price per TopCo Common Share equals or exceeds $18.00.

Once the warrants become exercisable, we may call the warrants for redemption (except as described herein with respect to the Private Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of the TopCo Common Shares for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of TopCo Common Shares and equity-linked securities).

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of TopCo Common Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration. We will use our commercially reasonable efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered.

We have established the $18.00 per share (as adjusted) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the TopCo Common Shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of TopCo Common Shares and equity-linked securities) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per TopCo Common Share equals or exceeds $10.00.

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the Private Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table in the Warrant Agreement, based on the redemption date and the “fair market value” of the TopCo Common Shares (as defined therein);

•        if, and only if, the Reference Value (as defined above under “Redemption of warrants when the price per TopCo Common Share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of TopCo Common Shares and equity-linked securities); and

•        if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of TopCo Common Shares and equity-linked securities) the Private Warrants must also be concurrently called for redemption on the same terms (except as described above with respect to a holder’s ability to cashless exercise its warrants) as the outstanding public warrants, as described above.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Warrants) when the trading price for the TopCo Common Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the TopCo Common Shares are trading at or above $10.00 per share, which may be at a time when the trading price of our TopCo Common Shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per TopCo Common Share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of our final prospectus. This redemption right provides us an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed, and we will effectively be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the TopCo Common Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of TopCo Common Shares. If we choose to redeem the warrants when the TopCo Common Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer TopCo Common Shares than they would have received if they had chosen to wait to exercise their warrants for TopCo Common Shares if and when TopCo Common Shares were trading at a price higher than the exercise price of $11.50 per share.

No fractional TopCo Common Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of TopCo Common Shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the TopCo Common Shares pursuant to the Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than TopCo Common Shares, the company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures and Cashless Exercise.

If we call the warrants for redemption as described above under “— Redemption of warrants when the price per TopCo Common Share equals or exceeds $18.00,” our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis” (such option, the “Cashless Exercise Option”). In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of TopCo Common Shares issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of TopCo Common Shares equal to the quotient obtained by dividing (x) the product of the number of TopCo Common Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” for this purpose shall mean the average last reported sale price of the TopCo Common Shares for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this Cashless Exercise Option, the notice of redemption will contain the information necessary to calculate the number of TopCo Common Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this Cashless Exercise Option feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this Cashless Exercise Option, the Initial Stockholders and their permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had management taken advantage of this Cashless Exercise Option, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the TopCo Common Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding TopCo Common Shares is increased by a stock dividend payable in TopCo Common Shares, or by a split-up of TopCo Common Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of TopCo Common Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding TopCo Common Shares. A rights offering to holders of TopCo Common Shares entitling holders to purchase TopCo Common Shares at a price less than the fair market value will be deemed a stock dividend of a number of TopCo Common Shares equal to the product of (i) the number of TopCo Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for TopCo Common Shares) and (ii) one (1) minus the quotient of (x) the price per share of TopCo Common Shares paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for TopCo Common Shares, in determining the price payable for TopCo Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of TopCo Common Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the TopCo Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of TopCo Common Shares on account of such TopCo Common Shares (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the TopCo Common Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of TopCo Common Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each TopCo Common Share in respect of such event.

If the number of outstanding TopCo Common Shares is decreased by a consolidation, combination, reverse stock split or reclassification of TopCo Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of TopCo Common Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding TopCo Common Shares.

Whenever the number of TopCo Common Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of TopCo Common Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of TopCo Common Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding TopCo Common Shares (other than those described above or that solely affects the par value of such TopCo Common Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding TopCo Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the TopCo Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of TopCo Common Shares in such a transaction is payable in the form of TopCo Common Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants were issued in registered form under the Warrant Agreement, which provides that the terms of the warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in the final prospectus for the IPO, or to cure, correct or supplement any defective provision, (ii) to make any amendments that are necessary in the good faith determination of the TopCo Board (taking into account then existing market precedents) to allow for the warrants to be classified as equity in our financial statements or (iii) to add or change any other provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants; provided that, solely with respect to any amendment to the terms of the Private Warrants or any provision of the Warrant Agreement with respect to the Private Warrants that does not adversely affect any of the terms of the Public Warrants, such amendment will require only the written consent or vote of the registered holders of at least 50% of the then outstanding Private Warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of TopCo Common Shares and any voting rights until they exercise their warrants and receive TopCo Common Shares. After the issuance of TopCo Common Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of TopCo Common Shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Listing

We have applied to list the TopCo Warrants on Nasdaq, subject only to official notice of issuance thereof and/or the satisfaction of the conditions of approval. There is no assurance that we will be able to satisfy Nasdaq’s listing requirements initially or on an ongoing basis.

Warrant Agent

The warrant agent for the TopCo Warrants will be Continental Stock Transfer & Trust Company. Its address is One State Street, 30th Floor, New York, New York 10004-1561 and its telephone number is 1 (800) 509-5586.

COMPARISON OF CORPORATE GOVERNANCE AND RIGHTS OF HOLDERS OF SHARES

The rights and powers of holders of shares of Jupiter Common Stock and the authority and powers of the Jupiter Board are governed by Delaware law, including the DGCL, the Jupiter Charter and the Jupiter Bylaws. At the Merger Effective Time, each issued and outstanding share of Jupiter Common Stock will no longer be outstanding and will be automatically converted into and exchanged for the right to receive one TopCo Common Share, and each issued and outstanding Jupiter Warrant, in accordance with its terms, will no longer be outstanding and will be automatically converted into and become one TopCo Warrant to purchase TopCo Common Shares. Because TopCo is a corporation organized under the laws of British Columbia, the rights and powers of the holders of TopCo Common Shares are governed by applicable law of British Columbia, Canada, including the BCBCA, and by the TopCo Articles.

The following is a summary comparison of the material differences between the rights and powers of the holders of shares of Jupiter Common Stock under Delaware law, including the DGCL, the Jupiter Charter and the Jupiter Bylaws, and the rights and powers that former holders of shares of Jupiter Common Stock will have as holders of TopCo Common Shares under the BCBCA and the TopCo Articles effective following the Closing. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq rules, many of which are similar to, or have an effect on, matters described herein under Delaware or British Columbia law. Such rights or obligations generally apply equally to shares of Jupiter Common Stock and TopCo Common Shares.

This summary is not intended to be a complete discussion of the respective rights and powers of holders of shares of Jupiter Common Stock and TopCo Common Shares and may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the DGCL, the BCBCA and the governing documents of Jupiter and TopCo, which we urge you to read carefully and in their entirety. Jupiter and TopCo urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL, the BCBCA and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights and powers of a holder of shares of Jupiter Common Stock and a holder of TopCo Common Shares. Jupiter has filed its governing documents with the SEC and will send copies of these documents to its shareholders, without charge, upon request. See the section entitled “Where You Can Find More Information.” The form of TopCo Articles, which will be adopted at the Closing, is included as Annex B to this proxy statement/prospectus.

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SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS

Generally, under the DGCL, the consummation of a merger, consolidation, conversion, dissolution, or the sale, lease, or exchange of substantially all of a corporation’s assets requires approval by the board of directors and by the holders of a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

Mergers in which one corporation owns 90% or more of each class of the outstanding voting stock of a second corporation may be consummated with approval of the first corporation’s board of directors and without the vote of the second corporation’s board of directors or shareholders.

Under the BCBCA, certain corporate actions, such as: (1) amalgamations (other than with certain affiliated corporations); (2) continuances; (3) sales, leases or exchanges of all, or substantially all, the undertaking of a corporation other than in the ordinary course of business; (4) reductions of paid-up capital for any purpose, e.g. in connection with the payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests) that does not render the articles or notice of articles incorrect; and (5) other actions such as liquidations or arrangements, are required to be approved by “special resolution.” A “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution.

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In certain specified cases where share rights or special rights may be prejudiced or interfered with, a special separate resolution of shareholders of the affected class or series, including a class or series of shares not otherwise carrying voting rights, to approve the corporate action in question is also required. In specified extraordinary corporate actions, such as approval of plans of arrangement and amalgamations, all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

SPECIAL VOTE REQUIRED FOR COMBINATIONS WITH INTERESTED SHAREHOLDERS

Jupiter is subject to the provisions of Section 203 of the DGCL, which prohibits Jupiter from engaging in a “business combination” with any “interested stockholder” for a three-year period following the time that the shareholder became an “interested stockholder”, unless (i) prior to such time, the Jupiter Board approved either the “business combination” or the transaction which resulted in the shareholder becoming an “interested stockholder”, (ii) upon the consummation of the transaction that resulted in the shareholder becoming an “interested stockholder”, the “interested stockholder” owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the “interested stockholder”) those shares owned by (x) persons who were directors and also officers of Jupiter and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (iii) at or subsequent to that time, the “business combination” is approved by the Jupiter Board and authorized at an annual or special meeting of Jupiter shareholders, and not by consent in lieu of a meeting, by the affirmative vote of at least 66 ⅔% of the outstanding voting stock that is not owned by the “interested stockholder”.

Not applicable.

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Generally, Section 203 of the DGCL defines an “interested stockholder” as any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an “interested stockholder,” and the affiliates and associates of such person.

SHAREHOLDER RIGHTS PLAN

Under the DGCL, the certificate of incorporation of a corporation may expressly authorize the board of directors to create one or more series of preferred stock with voting, conversion, dividend distribution, and other rights to be determined by the board of directors at the time of issuance, the creation and issuance of which could make more difficult or prevent a takeover attempt and thereby could preclude shareholders from realizing a potential premium over the market value of their shares. The Jupiter Charter contains such express authorization.

In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could make more difficult or prevent a takeover attempt and thereby also could preclude shareholders from realizing a potential premium over the market value of their shares.

The BCBCA does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude stockholders from realizing a potential premium over the market value of their shares.

APPRAISAL RIGHTS

Under the DGCL, a shareholder of a Delaware corporation who did not vote in favor of or consent to a merger, consolidation, conversion, transfer or continuance and whose shares are converted in a merger may, in certain circumstances, be entitled to appraisal rights pursuant to which the shareholder may, subject to taking certain prescribed actions, and the surviving, resulting or converted entity, or any person who has complied with such prescribed actions and who is otherwise entitled to appraisal rights, commencing a proceeding in the Court

Under the BCBCA, shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the corporation resolves to: (1) alter its articles to alter the restrictions on the powers of the corporation or on the business it is permitted to carry on; (2) approve certain amalgamations; (3) approve a statutory arrangement, where the terms of the arrangement permit dissent; (4) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (5) continue the corporation into another jurisdiction.

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of Chancery of the State of Delaware, receive cash in the amount determined by the Court of Chancery of the State of Delaware to be the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the merger, consolidation, conversion, transfer or continuance.

The BCBCA provides that beneficial owners of shares who wish to exercise their dissent rights with respect to their shares must dissent with respect to all of the shares beneficially owned by them, whether or not they are registered in their name.

SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken or is required by the DGCL to be taken at a meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents, setting forth the actions so taken is signed by the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize or take such action, at a meeting at which all shares entitle to vote thereon were present and voted is delivered to the corporation in the manner required by Section 228 of the DGCL. The Jupiter Charter provides that subsequent to Jupiter’s initial public offering of securities, any action required or permitted to be taken by the shareholders of Jupiter must be effected by a duly called meeting of shareholders and not by consent in lieu of a meeting, other than with respect to Jupiter Class B Common Stock with respect to which action may be taken by consent in lieu of a meeting.

Under the BCBCA, shareholder action without a meeting may be taken by a “consent resolution” of shareholders, which requires that, after being submitted to all shareholders entitled to vote at a general meeting, the resolution is consented to in writing by: (1) in the case of a matter that would normally require an ordinary resolution, shareholders who, in the aggregate, hold shares carrying at least 66 2/3% of the votes entitled to be cast on such consent resolution, or (2) in the case of any other resolution of the shareholders, all of the shareholders entitled to vote on such resolution. A consent resolution of shareholders is deemed to be a proceeding at a meeting of those shareholders and to be as valid and effective as if it had been passed at a meeting of shareholders that satisfies all the requirements of the BCBCA and its related regulations, and all the requirements of the TopCo Articles, relating to meetings of shareholders.

MEETINGS OF SHAREHOLDERS

Under the DGCL, meetings of shareholders may be called by or in the manner provided in the certificate of incorporation or the bylaws or, if not so provided, by the board of directors. The Jupiter Bylaws provide that annual meetings of shareholders are to be held at such place, if any, by such means of remote communication, if any, and at such date and hour as shall be fixed by the Jupiter Board. The Jupiter Charter provides that a special meeting of the holders of Jupiter Common Stock may be called only by the chairman of the Jupiter Board, the chief executive officer of Jupiter or the Jupiter Board pursuant to a resolution adopted by a majority of the Jupiter Board, and may not be called by any other person.

The TopCo Articles provide that, unless an annual general meeting is deferred or waived in accordance with the BCBCA, TopCo must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors. An annual general meeting may be partially or entirely virtual.

The TopCo Articles provide that meetings of the shareholders may be called by the board of directors at any time. In addition, under the BCBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a general meeting may requisition that the directors call a meeting of shareholders for such purposes as stated in

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Under the DGCL, a corporation’s certificate of incorporation or bylaws can specify the number of shares that must be present in person or by proxy to constitute the quorum required to conduct business at a meeting of shareholders, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting of shareholders. The Jupiter Bylaws provide that, except as otherwise provided by law, the Jupiter Charter or another provision of the Jupiter Bylaws, the presence in person or by proxy of the holders of a majority in voting power of the issued and outstanding shares of stock of Jupiter entitled to vote at such meeting will constitute a quorum for the transaction of business at such meeting.

the requisition. Upon meeting the technical requirements set out in the BCBCA, the directors must, within 21 days after receiving the requisition, call a meeting of shareholders to be held not more than four months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate more than 2.5% of the issued shares of the company that carry the right to vote at general meetings may send notice of a meeting to be held to transact the business stated in the requisition.

The TopCo Articles provide that two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares of TopCo entitled to be voted at the meeting, constitute a quorum at any annual or special meeting of the shareholders.

Under the BCBCA, at any meeting of shareholders at which a quorum is present, any action that must or may be taken or authorized by the shareholders, except as otherwise provided under the BCBCA and TopCo Articles, may be taken or authorized by an “ordinary resolution,” which is a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings. The TopCo Articles provide that every motion put to a vote at a meeting of shareholders will be decided by a show of hands or the functional equivalent unless a poll is directed by the chair or demanded by any shareholder entitled to vote who is present in person or by proxy. Votes by a show of hands or functional equivalent result in each person having one vote (regardless of the number of shares such person is entitled to vote). If voting is conducted by poll, each holder of TopCo Common Shares is entitled to one vote for each TopCo Common Share held.

There are no limitations on the right of nonresident or foreign owners to hold or vote TopCo securities imposed by Canadian law or by the charter or other constituent document of TopCo.

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DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS

Under the DGCL, the board of directors, subject to any restrictions in the corporation’s certificate of incorporation, may declare and pay dividends out of:

•   surplus of the corporation, which is defined as net assets less capital (as each is defined in the DGCL); or

•   if no surplus exists, out of the net profits of the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

If, however, the capital of the corporation has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the board of directors may not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

Under the DGCL, any corporation may purchase or redeem its own shares, except that, generally, it may not purchase or redeem such shares if such repurchase or redemption would impair the capital of the corporation. A corporation may, however, purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets to a preference over another class or series of its stock or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired and the capital reduced as provided in the DGCL.

The Jupiter Charter requires Jupiter to provide all Public Stockholders with the opportunity to have their Public Shares redeemed in connection with the Business Combination, subject to the limitations set forth therein, for cash equal to the applicable redemption price per share determined in accordance with the Jupiter Charter; provided, however, that, subject to the approval and implementation of the NTA Requirement Amendment

Under the BCBCA, a corporation may pay a dividend out of profits, capital or otherwise: (1) by issuing shares or warrants by way of dividend or (2) in property, including money. Further, under the BCBCA, a corporation cannot declare or pay a dividend if there are reasonable grounds for believing that the corporation is insolvent or payment of the dividend would render the corporation insolvent.

Holders of TopCo Common Shares will be entitled to receive dividends as and when declared by the TopCo Board at its discretion out of funds properly applicable to the payment of dividends, subject to the rights, if any, of shareholders holding shares with special rights to dividends. The timing, declaration, amount and payment of future dividends will depend on our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that the TopCo Board deems relevant.

Subject to the special rights and restrictions attached to the Filament Earnout Shares, the holders of TopCo Common Shares shall receive the remaining property of TopCo upon dissolution in equal rank with the holders of all other TopCo Common Shares.

Under the BCBCA, TopCo may reduce its capital if it is authorized to do so: (1) by a court order, or (2) by a special resolution, provided that there are not reasonable grounds for believing that the realizable value of TopCo’s assets would, after the reduction, be less than the aggregate of its liabilities.

Subject to Section 79 of the BCBCA and the TopCo Articles, if an Automatic Conversion Event has not occurred with respect to a class of Filament Earnout Shares on or prior to the completion of the Earnout Period, TopCo shall, promptly following the completion of the Earnout Period, redeem the whole of the then outstanding Filament Earnout Shares of such class on payment of an amount equal to the greater of (i) the aggregate USD$0.00000000001 for each Filament Earnout Share of such class held, and (ii) USD$0.01. Each class of Filament Earnout Shares shall bear no economic or voting rights other than the redemption rights described herein.

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Proposal, the Jupiter Charter provides that Jupiter shall not redeem Public Shares to the extent that such redemption would result in Jupiter’s (or the Combined Company’s) failure to have net tangible assets of at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to Jupiter’s initial business combination. It is a condition to Filament’s obligation to consummate the closing under the Business Combination Agreement that, as of the closing under the Business Combination Agreement, the Available Cash is not less than the sum of the Company Transaction Expenses, the SPAC Transaction Expenses (as each of the foregoing terms is defined in the Business Combination Agreement) and $5,000,000. If redemptions by Public Stockholders (or other actions or events) cause Jupiter to be unable to meet this closing condition, then Filament will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition to closing under the Business Combination Agreement.

NUMBER OF DIRECTORS

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more members and that the number of directors must be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case, a change in the number of directors may only be made by amendment to the certificate of incorporation. The DGCL also permits a board of directors to be “classified” by provision of the certificate of incorporation or appropriate bylaw provision. The Jupiter Bylaws provide that the Jupiter Board must consist of one or more directors, the number thereof to be determined by resolution of the Jupiter Board or Jupiter’s shareholders. The Jupiter Charter provides for the Jupiter Board to be “classified” into three classes, as nearly equal in number as possible, with only one class of directors being elected in each year, and each class (except for those directors appointed prior to Jupiter’s first annual meeting of shareholders) serving a three-year term. Currently, Jupiter has five directors.

The BCBCA requires that public companies have a minimum of three directors.

The TopCo Articles provide that the number of directors shall be set by ordinary resolution.

TopCo directors may appoint additional directors, but the number of additional directors shall not exceed one third the number of first directors, if, at the time of their first appointments, one or more of the first directors have not yet completed their first term office, and, in any other case, one-third the number of current directors who were elected or appointed other than as such additional directors.

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VACANCIES ON BOARD OF DIRECTORS

The Jupiter Charter provides that, other than directors elected by the holders of any then outstanding series of preferred stock, any newly-created directorships resulting from an increase in the number of directors and any vacancies on the Jupiter Board resulting from death, resignation, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by the shareholders). The Jupiter Charter provides that any director so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was added or in which the vacancy occurred and until such director’s successor has been duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

The TopCo Articles provide that where a director is removed by special resolution, the shareholders may elect or appoint, by ordinary resolution, another individual as director to fill the resulting vacancy. If the shareholders do not appoint a director to fill the vacancy contemporaneously with removal, then either the directors or the shareholders by ordinary resolution may appoint a director to fill that vacancy.

REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS

The DGCL permits a board of directors to be “classified” by provision of the certificate of incorporation or appropriate bylaw provision. The Jupiter Charter provides for the Jupiter Board to be divided into three classes, as nearly equal as possible, with only one class of directors being elected in each year and each class (except for those directors appointed prior to Jupiter’s first annual meeting of shareholders) serving a three-year term. Under the DGCL, if a board of directors is “classified”, the “classified” directors may be removed only for cause unless the certificate of incorporation provides otherwise. The Jupiter Charter provides that “classified” directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Jupiter entitled to vote generally in the election of directors, voting together as a single class.

Pursuant to the TopCo Articles, the shareholders of TopCo may remove any director before the expiration of his or her term of office by ordinary resolution, which requires a simple majority of the votes cast in favor of the resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, another individual as director to fill the resulting vacancy. If the shareholders do not appoint a director to fill the vacancy contemporaneously with removal, then either the directors or the shareholders by ordinary resolution may appoint an additional director to fill that vacancy.

The directors of TopCo may remove a director before the expiration of his or her period of office by resolution of the directors and the directors may appoint a director to fill the resulting vacancy.

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COMMITTEES	The DGCL permits a board of directors to designate one or more committees of the board of directors consisting of one or more directors of the corporation.

Pursuant to the TopCo Articles, the board of directors may, by resolution, appoint an executive committee, together with any one or more other committees, consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except: (a) the power to fill vacancies in the board of directors; (b) the power to remove a director; (c) the power to change the membership of, or fill vacancies in, any committee of the directors; and (d) such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

The directors may, at any time, with respect to a committee appointed under the TopCo Articles: (a) revoke or alter the authority given to a committee, or override a decision made by a committee, except as to acts done before such revocation, alteration or overriding; (b) terminate the appointment of, or change the membership of, a committee; and (c) fill vacancies on a committee.

CUMULATIVE VOTING

Under the DGCL, shareholders of a Delaware corporation are not entitled to cumulate their votes in the election of directors unless the corporation’s certificate of incorporation expressly provides for such cumulative voting. The Jupiter Charter does not provide for such cumulative voting.

The holders of TopCo Common Shares do not have cumulative voting rights.
AMENDMENT OF GOVERNING DOCUMENTS

Under the DGCL, a certificate of incorporation may be amended if:

•   the board of directors adopts resolutions setting forth the proposed amendment, declaring the advisability of the amendment and directing that the amendment be submitted to a vote at a meeting of shareholders; and

•   the holders of at least a majority of shares of stock entitled to vote, voting as a single class, are required to approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

Under the BCBCA, TopCo may amend the TopCo Articles by (1) the type of resolution specified in the BCBCA, (2) if the BCBCA does not specify a type of resolution, then by the type specified in the TopCo Articles, or (3) if the TopCo Articles do not specify a type of resolution, then by special resolution, which requires two-thirds of the votes cast by shareholders in order to pass. The BCBCA permits many substantive changes to a corporation’s articles (such as a change in the corporation’s authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles. The TopCo Articles provide that alterations to TopCo’s authorized share structure and the applicable alteration to its Notice of Articles may be authorized by special resolution. Furthermore, the TopCo Articles state that, if

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In addition, under the DGCL, class voting rights exist with respect to amendments to the certificate of incorporation that increase or decrease the aggregate number of authorized shares of a class of stock, increase or decrease the par value of the shares of a class or stock or that alter or change the powers, preferences or special rights of the shares of a class so as to affect them adversely. Class voting rights do not exist as to other matters, unless the certificate of incorporation expressly provides otherwise.

Notwithstanding the foregoing, unless otherwise expressly required by a Delaware corporation’s certificate of incorporation, (i) no meeting of shareholders is required to adopt an amendment to the certificate of incorporation that (x) affects only a change of the corporation’s corporate name, (y) affects only changes deleting certain provisions as provide in Section 242(a)(7) of the DGCL or (z) reclassifies by subdividing the issued shares of a class of stock into a greater number of issued shares of the same class of stock (and, in connection therewith, such amendment may increase the number of authorized shares of such class of stock up to an amount proportionate to the subdivision), provided that the corporation has only one class of stock outstanding and such class is not divided into series and (ii) an amendment to increase or decrease the authorized number of shares of a class of capital stock or an amendment to reclassify by combining the issued shares of a class of capital stock into a lesser number of shares of the same class of stock may be made and effected, without obtaining the vote or votes of shareholders stated above if (x) the shares of such class are listed on a national securities exchange immediately before such amendment becomes effective and meet the listing requirements of such national securities exchange relating to the minimum number of holders immediately after such amendment becomes effective, (y) at a meeting called in accordance the BCBCA does not specify the type of resolution required for an alteration, and if the TopCo Articles do not specify a type of resolution, TopCo may resolve to alter the TopCo Articles by ordinary resolution, which requires a majority of shareholder votes cast in order to pass.

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with Section 242 of the DGCL, a vote of the shareholders entitled to vote thereon, voting as a single class, is taken for and against the proposed amendment and the votes cast for the amendment exceed the votes cast against the amendment and (z) if the amendment increases or decreases the authorized number of shares of a class of capital stock for which no provision has been made pursuant to the last sentence of Section 242(b)(2) of the DGCL, the votes cast for the amendment by the holders of such class exceed the votes cast against the amendment by the holders of such class.

Article IX of the Jupiter Charter provides that no amendment to such Article IX may be effected prior to the consummation of Jupiter’s initial business combination unless approved by the affirmative vote of the holders of at least 65% of the then outstanding shares of Jupiter Common Stock.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so empowered in the certificate of incorporation. The Jupiter Charter empowers the Jupiter Board to amend the Jupiter Bylaws. The shareholders of a Delaware corporation also have the power to amend bylaws.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The DGCL generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that it is determined that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Unless otherwise ordered by a court, such determination shall be made, in the case of an individual who is a director or officer at the time of the determination:

•   by a majority vote of the directors who are not parties to the relevant action, even though less than a quorum;

Under the BCBCA, a corporation may indemnify a director or officer, a former director or officer, or a person who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, which we refer to as an eligible party, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably imposed on or incurred by him or her in respect of any proceeding in which he or she is involved because of that association with the corporation or other entity, unless: (1) the individual did not act honestly and in good faith with a view to the best interests of such corporation or the other entity, as the case may be; or (2) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct was lawful. On application from a corporation or an eligible party, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of any liabilities or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

Delaware	British Columbia

•   by a committee of such directors designated by a majority vote of such directors, even though less than a quorum;

•   by independent legal counsel, if there are no such directors or if such directors direct; or

•   by the shareholders.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such individual is fairly and reasonably entitled to indemnity for such expenses which such court deems proper.

The DGCL requires the corporation to indemnify a present or former director or officer of the corporation for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. The DGCL permits a corporation to advance expenses incurred by an officer or director of the corporation in defense of any action, contingent upon, in the case of present directors and officers, an undertaking to repay any advances if it is determined ultimately that those individuals are not entitled to be indemnified.

The Jupiter Charter and the Jupiter Bylaws make the indemnification described above mandatory as to present and former directors and officers of Jupiter, including where such directors were or are serving at Jupiter’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Notwithstanding the foregoing, the Jupiter Charter and the Jupiter Bylaws provide that Jupiter is not required to indemnify such individuals in connection with any action initiated by

The TopCo Articles specify that failure of an eligible party to comply with the provisions of the BCBCA or TopCo Articles, or if applicable, any former articles, will not invalidate any indemnity to which he or she is entitled. The TopCo Articles also allow for TopCo to purchase and maintain insurance for the benefit of specified eligible parties.

	Delaware	British Columbia

such individuals unless such action was authorized in advance by the Jupiter Board or is an action was authorized in advance by the Jupiter Board or is an action to enforce such individual’s rights to indemnification or advancements.

The Jupiter Charter and the Jupiter Bylaws also make the advancement of expenses described above mandatory as to a present or former directors and officers of Jupiter, contingent upon, in the case of present directors and officers, an undertaking to repay any advances if it is determined ultimately that those individuals are not entitled to be indemnified.

LIMITED LIABILITY OF DIRECTORS

Delaware law permits the certificate of incorporation to contain a provision limiting or eliminating the monetary liability of a director or officer of a Delaware corporation to a corporation or its shareholders, except with regard to breaches of duty of loyalty, acts or omissions not in good faith, involving intentional misconduct or a knowing violation of law, unlawful repurchases, redemptions or dividends, or transactions from which the director derived an improper personal benefit. The Jupiter Charter contains such a provision as to directors (but not officers)

Under the BCBCA, no provision in a contract or the articles may relieve a director or officer from (1) the duty to act in accordance with the BCBCA and its related regulations, or (2) liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to a corporation.

A director is not liable under the BCBCA for certain acts if the director relied, in good faith, on (1) financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation to fairly reflect the financial position of the corporation, (2) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (3) a statement of fact represented to the director by an officer of the corporation to be correct, or (4) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not the record was forged, fraudulently made or inaccurate or the information or representation was fraudulently made or inaccurate. Further, a director is not liable for certain acts if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

	Delaware	British Columbia
ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF SHAREHOLDERS	Not applicable.

Pursuant to the TopCo Articles, shareholders of record may nominate persons for election to the TopCo Board only by providing notice to TopCo’s secretary that is both timely and in proper written form. To be timely, a shareholder’s notice shall be received by the secretary of TopCo (a) in the case of an annual general meeting of shareholders, not less than 30 days prior to the date of the annual general meeting of shareholders; provided, however, that in the event that the annual general meeting of shareholders is to be held on a date that is less than 50 days after the Notice Date, notice by the nominating shareholder may be made not later than the close of business on the tenth day following the Notice Date, and (b) in the case of a special meeting (which is not also an annual general meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes as well), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made. To be in proper written form, such notice must include, among other information, certain information with respect to each proposed nominee and each shareholder nominating persons for elections to the Board and must disclose about any contract, agreement, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote shares of TopCo or between the proposed nominee and the nominating shareholder and any other information relating to the proposed nominee or nominating shareholder that would be required to be disclosed in a dissident’s proxy circular under applicable securities laws.

SHAREHOLDERS’ SUITS

Although under Delaware law the board of directors bears the ultimate responsibility for management, in certain circumstances a shareholder may bring a derivative action on behalf of a corporation to enforce a corporation’s rights against fiduciaries. Delaware law requires that a derivative plaintiff make a demand on the board of directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.

Under the BCBCA, a complainant (a director or shareholder of a corporation, which includes a beneficial shareholder, and any other person that a court considers to be an appropriate person to make such an application) may apply to the Supreme Court of the Province of British Columbia for leave to bring an action in the name and on behalf of TopCo for the purpose of prosecuting or defending an action on behalf of TopCo.

Delaware	British Columbia

In addition, the DGCL provides that a shareholder may institute a derivative action lawsuit only if such shareholder avers in the complaint that such shareholder was a shareholder at the time of the transaction that is the subject of the lawsuit or such shareholder’s shares thereafter devolved upon such shareholder by operation of law. In addition, the plaintiff must generally be a shareholder through the duration of the lawsuit.

An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated shareholders if the requirements for maintaining a class action lawsuit under Delaware law are met.

The court may grant leave if: (1) the complainant has made reasonable efforts to cause the directors of TopCo to prosecute or defend the action; (2) notice of the application for leave has been given to TopCo and any other person that the court may order; (3) the complainant is acting in good faith; and (4) it appears to the court to be in the best interests of TopCo for the action to be brought, prosecuted or defended.

Under the BCBCA, the court in a derivative action may make any order it determines to be appropriate. In addition, under the BCBCA, a court may order a corporation to pay the shareholder’s interim costs, including legal fees and disbursements. However, the shareholder may be held accountable for the costs on final disposition of the action.

The BCBCA also contains an oppression remedy, which enables a court to make almost any order to rectify the matters complained of if the court is satisfied upon application by a shareholder (including a beneficial shareholder and any other person that the court considers to be an appropriate person to make such an application) that the affairs of TopCo are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner that is oppressive to one or more shareholders, or that some action has been or may be taken that is unfairly prejudicial to one or more shareholders. The applicant must be one of the persons being oppressed or prejudiced and the application must be brought in a timely manner.

The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant would normally be expected to trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, TopCo will have 29,612,403 TopCo Common Shares issued and outstanding, based on the following assumptions: (i) none of the Public Stockholders exercise their Redemption Rights in connection with the Business Combination and, (ii) other than the Deferred Fee Shares and the Advisory Shares, no additional equity securities of Jupiter, Filament or TopCo are issued or exercised at or prior to Closing. Certain of the TopCo shareholders will be subject to lock-up arrangements, see “— Lock-Up Agreement.” In addition, TopCo is expected to have 8,178,543 TopCo Warrants issued and outstanding upon the Closing, based on the assumptions set forth above. Each TopCo Warrant will be exercisable for one TopCo Common Share at $11.50 per share, subject to adjustment.

All of the TopCo Common Shares and TopCo Warrants issued to the Public Stockholders, and all of the TopCo Common Shares issued to current Filament public holders that are not Filament affiliates, in connection with the Business Combination will be freely transferable by persons other than by TopCo’s affiliates (as such term is defined in Rule 405 of the Securities Act) without restriction or further registration under the Securities Act. Sales of substantial amounts of the TopCo Common Shares or TopCo Warrants in the public market could adversely affect prevailing market prices of such securities. Prior to the Business Combination, there has been no public market for the TopCo Common Shares or TopCo Warrants. TopCo has applied for listing of the TopCo Common Shares and TopCo Warrants on Nasdaq, and intends to apply for listing of the TopCo Common Shares on Cboe Canada, but there can be no assurance that a regular trading market will develop in the TopCo Common Shares or TopCo Warrants.

Lock-Up Agreement

In connection with the Closing, TopCo and certain holders of TopCo securities upon the Closing, including the Sponsor, certain Jupiter directors and executive officers and the Key Filament Shareholders, will enter into the Lock-Up Agreement, pursuant to which, among other things, each of such holders will agree not to effect any sale or distribution of the Lock-Up Securities, subject to certain customary exceptions set forth in the Lock-Up Agreement, until the earliest of: (i) (A) the six-month anniversary of the Closing Date, with respect to the Private Shares (as defined in the Lock-Up Agreement), or (B) the twelve-month anniversary of the Closing Date, with respect to the Lock-Up Securities other than the Private Shares, (ii) such time that the trading price of the TopCo Common Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 calendar days after the Closing Date, and (iii) such date on which TopCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the TopCo’s shareholders having the right to exchange their TopCo Common Shares for cash, securities or other property. Such Lock-Up Securities include up to 4,535,699 TopCo Common Shares to be issued in exchange for the Founder Shares and the Private Shares (including up to 1,945,189 Sponsor Earnout Shares and 139,001 Underwriter Earnout Shares, to the extent vested) and a number of TopCo Common Shares to be determined prior to Closing to be issued in exchange for Filament Common Shares then held by certain former Filament shareholders.

Rule 144

All of the TopCo Common Shares and TopCo Warrants that will be outstanding upon the completion of the Business Combination, other than those securities issued to the Public Stockholders, current Filament public holders that are not Filament affiliates, and the holders of Deferred Fee Shares, Advisory Shares and Bridge Shares, in connection with the Business Combination (provided that such Public Stockholders and other holders are not TopCo’s affiliates), are “restricted securities” as that term is defined in Rule 144 under the Securities Act, and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose securities are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of TopCo and has beneficially owned TopCo’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about TopCo. Persons who are affiliates of TopCo and have beneficially owned TopCo’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding securities of such class; or

•        the average weekly trading volume of the securities of such class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of TopCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about TopCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•        at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of TopCo’s employees, consultants or advisors who purchases securities from TopCo in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those securities in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 securities would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Pre-Business Combination Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of Jupiter Common Stock as of the date of this proxy statement/prospectus, by:

•        each person known by Jupiter to beneficially own more than 5% of the outstanding shares of Jupiter Common Stock;

•        each of Jupiter’s officers and directors; and

•        all of Jupiter’s officers and directors as a group.

Unless otherwise indicated, Jupiter believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the Jupiter Warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus. Unless otherwise indicated, the calculation of the percentage of beneficial ownership is based on 6,011,192 shares of Jupiter Common Stock issued and outstanding, consisting of 6,011,192 shares of Jupiter Class A Common Stock and no shares of Jupiter Class B Common Stock. See also the section entitled “The Business Combination — Potential Actions to Secure Requisite Stockholder Approvals.”

	Jupiter Class A Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class
Jupiter Founders LLC(2)	4,111,416	68.4%
James N. Hauslein(2)	4,111,416	68.4%
James N. Clarke	—	—
Gaurav Burman	—	—
Jonathan Leong	—	—
Robert A. Knox	21,016	*
George L. Pita	21,016	*
John D. White, Jr.	21,016	*
All directors and executive officers as a group (seven individuals)	4,174,464	69.4%
Radcliffe Capital Management, L.P.(3)(4)	1,398,700	8.6%
Atalaya Capital Management LP(3)(5)	1,206,860	7.4%
Polar Asset Management Partners Inc.(3)(6)	1,185,000	7.2%
D. E. Shaw Valence Portfolios, L.L.C.(3)(7)	1,135,000	6.9%
Wealthspring Capital LLC(3)(8)	1,121,536	6.9%
Fir Tree Capital Management LP(3)(9)	1,016,276	6.2%
CaaS Capital Management LP(3)(10)	942,550	5.8%

____________

*        Less than one percent.

(1)      Unless otherwise indicated, the business address of each of the persons and entities is 11450 SE Dixie Hwy, Suite 105, Hobe Sound, FL 33455.

(2)      Represents shares held by the Sponsor directly and indirectly through the Sponsor Subsidiary, as managing member of the Sponsor Subsidiary. Mr. Hauslein is the manager of the Sponsor, and as such, has voting and investment discretion with respect the securities beneficially owned by the Sponsor and may be deemed to beneficially own all of the reported shares. Mr. Hauslein disclaims beneficial ownership of any securities held by the Sponsor or the Sponsor Subsidiary except to the extent of his pecuniary interest therein. The Sponsor also disclaims beneficial ownership of the securities held by the Sponsor Subsidiary except to the extent of its pecuniary interest therein.

(3)      Beneficial ownership for this stockholder is calculated on the basis of 16,357,087 shares of Jupiter Class A Common Stock issued and outstanding on April 20, 2023, as of immediately prior to the implementation of the Extension (and therefore prior to the Class B Conversion and the Redemption), as Jupiter is unaware as to whether, and how many of, such stockholder’s Public Shares were redeemed in connection with the Redemption.

(4)      According to a Schedule 13G/A filed with the SEC on February 14, 2022, on behalf of Radcliffe Capital Management, L.P. (“RCM”), RGC Management Company, LLC (“RGC”), Steven B. Katznelson, Christopher Hinkel, Radcliffe SPAC Master Fund, L.P. (“RSMF”) and Radcliffe SPAC GP, LLC (“RSG”). RCM is the relevant entity for which RGC, Mr. Katznelson and Mr. Hinkel may be considered control persons. RSMF is the relevant entity for which RSG, Mr. Katznelson and Mr. Hinkel may be considered control persons. The business address of this stockholder is 50 Monument Road, Suite 300, Bala Cynwyd, PA 19004.

(5)      According to a Schedule 13G/A filed with the SEC on December 14, 2021, on behalf of Atalaya Special Purpose Investment Fund II LP (“ASPIF II”); ACM ASOF VII (Cayman) Holdco LP (“ASOF”); ACM Alameda Special Purpose Investment Fund II LP (“Alameda”); ACM Alamosa (Cayman) Holdco LP (“Alamosa”); Atalaya Capital Management LP (“ACM”); Corbin ERISA Opportunity Fund, Ltd. (“CEOF”); Corbin Capital Partners GP, LLC (“Corbin GP”); Corbin Capital Partners Group, LLC; and Corbin Capital Partners, L.P. (“CCP”). The shares are directly held by ASPIF II, ASOF, Alameda, Alamosa and CEOF (the “Direct Holders”). As ASPIF II, ASOF, Alameda and Alamosa’s investment manager, ACM has the power to vote and direct the disposition of all shares held by ASPIF II, ASOF, Alameda and Alamosa. As CEOF’s investment manager, CCP has the power to vote and direct the disposition of all shares held by CEOF. CEOF, Corbin GP and CCP disclaim beneficial ownership over the shares held directly by ASPIF II, ASOF, Alameda and Alamosa. ASPIF II, ASOF, Alameda, Alamosa and ACM disclaim beneficial ownership over the shares held directly by CEOF. The business address of this stockholder is One Rockefeller Plaza, 32nd Floor, New York, NY 10020.

(6)      According to a Schedule 13G filed with the SEC on February 9, 2022, on behalf of Polar Asset Management Partners Inc. (“Polar”). Polar serves as the investment advisor to Polar Multi-Strategy Master Fund (“PMSMF”) with respect to the reported shares directly held by PMSMF. The business address of this stockholder is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(7)      According to a Schedule 13G/A filed with the SEC on February 14, 2023, on behalf of D. E. Shaw Valence Portfolios, L.L.C., D. E. Shaw & Co., L.L.C., D. E. Shaw & Co., L.P. and David E. Shaw. The reported shares are held directly by D. E. Shaw Valence Portfolios, L.L.C. By virtue of Mr. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw& Co., L.P., which in turn is the investment adviser of D. E. Shaw Valence Portfolios, L.L.C., and by virtue of Mr. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the manager of D. E. Shaw Valence Portfolios, L.L.C., Mr. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the reported shares and, therefore, Mr. Shaw may be deemed to be the beneficial owner of such shares. Mr. Shaw disclaims beneficial ownership of such shares. The business address of this stockholder is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036.

(8)      According to a Schedule 13G filed with the SEC on February 1, 2023, on behalf of Wealthspring Capital LLC (“Wealthspring”), Matthew Simpson and David Gallers. Each of Messrs. Simpson and Gallers is a manager of Wealthspring. The Schedule 13G provides that such filing shall not be construed as an admission that any of such reporting persons is the beneficial owner of any of the reported shares other than those shares actually owned by such person (if any). The business address of this stockholder is 2 Westchester Park Drive, Suite 108, West Harrison, NY 10604.

(9)      According to a Schedule 13G/A filed with the SEC on February 14, 2023, on behalf of Fir Tree Capital Management LP. The business address of this stockholder is 500 5th Avenue, 9th Floor, New York, New York 10110.

(10)    According to a Schedule 13G filed with the SEC on February 9, 2023, on behalf of CaaS Capital Management LP (“CaaS LP”), CaaS Capital Management GP LLC (“CaaS GP”) and Siufu Fu. CaaS GP, as the general partner of CaaS LP, and Siufu Fu, as the Managing Member of CaaS GP, may each be deemed to have beneficially owned the reported shares beneficially owned by CaaS LP. The business address of this stockholder is 800 Third Avenue, 26th Floor, New York, NY 10022.

Post-Business Combination Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of TopCo Common Shares following the consummation of the Business Combination, by:

•        each person known to TopCo who will beneficially own more than 5% of the TopCo Common Shares issued and outstanding immediately after the consummation of the Business Combination;

•        each person who will be an executive officer or director of TopCo upon consummation of the Business Combination; and

•        all of the executive officers and directors of TopCo as a group upon consummation of the Business Combination.

Unless otherwise indicated, TopCo believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the TopCo Warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus.

	Ownership of TopCo Common Shares After the Business Combination(1)
	No Additional Redemption Scenario(2)		Maximum Redemption Scenario(3)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Shares	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Shares
Topco Directors and Executive Officers Post – Business Combination(4)
Benjamin Lightburn	6,146,547	21.1%	6,146,547	21.6%
Warren Duncan	29,102	*	344,000	1.2%
Lisa Ranken	50,760	*	600,000	2.1%
Ryan Moss	101,520	*	1,200,000	4.2%
Jonathan Conlin	9,928	*	117,356	*
Chris Wagner	—	—	—	—
Maureen O’Connell	—	—	—	—
Konstantin Adamsky	—	—	—	—
Jonathan Leong	—	—	—	—
All Topco directors and executive officers as a group (9 individuals)	6,337,858	21.7%	8,407,903	29.6%
5% Stockholders
Jupiter Founders LLC(5)	3,211,416	11.0%	3,211,416	11.3%
Estate of Tom Kineshanko	1,617,740	5.5%	1,617,740	5.7%

____________

*        Less than 1%.

(1)      An exchange ratio of 0.0846 TopCo Common Shares for every one Filament Common Share has been used for the purposes of the table. The final Exchange Ratio will be calculated in accordance with the BCA.

(2)      Assumes no additional redemptions by Public Stockholders (see “Unaudited Pro Forma Condensed Combined Financial Information”). Percentages are based on 29,612,403 TopCo Common Shares outstanding following the consummation of the Business Combination (including 3,000,000 Filament Earnout Shares, 1,945,189 Sponsor Earnout Shares and 139,001 Underwriter Earnout Shares subject to earnout arrangements pursuant to the Business Combination Agreement).

(3)      Assumes maximum redemptions by Public Stockholders (see “Unaudited Pro Forma Condensed Combined Financial Information”). Percentages are based on 28,434,759 TopCo Common Shares outstanding following the consummation of the Business Combination (including 3,000,000 Filament Earnout Shares, 1,945,189 Sponsor Earnout Shares and 139,001 Underwriter Earnout Shares subject to earnout arrangements pursuant to the Business Combination Agreement).

(4)      Unless otherwise indicated, the business address of each of the persons and entities is 210 – 4475 Wayburne Drive, Burnaby, British Columbia, V5G 4X4.

(5)      Represents shares held by the Sponsor directly and, prior to the Business Combination, indirectly through the Sponsor Subsidiary, as managing member of the Sponsor Subsidiary. Includes up to 1,945,189 Sponsor Earnout Shares that are subject to vesting conditions pursuant to the Business Combination Agreement. Mr. Hauslein is the manager of the Sponsor, and as such, has voting and investment discretion with respect the securities beneficially owned by the Sponsor and may be deemed to beneficially own all of the reported shares. Mr. Hauslein disclaims beneficial ownership of any securities held by the Sponsor or the Sponsor Subsidiary except to the extent of his pecuniary interest therein. The Sponsor also disclaims beneficial ownership of the securities held by the Sponsor Subsidiary except to the extent of its pecuniary interest therein. The business address of such persons is 11450 SE Dixie Hwy, Suite 105, Hobe Sound, FL 33455.

MARKET INFORMATION AND DIVIDENDS

Jupiter

Market Information

Jupiter’s equity securities trade on the Nasdaq Capital Market. The publicly traded Jupiter Units began trading on August 13, 2021 on Nasdaq under the symbol “JAQCU.” Each Jupiter Unit consists of one share of Jupiter Class A Common Stock and one-half of one redeemable Jupiter Warrant, each whole Jupiter Warrant entitling the holder thereof to purchase one share of Jupiter Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment. Commencing on October 1, 2021, the shares of Jupiter Class A Common Stock and Jupiter Warrants comprising the publicly traded Jupiter Units began separate trading on Nasdaq under the symbols “JAQC” and “JAQCW,” respectively. Those publicly traded Jupiter Units not separated continue to trade on Nasdaq under the symbol “JAQCU.”

Holders of Record

As of            , 2023, there were 16 holders of record of Jupiter Units, 23 holders of record of Jupiter Class A Common Stock and one holder of record of Jupiter Warrants. Such numbers do not include beneficial owners holding Jupiter’s securities through nominee names.

Dividends

Jupiter has not paid any cash dividends on the Jupiter Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Combined Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the TopCo Board at such time. Further, if Jupiter incurs any indebtedness, Jupiter’s ability to declare dividends may be limited by restrictive covenants Jupiter may agree to in connection therewith. In addition, the Jupiter Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Filament

Market Information

Filament’s equity securities trade on Cboe Canada. The publicly traded Filament Common Shares began trading on June 24, 2021 on Cboe Canada (then, the NEO Exchange) under the symbol “FH.NE.”

Holders of Record

As of August 10, 2023, there were 212 holders of record of the Filament Common Shares. Such numbers do not include beneficial owners holding Filament’s securities through nominee names.

Dividends

Filament has not paid any cash dividends on the Filament Common Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Combined Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the TopCo Board at such time. Further, if Filament incurs any indebtedness, Filament’s ability to declare dividends may be limited by restrictive covenants Filament may agree to in connection therewith. In addition, the Filament Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

TopCo

Market Information

Historical market price information regarding TopCo is not provided because, as a newly formed entity, there is no public market for its securities. TopCo has applied to list the TopCo Common Shares and TopCo Warrants on Nasdaq under the symbols “FHFH” and “FHFHW,” respectively, in connection with the Closing. TopCo intends to apply to list the TopCo Common Shares on Cboe Canada under the symbol “         ,” in connection with the Closing. TopCo does not intend to apply to list the TopCo Common Shares on the Frankfurt Exchange. There can be no assurance that the TopCo Common Shares or TopCo Warrants will be approved for listing on Nasdaq or that the TopCo Common Shares will be approved for listing on Cboe Canada.

Holders of Record

As a newly-formed entity, as of the date of this proxy statement/prospectus, there was one holder of TopCo’s securities.

Dividends

TopCo has not paid any dividends to its shareholders and does not intend to pay cash dividends prior to the completion of the Business Combination. Following the completion of the Business Combination, TopCo’s Board will consider whether or not to institute a dividend policy. The determination to pay dividends will depend on many factors, including, among others, TopCo’s financial condition, current and anticipated cash requirements, contractual restrictions and financing agreement covenants, solvency tests imposed by applicable corporate law and other factors that TopCo’s Board may deem relevant. The TopCo Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals

The Jupiter Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting of stockholders may be transacted at the Special Meeting.

If the Business Combination is completed, you will be entitled to attend and participate in TopCo’s annual meetings of shareholders. Jupiter does not expect to hold a 2024 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed. If Jupiter holds a 2024 annual meeting of stockholders, Jupiter will provide notice of or otherwise publicly disclose the date on which the 2024 annual meeting of stockholders will be held. If the 2024 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the 2024 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

If Jupiter does not consummate an initial business combination by December 17, 2023, or such later date as may be approved by Jupiter’s stockholders, Jupiter is required to begin the dissolution process provided for in the Jupiter Charter. Jupiter will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, Jupiter and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, Jupiter will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request delivery of single copies of the proxy statement/prospectus in the future. Stockholders may notify Jupiter of their requests by calling or writing Jupiter at its principal executive offices at (212) 207-8884 and 11450 SE Dixie Hwy, Suite 105, Hobe Sound, FL 33455.

Transfer Agent and Registrar

The transfer agent and registrar for Jupiter’s securities is Continental Stock Transfer & Trust Company. The United States transfer agent and registrar for TopCo’s securities is expected to be Continental Stock Transfer & Trust Company.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Jupiter Common Stock or Jupiter Warrants in connection with the Business Combination.

Other Stockholder Communications

Stockholders and interested parties may communicate with the Jupiter Board, any committee chairperson or the non-management directors as a group by writing to the Jupiter Board or committee chairperson in care of Jupiter Acquisition Corporation, 11450 SE Dixie Hwy, Suite 105, Hobe Sound, FL 33455. Each communication will be forwarded, depending on the subject matter, to the Jupiter Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Fasken Martineau DuMoulin LLP has passed upon the validity of the TopCo Common Shares to be issued in the Business Combination. Ellenoff Grossman & Schole LLP has passed upon the validity of the TopCo Warrants to be issued in the Business Combination. Greenberg Traurig, P.A. has passed upon material U.S. federal income tax considerations of the Business Combination.

EXPERTS

The financial statements of Jupiter Acquisition Corporation as of and for the fiscal years ended December 31, 2022 and 2021, appearing in this proxy statement/prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to the ability of Jupiter Acquisition Corporation to continue as a going concern, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements of Filament Health Corp. for the fiscal years ended December 31, 2022 and 2021, appearing in this proxy statement/prospectus, have been audited by Crowe MacKay LLP, an independent registered public accounting firm — withdrawal pending, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

TopCo is incorporated under the laws of British Columbia, Canada and, as a result, the rights of the holders of TopCo securities will be governed by Canadian law and TopCo’s organizational documents. Following the Business Combination, TopCo will conduct its operations through subsidiaries which are located outside the United States. Substantially all of TopCo’s assets are located outside the United States, and substantially all of TopCo’s business is conducted outside the United States. In addition, several of TopCo’s directors and officers are expected to be nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets may be located outside the United States. As a result, it could be difficult or impossible for you to effect service of process on these individuals in the United States in the event that you believe that your rights have been infringed under applicable securities laws or otherwise or to enforce in the United States judgments obtained in U.S. courts against TopCo or those persons based on civil liability provisions of the U.S. securities laws. There can be no assurance that U.S. investors will be able to enforce against members of the TopCo Board, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. There is uncertainty with respect to whether a Canadian court would take jurisdiction on a matter of liability predicated solely upon U.S. federal securities laws, and uncertainty with respect to whether a Canadian court would enforce a foreign judgement on liabilities predicated upon the securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, after the consummation of the Business Combination, TopCo will be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end.

Jupiter files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You may access Jupiter’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms part, which includes exhibits incorporated by reference from other filings made with the SEC.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact Jupiter by telephone or in writing:

Jupiter Acquisition Corporation

11450 SE Dixie Hwy, Suite 105
Hobe Sound, FL 33455

Telephone: (212) 207-8884

You may also obtain these documents by requesting them in writing or by telephone from Jupiter’s proxy solicitor at the following address, telephone number and email:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: JAQC.info@investor.morrowsodali.com

If you are a Jupiter stockholder and would like to request documents, please do so by         , 2023 (five business days prior to the Special Meeting) to receive them before the Special Meeting. If you request any documents from Jupiter, Jupiter will mail them to you by first class mail or another equally prompt means.

All information contained in this document relating to Jupiter has been supplied by Jupiter, all such information relating to TopCo has been supplied by TopCo and all such information relating to Filament has been supplied by Filament. Information provided by one entity does not constitute any representation, estimate or projection of any other entity.

None of Jupiter, TopCo or Filament has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Jupiter, TopCo and Filament take no responsibility for any other information that others may provide you. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

FILAMENT HEALTH CORP.

JUPITER ACQUISITION CORPORATION

FILAMENT FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Filament Health Corp. (formerly Filament Ventures Corp.).

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Filament Health Corp. (formerly Filament Ventures Corp.) and its subsidiary (the “Company”) as of December 31, 2022 and 2021, the related consolidated statement of loss and comprehensive loss and cash flows and changes in equity for the years then ended, and the related notes (collectively referred to as the “Consolidated Financial Statements”).

In our opinion, the Consolidated Financial Statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter Regarding Going Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified in respect of this matter.

Basis for Opinion

These Consolidated Financial Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Consolidated Financial Statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Basis of Opinion (continued)

Our audits included performing procedures to assess the risks of material misstatement of the Consolidated Financial Statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the Consolidated Financial Statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Consolidated Financial Statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Crowe MacKay LLP

Chartered Professional Accountants
Vancouver, Canada
June 19, 2023

We have served as the Company’s auditor since 2020.

FILAMENT
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Expressed in Canadian dollars)

	Notes	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$2,846,740	$4,629,065
Receivables		211,557	126,302
Prepayments		114,167	588,371
		3,172,464	5,343,738

Deposits		95,894	86,075
Loan receivable	10, 12	—	89,153
Property, plant, and equipment	7	524,738	557,163
Right-of-use asset	8	487,561	623,625
Licenses	5, 9	460,000	460,000
Goodwill	5, 9	—	10,682,334
Total assets		$4,740,657	$17,842,088

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	12	$293,600	$369,421
Lease obligation	8	123,245	105,012
Loan payable	12	—	280,552
		416,845	754,985

Convertible debenture	11	719,190	—
Long-term lease obligation	8	411,300	534,545
Total liabilities		1,547,335	1,289,530

SHAREHOLDER’S EQUITY
Share capital	13	24,672,263	23,508,586
Contributed surplus	13	4,349,504	2,405,952
Deficit		(25,828,445)	(9,361,980)
Total shareholder’s equity		3,193,322	16,552,558
Total liabilities and shareholders’ equity		$4,740,657	$17,842,088
Nature of operations and going concern (Note 1)
Subsequent events (Note 21)

FILAMENT
CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
(Expressed in Canadian dollars)

	Notes	December 31, 2022	December 31, 2021
			(Note 20)
LICENSING REVENUE		$364,500	$—

EXPENSES
Clinical trials		—	913,647
Depreciation	7, 8	200,645	172,090
General and administrative		34,976	130,685
Insurance		403,209	278,610
Interest and accretion	8, 11	184,670	40,083
Professional and consulting fees	12, 13	1,390,490	2,375,443
Research and development		839,156	476,602
Sales and marketing		829,614	639,343
Transaction and listing expenses		—	2,001,099
Transfer agent and filing fees		484,945	—
Travel		112,040	33,483
Wages and benefits	12, 13	1,583,973	2,249,020
		(6,063,718)	(9,310,105)
Net loss before other items		(5,699,218)	(9,310,105)

OTHER ITEMS
Bad debt expense	10	(190,067)	—
Gain on settlement of debt	13	20,968	—
Impairment on goodwill	9	(10,682,334)	—
Other income		13,648	18,750
Total other items		(10,837,785)	18,750

Net loss before income tax		(16,537,003)	(9,291,355)

Deferred income tax recovery	19	70,538	37,748
Net and comprehensive loss for the year		$(16,466,465)	$(9,253,607)

Basic and diluted loss per share		$(0.10)	$(0.06)
Weighted average number of common shares outstanding		169,646,834	147,037,695

FILAMENT
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in Canadian dollars)

	Year ended December 31,
	2022	2021
		(Note 20)
CASH PROVIDED BY (USED IN):
OPERATING ACTIVITIES
Net and comprehensive loss for the year	$(16,466,465)	$(9,253,607)
Items not involving cash:
Bad debt expense	190,067	—
Depreciation	200,645	172,090
Deferred income tax recovery	(70,538)	(37,748)
Gain on settlement of debt	(20,968)	—
Impairment on goodwill	10,682,334	—
Interest and accretion	184,670	33,265
Professional and consulting fees	788,098	1,407,272
Shares issued for services	57,090	25,450
Transaction and listing expenses	—	1,414,286
Wages and benefits	307,278	1,346,414
Changes in non-cash working capital items:
Receivables	(85,255)	(116,611)
Prepayments and deposits	402,172	(646,516)
Accounts payable and accrued liabilities	(35,883)	248,483
	(3,866,755)	(5,407,222)
INVESTING ACTIVITIES
Acquisition of Psilo, net of cash on hand	—	(178,865)
Amalgamation with 396	—	132,714
Loan provided to Filament Foundation	(38,701)	(89,153)
Purchase of property and equipment, net of Psilo PPE acquisition	(32,156)	(130,476)
	(70,857)	(265,780)
FINANCING ACTIVITIES
Convertible debenture	1,250,000	—
Lease payments	(164,241)	(95,807)
Loan repayments made	(280,552)	—
Proceeds from stock options exercised	100,000	180
Shares issued for cash	1,250,080	9,997,698
Share issuance costs	—	(478,434)
	2,155,287	9,423,637
CHANGE IN CASH DURING THE PERIOD	(1,782,325)	3,750,635
CASH, BEGINNING OF PERIOD	4,629,065	878,430
CASH, END OF PERIOD	$2,846,740	$4,629,065

Cash and cash equivalents are comprised of:
Cash	$1,043,740	$4,626,065
GICs	1,803,000	3,000
	$2,846,740	$4,629,065

SUPPLEMENTAL CASH FLOW INFORMATION (NOTE 14)

FILAMENT
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
(Expressed in Canadian dollars)

	Notes	Number of Shares	Amount	Contributed Surplus	Deficit	Shareholder’s Equity
Balance, December 31, 2020		92,689,743	$923,007	$2,109	$(111,472)	$813,644
Shares issued for cash		29,158,992	9,997,698	—	—	9,997,698
Share issuance costs		—	(671,690)	193,256	—	(478,434)
Shares issued for services		84,165	25,450	—	—	25,450
Psilo acquisition	5	37,156,469	11,146,941	—	—	11,146,941
396 transaction	6	3,867,500	1,547,000	—	—	1,547,000
Exercise of stock options		1,800,000	540,180	(540,000)	—	180
Share-based compensation		—	—	2,753,686	—	2,753,686
Adjustments – forfeiture of financing warrants		—	—	(3,099)	3,099	—
Net and comprehensive loss for the year		—	—	—	(9,253,607)	(9,253,607)
Balance, December 31, 2021		164,756,869	$23,508,586	$2,405,952	$(9,361,980)	$16,552,558

Balance, December 31, 2021		164,756,869	$23,508,586	$2,405,952	$(9,361,980)	$16,552,558
Private placement		9,616,000	961,600	288,480	—	1,250,080
Convertible debenture	11	—	—	585,712	—	585,712
Shares issued for debt settlement		99,844	18,971	—	—	18,971
Shares issued for services		206,100	57,090	—	—	57,090
Exercise of stock options		270,000	126,016	(26,016)	—	100,000
Share-based compensation		—	—	1,095,376	—	1,095,376
Net and comprehensive loss for the year		—	—	—	(16,466,465)	(16,466,465)
Balance, December 31, 2022		174,948,813	$24,672,263	$4,349,504	$(25,828,445)	$3,193,322

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

1.      NATURE OF OPERATIONS AND GOING CONCERN

Filament Health Corp. (formerly: Filament Ventures Corp.) (“Filament” or the “Company”) was incorporated pursuant to the provisions of the Business Corporations Act (British Columbia) on June 8, 2020. The Company is a public company with its registered and records office at the address of 210 – 4475 Wayburne Drive, Burnaby, British Columbia, V5G 4X4. The Company’s common shares are listed for trading on the NEO Exchange (“NEO”) under the symbol “NEO:FH”, the OTCQB Exchange under the symbol “OTCQB:FLHLF” and the Frankfurt Exchange under the symbol “FSE:7QS”.

Filament Health is a clinical-stage natural psychedelic drug development company. We believe that safe, standardized, naturally-derived psychedelic medicines can improve the lives of many, and our mission is to see them in the hands of everyone who needs them as soon as possible. Filament’s proprietary intellectual property enables the discovery, development, and delivery of natural psychedelic medicines for clinical development.

On March 8, 2021, the Company acquired Psilo Scientific Ltd. (“Psilo”), a novel drug discovery and extraction technologies company for total consideration of $11,346,491 made up of an aggregate of 37,156,469 common shares and $200,000 in cash (the “Psilo Transaction”). Consequently, this acquisition constituted a change of control, with Psilo constituting a wholly-owned subsidiary of the Company for accounting and reporting purposes. The Psilo Transaction is summarized in Note 5.

On June 22, 2021, Filament Ventures Corp. (“Filament Ventures”) completed a reverse takeover transaction, pursuant to which Filament Ventures and 1287396 BC Ltd (“396”) merged to form one new corporation, Filament, in accordance with the provisions of the Business Corporations (the “396 Amalgamation”). Each shareholder of 396 and Filament Ventures received common shares of the resulting corporation, Filament, on the basis of one (1) post-consolidation share for every one (1) pre consolidation common share of 396 and Filament Ventures, respectively. As part of the 396 Amalgamation, Filament Ventures changed its name to “Filament Health Corp.” The 396 Amalgamation is summarized in Note 6.

Going Concern

These consolidated financial statements have been prepared with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business and continue operating as a going concern. The consolidated financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations.

Although these consolidated financial statements have been prepared on a going concern basis, there are material uncertainties regarding the Company’s ability to execute its business plan and continue in the normal course of operations which may be dependent upon its ability to obtain additional financing. There are no assurances that the Company will be successful. These material uncertainties cast significant doubt on the Company’s ability to continue as a going concern and ultimately on the appropriateness of the use of the accounting principles applicable to a going concern. These consolidated financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations.

Management is actively targeting sources of additional financing through alliances with financial entities, license partners or other business and financial transactions which would assure continuation of the Company’s operations.

The Company’s business financial condition and results of operations may be further negatively affected by economic and other consequences from Russia’s military action against the Ukraine and the sanctions imposed in response to that action in late February 2022. While the Company expects any direct impacts, of the pandemic and the military action in Ukraine, to the business to be limited, the indirect impacts on the economy and on the psychedelics industry and other industries in general could negatively affect the business and may make it more difficult for the Company to raise equity or debt financing. There can be no assurance that the Company will not be impacted by adverse consequences that may be brought about on its business, results of operations, financial position, and cash flows in the future.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

2.      BASIS OF PRESENTATION

a.      Statement of compliance

The Company’s consolidated financial statements, including comparatives, have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and Interpretations Issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

The consolidated financial statements were authorized for issue by the Audit Committee and approved and authorized for issue by the Board of Directors on June 19, 2023.

b.      Basis of measurement

The consolidated financial statements have been prepared on a historical cost basis, except for certain financial instruments that have been measured at fair value through profit and loss which are stated at their fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information. These consolidated financial statements are presented in Canadian dollars, which is the functional currency of the Company and its subsidiary.

c.      Basis of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary at the end of the reporting period:

	Incorporated	Nature	Ownership December 31, 2022	Ownership December 31, 2021
Psilo Scientific Ltd.	British Columbia	Research and development	100%	100%

The results of the wholly-owned subsidiary will continue to be included in the consolidated financial statements of the Company until the date that the Company’s control over the subsidiary ceases. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity to obtain benefits from its activities. Intercompany balances and transactions, including unrealized income and expenses arising from intercompany transactions, are eliminated on consolidation.

3.      SIGNIFICANT ACCOUNTING STANDARDS AND POLICIES

The accounting policies have been applied consistent throughout by the Company for purposes of these financial statements.

a.      Cash and cash equivalents

Cash and cash equivalents include cash on hand, demand deposits with financial institutions, and other short-term, highly liquid investments that are readily convertible to known amounts of cash and subject to an insignificant risk of change in value. As of December 31, 2022, and December 31, 2021, the Company held GICs as cash equivalents.

b.      Translation of foreign transactions and balances into the functional currency

Foreign currency transactions are translated into the functional currency of the Company at rates of exchange prevailing on the dates of the transactions. At each financial position reporting date, all monetary assets and liabilities that are denominated in foreign currencies are translated to the functional currency of the Company at the rates prevailing at the date of the statement of financial position. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in profit or loss.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

3.      SIGNIFICANT ACCOUNTING STANDARDS AND POLICIES (cont.)

c.      Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control, related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

d.      Share capital

Financial instruments issued by the Company are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset. The Company’s common shares, common share warrants, restricted share unit awards (“RSUs”), and options are classified as equity instruments. Incremental costs directly attributable to issuing new shares or options are recognized as a deduction from equity, net of tax, from the proceeds.

Value of equity units issued in private placements

The Company has adopted the residual value method with respect to the measurement of shares and warrants issued as private placement units. The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component. The fair value of common shares issued in the private placements was determined to be the more easily measurable component and were valued at their fair value, as determined by the closing quoted bid price on the announcement date. The balance, if any, are allocated to the attached warrants. Any fair value attributed to the warrants is recorded to contributed surplus.

e.      Share-based payments

The Company grants share options to acquire common shares of the Company to directors, officers, employees, and consultants. The fair value of share-based payments to employees is measured at grant date, using the Black-Scholes option pricing model, and is recognized over the vesting period for employees using the graded method. The fair value of share-based payments for non-employees is recognized and measured at the date the goods or services are received based on the fair value of the goods or services received. If it is determined that the fair value of goods and services received cannot be reliably measured, the share-based payment is measured at the fair value of the equity instruments issued using the Black-Scholes option pricing model.

The amount recognized as expense is adjusted to reflect the number of share options expected to vest. Consideration received on the exercise of stock options is recorded in share capital and the related share-based payment in contributed surplus is transferred to share capital. Where the terms and conditions of options are modified before they vest, the increase in the fair value of the options, measured immediately before and after the modification, is also charged to profit or loss over the remaining vesting period.

Where a grant of options is cancelled and settled during the vesting period, excluding forfeitures when vesting conditions are not satisfied, the Company immediately accounts for the cancellation as an acceleration of vesting and recognizes the amount that otherwise would have been recognized for services received over the remainder of the vesting period. Any payment made to the employee on the cancellation is accounted for as the repurchase of an equity interest except to the extent the payment exceeds the fair value of the equity instrument granted, measured at the repurchase date. Any such excess is recognized as an expense. The amounts recorded in contributed surplus for unexercised share options remain in contributed surplus upon their expiry or are transferred to retained earnings upon cancellation.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

3.      SIGNIFICANT ACCOUNTING STANDARDS AND POLICIES (cont.)

The Company grants RSUs to acquire common shares of the Company to directors, officers, employees, and consultants. The fair value of RSUs is measured at grant date, using the closing quoted bid price on the issuance date and discounted using the Black-Scholes option pricing model prepared on each vesting date. The fair value is recognized over the vesting period using the graded method.

f.       Earnings (loss) per share

The Company presents basic earnings (loss) per share data for its common shares, calculated by dividing the income (loss) attributable to common shareholders of the Company by the weighted average number of shares outstanding during the period. The Company uses the treasury stock method for calculating diluted earnings (loss) per share. Under this method the dilutive effect on earnings per share is calculated on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments. It assumes that the proceeds of such exercise would be used to purchase common shares at the average market price during the period. However, the calculation of diluted loss per share excludes the effects of various conversions and exercise of options and warrants that would be anti-dilutive.

As at December 31, 2022, 16,771,331 (December 31, 2021 – 17,911,638) options, 26,199,333 (December 31, 2021 – 8,250,000) warrants, and 991,360 (December 31, 2021 – 991,360) financing warrants were not included in the calculation of dilutive earnings per share because their inclusion was anti-dilutive.

g.      Property, plant, and equipment

Property, plant, and equipment (“PPE”) are carried at cost, less accumulated depreciation, and accumulated impairment losses. The cost of an item of PPE consists of the purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use and the initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located. The major categories of PPE are depreciated on a straight-line basis using the estimated lives as follows:

Computer equipment	3 years
Lab equipment	10 years
Furniture & fixtures	5 years
Leased assets	Over lease term

The carrying amount of an item of PPE is derecognized on disposal or when no future economic benefits are expected from its use or disposal. The gain or loss arising from the derecognition of an item of PPE is included in profit or loss when the item is derecognized.

h.      Impairment of non-financial assets

The carrying amounts of non-financial assets are reviewed for impairment whenever facts and circumstances suggest that the carrying amounts may not be recoverable. If there are indicators of impairment, the recoverable amount of the asset is estimated in order to determine the extent of any impairment. For the purpose of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable potential cash flow generating units (“CGU’s”). The recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use (being the present value of the expected future cash flows of the CGU). An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

3.      SIGNIFICANT ACCOUNTING STANDARDS AND POLICIES (cont.)

Non-financial assets that have been impaired in prior periods are tested for possible reversal of impairment whenever events or changes in circumstances indicate that the impairment has reversed. If the impairment has reversed, the carrying amount of the asset is increased to its recoverable amount but not beyond the carrying amount that would have been determined had no impairment loss been recognized for the asset in the prior periods. A reversal of an impairment loss is recognized in the statement of operations.

i.       Intangible assets

Separately acquired intangible assets are recognized initially at cost. Following initial recognition, intangible assets with finite useful lives are carried at cost less any accumulated amortization and any accumulated impairment losses. Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and method for an intangible asset with a finite useful life are reviewed at least at each financial year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in profit or loss.

As at December 31, 2022, the Company has a Health Canada issued Dealer’s License, which enables the Company to possess, produce, and transport psilocybin and other compounds found in natural, botanical fungus. The Company received an amendment to the Dealer’s License that further allows the research and supply of all controlled natural psychedelic substances, including N,N-dimethyltryptamine (DMT), mescaline, and others. The Company has recognized licenses as intangible assets with an indefinite useful life once the conditions to acquire the license are met and approved by Health Canada, the annual renewal of the license is a formality assuming the Company does not violate conditions of the license.

j.       Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible assets acquired. Goodwill is not subject to amortization and an impairment test is performed annually or as events occur that could indicate impairment. Goodwill is reported at cost less any impairment.

For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (“CGUs”). To test for impairment, goodwill is allocated to each of the Company’s CGUs, groups of CGUs, or an operating segment expected to benefit from the acquisition. Goodwill is tested by combining the carrying amounts of equipment, intangible assets, and goodwill and comparing this to the recoverable amount. Fair value less costs of disposal is price to be received in an orderly transaction between market participants. Value in use is assessed using the present value of the expected future cash flows. Any excess of the carrying amount over the recoverable amount is recorded as impairment. Impairment charges, which are not tax affected, are recognized in the statement of loss and comprehensive loss and are not reversed.

k.      Research and development

Research costs are expensed as incurred. Development expenditures are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development to use or sell the asset. To date, no development costs have been capitalized. Included in research and development costs recognized in profit and loss are costs associated with use of lab supplies, research fees, and consulting fees related to development of intellectual property.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

3.      SIGNIFICANT ACCOUNTING STANDARDS AND POLICIES (cont.)

l.       Leases

At inception of a contract, the Company assesses whether the contract is or contains a lease. At the commencement of the lease, the Company recognizes a right-of-use asset and a corresponding lease liability, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets.

The right-of-use asset at inception includes the initial measurement of the corresponding lease liability, lease payments made at or before the commencement date and any initial direct costs. The right-of-use asset is subsequently measured at cost less accumulated depreciation and impairment losses. Depreciation of right-of-use assets is recorded in the statement of loss and comprehensive loss. Depreciation is recorded on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the underlying asset, commencing when the asset becomes available for use.

Right-of-use assets are reviewed for indicators of impairment at the end of each reporting period or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value-in-use. Where an impairment loss is recognized for a right-of-use asset, the asset is reviewed for possible reversal of the impairment at the end of each subsequent reporting period.

The lease liability is initially measured at the present value of the remaining lease payments that have not been paid at the commencement date, discounted by using the Company’s incremental borrowing rate unless the rate implicit in the lease is readily determinable.

Lease payments over the estimated lease term included in the measurement of the lease liability comprise:

•        Fixed lease payments, less any lease incentives;

•        Variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date;

•        The amount expected to be payable by the lessee under residual value guarantees;

•        The exercise price of purchase options, if the lessee is reasonably certain to exercise the options; and,

•        Payments of penalties for terminating the lease if the lease term reflects the exercise of an option to terminate the lease.

On an ongoing basis, the lease liability carrying amount is increased by the interest on the lease liability (using the effective interest rate method) and reduced by the lease payments made. The Company remeasures the lease liability (and makes a corresponding adjustment to the related right-of-use asset) when the lease term changes, the lease payments change, the lease contact changes, or another amendment is made. The Company has applied the practical expedient where a lessee may elect, by class of underlying asset, not to separate non-lease components from lease components, and instead account for each lease component and any associated non-lease components as a single lease component.

m.     Financial Instruments

All financial assets not classified at amortized cost or fair value through other comprehensive income are measured at fair value through profit or loss (“FVTPL”). On initial recognition, the Company can irrevocably designate a financial asset at FVTPL if doing so eliminates or significantly reduces an accounting mismatch.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

3.      SIGNIFICANT ACCOUNTING STANDARDS AND POLICIES (cont.)

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated at FVTPL:

•        It is held within a business model whose objective is to hold the financial asset to collect the contractual cash flows associated with the financial asset instead of selling the financial asset for a profit or loss; and

•        Its contractual terms give rise to cash flows that are solely payments of principal and interest.

Financial assets that meet the following conditions are measured at fair value through other comprehensive income (“FVTOCI”):

•        The financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and

•        The contractual terms of the financial assets give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

All financial instruments are initially recognized at fair value on the statement of financial position. Subsequent measurement of financial instruments is based on their classification. Financial assets and liabilities classified as FVTPL are measured at fair value with changes in those fair values recognized in net income (loss) for the period. Financial assets classified at amortized cost and financial liabilities are measured at amortized cost using the effective interest method.

The following table sets out the classifications of the Company’s financial assets and liabilities:

Financial Assets/Liabilities	Classification and Measurement
Cash and Cash Equivalents	Fair Value Through Profit or Loss
Receivables	Amortized Cost
Deposits	Amortized Cost
Loan Receivable	Amortized Cost
Accounts Payable and Accrued Liabilities	Amortized Cost
Convertible Debenture	Amortized Cost
Lease Obligation	Amortized Cost
Loans Payable	Amortized Cost

Fair value hierarchy

Financial instruments recorded at fair value on the statement of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1 —	Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 —	Inputs other than quoted prices that are observable for the asset or liability either directly (i.e.: as prices) or indirectly (i.e.: derived from prices); and
Level 3 —	Valuation techniques using inputs that are not based on observable market data.

Financial liabilities

Financial liabilities are designated as either: (i) FVTPL; or (ii) other financial liabilities. All financial liabilities are classified and subsequently measured at amortized cost except for financial liabilities at FVTPL. The classification determines the method by which the financial liabilities are carried on the consolidated statement of financial position subsequent to inception and how changes in value are recorded. Accounts payable and due to related parties are classified under other financial liabilities and carried on the consolidated statement of financial position at amortized cost.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

3.      SIGNIFICANT ACCOUNTING STANDARDS AND POLICIES (cont.)

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire. The Company also derecognizes a financial liability when the terms of the liability are modified such that the terms and/or cash flows of the modified instrument are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value. Gains and losses on derecognition are generally recognized in profit or loss. The Company does not have any derivative financial assets and liabilities.

Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the credit risk on the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to the twelve month expected credit losses. The Company shall recognize in profit or loss, as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

n.      Income taxes

Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity. Deferred tax is recorded using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

o.      Offsetting

Financial assets and financial liabilities are offset, and the net amount presented in the consolidated statement of financial position when the Company currently has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

p.      Business combination

Upon the acquisition of a business, the acquisition method of accounting is used, whereby the purchase consideration is allocated to the identifiable assets, liabilities, and contingent liabilities (identifiable net assets) acquired on the basis of fair value at the date of acquisition. When the cost of the acquisition exceeds the fair value attributable to the Company’s share of the identifiable net assets, the difference is treated as goodwill, which is not amortized and is reviewed for impairment annually or more frequently when there is an indication of impairment. If the fair value attributable to the Company’s share of the identifiable net assets exceeds the cost of acquisition, the difference is immediately recognized in the statement of loss and comprehensive loss.

Acquisition related costs, other than costs to issue debt or equity securities of the acquirer, including investment banking fees, legal fees, accounting fees, valuation fees, and other professional or consulting fees are expensed as incurred. The costs to issue equity securities of the Company as consideration for the acquisition are reduced from share capital as share issuance costs. The costs to issue debt securities are capitalized and amortized using the effective interest method.

q.      Revenue recognition

To determine whether to recognize revenue, the Company follows a 5-step process:

a.      Identifying the contract with a customer.

b.      Identifying the performance obligations.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

3.      SIGNIFICANT ACCOUNTING STANDARDS AND POLICIES (cont.)

c.      Determining the transaction price.

d.      Allocating the transaction price to the performance obligations.

e.      Recognizing revenue when/as performance obligation(s) are satisfied.

In all cases, the total transaction price for a contract is allocated amongst the various performance obligations based on stipulated milestone compensation amounts. The transaction price for a contract excludes any amounts collected on behalf of third parties. Revenue is recognized at a point in time or over time when the Company satisfies performance obligations by transferring the promised goods to its licensing partners and performance milestones stipulated in the licensing agreements are fulfilled. The Company recognizes revenue from the fulfilment of milestones and provision of the Company’s proprietary drug candidate, PEX010 capsules, in accordance with its licensing agreements and from the provision of encapsulation services.

The Company generates revenue from signing licensing agreements to provide a license to licensing partners that allow them to utilize Filament’s proprietary PEX010 drug candidate and to provide PEX010 dosages for conducting clinical trials. In exchange, the licensing partner will pay consideration to Filament upon fulfilment of milestones stipulated in the contract that can only be achieved with the license and capsules provided by Filament. The Company recognizes revenue from the fulfilment of milestones when requirements of the milestone have been fulfilled and all significant contractual obligations have been satisfied and collection is reasonably assured. These criteria are generally met at the time the milestone is achieved and the Company is notified of the completion of the milestone.

The Company also provides encapsulation services to its licensing partners to package drugs into capsules, which are under the customer’s control at all times. The Company recognizes revenue over time as the drugs are encapsulated and all significant contractual obligations have been satisfied and collection is reasonably assured. These criteria are generally met at the time the encapsulation services have been processed and the capsules are produced as control of the capsules remains with the customer.

Cost of sales includes the expenses incurred to provide capsules and to encapsulate drugs, which are nominal and are included in operating expenses.

r.       New accounting standards not yet effective

Certain new standards, interpretations, and amendments to existing standards have been issued by the IASB or IFRC that are mandatory for accounting years beginning after January 1, 2022, or later years. New accounting pronouncements that are not applicable or are not consequential to the Company have been excluded in the preparation of these consolidated financial statements.

A number of new standards, and amendments to standards and interpretations, are not effective for the year ended December 31, 2022, and have not been early adopted in preparing these financial statements. These new and amended standards are not expected to have a material impact on the Company’s financial statements. The following accounting standards and amendments are effective for future periods:

i.       Classification of Liabilities as Current or Non-current (Amendments to IAS 1)

The amendments to IAS 1 provide a more general approach to the classification of liabilities based on the contractual arrangements in place at the reporting date. These amendments are effective for reporting periods beginning on or after January 1, 2023.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

4.      CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of these consolidated financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the reported amounts of assets, liabilities, and other financial figures. Estimates are based on management’s experience, professional judgement, and other factors. Actual results may differ from those estimates which could result in a material adjustment to the carrying amounts of assets and liabilities.

Critical accounting estimates and judgements

Critical accounting estimates

Estimated useful lives and depreciation of property, plant, and equipment

Depreciation of property and equipment is dependent upon estimates of useful lives, which are determined through the exercise of professional judgment by management. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that consider factors such as economic and market conditions and the useful lives of assets.

Impairment of license and goodwill

The determination of whether facts and circumstances suggest that the carrying amount of intangible assets and goodwill may exceed their recoverable amount is an area of significant estimate. Determining if there are any facts and circumstances indicating impairment loss or reversal of impairment losses is a subjective process involving judgment, estimates, and interpretations. Determining the recoverable amount of the individual asset or the cash generating unit is subject to estimates and judgments. These estimates and judgments are inherently subjective given the Company’s stage of operations with no revenue producing history.

Purchase price allocation

The determination of fair value of assets acquired, liabilities assumed, and the fair value of the purchase consideration requires the use of various estimates made by management. The classification of a transaction as a business combination or asset acquisition depends on whether the assets acquired constitute a business in accordance with the criteria set forth in IFRS 3, Business Combination, which can be a complex judgement.

The Company bases its estimates and judgments on current facts and various other factors that it believes to be reasonable under the circumstances. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates and could affect future results of operations and cash flows.

Reverse takeover

The determination of the acquirer in the Acquisition of 396 by Filament requires significant judgment assessing the relative voting rights, composition of the governing body, and composition of senior management of the combined entity, amongst other factors. The Company concluded Filament to be the acquirer, and its acquisition of all of the outstanding shares of 396 has been determined to be an asset acquisition as 396 does not meet the definition of a business under IFRS 3, Business Combinations. As a result, the transaction has been accounted for as a reverse takeover by Filament of 396’s net assets in accordance with the guidance under IFRS 2, Share-based Payment.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

4.      CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS (cont.)

The Company bases its estimates and judgments on current facts and various other factors that it believes to be reasonable under the circumstances. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates and could affect future results of operations and cash flows.

Share-based compensation

The fair value of common share purchase options and warrants are determined using the Black-Scholes option pricing model. The model includes six key inputs that involve considerable judgment and could be affected by significant factors that are out of the Company’s control.

Critical accounting judgments

Going concern

In the preparation of these consolidated financial statements, management makes judgments of whether the Company can continue as a going concern and whether the going concern basis of preparation is appropriate, as disclosed in Note 1.

Impairment of property, plant, and equipment

The evaluation if an impairment test in accordance with IAS 36 needs to be performed on the Company’s long-term assets requires judgment in determining whether it is likely that future economic benefits will be achieved, which may be based on assumptions about future events or circumstances. After an expenditure is capitalized, if information becomes available suggesting that the recovery of the expenditure is unlikely, the amount capitalized is written down in the statement of loss and comprehensive loss in the period where this information becomes available.

Impairment of license and goodwill

The evaluation if an impairment test in accordance with IAS 36 needs to be performed on the Company’s intangible assets (license) and goodwill requires judgment in determining whether it is likely that future economic benefits will be achieved. The Company prepares an impairment assessment on its intangible assets and goodwill at least annually. See Note 8 for additional details.

Share price assumptions prior to reverse takeover

Prior to the reverse takeover of 396, the Company was a private entity; therefore, the value of common shares was not available as quoted prices in active markets. Accordingly, the Company bases its estimates and judgment of the share price based on inputs that are not based on observable market data. The actual share price of the Company may differ materially from the Company’s estimates and judgments.

5.      PSILO TRANSACTION

On March 8, 2021, the Company acquired all of the issued and outstanding common shares of Psilo for an aggregate of 37,156,469 common shares and $200,000 in cash. Acquisition costs, in the form of advisory, legal, and other professional fees, associated with the transaction to acquire Psilo were expensed as incurred and is recognized in the statements of loss and comprehensive loss as transaction and listing expenses for $586,813. Common shares issued to Psilo were valued at $0.30 per share which is equivalent to the private placement financing that closed on March 2, 2021. The Company began consolidating the operating results, cash flows and net assets of Psilo from March 8, 2021, onwards.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

5.      PSILO TRANSACTION (cont.)

The acquisition is accounted for as a business combination using the acquisition method of accounting under the provision of IFRS 3 — Business Combinations. Applying the acquisition method of accounting, Filament has recognized the identified assets acquired and liabilities assumed at their fair values as of the acquisition date, with the excess of the purchase consideration over the fair value of Psilo’s net assets acquired recognized as goodwill, which is not amortized and is reviewed for impairment annually or more frequently when there is an indication of impairment.

During the year ended December 31, 2021, the Company completed its final assessment of the fair value of the assets acquired and liabilities assumed for the acquisition of Psilo. The measurement period adjustments resulted in the following revisions:

•        A decrease in the property, plant, and equipment of $73,971 and a corresponding increase in goodwill;

•        A decrease in deferred tax liability of $97,252 and a corresponding decrease in goodwill.

•        A decrease in goodwill of $460,000 and a corresponding increase to intangible assets; and

•        Recognition of goodwill in the amount of $10,682,334 further to the allocation of the unallocated purchase price, which incorporates the above adjustments.

The following table shows the finalized allocation of the purchase price to assets acquired and liabilities assumed, based on estimated of fair value, including a summary of the identifiable classes of consideration transferred, and amounts by category of assets acquired and liabilities assumed at the acquisition date:

Equity consideration (37,156,469 common shares)	$11,146,941
Cash consideration	200,000
Total consideration	$11,346,941
Allocation (as of March 8, 2021)
Cash	21,135
Accounts receivable	6,560
Prepaid expenses	297
Deposits	27,633
Property, plant, and equipment (fair market value)	484,656
Right-of-use asset	347,214
Licenses	460,000
Goodwill	10,682,334
Accounts payable and accrued liabilities	(53,021)
Lease obligation	(311,567)
Loan payable	(280,552)
Deferred tax liability	(37,748)
Net identifiable assets acquired	$11,346,941

From the date of acquisition of March 8, 2021, to December 31, 2021, Psilo incurred a net and comprehensive loss of $685,830. As at December 31, 2022, the Company performed an annual impairment test and recognized a full impairment of goodwill. See Note 9 for additional details.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

6.      396 TRANSACTION

On June 7, 2021, Filament entered into an amalgamation agreement (the “Amalgamation Agreement”) with 1287396 BC Ltd., a reporting issuer under the securities laws of the jurisdictions of Alberta and British Columbia, to effect the combination of their respective business and assets by way of an asset acquisition to merge and continue as one corporation in accordance with the provisions of the Business Corporations Act (British Columbia).

396 completed a $47,000 private placement (the “396 Placement”) at a price of $0.40 per 396 common share. There were 117,500 396 common shares issued to an aggregate of 85 subscribers. The 396 Placement closed on June 15, 2021. 396 and Filament completed the transaction in accordance with the Amalgamation Agreement on June 22, 2021. 396 had 3,867,500 shares outstanding and received one (1) share of Filament for each one (1) common share of 396 held.

396 has no material assets or active business. The transaction was subject to, among other conditions, regulatory approval to list on the NEO Exchange, completion of the 396 Placement, Brokered Private Placement and Non-brokered Private Placement, and shareholder approval.

The 396 Transaction constitutes a reverse acquisition of Filament by 396 as the former shareholders of Filament own a majority of the issued and outstanding common shares of the resulting corporation. For accounting purposes, Filament is considered the accounting acquirer and 396 the accounting acquiree. The 396 Transaction has been accounted for in accordance with the guidance provided in IFRS 3, “Business Combinations”. As 396 did not meet the definition of a business under the guidance from IFRS 3, the 396 Transaction does not constitute a business combination and accordingly, the 396 Transaction has been accounted for in accordance with guidance provided in IFRS 2, “Share-Based Payment”. The net asset purchase price was determined as an equity settled share-based payment, under IFRS 2, at the fair value of the equity instruments issued by the Company, based on the market value of the Company’s common shares on the date of closing the 396 Transaction. The market value has been determined based on Level 2 inputs under IFRS 13 fair value hierarchy basis of $0.40 per share which is equivalent to the private placement financing that closed on June 18, 2021.

The transaction costs relating to the 396 Transaction plus the aggregate of the fair value of the consideration paid and the net assets acquired has been recognized as transaction costs, in the consolidated statement of loss and comprehensive loss. There are no costs pertaining to the former operations of 396 after the date of the 396 Transaction and there are no prior operating expenses of 396 Transaction included in these consolidated financial statements.

The allocation of the purchase price to the estimated fair value of 396’s assets are as follows:

Equity consideration (3,867,500 common shares)	$1,547,000
Total consideration	$1,547,000

Allocation (as of June 22, 2021)
Cash	132,714
Net identifiable assets acquired	$132,714

Transaction costs	$1,414,286

FILAMENT
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

7.      PROPERTY, PLANT AND EQUIPMENT

The following is a summary of activities for the year ended December 31, 2022:

	Lab Equipment	Computer Equipment	Furniture & Fixtures	Total
Cost or fair value, Incorporation Date (Jun 8, 2020) and December 31, 2020	$—	$—	$—	$—
Psilo Acquisition (Note 5)	480,978	3,140	538	484,656
Additions	126,450	4,026	—	130,476
Cost, December 31, 2021	$607,428	$7,166	$538	$615,132
Additions	23,628	—	8,528	32,156
Cost, December 31, 2022	$631,056	$7,166	$9,066	$647,288

Accumulated depreciation, Incorporation Date (Jun 8, 2020) and December 31, 2020	$—	$—	$—	$—
Depreciation expense	56,702	1,079	188	57,969
Accumulated depreciation, December 31, 2021	$56,702	$1,079	$188	$57,969
Depreciation expense	61,634	2,306	641	64,581
Accumulated depreciation, December 31, 2022	$118,336	$3,385	$829	$122,550

Net book value, December 31, 2021	$550,726	$6,087	$350	$557,163
Net book value, December 31, 2022	$512,720	$3,781	$8,236	$524,738

8.      RIGHT-OF-USE ASSETS AND LEASE OBLIGATION

On June 11, 2020, the Psilo entered into a three-year lease agreement for a 3,416 square feet office and production facility beginning on August 1, 2020 (the “Original Lease”). On the commencement of the Original Lease, the Company paid a security deposit of $27,633 and prepaid $142,919 of rent that was capitalized to the right-of-use asset.

On July 20, 2021, Psilo entered into a lease extension agreement to extend the lease for an additional three years, until July 31, 2026 (the “Lease Extension”). In accordance with the Lease Extension, the Company paid an additional security deposit of $18,910 for a total security deposit of $46,543. The right-of-use asset and lease obligation have revised as at August 1, 2021 to reflect this extension to remeasure the right-of-use asset and lease obligation.

As at December 31, 2022, the right-of-use (“RoU”) asset is calculated as follows:

Cost or fair value, Incorporation Date (Jun 8, 2020) and December 31, 2020	$—
Psilo Acquisition (Note 5)	347,214
Additions – lease extension	390,532
Cost, December 31, 2021 and December 31, 2022	$737,746

Accumulated depreciation, Incorporation Date (Jun 8, 2020) and December 31, 2020	$—
Depreciation expense	114,121
Accumulated depreciation, December 31, 2021	114,121
Depreciation expense	136,064
Accumulated depreciation, December 31, 2022	$250,185

Net book value, December 31, 2021	$623,625
Net book value, December 31, 2022	$487,561

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

8.      RIGHT-OF-USE ASSETS AND LEASE OBLIGATION (cont.)

The lease obligation was measured at the present value of the remaining lease payments, which is comprised of both lease and non-lease components, with a three-year lease term and discounted using the Company’s estimated incremental borrowing rate of 10% per annum. Upon execution of the Lease Extension on July 20, 2021, and effective August 1, 2021, the lease obligation was revised to reflect the increased lease term. As at December 31, 2022, the remaining lease term is approximately 3.58 years.

On June 11, 2020, the Company prepaid $142,919 of rent that was applied to the first year of the Original Lease and the Company began making lease payments on June 1, 2021. As at December 31, 2022, the lease obligation is calculated as follows:

Cost or fair value, Incorporation Date (Jun 8, 2020) and December 31, 2020	$—
Psilo Acquisition (Note 5)	311,567
Additions – lease extension	383,714
Lease payments	(95,807)
Accretion expense on lease payments	40,083
Balance, December 31, 2021	639,557
Lease payments	(164,241)
Accretion expense on lease payments	59,229
Balance, December 31, 2022	$534,545

Less: current portion	$(123,245)
Long-term lease obligation	$411,300

The following table represents a summary of the Company’s undiscounted contractual cash flows and present value of the lease obligation:

Maturity analysis	December 31, 2022
2023	$171,358
2024	181,321
2025	181,321
2026	105,771
Undiscounted lease obligation	639,771
Less: future interest charges	(105,226)
Discounted lease obligation	$534,545
Short-term lease obligation	$123,245
Long-term lease obligation	$411,300

9.      LICENSES AND GOODWILL

Licenses

As at December 31, 2022, the Company has a Health Canada issued Dealer’s License, which enables the Company to possess, produce, and transport psilocybin and other compounds found in natural, botanical fungus. During 2021 and subsequent to the acquisition of Psilo Scientific, the Company received an amendment to the Dealer’s License that further allows the research and supply of all controlled natural psychedelic substances, including N,N-dimethyltryptamine (DMT), mescaline, and other substances.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

9.      LICENSES AND GOODWILL (cont.)

As at December 31, 2022, the Company has recognized $460,000 (December 31, 2021 – $460,000) in licenses.

Goodwill

As at December 31, 2022, the Company has recognized $Nil (December 31, 2021 – $10,682,334) in goodwill pursuant to the acquisition of Psilo (Note 5).

Impairment of Licenses and Goodwill

Intangible assets (licenses) and goodwill are tested annually for impairment by comparing the carrying value of the CGU to the estimated recoverable amount, where the recoverable amount is the higher of the fair value less costs of disposal and value in use. The Company determined that all of the assets and liabilities acquired from the Psilo transaction, described in Note 5, represent one CGU. The recoverable amount for the CGU is determined using the discounted cash flow approach, which discounts the earnings projections derive from the business plans prepared by the Company. The projections reflect management’s expectations of revenue, profit margins, capital expenditures, working capital, and operating cash flows, which are based on past experience and future expectations of performance.

As at December 31, 2022, the Company completed its annual impairment test using the following key assumptions of its discounted cash flow analysis:

•        Management has prepared a 10-year period projection, rather than a common 5-year period projection, due to the nature of the industry and the longer-term cycle and time required to commercialize the Company’s portfolio of intellectual property, drug candidates, and products.

•        The present value of expected cash flows of each segment is determined by applying a suitable discount rate. The discount rate was derived based on the weighted average cost of capital for comparable entities in the psychedelic and pharmaceutical industry, based on market data. The discount rate reflects appropriate adjustments related to market risk and specific risk factors of the Company and has been determined to be 46.5%. A sensitivity analysis to increase or decrease the discount rate of 5% would result in an increase in impairment of $3,629,000 and a decrease in impairment of $5,756,000, respectively.

•        Terminal growth rate of 2.0% is determined due to the entrance of new products in the market and possible generic alternatives that may offset population growth. Management has considered a sensitivity analysis of a growth rate between of 1.0% and 3.0%, and would result in an increase in impairment of $208,000 and a decrease in impairment of $217,600, respectively.

•        The growth rates of project cash flows reflect management’s assessment of the expected market share and probability of success of each product line based on the current stage of approval for each of clinical trials, Filament partners, development status, and successful drug formulations.

•        The number of clinical trials is determined based on government provided data of the number of clinical trials in progress as at the date of the impairment assessment, which was further filtered using management judgement to determine the number of relevant psilocybin clinical trials in progress, expected to start, and the estimated number of successful trials that will progress to the next phase.

•        Clinical trial success rates have been determined through observation of historical trial success rates and market data for the estimated probability of clinical trials that will successfully complete each phase and potentially achieve commercial production.

•        Royalty rates used in the model are derived from market transactions in the psychedelics industry that have disclosed operating milestone revenues and royalty rates.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

9.      LICENSES AND GOODWILL (cont.)

•        The estimated market size for the psychedelic industry and the psilocybin market was based on the average of several sources, based on market data, that project the estimated market size by 2032.

•        The Company’s market share estimates have been determined through observation of the Company’s current proportions of psilocybin clinical trials compared to the total number clinical trials in progress and management’s projection for future market share based on available market data.

The current year impairment test had a higher discount, a lower number of clinical trials expected to be completed in future periods, and assessed that the completion of clinical trials would be based on a longer timeline. The Company has assessed that the CGU is impaired and has recognized impairment losses on goodwill in the amount of $10,682,334 (December 31, 2021 – $Nil). The Company has conducted an impairment assessment of its intangible license and concluded that its value is not impaired as of December 31, 2022. The assessment was completed on a replacement cost approach.

10.    LOAN RECEIVABLE

During the year ended December 31, 2021, the Company provided a loan in three payment installments for an aggregate of $89,153 to Filament Foundation, which is a charitable foundation that pursues initiatives that progress the psychedelics ecosystem by raising awareness for psychedelic related medical breakthroughs, rallying government oversight and amendments, and supporting companies in the psychedelic industry. Filament Foundation is directed by a board of four directors, of which the Company’s CEO is a member, and management has assessed that this entity is a related party. During the year ended December 31, 2022, the Company provided an additional loan for $38,701.

The loans are unsecured, non-interest bearing, and are due upon demand. As at December 31, 2022, the loan receivable balance is equal to $Nil (December 31, 2021 – $89,153) and the Company recognized a bad debt expense of $127,854 (December 31, 2021 – $Nil). Due to uncertainty regarding Filament Foundations ability to generate funds and repay the loan, the Company recognized a loss allowance equal to the lifetime expected credit losses of $127,854.

11.    CONVERTIBLE DEBENTURE

On July 13, 2022, the Company entered into a convertible debenture agreement 1,250 convertible debenture units (“CD Unit”) at a price of $1,000 per CD Unit for proceeds of $1,250,000 that matures on July 13, 2024. The CD Unit is convertible into common shares of the Company at a price of $0.15 per common share. Each CD Unit can be converted into 6,667 common shares and 6,667 warrants, with each warrant exercisable at a price of $0.30 per share for a period of three years from the date of issuance. The conversion feature can be exercised by the loan holder on or before July 13, 2024. If the Company is in default of payments pursuant to the agreement, any outstanding principal will accrue interest at a rate of 10% per annum, compounding monthly.

As a result of the transaction, the Company issued 8,333,333 warrants with a fair value of $395,000, with an exercise price of $0.30 that expire on July 13, 2025. The warrants were valued using the Black-Scholes Option Pricing model using the following assumptions: Risk free rate of 3.25%; Volatility of 100%; Stock Price of $0.11; Exercise price of $0.30; Dividend yield of NIL% and expected life of 3 years.

The loan’s embedded conversion feature was determined to meet the definition of a compound financial instrument and the Company has assigned a fair value to the debt and any residual amounts are recorded as equity. The fair value of the conversion feature was determined to be $381,944 and was recorded in contributed surplus on the statement of financial position. Accordingly, the fair value of the debt component was recognized at $868,056. The total transaction cost was allocated to the debt component and the equity component of the convertible debenture on a pro-rata basis of $274,306 and $120,694, accordingly.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

11.    CONVERTIBLE DEBENTURE (cont.)

The Company recognized a deferred income tax (“DIT”) recovery on the equity component of the convertible loan of $70,538 in the statement of loss and comprehensive loss. The deferred tax liability resulted from the bifurcation of the equity component from the liability component. As the Company had sufficient deferred tax assets to offset the deferred tax liability, the deferred tax liability was reduced to $Nil and recognized as a recovery. See Note 19 for additional details.

The borrowing amount of the convertible loan represents the debt element of the loan, without the conversion feature, recorded at its amortized cost as at December 31, 2022 using an effective interest rate of 20%.

The following table represents a summary of the Company’s debt and equity components of its convertible debenture:

December 31, 2022
Total proceeds received for convertible debenture	$1,250,000
Debt component	868,056
Equity component	381,944

Equity Component
Balance, December 31, 2020 and 2021	$—
Additions	381,944
Less: transaction costs	(120,694)
Less: DIT recovery	(70,538)
Balance, December 31, 2022	$190,712

Debt Component
Balance, December 31, 2020 and 2021	$—
Additions	868,056
Less: transaction costs	(274,306)
Add: accretion expense	125,440
Balance, December 31, 2022	$719,190

Convertible Debenture, Net book value, December 31, 2021	$—
Convertible Debenture, Net book value, December 31, 2022	$719,190

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

12.    RELATED PARTY TRANSACTIONS

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non-executive members of the Board of Directors and Chief Executive Officer, Chief Operating Officer, Chief Research Officer, and Chief Finance Officer. These transactions are incurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties unless otherwise stated. Remuneration attributed to key management personnel can be summarized as follows:

	Year ended December 31,
	2022	2021
Management
Wages and benefits
Benjamin Lightburn, CEO	$175,000	$175,168
Warren Duncan, CFO	150,000	150,000
Lisa Ranken, COO	106,500	28,831
Ryan Moss, VP Research and Development	110,000	84,230
Tom Kineshanko, Founding Advisor	—	175,168
Share-based compensation
Lisa Ranken, COO	41,129	224,158
Warren Duncan, CFO	183,891	88,526
Ryan Moss, VP Research and Development	82,258	448,316
Tom Kineshanko, Founding Advisor	—	585,414
Total management	$848,778	$1,959,811
Board of Directors
Share based compensation
Greg Mills, Chairman, Director	86,635	297,166
Maureen O’Connell, AC Chair, Director	144,389	174,888
Chris Wagner, Director	144,389	174,888
Jonathan Conlin, Director	129,950	157,398
	$1,354,141	$2,764,151

During the year ended December 31, 2022, the Company incurred $279,155 (December 31, 2021 – $648,063) in legal and professional fees to Fasken Martineau DuMoulin LLP, a law firm, where one of the Company’s directors is a partner and acts as counsel to Filament.

Accounts payable and accrued liabilities at December 31, 2022, includes $41,322 (December 31, 2021 – $28,784) owed to related parties. As at December 31, 2022, the Company has a loan payable to the CEO of the Company in the amount of $Nil (December 31, 2021 – $280,552), which is unsecured, due on demand, and non-interest bearing. During the year ended December 31, 2022, the loan was repaid.

During the year ended December 31, 2022, the Company incurred $Nil (December 31, 2021 – $Nil) in post employment, termination benefits, or long-term benefits paid to key management. See Note 18 for additional details.

During the year ended December 31, 2022, the Company issued a loan to Filament Foundation, which has been determined to be a related party as the Company’s CEO is a member of the Board. See Note 10 for additional details.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

13.    CAPITAL STOCK AND RESERVES

a)      Authorized share capital

The Company has unlimited authorized common shares with no par value.

b)      Issued share capital

For the year ended December 31, 2022:

On August 23, 2022, the company issued a total of 206,100 common shares with a fair value of $57,090 pursuant to the terms of an agreement with a service provider.

On July 13, 2022, the Company completed a private placement for the offering of 9,616,000 units at a price of $0.13 per unit for gross proceeds of $1,250,080. Each unit is comprised of one common share and one common share purchase warrant exercisable at a price of $0.30 for a period of 36 months from the date of issuance. The fair value of warrants issued in a unit were valued using the residual value method and have a value of $0.03 per warrant for a total fair value of $288,480, which was deducted from share capital and recognized in contributed surplus.

On January 28, 2022, the Company issued a total of 99,844 common shares with a fair value of $18,971 to a service provider in exchange for the reduction of an accumulative $39,939 in debts owing. The Company recognized a gain on the settlement of debt in the amount of $20,968, which is recorded in the statement of loss and comprehensive loss.

During the year ended December 31, 2022, pursuant to the exercise of stock options, the Company issued 270,000 common shares for proceeds of $100,000. The fair value of stock options of $26,016 was transferred from contributed surplus to share capital on the stock options exercised.

For the year ended December 31, 2021:

On June 22, 2021, the Company issued 3,867,500 common shares for the 396 Transaction (Note 6).

On June 18, 2021, Filament completed a $5,000,000 private placement financing (the “June Placement”) whereby a total of 12,500,000 common shares were issued from the treasury of the Company.

The June Placement consisted of a brokered private placement (the “Brokered June Placement”) with gross proceeds of $1,842,000 at a price of $0.40 per subscription receipt (a “Subscription Receipt”) and a non-brokered private placement (the “Non-Brokered June Placement”) for gross proceeds of $3,158,000 at a price of $0.40 per unit (a “Unit”). Each Subscription Receipt was converted into one Unit upon satisfaction of certain escrow release conditions and each Unit consists of one common share and one-half of one common share purchase warrant (each, a “June Warrant”). Each June Warrant is exercisable to acquire one common share of the Company for a period of 24 months at an exercise price of $0.60.

In connection with the closing of the June Placement, the Company issued 250,200 financing warrants to the agents. Each financing warrant is exercisable to acquire one common share of the Company for a period of 24 months at an exercise price of $0.40 and has a fair value of $52,331. The Company also incurred $424,436 in share issuance costs including $100,800 brokers cash commission, $298,340 in counsel-related fees and $25,296 net other costs.

On April 7, 2021, the Company issued 1,800,000 common shares upon the exercise of options outstanding in exchange for gross proceeds of $180. The Company transferred the fair value of the stock options of $540,000 from contributed surplus to share capital. On March 8, 2021, the Company issued 37,156,469 common shares pursuant to the Psilo Transaction (Note 5).

On March 8, 2021, the Company issued 84,165 common shares to three service providers in exchange for the reduction of an accumulative $25,450 in debts owing, at a deemed price of $0.30 per share.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

13.    CAPITAL STOCK AND RESERVES (cont.)

On March 2, 2021, the Company completed a $4,997,698 non-brokered private placement financing (the “March Placement”) at an issue price of $0.30 per share whereby 16,658,992 common shares were issued from the treasury of the Company.

In connection with the closing of the March Placement, the Company issued 757,826 financing warrants to the agents. Each financing warrant is exercisable to acquire one common share of the Company for a period of 36 months at an exercise price of $0.30 and has a fair value of $140,925. Of the financing warrants issued, 16,666 were forfeited and the fair value of $3,099 was transferred from contributed surplus to retained earnings (deficit). The Company also incurred $53,998 in share issuance costs.

c)      Employee Stock Option Plan

The Company has adopted a stock option plan (the “Plan”) for its directors, officers, employees, and consultants to acquire common shares of the Company. The maximum number of common shares issuable under the Plan cannot exceed 15% of the issued and outstanding common shares of the Company as at the date of grant. Stock option transactions and the number of stock options outstanding are summarized as follows:

	December 31, 2022		December 31, 2021
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding, beginning of year	17,911,638	$0.29	3,344,000	$0.05
Issued	5,149,999	$0.32	18,608,638	$0.31
Exercised	(270,000)	$0.37	(1,800,000)	$0.0001
Cancelled/forfeited	(2,186,974)	$0.30	(2,241,000)	$0.30
Expired	(3,833,332)	$0.30	—	$—
Outstanding, end of year	16,771,331	$0.30	17,911,638	$0.29

The following table summarizes the stock options outstanding and exercisable as at December 31, 2022:

Expiry Date	Weighted Average Remaining Contractual Life in Years	Exercise Price	Outstanding	Exercisable
April 23, 2023	0.31	$0.30	3,333,332	3,333,332
January 31, 2024	1.08	$0.30	500,000	500,000
December 31, 2024	2.00	$0.30	166,667	166,667
April 6, 2026	3.27	$0.30	100,000	37,500
April 13, 2026	3.28	$0.30	2,500,000	1,249,938
April 15, 2026	3.29	$0.30	200,000	75,000
April 16, 2026	3.29	$0.30	1,666,666	933,291
April 22, 2026	3.31	$0.30	3,266,666	1,433,291
June 22, 2026	3.48	$0.40	1,325,000	496,875
September 16, 2026	3.71	$0.40	800,000	250,000
January 31, 2027	4.09	$0.40	1,150,000	25,000
December 22, 2030	7.98	$0.05	1,433,000	716,500
March 2, 2031	8.17	$0.30	330,000	247,500
	3.21	$0.30	16,771,331	9,464,894

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

13.    CAPITAL STOCK AND RESERVES (cont.)

For the year ended December 31, 2022, the Company incurred $1,095,376 (December 31, 2021 – $2,753,686) in share-based compensation expenses. Of the total share-based compensation issued, $307,278 (December 31, 2021 – $1,346,414) was issued to key management whose fees are included in wages and benefits, $505,363 (December 31, 2021 – $804,340) was issued to the Board of Directors whose fees are included in professional and consulting fees, and $282,735 (December 31, 2021 – $602,932) was issued to consultants of the company whose fees are included in professional and consulting fees.

The weighted average share price on the date stock options were exercised was $0.15 (December 31, 2021 – $0.30).

The Company applies the fair value method using the Black-Scholes option pricing model in accounting for its stock options granted. The fair value of stock options issued was calculated using the following weighted average assumptions:

	December 31, 2022	December 31, 2021
Risk-free interest rate	2.88%	0.50%
Expected option life in years	1 to 5 years	1 to 10 years
Expected share price volatility*	100%	100%
Expected forfeiture rate	Nil	Nil
Expected dividend yield	Nil	Nil

____________

*        The share price volatility was determined based on management’s professional judgement and comparison to comparable entities’ historical volatility in share price.

d)      Warrants

Warrant transactions and the number of warrants outstanding are summarized as follows:

	December 31, 2022		December 31, 2021
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Outstanding, beginning of year	8,250,000	$0.55	—	$—
Issued	17,949,333	$0.30	8,250,000	$0.55
Outstanding, end of year	26,199,333	$0.38	8,250,000	$0.55

The following table summarizes the warrants outstanding and exercisable as at December 31, 2022:

Expiry Date	Weighted Average Remaining Contractual Life in Years	Exercise Price	Outstanding	Exercisable
June 21, 2023	0.47	$0.60	6,250,000	6,250,000
June 22, 2024	1.48	$0.40	2,000,000	—
July 30, 2025	2.58	$0.30	17,949,333	17,949,333
	1.99	$0.38	26,199,333	24,199,333

The fair value of the 17,949,333 warrants issued on July 30, 2022 were valued using the residual value method for warrants issued in a unit and were determined to have a fair value of $0.03 per warrant for a total value of $288,480. The fair value of warrants were deducted from share capital and recorded in contributed surplus.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

13.    CAPITAL STOCK AND RESERVES (cont.)

The fair value of warrants issued individually were calculated using the following weighted average assumptions:

	December 31, 2022	December 31, 2021
Risk-free interest rate	3.25%	0.50%
Expected option life in years	3 years	3 years
Expected share price volatility*	100%	100%
Expected forfeiture rate	Nil	Nil
Expected dividend yield	Nil	Nil

____________

*        The share price volatility was determined based on management’s professional judgement and comparison to comparable entities’ historical volatility in share price.

e)      Financing Warrants

Financing warrant transactions and the number of warrants outstanding are summarized as follows:

	December 31, 2022		December 31, 2021
	Number of Financing Warrants	Weighted Average Exercise Price	Number of Financing Warrants	Weighted Average Exercise Price
Outstanding, beginning of year	991,360	$0.33	—	$—
Issued	—	$—	1,008,026	$0.32
Cancelled/forfeited	—	$—	(16,666)	$0.30
Outstanding, end of year	991,360	$0.33	991,360	$0.33

The following summarizes the financing warrants outstanding and exercisable as at December 31, 2022:

Expiry Date	Weighted Average Remaining Contractual Life in Years	Exercise Price	Outstanding	Exercisable
June 21, 2023	0.47	$0.30	741,160	741,160
June 22, 2023	0.47	$0.40	250,200	250,200
	0.47	$0.33	991,360	991,360

The fair value of financing warrants issued was calculated using the following weighted average assumptions:

	December 31, 2022	December 31, 2021
Risk-free interest rate	—	0.50%
Expected option life in years	—	2 to 3 years
Expected share price volatility*	—	100%
Expected forfeiture rate	—	—
Expected dividend yield	—	Nil

____________

*        The share price volatility was determined based on management’s professional judgement and comparison to comparable entities’ historical volatility in share price.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

13.    CAPITAL STOCK AND RESERVES (cont.)

f)      Restricted Stock Units

On January 27, 2022, the Company issued 125,400 RSUs, under which the holder has the right to receive an aggregate of 125,400 shares of the Company. These RSUs were fully vested at the time of issuance. The fair value of the RSUs is equal to $18,810, which has been fully recognized.

On January 27, 2022, the Company issued a total of 100,600 RSUs to consultants, under which the holders have the right to receive an aggregate of 100,600 shares of the Company. These RSUs vest on June 30, 2022. The fair value of RSUs is equal to $7,649, which has been fully recognized.

On August 23, 2022, the Company issued a total of 950,000 RSUs to consultants, under which the holders have the right to receive an aggregate of 950,000 shares of the Company. These RSUs vest 25% on September 1, 2023 and 6.25% every three months thereafter. The fair value of RSUs is equal to $15,325 and the Company has recognized $3,132 based on the vesting in the current year.

On December 31, 2022, the Company issued 1,393,300 RSUs, under which the holder has the right to receive an aggregate of 1,393,300 shares of the Company. These restricted share units vest on October 12, 2023. The fair value of RSUs is equal to $104,703 and the Company has recognized $Nil based on the vesting in the current year.

On December 31, 2022, the Company issued 71,200 RSUs to a consultant, under which the holder has the right to receive an aggregate of 71,200 shares of the Company. These RSUs vest on June 30, 2023. The fair value of RSUs is equal to $2,883 and the Company has recognized $Nil based on the vesting in the current year.

14.    SUPPLEMENTAL CASH FLOW INFORMATION

	December 31, 2022	December 31, 2021
Interest paid	$—	$—
Income tax paid	$—	$—
Non-cash financing and investing activities
Equity portion of convertible debenture	$381,944	$—
Fair value of expired options transferred to deficit	$—	$3,099
Fair value of financing warrants issued for private placements	$—	$193,256
Fair value of shares issued to settle debt and for services	$76,061	$—
Fair value of shares issued for 396 transaction	$—	$1,547,000
Fair value of shares issued for Psilo acquisition	$—	$11,146,941
Fair value of stock options exercised	$—	$540,000
Fair value transferred on stock options exercised	$26,016	$—
Fair value of warrants issued for convertible debenture	$395,000	$—
Fair value of warrants issued in private placement units	$288,480	$—
Loan payable assumed by Filament	$—	$280,552
Right-of-use assets capitalized	$—	$737,746

FILAMENT
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

15.    OPERATING SEGMENTS

As at December 31, 2022 and December 31, 2021, the Company is operating its business in one reportable segment: the execution of milestones in accordance with licensing agreements signed with licensing partners in Canada. All non-current assets are located in Canada. During the year ended December 31, 2022, the Company had revenues of $364,500 (December 31, 2021 – $Nil) in Canada. Major customers are defined as customers that each individually account for greater than 10% of the Company’s revenues. For the year ended December 31, 2022 and year ended December 31, 2021, the following revenue was recorded from major customers comprising 82% (2021 – Nil%) of gross revenues:

	For the year ended December 31,
	2022	2021
Customer A	$225,000	$—
Customer B	$72,500	$—

16.    FINANCIAL INSTRUMENTS

Fair value

Financial instruments recorded at fair value on the statement of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1 —	Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 —	Inputs other than quoted prices that are observable for the asset or liability either directly (i.e.: as prices) or indirectly (i.e.: derived from prices); and
Level 3 —	Valuation techniques using inputs that are not based on observable market data.

The fair value of cash and cash equivalents are measured using Level 1 inputs. The Company determined that the carrying values of its other short-term financial assets and liabilities approximate the corresponding fair values because of the relatively short periods to maturity and limited credit risk. The fair value of the Company’s convertible debenture and lease obligation are recognized at their present value and have been discounted over their terms using the Company’s incremental borrowing rate upon recognition.

There were no transfers between the levels of the fair value hierarchy during the year.

As of December 31, 2022	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$2,846,740	—	—	$2,846,740
As of December 31, 2021	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$4,629,065	—	—	$4,629,065

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

16.    FINANCIAL INSTRUMENTS (cont.)

Financial risk factors

The Company’s risk exposures and impact on the Company’s financial statements are summarized below:

Credit risk

Credit risk is the risk of financial loss to the Company if a counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s cash and trade receivables. The carrying amount of these financial assets represent the maximum credit exposure. Filament holds cash at a major Canadian financial institution, and management believes the exposure to credit risk with respect to these institutions is not significant.

Liquidity risk

Liquidity risk is the risk that the Company will be unable to meet its financial obligations as they fall due. The Company’s objective to managing liquidity risk is to ensure that it has sufficient liquidity available to meet its liabilities when due. The accounts payable are typically due in 30 days, which are settled using cash. As at December 31, 2022, the Company has a working capital of $2,755,619.

At present, the Company’s operations do not generate positive cash flow. The Company’s primary source of funding has been the issuance of equity securities. Despite previous success in acquiring financing, there is no guarantee of obtaining future financings.

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign currency rates. As at December 31, 2022, the Company had US $Nil held at a major financial institution. The Company does not use any techniques to mitigate currency risk.

17.    CAPITAL MANAGEMENT

The Company manages its capital structure and makes adjustments based on the funds available to the Company. The Company’s objectives when managing its capital are to safeguard the Company’s ability to continue as a going concern in order to support ongoing initiatives, to provide sufficient working capital to meet its ongoing obligations and to pursue potential acquisitions.

The Company is largely dependent upon external financings to fund its operations. In order to carry out any planned business transaction, and to continue to support the general administrative activities, the Company will spend its existing working capital and raise additional funds as needed.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company’s approach to capital management during the period ended December 31, 2022.

The Company is not subject to externally imposed capital requirements. The Company has not paid or declared any dividends since the date of incorporation, nor are any contemplated in the foreseeable future.

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

18.    COMMITMENTS

The Company had entered into agreements with officers that include termination and change of control clauses. In the case of termination and change of control, the officers are entitled to certain amounts payable.

As at December 31, 2022, the Company had two of these types of agreements with officers of the Company that totaled annual base fees of $325,000. In the case of termination, the officers are entitled to an amount equal to $291,906 and a bonus payment based on the average of historical bonus payments made over the last two years. In the case of a change of control, the officers are entitled to an amount equal to $373,156 and a bonus payment based on the average of historical bonus payments over the last two years. In the case of either termination or change of control, any unvested stock options issued to the officers will vest and become exercisable.

19.    DEFERRED INCOME TAXES

Income tax expense differs from the amount that would result from applying Canadian federal and provincial income tax rates to earnings before income taxes. A reconciliation of income taxes at statutory rates with reported taxes is as follows:

	December 31, 2022	December 31, 2021
Income (loss) before income taxes	$(16,537,003)	$(9,291,355)
Statutory income tax rate	27%	27%
Income tax benefit computed at statutory tax rate	(4,464,991)	(2,508,666)

Permanent and other differences	3,228,623	1,172,371
Capital and other items	227,325
Unrecognized benefit of deferred income tax assets	938,505	1,298,547

Income tax expense (recovery)	$(70,538)	$(37,748)

Deferred income taxes reflect the net tax effects of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s unrecognized temporary differences at December 31, 2022 and 2021 are presented below:

	December 31, 2022	December 31, 2021
Convertible loan	$(143,000)	$—
Equipment	(81,000)	(97,000)
Lease liability	144,000	173,000
Licenses	(124,000)	—
Right-of-use asset	(130,000)	(167,000)
Non-capital tax loss carry forward	2,648,000	1,446,000
Share issue costs	78,000	103,000
	2,392,000	1,458,000

Unrecognized temporary differences	(2,392,000)	(1,458,000)

Net temporary differences	$—	$—

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

19.    DEFERRED INCOME TAXES (cont.)

As at December 31, 2022, the Company has Canadian non-capital loss carry forwards of $2,648,000 (December 31, 2021 – $1,446,000) that may be available for tax purposes. The Company’s non-capital losses expire as follows:

Expiry Date
2040	$29,000
2041	1,417,000
2042	1,202,000
$2,648,000

20.    RECLASSIFICATION OF PRIOR YEAR COMPARATIVES

Certain comparative period balances have been reclassified to conform with current year classification. The restatement was a result of the change in accounting treatment for the investment in the joint venture for Magdalena Biosciences Inc. Previously, the Company consolidated the financial results of the entity on a pro-rata basis of the percentage of common shares of Magdalena held by Filament Health, equal to 40% of the Company. After reviewing the accounting standards, it was determined that Filament held significant influence and joint control as opposed to control of the entity based on interpretation of the standard. The journal entries recognized for the purposes of the restatement are summarized into three components:

1.      Reversal of the consolidated results of Magdalena Biosciences Inc.

•        CR Cash — $335,728

•        CR Loan Receivable — $1,014,975

•        CR Intangible Asset — $2,706,600

•        DR Non-controlling interest — $4,059,900

•        DR Accounts Payable and Accrued Liabilities — $101,260

•        CR Exchange difference on translating foreign operations — $54

•        CR General and Administrative — $255

•        CR Professional and consulting fees — $99,809

•        CR Research and development $3,739

2.      Recognition of investment in Magdalena Biosciences Inc.

•        DR Investment in Joint Venture — $2,661,601

•        CR Deferred Revenue — $2,661,601

3.      Recognition of Filament’s share of financial results of Magdalena Biosciences Inc.

•        DR Filaments share of Magdalena loss — $41,543

•        CR Investment in Joint Venture — $41,543

FILAMENT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2022
(Expressed in Canadian Dollars)

21.    SUBSEQUENT EVENTS

On January 9, 2023, the Company entered a transaction to form a joint venture to create Magdalena Biosciences Inc. (“Magdalena”), a development company specializing in novel, natural prescription medicines derived from plants for mental health indications, with Jaguar Health Inc. (“Jaguar”) and One Small Plant Capital LLC (“One Small Plant”). Magdalena will leverage the asset portfolio of both Jaguar and Filament to develop a potential plant-based alternative drug for adult ADHD that is safe and efficacious. Jaguar has a library of 2,300 highly characterized plants and 3,500 plant extracts from firsthand ethnobotanical investigations whereby an exclusive license is provided to Magdalena. Similarly, Filament has provided Magdalena with its license for use of its proprietary drug candidates and will provide its expertise, technologies, and license facility to identify and standardize a new botanical drug to address indications such as ADHD. Initial funding of US $1,000,000 will be provided by One Small Plant.

The joint venture was formed with Filament owning 40%, Jaguar owning 40%, and One Small Plant owning 20% of the newly created entity. No cash consideration was paid upon incorporation of the entity by the Company.

On May 19, 2023, the Company signed option termination agreements with employees, directors, and consultants of the Company for the forfeiture of 500,000 stock options with an exercise price of $0.30 and 2,700,000 stock options with an exercise price of $0.40. Additionally, the Company signed future option termination agreements whereby 6,333,332 stock options with an exercise price of $0.30 and 575,000 stock options with an exercise price of $0.40 can be terminated at any future date at the discretion of the Board of Directors.

On May 19, 2023, the Company issued 5,075,000 stock options to purchase shares of the Company to employees and management. The options have an exercise price of $0.10 and an expiry date of March 31, 2033. The options vest over four years, with 25% vesting on March 31, 2023 and 6.25% every three months thereafter.

On May 19, 2023, the Company issued 4,833,332 stock options to purchase shares of the Company to directors. The options have an exercise price of $0.10 and an expiry date of March 31, 2033. The options vest over four years, with 50% vesting upon grant, 4.17% vesting on June 30, 2023, and 4.17% vesting every three months thereafter. Upon a change of control event, all unvested options shall immediately vest.

On May 19, 2023, the Company issued 300,000 stock options to purchase shares of the Company to an advisor. The options have an exercise price of $0.10 and an expiry date of March 31, 2033. The options vest over three years, with 33.33% vesting on March 31, 2024 and 8.33% vesting every three months thereafter.

On May 19, 2023, the Company issued 910,000 RSUs to officers of the Company, under which the holders have the right to receive an aggregate of 910,000 shares of the Company. These RSUs were fully vested at the time of issuance.

On May 19, 2023, the Company issued 1,010,000 RSUs to officers and employees of the Company, under which the holders have the right to receive an aggregate of 1,010,000 shares of the Company. These RSUs vest over three and a half years, with 25% vesting on December 31, 2024 and 6.25% every three months thereafter.

On May 19, 2023, the Company issued 1,089,643 RSUs to a consultant, under which the holder has the right to receive an aggregate of 1,089,643 shares of the Company. These RSUs vest on October 31, 2023.

On May 19, 2023, the Company issued 144,700 RSUs to a consultant, under which the holder has the right to receive an aggregate of 144,700 shares of the Company. These RSUs vest on June 30, 2023.

On May 19, 2023, the Company issued 300,000 RSUs to a consultant, under which the holder has the right to receive an aggregate of 300,000 shares of the Company. These RSUs vest 33.33% upon grant and 8.33% every three months thereafter.

Subsequent to the year ended December 31, 2022, 2,666,666 stock options with an exercise price of $0.30 were forfeited and 1,666,666 stock options with an exercise price of $0.30 expired unexercised.

FILAMENT HEALTH CORP.
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited — Expressed in Canadian dollars)

	Notes	June 30, 2023	December 31, 2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$1,161,659	$2,846,740
Receivables		231,107	211,557
Prepayments		8,406	114,167
		1,401,172	3,172,464
Deposits		91,431	95,894
Investment in joint venture	5	1,471,600	—
Property, plant, and equipment	6	507,979	524,738
Right-of-use asset	7	419,529	487,561
Licenses and intellectual property	8	460,000	460,000
Total assets		$4,351,711	$4,740,657

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	11	$374,426	$293,600
Lease obligation	7	138,256	123,245
		512,682	416,845
Convertible debenture	10	851,967	719,190
Deferred revenue	5	1,578,961	—
Long-term lease obligation	7	339,728	411,300
Total liabilities		3,283,338	1,547,335

SHAREHOLDER’S EQUITY
Share capital	12	24,672,263	24,672,263
Contributed surplus	12	2,880,628	4,349,504
Deficit		(26,484,518)	(25,828,445)
		1,068,373	3,193,322
Total liabilities and shareholders’ equity		$4,351,711	$4,740,657
Nature of operations and going concern (Note 1)
Commitments (Note 17)
Subsequent events (Note 19)
Approved and authorized by the Board of Directors:
“Benjamin Lightburn”	“Jonathan Conlin”
Chief Executive Officer and Director	Director

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

FILAMENT HEALTH CORP.
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
(Unaudited — Expressed in Canadian dollars)

	Notes	Three months ended June 30, 2023	Three months ended June 30, 2022	Six months ended June 30, 2023	Six months ended June 30, 2022
			(Note 18)		(Note 18)
LICENSING REVENUE		$62,500	$162,500	$62,500	$162,500

EXPENSES
Depreciation	6, 7	51,380	49,993	102,000	99,986
General and administrative		52,902	(434)	103,239	32,658
Insurance		60,023	132,813	133,831	267,939
Interest and accretion	7, 10	79,183	13,829	158,336	28,462
Professional and consulting fees	11, 12	510,273	461,058	789,161	931,177
Research and development		156,657	167,089	326,210	335,908
Sales and marketing		69,113	229,213	125,829	462,544
Transfer agent and filing fees		65,692	122,486	125,086	216,280
Travel		21,513	35,951	49,899	47,044
Wages and benefits	11, 12	463,533	406,278	855,802	824,323
		(1,530,269)	(1,618,276)	(2,769,393)	(3,246,321)
Net loss before other items		(1,467,769)	(1,455,776)	(2,706,893)	(3,083,821)

OTHER ITEMS
Filament share of Magdalena loss	5	(65,818)	—	(107,361)	—
Gain on settlement of debt	12	—	—	—	20,968
Other income (expenses)		10,439	(12,500)	37,138	—
Total other items		(55,379)	(12,500)	(70,223)	20,968

Net and comprehensive loss for the period		$(1,523,148)	$(1,468,276)	$(2,777,116)	$(3,062,853)

Loss per share attributable to shareholders – basic and diluted		$(0.01)	$(0.01)	$(0.02)	$(0.02)

Weighted average number of common shares outstanding – basic and diluted		174,948,813	165,126,713	174,948,813	165,009,116

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

FILAMENT HEALTH CORP.
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited — Expressed in Canadian Dollars)

	Six months ended June 30,
	2023	2022
		(Note 18)
CASH PROVIDED BY (USED IN):
OPERATING ACTIVITIES
Net and comprehensive loss for the period	$(2,777,116)	$(3,062,853)
Items not involving cash:
Depreciation	102,000	99,986
Gain on settlement of debt	—	(20,968)
Interest and accretion	158,336	30,922
Share-based compensation	559,251	696,875
Changes in non-cash working capital items:
Receivables	(19,550)	(52,397)
Prepayments and deposits	110,224	278,661
Accounts payable and accrued liabilities	173,743	119,471
	1,693,112	(1,910,303)
INVESTING ACTIVITIES
Filament share of Magdalena profit and loss	107,361
Purchase of property and equipment	(17,209)	—
Purchase of property and equipment, net of Psilo PPE acquisition	—	(15,805)
	90,152	(15,805)
FINANCING ACTIVITIES
Lease payments	(82,121)	(82,121)
Loan receivable	—	(20,000)
Shares issued for cash	—	100,000
Share subscriptions received		300,100
	(82,121)	297,979
CHANGE IN CASH DURING THE PERIOD	(1,685,081)	(1,628,129)
CASH, BEGINNING OF PERIOD	2,846,740	4,629,065
CASH, END OF PERIOD	$1,161,659	$3,000,936

Cash and cash equivalents are comprised of:
Cash	$161,659	$3,000,936
GICs	1,000,000	—
	$1,161,659	$3,000,936
SUPPLEMENTAL CASH FLOW INFORMATION (Note 13)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

FILAMENT HEALTH CORP.
CONDENSED INTERIM CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
(Unaudited — Expressed in Canadian Dollars)

	Number of Shares	Amount	Subscriptions Receivable	Contributed Surplus	Deficit	Total
Balance, December 31, 2021	164,756,869	$23,508,586	$—	$2,405,952	$(9,361,980)	$16,552,558
Shares issued for debt settlement	99,844	18,971	—	—	—	18,971
Exercise of stock options	270,000	126,016	—	(26,016)	—	100,000
Share-based compensation	—	—	—	696,875	—	696,875
Share subscriptions received	—	—	300,100	—	—	300,100
Net and comprehensive loss	—	—	—	—	(3,062,853)	(3,062,853)
Balance, June 30, 2022	165,126,713	$23,653,573	$300,100	$3,076,811	$(12,424,833)	$14,605,551

Balance, December 31, 2022	174,948,813	$24,672,263	$—	$4,349,504	$(25,828,445)	$3,193,322
Share-based compensation	—	—	—	559,251	—	559,251
Vesting of RSUs issued for debt settlement	—	—	—	92,916	—	92,916
Forfeiture of stock options	—	—	—	(2,121,043)	2,121,043	—
Net and comprehensive loss	—	—	—	—	(2,777,116)	(2,777,116)
Balance, June 30, 2023	174,948,813	$24,672,263	$—	$2,880,628	$(26,484,518)	$1,068,373

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

FILAMENT HEALTH CORP.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended June 30, 2023
(Unaudited — Expressed in Canadian Dollars)

1.      NATURE OF OPERATIONS AND GOING CONCERN

Filament Health Corp. (“Filament” or the “Company”) was incorporated pursuant to the provisions of the Business Corporations Act (British Columbia) on June 8, 2020. The Company is a public company with its registered and records office at the address of 210 – 4475 Wayburne Drive, Burnaby, British Columbia, V5G 4X4. The Company’s common shares are listed for trading on the NEO Exchange (“NEO”) under the symbol “NEO:FH”, the OTCQB Exchange under the symbol “OTCQB:FLHLF” and the Frankfurt Exchange under the symbol “FSE:7QS”.

Filament Health is a clinical-stage natural psychedelic drug development company. We believe that safe, standardized, naturally-derived psychedelic medicines can improve the lives of many, and our mission is to see them in the hands of everyone who needs them as soon as possible. Filament’s proprietary intellectual property enables the discovery, development, and delivery of natural psychedelic medicines for clinical development.

Going Concern

These condensed interim consolidated financial statements have been prepared with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business and continue operating as a going concern. The condensed interim consolidated financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations.

Although these condensed interim consolidated financial statements have been prepared on a going concern basis, there are material uncertainties regarding the Company’s ability to execute its business plan and continue in the normal course of operations which may be dependent upon its ability to obtain additional financing. There are no assurances that the Company will be successful. As at June 30, 2023, the Company has not yet achieved profitable operations, has negative cash flows from operations, and has an accumulated deficit of $26,484,518. These material uncertainties cast significant doubt on the Company’s ability to continue as a going concern and ultimately on the appropriateness of the use of the accounting principles applicable to a going concern. These condensed interim consolidated financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations.

2.      BASIS OF PRESENTATION

a.      Statement of compliance

The Company’s condensed interim consolidated financial statements, including comparatives, have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), Interpretations Issued by the International Financial Reporting Interpretations Committee (“IFRIC”), and in accordance with International Account Standard (“IAS”) 34, Interim Financial Reporting.

The condensed interim consolidated financial statements were authorized for issue by the Audit Committee and approved and authorized for issue by the Board of Directors on August 14, 2023.

b.      Basis of measurement

The condensed interim consolidated financial statements have been prepared on a historical cost basis, except for certain financial instruments that have been measured at fair value through profit and loss which are stated at their fair value. In addition, these condensed interim consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information. These condensed interim consolidated financial statements are presented in Canadian dollars, which is the functional currency of the Company and its subsidiaries.

FILAMENT HEALTH CORP.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended June 30, 2023
(Unaudited — Expressed in Canadian Dollars)

2.      BASIS OF PRESENTATION (cont.)

c.      Basis of consolidation

These condensed interim consolidated financial statements include the accounts of the Company and its wholly owned subsidiary at the end of the reporting period:

	Incorporated	Nature	Ownership June 30, 2023	Ownership December 31, 2022
Psilo Scientific Ltd.	British Columbia	Research and development	100%	100%

The results of the wholly owned subsidiary will continue to be included in the condensed interim consolidated financial statements of the Company until the date that the Company’s control over the subsidiary ceases. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity to obtain benefits from its activities. Intercompany balances and transactions, including unrealized income and expenses arising from intercompany transactions, are eliminated on consolidation.

3.      SIGNIFICANT ACCOUNTING STANDARDS AND POLICIES

The preparation of financial data is based on accounting principles and practices consistent with those used in the preparation of the audited financial statements for the year ended December 31, 2022. The accompanying unaudited condensed interim financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2022.

During the six months ended June 30, 2023, the Company added to its significant accounting policies compared to those disclosed in the audited financial statements for the year ended December 31, 2022 as follows:

Equity accounted investments

Equity accounted investments are those entities in which the Company has significant influence but does not have control over the financial and operating policies of the investees. Significant influence is presumed to exist when the Company holds between 20 percent and 50 percent of the voting power of another entity. Joint arrangement entities are those over which the Company has joint control, established by contractual agreement and requiring unanimous consent for strategic, financial, and operating decisions. Joint ventures are joint arrangements whereby the parties have joint control of the arrangement and have rights to the net assets of the arrangement.

Investments in associates and joint ventures are accounted for by the equity method, whereby the original cost of the investment is adjusted for the Company’s share of earnings or losses less dividends since significant influence was acquired. When net accumulated losses from an equity accounted investment exceed its carrying amount, the investment balance is reduced to $NIL and additional losses are not provided for unless the Company is committed to provide other financial support to the investee. The Company resumes accounting for its portion of income (loss) of the investment when the entity subsequently reports net income and the Company’s share of that net income exceeds the share of net losses not recognized during the period the equity method was suspended.

Profits or losses resulting from transactions between the Company and its associates are eliminated to the extent of the interest in the associate. The Company determines at each reporting date whether there is objective evidence that the investments in associates are impaired. The financial statements of associates are prepared for the same reporting period as the Company. Where necessary, adjustments are made to bring the accounting policies of associates in line with those of the Company.

FILAMENT HEALTH CORP.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended June 30, 2023
(Unaudited — Expressed in Canadian Dollars)

3.      SIGNIFICANT ACCOUNTING STANDARDS AND POLICIES (cont.)

On June 30, 2023, the Company accounts for the following entities using the equity method as the Company does not have control over these entities:

	Incorporated	Nature	Ownership June 30, 2023	Ownership December 31, 2022
Magdalena Biosciences Inc.	British Columbia	Research and development	40%	—

4.      CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of these condensed interim consolidated financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the reported amounts of assets, liabilities, and other financial figures. Estimates are based on management’s experience, professional judgement, and other factors. Actual results may differ from those estimates which could result in a material adjustment to the carrying amounts of assets and liabilities.

Critical accounting estimates and judgements

Critical accounting estimates

Estimated useful lives and depreciation of property, plant, and equipment

Depreciation of property and equipment is dependent upon estimates of useful lives, which are determined through the exercise of professional judgment by management. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that consider factors such as economic and market conditions and the useful lives of assets.

Impairment of license and goodwill

The determination of whether facts and circumstances suggest that the carrying amount of intangible assets and goodwill may exceed their recoverable amount is an area of significant estimate. Determining if there are any facts and circumstances indicating impairment loss or reversal of impairment losses is a subjective process involving judgment, estimates, and interpretations. Determining the recoverable amount of the individual asset or the cash generating unit is subject to estimates and judgments. These estimates and judgments are inherently subjective given the Company’s stage of operations with no revenue producing history.

Share-based compensation

The fair value of common share purchase options and warrants are determined using the Black-Scholes option pricing model. The model includes six key inputs that involve considerable judgment and could be affected by significant factors that are out of the Company’s control.

Critical accounting judgments

Going concern

In the preparation of these condensed interim consolidated financial statements, management makes judgments of whether the Company can continue as a going concern and whether the going concern basis of preparation is appropriate, as disclosed in Note 1.

FILAMENT HEALTH CORP.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended June 30, 2023
(Unaudited — Expressed in Canadian Dollars)

4.      CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS (cont.)

Impairment of property, plant, and equipment

The evaluation if an impairment test in accordance with IAS 36 needs to be performed on the Company’s long-term assets requires judgment in determining whether it is likely that future economic benefits will be achieved, which may be based on assumptions about future events or circumstances. After an expenditure is capitalized, if information becomes available suggesting that the recovery of the expenditure is unlikely, the amount capitalized is written down in the statement of loss and comprehensive loss in the period where this information becomes available.

Impairment of license and goodwill

The evaluation if an impairment test in accordance with IAS 36 needs to be performed on the Company’s long-term assets requires judgment in determining whether it is likely that future economic benefits will be achieved, which may be based on assumptions about future events or circumstances. After an expenditure is capitalized, if information becomes available suggesting that the recovery of the expenditure is unlikely, the amount capitalized is written down in the statement of loss and comprehensive loss in the period where this information becomes available. The evaluation if an impairment test in accordance with IAS 36 needs to be performed on the Company’s intangible assets (license) and goodwill requires judgment in determining whether it is likely that future economic benefits will be achieved. The Company prepares an impairment assessment on its intangible assets and goodwill at least annually. See Note 8 for additional details.

Valuation of investment in joint venture

The valuation of the investment in an associate or joint venture is measured based on the costs incurred or amount invested into the associate or joint venture. In formation of the joint venture, the Company contributed access and rights to its operating license for use by the joint venture and was valued in accordance with IFRS 2, Share-based Payments that required judgement in determining the fair value of licensing rights using the fair value of common shares of Magdalena.

5.      JOINT VENTURE

On January 9, 2023, the Company entered a transaction to form a joint venture to create Magdalena Biosciences Inc. (“Magdalena”), a development company specializing in novel, natural prescription medicines derived from plants for mental health indications, with Jaguar Health Inc. (“Jaguar”) and One Small Plant Capital LLC (“One Small Plant”). Magdalena will leverage the asset portfolio of both Jaguar and Filament to develop a potential plant-based alternative drug for adult ADHD that is safe and efficacious. Jaguar has a library of 2,300 highly characterized plants and 3,500 plant extracts from firsthand ethnobotanical investigations whereby an exclusive license is provided to Magdalena. Similarly, Filament has provided Magdalena with its license for use of its proprietary drug candidates and will provide its expertise, technologies, and license facility to identify and standardize a new botanical drug to address indications such as ADHD. Initial funding of US $1,000,000 will be provided by One Small Plant for the purchase of 2,000,000 common shares of Magdalena at a price of $0.50 per share.

The joint venture was formed with Filament owning 40%, Jaguar owning 40%, and One Small Plant owning 20% of the new entity. No cash consideration was paid upon incorporation of the entity by the Company.

The Company recognized its investment in Magdalena in accordance with IAS 28, Investments in Associates and Joint Ventures, based on the its share of the net identifiable assets of Magdalena of $1,578,961 in exchange for the provision of the rights to utilize the Company’s Health Canada license and to access its intellectual property portfolio. These amounts have been recognized as deferred revenue on the statements of financial position. Deferred revenue will be recognized as revenue upon fulfilment of research milestones by Magdalena.

FILAMENT HEALTH CORP.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended June 30, 2023
(Unaudited — Expressed in Canadian Dollars)

5.      JOINT VENTURE (cont.)

For the six months ended June 30, 2023, the Company recognized its share of the profit and loss of Magdalena as follows:

June 30, 2023
EXPENSES
General and administrative	$145,473
Professional and consulting fees	105,108
Research and development	17,216
Net (loss) for the period	$(267,797)
Net (loss) attributed to:
Shareholders of the Company	$(107,361)
Non-controlling interests	(160,436)
$(267,797)

6.      PROPERTY, PLANT AND EQUIPMENT

The following is a summary of activities for the six months ended June 30, 2023:

	Lab Equipment	Computer Equipment	Furniture & Fixtures	Total
Cost, December 31, 2021	$607,428	$7,166	$538	$615,132
Additions	23,628	—	8,528	32,156
Cost, December 31, 2022	$631,056	$7,166	$9,066	$647,288
Additions	17,209	—	—	17,209
Cost, June 30, 2023	$648,265	$7,166	$9,066	$664,497

Accumulated depreciation, December 31, 2021	$56,702	$1,079	$188	$57,969
Depreciation expense	61,634	2,306	641	64,581
Accumulated depreciation, December 31, 2022	$118,336	$3,385	$829	$122,550
Depreciation expense	31,387	1,194	1,387	33,968
Accumulated depreciation, June 30, 2023	$149,723	$4,579	$2,216	$156,518

Net book value, December 31, 2022	$512,720	$3,781	$8,236	$524,738
Net book value, June 30, 2023	$498,542	$2,587	$6,850	$507,979

7.      RIGHT-OF-USE ASSETS AND LEASE OBLIGATION

On June 11, 2020, the Psilo entered into a three-year lease agreement for a 3,416 square feet office and production facility beginning on August 1, 2020 (the “Original Lease”). On the commencement of the Original Lease, the Company paid a security deposit of $27,633 and prepaid $142,919 of rent that was capitalized to the right-of-use asset. On July 20, 2021, Psilo entered into a lease extension agreement to extend the lease for an additional three years, until July 31, 2026 (the “Lease Extension”). In accordance with the Lease Extension, the Company paid an additional security deposit of $18,910 for a total security deposit of $46,543. The right-of-use asset and lease obligation have revised as at August 1, 2021 to reflect this extension to remeasure the right-of-use asset and lease obligation.

FILAMENT HEALTH CORP.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended June 30, 2023
(Unaudited — Expressed in Canadian Dollars)

7.      RIGHT-OF-USE ASSETS AND LEASE OBLIGATION (cont.)

As at June 30, 2023, the right-of-use (“RoU”) asset is calculated as follows:

Cost, December 31, 2021, 2022, and June 30, 2023	$737,746

Accumulated depreciation, December 31, 2021	114,121
Depreciation expense	136,064
Accumulated depreciation, December 31, 2022	$250,185
Depreciation expense	68,032
Accumulated depreciation, June 30, 2023	$318,217

Net book value, December 31, 2022	$487,561
Net book value, June 30, 2023	$419,529

The lease obligation was measured at the present value of the remaining lease payments, which is comprised of both lease and non-lease components, with a three-year lease term and discounted using the Company’s estimated incremental borrowing rate of 10% per annum. Upon execution of the Lease Extension on July 20, 2021, and effective August 1, 2021, the lease obligation was revised to reflect the increased lease term. As at June 30, 2023, the remaining lease term is approximately 3.34 years.

On June 11, 2020, the Company prepaid $142,919 of rent that was applied to the first year of the Original Lease and the Company began making lease payments on June 1, 2021. As at June 30, 2023, the lease obligation is calculated as follows:

Balance, December 31, 2021	$639,557
Lease payments	(164,241)
Accretion expense on lease payments	59,229
Balance, December 31, 2022	534,545
Lease payments	(82,121)
Accretion expense on lease payments	25,560
Balance, June 30, 2023	$477,984

Less: current portion	$(138,256)
Long-term lease obligation	$339,728

The following table represents a summary of the Company’s undiscounted contractual cash flows and present value of the lease obligation:

Maturity analysis	June 30, 2023
2023	$89,237
2024	181,321
2025	181,321
2026	105,771
Undiscounted lease obligation	557,650
Less: future interest charges	(79,666)
Discounted lease obligation	$477,984
Short-term lease obligation	$138,256
Long-term lease obligation	$339,728

FILAMENT HEALTH CORP.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended June 30, 2023
(Unaudited — Expressed in Canadian Dollars)

8.      LICENSES AND GOODWILL

Licenses

As at June 30, 2023, the Company has a Health Canada issued Dealer’s License, which enables the Company to possess, produce, and transport psilocybin and other compounds found in natural, botanical fungus. During 2021 and subsequent to the acquisition of Psilo, the Company received an amendment to the Dealer’s License that further allows the research and supply of all controlled natural psychedelic substances, including N,N-dimethyltryptamine (DMT), mescaline, and other substances. The license is recognized as an indefinite life intangible asset.

As at June 30, 2023, the Company has recognized $460,000 (December 31, 2022 – $460,000) in licenses.

Goodwill

As at June 30, 2023, the Company has recognized $Nil (December 31, 2022 – $Nil) in goodwill pursuant to the acquisition of Psilo.

9.      LOAN RECEIVABLE

During the year ended December 31, 2021, the Company provided a loan in three payment instalments for an aggregate of $89,153 to Filament Foundation, which is a charitable foundation that pursues initiatives that progress the psychedelics ecosystem by raising awareness for psychedelic related medical breakthroughs, rallying government oversight and amendments, and supporting companies in the psychedelic industry. Filament Foundation is directed by a board of four directors, of which the Company’s CEO is a member, and management has assessed that this entity is a related party. During the year ended December 31, 2022, the Company provided an additional loan for $38,701.

The loans are unsecured, non-interest bearing, and are due upon demand. As at June 30, 2023, the loan receivable balance is equal to $Nil (December 31, 2022 – $Nil) and the Company recognized a bad debt expense of $Nil (December 31, 2022 – $127,854). Due to uncertainty regarding Filament Foundations ability to generate funds and repay the loan, the Company recognized a loss allowance equal to the lifetime expected credit losses of $127,854.

10.    CONVERTIBLE DEBENTURE

On July 13, 2022, the Company entered into a convertible debenture agreement 1,250 convertible debenture units (“CD Unit”) at a price of $1,000 per CD Unit for proceeds of $1,250,000 that matures on July 13, 2024. The CD Unit is convertible into common shares of the Company at a price of $0.15 per common share. Each CD Unit can be converted into 6,667 common shares and 6,667 warrants, with each warrant exercisable at a price of $0.30 per share for a period of three years from the date of issuance. The conversion feature can be exercised by the loan holder on or before July 13, 2024. If the Company is in default of payments pursuant to the agreement, any outstanding principal will accrue interest at a rate of 10% per annum, compounding monthly.

As a result of the transaction, the Company issued 8,333,333 warrants with a fair value of $395,000, with an exercise price of $0.30 that expire on July 13, 2025. The warrants were valued using the Black-Scholes Option Pricing model using the following assumptions: Risk free rate of 3.25%; Volatility of 100%; Stock Price of $0.11; Exercise price of $0.30; Dividend yield of NIL% and expected life of 3 years. The Company recognized these warrants as transaction costs and allocated on a pro-rata basis to the debt component and equity component.

The loan’s embedded conversion feature was determined to meet the definition of a compound financial instrument and the Company has assigned a fair value to the debt and any residual amounts are recorded as equity. The fair value of the conversion feature was determined to be $381,944 and was recorded in contributed surplus on the statement of financial position. Accordingly, the fair value of the debt component was recognized at $868,056. The total transaction cost was allocated to the debt component and the equity component of the convertible debenture on a pro-rata basis of $274,306 and $120,694, accordingly.

FILAMENT HEALTH CORP.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended June 30, 2023
(Unaudited — Expressed in Canadian Dollars)

10.    CONVERTIBLE DEBENTURE (cont.)

The Company recognized a deferred income tax (“DIT”) recovery on the equity component of the convertible loan of $70,538 in the statement of loss and comprehensive loss. The deferred tax liability resulted from the bifurcation of the equity component from the liability component. As the Company had sufficient deferred tax assets to offset the deferred tax liability, the deferred tax liability was reduced to $Nil and recognized as a recovery.

The borrowing amount of the convertible loan represents the debt element of the loan, without the conversion feature, recorded at its amortized cost as at June 30, 2023 using an effective interest rate of 20%.

The following table represents a summary of the Company’s debt and equity components of its convertible debenture:

June 30, 2023
Total proceeds received for convertible debenture	$1,250,000
Debt component	868,056
Equity component	381,944

Equity Component
Balance, December 31, 2021	$—
Additions	381,944
Less: transaction costs	(120,694)
Less: DIT recovery	(70,538)
Balance, December 31, 2022 and June 30, 2023	$190,712

Debt Component
Balance, December 31, 2021	$—
Additions	868,056
Less: transaction costs	(274,306)
Add: accretion expense	125,440
Balance, December 31, 2022	719,190
Add: accretion expense	132,777
Balance, June 30, 2023	$851,967

Convertible Debenture, Net book value, December 31, 2022	$719,190
Convertible Debenture, Net book value, June 30, 2023	$851,967

11.    RELATED PARTY TRANSACTIONS

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non-executive members of the Board of Directors and Chief Executive Officer, Chief Operating Officer, Chief Research Officer, and Chief Finance Officer. These transactions are incurred in the

FILAMENT HEALTH CORP.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended June 30, 2023
(Unaudited — Expressed in Canadian Dollars)

11.    RELATED PARTY TRANSACTIONS (cont.)

normal course of operations and are measured at the exchange amount that indicates fair value, which is the amount of consideration established and agreed to by the related parties. Remuneration attributed to key management personnel can be summarized as follows:

	Six months ended June 30,
	2023	2022
Management
Wages and benefits
Benjamin Lightburn, CEO	$90,150	$87,500
Warren Duncan, CFO	77,226	75,000
Lisa Ranken, COO	65,000	41,500
Ryan Moss, VP Research and Development	56,632	55,000
Share-based compensation
Lisa Ranken, COO	37,586	26,348
Warren Duncan, CFO	44,137	118,792
Ryan Moss, VP Research and Development	79,500	52,695
Total management	$450,231	$456,835
Board of Directors
Share based compensation
Greg Mills, Chairman, Former Director	9,670	58,285
Maureen O’Connell, AC Chair, Director	100,823	97,142
Chris Wagner, Director	100,823	97,142
Jonathan Conlin, Director	90,741	87,428
	$752,288	$796,832

During the six months ended June 30, 2023, the Company incurred $148,934 (2022 – $158,852) in legal and professional fees to Fasken Martineau DuMoulin LLP, a law firm, where one of the Company’s directors is a partner and acts as counsel to Filament.

Accounts payable and accrued liabilities at June 30, 2023, includes $45,529 (December 31, 2022 – $41,322) owed to related parties. As at June 30, 2023, the Company has a loan payable to the CEO of the Company in the amount of $Nil (December 31, 2022 – $Nil), which is unsecured, due on demand, and non-interest bearing. During the year ended December 31, 2022, the loan was repaid.

During the six months ended June 30, 2023, the Company incurred $Nil (2022 – $Nil) in post employment, termination benefits, or long-term benefits paid to key management. See Note 17 for additional details.

During the year ended December 31, 2022, the Company issued a loan to Filament Foundation, which has been determined to be a related party as the Company’s CEO is a member of the Board. See Note 9 for additional details.

FILAMENT HEALTH CORP.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended June 30, 2023
(Unaudited — Expressed in Canadian Dollars)

12.    CAPITAL STOCK AND RESERVES

a)      Authorized share capital

The Company has unlimited authorized common shares with no par value.

b)      Issued share capital

For the six months ended June 30, 2023:

There were no share capital issuances during the six months ended June 30, 2023.

For the year ended December 31, 2022:

On August 23, 2022, the company issued a total of 206,100 common shares with a fair value of $57,090 pursuant to the terms of an agreement with a service provider.

On July 13, 2022, the Company completed a private placement for the offering of 9,616,000 units at a price of $0.13 per unit for gross proceeds of $1,250,080. Each unit is comprised of one common share and one common share purchase warrant exercisable at a price of $0.30 for a period of 36 months from the date of issuance. The fair value of warrants issued in a unit were valued using the residual value method and have a value of $0.03 per warrant for a total fair value of $288,480, which was deducted from share capital and recognized in contributed surplus.

On January 28, 2022, the Company issued a total of 99,844 common shares with a fair value of $18,971 to a service provider in exchange for the reduction of an accumulative $39,939 in debts owing. The Company recognized a gain on the settlement of debt in the amount of $20,968, which is recorded in the statement of loss and comprehensive loss.

During the year ended December 31, 2022, pursuant to the exercise of stock options, the Company issued 270,000 common shares for proceeds of $100,000. The fair value of stock options of $26,016 was transferred from contributed surplus to share capital on the stock options exercised.

c)      Employee Stock Option Plan

The Company has adopted a stock option plan (the “Plan”) for its directors, officers, employees, and consultants to acquire common shares of the Company. The maximum number of common shares issuable under the Plan cannot exceed 15% of the issued and outstanding common shares of the Company as at the date of grant. Stock option transactions and the number of stock options outstanding are summarized as follows:

	June 30, 2023		December 31, 2022
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding, beginning	16,771,331	$0.30	17,911,638	$0.29
Issued	12,208,332	$0.10	5,149,999	$0.32
Exercised	—	$—	(270,000)	$0.37
Cancelled/forfeited	(10,008,332)	$0.33	(2,186,974)	$0.30
Expired	(4,333,332)	$0.30	(3,833,332)	$0.30
Outstanding, ending	14,637,999	$0.11	16,771,331	$0.30

FILAMENT HEALTH CORP.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended June 30, 2023
(Unaudited — Expressed in Canadian Dollars)

12.    CAPITAL STOCK AND RESERVES (cont.)

On May 19, 2023, the Company executed termination agreements whereby 3,100,000 stock options with an exercise price between $0.30 and $0.40 were forfeited. On June 30, 2023, the Company executed termination agreements whereby 6,908,332 stock options with an exercise price between $0.30 and $0.40 were forfeited. The fair value of the stock options of $2,121,043 was transferred from contributed surplus to retained earnings.

The following table summarizes the stock options outstanding and exercisable as at June 30, 2023:

Expiry Date	Weighted Average Remaining Contractual Life in Years	Exercise Price	Outstanding	Exercisable
January 31, 2024	0.59	$0.30	500,000	500,000
December 31, 2024	1.51	$0.30	166,667	166,667
December 22, 2030	7.48	$0.05	1,433,000	895,625
March 2, 2031	7.68	$0.30	330,000	330,000
March 31, 2033	9.76	$0.10	10,208,332	2,618,071
June 30, 2033	10.00	$0.10	2,000,000	247,500
	9.12	$0.11	14,637,999	4,510,363

For the six months ended June 30, 2023, the Company incurred $559,251 (2022 – $415,338) in share-based compensation expenses. Of the total share-based compensation issued, $161,223 (2022 – $107,646) was issued to key management whose fees are included in wages and benefits, $302,058 (2022 – $212,702) was issued to the Board of Directors whose fees are included in professional and consulting fees, and $95,970 (2022 – $94,990) was issued to consultants of the company whose fees are included in professional and consulting fees.

The weighted average share price on the date stock options were exercised was $Nil (2022 – $0.15).

The Company applies the fair value method using the Black-Scholes option pricing model in accounting for its stock options granted. The fair value of stock options issued was calculated using the following weighted average assumptions:

	June 30, 2023	December 31, 2022
Risk-free interest rate	3.13%	2.88%
Expected option life in years	10 years	1 to 5 years
Expected share price volatility*	100%	100%
Expected forfeiture rate	Nil	Nil
Expected dividend yield	Nil	Nil

____________

*        The share price volatility was determined based on management’s professional judgement and comparison to comparable entities’ historical volatility in share price.

FILAMENT HEALTH CORP.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended June 30, 2023
(Unaudited — Expressed in Canadian Dollars)

12.    CAPITAL STOCK AND RESERVES (cont.)

d)      Warrants

Warrant transactions and the number of warrants outstanding are summarized as follows:

	June 30, 2023		December 31, 2022
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Outstanding, beginning	26,199,333	$0.38	8,250,000	$0.55
Issued	—	$—	17,949,333	$0.30
Cancelled/forfeited	(2,000,000)	$0.40	—	$—
Expired	(6,250,000)	$0.60	—	$—
Outstanding, ending	17,949,333	$0.30	26,199,333	$0.38

On June 30, 2023, 2,000,000 warrants with an exercise price of $0.40 were forfeited.

The following table summarizes the warrants outstanding and exercisable as at June 30, 2023:

Expiry Date	Weighted Average Remaining Contractual Life in Years	Exercise Price	Outstanding	Exercisable
July 30, 2025	2.08	$0.30	17,949,333	17,949,333
	2.08	$0.30	17,949,333	17,949,333

The fair value of the 17,949,333 warrants issued on July 30, 2022 were valued using the residual value method for warrants issued in a unit and were determined to have a fair value of $0.03 per warrant for a total value of $288,480. The fair value of warrants was deducted from share capital and recorded in contributed surplus.

The fair value of warrants issued individually were calculated using the following weighted average assumptions:

	June 30, 2023	December 31, 2022
Risk-free interest rate	—	3.25%
Expected option life in years	—	3 years
Expected share price volatility*	—	100%
Expected forfeiture rate	—	Nil
Expected dividend yield	—	Nil

____________

*        The share price volatility was determined based on management’s professional judgement and comparison to comparable entities’ historical volatility in share price.

e)      Financing Warrants

Financing warrant transactions and the number of warrants outstanding are summarized as follows:

	June 30, 2023		December 31, 2021
	Number of Financing Warrants	Weighted Average Exercise Price	Number of Financing Warrants	Weighted Average Exercise Price
Outstanding, beginning	991,360	$0.33	991,360	$0.33
Expired	(991,360)	$0.33	—	$—
Outstanding, ending	—	$—	991,360	$0.33

FILAMENT HEALTH CORP.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended June 30, 2023
(Unaudited — Expressed in Canadian Dollars)

12.    CAPITAL STOCK AND RESERVES (cont.)

f)      Restricted Stock Units

On January 27, 2022, the Company issued 125,400 RSUs, under which the holder has the right to receive an aggregate of 125,400 shares of the Company. These RSUs were fully vested at the time of issuance. The fair value of the RSUs is equal to $18,810, which has been fully recognized.

On January 27, 2022, the Company issued a total of 100,600 RSUs to consultants, under which the holders have the right to receive an aggregate of 100,600 shares of the Company. These RSUs vested on June 30, 2022. The fair value of RSUs is equal to $7,649, which has been fully recognized.

On August 23, 2022, the Company issued a total of 950,000 RSUs to consultants, under which the holders have the right to receive an aggregate of 950,000 shares of the Company. These RSUs vest 25% on September 1, 2023 and 6.25% every three months thereafter. The fair value of RSUs is equal to $15,325 and the Company has recognized $7,493 based on the vesting of the RSUs since the grant date.

On December 31, 2022, the Company issued 1,393,300 RSUs, under which the holder has the right to receive an aggregate of 1,393,300 shares of the Company. These restricted share units vest on October 12, 2023. The fair value of RSUs is equal to $104,703 and the Company has recognized $66,263 based on the vesting of the RSUs since the grant date.

On December 31, 2022, the Company issued 71,200 RSUs to a consultant, under which the holder has the right to receive an aggregate of 71,200 shares of the Company. These RSUs vested on June 30, 2023. The fair value of RSUs is equal to $2,883, which has been fully recognized.

On May 19, 2023, the Company issued 910,000 RSUs, under which the holder has the right to receive an aggregate of 910,000 shares of the company. These RSUs were fully vested at the time of issuance. The fair value of RSUs is equal to $77,350, which has been fully recognized.

On May 19, 2023, the Company issued 1,010,000 RSUs, under which the holder has the right to receive an aggregate of 1,010,000 shares of the company. These RSUs vest 25% on December 31, 2024 and 6.25% every three months thereafter. The fair value of RSUs is equal to $40,633 and the Company has recognized $1,890 based on the vesting of the RSUs since the grant date.

On May 19, 2023, the Company issued 1,089,643 RSUs, under which the holder has the right to receive an aggregate of 1,089,643 shares of the company. These RSUs vest on October 31, 2023. The fair value of RSUs is equal to $104,703 and the Company has recognized 26,652 based on the vesting of the RSUs since the grant date.

On May 19, 2023, the Company issued 144,700 RSUs, under which the holder has the right to receive an aggregate of 144,700 shares of the company. These RSUs vested on June 30, 2023. The fair value of RSUs is equal to $12,300, which has been fully recognized.

On May 19, 2023, the Company issued 300,000 RSUs, under which the holder has the right to receive an aggregate of 300,000 shares of the company. These RSUs vest 33.33% upon grant and 8.33% every three months thereafter. The fair value of RSUs is equal to $18,533 and the Company has recognized $8,097 based on the vesting of the RSUs since the grant date.

On June 30, 2023, the Company issued 415,000 RSUs, under which the holder has the right to receive an aggregate of 415,000 shares of the company. These RSUs vest 25% on December 31, 2023 and 6.25% every three months thereafter. The fair value of RSUs is equal to $17,349 and the Company has recognized $Nil based on the vesting of the RSUs since the grant date.

FILAMENT HEALTH CORP.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended June 30, 2023
(Unaudited — Expressed in Canadian Dollars)

13.    SUPPLEMENTAL CASH FLOW INFORMATION

	June 30, 2023	December 31, 2022
Interest paid	$—	$—
Income tax paid	$—	$—
Non-cash financing and investing activities
Equity portion of convertible debenture	$—	$381,944
Fair value of shares issued to settle debt and for services	$—	$76,061
Fair value of stock options exercised	$—	$26,016
Fair value of RSUs vested	$32,949	$29,591
Fair value of warrants issued for convertible debenture	$—	$395,000
Fair value of warrants issued in private placement units	$—	$288,480

14.    OPERATING SEGMENTS

As at June 30, 2023 and December 31, 2022, the Company is operating its business in one reportable segment: the execution of milestones in accordance with licensing agreements signed with licensing partners in Canada. All non-current assets are located in Canada. During the six months ended June 30, 2023, the Company had revenues of $62,500 (December 31, 2022 – $364,500) in Canada. Major customers are defined as customers that each individually account for greater than 10% of the Company’s revenues. For the six months ended June 30, 2023 and year ended December 31, 2022, the following revenue was recorded from major customers comprising 100% (December 31, 2022 – 82%) of gross revenues:

	For the six months ended June 30, 2023	For the year ended December 31, 2022
Customer A	$—	$225,000
Customer B	$62,500	$72,500

15.    FINANCIAL INSTRUMENTS

Fair value

Financial instruments recorded at fair value on the statement of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1 —	Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 —	Inputs other than quoted prices that are observable for the asset or liability either directly (i.e.: as prices) or indirectly (i.e.: derived from prices); and
Level 3 —	Valuation techniques using inputs that are not based on observable market data.

The fair value of cash and cash equivalents are measured using Level 1 inputs. The Company determined that the carrying values of its other short-term financial assets and liabilities approximate the corresponding fair values because of the relatively short periods to maturity and limited credit risk. The fair value of the Company’s convertible debenture and lease obligation are recognized at their present value and have been discounted over their terms using the Company’s incremental borrowing rate upon recognition.

FILAMENT HEALTH CORP.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended June 30, 2023
(Unaudited — Expressed in Canadian Dollars)

15.    FINANCIAL INSTRUMENTS (cont.)

There were no transfers between the levels of the fair value hierarchy during the year.

As of June 30, 2023	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$1,161,659	—	—	$1,161,659
As of December 31, 2022	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$2,846,740	—	—	$2,846,740

Financial risk factors

The Company’s risk exposures and impact on the Company’s financial statements are summarized below:

Credit risk

Credit risk is the risk of financial loss to the Company if a counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s cash and receivables. The carrying amount of these financial assets represent the maximum credit exposure. Filament holds cash at a major Canadian financial institution, and management believes the exposure to credit risk with respect to these institutions is not significant.

Expected credit loss (“ECL”) analysis is performed at each reporting date using an objective approach to measure expected credit losses on its accounts receivable. The provision amounts are based on direct management interactions with the customer. The calculations reflect the probability-weighted outcome, the time value of money, and reasonable and supportable information that is available at the reporting date about past events, current conditions, and forecast of future economic conditions. Accounts receivables are written off when there is no reasonable expectation of recovery. Indicators that there is no reasonable expectation of recovery include, but are not limited to, business failure, failure of a debtor to engage in a repayment plan, and a failure to make contractual payments.

As at June 30, 2023, receivables are comprised of $37,007 (December 31, 2022 – $55,757) in trade receivables and the remainder arise from taxes receivable. The Company’s aging of receivables is below:

	June 30, 2023	December 31, 2022
0 – 30 days	$7,500	$26,250
91+ days	29,507	29,507
Total trade receivables	$37,007	$55,757

Liquidity risk

Liquidity risk is the risk that the Company will be unable to meet its financial obligations as they fall due. The Company’s objective to managing liquidity risk is to ensure that it has sufficient liquidity available to meet its liabilities when due. The accounts payable are typically due in 30 days, which are settled using cash. As at June 30, 2023, the Company has a working capital of $888,490.

At present, the Company’s operations do not generate positive cash flow. The Company’s primary source of funding has been the issuance of equity securities. Despite previous success in acquiring financing, there is no guarantee of obtaining future financings.

Foreign currency risk

Liquidity risk is the risk that the Company will be unable to meet its financial obligations as they fall due. The Company’s objective to managing liquidity risk is to ensure that it has sufficient liquidity available to meet its liabilities when due. The accounts payable are typically due in 30 days, which are settled using cash. As at June 30, 2023, the Company has a working capital of $888,490.

FILAMENT HEALTH CORP.
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended June 30, 2023
(Unaudited — Expressed in Canadian Dollars)

15.    FINANCIAL INSTRUMENTS (cont.)

At present, the Company’s operations do not generate positive cash flow. The Company’s primary source of funding has been the issuance of equity securities. Despite previous success in acquiring financing, there is no guarantee of obtaining future financings.

16.    CAPITAL MANAGEMENT

The Company manages its capital structure, inclusive of shareholders’ equity and cash, and makes adjustments based on the funds available to the Company. The Company’s objectives when managing its capital are to safeguard the Company’s ability to continue as a going concern in order to support ongoing initiatives, to provide sufficient working capital to meet its ongoing obligations and to pursue potential acquisitions.

The Company is largely dependent upon external financings to fund its operations. In order to carry out any planned business transaction, and to continue to support the general administrative activities, the Company will spend its existing working capital and raise additional funds as needed.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company’s approach to capital management during the period ended June 30, 2023.

The Company is not subject to externally imposed capital requirements. The Company has not paid or declared any dividends since the date of incorporation, nor are any contemplated in the foreseeable future.

17.    COMMITMENTS

The Company had entered into agreements with officers that include termination and change of control clauses. In the case of termination and change of control, the officers are entitled to certain amounts payable.

As at June 30, 2023, the Company had two of these types of agreements with officers of the Company that totaled annual base fees of $325,000. In the case of termination, the officers are entitled to an amount equal to $305,337 and a bonus payment based on the average of historical bonus payments made over the last two years. In the case of a change of control, the officers are entitled to an amount equal to $386,587 and a bonus payment based on the average of historical bonus payments over the last two years. In the case of either termination or change of control, any unvested stock options issued to the officers will vest and become exercisable.

18.    RECLASSIFICATION OF PRIOR YEAR COMPARATIVES

Certain comparative period balances have been reclassified to conform with current year classification.

19.    SUBSEQUENT EVENTS

On July 5, 2023, 50,000 stock options with an exercise price of $0.10 expired unexercised and 25,000 restricted share unit awards were forfeited.

On July 18, 2023, the Company entered into a definitive agreement for a proposed business combination with Jupiter Acquisition Corporation to create a new public holding Company that is expected to be listed on NASDAQ.

On July 24, 2023, the Company completed a private placement for the offering of 27,777,773 units at a price of $0.09 per unit for gross proceeds of $2,500,000. Each unit is comprised of one common share and one common share purchase warrant exercisable at a price of $0.117 with an expiry date of July 24, 2026.

JUPITER FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Jupiter Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Jupiter Acquisition Corporation (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities. The Company is subject to a mandatory liquidation and subsequent dissolution requirement if it does not complete a business combination by August 17, 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Houston, Texas

March 10, 2023

JUPITER ACQUISITION CORPORATION
BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets
Cash	$324,188	$1,351,816
Prepaid expenses	217,905	328,331
Income Tax Receivable	10,156	—
Total current assets	552,249	1,680,147

Non-current prepaid insurance	—	211,238
Marketable securities held in Trust Account	159,610,253	157,618,500
TOTAL ASSETS	$160,162,502	$159,509,885

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$801,007	$420,367
Total current liabilities	801,007	420,367

Warrant liabilities	490,713	3,969,523
Deferred tax liability	321,707	—
Deferred underwriting fee payable	5,516,648	5,516,648
TOTAL LIABILITIES	7,130,075	9,906,538

Commitments

Class A common stock subject to possible redemption; 15,761,850 shares at redemption value at December 31, 2022 and 2021	158,933,340	157,618,500

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 595,237 shares issued and outstanding (excluding 15,761,850 and no shares subject to possible redemption) at December 31, 2022 and 2021	60	60
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 3,940,462 shares issued and outstanding at December 31, 2022 and 2021	394	394
Additional paid-in capital	—	—
Accumulated deficit	(5,901,367)	(8,015,607)
TOTAL STOCKHOLDERS’ DEFICIT	(5,900,913)	(8,015,153)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$160,162,502	$159,509,885

The accompanying notes are an integral part of the financial statements.

JUPITER ACQUISITION CORPORATION
STATEMENTS OF OPERATIONS

	December 31,
	2022	2021
Operating costs	$1,736,932	$758,385
Loss from operations	(1,736,932)	(758,385)

Other income (expense):
Interest earned on marketable securities held in Trust Account	2,096,746	32,313
Unrealized gain (loss) on marketable securities held in Trust Account	37,007	(3,332)
Change in fair value of warrant liabilities	3,478,810	2,272,103
Transaction costs associated with the Initial Public Offering	—	(524,859)
Total other income, net	5,612,563	1,776,225

Income before provision for income taxes	3,875,631	1,017,840
Provision for income taxes	(446,551)	—
Net income	$3,429,080	$1,017,840

Weighted average shares outstanding of Class A common stock	16,357,087	6,077,997
Basic and diluted net income per share, Class A	$0.17	$0.10
Weighted average shares outstanding of Class B common stock	3,940,462	3,820,967
Basic net income per share, Class B	$0.17	$0.10
Weighted average shares outstanding of Class B common stock	3,940,462	3,940,462
Diluted net income per share, Class B	$0.17	$0.10

The accompanying notes are an integral part of the financial statements.

JUPITER ACQUISITION CORPORATION
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	4,312,500	$431	$24,569	$(1,000)	$24,000
Sale of Private Placement Units	595,237	60	—	—	5,730,570	—	5,730,630
Forfeiture of Founder Shares	—	—	(372,038)	(37)	37	—	—
Accretion to shares subject to redemption	—	—	—	—	(5,755,176)	(9,032,446)	(14,787,622)
Net income	—	—	—	—	—	1,017,839	1,017,839

Balance – December 31, 2021	595,237	$60	3,940,462	$394	$—	$(8,015,607)	$(8,015,153)
Accretion to shares subject to redemption	—	—	—	—	—	(1,314,840)	(1,314,840)
Net income	—	—	—	—	—	3,429,080	3,429,080

Balance – December 31, 2022	595,237	$60	3,940,462	$394	$—	$(5,901,367)	$(5,900,913)

The accompanying notes are an integral part of the financial statements.

JUPITER ACQUISITION CORPORATION
STATEMENTS OF CASH FLOWS

	December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$3,429,080	$1,017,840
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(3,478,810)	(2,272,103)
Interest earned on marketable securities held in Trust Account	(2,073,341)	(32,313)
Unrealized gain (loss) on marketable securities held in Trust Account	(60,412)	3,332
Offering costs charged directly to operations	—	19,659
Transaction costs associated with the Initial Public Offering	—	524,859
Changes in operating assets and liabilities:
Prepaid expenses	110,426	(539,570)
Prepaid income taxes	(10,156)	—
Non-current prepaid insurance	211,238	—
Accrued expenses	380,640	419,367
Deferred tax liability	321,707	—
Net cash used in operating activities	(1,169,628)	(858,929)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(157,618,500)
Cash withdrawn from Trust Account to pay franchise and income taxes	142,000	28,981
Net cash provided by (used in) investing activities	142,000	(157,589,519)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discount paid	—	154,466,130
Proceeds from sale of Private Placement Units	—	5,952,370
Advances from related party	—	199
Repayment of promissory note – related party	—	(133,001)
Payment of offering costs	—	(490,734)
Net cash provided by financing activities	—	159,794,964

Net Change in Cash	(1,027,628)	1,346,516
Cash – Beginning of period	1,351,816	5,300
Cash – End of period	$324,188	$1,351,816
Supplementary cash flow information:
Cash paid for income taxes	$135,000	$—

Non-Cash investing and financing activities:
Excess payment of filing fees charged directly to operations	$—	$19,659
Accretion of Class A common stock to redemption value	$1,314,840	$14,787,622
Deferred underwriting fee payable	$—	$5,516,648

The accompanying notes are an integral part of the financial statements.

JUPITER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Jupiter Acquisition Corporation (the “Company”) is a blank check company incorporated in Delaware on June 17, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from June 17, 2020 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the marketable securities held in the Trust Account (defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on August 12, 2021. On August 17, 2021, the Company consummated the Initial Public Offering of 15,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $150,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 580,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Jupiter Founders LLC (the “Sponsor”) and certain of the underwriters and certain of the underwriters’ employees, generating gross proceeds of $5,800,000, which is described in Note 4.

On August 23, 2021, the underwriters notified the Company of their exercise of the over-allotment option in part and concurrent forfeiture of the remaining portion of such option. As such, on August 25, 2021, the underwriters purchased 761,850 additional Units at $10.00 per additional Unit upon the closing of the partial exercise of the over-allotment option, generating gross proceeds of $7,618,500. Simultaneously with the sale of the additional Units, the Company consummated the sale of an additional 15,237 Private Placement Units at $10.00 per additional Private Placement Unit, generating total gross proceeds of $152,370.

Transaction costs amounted to $9,292,595, consisting of $3,152,370 of underwriting fees, net of reimbursement, $5,516,648 of deferred underwriting fees and $623,577 of other offering costs.

Following the closing of the Initial Public Offering on August 17, 2021, an amount of $150,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account established for the benefit of the Company’s Public Stockholders (as defined below) (the “Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee, and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act that invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

A total of $7,618,500 of the net proceeds from the sale of the additional Units and the additional Private Placement Units was deposited in the Trust Account, bringing the aggregate proceeds held in the Trust Account to $157,618,500.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, including the partial exercise of the over-allotment option, and sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete its initial Business Combination with one or more operating businesses with an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account

JUPITER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

(excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to the Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and other holders of the Company’s common stock prior to the Initial Public Offering (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 5), Private Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Initial Stockholders have agreed (a) to waive their redemption rights with respect to the Founder Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

JUPITER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

The Company will have until August 17, 2023 (or such later date as may be approved by the Company’s stockholders) to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Initial Stockholders have agreed to waive their right to liquidating distributions from the Trust Account with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commissions (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of December 31, 2022, the Company had $324,188 in its operating bank account and working capital of $106,448 (after adding back $40,050 in franchise tax payable as that liability, which is included in accrued expenses in the accompanying balance sheet, is allowed to be settled using earnings from the Trust Account, $325,312 of franchises taxes paid out of operating cash account not yet reimbursed from the Trust Account and $10,156 in prepaid income tax which is allowed to be settled using earnings from the Trust Account), which excludes $2,073,341 of interest earned on the Trust Account that is available to pay franchise and income taxes payable.

JUPITER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

As of December 31, 2022, approximately $2,000,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations. As of December 31, 2022, the Company withdrew an amount of $142,000 in the interest income from the Trust Account to pay tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor, or their affiliates, may, but are not obligated to, loan the Company additional funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain such additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB’s”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by August 17, 2023, then the Company will cease all operations except for the purpose of liquidating.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Codification Subtopic 205-40, “Presentation of Financial Statements — Going Concern,” the Company has until August 17, 2023 to consummate a Business Combination or seek an extension. It is uncertain that the Company will be able to consummate a Business Combination or seek an extension by this time. If a Business Combination is not consummated by this date and an extension has not been approved by the Company’s stockholders, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and the mandatory liquidation, should a Business Combination not occur and an extension not be approved by the Company’s stockholders, and potential subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 17, 2023. The Company intends to continue to search for and seek to complete a Business Combination before the mandatory liquidation date.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

JUPITER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

The funds in the Trust Account are invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act and that invest only in direct U.S. government obligations. While short-term U.S. government treasury bills currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that the Company is unable to complete its initial Business Combination or makes certain amendments to the Certificate of Incorporation, the Public Stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income not released to the Company, net of taxes payable. Negative interest rates could impact the per share redemption amount that may be received by Public Stockholders.

Consideration of Inflation Reduction Act Excise Tax

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

JUPITER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2022 and 2021, the Company has cash of $324,188 and $1,351,816, respectively. The Company did not have any cash equivalents at December 31, 2022 and 2021.

Marketable Securities Held in Trust Account

At December 31, 2022 and 2021, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities. As of December 31, 2022, the Company withdrew an amount of $170,981 in the interest income from the Trust Account to pay tax obligations.

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to derivative warrant liabilities are expensed as incurred in the statements of operations. Offering costs associated with the Class A common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering. Offering costs amounted to $9,292,595, of which $8,938,077 were charged to stockholders’ equity upon the completion of the Initial Public Offering and $354,518 were expensed to the statements of operations.

JUPITER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrant Liabilities

The Company accounts for the Public Warrants (as defined in Note 3) and the Private Warrants (as defined in Note 4) (collectively, with the Public Warrants, the “Warrants”) in accordance with the guidance contained in FASB Accounting Standards Codification (“ASC”) Topic 480 and FASB ASC Topic 815 “Derivatives and Hedging” (“ASC 815”) under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. On August 17, 2021 and subsequently on September 30, 2021, the Public Warrants were valued using a Monte Carlo Simulation model. The Private Warrants were valued using a Black Scholes model at December 31, 2021. For periods subsequent to the detachment of the Public Warrants from the Units including December 31, 2022, the close price of the Public Warrant price was used as the fair value as of each relevant date. In addition, as of December 31, 2022, the closing price of the Public Warrants was determined to be an appropriate estimate for the fair value of Private Warrants due to a make-whole provision in the contractual terms of the Warrant Agreement.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement’s carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, 15,761,850 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

JUPITER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

At December 31, 2022 and 2021, the Class A common stock reflected in the balance sheets is reconciled in the following table:

Gross proceeds	$157,618,500
Less:
Proceeds allocated to Public Warrants	(6,018,995)
Class A common stock issuance costs	(8,768,627)
Plus:
Accretion of carrying value to redemption value	14,787,622

Class A common stock subject to possible redemption 12/31/21	$157,618,500
Plus:
Accretion of carrying value to redemption value	1,314,840

Class A common stock subject to possible redemption 12/31/22	$158,933,340

Net Income per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Accretion associated with the redeemable shares of Class A common stock is excluded from net income per common share as the redemption value approximates fair value.

The calculation of diluted income per share does not consider the effect of the Warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the Warrants is contingent upon the occurrence of future events. The Warrants are exercisable to purchase 8,178,543 shares of Class A common stock in the aggregate. As of December 31, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common shares and then share in the net income (loss) of the Company. As a result, diluted net income per common share is the same as basic net income per common share for the periods presented.

The following table reflects the calculation of basic and diluted net income per common share (in dollars, except per share amounts):

	Year Ended December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic net income per common stock
Numerator:
Allocation of net income, as adjusted	$2,763,376	$665,704	$624,957	$392,883
Denominator:
Basic weighted average common stock outstanding	16,357,087	3,940,462	6,077,997	3,820,967
Basic net income per common stock	$0.17	$0.17	$0.10	$0.10

JUPITER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

	Year Ended December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Diluted net income per common stock
Numerator:
Allocation of net income, as adjusted	$2,763,376	$665,704	$617,503	$400,337
Denominator:
Basic weighted average common stock outstanding	16,357,087	3,940,462	6,077,997	3,940,462
Diluted net income per common stock	$0.17	$0.17	$0.10	$0.10

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 10).

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2020-06 effective as of January 15, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 15,761,850 Units at a purchase price of $10.00 per Unit, including 761,850 additional Units pursuant to the underwriters’ partial exercise of their over-allotment option. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50, subject to adjustment (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering and the closing of the partial exercise of the over-allotment option, the Sponsor and certain of the underwriters and certain of the underwriters’ employees purchased an aggregate of 595,237 Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $5,952,370 in private placements. Each Private Placement Unit consists of one share of Class A common stock (“Private Share”) and one-half of one warrant (each, a “Private Warrant”). Each whole Private Warrant

JUPITER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 4. PRIVATE PLACEMENT (cont.)

is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the Private Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Units and all underlying securities will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Units or the underlying securities.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On July 7, 2020, the Initial Stockholders purchased 5,750,000 shares of the Company’s Class B common stock (the “Founder Shares”) for an aggregate price of $25,000. On July 23, 2021, the Sponsor forfeited 1,437,500 Founder Shares resulting in an aggregate of 4,312,500 Founder Shares outstanding. The Sponsor agreed to transfer to certain of the underwriters and certain of their employees an aggregate of 240,001 shares of Class B common stock. All shares and per-share data has been retroactively restated. The Founder Shares included an aggregate of up to 562,500 Founder Shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part. On August 23, 2021, the underwriters notified the Company of their exercise of the over-allotment option in part and concurrent forfeiture of the remaining portion of such option. As such, on August 25, 2021, the underwriters purchased 761,850 additional Units at $10.00 per additional Unit upon the closing of the partial exercise of the over-allotment option. As a result of the underwriters’ election to partially exercise their over-allotment option and the forfeiture of the remaining portion of such over-allotment option, an aggregate of 372,038 Founder Shares were forfeited and 190,462 Founder Shares are no longer subject to forfeiture, resulting in an aggregate of 3,940,462 Founder Shares outstanding at August 25, 2021.

The Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Of the aggregate 15,761,850 Units sold in the Initial Public Offering, 13,365,000 Units were purchased by certain qualified institutional buyers or institutional accredited investors that are not affiliated with the Company, the Sponsor, the Company’s directors or any member of the Company’s management team (the “Anchor Investors”).

In connection with the closing of the Initial Public Offering, the Anchor Investors each acquired from the Sponsor an indirect economic interest in 100,000 Founder Shares (or an aggregate of 900,000 Founder Shares) at the original purchase price that the Sponsor paid for the Founder Shares. The Sponsor has agreed to distribute such Founder Shares to the Anchor Investors after the completion of a Business Combination. The Company estimated the aggregate fair value of the Founder Shares attributable to the Anchor Investors to be $4,464,000, or $4.96 per share. The fair value of the Founder Shares were valued using a binomial/lattice model. The excess of the fair value of the Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs related to the Founder Shares amounted to $4,464,000, of which $170,341 were expensed in the statements of operations and included in transactions costs attributable to warrant liabilities and the remaining $4,296,659 netted to additional paid in capital resulting in only a charge to accumulated deficit of $170,341.

JUPITER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Administrative Services Agreement

The Company entered into an agreement on August 12, 2021, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor an aggregate of $15,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2022, the Company incurred and paid $180,000 in fees for these services. For the year ended December 31, 2021, the Company incurred $75,000 in fees for these services, of which $15,000 is included in accrued expenses in the accompanying balance sheet.

Promissory Note — Related Party

On June 24, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $250,000. The Promissory Note was subsequently amended on December 31, 2021 and 2020 to extend the maturity date. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the consummation of the Initial Public Offering. As of December 31, 2022 and 2021, there were no amounts outstanding under the Promissory Note. The outstanding balance under the Note was repaid at the closing of the Initial Public Offering on August 17, 2021, and the Promissory Note was terminated.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be converted into units at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. As of December 31, 2022 and 2021, there were no Working Capital Loans outstanding.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on August 12, 2021, the holders of the Founder Shares, Private Placement Units, Private Shares, Private Warrants, and units that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Warrants and warrants included in the units that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the

JUPITER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 6. COMMITMENTS (cont.)

foregoing, the underwriters may not exercise their demand and “piggy-back” registration rights after August 12, 2026 and August 12, 2028, respectively, and may not exercise their demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option beginning August 12, 2021 to purchase up to 2,250,000 additional Units to cover over-allotments, at the Initial Public Offering price less the underwriting discounts and commissions. On August 23, 2021, the underwriters notified the Company of their exercise of the over-allotment option in part and concurrent forfeiture of the remaining portion of such option. As such, on August 25, 2021, the underwriters purchased 761,850 additional Units upon the closing of the partial exercise of the over-allotment option.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $5,516,648 in the aggregate. Subject to the terms of the underwriting agreement, the deferred fee (i) will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination and (ii) will be waived by the underwriters in the event that the Company does not complete a Business Combination.

Financing Arrangement

Nomura Securities International, Inc. (“Nomura”), an underwriter of the Initial Public Offering, has indicated its intent, if so requested by the Company, to use its commercially reasonable efforts to underwrite, arrange and/or syndicate up to $400 million of additional financing for the Company in the form of equity or debt (or a combination thereof) in connection with the Company’s initial Business Combination, subject to market conditions and on terms and conditions satisfactory in all respects to Nomura in its sole judgment and determination. The additional financing arrangement is not anticipated to have any impact on the redemption price of the Class A common stock, the conversion ratio of Class B common stock to Class A common stock or the exercise of the Warrants.

Legal Services Agreement

Services rendered by our legal counsel are accrued on an ongoing basis but deferred for settlement until the closing of an initial business combination. The accrued fees were $758,955 and $131,000 as of December 31, 2022 and 2021, respectively.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no shares of preferred stock issued and outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 595,237 shares of Class A common stock issued and outstanding, excluding 15,761,850 shares of Class A common stock subject to possible redemption which are presented as temporary equity.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 3,940,462 shares of Class B common stock issued and outstanding. At December 31, 2020, there were 4,312,500 shares of Class B common stock issued and outstanding, of which an aggregate of up to 562,500 shares of Class B common stock were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of shares of Class B common stock would

JUPITER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

equal 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (not including the Private Shares underlying the Private Placement Units). As a result of the underwriters’ election to partially exercise their over-allotment option and the forfeiture of the remaining portion of such over-allotment option, 372,038 Founder Shares were forfeited and 190,462 Founder Shares are no longer subject to forfeiture, resulting in an aggregate of 3,940,462 Founder Shares outstanding at August 25, 2021.

Only holders of Class B common stock have the right to vote on the election of directors prior to the Company’s initial Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all other matters submitted to a vote of the Company’s stockholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering (not including the Private Shares underlying the Private Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

NOTE 8. WARRANT LIABILITIES

At December 31, 2022 and 2021, there were 7,880,925 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless the shares of Class A common stock issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Class A common stock issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following a Business Combination and to maintain a current prospectus relating to the Class A common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

JUPITER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 8. WARRANT LIABILITIES (cont.)

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.    Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of the shares of Class A common stock for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities).

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00.    Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table in the prospectus for the Initial Public Offering, based on the redemption date and the fair market value of the Class A common stock;

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities); and

•        if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities) the Private Warrants must also be concurrently called for redemption on the same terms (except as described above with respect to a holder’s ability to cashless exercise its warrants) as the outstanding Public Warrants

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below the exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

JUPITER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 8. WARRANT LIABILITIES (cont.)

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of its initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

As of December 31, 2022 and 2021, there were 297,618 Private Warrants outstanding. The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the shares of Class A common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, and the holders thereof are entitled to certain registration rights. Additionally, so long as they are held by the initial purchasers or their permitted transferees, the Private Warrants: (i) will not be redeemable by the Company (except for certain limitations); (ii) may be exercised by the holders on a cashless basis; and (iii) with respect to Private Warrants held by the underwriters or their employees, will not be exercisable more than five years from the commencement of sales of the Initial Public Offering in accordance with FINRA Rule 5110(g)(8)(A). If the Private Warrants are held by holders other than the initial purchasers or their respective permitted transferees, the Private Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. INCOME TAX

The Company has identified the United States and Florida as its “major” tax jurisdictions. The Company did not have any significant deferred tax assets or liabilities as of December 31, 2022 and 2021.

The income tax provision for the years ended December 31, 2022 and 2021 consists of the following:

	Year Ended December 31, 2022	Year Ended December 31, 2021

Federal
Current	$103,462	$—
Deferred	95,568	(153,174)

State and Local
Current	21,382	—
Deferred	8,518	(20,423)

Change in valuation allowance	217,622	173,598

Income tax provision	$446,552	$—

JUPITER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 9. INCOME TAX (cont.)

The Company’s net deferred tax asset (liability) at December 31, 2022 and 2021 are as follows:

	December 31, 2022	December 31, 2021

Deferred tax assets
Net operating loss carryforward	$—	$40,809
Startup/Organization Expenses	391,221	132,789
Unrealized gain/loss – Trust	(321,708)	—
Total deferred tax assets	69,513	173,598
Valuation Allowance	(391,220)	(173,598)
Deferred tax liability	$(321,707)	$—

As of December 31, 2022 and 2021, the Company had U.S. federal and state net operating loss of $0 and $171,468 which can be carried forward indefinitely, respectively.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2022 and 2021, the change in the valuation allowance was $217,622 and $173,598, respectively. The effective tax rate differs from the statutory tax rate of 21% for the years ended December 31, 2022 and 2021, due to changes in fair value in warrant liability and the valuation allowance on the deferred tax assets.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.00%	21.0%
State taxes, net of federal tax benefit	4.3%	2.8%
Change in fair value of warrant liabilities	(22.7)%	(53.1)%

Transaction costs associated with the Initial Public Offering	3.6%	12.3%
Valuation allowance	5.6%	17.1%
Income tax provision	11.8%	0.0%

The Company files income tax returns in the U.S. federal and Florida state jurisdiction and is subject to examination by the various taxing authorities.

JUPITER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 10. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2022	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$159,610,253	$157,618,500

Liabilities:
Warrant liability- Public Warrants	1	$472,856	$3,824,613
Warrant liability- Private Warrants	2	$17,857	$144,910

The Warrants were accounted for as liabilities in accordance with ASC Topic 815-40 and are presented within warrant liabilities in the accompanying December 31, 2022 and 2021 balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the statements of operations.

On August 17, 2021, the “Public Warrants” were valued using a Monte Carlo Simulation model, which is considered to be a Level 3 fair value measurement. On August 17, 2021 and on December 31, 2021, the Private Warrants were valued using a Black Scholes model, considered a level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. On December 31, subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value of the Public Warrants. For periods subsequent to the detachment of the Public Warrants from the Units including December 31, 2022, the close price of the Public Warrant price was used as the fair value as of each relevant date. In addition, as of December 31, 2022, Private Warrants transferred to Level 2 due to a make-whole provision which allows the Company to use the value of the closing price of the Public Warrants.

JUPITER ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2021	$144,910	$—	$144,910
Change in valuation inputs or other assumptions	(46,696)	—	(46,696)
Transfer to level 2	(98,214)	—	(98,214)
Fair value as of December 31, 2022	$—	$—	$—

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Private Warrants that were transferred from a Level 3 measurement to a Level 2 at March 31, 2022.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 9, 2023, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not in compliance with Nasdaq Listing Rule 5620(a) due to the Company’s failure to hold an annual meeting of stockholders within twelve months of the end of the Company’s fiscal year end. The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market. On March 7, 2023, Nasdaq granted the Company an extension until June 29, 2023 to regain compliance with Nasdaq Listing Rule 5620(a).

On February 17, 2023, the Company withdrew an amount of $364,018 in the interest income from the Trust Account to pay tax obligations.

JUPITER ACQUISITION CORPORATION
CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash	$428,266	$324,188
Prepaid expenses	90,528	217,905
Income Tax Receivable	44,436	10,156
Total current assets	563,230	552,249

Marketable securities held in Trust Account	15,109,272	159,610,253
TOTAL ASSETS	$15,672,502	$160,162,502

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$1,704,670	$801,007
Total current liabilities	1,704,670	801,007

Warrant liabilities	163,570	490,713
Deferred tax liability	—	321,707
Excise tax payable	1,451,815	—
Deferred underwriting fee payable	1,469,992	5,516,648
TOTAL LIABILITIES	4,790,047	7,130,075

Commitments and Contingencies (Note 6)

Class A common stock subject to possible redemption; 1,475,493 and 15,761,850 shares at redemption value at June 30, 2023 and December 31, 2022, respectively	15,278,155	158,933,340

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 4,535,699 and 595,237 shares issued and outstanding (excluding 1,475,493 and 15,761,850 shares subject to possible redemption) at June 30, 2023 and December 31, 2022, respectively	454	60
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 0 and 3,940,462 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	—	394
Additional paid-in capital	823,558	—
Accumulated deficit	(5,219,712)	(5,901,367)
TOTAL STOCKHOLDERS’ DEFICIT	(4,395,700)	(5,900,913)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$15,672,502	$160,162,502

The accompanying notes are an integral part of the unaudited condensed financial statements.

JUPITER ACQUISITION CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Operating costs	$914,193	$440,547	$1,495,628	$836,767
Loss from operations	(914,193)	(440,547)	(1,495,628)	(836,767)

Other income:
Interest earned on marketable securities held in Trust Account	412,881	74,545	2,070,384	146,012
Unrealized gain (loss) on marketable securities held in Trust Account	—	150,189	52,767	(13,987)
Change in fair value of warrant liabilities	572,498	1,390,352	327,143	2,660,956
Reduction in deferred underwriter fee payable	—	—	245,002	—
Total other income, net	985,379	1,615,086	2,695,296	2,792,981

Income before provision for income taxes	71,186	1,174,539	1,199,668	1,956,214
Provision for income taxes	(97,325)	—	(518,013)	—
Net (loss) income	$(26,139)	$1,174,539	$681,655	$1,956,214

Weighted average shares outstanding of Class A common stock Redeemable	8,874,058	16,357,087	12,636,244	16,357,087
Basic and diluted net income (loss) per share, Class A common stock Redeemable	$0.00	$0.06	$0.05	$0.10

Weighted average shares outstanding of Class A common stock non-redeemable	831,875	3,940,462	2,394,756	3,940,462
Basic and diluted net income (loss) per share, Class A common stock non-redeemable	$0.00	$0.06	$0.05	$0.10

The accompanying notes are an integral part of the unaudited condensed financial statements.

JUPITER ACQUISITION CORPORATION
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2023	595,237	$60	3,940,462	$394	$—	$(5,901,367)	$(5,900,913)
Reduction of underwriting fee payable	—	—	—	—	3,801,655	—	3,801,655
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	(1,239,625)	—	(1,239,625)
Net income	—	—	—	—	—	707,794	707,794
Balance – March 31, 2023	595,237	60	3,940,462	394	2,562,030	(5,193,573)	(2,631,089)

Excise tax liability accrued for common stock redemptions	—	—	—	—	(1,451,815)	—	(1,451,815)
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	(286,657)	—	(286,657)
Conversion of Class B shares to Class A non-redeemable	3,940,462	394	(3,940,462)	(394)	—	—	—
Net loss	—	—	—	—	—	(26,139)	(26,139)
Balance – June 30, 2023	4,535,699	$454	—	$—	$823,558	$(5,219,712)	$(4,395,700)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	595,237	$60	3,940,462	$394	$—	$(8,015,607)	$(8,015,153)
Net income	—	—	—	—	—	781,675	781,675
Balance – March 31, 2022	595,237	$60	3,940,462	$394	$—	$(7,233,932)	$(7,233,478)
Net income	—	—	—	—	—	1,174,539	1,174,539
Balance – June 30, 2022	595,237	$60	3,940,462	$394	$—	$(6,059,393)	$(6,058,939)

The accompanying notes are an integral part of the unaudited condensed financial statements.

JUPITER ACQUISITION CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$681,655	$1,956,214
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(327,143)	(2,660,956)
Interest earned on marketable securities held in Trust Account	(2,070,384)	(146,012)
Unrealized gain on marketable securities held in Trust Account	(52,767)	13,987
Reduction in deferred underwriter fee payable	(245,002)	—
Deferred tax provision	(321,707)	—
Changes in operating assets and liabilities:
Prepaid expenses	127,377	(20,142)
Noncurrent prepaid insurance	—	158,428
Prepaid income taxes	(34,280)	—
Accrued expenses	903,664	67,833
Income taxes payable	—	—
Net cash used in operating activities	(1,338,587)	(630,648)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay franchise and income taxes	1,442,665	—
Cash withdrawn from Trust Account in connection with redemption	145,181,467	—
Net cash provided by investing activities	146,624,132	—

Cash Flows from Financing Activities:
Payments of redemptions Class A common stock	(145,181,467)	—
Net cash used in financing activities	(145,181,467)	—

Net Change in Cash	104,078	(630,648)
Cash – Beginning of period	324,188	1,351,816
Cash – End of period	$428,266	$721,168

Supplementary cash flow information:
Cash paid for income taxes	$874,000	$—
Non-Cash investing and financing activities:
Remeasurement of Class A common stock to redemption value	$(1,526,282)	$—
Reduction of deferred underwriting fee payable	$(3,801,655)	$—
Excise tax liability accrued for Class A common stock redemptions	$1,451,815	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Jupiter Acquisition Corporation (the “Company”) is a blank check company incorporated in Delaware on June 17, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2023, the Company had not commenced any operations. All activity for the period from June 17, 2020 (inception) through June 30, 2023 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the marketable securities held in the Trust Account (defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on August 12, 2021. On August 17, 2021, the Company consummated the Initial Public Offering of 15,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $150,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 580,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Jupiter Founders LLC (the “Sponsor”) and certain of the underwriters and certain of the underwriters’ employees, generating gross proceeds of $5,800,000, which is described in Note 4.

On August 23, 2021, the underwriters notified the Company of their exercise of the over-allotment option in part and concurrent forfeiture of the remaining portion of such option. As such, on August 25, 2021, the underwriters purchased 761,850 additional Units at $10.00 per additional Unit upon the closing of the partial exercise of the over-allotment option, generating gross proceeds of $7,618,500. Simultaneously with the sale of the additional Units, the Company consummated the sale of an additional 15,237 Private Placement Units at $10.00 per additional Private Placement Unit, generating total gross proceeds of $152,370.

Transaction costs amounted to $9,292,595, consisting of $3,152,370 of underwriting fees, net of reimbursement, $5,516,648 of deferred underwriting fees and $623,577 of other offering costs.

On March 31, 2023, Nomura Securities International, Inc. (“Nomura”), an underwriter of the Initial Public Offering, agreed to waive its entitlement to the deferred underwriting commissions of $4,046,657 owed or payable to Nomura pursuant to the underwriting agreement for the Initial Public Offering (the “Underwriting Agreement”). As a result, the Company recognized $245,002 of other income attributable to the derecognition of deferred underwriting fees allocated to offering costs and $3,801,655 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying financial statements (see Note 6).

On April 12, 2023, Brookline Capital Markets, a division of Arcadia Securities, LLC (“Brookline”) and Ladenburg Thalmann & Co. Inc. (“Ladenburg”), constituting all of the underwriters of the Initial Public Offering (other than Nomura), notified the Company pursuant to a letter dated as of April 6, 2023, that each of Brookline and Ladenburg agreed to waive its entitlement to the cash payment of deferred underwriting commissions owed or payable pursuant to the Underwriting Agreement and will each accept 150,000 common shares, totaling an aggregate of 300,000 common shares of the surviving company of the Company’s initial Business Combination in full satisfaction of the aggregate $1,469,991 that would be payable to such underwriters upon the closing of the Company’s initial Business Combination pursuant to the Underwriting Agreement.

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Following the closing of the Initial Public Offering on August 17, 2021, an amount of $150,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account established for the benefit of the Company’s Public Stockholders (as defined below) (the “Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee (“Continental”), and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act that invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

A total of $7,618,500 of the net proceeds from the sale of the additional Units and the additional Private Placement Units was deposited in the Trust Account, bringing the aggregate proceeds held in the Trust Account to $157,618,500.

In connection with the implementation of the Extension (as defined below) on April 20, 2023, as previously approved by the Company’s stockholders on April 18, 2023, the Company redeemed 14,286,357 shares of Class A common stock tendered for redemption by the Public Stockholders, at a redemption price of approximately $10.16 per share, for an aggregate redemption amount of approximately $145.2 million.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, including the partial exercise of the over-allotment option, and sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete its initial Business Combination with one or more operating businesses with an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to the Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company may pay to the underwriters (as discussed in Notes 6 and 10). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and other holders of the Company’s common stock prior to the Initial Public Offering (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 5), Private Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Initial Stockholders have agreed (a) to waive their redemption rights with respect to the Founder Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

On April 18, 2023, the Company held a special meeting in lieu of the 2023 annual meeting of stockholders of the Company (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved, among other matters, (i) an amendment to the Certificate of Incorporation to extend the date by which the Company must consummate an initial Business Combination (the “Extension”) from August 17, 2023 to December 17, 2023, or such earlier date as determined by the Company’s board of directors (such applicable date, the “Extended Date”, and such amendment, the “Charter Amendment”), and (ii) an amendment to the Investment Management Trust Agreement, dated as of August 12, 2021, by and between the Company and Continental, to provide for the Extension to the Extended Date pursuant to the Charter Amendment (the “Trust Amendment”).

Following the Special Meeting, on April 20, 2023, the Company filed the Charter Amendment with the Secretary of State of the State of Delaware in order to implement the Extension and entered into the Trust Amendment with Continental.

In connection with the implementation of the Extension, (i) on April 20, 2023, all holders of Class B common stock voluntarily elected to convert all shares of Class B common stock to shares of Class A common stock on a one-for-one basis in accordance with the Certificate of Incorporation (collectively, the “Class B Conversion”), and (ii) the Company redeemed 14,286,357 shares of Class A common stock tendered for redemption by the Public Stockholders, at a redemption price of approximately $10.16 per share, for an aggregate redemption amount of approximately $145.2 million (the “Redemption”). Upon completion of the Class B Conversion and the Redemption, 6,011,192 shares of Class A common stock and no shares of Class B common stock remain issued and outstanding.

In connection with the implementation of the Extension, the Company will have until December 17, 2023, or such earlier date as determined by the Company’s board of directors, to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Initial Stockholders have agreed to waive their right to liquidating distributions from the Trust Account with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commissions (see Notes 6 and 10) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of June 30, 2023, the Company had $428,266 in its operating bank account and a working capital deficit of $1,309,272 (after adding back $123,396 of franchises taxes paid out of the operating cash account not yet reimbursed from the Trust Account), which excludes $354,342 of interest earned on the Trust Account that is available to pay franchise and income taxes payable.

As of June 30, 2023, approximately $354,342 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations. As of June 30, 2023, the Company withdrew an amount of $1,613,646 in the interest income from the Trust Account to pay tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor, or their affiliates, may, but are not obligated to, loan the Company additional funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain such additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by December 17, 2023, then the Company will cease all operations except for the purpose of liquidating.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Codification Subtopic 205-40, “Presentation of Financial Statements — Going Concern,” the Company has until December 17, 2023 to consummate a Business Combination or effect an extension. It is uncertain that the Company will be able to consummate a Business Combination or effect an extension by this time. If a Business Combination is not consummated by this date and an extension has not been approved by the Company’s stockholders and effected, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and the mandatory liquidation, should a Business Combination not occur and an extension not be approved by the Company’s stockholders and effected, and potential subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 17, 2023. The Company intends to complete a proposed Business Combination before December 17, 2023. However, there can be no assurance that the Company will be able to consummate any Business Combination by such date. In addition, the Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, the Company may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through December 17, 2023.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

not determinable as of the date of these condensed financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these condensed financial statements.

The funds in the Trust Account are invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act and that invest only in direct U.S. government obligations. While short-term U.S. government treasury bills currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that the Company is unable to complete its initial Business Combination or makes certain amendments to the Certificate of Incorporation, the Public Stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income not released to the Company, net of taxes payable. Negative interest rates could impact the per share redemption amount that may be received by Public Stockholders.

Consideration of Inflation Reduction Act Excise Tax

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote (including in connection with the Extension) or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote (including in connection with the Extension) or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

On April 20, 2023, the Company redeemed 14,286,357 shares of Class A common stock tendered for redemption by the Public Stockholders for a total redemption amount of $145,181,467 in connection with the implementation of the Extension. The Company evaluated the classification and accounting of the stock redemption under ASC 450, “Contingencies” to determine whether the Company should currently recognize an excise tax obligation associated therewith. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset, or the incurrence of a liability can range from probable to remote. Contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated whether a

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

United States excise tax obligation should be recognized currently related to the stock redemption and concluded that this obligation should be recognized. As of June 30, 2023, the Company recorded $1,451,815 of excise tax liability calculated as 1% of shares redeemed on April 20, 2023. Any reduction to this liability resulting from either a subsequent stock issuance or an event giving rise to an exception that occurs within this tax year, will be recognized in the period (including an interim period) that such stock issuance or event giving rise to an exception occurs.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in condensed financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 10, 2023. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the period ending December 31, 2023 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of the condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2023 and December 31, 2022, the Company had cash of $428,266 and $324,188, respectively. The Company did not have any cash equivalents at June 30, 2023 and December 31, 2022.

Marketable Securities Held in Trust Account

At June 30, 2023 and December 31, 2022, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities. Through June 30, 2023, the Company withdrew an amount of $1,613,646 in the interest income from the Trust Account to pay tax obligations.

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the condensed balance sheet date that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to derivative warrant liabilities are expensed as incurred in the statements of operations. Offering costs associated with the Class A common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering. Offering costs amounted to $9,292,595, of which $8,938,077 were charged to stockholders’ equity upon the completion of the Initial Public Offering and $354,518 were expensed to the statements of operations.

Warrant Liabilities

The Company accounts for the Public Warrants (as defined in Note 3) and the Private Warrants (as defined in Note 4) (collectively, with the Public Warrants, the “Warrants”) in accordance with the guidance contained in FASB Accounting Standards Codification (“ASC”) Topic 480 and FASB ASC Topic 815 “Derivatives and Hedging” (“ASC 815”) under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. On August 17, 2021 and subsequently on September 30, 2021, the Public Warrants were valued using a Monte Carlo Simulation model. The Private Warrants were valued using a Black Scholes model at December 31, 2021. For periods subsequent to the detachment of the Public Warrants from the Units including June 30, 2023, the close price of the Public Warrant price was used as the fair

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

value as of each relevant date. In addition, as of June 30, 2023, the closing price of the Public Warrants was determined to be an appropriate estimate for the fair value of Private Warrants due to a make-whole provision in the contractual terms of the Warrant Agreement.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement’s carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2023 and December 31, 2022, 1,475,493 and 15,761,850 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, respectively, outside of the stockholders’ deficit section of the Company’s condensed balance sheets. On April 20, 2023, the Company redeemed 14,286,357 shares of Class A common stock tendered for redemption by the Public Stockholders for a total redemption amount of $145,181,467 in connection with the implementation of the Extension.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

At June 30, 2023 and December 31, 2022, the Class A common stock reflected in the condensed balance sheets is reconciled in the following table:

Gross proceeds	$157,618,500
Less:
Proceeds allocated to Public Warrants	(6,018,995)
Class A common stock issuance costs	(8,768,627)
Plus:
Remeasurement of Class A common stock subject to possible redemption	16,102,462

Class A common stock subject to possible redemption 12/31/22	158,933,340
Less:
Redemption	(145,181,467)
Plus:
Remeasurement of Class A common stock subject to possible redemption	286,657

Class A common stock subject to possible redemption 06/30/23	$15,278,155

Net Income (Loss) per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Remeasurement associated with the redeemable shares of Class A common stock is excluded from net income (loss) per common share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the Warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the Warrants is contingent upon the occurrence of future events. The Warrants are exercisable to purchase 8,178,543 shares of Class A common stock in the aggregate. As of June 30, 2023 and 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common shares and then share in the net income (loss) of the Company. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2023		2022		2023		2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income per common stock
Numerator:
Allocation of net income (loss), as adjusted	$(23,899)	$(2,240)	$946,520	$228,019	$573,053	$108,602	$1,576,445	$379,769
Denominator:
Basic and diluted weighted average common stock outstanding	8,874,058	831,875	16,357,087	3,940,462	12,636,244	2,394,756	16,357,087	3,940,462
Basic and diluted net income (loss) per common stock	$0.00	$0.00	$0.06	$0.06	$0.05	$0.05	$0.10	$0.10

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 9).

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 15,761,850 Units at a purchase price of $10.00 per Unit, including 761,850 additional Units pursuant to the underwriters’ partial exercise of their over-allotment option. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50, subject to adjustment (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering and the closing of the partial exercise of the over-allotment option, the Sponsor and certain of the underwriters and certain of the underwriters’ employees purchased an aggregate of 595,237 Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $5,952,370 in private placements. Each Private Placement Unit consists of one share of Class A common stock (“Private Share”) and one-half of one warrant (each, a “Private Warrant”). Each whole Private Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the Private Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Units and all underlying securities will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Units or the underlying securities.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On July 7, 2020, the Initial Stockholders purchased 5,750,000 shares of the Company’s Class B common stock (the “Founder Shares”) for an aggregate price of $25,000. On July 23, 2021, the Sponsor forfeited 1,437,500 Founder Shares resulting in an aggregate of 4,312,500 Founder Shares outstanding. The Sponsor agreed to transfer to certain of the underwriters and certain of their employees an aggregate of 240,001 shares of Class B common stock. All shares and per-share data has been retroactively restated. The Founder Shares included an aggregate of up to 562,500 Founder Shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part. On August 23, 2021, the underwriters notified the Company of their exercise of the over-allotment option in

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

part and concurrent forfeiture of the remaining portion of such option. As such, on August 25, 2021, the underwriters purchased 761,850 additional Units at $10.00 per additional Unit upon the closing of the partial exercise of the over-allotment option. As a result of the underwriters’ election to partially exercise their over-allotment option and the forfeiture of the remaining portion of such over-allotment option, an aggregate of 372,038 Founder Shares were forfeited and 190,462 Founder Shares are no longer subject to forfeiture, resulting in an aggregate of 3,940,462 Founder Shares outstanding at August 25, 2021.

The Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Of the aggregate 15,761,850 Units sold in the Initial Public Offering, 13,365,000 Units were purchased by certain qualified institutional buyers or institutional accredited investors that are not affiliated with the Company, the Sponsor, the Company’s directors or any member of the Company’s management team (the “Anchor Investors”).

In connection with the closing of the Initial Public Offering, the Anchor Investors each acquired from the Sponsor an indirect economic interest in 100,000 Founder Shares (or an aggregate of 900,000 Founder Shares) at the original purchase price that the Sponsor paid for the Founder Shares. The Sponsor has agreed to distribute such Founder Shares to the Anchor Investors after the completion of a Business Combination. The Company estimated the aggregate fair value of the Founder Shares attributable to the Anchor Investors to be $4,464,000, or $4.96 per share. The fair value of the Founder Shares were valued using a binomial/lattice model. The excess of the fair value of the Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs related to the Founder Shares amounted to $4,464,000, of which $170,341 were expensed in the statements of operations and included in transactions costs attributable to warrant liabilities and the remaining $4,296,659 netted to additional paid in capital resulting in only a charge to accumulated deficit of $170,341.

On April 20, 2023, pursuant to the Class B Conversion, the Founder Shares were converted from shares of Class B common stock to shares of Class A common stock on a one-for-one basis in accordance with the Certificate of Incorporation. At June 30, 2023, there were 6,011,192 and 0 shares of Class A common stock and Class B common stock issued and outstanding, respectively.

Administrative Services Agreement

The Company entered into an agreement on August 12, 2021, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor an aggregate of $15,000 per month for office space, utilities and secretarial and administrative support. For the three and six months ended June 30, 2023, the Company incurred and paid $45,000 and $90,000, respectively, in fees for these services. For the three and six months ended June 30, 2022, the Company incurred and paid $45,000 and $90,000 in fees for these services, respectively.

Promissory Note — Related Party

On June 24, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $250,000. The Promissory Note was subsequently amended on December 31, 2021 and 2020 to extend the maturity date. The Promissory Note was

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the consummation of the Initial Public Offering. As of June 30, 2023 and December 31, 2022, there were no amounts outstanding under the Promissory Note. The outstanding balance under the Note was repaid at the closing of the Initial Public Offering on August 17, 2021, and the Promissory Note was terminated.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be converted into units at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. As of June 30, 2023 and December 31, 2022, there were no Working Capital Loans outstanding.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on August 12, 2021, the holders of the Founder Shares, Private Placement Units, Private Shares, Private Warrants, and units that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Warrants and warrants included in the units that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, the underwriters may not exercise their demand and “piggy-back” registration rights after August 12, 2026 and August 12, 2028, respectively, and may not exercise their demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option beginning August 12, 2021 to purchase up to 2,250,000 additional Units to cover over-allotments, at the Initial Public Offering price less the underwriting discounts and commissions. On August 23, 2021, the underwriters notified the Company of their exercise of the over-allotment option in part and concurrent forfeiture of the remaining portion of such option. As such, on August 25, 2021, the underwriters purchased 761,850 additional Units upon the closing of the partial exercise of the over-allotment option.

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

The underwriters were entitled to a deferred fee of $0.35 per Unit, or $5,516,648 in the aggregate, pursuant to the terms of the Underwriting Agreement, which deferred fee would (i) become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination and (ii) be waived by the underwriters in the event that the Company does not complete a Business Combination.

On March 31, 2023, Nomura agreed to waive its entitlement to the deferred underwriting commissions of $4,046,657 owed or payable to Nomura in accordance with the Underwriting Agreement. As a result, the Company recognized $245,002 of other income attributable to the derecognition of deferred underwriting fees allocated to offering costs and $3,801,655 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying financial statements.

On April 12, 2023, Brookline and Ladenburg, constituting all of the underwriters of the Initial Public Offering (other than Nomura), notified the Company pursuant to a letter dated as of April 6, 2023, that each of Brookline and Ladenburg agreed to waive its entitlement to the cash payment of deferred underwriting commissions owed or payable pursuant to the Underwriting Agreement and will each accept 150,000 common shares, totaling an aggregate of 300,000 common shares of the surviving company of the Company’s initial Business Combination in full satisfaction of the aggregate $1,469,991 that would be payable to such underwriters upon the closing of the Company’s initial Business Combination pursuant to the Underwriting Agreement.

Legal Services Agreement

Services rendered by the Company’s legal counsel are accrued on an ongoing basis but deferred for settlement until the closing of an initial Business Combination. The accrued fees were $1,636,040 and $758,955 as of June 30, 2023 and December 31, 2022, respectively.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2023 and December 31, 2022, there were no shares of preferred stock issued and outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At June 30, 2023 and December 31, 2022, there were 4,535,699 and 595,237 shares of Class A common stock issued and outstanding, excluding 1,475,493 and 15,761,850 shares of Class A common stock subject to possible redemption which are presented as temporary equity, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At June 30, 2023 and December 31, 2022, there were 0 and 3,940,462 shares of Class B common stock issued and outstanding. At December 31, 2020, there were 4,312,500 shares of Class B common stock issued and outstanding, of which an aggregate of up to 562,500 shares of Class B common stock were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of shares of Class B common stock would equal 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (not including the Private Shares underlying the Private Placement Units). As a result of the underwriters’ election to partially exercise their over-allotment option and the forfeiture of the remaining portion of such over-allotment option, 372,038 Founder Shares were forfeited and 190,462 Founder Shares are no longer subject to forfeiture, resulting in an aggregate of 3,940,462 Founder Shares outstanding at August 25, 2021.

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

If any shares of Class B common stock are then outstanding, only holders of Class B common stock have the right to vote on the election of directors prior to the Company’s initial Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all other matters submitted to a vote of the Company’s stockholders except as otherwise required by law.

The shares of Class B common stock (if any) will automatically convert into shares of Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering (not including the Private Shares underlying the Private Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

On April 20, 2023, pursuant to the Class B Conversion, the Founder Shares were converted from shares of Class B common stock to shares of Class A common stock on a one-for-one basis in accordance with the Certificate of Incorporation. At June 30, 2023, there were 6,011,192 and 0 shares of Class A common stock and Class B common stock issued and outstanding, respectively.

NOTE 8. WARRANT LIABILITIES

At June 30, 2023 and December 31, 2022, there were 7,880,925 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless the shares of Class A common stock issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Class A common stock issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following a Business Combination and to maintain a current prospectus relating to the Class A common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 8. WARRANT LIABILITIES (cont.)

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of the shares of Class A common stock for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities).

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table in the prospectus for the Initial Public Offering, based on the redemption date and the fair market value of the Class A common stock;

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities); and

•        if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities) the Private Warrants must also be concurrently called for redemption on the same terms (except as described above with respect to a holder’s ability to cashless exercise its warrants) as the outstanding Public Warrants

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below the exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 8. WARRANT LIABILITIES (cont.)

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of its initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

As of June 30, 2023 and December 31, 2022, there were 297,618 Private Warrants outstanding. The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the shares of Class A common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, and the holders thereof are entitled to certain registration rights. Additionally, so long as they are held by the initial purchasers or their permitted transferees, the Private Warrants: (i) will not be redeemable by the Company (except for certain limitations); (ii) may be exercised by the holders on a cashless basis; and (iii) with respect to Private Warrants held by the underwriters or their employees, will not be exercisable more than five years from the commencement of sales of the Initial Public Offering in accordance with FINRA Rule 5110(g)(8)(A). If the Private Warrants are held by holders other than the initial purchasers or their respective permitted transferees, the Private Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2023	December 31, 2022
Assets:
Marketable securities held in Trust Account	1	$15,109,272	$159,610,253

Liabilities:
Warrant liability – Public Warrants	2	$157,618	$472,856
Warrant liability – Private Warrants	2	$5,952	$17,857

The Warrants were accounted for as liabilities in accordance with ASC Topic 815-40 and are presented within warrant liabilities in the accompanying condensed June 30, 2023 and December 31, 2022 balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the condensed statements of operations.

On August 17, 2021, the “Public Warrants” were valued using a Monte Carlo Simulation model, which is considered to be a Level 3 fair value measurement. On August 17, 2021 and on December 31, 2021, the Private Warrants were valued using a Black Scholes model, considered a level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. On December 31, subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value of the Public Warrants. For periods subsequent to the detachment of the Public Warrants from the Units including June 30, 2023, the close price of the Public Warrant price was used as the fair value as of each relevant date. The Public Warrants were classified as Level 1 due to an active market price as of December 31, 2021. At June 30, 2023, Public Warrants were transferred to a level 2 due to the lack of an active market and the presence of observable inputs in surrounding periods for the same instrument. In addition, as of June 30, 2023, Private Warrants transferred to Level 2 due to a make-whole provision which allows the Company to use the value of the closing price of the Public Warrants.

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2021	$144,910	$—	$144,910
Change in valuation inputs or other assumptions	(46,696)	—	(46,696)
Transfer to level 2	(98,214)	—	(98,214)
Fair value as of June 30, 2022	$—	$—	$—

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 1 measurement to a Level 2 fair value measurement during the three and six months ended June 30, 2022 was $0 and $157,618, respectively.

JUPITER ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On July 18, 2023, the Company, 1427702 B.C. Ltd., a corporation organized under the laws of British Columbia (“TopCo”), Filament Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of TopCo, and Filament Health Corp., a corporation organized under the laws of British Columbia (“Filament”), entered into a business combination agreement (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), which provides for a proposed business combination through a series of related transactions (the “Proposed Business Combination”). The consummation of the Proposed Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among others, receipt of the requisite approval of the Company’s stockholders and execution of various transaction agreements. There can be no assurance as to whether or when the Proposed Business Combination will be consummated.

On August 14, 2023, TopCo filed with the SEC a registration statement on Form F-4 (the “Form F-4”) in connection with the Proposed Business Combination, which contains a preliminary proxy statement/prospectus that constitutes (i) a preliminary prospectus relating to the offer of TopCo securities to be issued in the Proposed Business Combination and (ii) a preliminary proxy statement in connection with the solicitation of proxies for a special meeting of the Company’s stockholders to be held to approve the Proposed Business Combination and other matters as described in the Form F-4.

Concurrently with the execution of the Business Combination Agreement, (i) the Company, Filament and certain Filament shareholders entered into voting and support agreements (the “Shareholder Support Agreements”), and (ii) the Company, Jupiter and Filament entered into a sponsor support agreement (the “Sponsor Support Agreement”), in each case with respect to certain matters to support the consummation of the Proposed Business Combination. Each of the Business Combination Agreement, the Shareholder Support Agreements, the Sponsor Support Agreement and related matters are described in more detail in the Company’s Current Report on Form 8-K filed with the SEC on July 24, 2023 and in the Form F-4.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

JUPITER ACQUISITION CORPORATION,

1427702 B.C. LTD.,

FILAMENT MERGER SUB LLC

and

FILAMENT HEALTH CORP.

dated as of

July 18, 2023

Annex A-i

Annex A-ii

Exhibits
EXHIBIT A	FORM OF LOCK-UP AGREEMENT
EXHIBIT B	FORM OF REGISTRATION RIGHTS AGREEMENT
EXHIBIT C	FORM OF COMPANY RESOLUTION
EXHIBIT D	FORM OF PLAN OF ARRANGEMENT

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of July 18, 2023 (this “Agreement”), is made and entered into by and among Jupiter Acquisition Corporation, a Delaware corporation (“SPAC”), 1427702 B.C. Ltd., a British Columbia corporation (“TopCo”), Filament Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of TopCo (“Merger Sub” and, together with TopCo, the “Merger Subsidiaries” and each, a “Merger Subsidiary”), and Filament Health Corp., a corporation organized under the Laws of British Columbia, Canada (the “Company”). Capitalized terms used herein without definition have the meanings set forth in Article I.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Delaware corporation on June 17, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses;

WHEREAS, each of TopCo and Merger Sub was incorporated or formed, as applicable, for the purposes of consummating the transactions contemplated by this Agreement and the applicable Ancillary Agreements;

WHEREAS, Merger Sub is a direct, wholly-owned Subsidiary of TopCo;

WHEREAS, at the Merger Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), SPAC shall merge with and into Merger Sub (the “Merger”, and together with the Arrangement and the other transactions contemplated by this Agreement, the “Transactions”), with Merger Sub continuing as the surviving company after the Merger (the “Surviving Company”) and a direct, wholly-owned Subsidiary of TopCo;

WHEREAS, as a result of the Merger, (a) each issued and outstanding share of SPAC Common Stock shall no longer be outstanding and shall be automatically converted into and exchanged for the right to receive the SPAC Per Share Merger Consideration, (b) each issued and outstanding SPAC Warrant shall no longer be outstanding and shall, pursuant to the terms of the SPAC Warrant Agreement, be automatically converted into and become one warrant to purchase TopCo Common Shares, and all rights with respect to shares of SPAC Common Stock underlying such SPAC Warrants will be automatically converted into rights with respect to TopCo Common Shares, in each case, with TopCo issuing a number of TopCo Common Shares and warrants in accordance with the terms of this Agreement, and (c) the one (1) issued and outstanding Merger Sub Unit held by TopCo immediately before the Merger shall no longer be outstanding, and in consideration for TopCo issuing a number of TopCo Common Shares to holders of SPAC Common Stock in the Merger, (i) such Merger Sub Unit shall be automatically converted into and exchanged for one (1) unit of limited liability company membership interest in the Surviving Company and (ii) the Surviving Company shall issue in favor of TopCo a promissory note in an amount equal to the fair market value of the one (1) issued and outstanding Merger Sub Unit held by TopCo immediately before the Merger;

WHEREAS, at least one (1) Business Day following the Merger and prior to the Arrangement Effective Time, TopCo shall form a new British Columbia corporation (“AmalCo Sub”), which will be a direct and wholly-owned Subsidiary of TopCo, with AmalCo Sub issuing a single common share to TopCo;

WHEREAS, pursuant to the Plan of Arrangement, commencing at the Arrangement Effective Time: (a) the Company Convertible Debentures will convert into Company Shares in accordance with their terms, as amended, (b) the notice of articles and articles of TopCo will be amended and restated, in the form to be mutually agreed to among the Company, TopCo and SPAC prior to Closing (the “Amended and Restated TopCo Articles”), to create the TopCo Class B Earnout Shares and the TopCo Class C Earnout Shares, (c) the Company and AmalCo Sub will amalgamate to form a new British Columbia corporation (“AmalCo,” and such transaction the “Amalgamation”), (d) the Company Shareholders will exchange all of the issued and outstanding Company Shares for newly issued

Annex A-1

TopCo Common Shares, TopCo Class B Earnout Shares and TopCo Class C Earnout Shares, (e) TopCo will exchange its single common share of AmalCo Sub for a single common share of AmalCo, (f) holders of Company Warrants, Company RSUs and Company Options will receive, as applicable, Rollover Warrants, Adjusted RSUs or Rollover Options, in each case entitling the holders thereof upon exercise or settlement of such Rollover Warrants, Adjusted RSUs and Rollover Options to receive TopCo Common Shares; (g) TopCo will repurchase for cancellation the single common share issued to the incorporator of TopCo on incorporation; and (h) after giving effect to the Amalgamation, AmalCo will become a direct, wholly-owned Subsidiary of TopCo;

WHEREAS, following the execution of this Agreement, certain investors (collectively, the “PIPE Investors”) may enter into one or more subscription agreements (each, a “PIPE Subscription Agreement”), pursuant to which, among other things, each PIPE Investor shall agree to subscribe for and purchase on the Closing Date, and TopCo or SPAC, as applicable, shall agree to issue and sell to each such PIPE Investor on the Closing Date, the number of (a) TopCo Common Shares or securities or indebtedness exercisable or exchangeable for, or convertible into, TopCo Common Shares, or (b) SPAC Common Stock or securities or Indebtedness exercisable or exchangeable for, or convertible into, SPAC Common Stock, as applicable, set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all PIPE Subscription Agreements, collectively, the “PIPE Financing Amount,” and the equity financing under all PIPE Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Key Company Shareholders and the Company will duly execute and deliver to SPAC a voting and support agreement (the “Shareholder Support Agreement”), pursuant to which each such Key Company Shareholder will agree to, among other things, (a) not transfer their Company Securities (as defined herein), (b) support and vote in favor of the Company Resolution and (c) not exercise, and waive, rights in respect of Dissent Rights;

WHEREAS, Sponsor beneficially owns 4,111,416 shares of SPAC Common Stock;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, SPAC and Sponsor will duly execute and deliver to the Company a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, Sponsor (a) will vote the SPAC Common Stock held by it as of the date hereof and any additional SPAC Capital Stock that it acquires prior to the SPAC Stockholder Meeting, in each case, in favor of this Agreement and each of the Transaction Proposals, (b) will not redeem any SPAC Common Stock held by it in connection with the Transactions and will waive its redemption rights, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement (c) will convert, on the same terms and price as the PIPE Investors, into equity the amount, if any, by which outstanding SPAC Working Capital Loans to SPAC exceed $500,000, concurrently with the Closing, and (d) if mutually agreed by the Company and SPAC, will take such actions as may be necessary for SPAC to further extend (including payment by SPAC of any SPAC Extension Expenses), subject to stockholder approval, the duration of SPAC’s timeline to consummate a business combination on terms mutually agreeable to the Company and SPAC, if and to the extent necessary to consummate the Transactions;

WHEREAS, in connection with the Closing, TopCo, Sponsor and certain holders of Company Securities will enter into a lock-up agreement substantially in the form attached hereto as Exhibit A (the “Lock-Up Agreement”), pursuant to which, among other things, each of Sponsor, the holders of SPAC securities who are directors or executive officers of SPAC and the Key Company Shareholders will agree to not effect any sale or distribution of certain equity or equity-linked securities of TopCo during the period set forth in the Lock-Up Agreement, subject to certain customary exceptions set forth in the Lock-Up Agreement;

WHEREAS, in connection with the Closing, certain holders of shares of SPAC Common Stock (including Sponsor), certain holders of Company Securities and TopCo will enter into a customary registration rights agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which, among other things, TopCo will agree to provide such holders of shares of SPAC Common Stock and such holders of Company Securities with certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement);

WHEREAS, prior to the Closing Date, TopCo shall adopt an omnibus equity incentive plan (the “Equity Incentive Plan”) as provided herein;

Annex A-2

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that it is fair to, advisable for and in the best interests of SPAC and its shareholders to enter into this Agreement and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions, and (c) determined to recommend to its stockholders the approval and adoption of this Agreement and the Transactions contemplated hereby and thereby;

WHEREAS, the board of directors of TopCo (the “TopCo Board”) has approved this Agreement, the Ancillary Agreements to which TopCo is or will be a party and the Transactions;

WHEREAS, TopCo, in its capacity as the sole member of Merger Sub, has (a) determined that the Transactions, including the Merger, are in the best interests of Merger Sub and TopCo (as sole member of Merger Sub), and (b) approved and adopted this Agreement, the Ancillary Agreements to which Merger Sub is or will be a party and the Transactions, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is fair to, advisable for and in the best interests of the Company and its shareholders to enter into this Agreement and to consummate the Transactions, and (b) approved this Agreement, the Ancillary Agreements to which the Company is or will be a party and agreed to recommend that the Company Shareholders vote in favor of the Company Resolution to be approved by the Company Shareholders at the Company Shareholders Meeting, on the terms and subject to the conditions contained in this Agreement;

WHEREAS, for Canadian federal income tax purposes, it is intended that the Amalgamation will occur on a tax-deferred basis under section 87 of the Tax Act; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Merger will qualify as a reorganization described in Section 368(a)(1)(F) of the Code, and (b) as a result of, and following, the Merger, TopCo will be treated as a U.S. domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code (collectively, the “Intended U.S. Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, each of SPAC, TopCo, Merger Sub and the Company agrees as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1          Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, as to the Company, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) fifteen percent (15%) or more of the consolidated assets of such Person and its Subsidiaries or (ii) fifteen percent (15%) or more of any class of equity or voting securities of (A) such Person or (B) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of such Person and its Subsidiaries; (b) any take-over bid, issuer bid, tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, amalgamation, consolidation, share exchange, business combination, arrangement, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, charge, audit, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

Annex A-3

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received in respect of the PIPE Financing (whether on or prior to the Closing Date) and held in a bank account owned and controlled by TopCo or SPAC, as applicable, on the Closing Date (and, for the avoidance of doubt, after giving effect to the funding of the PIPE Financing on such date and before giving effect to the payment of any Unpaid SPAC Transaction Expenses or Unpaid Company Transaction Expenses).

“Ancillary Agreements” means, collectively, (a) the Shareholder Support Agreement, (b) the Sponsor Support Agreement, (c) the Lock-Up Agreement, (d) the PIPE Subscription Agreements, if any, (e) the Registration Rights Agreement and (f) each other agreement, document, instrument and/or certificate executed or contemplated by this Agreement to be executed, in connection with consummation of the transactions contemplated hereby (including in connection with the Merger and the Transactions).

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the Corruption of Foreign Public Officials Act (Canada), U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials), and any related or similar laws, rules, regulations or guidelines, which, in each case, are issued, administered or enforced by any authority having jurisdiction over the Company and/or any of its Subsidiaries, or to which the Company and/or any of its Subsidiaries are subject.

“Antitrust Laws” means any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.

“Arrangement” means an arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Effective Time” means 12:01 a.m. (Vancouver time) on the Closing Date or such other time as agreed to by SPAC and the Company, each acting reasonably, in writing.

“Arrangement Filings” means the records and information required to be provided to the Registrar under Section 292 of the BCBCA in respect of the Arrangement, together with a copy of the Final Order.

“Available Cash” means, without duplication, an aggregate amount equal to (a) the amount of cash available to be released from the Trust Account as of immediately prior to the Closing (after giving effect to SPAC Share Redemption Amount), plus (b) the aggregate amount of unrestricted cash of SPAC on hand held outside of the Trust Account immediately prior to the Closing, plus (c) the Aggregate Closing PIPE Proceeds, plus (d) the amount of all unrestricted proceeds of any Alternative Financing that shall have been received at or prior to the Closing in connection with the Transactions, plus (e) the amount of all unrestricted proceeds of the Bridge Financing that shall have been received at or prior to the Closing. For the avoidance of doubt, (i) any cash proceeds received by TopCo, SPAC or any of their respective Affiliates in respect of any amounts funded under a PIPE Subscription Agreement prior to the Closing Date and not refunded or otherwise used prior to the Closing shall constitute, and be taken into account for purposes of determining, the Available Cash, and (ii) the term “unrestricted” before the words “cash” or “proceeds” means cash and cash equivalents that, immediately following receipt by TopCo, the Company or any of the Group Companies, are available for use by TopCo, the Company or any of the Group Companies.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Bridge Financing” means the Company’s non-brokered private placement to raise up to an aggregate of approximately CAD $2,000,000 pursuant to the issuance of units at a price per unit to be determined in accordance with the applicable rules and policies of the stock exchange on which the Company Shares are listed, with each unit being comprised of one (1) Company Share and one (1) Company Warrant.

“Business Combination” has the meaning set forth in the Governing Documents of SPAC.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

Annex A-4

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium), processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the IT Systems or otherwise by or on behalf of any of the Group Companies in the conduct of their business as currently conducted.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or Vancouver, British Columbia are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended, and the rules and regulations promulgated thereunder.

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or group (as defined under Section 13 of the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of the Company; (b) a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group (as defined under Section 13 of the Exchange Act) acquiring more than 50% of the combined voting power of the then outstanding securities of the Company or the surviving or successor entity immediately after such combination; or (c) a sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; provided, however, that any securities of the Company issued (i) in a bona fide financing transaction, (ii) series of bona fide financing transactions, (iii) in accordance with this Agreement or (iv) pursuant to the conversion of any securities issued in accordance with this Agreement shall be excluded from the definition of “Change of Control”.

“Closing Date” means the date on which the Closing occurs in accordance with Section 2.3.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company and Merger Subsidiary Fundamental Representations” means the representations and warranties made pursuant to Section 3.1 (Organization, Good Standing and Corporate Power), Section 3.2 (Subsidiaries; Capitalization), Section 3.3 (Due Authorization), Section 3.17 (Brokers or Finders), Section 5.1 (Organization, Good Standing, Corporate Power and Qualification), Section 5.2 (Capitalization), Section 5.3 (Due Authorization) and Section 5.7 (Brokers or Finders).

“Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and each other stock purchase, stock option, restricted stock, profit sharing, pension, retirement, savings, severance, retention, employment, consulting, commission, change-of-control, employee loan, educational assistance, bonus, incentive, deferred compensation, defined benefit, defined contribution, welfare, post-retirement health or welfare, health, medical, vision, dental, flexible spending account, cafeteria, life, disability, accident, termination, severance and each other material compensation or benefits plan, policy, program or arrangement, whether oral or written, insured or self-insured, registered or unregistered, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by any of the Group Companies on behalf of current or former employees, officers, individual independent contractors or directors of any of the Group Companies or their spouses, beneficiaries or dependents, or under which any of the Group Companies has or could reasonably be expected to have any material liability, contingent or otherwise, other than any such plan, policy, program or arrangement sponsored, administered, established or maintained by a Governmental Authority.

“Company Certificated Warrant” means a warrant representing the right to acquire Company Shares issued pursuant to warrant certificates, that is outstanding and unexercised.

“Company Convertible Debentures” means the convertible debentures representing the right to convert the aggregate principal amount of the convertible debenture into Company Shares issued pursuant to a convertible debenture certificate dated effective July 13, 2022, that is outstanding and unexercised.

“Company Earnout Ratio” means the fraction equal to (a) 1,500,000 divided by (b) the number of issued and outstanding Company Shares as of immediately prior to the Arrangement Effective Time.

Annex A-5

“Company Earnout Shares” means (a) TopCo Class B Earnout Shares and (b) TopCo Class C Earnout Shares; in each case, issuable and convertible into TopCo Common Shares as set forth in Section 2.7.

“Company Finders Warrant” means a warrant representing the right to acquire Company Shares that is outstanding and unexercised.

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company Intellectual Property” means any and all Intellectual Property used or held for use in connection with the Group Companies’ business, including the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Group Companies, taken as a whole; provided, however, that in no event would any of the following Events (or the effect of any of the following Events), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably expected to be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or IFRS or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, the Plan of Arrangement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared and including the current conflict between the Russian Federation and Ukraine), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any failure in and of itself of any Group Companies to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the causes underlying such failure may, if not otherwise excluded from this definition of Company Material Adverse Effect, be deemed either alone or in combination to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred, (g) any Events generally applicable to the industries or markets in which the Group Companies operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) any matter existing as of the date of this Agreement, to the extent expressly set forth in the Company Disclosure Schedules, (i) any action taken by, or at the request, approval or consent of, or with the written approval or consent (except with respect to the matters requiring consent in Section 6.5, unless otherwise agreed by SPAC to be subject to this clause (i)) of SPAC, (j) any Events that are cured by the Group Companies prior to the Closing, (k) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (l) the announcement of this Agreement, or the consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Group Companies, provided that this clause (l) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Sections 3.5, and, to the extent related thereto, the condition in Section 9.2(a), or (m) any worsening of the Events referred to in clauses (b), (d), (e), (g) or (k) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e), (g) and (k), any such Event shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent it disproportionately and adversely affects the Group Companies, taken as a whole, relative to other similarly situated companies in the industry in which the Group Companies operate, in which case only the incremental disproportionate, adverse effect relative to other similarly situated companies in the industry in which the Group Companies operate may be taken into account in determining whether there has been or would be a Company Material Adverse Effect (for the avoidance of doubt and without limiting the effect of any other disproportionate and adverse impact as provided in this proviso, it is understood and agreed that any cyber-attack primarily directed at a Group Company shall be deemed to disproportionately and adversely affect the Group Companies).

Annex A-6

“Company Omnibus Plan” means the omnibus equity incentive compensation plan of the Company, providing for the grant of various equity-based compensation arrangements, including Company Options and Company RSUs, in effect as of this date.

“Company Option” means each share option, whether vested or unvested, to purchase Company Shares that is outstanding and unexercised, as granted under the Company Omnibus Plan.

“Company Products” means each product developed, produced, manufactured, packaged, tested, labeled, stored, shipped, imported, exported, marketed, advertised, sold, distributed, and/or made available to third parties or currently under development by or on behalf of any of the Group Companies.

“Company Required Approval” means (a) approval by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes cast at the Company Shareholders Meeting by the holders of the Company Shares, present in person or represented by proxy, voting as a single class, pursuant to the terms and subject to applicable Law and the Company’s Governing Documents, provided that at least two (2) individuals are present representing at least ten percent (10%) of the Company Shares in person or by proxy at any such Company Shareholders Meeting; (b) approval by the affirmative vote of the holders, voting as a separate class, of at least fifty percent (50%) of the votes cast at the Company Shareholders Meeting by the holders of the Company Shares, present in person or represented by proxy other than interested parties set forth on Section 1.1 of the Company Disclosure Schedules (as “interested parties” is defined in Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions) to the Arrangement (including a related party thereto or a joint actor therewith), subject to applicable Law and the Company’s Governing Documents; (c) approval by the affirmative vote of the holders, voting as a single class, of at least sixty-six and two-thirds percent (66 2/3%) of the votes cast at the Company Shareholders Meeting by the holders of Company Warrants and Company Options, present in person or represented by proxy, subject to applicable Law and the Company’s Governing Documents, and (d) any approval requirements as may be imposed by the Court.

“Company Resolution” means a special resolution of the holders of Company Shares, voting as a single class, in respect of the Arrangement to be considered at the Company Shareholders Meeting, substantially in the form attached hereto as Exhibit C, with such changes as may be mutually agreed to by SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable).

“Company RSUs” means each restricted share unit, whether vested or unvested, that is outstanding and has not been settled in Company Shares, as granted under the Company Omnibus Plan.

“Company Securities” means, collectively, the Company Shares, Company Convertible Debentures, Company Warrants, Company RSUs and Company Options.

“Company SEDAR Filings” means all statements, prospectuses, forms, certifications, schedules, exhibits, reports and documents required to be filed or furnished by the Company with the British Columbia Securities Commission or other securities regulator, as applicable, as filed on SEDAR and as they have been amended or supplemented since the time of their filing through the date of this Agreement.

“Company Share Implied Price” means the dollar amount equal to the quotient of (a) the Equity Value divided by (b) the Diluted Company Shares.

“Company Shareholder” means any holder of any Company Shares.

“Company Shareholder Transaction Consideration” means the aggregate number of TopCo Common Shares equal to (a) the Equity Value divided by (b) $10.00.

“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, the Interim Order and applicable Law, that is to be convened as provided by the Interim Order and applicable Law to consider, and, if deemed advisable, approve, the Company Resolution, and for any other purpose as may be set out in the Company Information Circular and agreed to by SPAC.

“Company Shares” means the common shares in the capital of the Company.

Annex A-7

“Company Transaction Expenses” means, without duplication, any out-of-pocket fees and expenses payable by any of the Group Companies, the Merger Subsidiaries or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including the fees of obtaining comfort letters from the independent certified public accounting firms of each of TopCo, the SPAC and the Company; (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment made to terminate a share option (including any payment to terminate a Company Option), warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, individual independent contractor, director or officer of any of the Group Companies or the Merger Subsidiaries which become payable (including if subject to continued employment) contingent upon the execution of this Agreement or the consummation of the Transactions, plus any employer portion of any payroll Taxes required to be paid thereon; (c) Transfer Taxes; (d) fifty percent (50%) of any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 8.1(c); (e) fifty percent (50%) of the costs for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of any other party’s outside counsels, financial advisors, consultants and other advisors); and (f) the premium and other costs and expenses associated with the D&O Tail.

“Company Warrants” means the Company Certificated Warrants and the Company Finders Warrants.

“Confidential Information” means any non-public information of or concerning the Group Companies or any of their respective businesses, including any such information pertaining to the Group Companies’ business plans, financial and accounting data, customer, supplier and client lists, customer, supplier and client information (including names, addresses and contact information and including prospective customers, prospective suppliers and prospective clients), business and marketing plans, technology, products, services, formulas, methods, drawings, specifications, designs, plans, methodologies, technical manuals, technical data, pricing and cost information, compositions, formulas, protocols, know-how (including ideas and inventions (whether or not patentable or reduced to practice)), trade secrets, research and development information, solutions, offerings, platforms, improvements and Intellectual Property, whether existing or being developed.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of May 10, 2023, between SPAC and the Company.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages, purchase orders, or other obligations to which a Person is a party, by which a Person is bound or by which any of the assets or properties of a Person is bound, whether written or oral.

“Copyrights” means all rights in copyrights (whether registered or unregistered) of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“Court” means the Supreme Court of British Columbia sitting in Vancouver, British Columbia, or other applicable court of competent jurisdiction to consider and issue the Interim Order and the Final Order.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, Health Canada and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

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“COVID-19 Tax Measure” means any legislation or order enacted or issued by any Governmental Authority, and any administrative authority issued pursuant to such legislation or order, with respect to any Tax matter, or in response to the COVID-19 pandemic in any jurisdiction, whether domestic or non-U.S. (including the CARES Act, the Families First Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-65, the Health and Economic Recovery Omnibus Emergency Solutions Act, the Consolidated Appropriations Act, 2021 (H.E. 133), and the American Rescue Plan Act).

“Delisting Determination” means a “Staff Delisting Determination” (within the meaning of Nasdaq rules) or other written determination by Nasdaq to delist SPAC’s securities for failure to meet a continued listing standard.

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.

“Diluted Company Shares” means, as of immediately prior to the Arrangement Effective Time, the sum, without duplication, of the aggregate number of all (a) issued and outstanding Company Shares (but excluding Company Shares issued, or underlying any securities that are exercisable for or convertible into Company Shares issued, (i) pursuant to the Bridge Financing, any PIPE Financing, Alternative Financing or any other financing consummated by the Company during the Interim Period or (ii) to Maxim Group LLC pursuant to the Maxim Letter), (b) Company Shares issuable upon exercise of each Company Option that, as of immediately prior to the Arrangement Effective Time, had an exercise price per Company Share that is less than the Company Share Implied Price, (c) Company Shares issuable upon settlement of Company RSUs, (d) Company Shares issuable upon exercise of each Company Warrant (but excluding Company Warrants issued, or underlying any securities that are exercisable for or convertible into Company Shares issued, (i) pursuant to the Bridge Financing, any PIPE Financing, Alternative Financing or any other financing consummated by the Company during the Interim Period or (ii) to Maxim Group LLC pursuant to the Maxim Letter) that, as of immediately prior to the Arrangement Effective Time, had an exercise price per Company Share that is less than the Company Share Implied Price and (e) Company Shares issuable upon conversion of the Company Convertible Debentures in accordance with their terms; provided, however, that notwithstanding anything in the foregoing, the calculation of Diluted Company Shares shall disregard Company Shares underlying any securities that are exercisable for or convertible into Company Shares to the extent such securities, as of the Closing Date, are not vested or, if vested, are not in-the-money, as calculated using the treasury stock method.

“Disclosure Schedules” means, as applicable, the Company Disclosure Schedules or the SPAC Disclosure Schedules.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Dissent Share” means a Company Share held by a Dissenting Shareholder in respect of which such Dissenting Shareholder has duly and validly exercised Dissent Rights in strict compliance with the Plan of Arrangement.

“Dissenting Shareholder” means a registered holder of Company Shares who has duly and validly exercised the Dissent Rights in respect of all Company Shares held and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights as of the applicable time of determination.

“DTC” means The Depository Trust Company.

“Earnout Period” means any time during the seven (7)-year period following the Closing Date.

“Earnout Shares” means, collectively, the Company Earnout Shares, the Sponsor Earnout Shares and the Underwriter Earnout Shares.

“Environmental Condition” means the generation, discharge, emission or release into the environment (including, without limitation, ambient air, surface water, groundwater or land), of any Hazardous Materials by any person in respect of which remedial action is required under any Environmental Laws or as to which any liability is currently or in the future imposed upon any person based upon the acts or omissions of any person with respect to any Hazardous Materials or reporting with respect thereto.

“Environmental Laws” means all Laws arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); and (b) the manufacture, processing, distribution, use, generation, treatment,

Annex A-9

storage, disposal, transport or handling of any Hazardous Material, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Water Act (33 U.S.C. § 1251, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 653, et seq.).

“Environmental Permits” means the permits, and any and all other similar approvals, consents, waivers, or certifications required under Environmental Laws.

“Equity Value” means $176,000,000.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, each entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the fraction equal to (a) the Company Shareholder Transaction Consideration divided by (b) the number of Diluted Company Shares.

“Export Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Families First Act” means the Families First Coronavirus Response Act of 2020 (H.R. 6201).

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and SPAC, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and SPAC, such consent to not be unreasonably withheld, conditioned or delayed) at any time prior to the Arrangement Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of both the Company and SPAC, each acting reasonably.

“fraud” means, with respect to a party hereto, actual and intentional fraud with respect to the making of the representations and warranties by such party in Article III or Article IV (as qualified by the Company Disclosure Schedules and the SPAC Disclosure Schedules, respectively), the certificates to be delivered pursuant to Section 9.2(d)(i) and Section 9.3(e)(i), as applicable; provided, however, that such actual and intentional fraud of a party shall only be deemed to exist if any of the individuals identified in Section 1.4(a) of the Company Disclosure Schedules (in the case of the Company) or Section 1.4(b) of the SPAC Disclosure Schedules (in the case of SPAC) had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a misrepresentation with respect to the representations and warranties made by such party in Article III or Article IV (as qualified by the Company Disclosure Schedules and the SPAC Disclosure Schedules, respectively) or the certificates to be delivered pursuant to Section 9.2(d)(i) and Section 9.3(e)(i), as applicable, and such misrepresentation was made with the actual intention that the other party to this Agreement rely thereon to its material detriment and such other party did actually and reasonably rely thereon to its material detriment (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or any similar theory or other forms of “fraud” under applicable Law).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

Annex A-10

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a British Columbia corporation are its certificate(s) of incorporation, amalgamation and/or Arrangement, and its articles; the “Governing Documents” of a Delaware limited partnership are its limited partnership agreement and certificate of limited partnership; and the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation.

“Government Contract” means any Contract, including any prime contract, subcontract, letter contract, purchase order or delivery order, (a) by or between a Group Company and any Governmental Authority or (b) by or between a Group Company, as a subcontractor at any tier, and any other person in connection with any Contract with a Governmental Authority.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, legislature, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Governmental Sponsor” means any (a) Governmental Authority or (b) university, college, other educational institution, research center, nonprofit organization, or private foundation.

“Group Companies” (and, with corresponding meaning, “Group Company”) means, collectively, the Company, Psilo and each of their respective Subsidiaries, but excluding the Surviving Company and the Merger Subsidiaries.

“Group Company Interests” means equity interests of the Group Companies.

“Hazardous Materials” means any solid, liquid or gaseous material or substance, alone or in combination, mixture or solution, that is regulated by, defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, per- and poly-fluoroalkyl substances, toxic mold, lead or petroleum (including its derivatives, by-products or other hydrocarbons).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the International Financing Reporting Standards issued by the International Accounting Standards Board as in effect from time to time.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the outstanding principal of and premium (if any) in respect of all indebtedness for borrowed money of such Person, including accrued and unpaid interest and any per diem interest accruals, (b) the outstanding principal and unpaid interest components of capitalized lease obligations of such Person under GAAP (excluding, for the avoidance of doubt, any real estate leases), (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn) under which such Person is the applicant or guaranteed party, (d) the outstanding principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments of such Person, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the unpaid principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” of such Person, (g) unpaid breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable by such Person as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally by such Person; provided, however, that Indebtedness shall not include (i) accounts payable to trade creditors arising in the Ordinary Course and (ii) Indebtedness owing from one Group Company that is directly or indirectly wholly owned by the Company to another Group Company that is directly or indirectly wholly owned by the Company. For the avoidance of doubt, “Indebtedness” shall exclude the Company Transaction Expenses and the SPAC Transaction Expenses, as applicable.

Annex A-11

“Intellectual Property” means any and all rights, title and interests in and to all intellectual property or proprietary rights of every kind and nature however denominated, anywhere in the world, including all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Confidential Information; (e) software, data, databases and technology; (f) Internet domain names and registrations thereof, social media accounts and handles; (g) all copies and embodiments of any of the foregoing, in whatever form or medium, and (h) the right to prosecute and perfect such interests and powers to assert, defend and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing.

“Interim Order” means the interim order of the Court contemplated by Section 2.1(a) of this Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and SPAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended by the Court (with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed) at any time prior to the Final Order or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal, provided that any such amendment is reasonably acceptable to each of the Company and SPAC.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IT Systems” means, collectively, the hardware, software, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems and other information technology equipment and infrastructure owned, purported to be owned, licensed, leased or controlled by any of the Group Companies and/or used in their business as currently conducted.

“JOBS Act” means Jumpstart Our Business Startups Act of 2012.

“Key Company Shareholders” means the persons and entities listed in Section 1.1 of the Company Disclosure Schedules.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority, including general principles of common and civil law and equity, in each case having binding effect and the force of law.

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Group Companies or to which the Group Companies otherwise has a right to use.

“Letter of Transmittal” means the letter of transmittal as mutually agreed to by each of the Exchange Agent, SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed in the case of SPAC or the Company, as applicable) (which, for the avoidance of doubt, shall include a waiver of Dissent Rights, a grant of an irrevocable proxy and powers of attorney and an agreement to vote in a manner consistent with the holders of shares of SPAC Common Stock, in each case, by the applicable Company Shareholder).

“Licensed Intellectual Property” means all Intellectual Property rights owned or purported to be owned by a third party and used or held for use by the Group Companies in connection with their business.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, licenses, covenants, options (including options to purchase and options to lease), agreements for sale, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other restrictions or encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Malicious Code” means virus, malware, bugs, worms, software bombs, software routine or hardware component which could permit unauthorized access or disable or otherwise harm any computer, systems or software, or any software routine which could disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software.

Annex A-12

“Maxim Letter” means that certain letter agreement dated March 22, 2023 between the Company and Maxim Group LLC.

“Merger Effective Time” means 9:00 a.m. (Vancouver time) two (2) Business Days prior to the Closing Date.

“Merger Sub Units” shall mean the units of limited liability company membership interest of Merger Sub.

“Nasdaq” means the Nasdaq Stock Market LLC or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“NYSE” means the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” mean, any software that contains, or is derived in any manner from, in whole or in part, any software that is distributed as freeware, shareware, or licensed from another party under a license commonly referred to as an open source, free software, copyleft or community source code license corresponding to the requirements defined in the Open Source Definition (available on the URL: http://opensource.org/osd) by the Open Source Initiative, or by the Free Software Foundation (available on the URL : http://www.fsf.org/?set_language=fr).

“Ordinary Course” means, with respect to an action taken by a Person, that such action is in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement) any Permitted COVID-19 Measures implemented by such Person.

“Other Real Property Interests” means the rights-of-way, easements, licenses, servitudes, restrictive covenants, leases, access rights, mortgages, notices of security interests, rights of first refusals and other interests in land, other than Owned Real Property and Leased Real Property, in which any of the Group Companies has a legal or beneficial interest.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by any of the Group Companies.

“Owned Real Property” means the land currently owned by or on behalf of any of the Group Companies, including the lands set forth in Section 3.8(a) of the Company Disclosure Schedules.

“Patents” means all (a) Canadian, U.S. and foreign patents (including certificates of invention and other patent equivalents) and inventions, designs and improvements described or claimed therein, utility models, mask works, industrial designs, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty and (b) other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, variance, license, permit, grant, certificate, certification, accreditation, registration or other authorization of a Governmental Authority.

“Permitted COVID-19 Measures” means any COVID-19 Measures (a) to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to SPAC prior to the date of this Agreement, if material, or (b) reasonably implemented by a party hereto following the date of this Agreement in good faith and with respect to which, if material, such party provides at least one (1) Business Days’ prior written notice to the other party hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

Annex A-13

“Permitted Liens” means (a) mechanic’s, materialmen’s, landlord’s, operator’s, warehouseman’s, worker’s, repairmen’s, carrier’s, producer’s, grower’s, utilities’ and similar Liens arising or incurred in the Ordinary Course or consistent with industry practice with respect to any amounts (i) not yet delinquent or which are being contested in good faith through appropriate actions and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet delinquent or which are being contested in good faith through appropriate actions and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (c) Liens, encumbrances and restrictions on Real Property (including defects or imperfections of title, mineral rights, easements, encroachments, covenants, rights-of-way, conditions and similar restrictions of record) that (i) are registered against the titles to such Real Property or (ii) do not, individually or in the aggregate, materially interfere with the current use or occupancy of the Real Property, (d) with respect to any Leased Real Property (i) the statutory or contractual interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Liens thereon, (ii) any Lien permitted under a Real Property Lease, and (iii) any Liens encumbering the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use and Environmental Laws promulgated by any Governmental Authority that do not, individually or in the aggregate, materially interfere with the current use or occupancy of the Leased Real Property, (f) non-exclusive licenses of Owned Intellectual Property entered into in the Ordinary Course by the Group Companies, (g) Ordinary Course purchase money Liens and Liens securing rental payments under operating leases, finance leases or capital lease arrangements for amounts not yet delinquent, (h) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice or industry practice in connection with workers’ compensation, unemployment insurance or other types of social security, (i) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets and property of the Group Companies or the Real Property, (k) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions, and (l) Liens, encumbrances or restrictions that would be released at or prior to the Closing.

“Person” means any individual, firm, corporation, exempted company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” has the meaning given to the term “personal data,” “personal information,” “personally identifiable information,” “personal health information” or other similar term under applicable Law in any form or media, whether paper, electronic, or otherwise.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit D, with such changes as may be mutually agreed to by SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable) or required upon the direction of the Court in the Final Order, with the prior written consent of SPAC and the Company (such consent not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable).

“Privacy Obligations” means all applicable (a) Laws, (b) Contracts, (c) policies and (d) self-regulatory or other industry standards to which a Group Company is subject, with respect to each of (a), (b), (c) and (d), that relate in any way to the privacy, security (both physical and technical), collection, storage, use, disclosure, retention, transfer, sale or other Processing of Personal Information.

“Process” or “Processing” means any operation or set of operations that are performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer (including cross-border), transmission, processing, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Psilo” means Psilo Scientific Ltd., a direct wholly-owned subsidiary of the Company.

“Real Property” means, collectively, the Leased Real Property, the Owned Real Property and the Other Real Property Interests.

“Registrar” means the Registrar of Companies appointed under Section 400 of the BCBCA.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

Annex A-14

“Sanctions” means economic or financial sanctions administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, or His Majesty’s Treasury.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“SPAC Aggregate Merger Consideration” means a number of shares of TopCo Common Shares equal to the number of shares of SPAC Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time, payable to the SPAC Stockholders in connection with the Merger.

“SPAC Capital Stock” means, collectively, SPAC Common Stock and SPAC Preferred Stock.

“SPAC Class A Common Stock” means SPAC’s Class A common stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means SPAC’s Class B common stock, par value $0.0001 per share.

“SPAC Common Stock” means SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Extension Expenses” means, without duplication, (a) any out-of-pocket fees and expenses paid or payable by SPAC or its Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of a SPAC Extension (including (i) submitting a proposal to the SPAC Stockholders pursuant to a definitive proxy statement filed by SPAC with the SEC and (ii) providing such definitive proxy statement to the SPAC Stockholders) and (b) any cash deposits made or to be made into the Trust Account by the Sponsor or its Affiliates or permitted designees for the purpose of extending the time period for SPAC to consummate a Business Combination, as approved by the SPAC Stockholders.

“SPAC Fundamental Representations” means the representations and warranties made pursuant to Section 4.1 (Organization, Good Standing and Corporate Power), Section 4.3 (Due Authorization) and Section 4.10 (Brokers or Finders; Transaction Expenses).

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of SPAC, taken as a whole; provided, however, that in no event would any of the following Event (or the effect of any of the following Event), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably expected to be, a “SPAC Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, the Plan of Arrangement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared and including the current conflict between the Russian Federation and Ukraine), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any matter existing as of the date of this Agreement, to the extent expressly set forth in the SPAC Disclosure Schedules, (g) any action taken by, or at the request, approval or consent (except with respect to the matters requiring consent set forth in Section 6.2, unless otherwise agreed by the Company to be subject to this exception (g)), of the Company, (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (i) the consummation and effects of any SPAC Share Redemptions or the failure to obtain the SPAC Stockholders’ Approval, (j) any Events that are cured by SPAC prior to the Closing, (k) the announcement of this Agreement, or the consummation of the Transactions, provided that this clause (k) shall not be deemed to apply to references to “SPAC Material Adverse Effect” in the representations and warranties set forth in Sections 4.5, and 4.9, and, to the

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extent related thereto, the condition in Section 9.3(a), or (l) any worsening of the Events referred to in clauses (b), (d), (e) or (h) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (h), any such Event shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect to the extent it disproportionately and adversely affects SPAC, taken as a whole, relative to other similarly situated companies in the industries in which SPAC operates, in which case only the incremental disproportionate, adverse effect relative to other similarly situated companies in the industries in which SPAC operates may be taken into account in determining whether there has been or would be a SPAC Material Adverse Effect (for the avoidance of doubt and without limiting the effect of any other disproportionate and adverse impact as provided in this proviso, it is understood and agreed that any cyber-attack primarily directed at SPAC shall be deemed to disproportionately and adversely affect SPAC).

“SPAC Preferred Stock” means SPAC’s preferred stock, par value $0.0001 per share.

“SPAC Share Redemption” means the election (not validly withdrawn or cancelled prior to the Closing) of an eligible (as determined in accordance with the Governing Documents of SPAC) holder of shares of SPAC Common Stock to redeem all or a portion of the shares of SPAC Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (as determined in accordance with the Governing Documents of SPAC) in connection with (a) the Transaction Proposals or (b) any SPAC Extension.

“SPAC Share Redemption Amount” means the aggregate amount actually payable from the Trust Account to redeeming SPAC Stockholders with respect to all SPAC Share Redemptions.

“SPAC Stockholder” means any holder of SPAC Capital Stock immediately prior to the Merger Effective Time.

“SPAC Stockholders’ Approval” means (a) the approval of the Transaction Proposals other than the Merger Proposal, in each case, by the applicable vote of the holders of the outstanding SPAC Common Stock, as required by the Governing Documents of SPAC and (b) the approval of the Merger Proposal by an affirmative vote of the holders of a majority of the shares of SPAC Common Stock that are voted at the SPAC Stockholder Meeting.

“SPAC Transaction Expenses” means, without duplication, (a) any out-of-pocket fees and expenses payable by SPAC (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, underwriters, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) fifty percent (50%) of any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 8.1(c) and (iii) fifty percent (50%) of the costs for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of any other party’s outside counsels, financial advisors, consultants and other advisors), and (b) any out-of-pocket fees and expenses payable by SPAC (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of SPAC’s initial public offering (including fees and expenses payable to the underwriters in connection therewith), (c) any SPAC Extension Expenses and (d) the aggregate amount owed by SPAC under any SPAC Working Capital Loans (for the avoidance of doubt, excluding such amounts elected to be converted into SPAC Units in connection with the Closing pursuant to the terms of the SPAC Working Capital Loans).

“SPAC Units” means units of SPAC, each unit comprising one share of SPAC Class A Common Stock and one-half of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement, dated August 12, 2021, by and between SPAC and CST, as amended, modified or supplemented from time to time.

“SPAC Warrants” means whole warrants to purchase shares of SPAC Class A Common Stock (a) as issued by SPAC in connection with its initial public offering and (b) as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one (1) share of SPAC Class A Common Stock at an exercise price of $11.50.

“SPAC Working Capital Loans” means the working capital loans as described in SPAC’s final prospectus, dated August 12, 2021, filed with the SEC in connection with its initial public offering.

Annex A-16

“Specified Other Transaction” means, as to the Company, a transaction (other than any transaction contemplated by this Agreement, and except for repurchases of Company Shares acquired upon the exercise of Company Options or settlement of Company RSUs in the Ordinary Course) in connection with a termination of employment or other services, concerning the sale or transfer of any of the Company Shares or other equity interests or profit interests (including any phantom or synthetic equity) of the Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger, arrangement, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Sponsor” means Jupiter Founders LLC, a Delaware limited liability company.

“Sponsor Earnout Shares” means up to 1,945,189 TopCo Common Shares (as adjusted in accordance with Section 2.7(d)) issued as part of the SPAC Aggregate Merger Consideration that are subject to the vesting conditions set forth in Section 2.7(b)(i) and Section 2.7(b)(ii).

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Act” means the Income Tax Act (Canada).

“Tax Authority” means any Governmental Authority responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, provincial, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, escheat, unclaimed property, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“TopCo Class B Earnout Shares” shall mean the Class B Non-Voting Common shares in the capital of TopCo, which shall have special rights and restrictions attached thereto, as set forth in the Amended and Restated TopCo Articles.

“TopCo Class C Earnout Shares” shall mean the Class C Non-Voting Common shares in the capital of TopCo, which shall have special rights and restrictions attached thereto, as set forth in the Amended and Restated TopCo Articles.

“TopCo Common Shares” means the common shares in the capital of TopCo.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, product and service names, logos, brand names, and other indicia of source or origin, whether or not registered, including all common law rights thereto, and all applications, renewals, extensions and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Trading Day” means any day on which the Trading Market is open for trading.

“Trading Market” means, with respect to any security, the national stock exchange on which such security is trading.

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“Trading Price” means, with respect to any security trading on the Trading Market, the dollar volume-weighted average price for such shares traded on the Trading Market during the period beginning at 9:30:01 a.m., New York time on such Trading Day and ending at 4:00:00 p.m., New York time on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).

“Transfer Taxes” means any transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Trust Agreement” means that certain Investment Management Trust Agreement between SPAC and the Trustee, dated as of August 12, 2021, as amended.

“Trustee” or “CST” means Continental Stock Transfer & Trust Company.

“Underwriter Earnout Shares” means up to 139,001 TopCo Common Shares (as adjusted in accordance with Section 2.7(d)) issued as part of the SPAC Aggregate Merger Consideration that are subject to the vesting conditions set forth in Section 2.7(b)(i) and Section 2.7(b)(ii).

“Unpaid Company Transaction Expenses” means the Company Transaction Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SPAC Transaction Expenses” means the SPAC Transaction Expenses that are unpaid as of immediately prior to the Closing.

“USD / CAD Exchange Rate” means the average closing U.S. Dollar to Canadian Dollar exchange rate as derived from the Bloomberg composite rate over the ten (10) Business Days falling immediately prior to the date of delivery of the Allocation Schedule.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act or any similar state or local Law requiring notice to employees and their appropriate union Representatives of a plant closing or mass layoff.

Section 1.2          Other Definitions.

The following terms are defined in the Sections of this Agreement indicated below:

2023 Balance Sheet	3.4(b)
Additional Financial Statements	6.6(b)
Additional SEC Reports	7.4
Adjusted RSU	2.2(l)
Advisors	8.9
Agreement	Preamble
Agreement End Date	10.1(f)
Allocation Schedule	2.4(a)
Alternative Financing	8.10(e)
AmalCo	Recitals
AmalCo Sub	Recitals
Amalgamation	Recitals
Amended and Restated TopCo Articles	Recitals
Anti-Money Laundering Laws	3.24
Applicable Laws	3.11
Audited Financial Statements	3.4(a)
Authorizations	3.11
Certificate	2.5(a)
Certificate of Merger	2.3(a)
Closing	2.3(b)
Company	Preamble
Company Advised Parties	11.19(a)

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Company Board	Recitals
Company Cure Period	10.1(f)
Company Deal Communications	11.19(b)
Company Disclosure Schedules	Art. III
Company Non-Recourse Party	11.16(b)
Company Software	3.6(p)
D&O Indemnitees	8.11(a)
D&O Tail	8.11(b)
DGCL	Recitals
DLLCA	Recitals
Enforceability Exceptions	3.3
Equity Incentive Plan	Recitals
Equity Incentive Plan Initial Share Reserve	8.12
Exchange Agent	2.5(a)
Existing D&O Arrangements	8.11(a)
FCPA	3.23
First Tranche Earnout Target	2.7(b)(i)
Governmental Licenses	3.16(b)
IRS	3.20(g)
Information Systems	3.6(m)
Intended U.S. Tax Treatment	Recitals
Interim Period	6.1
Lock-Up Agreement	Recitals
Material Contract	3.5(a)
Merger	Recitals
Merger Proposal	8.2(a)(i)
Merger Sub	Preamble
Merger Subsidiary(ies)	Preamble
PFIC	3.21(r)
Observer	8.8(a)
PIPE Financing	Recitals
PIPE Financing Amount	Recitals
PIPE Investors	Recitals
PIPE Subscription Agreements	Recitals
Post-Closing Board of Directors	8.8
Prior Company Counsel	11.19(a)
Prior SPAC Counsel	11.18(a)
Privileged Company Deal Communications	11.19(b)
Privileged SPAC Deal Communications	11.18(b)
Proxy/Registration Statement	8.2(a)(i)
Real Property Lease	3.5(a)(iii)
Registered IP	2.7(b)(ii)
Registration Rights Agreement	Recitals
Regulatory Approvals	8.1(a)
Related Party	3.18(a)
Required Company Financial Statements	11.16(b)
Rollover Option	2.2(m)
Rollover Warrant	2.2(k)
Sanctioned Country	3.25
Sanctioned Person	3.25
Second Tranche Earnout Target	2.7(b)(ii)

Annex A-19

Shareholder Support Agreement	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Cure Period	10.1(g)
SPAC Deal Communications	11.18(b)
SPAC Disclosure Schedules	Art. IV
SPAC Extension	8.13
SPAC Financial Statements	4.4(a)
SPAC Information	2.1(c)(iv)
SPAC Material Contracts	4.13(a)
SPAC Non-Recourse Party	11.16(b)
SPAC Per Share Merger Consideration	2.2(d)
SPAC SEC Filings	4.14
SPAC Stockholder Meeting	8.2(a)(i)
Sponsor First Tranche Earnout Shares	2.7(b)(i)
Sponsor Second Tranche Earnout Shares	2.7(b)(ii)
Sponsor Support Agreement	Recitals
Stockholder Litigation	8.5
Supplemental Lease Documents	3.8(b)
Surviving Company	Recitals
Terminating Company Breach	10.1(f)
Terminating SPAC Breach	10.1(g)
TopCo	Preamble
TopCo Board	Recitals
TopCo Warrant	2.2(e)
Transaction Proposals	8.2(a)(i)
Transactions	Recitals
Trust Account	4.15
Underwriter First Tranche Earnout Shares	2.7(b)(i)
Underwriter Second Tranche Earnout Shares	2.7(b)(ii)
Withholding Agent	2.6(a)
Works	3.6(m)

Section 1.3          Construction.

(a)          Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; and (ix) references to “written” or “in writing” include in electronic form.

(b)          Unless the context of this Agreement otherwise requires, references in this Agreement to any Law shall include all rules and regulations promulgated thereunder and shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time.

(c)          References in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on either Disclosure Schedules, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Schedules.

Annex A-20

(d)          References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America. Except as otherwise set forth herein, for purposes of calculating the Available Cash or other terms herein applying currency other than U.S. dollars, such foreign currencies shall be converted into U.S. dollars at the applicable Bloomberg exchange rate as of market close on the applicable date, except where this Agreement provides that the USD / CAD Exchange Rate shall apply.

(e)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(f)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)          The parties hereto and their respective counsels have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

(h)          The phrases “provided to SPAC,” “delivered to SPAC”, “furnished to SPAC,” “made available to SPAC” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred thereto has been made available to SPAC no later than 11:59 p.m. (New York time) on the day prior to the date of this Agreement in the virtual “data rooms” prepared by the Company and hosted on behalf of the Company by Sharefile in connection with the Transactions.

Section 1.4          Knowledge. As used herein, (a) the phrases “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the actual knowledge of the individuals identified in Section 1.4(a) of the Company Disclosure Schedules, following reasonable inquiry and (b) the phrase “to the knowledge of SPAC” or “to SPAC’s knowledge” shall mean the actual knowledge of the individuals identified in Section 1.4(b) of the SPAC Disclosure Schedules, following reasonable inquiry.

Article II
TRANSACTIONS; CLOSING

Section 2.1          The Arrangement. The Company and SPAC agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order.

(a)          The Interim Order. As soon as reasonably practicable after the date of this Agreement, but in any event no later than five (5) Business Days after the initial filing with the SEC of the Proxy/Registration Statement, the Company shall apply, in accordance with the provisions of the BCBCA and, in cooperation with SPAC (which shall include the opportunity to review all relevant documents by SPAC and the incorporation of all reasonable comments from SPAC thereon), prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall identify that the Shareholder Support Agreements have been executed by the Key Company Shareholders and shall provide, among other things:

(i)            for the class(es) of Persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholders Meeting, and for the manner in which such notice is to be provided;

(ii)           that the required level of approval for the Company Resolution shall be the Company Required Approval and that under the Shareholder Support Agreements, the Key Company Shareholders have, in aggregate, irrevocably agreed to vote in favor of the Company Resolution and the Company has agreed to use its commercially reasonable efforts to obtain the Company Required Approval in respect of the Company Resolution and to solicit proxies in favor of the approval of the Company Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Company Resolution and the completion of any of the transactions contemplated herein;

Annex A-21

(iii)         that, in all other respects, the terms, restrictions and conditions of the Governing Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;

(iv)          for the grant of the Dissent Rights to those Company Shareholders who are registered Company Shareholders as contemplated by the Plan of Arrangement;

(v)           for the notice requirements regarding the presentation of the application to the Court for the Final Order;

(vi)          that the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement or as otherwise agreed in writing by the parties hereto without the need for additional approval of the Court and without the necessity of first convening the Company Shareholders Meeting or first obtaining any vote of the Company Shareholders respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as the Company Board may determine is appropriate in the circumstances;

(vii)         that the Company Shareholders Meeting may be held in-person;

(viii)       that the record date for the Company Shareholders entitled to notice of and to vote at the Company Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Shareholders Meeting, unless required by applicable Law or by the Court;

(ix)          confirmation of the record date for the purposes of determining the Company Shareholders entitled to receive material and vote at the Company Shareholders Meeting in accordance with the Interim Order; and

(x)           that each Company Shareholder and any other affected person shall have the right to appear before the Court at the hearing of the Court to approve the application of the Final Order so long as they provide a Response to Petition and any materials they intend to rely upon within the time period and in the manner stipulate in the Interim Order; and

(xi)          for such other matters as the parties hereto may agree in writing are reasonably necessary to complete the Transactions.

(b)          The Company Shareholders Meeting.

(i)            Subject to the terms of this Agreement, the Interim Order and the provision of the SPAC Information, the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order as soon as reasonably practicable (and in any event no later than 45 days after the filing of the Proxy/Registration Statement or such later date as may be required in order to provide the SPAC Stockholders with additional disclosure as required in connection with the SEC review of the Proxy/Registration Statement), and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes. The Company shall consult with SPAC in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to SPAC of the Company Shareholders Meeting and allow SPAC’s Representatives to attend the Company Shareholders Meeting. Subject to the other terms of this Agreement, the Company shall use its commercially reasonable efforts to obtain the Company Required Approval in respect of the Company Resolution and to solicit proxies in favor of the approval of the Company Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Company Resolution and the completion of any of the transactions contemplated herein, including, if otherwise determined necessary or advisable by the Company or if so requested by SPAC, acting reasonably, using investment dealers and proxy solicitation services firms selected by the Company (acceptable to SPAC, acting reasonably), cooperating with any Persons engaged by SPAC to solicit proxies in favor of the approval of the Company Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Company Resolution, instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by the Company Shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval.

Annex A-22

(ii)           The Company shall use commercially reasonable efforts to provide SPAC with (A) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Resolution, (B) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement or any purported exercise or withdrawal of Dissent Rights, and (C) the right to review and comment on all communications sent to the Company Shareholders and to participate in any discussions, negotiations or Actions with or including any such Company Shareholders, in each case, solely in connection with the Company Shareholders Meeting. The Company shall not (x) make any payment or settlement offer, or agree to any payment or settlement prior to the Arrangement Effective Time with respect to Dissent Rights, or (y) waive any failure by any Company Shareholder to timely deliver a notice of exercise of Dissent Rights, in each case without the prior written consent of SPAC, which will not be unreasonably withheld, conditioned or delayed.

(c)          The Company Information Circular.

(i)            The Company shall as promptly as practicable prepare and complete, in good faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be delivered to each Company Shareholder and other Person as required by the Interim Order and applicable Law, in each case so as to permit the Company Shareholders Meeting to be held by the time specified in Section 2.1(b)(i).

(ii)           The Company shall ensure that the Company Information Circular (A) complies in all material respects with the Governing Documents of the Company, the Interim Order and applicable Law, (B) does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except with respect to SPAC Information included in the Company Information Circular, which SPAC will ensure does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (C) provides the Company Shareholders with sufficient information (explained in reasonably sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting, and (D) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law.

(iii)         Without limiting the generality of Section 2.1(c)(ii), the Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes (A) a statement that the Company Board has unanimously determined that the Arrangement is in the best interests of the Company and fair to the Company Shareholders, and recommends that the Company Shareholders vote in favor of the Company Resolution and (B) a statement that each Key Company Shareholder has entered into a Shareholder Support Agreement pursuant to which such Key Company Shareholder has agreed to support and vote in favor of the Company Resolution and that the Company has agreed to use its commercially reasonable efforts to obtain the Company Required Approval in respect of the Company Resolution and to solicit proxies in favor of the approval of the Company Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Company Resolution and the completion of any of the transactions contemplated herein such support is sufficient once acted upon at the Company Shareholders Meeting to achieve the Company Required Approval.

(iv)          SPAC shall reasonably assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to SPAC required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”), and ensuring that the SPAC Information does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by SPAC and its counsel, and agrees that all information relating to SPAC included in the Company Information Circular must be in a form and content reasonably satisfactory to SPAC. The Company shall provide SPAC with a final copy of the Company Information Circular prior to its delivery to the Company Shareholders.
Annex A-23

(v)           Each party hereto shall promptly notify the other parties if it becomes aware that the Company Information Circular contains any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or otherwise requires an amendment or supplement. The parties hereto shall reasonably cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court or applicable Law.

(d)          The Final Order. The Company shall take all steps necessary or reasonably desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Part 9, Division 5 of the BCBCA, as soon as reasonably practicable, but in any event not later than five (5) Business Days after the Company Required Approval is obtained for the Company Resolution as provided for in the Interim Order, unless otherwise agreed by the Company and SPAC.

(e)          Court Proceedings.

(i)            In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (A) diligently pursue (and SPAC shall reasonably cooperate with the Company in diligently pursuing), the Interim Order and the Final Order; (B) provide SPAC and its Representatives with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, and accept the reasonable comments of SPAC and its Representatives, and all information relating to SPAC included in such materials must be in a form and content reasonably satisfactory to SPAC; (C) provide on a timely basis copies of any response to petition, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order; (D) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (E) not file any material with the Court that result in an increase or variation in the form of the Company Shareholder Transaction Consideration or other modification or amendment to such materials that expands or increases SPAC’s obligations, or diminishes or limits SPAC’s rights, set forth in any such materials or under this Agreement, the Arrangement, the Plan of Arrangement or the Shareholder Support Agreements; (F) subject to this Agreement, oppose any proposal from any Person that the Final Order contain any provision inconsistent with the Plan of Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Arrangement Effective Time, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation with, SPAC; and (G) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(ii)           Subject to the terms of this Agreement, SPAC will reasonably cooperate with, and assist the Company in, seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any material information reasonably required or reasonably requested to be supplied by SPAC in connection therewith.

Section 2.2          Closing Transactions; Effect of Merger, Arrangement and Amalgamation. On the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, the following transactions shall occur:

(a)          Merger. At the Merger Effective Time, SPAC will be merged with and into Merger Sub upon the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger and in accordance with the DGCL and DLLCA. As a result of the Merger, the separate corporate existence of SPAC will cease and Merger Sub will continue as the Surviving Company. As a result of and following the Merger, the units of limited liability company membership interest of the Surviving Company will be directly and solely held by TopCo.

(b)          Governing Documents of Surviving Company. At the Merger Effective Time, the certificate of formation and limited liability company agreement of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Company, except all references to the name of Merger Sub shall be replaced by the name of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

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(c)          Officers of the Surviving Company. Merger Sub shall take necessary corporate action so that, immediately after the Merger Effective Time, the officers of the Surviving Company shall be the individuals identified by the Company prior to the Merger Effective Time, each to hold office in accordance with the applicable provisions of the DLLCA and the certificate of formation and limited liability company agreement of the Surviving Company.

(d)          Treatment of SPAC Common Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, TopCo, Merger Sub, the Company or the holders of SPAC Common Stock, each issued and outstanding share of SPAC Common Stock (other than the shares of SPAC Common Stock that will be cancelled pursuant to Section 2.2(f) and after giving effect to the SPAC Share Redemption) shall be automatically converted into and exchanged for the right to receive one (1) TopCo Common Share (the “SPAC Per Share Merger Consideration”), following which each such share of SPAC Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist by virtue of the Merger, and each holder of SPAC Common Stock issued and outstanding immediately prior to the Merger Effective Time shall thereafter cease to have any rights with respect to the shares of SPAC Common Stock, except as provided herein or by applicable Law; provided that (i) the 1,945,189 TopCo Common Shares comprising the Sponsor Earnout Shares to be received by Sponsor, and (ii) the 139,001 TopCo Common Shares comprising the Underwriter Earnout Shares to be received by SPAC’s three (3) initial public offering underwriters, and their designees, pursuant to this Section 2.2(d) shall be subject to the vesting provisions set forth in Section 2.7 hereof. TopCo shall use commercially reasonable efforts to cause the TopCo Common Shares issued pursuant to this Section 2.2(d) to be issued in book-entry form as of the Merger Effective Time. In accordance with Section 262(b) of the DGCL, no appraisal rights will be available to holders of SPAC Common Stock in connection with the Merger.

(e)          Treatment of SPAC Warrants. At the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, TopCo, Merger Sub, the Company or the holders of SPAC Warrants, each SPAC Warrant that is outstanding and unexercised immediately prior to the Merger Effective Time, shall be converted into and become a warrant to purchase TopCo Common Shares determined as if TopCo assumed such SPAC Warrant in accordance with its terms as in effect as of the date of this Agreement (each, as converted, a “TopCo Warrant”). As a result thereof, all rights with respect to shares of SPAC Common Stock underlying the SPAC Warrants that will be converted into TopCo Warrants shall thereupon be converted into rights with respect to TopCo Common Shares. Accordingly, from and after the Merger Effective Time: (i) each SPAC Warrant converted into a TopCo Warrant as a result of the Merger may be exercised solely for TopCo Common Shares; (ii) the number of TopCo Common Shares subject to each such TopCo Warrant shall be the number of shares of SPAC Common Stock that were subject to such SPAC Warrant, as in effect immediately prior to the Merger Effective Time; (iii) the per share exercise price for the TopCo Common Shares issuable upon exercise of each such TopCo Warrant shall be the per share exercise price of shares of SPAC Common Stock subject to such SPAC Warrant, as in effect immediately prior to the Merger Effective Time and (iv) any restriction on the exercise of any such SPAC Warrant shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such SPAC Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a SPAC Warrant, such SPAC Warrant converted into a TopCo Warrant in accordance with this Section 2.2(e) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any share split, division or subdivision of shares, share dividend or distribution (including any dividend or distribution of securities convertible into TopCo Common Shares), reorganization, combination, exchange of shares, reverse share split, consolidation of shares, reclassification, recapitalization or other like change with respect to TopCo Common Shares subsequent to the Merger Effective Time.

(f)           Cancellation of Certain Shares of SPAC Common Stock. All shares of SPAC Common Stock held in the treasury of SPAC immediately prior to the Merger Effective Time, if any, shall automatically be canceled, and no TopCo Common Shares or other consideration shall be delivered or deliverable in exchange therefor.

(g)          Cancellation of Merger Sub Units and Issuance of Surviving Company Units. Each Merger Sub Unit that is outstanding immediately prior to the Merger Effective Time shall no longer be outstanding, and in consideration for TopCo issuing a number of TopCo Common Shares to holders of SPAC Common Stock in the Merger, (i) such Merger Sub Unit shall be automatically converted into and exchanged for one (1) unit of limited liability company membership interest in the Surviving Company and (ii) the Surviving Company shall issue in favor of TopCo a promissory note in an amount equal to the fair market value of the one (1) issued and outstanding Merger Sub Unit held by TopCo immediately before the Merger.

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(h)          Arrangement Filings. Subject to obtaining the Final Order and to the satisfaction or, where not prohibited, the waiver (subject to applicable Laws) by the party or parties in whose favor the condition is, of each of the conditions set out in Article IX hereof (excluding conditions that by their terms cannot be satisfied until the Closing Date, but subject to the satisfaction or, where not prohibited, waiver by the party or parties in whose favor the condition is, of those conditions as of the Closing Date), unless another time or date is agreed to in writing by the parties, any Arrangement Filings required to be filed prior to the Closing Date shall be filed by the Company with the Registrar not later than three (3) Business Days after receipt of the Final Order, provided, however, that no Arrangement Filings shall be sent to the Registrar, for endorsement and filing by the Registrar, except as contemplated hereby.

(i)           Treatment of Company Convertible Debentures. In accordance with and subject to the provisions of the Plan of Arrangement and upon the terms and subject to the conditions set forth in the Company Convertible Debentures, prior to the Amalgamation, the Company shall take all lawful actions necessary (including obtaining any resolutions of the Company Board and amending the terms of the Company Convertible Debentures) so that, immediately prior to the Amalgamation, by virtue of the Arrangement and without any action on the part of SPAC, TopCo, Merger Sub, the Company or the holders of the securities described in this Section 2.2(i), the Company Convertible Debentures outstanding immediately prior to the Amalgamation shall be converted into that number of Company Shares as set forth in the Allocation Schedule.

(j)           Amalgamation. In accordance with and subject to the provisions of the Plan of Arrangement, following the conversion of the Company Convertible Debentures as described in this Section 2.2, by virtue of the Arrangement and without any action on the part of SPAC, TopCo, or Merger Sub:

(i)            Each Dissent Share, if any, issued and outstanding immediately prior to the Arrangement Effective Time shall be, and shall be deemed to be, transferred to the Company for cancellation, and the holder of such transferred Dissent Share will cease to be the holder of such Dissent Share or to have any rights as a holder in respect of such Dissent Share other than the right to be paid the fair value of such Dissent Share determined and payable in accordance with the Plan of Arrangement.

(ii)           Pursuant to the Amalgamation, each Company Share issued and outstanding immediately prior to the Arrangement Effective Time (other than any Dissent Shares, if any) shall be transferred, and shall be deemed to be transferred, to TopCo in exchange for the issuance by TopCo of TopCo Common Shares and Company Earnout Shares, in accordance with the Allocation Schedule and the Plan of Arrangement. Upon completion of the Amalgamation, AmalCo will be a direct, wholly-owned Subsidiary of TopCo.

(k)          Treatment of Company Warrants. By virtue of the Amalgamation, each Company Warrant outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested) shall be exchanged for a warrant exercisable to receive TopCo Common Shares (each, a “Rollover Warrant”). Accordingly, from and after the consummation of the Amalgamation: (i) each Rollover Warrant may be exercised solely for TopCo Common Shares; (ii) the number of TopCo Common Shares subject to each Rollover Warrant shall be determined by multiplying the number of Company Shares that were subject to such Company Warrant immediately prior to the consummation of the Arrangement by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of TopCo Common Shares; (iii) the per share exercise price for TopCo Common Shares issuable upon exercise of each Rollover Warrant shall be expressed in U.S. Dollars and determined by dividing the per share exercise price of Company Shares subject to such Company Warrant, as in effect immediately prior to the consummation of the Amalgamation (converted into U.S. Dollars by using the USD / CAD Exchange Rate), by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Warrant shall continue in full force and effect under the Rollover Warrant, and the terms and other provisions of such Company Warrant shall otherwise remain unchanged, except for terms rendered inoperative by reason of the Transactions or for such other immaterial administrative or ministerial changes as the TopCo Board (or the compensation committee of the TopCo Board) may determine in good faith are necessary to effectuate the administration of the Rollover Warrants.

(l)           Treatment of Company RSUs. Immediately following the consummation of the Amalgamation, each Company RSU outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested) will, in accordance with the terms of such Company RSU, be assumed by TopCo and adjusted into a restricted share unit to receive TopCo Common Shares (each, an “Adjusted RSU”). Accordingly, from and after the consummation of the Amalgamation: (i) each Adjusted RSU shall relate solely to TopCo Common Shares; (ii) the number of Adjusted RSUs shall be determined by multiplying the number of Company RSUs immediately prior to the consummation of

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the Arrangement by the Exchange Ratio, and rounding the resulting number of Adjusted RSUs down to the nearest whole number; and (iii) any restriction on any Company RSU shall continue in full force and effect under the Adjusted RSU, and the terms and other provisions of such Company RSU shall otherwise remain unchanged, except for terms rendered inoperative by reason of the Transactions or for such other immaterial administrative or ministerial changes as the TopCo Board (or the compensation committee of the TopCo Board) may determine in good faith are necessary to effectuate the administration of the Adjusted RSUs. Such adjustment shall occur in a manner intended to comply with the applicable requirements of Section 409A of the Code and subsection 7(1.4) of the Tax Act.

(m)         Treatment of Company Options. By virtue of the Amalgamation, each Company Option outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested) shall be exchanged for a share option exercisable to receive TopCo Common Shares (each a “Rollover Option”). Accordingly, from and after the consummation of the Amalgamation: (i) each Rollover Option may be exercised solely for TopCo Common Shares; (ii) the number of TopCo Common Shares subject to each Rollover Option shall be determined by multiplying the number of Company Shares that were subject to such Company Option immediately prior to the consummation of the Arrangement by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of TopCo Common Shares; (iii) the per share exercise price for TopCo Common Shares issuable upon exercise of each Rollover Option shall be expressed in U.S. Dollars and determined by dividing the per share exercise price of Company Shares subject to such Company Option, as in effect immediately prior to the consummation of the Amalgamation (converted into U.S. Dollars by using the USD / CAD Exchange Rate), by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Option shall continue in full force and effect under the Rollover Option and the terms and other provisions of such Company Option shall otherwise remain unchanged, except for terms rendered inoperative by reason of the Transactions or for such other immaterial administrative or ministerial changes as the TopCo Board (or the compensation committee of the TopCo Board) may determine in good faith are necessary to effectuate the administration of the Rollover Options. Such exchange shall occur in a manner intended to comply with the applicable requirements of Section 409A of the Code and subsection 7(1.4) of the Tax Act; provided that in the case of any Rollover Option to which Section 422 of the Code applies, the exercise price per share and the number of TopCo Common Shares purchasable pursuant to such Rollover Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(n)          Reservation for Rollover Warrants, Adjusted RSUs and Rollover Options. TopCo shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Rollover Warrants, Adjusted RSUs and Rollover Options remain outstanding, a sufficient number of TopCo Common Shares for delivery upon the settlement of such Adjusted RSUs and exercise of such Rollover Warrants and Rollover Options.

(o)          Cancellation of TopCo Incorporator Share. In accordance with and subject to the provisions of the Plan of Arrangement, effective following the Amalgamation, TopCo will repurchase for nominal consideration and cancellation the single common share issued to the incorporator of TopCo on incorporation.

Section 2.3          Closing of the Transactions Contemplated by this Agreement.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware so that the Merger will become effective at the Merger Effective Time.

(b)          Subject to obtaining the Final Order and to the satisfaction or, where not prohibited, the waiver (subject to applicable Laws) by the party or parties in whose favor the condition is, of each of the conditions set out in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), the consummation of the transactions contemplated by this Agreement (including the Arrangement) (the “Closing”) shall occur on the Closing Date. The Closing, other than the filing of the Arrangement Filings, shall take place remotely via electronic exchange of documents, or in such other manner or at such other location, as may be agreed upon between the Company and SPAC. At the Closing and on the Closing Date, the Company shall cause the Arrangement Filings to be filed in accordance with Section 2.2(h), so that the Arrangement will become effective at the Arrangement Effective Time.

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Section 2.4          Allocation Schedule.

(a)          No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to SPAC (and SPAC shall thereafter deliver to the Exchange Agent) an allocation schedule (the “Allocation Schedule”) setting forth:

(i)            the number of Company Shares subject to the Company Convertible Debentures held by the holder thereof and the conversion price thereof;

(ii)           the number of Company Shares held by each Company Shareholder (including Company Shares issued pursuant to conversion of the Company Convertible Debentures), the number of Company Shares subject to each Company Option held by each holder thereof and the exercise price per share thereof, the number of Company Shares subject to each Company RSU held by each holder thereof, and the number of Company Shares subject to each Company Warrant held by each holder thereof and the exercise price per share thereof;

(iii)         (A) the number of TopCo Common Shares that will be subject to each Rollover Warrant, Adjusted RSU and Rollover Option, which shall be determined in accordance with Section 2.2(k), Section 2.2(l), and Section 2.2(m), as applicable, and (B) with respect to each Rollover Warrant and Rollover Option, the exercise price thereof, which shall be determined in accordance with Section 2.2(k) and Section 2.2(m), as applicable;

(iv)          the portion of the Company Shareholder Transaction Consideration allocated to each holder of Company Shares, determined by multiplying the number of Company Shares held by such Company Shareholder immediately prior to the Arrangement Effective Time by the Exchange Ratio;

(v)           the number of TopCo Class B Earnout Shares and TopCo Class C Earnout Shares allocated to each holder of Company Shares, in each case determined by multiplying the number of Company Shares held by such Company Shareholder immediately prior to the Arrangement Effective Time by the Company Earnout Ratio; and

(vi)          a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (i), (ii), (iii), (iv), and (v) is, and will be as of immediately prior to the Amalgamation or the Arrangement Effective Time, as applicable, true and correct in all respects and in accordance with the last sentence of this Section 2.4.

The Company will review any comments to the Allocation Schedule provided by SPAC or any of its Representatives and consider and incorporate in good faith any reasonable comments proposed by SPAC or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, in no event shall (A) the aggregate number of TopCo Common Shares set forth on the Allocation Schedule that are allocated in respect of the equity securities of the Company (assuming conversion of the Company Convertible Debentures) exceed the Company Shareholder Transaction Consideration and (B) the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Omnibus Plan or any other Contract to which the Company is a party or bound.

(b)          SPAC, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts, and other information set forth in the Allocation Schedule. None of SPAC, the Exchange Agent and their respective Affiliates or Representatives shall have any liability to any Company Shareholder or any of its Affiliates for relying on the Allocation Schedule. Except with SPAC’s written consent, the Allocation Schedule may not be modified after delivery to SPAC except pursuant to a written instruction from the Company, with certification from an authorized Representative of the Company that such modification is true and correct. SPAC, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on such modified Allocation Schedule.

Section 2.5          Exchange Agent.

(a)          As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, the Company shall appoint an exchange agent reasonably acceptable (such acceptance not to be unreasonably withheld, conditioned or delayed) to SPAC and the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging certificates, if any, representing the Company Shares (“Certificates”), and each Company Share held in

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book-entry form on the securities registry of the Company immediately prior to the Arrangement Effective Time, in either case, for the portion of the Company Shareholder Transaction Consideration and Company Earnout Shares issuable in respect of such Company Shares in accordance with the Allocation Schedule and on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement.

(b)          At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the Company Shareholders.

(c)          Prior to the Arrangement Effective Time, TopCo shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of (i) the Company Shareholders and for exchange in accordance with this Section 2.5 through the Exchange Agent and (ii) the Company Shareholders in accordance with Section 2.7, evidence of the Company Shareholder Transaction Consideration and Company Earnout Shares in book-entry form.

(d)          At the Arrangement Effective Time, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, each Company Shareholder shall be entitled to receive the portion of the Company Shareholder Transaction Consideration and Company Earnout Shares to which he, she or it is entitled on the date provided in Section 2.5(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by SPAC, TopCo, the Company and the Exchange Agent) to the Exchange Agent or (ii) in the case of Company Shares held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by SPAC, TopCo, the Company and the Exchange Agent), to the Exchange Agent.

(e)          If a properly completed and duly executed Letter of Transmittal together with, as applicable, any Certificates (or affidavit of loss in lieu thereof in the form required by SPAC, the Company and the Exchange Agent) are delivered to the Exchange Agent in accordance with Section 2.5(d) (i) at least two (2) Business Days prior to the Closing Date, then SPAC, TopCo and the Company shall take all necessary actions to cause the applicable portion of the Company Shareholder Transaction Consideration and Company Earnout Shares to be issued to the applicable Company Shareholder in book-entry form on the Closing Date in accordance with the Allocation Schedule, or (ii) less than two (2) Business Days prior to the Closing Date, then SPAC, TopCo and the Company shall take all necessary actions to cause the applicable portion of the Company Shareholder Transaction Consideration and Company Earnout Shares to be issued to the Company Shareholder in book-entry form in accordance with the Allocation Schedule within two (2) Business Days after such delivery.

(f)           If any portion of the Company Shareholder Transaction Consideration or Company Earnout Shares is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Company Shareholder Transaction Consideration and Company Earnout Shares that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar taxes have been paid or are not payable.

(g)          No interest will be paid or accrued on the Company Shareholder Transaction Consideration or Company Earnout Shares (or any portion thereof). From and after the Arrangement Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5(g), each Company Share shall solely represent the right to receive a portion of the Company Shareholder Transaction Consideration and Company Earnout Shares to which such Company Share is entitled to receive in accordance with the Allocation Schedule.

(h)          Any portion of the aggregate Company Shareholder Transaction Consideration and Company Earnout Shares that remains unclaimed by the Company Shareholders two (2) years following the Closing Date shall be delivered to TopCo or as otherwise instructed thereby, and any right or claim to payment under the Plan of Arrangement that remains outstanding two (2) years following the Closing Date shall cease to represent a right or claim of any kind or nature and the right of the Company Shareholders to receive the applicable portion of the aggregate Company Shareholder Transaction Consideration and Company Earnout Shares in accordance with the Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to TopCo, for no consideration.

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Section 2.6          Withholding.

(a)          Each of the parties hereto, the Exchange Agent and their respective agents (each, a “Withholding Agent”), shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement or the Transactions such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the Tax Act or any provision of provincial, state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any Withholding Agent determines that any amount payable pursuant to this Agreement is subject to deduction and/or withholding (other than any deduction or withholding required in respect of compensatory amounts), then such Withholding Agent shall use commercially reasonable efforts to (i) provide notice to such Person of any such deduction or withholding as soon as reasonably practicable after such determination, and (ii) cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

(b)          Without limiting the foregoing, each Withholding Agent, as applicable, is hereby authorized to sell, on the open market and with customary commercial terms, to a Person that is not SPAC or any of its Affiliates, on behalf of and for the benefit of such Person and in accordance with Section 2.6(c) below, such portion of the Company Shareholder Transaction Consideration as is necessary to provide sufficient funds to the Withholding Agent to enable it to comply with such deduction and withholding requirement and the Withholding Agent shall use commercially reasonable efforts to notify such Person thereof and shall remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds that it is not required to be so remitted shall be paid to such Person.

(c)          To the extent any Withholding Agent sells any portion of the Company Shareholder Transaction Consideration as contemplated under Section 2.6(b) above, (i) the Withholding Agent shall be acting on behalf of and for the benefit of the Person in respect of which the relevant deduction or withholding is made, solely as an agent of such Person, for administrative convenience, (ii) such Person shall be treated as the seller, and prior to the sale, the beneficial owner of such of Company Shareholder Transaction Consideration for all Tax purposes, including Tax reporting, and (iii) such Person shall be responsible for, and hold the Withholding Agent and each of its respective representatives and Affiliates, harmless from, any Taxes arising as a result of the sale of such Person’s Company Shareholder Transaction Consideration. Any costs or expenses incurred by the relevant Withholding Agent in connection with such sale shall be borne by, and deducted from the payment of any net proceeds of such sale to, the applicable Person.

Section 2.7          Earnout Shares.

(a)          At the Arrangement Effective Time, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, each Company Shareholder shall be entitled to receive the portion of the Company Earnout Shares to which he, she or it is entitled in accordance with the Allocation Schedule, Section 2.5 and this Section 2.7.

(b)          From and after the Closing, the Company Earnout Shares shall convert to TopCo Common Shares or be cancelled and a number of (i) Sponsor Earnout Shares shall vest or be cancelled and (ii) Underwriter Earnout Shares shall vest or be cancelled, as applicable, as follows:

(i)            if at any time during the Earnout Period, (A) on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Trading Price of the TopCo Common Shares is greater than or equal to $12.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions) or (B) there occurs any transaction resulting in a Change of Control of TopCo (any such event, a “First Tranche Earnout Target”), then, upon the earlier First Tranche Earnout Target to occur, (x) all of the TopCo Class B Earnout Shares shall automatically be converted into TopCo Common Shares, (y) an aggregate of 972,594 Sponsor Earnout Shares (the “Sponsor First Tranche Earnout Shares”) shall vest and (z) an aggregate of 69,500 Underwriter Earnout Shares (the “Underwriter First Tranche Earnout Shares”) shall vest; provided that the TopCo Class B Earnout Shares shall convert into TopCo Common Shares, and the Sponsor First Tranche Earnout Shares shall vest and the Underwriter First Tranche Earnout Shares shall vest, in each case, only once

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upon the earlier occurrence of one of the First Tranche Earnout Targets and, thereafter, no additional TopCo Class B Earnout Shares shall convert into TopCo Common Shares and no additional Sponsor Earnout Shares or Underwriter Earnout Shares shall vest under this Section 2.7(b)(i).

(ii)           if at any time during the Earnout Period, (A) on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Trading Price of the TopCo Common Shares is greater than or equal to $15.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions) or (B) there occurs any transaction resulting in a Change of Control of TopCo (any such event, a “Second Tranche Earnout Target”), then, upon the earlier Second Tranche Earnout Target to occur, (x) all of the TopCo Class C Earnout Shares shall automatically be converted into TopCo Common Shares (y) 972,595 Sponsor Earnout Shares (the “Sponsor Second Tranche Earnout Shares”) shall vest and (z) 69,501 Underwriter Earnout Shares (the “Underwriter Second Tranche Earnout Shares”) shall vest; provided that the TopCo Class C Earnout Shares shall convert into TopCo Common Shares, and the Sponsor Second Tranche Earnout Shares shall vest and the Underwriter Second Tranche Earnout Shares shall vest, in each case, only once upon the earlier occurrence of one of the Second Tranche Earnout Targets and, thereafter no additional TopCo Class C Earnout Shares shall convert into TopCo Common Shares and no additional Sponsor Earnout Shares or Underwriter Earnout Shares shall vest under this Section 2.7(b)(ii).

(iii)         if (A) no transaction resulting in a Change of Control of TopCo has occurred and (B) any Company Earnout Share has not been converted into TopCo Common Shares or any Sponsor Earnout Share or Underwriter Earnout Share remains unvested, as applicable, on the last date of the Earnout Period, then each such Earnout Share shall automatically be cancelled or redeemed, without any action or consent on the part of the holders of Company Earnout Shares or Sponsor, and without any consideration paid to any holder of Company Earnout Shares or Sponsor, except in the case of TopCo Class B Earnout Shares and TopCo Class C Earnout Shares, which shall be redeemed at a price of US$0.00000000001 per TopCo Class B Earnout Share or TopCo Class C Earnout Share.

(c)          TopCo shall take such actions as are reasonably requested by any holder of Company Earnout Shares or Sponsor, as applicable, to evidence the issuances to or ownership by him, her or it of TopCo Common Shares pursuant to this Section 2.7, including through the provision of an updated securities registry showing such issuances (as certified by an officer of TopCo responsible for maintaining such registry or the applicable registrar or transfer agent of TopCo).

(d)          In the event TopCo shall at any time during the Earnout Period effect a subdivision or consolidation of the outstanding TopCo Common Shares into a greater or lesser number of TopCo Common Shares, then (i) any Company Earnout Shares that have not converted into TopCo Common Shares and any Sponsor Earnout Shares or Underwriter Earnout Shares that have not vested shall be subdivided or consolidated in the same manner and (ii) the dollar values set forth in Section 2.7(b)(i) and Section 2.7(b)(ii) above shall be adjusted accordingly to provide to the Company Shareholders and Sponsor the same economic effect as contemplated by this Agreement prior to such corporate event.

(e)          During the Earnout Period, TopCo shall take all reasonable efforts for TopCo to remain listed as a public company on, and for the TopCo Common Shares (including, for the avoidance of doubt, the TopCo Common Shares issuable in accordance with this Section 2.7) to be tradable over, the NYSE or Nasdaq, as applicable; provided, however, the foregoing shall not limit TopCo from consummating a Change of Control or entering into a Contract that contemplates a Change of Control. Subject to the terms hereof, upon the consummation of any Change of Control during the Earnout Period, other than as set forth in Section 2.7(b)(iii) above, TopCo shall have no further obligations pursuant to this Section 2.7(e).

(f)           Maximum Earnout Shares. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreements, (i) the aggregate number of TopCo Common Shares issuable pursuant to this Section 2.7 on conversion of Company Earnout Shares that are issued in exchange for Company Shares at the Arrangement Effective Time shall not exceed 3,000,000 TopCo Common Shares, (ii) the aggregate number of the Sponsor Earnout Shares vested following the Closing pursuant to this Section 2.7 shall not exceed 1,945,189 TopCo Common Shares, and (iii) the aggregate number of the Underwriter Earnout Shares vested following the Closing pursuant to this Section 2.7 shall not exceed 139,001 TopCo Common Shares; in each case, as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions.

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Section 2.8          No Fractional TopCo Common Shares. Notwithstanding any other provision of this Agreement, no fractional TopCo Common Shares will be issued in connection with the transactions contemplated hereby, and the number of TopCo Common Shares each holder of SPAC Common Stock or Company Shares, as applicable, is entitled to receive pursuant to this Article II will be rounded down (after aggregating all fractional shares of such TopCo Common Shares that otherwise would be received by such Person pursuant to this Article II) to the nearest whole share.

Section 2.9          Compliance with Antitrust Laws. Notwithstanding any other provision of this Agreement, no TopCo Common Shares issuable on conversion of Company Earnout Shares pursuant to Section 2.7, if any, shall be released to any holder of Company Earnout Shares who is required to file notification pursuant to any Antitrust Law until any applicable waiting period pursuant to any Antitrust Law has expired or been terminated or waived (provided that any such Company Shareholder has notified TopCo of such required filing pursuant to any Antitrust Law in connection therewith following reasonable advance notice from TopCo of the reasonably anticipated conversion of Company Earnout Shares).

(a)          To the extent required under any Antitrust Laws, including the HSR Act, each party agrees to promptly (and in connection with any required filings under the HSR Act, no later than thirty (30) Business Days after the date of this Agreement) make any required filing or application under Antitrust Laws, as applicable. The parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)          Each party hereto shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any Action by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any Action by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall, to the extent permitted by Law, keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority.

(c)          Except as required by Law, no party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws.

(d)          Notwithstanding anything to the contrary contained herein, no party hereto shall be required to take any action with respect to itself of any or its Affiliates, any of its clients, funds or any portfolio company or investment of such party, or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of such party or its Affiliates.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC the following, except as set forth in (i) the Company SEDAR Filings (excluding any disclosures set forth in the “risk factors” section or in any other section to the extent it is reasonably apparent on its face to be forward-looking statements or cautionary or predictive in nature) or (ii) the Disclosure Schedules delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Schedules”),

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which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Schedules in accordance with Section 11.9):

Section 3.1          Organization, Good Standing, Corporate Power and Qualification.

(a)          The Group Companies (i) are duly incorporated and validly existing under the laws of the Province of British Columbia, (ii) has all requisite corporate power and authority and is duly qualified, (C) holds all necessary permits, licenses and authorizations necessary or required to carry on its business as now conducted and proposed to be conducted to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up.

(b)          All information which has been prepared by the Group Companies relating to the Company and its business, properties and liabilities and made available to SPAC was, as of the date of such information and is as of the date hereof, true and correct in all material respects, taken as a whole, and no fact or facts have been omitted therefrom which would make such information misleading;

(c)          The Company has not withheld and will not withhold from SPAC prior to the Closing Date, any material fact relating to the Group Companies or the Transactions.

(d)          The Governing Documents of either of the Group Companies for the period from incorporation to the date hereof made available to SPAC contain copies of all proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders and the directors (or any committee thereof) thereof and there have been no other meetings, resolutions or proceedings of the shareholders or directors of either of the Group Companies, as applicable, to the date hereof not reflected in such corporate records.

Section 3.2          Subsidiaries; Capitalization.

(a)          None of the Group Companies is party to any agreement, nor is the Company aware of any agreement, which in any manner affects the voting control of any of the securities of the Company.

(b)          The Company is authorized to issue an unlimited number of Company Shares, of which, as at the date hereof (prior to the Closing of the Transactions), 174,948,813 Company Shares are issued and outstanding as fully paid and non-assessable shares of the Company.

(c)          As at the date of this Agreement, other than Psilo and the Company’s interest in Magdalena Biosciences, Inc., the Company has no subsidiaries and holds no shares or other ownership, equity or proprietary interests in any other person and the Company does not have any agreements to acquire or lease any material assets or properties or any other business operations. The Company owns all of the issued and outstanding shares of Psilo, free and clear of all encumbrances, claims or demands whatsoever and no person has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement, for the purchase from either of the Group Companies of any interest in any of the shares in the capital of Psilo. All outstanding shares in the capital of, or other equity interests, as applicable, in Psilo have been duly authorized and are validly issued, fully paid and non-assessable.

(d)          Since incorporation, none of the Group Companies has, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

(e)          All Company Securities that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws in all material respects, are fully paid and nonassessable, and have not been issued in violation of (i) the Company’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. The Company Shares have the rights, preferences, privileges and restrictions set forth in the Company’s Governing Documents.

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(f)           As of the date of this Agreement, the Company has reserved (i) 14,587,999 Company Shares for issuance upon exercise of Company Options, (ii) 6,509,843 Company Shares for issuance upon vesting of Company RSUs; (iii) 19,949,333 Company Shares for issuance upon exercise of the Company Certificated Warrants (iv) 741,160 Company Shares for issuance upon exercise of Company Finders Warrants and (v) 8,333,333 Company Shares for issuance upon conversion of the Company Convertible Debentures.

(g)          Other than the Company Required Approval, there is no consent required of the holders of any class or series of Company Shares or other Company Shareholders in connection with the approval of the Transactions.

(h)          Except as set forth in Section 3.2(h) of the Company Disclosure Schedules and for (i) the Company Options to purchase Company Shares, (ii) the Company RSUs representing a right to receive Company Shares, (iii) the Company Warrants representing a right to purchase Company Shares, (iv) the Company Convertible Debentures representing a right to convert to Company Shares, and (v) the shares or other equity securities owned by the Company in its Subsidiaries, there are no equity or equity-based interests, options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company or any of its Subsidiaries of any Company Shares or other equity securities of the Company or any of its Subsidiaries. There are no (A) voting trust agreements between the Company and any Company Shareholder, (B) management rights or side letters between the Company and any Company Shareholder or (C) rights under any letter or agreement between any Company Shareholder and the Company providing for redemption rights, put rights, purchase rights or other similar rights not generally available to the Company Shareholders. Except as set forth in Section 3.2(h) of the Company Disclosure Schedules and the Company’s Governing Documents, no Group Company is a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting, transfers or giving of written consents with respect to any security of any Group Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any current or former officer, employee, director, individual independent contractor or individual consultant of a Group Company that is not reflected in the outstanding share and option numbers contained in this Section 3.2, except for employment offer letters and employment agreements entered into in the Ordinary Course, copies of which have been made available to SPAC. There are no outstanding bonds, debentures, notes or other Indebtedness of a Group Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Group Company’s equityholders may vote. No Group Company has adopted any shareholder rights plan or similar agreement to which any Group Company would be or become subject, party or otherwise bound.

(i)           Section 3.2(i) of the Company Disclosure Schedules sets forth the Company Option and Company RSU ledger dated as of the date of this Agreement, which reflects all of the outstanding Company Options and Company RSUs and lists, to the extent applicable: (i) the name of each holder, (ii) the grant date, (iii) the applicable exercise prices, (iv) whether such Company Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, (v) the expiration date, (vi) vesting schedules therefor as of such date, and (vii) whether such vesting accelerates in connection with the Transactions.

Section 3.3          Due Authorization.

(a)          The Company has all requisite corporate power, authority and capacity to enter into each of this Agreement and each Ancillary Agreement to which it is or will be a party, and to perform the transactions contemplated herein and therein.

(b)          On the Closing Date, the Agreement and any Ancillary Agreement shall have been duly authorized and executed and delivered by the Company and upon such execution and delivery each shall constitute a valid and binding obligation of the Company and each shall be enforceable against the Company in accordance with its terms, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and (ii) as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law ((i) and (ii), collectively, the “Enforceability Exceptions”).

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Section 3.4          Financial Statements.

(a)          The Company has made available to SPAC true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of income and cash flows of the Company for each of the years ended December 31, 2021 and December 31, 2022 (collectively, the “Audited Financial Statements”), and which contain an unqualified report of the Company’s auditors. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)          The Company has made available to SPAC true and complete copies of the consolidated unaudited balance sheet of the Company as of March 31, 2023, and the related unaudited consolidated statements of income and cash flows of the Company for the three (3)-month period then ended. Such unaudited financial statements were prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. As promptly as practicable after the date hereof, the Company shall make available to SPAC true and complete copies of the consolidated unaudited balance sheet of the Company as of June 30, 2023, and the related unaudited consolidated statements of income and cash flows of the Company for the six (6)-month period then ended. Such unaudited financial statements shall be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. The March 31, 2023 balance sheet as of the date of this Agreement and the June 30, 2023 balance sheet as of the Closing Date, as context may require, are each referred to herein as the “2023 Balance Sheet”.

(c)          Except as and to the extent set forth on the Audited Financial Statements, the 2023 Balance Sheet, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with IFRS, except for:

(i)            liabilities that were incurred in the Ordinary Course or in connection with the Transactions since the date of the 2023 Balance Sheet, which are not, individually or in the aggregate, material to the Group Companies taken as a whole,

(ii)           obligations for future performance under any contract to which the Company is a party or (iii) any other liabilities and obligations which are not, individually or in the aggregate, material to the Company.

Section 3.5          Contracts.

(a)          Section 3.5(a) of the Company Disclosure Schedules lists, as of the date of this Agreement, the following types of Contracts and agreements (other than Company Benefit Plans) to which any Group Company is a party, or to the Company’s knowledge, by which any Group Company is bound or to which any Group Company or any of their respective assets or properties are subject that are in effect as of the date of this Agreement (each Contract required to be set forth in Section 3.5(a) of the Company Disclosure Schedules, together with all amendments, waivers or other changes thereto, a “Material Contract”):

(i)            obligations of, or payments to, any of the Group Companies of $1,000,000 or more;

(ii)           any outstanding Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) of $1,000,000 or more, including any convertible debt/equity instruments;

(iii)         any real property leasehold, license or other occupancy interest (“Real Property Lease”);

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(iv)          any Contract (A) pursuant to which the Group Companies grant any right or license under any Owned Intellectual Property to any Person (excluding non-exclusive licenses granted to customers and service providers of the Group Companies in the Ordinary Course); (B) pursuant to which the Group Companies obtain the right to use any IT Systems or other Intellectual Property owned by another Person that is material to the business of the Group Companies (excluding nonexclusive licenses or other rights granted to any Group Company for standard, generally commercially available IT Systems or other software, products or applications that are non-customized and licensed for a payment of less than $25,000 per annum in the aggregate); (C) that constitutes a concurrent-use agreement, settlement agreement or co-existence agreement with respect to any Owned Intellectual Property; or (D) pursuant to which any Group Company grants any exclusive license of any Intellectual Property to any Person;

(v)           Grant of rights to Develop, license, or sell any Company Products;

(vi)          Contracts with any Governmental Authority;

(vii)         Contracts which (A) remain in effect immediately following the Closing and limit the right of any Group Company to engage in any line of business or in any geographic area, or to Develop, license or sell any Company Products, or to compete with any Person; or (B) involve the Development of any material Owned Intellectual Property by any third-party on behalf of any Group Company; or (C) involve any Development of any material Intellectual Property by any Group Company with any third-party or the contribution of any material Intellectual Property by any Group Company to any third-party;

(viii)       Contracts with an employee or individual independent contractor of any Group Company that provides for annual base compensation in excess of $200,000;

(ix)          Contracts between (A) on the one hand, any of the Group Companies, and (B) on the other hand, any Company Shareholder or any of his, her or its Affiliates, but excluding Contracts for compensation as an employee, director, or individual independent contractor; and

(x)           Contracts that in the Company’s determination will be required to be filed with the Proxy/Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b)          True, correct and complete copies of the Material Contracts have been delivered to or made available to SPAC.

(c)          Except (i) as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) for any Material Contract that is terminated or expires following the date of this Agreement in accordance with its terms or (iii) as set forth on Section 3.5(c) of the Company Disclosure Schedules, (A) to the knowledge of the Company, all Contracts to which any of the Group Companies is a party or by which its assets are bound are valid, binding and in full force and effect, except as limited by the Enforceability Exceptions, and (B) no Group Company has received written notice, or to the knowledge of the Company, oral notice of the intention of any party to any Material Contract to terminate such Material Contract, exercise any option not to renew thereunder, or amend the terms thereof other than modifications in the Ordinary Course that do not materially impair the rights of any Group Company thereunder. None of the Group Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be, in default, in any material respect, under any Material Contract.

Section 3.6          Intellectual Property; Information Technology.

(a)          Section 3.6(a) of the Company Disclosure Schedules sets forth an accurate and complete list of each of the following included in the Owned Intellectual Property: (i) applications and registrations for Patents, (ii) applications and registrations for Trademarks, (iii) applications and registrations for Copyrights, and (iv) domain names and social media accounts and handles (the items set forth, or required to be set forth, under (i) through (iv), collectively, the “Registered IP”). For each item of Registered IP, Section 3.6(a) of the Company Disclosure Schedules specifies, as applicable, the filing, serial or registration or application number, title, jurisdiction, date of filing or issuance, status, and current owner(s).

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(b)          Each item of Owned Intellectual Property is subsisting and, except with respect to pending items included in the Registered IP, valid and enforceable. All application, filing, registration, maintenance, annuity, renewal and other fees required with respect to any Registered IP have been paid and all documents, disclosures, recordations and certificates required to be filed in connection with any Registered IP have been filed with the relevant Governmental Authority or registrar, as applicable, for the purposes of prosecuting, maintaining and perfecting the Registered IP. The consummation of the transactions contemplated by this Agreement will not (i) impair any rights under, or cause any Group Company to be in violation of or default under, any license or other agreement to use any Licensed Intellectual Property or under which it grants any person rights to use any Owned Intellectual Property, (ii) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such licenses or other agreements, or (iii) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to any use or exploitation of any Company Intellectual Property.

(c)          All or each of the Group Companies (i) solely and exclusively own all right, title, and interest in and to all Owned Intellectual Property, and (ii) have and have had valid and enforceable licenses for, or other rights to use, all Licensed Intellectual Property. No third parties have rights to any Company Intellectual Property; there is no pending or, to the best of the Company’s knowledge, threatened Action by others challenging the validity. enforceability, registrability or scope of any Company Intellectual Property or rights of either of the Group Companies in or to any Company Intellectual Property, the Company has no knowledge of any facts which form a reasonable basis for any such claim, and to the best of Company’s knowledge, there has been no finding of unenforceability or invalidity of the Company Intellectual Property; to the best of Company’s knowledge, there is no patent or published patent application that contains claims that interfere with the issued or pending claims of any of the Company Intellectual Property; and to the best of Company’s knowledge, there is no prior art that renders any patent application owned by all or any of the Group Companies unpatentable that has not been disclosed to the US Patent and Trademark Office or any similar office in Canada or any other jurisdiction.

(d)          All or each of the Group Companies are the legal and beneficial owners of, have good and marketable title to, and own all right, title and interest in and to all of their Owned Intellectual Property free and clear of all Liens, except for Permitted Liens, and the Company has no knowledge of any claim of adverse ownership in respect thereof; no consent of any person is necessary to make, use, reproduce, license, sell, modify, update, enhance or otherwise exploit any Company Intellectual Property, and none of the Owned Intellectual Property of all or any of the Group Companies comprise an improvement or any third party Intellectual Property or would give any person any rights to any such Owned Intellectual Property, including, without limitation, rights to license any such Owned Intellectual Property.

(e)          None of the Group Companies has received any notice or claim (whether written, oral or otherwise) challenging the ownership or right to use of any of the Owned Intellectual Property or suggesting that any other person has any claim of legal or beneficial ownership or other claim or interest with respect thereto, nor is there a reasonable basis for any claim that any person other than any of the Group Companies have any claim of legal or beneficial ownership or other claim or interest in any of the Owned Intellectual Property.

(f)           All applications for registration of any Company Intellectual Property have been properly filed and have been pursued by all or each of the Group Companies in the Ordinary Course, and neither Company nor any Subsidiary has received any notice (whether written, oral or otherwise) indicating that any application for registration of the Company Intellectual Property has been finally rejected or denied by the applicable reviewing authority except for any rejection or denial that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(g)          To the Company’s knowledge, the conduct of the business of each of the Group Companies (including, without limitation, the sale of the Company Products, or the use or other exploitation of the Intellectual Property by the Group Companies or any customers, distributors or other licensees thereof) has not infringed, violated, misappropriated or otherwise conflicted with any Intellectual Property right of any person; there is no pending or threatened Action by others that any Group Company infringes or otherwise violates (or would, upon commercialization of Company Products, infringe, misappropriate or otherwise violate ) any Intellectual Property of others, and Company has no knowledge of any facts which form a reasonable basis for any such claim.

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(h)          None of the Group Companies is a party to any Action, nor, to the best of Company’s knowledge, is or has any Action been threatened that alleges that any current or proposed conduct of their respective businesses (including, without limitation, the sale of the Company Products, or use or other exploitation of any Intellectual Property by the Group Companies or any customers, distributors or other licensees) has infringed, violated or misappropriated or otherwise conflicted, or will infringe, violate or misappropriate or otherwise conflict, with any Intellectual Property right of any person. The Group Companies have not received any written communications, alleging any of the foregoing (including any invitations to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any Company Product or the conduct of the business).

(i)           To the Company’s knowledge, no person has infringed or misappropriated, or is infringing or misappropriating, any rights of either of the Group Companies in or to the Company Intellectual Property.

(j)           The Group Companies, as applicable, have entered into valid and enforceable written agreements pursuant to which either of the Group Companies, as applicable, have been granted all licenses and permissions to use, reproduce, sub-license, sell, modify, update, enhance or otherwise exploit the Licensed Intellectual Property to the extent required to operate any aspects of the business of the Group Companies currently conducted (including, if required, the right to incorporate such Licensed Intellectual Property into the Company Intellectual Property). All license agreements in respect to Licensed Intellectual Property are in full force and effect and none of the Group Companies, or to the best of Company’s knowledge, any other person, is in default of its obligations thereunder.

(k)          The Group Companies have taken and take reasonable actions to maintain, protect, and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its Confidential Information. No Group Company has disclosed any trade secrets or other Confidential Information to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information. To the extent that any of the Company Intellectual Property is licensed or disclosed to any person or any person has access to such Company Intellectual Property (including but not limited to any employee, officer, shareholder, consultant, systems-integrator, distributor, Contract counterparty, or other customer of either of the Group Companies), either of the Group Companies, as applicable, have entered into a valid and enforceable written agreement which contains terms and conditions prohibiting the unauthorized use, reproduction, disclosure or transfer of such Company Intellectual Property by such person. Other than such agreements that have expired in accordance with their respective terms, all such agreements are in full force and effect and none of the Company, any Subsidiary, to the best of Company’s knowledge, any other person, is in default of its obligations thereunder except for any default which is immaterial.

(l)           All persons who have contributed, created, conceived, or otherwise developed any Owned Intellectual Property have executed valid, written agreements with a Group Company, substantially in the form made available to SPAC prior to the date hereof in the data rooms and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Group Companies and agreed to assign to the Company or other Group Companies all of their right, title, and interest in and to any Intellectual Property contributed, created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Group Companies. There are no outstanding Actions, and, to the Company’s knowledge, no circumstances that exist that are likely to give rise to any Action, for any compensation or other payments to such person in relation to any Owned Intellectual Property that such person has contributed, created, conceived or otherwise developed. To the Company’s knowledge, no employee, independent contractor, or agent of the Group Companies has misappropriated any material trade secrets of the Group Companies in the course of his or her performance as an employee, independent contractor, or agent, and no employee, independent contractor, or agent of the Group Companies is in material default or material breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement or Contract to the extent relating to the protection, ownership, development, use or transfer of Company Intellectual Property. To Company’s knowledge, all moral rights as defined under the Copyright Act (Canada) or any other applicable legislation or by operation of law in any applicable jurisdiction have been waived in writing in favour of any of the Group Companies and their successors or assignees with respect to the copyrightable works that are owned by either of the Group Companies, except as would not, individually or in the aggregate, be material to the Group Companies.

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(m)         The Group Companies lawfully own, lease, or license (i) operating systems, databases, software, cloud accounts, third party services, operating systems, data, databases, files, documentation and other materials related thereto, that are used in or necessary for the conduct of the business of the Group Companies as currently conducted, as well as applications developed by, or on behalf of, or owned by, either of the Group Companies, used in connection with the business of either of the Group Companies (the “Information Systems”) and (ii) all products, programs, content, name and likeness, rights, audio and/or audio-visual material, applications and/or services currently or previously licensed, sold, distributed and/or otherwise made commercially available by either of the Group Companies in connection with the business, and all agreements related thereto (the “Works”). Section 3.6(m) of the Company Disclosure Schedules sets forth an accurate and complete list of (A) each license, agreement or other permission which either of the Group Companies has granted to any third party with respect to any Owned Intellectual Property used in connection with the business of the Group Companies (but without being required to list nonexclusive licenses to end-users entered into in the Ordinary Course), (B) each license, agreement or other permission which either of the Group Companies has been granted by a third party with respect to any Licensed Intellectual Property, including Works, used in connection with the business of the Group Companies, and (C) each item of Information Systems that any third party owns and that either of the Group Companies uses in connection with the business of the Group Companies pursuant to license, sublicense, agreement or permission; and (D) any forms of end-user license agreements entered into in the Ordinary Course granting a third party a right to use any Owned Intellectual Property.

(n)          The Information Systems are sufficient in all material respects for the needs of the business of the Group Companies as currently conducted and have not suffered any material substandard performance, breakdown or failure that has not been remediated in all material respects. To the knowledge of the Company, all Information Systems are free from any material defects or vulnerabilities and do not contain any Malicious Code. Each Group Company has implemented and currently implements industry standard measures designed to prevent the introduction of Malicious Code into Information Systems, including firewall protections and regular virus scans. The Group Companies have implemented, maintain, and regularly test (at least annually) commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, and procedures. The Group Companies have not materially breached of any of their contracts relating to Information Systems.

(o)          Except as set forth in Section 3.6(o) of the Company Disclosure Schedules, (i) no Owned Intellectual Property was (in whole or in part) authored, created, conceived, developed, or reduced to practice by or on behalf of, or with or using any personnel, grants, funds, facilities, Intellectual Property or other resources of, a Governmental Sponsor; (ii) no person who was involved in, or who contributed to, the authorship, creation, conception, development, or reduction to practice of any Owned Intellectual Property was employed by, under contract to, or performed services for any Governmental Sponsor during a period of time during which such person was also performing services for the a Group Company related to the Development of such Owned Intellectual Property; and (iii) no Governmental Sponsor has any claim or right in or to any Owned Intellectual Property. To the extent the use of Company Intellectual Property is restricted in any way under a Government Contract, each Group Company have complied, and has included in each of its Contracts with its subcontractors, as applicable, a requirement to comply, in all material respects with such restrictions under such Government Contract.

(p)          None of the Group Companies has granted any options, licenses or agreements or any kind relating to the Owned Intellectual Property or the marketing or distribution thereof, except nonexclusive licenses to end-user in the Ordinary Course. None of the Group Companies has granted any current or contingent right, license or interest in or to the source code of the Information Systems or operable components of the Works, or has provided or disclosed any source code of the Information Systems (the “Company Software”) to any person or entity.

(q)          None of the Group Companies has embedded, linked to or otherwise incorporated any Open Source Software in any of its Information Systems generally available or in development or otherwise used Open Source Software in a manner that obligates the Company or any Subsidiary to disclose, make available, offer or deliver the source code of any Company Software other than such Open Source Software. Each of the Group Companies is in compliance and has complied in all material respects with the conditions of any applicable Open Source Software licenses with regard to the Open Source Software, including but not limited to, any requirements for the preservation of the text of the original license, for the preservation of the copyright notices, for the implementation of specific protection mechanisms, and where applicable, for making available the corresponding source code and Open Source Software license in accordance with the applicable license.

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(r)           Each of the Group Companies complies and has complied in all material respects with (i) all applicable Privacy Obligations. The Group Companies have each established and implemented reasonable and sufficient organizational, physical, administrative and technical measures to protect Personal Information and other Business Data. In the past three (3) years, no Group Company has (i) experienced any incident in which any Personal Information or other Business Data held by or on behalf of any Group Company in connection with the operation of their business were subject to any actual or suspected unauthorized or illegal access or use; (ii) notified, or has been required or obligated to notify, any person with respect to a breach of privacy or security, or unauthorized misappropriation, access or use of, any Personal Information or other Business Data and (iii) been subject to or received written notice of any investigation or proceeding or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information or other Business Data, or the violation of any applicable Privacy Obligations, and, to the Company’s knowledge, there is no reasonable basis for the same. No Group Company is a party to any order or settlement agreement with any Governmental Authority regarding data protection, privacy, the collection, use, disclosure, sale or licensing of Personal Information or Privacy Obligations.

(s)          Each of the Group Companies has all rights to use the Business Data, in whole or in part, in the manner in which the Group Companies receive and use such Business Data prior to the Closing Date. The Group Companies are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the Surviving Company from receiving or using Personal Information or other Business Data, in the manner in which the Group Companies receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Privacy Obligations.

Section 3.7          Property. Each of the Group Companies the absolute legal and beneficial owner of, and has good and marketable title to, all of the material properties and assets thereof, and no other property or assets are necessary for the conduct of the business of the Company as currently conducted. Any and all of the agreements and other documents and instruments pursuant to which the Company holds the property and assets thereof are valid and subsisting agreements, documents and instruments in full force and effect, enforceable in accordance with the terms thereof, and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, and all material leases, licenses and other agreements pursuant to which the Company derives the interests thereof in such property are in good standing. The Company does not know of any claim or the basis for any claim that might or could materially and adversely affect the right of the Company to use, transfer or otherwise exploit their respective assets, none of the properties (or any interest in, or right to earn an interest in, any property) of the Company is subject to any right of first refusal or purchase or acquisition right, and the Company does not have responsibility or obligation to pay any commission, royalty, license fee or similar payment to any person with respect to its property and assets.

(a)          Each of the Group Companies is the sole legal and beneficial owner of, has good and marketable title to, and owns all right, title and interest in its property free and clear of all encumbrances, charges, covenants, conditions, options to purchase and restrictions or other adverse claims or interests of any kind or nature and none of the Group Companies has any knowledge of any claim of adverse ownership in respect thereof which could reasonably be expected to have a Company Material Adverse Effect.

(b)          None of the Group Companies has received any notice or claim (whether written, oral or otherwise) challenging its ownership or right to use of any of its property or suggesting that any other person has any claim of legal or beneficial ownership or other claim or interest with respect thereto, nor is there a reasonable basis for any claim that any person other than either of the Group Companies has any claim of legal or beneficial ownership or other claim or interest in any property.

(c)          Any and all of the agreements and other documents and instruments pursuant to which the Group Companies hold the property and assets thereof (including any interest in, or right to earn an interest in, any Intellectual Property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof, the Company is not in default of any of the provisions of any such agreements, documents or instruments nor has any such default been alleged and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, all leases, licenses and other agreements pursuant to which the Company derives the interests thereof in such property and assets are in good standing and there has been no default under any such lease, license or agreement. None of the properties (or any interest in, or right to earn an interest in, any property) of the Company is subject to any right of first refusal or purchase or acquisition right.

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Section 3.8          Real Property.

(a)          Except as disclosed on Section 3.8(a) of the Company Disclosure Schedules, none of the Group Companies own, and none of the Group Companies has ever owned, any real property.

(b)          Section 3.8(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Real Property Leases to which any Group Company is a party, together with all amendments, modifications, supplements, extensions, renewals, guaranties, non-disturbance agreements and other similar agreements with respect thereto (collectively, the “Supplemental Lease Documents”). The Company has made available to SPAC a true, correct and complete copy of each Real Property Lease and all Supplemental Lease Documents.

(c)          To the knowledge of the Company:

(i)            either the Company or Psilo has a valid and enforceable leasehold interest in the Leased Real Property, free and clear of Liens other than Permitted Liens;

(ii)           no Group Company is in default under the Real Property Leases;

(iii)         there is no default by any lessor under the Real Property Leases;

(iv)          neither the Company nor any Subsidiary has received written notice from any landlord of any ongoing material dispute involving any terms of its lease of any Leased Real Property;

(v)           there is no fact or condition which may lead to a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;

(vi)          the consummation of the Transaction contemplated by this Agreement does not require the consent of any party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(vii)         except as disclosed on Section 3.8(c)(vii) of the Company Disclosure Schedules, no Group Company has subleased, licensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(viii)       no Group Company has failed, nor will fail, to exercise any right of renewal with respect to any Real Property Lease except in the Ordinary Course, consistent with past practice. There are no disputes or forbearance programs in effect as to any such Real Property Lease;

(ix)          no written notice has been received by any Group Company from any landlord indicating an intention to terminate any lease of any Leased Real Property prior to the date of the expiration of such lease;

(x)           each Group Company has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease;

(xi)          any lease or other tenancy entered into by the Company or by any Subsidiary with respect to any Leased Real Property complies with and does not violate applicable subdivision legislation;

(xii)         each Group Company has a valid and enforceable leasehold interest under each Real Property Lease and each Real Property Lease free and clear of all Liens, except for Permitted Liens, and with a right to peaceful and quiet possession and quiet enjoyment, is in full force and effect and constitutes a valid and binding obligation of the applicable Group Company that is the lessee thereunder, enforceable against such Group Company and, to the knowledge of the Company, each other party thereto, in accordance with its terms, except as limited by the Enforceability Exceptions; and

(xiii)       there are no disputes or forbearance programs in effect as to any Real Property Lease.

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(d)          All material buildings, structures, improvements, fixtures, building systems and equipment included in the Owned Real Property and Leased Real Property are in reasonable operating condition and repair in all material respects, and are sufficient for the conduct of the business of the Group Companies as is currently conducted and in the Ordinary Course.

(e)          To the knowledge of the Company, there are no pending condemnation, eminent domain, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Real Property. To the knowledge of the Company, no notice of such a proposed condemnation has been received by any Group Company.

(f)           All interests in Real Property held by the Company or any Group Company are registered against the appropriate titles to the subject lands;

(g)          Each of the Owned Real Property and Leased Real Property are supplied with utilities and other services reasonably necessary for the operation of the business of the Group Companies as currently conducted at such Owned Real Property and Leased Real Property, and no fact or condition exists that would result in the termination or impairment of the furnishing of service to any of the Owned Real Property and Leased Real Property of water, sewer, gas, electric, telephone, drainage and other such utility services. The Owned Real Property and Leased Real Property and all improvements thereon, including without limitation, the mechanical systems, HVAC systems, plumbing, electrical, security, utility and sprinkler systems, are in reasonably good working condition and repair, subject only to normal, scheduled maintenance and are reasonably sufficient for the operation thereof for its current use.

(h)          The Owned Real Property and the Leased Real Property and the improvements thereon are sufficient for the conduct of the business of the Group Companies as is currently conducted and in the Ordinary Course, and no business activities of any Group Company take place on lands other than those included in the Owned Real Property and the Leased Real Property.

(i)           With respect to the Owned Real Property:

(i)            either the Company or a Group Company is the registered owner of bare legal title of an estate in fee simple to all Owned Real Property, free and clear of Liens, other than Permitted Liens; and

(ii)           either the Company or a Group Company does not hold any Owned Real Property in trust for any other party nor as agent for any other party.

(j)           With respect to the Other Real Property Interests:

(i)            one of the Group Companies is the registered holder of a legal interest in all Other Real Property Interests, free and clear of Liens, other than Permitted Liens, except where the failure to register such Other Real Property Interests (or a legal interest therein) would not, individually or in the aggregate, have a Company Material Adverse Effect; and

(ii)           the Other Real Property Interests are valid and in good standing.

(k)          The Owned Real Property and Leased Real Property, the current uses thereof and the conduct of the business thereon by the Group Companies, comply with all restrictive covenants, governmental and quasi-governmental Laws and regulations, including, without limitation, those dealing with zoning, municipal planning schemes, parking access, loading facilities, building, electrical and plumbing codes and fire and public health and safety, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(l)           No alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Owned Real Property or Leased Real Property by any municipal, provincial or other competent authority, which alteration, repair, improvement or other work has not been completed, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(m)         All accounts for work and services performed and materials placed or furnished upon or in respect of the Owned Real Property and the Leased Real Property at the request of the Company or any Subsidiary, including its predecessors in interest, have been fully paid and satisfied, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

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(n)          In respect of Owned Real Property on which there are third party leases:

(i)            no Group Company is in default of any of their material obligations as landlord under any of the third party leases and, the tenant under each third party lease is not in default of any of its material obligations as tenant under any such third party lease;

(ii)           any lease or other tenancy entered into by the Company or by any Subsidiary with respect to such Owned Real Property complies with and does not violate applicable subdivision legislation;

(iii)         the consummation of the Transaction contemplated by this Agreement does not require the consent of any party to such lease, will not result in a breach of or default under such lease, or otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iv)          neither the Company nor any Subsidiary has received written notice from any tenant of any ongoing material dispute involving any terms of its lease; and

(v)           no written notice has been received by the Company or any Subsidiary from any tenant indicating an intention to vacate its premises or any part thereof or terminate its lease prior to the date of the expiration of its lease.

Section 3.9          Environmental Matters.

(a)          None of the Group Companies is in violation of, or has violated or has any liability under, any Environmental Law and there are no facts, circumstances or conditions existing, initiated or occurring which could result in liability under any Environmental Laws. Without limiting the generality of the foregoing and to the knowledge of the Company: (i) there has been no Environmental Condition at, on, under or from any of the properties currently owned, leased or operated by either of the Group Companies (including, without limitation, soils and surface and ground waters) during the period of either of the Group Companies’, as applicable, ownership, tenancy or operation of such property; (ii) there has been no Environmental Condition at, on, under or from any of the properties formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) during the period of the Company’s ownership, tenancy or operation of such property, as applicable; and (iii) none of the real property currently leased or operated by the Company contains underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of any Hazardous Materials, and no portion of such real property is or has been used as a dump or landfill or consists of or contains filled-in land or wetlands.

(b)          None of the Group Companies has received any notice, demand, claim or request for information or other written communication alleging that either of the Group Companies (i) is actually, potentially or allegedly liable under any Environmental Law for an Environmental Condition, or (ii) may be in violation of or have any liability under any Environmental Law.

(c)          None of the Group Companies has caused or permitted the release, in any manner whatsoever, of any Hazardous Materials on or from any of its properties or assets or any such release on or from a facility owned or operated by third parties but with respect to which either of the Group Companies is or may reasonably be alleged to have liability or has received any notice that it is potentially responsible for a federal, provincial, municipal or local clean-up site or corrective action under any applicable laws, statutes, ordinances, by-laws, regulations or any orders, directions or decisions rendered by any ministry, department or administrative regulatory agency relating to the protection of the environment, occupational health and safety or otherwise relating to dealing with Hazardous Materials. None of the Group Companies is aware of any legislation, or proposed legislation published by a legislative body, which it anticipates will adversely affect the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of the Group Companies on a consolidated basis.

(d)          Prior to the date of this Agreement, true, complete and correct copies of all currently in force Environmental Permits issued to any Group Company have been made available to SPAC.

(e)          The Company has delivered to SPAC complete copies of all material non-privileged environmental audits, assessments and reports which are within the possession or reasonable control of the Company relating to the Environmental Condition of the properties currently owned or used by the Company.

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Section 3.10        Compliance with Other Instruments.

(a)          No legal or governmental proceedings or inquiries are pending to which either of the Group Companies is a party or to which the property thereof is subject that would result in the revocation or modification of any certificate, authority, permit or license necessary to conduct the business now owned or operated by either of the Group Companies, as applicable, and, to the knowledge of the Company, no such legal or governmental proceedings or inquiries have been threatened against or are contemplated with respect to either of the Group Companies, or with respect to their properties or assets.

(b)          The Company is not in violation of its Governing Documents or in default in any material respect in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease, license or other agreement or instrument to which it is a party or by which it or its property or assets may be bound.

(c)          To the knowledge of the Company, no counterparty to any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company is a party is in default in the performance or observance thereof.

(d)          Each of the execution and delivery of this Agreement and any Ancillary Agreement, the performance by the Company of its obligations hereunder or thereunder, and the consummation of the transactions contemplated in this Agreement and any Ancillary Agreement do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both): (i) any statute, rule or regulation applicable to the Company including, without limitation, the securities Laws; (ii) the constating documents, memorandum and articles of association or resolutions of the Company which are in effect at the date hereof; (iii) any mortgage, note, indenture, Contract, agreement, instrument, lease or other document to which the Company is a party or by which it is bound; or (iv) any judgment, decree or order binding the Company or the property or assets of the Company.

Section 3.11        Compliance with Applicable Laws. Each of the Group Companies and, to the knowledge of the Company, all directors, officers, members and employees of each: (a) is and at all times has been in compliance with all applicable statutes, rules, regulations, ordinances, orders, decrees and guidances and any laws, rules and regulations relating in whole or in part to health and safety and/or the environment (collectively, “Applicable Laws”) except where such failure to comply would not have a Company Material Adverse Effect; (b) has not received any correspondence or notice from any Governmental Authority alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto necessary to conduct the business now owned or operated by either of the Group Companies (collectively, “Authorizations”); (c) possesses and is in compliance with all Authorizations required for the conduct of its business, and such Authorizations are valid and in full force and effect and each of the Group Companies and all directors, officers and employees of each are not in violation of any term of any such Authorization, except where such failure to possess or comply would not have a Company Material Adverse Effect; (d) has not received notice of any pending or threatened claim, suit, proceeding, charge, hearing, enforcement, audit, investigation, arbitration or other Action from any Governmental Authority or third party alleging that any operation or activity of either of the Group Companies or, to the knowledge of the Company, any of their directors, officers and/or employees is in violation of any Applicable Laws or Authorizations and has no knowledge or reason to believe that any such Governmental Authority or third party is considering or would have reasonable grounds to consider any such claim, suit, proceeding, charge, hearing, enforcement, audit, investigation, arbitration or other Action; and (e) has not received notice that any Governmental Authority has taken, is taking, or intends to take action to limit, suspend, modify or revoke any material Authorizations and has no knowledge or reason to believe that any such Governmental Authority is considering taking or would have reasonable grounds to take such action.

Section 3.12        Absence of Changes. Except as set forth in Section 3.12 of the Company Disclosure Schedules, since the date of the 2023 Balance Sheet, (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect and (b) the Group Companies have conducted their businesses in all material respects in the Ordinary Course, other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby.

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Section 3.13        Litigation.

(a)          There are no Actions of any kind whatsoever outstanding or, to the Company’s knowledge, pending or threatened against or affecting the Company, or the directors, officers or employees thereof, at law or in equity or before or by any commission, board, bureau or agency of any kind whatsoever and, to the best of the Company’s knowledge, there is no basis therefor and the Company is not subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any governmental authority.

(b)          None of the Group Companies is a party to any Action, nor, to the Company’s knowledge, has any Action been threatened that alleges that any current or proposed conduct of its business has or will infringe, violate or misappropriate or otherwise conflict with any right of any person.

Section 3.14        Insurance. To the knowledge of the Company, each of the Group Companies has in full force and effect insurance policies that cover such risks and are in such amounts as are determined by the Company to be reasonable for the businesses of the Group Companies, as applicable. True, correct and complete copies in all material respects of such insurance policies as in effect as of the date of this Agreement have been made available to SPAC. All premiums due thereunder have been paid, and no written notice of cancellation or termination has been received by any of the Group Companies with respect to any such policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim made by any Group Company under an insurance policy during the last twelve (12) months.

Section 3.15        Governmental Consents. No consent, clearance, approval or authorization of, or registration, qualification, designation, declaration, notification, application or filing with, any Governmental Authority on the part of any of the Group Companies is required in connection with the valid execution and delivery by the Company of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for notifications, filings and applications pursuant to applicable Antitrust Laws and the receipt of the Regulatory Approvals. On the Closing Date, all consents, approvals, permits, authorizations or filings as may be required to be made or obtained by the Company under securities Laws necessary for the execution and delivery of this Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby will have been made or obtained, as applicable (other than the filing of reports required under applicable securities Laws within the prescribed time periods, which documents shall be filed as soon as practicable after the Closing Date and, in any event, within such deadline imposed by applicable securities Laws).

Section 3.16        Permits and Licenses.

(a)          Each of the Group Companies has all Permits necessary for the conduct of its business as now being conducted, and all such Permits are valid and in full force and effect, except where the lack of such Permits or the failure of such Permits to be valid and in full force and effect does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Group Companies is in breach, default, or violation of any such Permits, except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No modification, suspension, cancellation, withdrawal, or revocation of any such Permit is pending or, to the Company’s knowledge, currently threatened, except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Each of the Group Companies is duly qualified and possesses all such permits, certificates, licenses, approvals, consents and other authorizations (the “Governmental Licenses”) issued by the appropriate Governmental Authority necessary to conduct the business as now operated by either of the Group Companies, as applicable, and proposed to be conducted by either of the Group Companies, as applicable; (B) each of the Group Companies is in compliance with the terms and conditions of all such Governmental Licenses; (C) all of the Governmental Licenses are valid and in full force and effect; and (D) none of the Group Companies has received any notice relating to the revocation or modification of any such Governmental Licenses.

Section 3.17        Brokers or Finders. Except as set forth in Section 3.17 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Group Companies.

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Section 3.18        Related-Party Transactions. Except as set forth in Section 3.18 of the Company Disclosure Schedules (and other than with respect to actions expressly contemplated by this Agreement, any of the Ancillary Agreements, the Plan of Arrangement or any Company Benefit Plan):

(a)          No director, officer, employee, stockholder, warrant holder or Affiliate of any of the Group Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the Group Companies for monies actually borrowed, nor is any of the Group Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party for monies actually borrowed, other than with respect to advances to employees for expenses in the Ordinary Course.

(b)          To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Group Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the Group Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the Group Companies.

(c)          No Related Party is directly or indirectly interested in any Contract with any of the Group Companies, other than any such Contracts related to such Person’s (i) ownership of Company Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission, consulting fee and other employment benefits provided by the Company to such Person.

Section 3.19        Employment and Labor.

(a)          The Group Companies are and have been at all times in compliance, in all material respects, with all applicable Laws and Contracts relating to employees and employment or engagement of labor, including, without limitation, all applicable Laws and Contracts relating to wages, vacation pay, hours, overtime, collective bargaining, employment discrimination, accessibility, privacy, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, immigration, and the collection and payment of income tax withholding payroll taxes, Canada Pension Plan remittances, and/or social security Taxes or other similar Taxes. All amounts due and owing to any employee as of the date of this Agreement, including for wages, vacation pay, hours, overtime and severance, have been paid in full, or if accrued are reflected in the books of account, ledgers, order books, records and other financial documents of the Group Companies except as would not result in material liability to the Group Companies.

(b)          None of the Group Companies is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, works council or similar employee organization applicable to any employees and, to the knowledge of the Company, there are no activities or proceedings of or on behalf of any labor union, works council or similar organization to organize any such employees. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Group Companies or any of their respective employees; (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting any of the Group Companies, and none of the Group Companies has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any of their respective employees; (iii) there is no representation claim or petition pending before any applicable Governmental Authority; and (iv) there are no Actions with respect to or relating to any of the Group Companies pending or, to the knowledge of the Company, threatened before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(c)          To the knowledge of the Company, no allegations of sexual harassment, sex-based discrimination, or sexual misconduct have been made against any current or former employee, officer, individual independent contractor, or director of the Company. There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened involving the employment of any employee of the Group Companies or the termination of any former employee of the Group Companies. To the knowledge of the Company, there are no material charges, investigations or administrative proceedings pending against any of the Group Companies pursuant to which any current or former employee of any of the Group Companies has alleged illegal discrimination or harassment, violations of health and safety laws, workplace injuries, or whistleblower retaliation.

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(d)          The Company has made available to SPAC a complete and accurate list, as of July 11, 2023, of (i) all then-current employees of the Group Companies by position, together with each employee’s (ii) location of employment; (iii) original start date; (iv) cumulative length of service; (v) annual base salary; (vi) method of compensation (e.g., salaried, hourly); (vii) status as full- or part-time; (viii) status as regular or temporary; (ix) geographic location; (x) classification as exempt or non-exempt from overtime pay requirements to the extent applicable; (xi) annual bonus target, if any; and (xii) any severance potentially payable to such employee upon termination of employment. The Company has made available to SPAC a complete and accurate list, as of July 11, 2023, of all then-current individual independent contractors engaged by any of the Group Companies, together with such individual’s compensation arrangement with any of the Group Companies and whether such individual has entered into a written Contract regarding the individual’s engagement. Except as set forth in Section 3.19(d) of the Company Disclosure Schedules, the employment of each employee of the Group Companies and the engagement of each individual independent contractor of the Group Companies is terminable at will by the respective Group Company without any material penalty, liability, or severance obligation.

Section 3.20        Company Benefit Plans.

(a)          Section 3.20(a) of the Company Disclosure Schedules sets forth a true and complete list of each Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to SPAC or its counsel a true, complete and correct copy, to the extent applicable, of (i) the current plan document (or a summary of any unwritten Company Benefit Plan); (ii) the most recent member booklet or summary plan description, including any summary of material modifications; (iii) the most recent actuarial report or other financial report relating to such Company Benefit Plan; (iv) any trust agreement (currently in effect) relating to such Company Benefit Plan; (v) Form 5500 and all schedules and attachments thereto filed with the Internal Revenue Service for the last two (2) completed plan years; (vi) the most recent determination letter or pre-approved plan letter; (vii) non-discrimination testing results for the last two (2) completed plan years and details of any corrections; (viii) any non-routine correspondence with any Governmental Authority within the past three (3) years concerning such Company Benefit Plan; and (ix) evidence of registration of such Company Benefit Plan.

(b)          Each Company Benefit Plan has been established and maintained in all material respects in accordance with its terms, and in all material respects in compliance with all applicable Laws. There are no pending or, to the knowledge of the Company, threatened Actions by any Person against or relating to the Company Benefit Plans (other than routine benefits claims), and there have been no such Actions for the last three (3) years.

(c)          No Company Benefit Plan is, and none of the Group Companies has within the last six (6) years sponsored, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), with respect to (i) a “registered pension plan”, a “deferred profit sharing plan”, a “registered retirement savings plan”, or a “retirement compensation arrangement” as defined in subsection 248(1) of the Income Tax Act (Canada), (ii) a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multi-employer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (iv) a “multiple employer plan” (as described in Section 413(c) of the Code) or (v) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d)          Except as set forth in Section 3.20(d) of the Company Disclosure Schedules, none of the Company Benefit Plans provide medical, health, life or other welfare benefits after the termination of a participant’s employment or engagement, as applicable, except (i) as may be required by applicable Law, at the sole expense of the participant or the participant’s beneficiary; (ii) benefits through the end of the month of termination of employment or engagement, as applicable; (iii) death or disability benefits attributable to deaths or disabilities occurring at or prior to termination of employment or engagement, as applicable; and (iv) post-termination benefits from an insurer during any period to convert a group Company Benefit Plan to an individual plan.

(e)          Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any employee, director or individual independent contractor of any of the Group Companies or with respect to any Company Benefit Plan; (ii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any employee, director or individual independent contractor of any of the Group Companies; or (iii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.

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(f)           Neither the execution of this Agreement nor the consummation of the Transactions, either alone or in conjunction with any other event, in respect of any “disqualified individual” within the meaning of Section 280G of the Code, could give rise to (or already has resulted in) a payment or provision of any other benefit (including accelerated vesting) that, individually or collectively, would not be deductible by reason of Section 280G of the Code or would be subject to an excise Tax under Section 4999 of the Code. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from any of the Group Companies as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(g)          Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the U.S. Internal Revenue Service (the “IRS”) that the Company Benefit Plan is so qualified and each trust established in connection with such Company Benefit Plan is exempt from U.S. federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Company Benefit Plan or the exempt status of any such trust.

Section 3.21        Tax Matters.

(a)          Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Governmental Orders, and each Group Company has paid all material amounts of Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)          Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)          Each Group Company has timely collected and paid to the appropriate Tax Authority all material amounts of Taxes required to have been so collected and paid.

(d)          No Group Company is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(e)          No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the Ordinary Course, in each case with respect to Taxes.

(f)           No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by, or issued by any Tax Authority with respect to any Group Company which agreement or ruling would be effective after the Closing Date.

(g)          No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(h)          There are no Liens for Taxes on any assets of the Group Companies other than for Taxes described in paragraph (b) of the definition of Permitted Liens.

(i)           During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(j)           No Group Company (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 160 of the Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or Contract (other than any Contract entered into in the Ordinary Course and the principal purpose of which does not relate to Taxes).

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(k)          To the Company’s knowledge, none of the Group Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or improper use of, a method of accounting; (ii) installment sale or open transaction; (iii) prepaid amount or deferred revenue; or (iv) any agreement entered into with any Governmental Authority in respect of Taxes. None of the Group Companies has made an election pursuant to Section 965(h) of the Code.

(l)           No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(m)         No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than (i) one that is included in a Contract entered into in the Ordinary Course that is not primarily related to Taxes, or (ii) with any other Group Company or any of its current Affiliates).

(n)          No Group Company has, or has ever been deemed to have, for purposes of the Tax Act or any relevant provincial legislation, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act. Each Group Company has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(o)          Except as set forth in Section 3.21(o) of the Company Disclosure Schedules, the Company Shares are not “taxable Canadian property” within the meaning of the Tax Act.

(p)          Except as set forth in Section 3.21(p) of the Company Disclosure Schedules, the total fair market value of all the shares that are held directly or indirectly by the Company and are shares of foreign affiliates (within the meaning of the Tax Act) of the Company does not exceed seventy-five percent (75%) of the total fair market value (determined without reference to debt obligations of any corporation resident in Canada in which the Company has a direct or indirect interest) of all of the properties owned by the Company.

(q)          The Company (i) is, and has always been, treated as a corporation for U.S. federal income tax purposes and (ii) will continue to be treated as a corporation for U.S. federal income tax purposes for at least two (2) calendar years following the Closing Date.

(r)           The Company was not a passive foreign investment company, as defined in Section 1297(a) of the Code (“PFIC”) for its 2022 taxable year. On the basis of facts presently known, the Company does not believe that it will be a PFIC for its 2023 taxable year.

(s)          The Company was not a “controlled foreign corporation” as defined in Section 957 of the Code during its 2022 taxable year.

(t)           There are no circumstances which exist and would result in, or which have existed and resulted in, the application of any of Sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provincial provision to a Group Company.

(u)          The Company is classified as a corporation for U.S. federal income tax purposes. Section 3.21(u) of the Company Disclosure Schedule sets forth all elections made by any Group Company pursuant to Treasury Regulations Section 301.7701-3.

(v)          To the knowledge of the Group Companies, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(w)         No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

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(x)          Neither the Company nor any of its Subsidiaries will be required to pay any material Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by the Company or any Subsidiary (including the non-payment of a Tax) on or prior to the Closing Date (including (1) the delay of payment of employment Taxes under any COVID-19 Tax Measure or any similar notice or order or law, and (2) the advance refunding or receipt of credits under any COVID-19 Tax Measure (including, without limitation, Section 3606 of the CARES Act)).

(y)          No Group Company (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).

(z)          Each of the Group Companies is, and has been since formation, a Tax resident only in is jurisdiction of incorporation for Tax purposes and, except as set forth in Section 3.21(z) of the Company Disclosure Schedules, is not and has not been treated as having a permanent establishment (within the meaning of an applicable Tax treaty), branch or taxable presence in any jurisdiction other than its jurisdiction of incorporation.

(aa)        None of the Group Companies have any current plan or intention to: (i) merge or combine with or into another corporation, (ii) liquidate (including any transaction that would result in a deemed liquidation for U.S. federal income tax purposes), or (iii) cause SPAC to (A) merge with and into another corporation (other than pursuant to the Merger) or liquidate (including any transaction that would result in a deemed liquidation for U.S. federal income tax purposes).

(bb)        There are no requests for rulings or determinations in respect of any Taxes in progress or pending between any Group Company and any Tax Authority.

(cc)        No Group Company has ever had an obligation to file an information return pursuant to subsection 237.3(2) of the Tax Act.

Section 3.22        Books and Records. The minute books of each of the Group Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. The central securities ledger, register of shareholders or equivalent document of each of the Group Companies is complete and reflects all issuances, transfers, repurchases and cancellations of shares of share capital of each of the Group Companies, in each case except for any inaccuracies that are immaterial.

Section 3.23        Foreign Corrupt Practices Act. In the past three (3) years, none of the Group Companies, nor any of their respective directors, officers, employees or, to the Company’s knowledge, agents or other third parties acting on behalf of the Company, have corruptly made, directly or knowingly indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both clauses (a) and (b) above in order to assist any of the Group Companies to obtain or retain business for, or direct business to any of the Group Companies in violation of the Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the Group Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. The Group Companies have implemented and maintained policies and procedures reasonably designed to promote compliance with applicable Anti-Bribery Laws.

Section 3.24        Anti-Money Laundering. The operations of each of the Group Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and the money laundering Laws of

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all jurisdictions to the extent applicable to each of the Group Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Group Companies, and, no Action by or before any Governmental Authority involving any of the Group Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.25        Sanctions. None of the Group Companies nor any of their respective directors or officers, or, to the knowledge of the Company, any of its Affiliates, employees, or agents, is a Person that is, or is fifty percent (50%) or more owned or controlled by, a Person that is (i) the subject of any Sanctions (a “Sanctioned Person”); or (ii) organized, incorporated, or ordinarily resident in a country or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement, Belarus, the Central African Republic, Cuba, Iran, Libya North Korea, Russia, Somalia, Syria, Zimbabwe, the Crimea Region of Ukraine the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) (a “Sanctioned Country”). For the past three (3) years, none of the Group Companies has engaged in, or is now engaged in, any dealings or transactions with any Sanctioned Person, or in any Sanctioned Country, in violation of Sanctions.

Section 3.26        Export Controls. The Group Companies, and to the Company’s knowledge, their respective Representatives in their capacity as such, have during the three (3) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Export Laws, and to the knowledge of the Company, none of the Group Companies has (a) received written notice of, any actual, alleged or potential violation of any Export Laws or (b) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Laws.

Section 3.27        Proxy/Registration Statement and Company Information Circular. The Company Information Circular and the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy/Registration Statement (or any amendment thereof or supplement thereto) or in any current report of SPAC on Form 8-K shall not (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K, when each is filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting, and (iv) in the case of the Company Information Circular, at the time the Company Information Circular is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.28        Board Approval. The Company Board has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Company Shareholders, and (c) subject to the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, and distribution of the Company Information Circular, recommended that the Company Shareholders vote for the Company Resolution. The Company Required Approval represents the only votes of the holders of any of the Company Securities necessary in connection with entry into this Agreement by the Company and the consummation of the Transactions.

Section 3.29        Shareholder Claims. Except as set forth in Section 3.29 of the Company Disclosure Schedules, (a) there have been no Actions commenced, or to the Company’s knowledge, threatened in writing, against any Group Company by or on behalf of, and (b) no Group Company has received written notice of any claim or dispute from (including with respect to (i) any intent to dissent from any material transaction, including the Transactions, or (ii) any intent to exercise appraisal rights), a Company Shareholder or other holder of shares, options, warrants or other securities (convertible or otherwise) in any Group Company.

Section 3.30        No Additional Representations or Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article III (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES), THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, (A) NONE OF THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATIONS OR WARRANTIES

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OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, (I) IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) WITH RESPECT TO THE GROUP COMPANIES, AND ANY MATTER RELATING TO ANY OF THEM, INCLUDING THEIR AFFAIRS, THE CONDITION, VALUE OR QUALITY OF THE ASSETS, LIABILITIES, FINANCIAL CONDITION OR RESULTS OF OPERATIONS, OR (III) WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY STATEMENT OR INFORMATION THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF ITS REPRESENTATIVES, INCLUDING THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES OR ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND (B) NO STATEMENT OR INFORMATION CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article III, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS, FORECASTS, BUDGETS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article III, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (i) the SPAC SEC Filings (excluding any disclosures set forth in the “risk factor” section or in any other section to the extent it is reasonably apparent on its face to be forward-looking statements or cautionary or predictive in nature) or (ii) the Disclosure Schedules delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Schedules”), which exceptions shall, in the case of this clause (ii), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the SPAC Disclosure Schedules in accordance with Section 11.9):

Section 4.1          Organization, Good Standing, Corporate Power and Qualification. SPAC is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. SPAC has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. SPAC is presently qualified to do business in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the Governing Documents of SPAC, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2          Capitalization.

(a)          As of the date of this Agreement, (i) 110,000,000 shares of SPAC Common Stock are authorized, of which 6,011,192 are issued and outstanding, (ii) 1,000,000 shares of SPAC Preferred Stock are authorized, of which zero (0) are issued and outstanding and (iii) 8,178,543 SPAC Warrants are outstanding.

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(b)          All shares of SPAC Common Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the SPAC’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. The SPAC Capital Stock has the rights, preferences, privileges and restrictions set forth in SPAC’s Governing Documents.

(c)          Except for the rights under the SPAC Warrants to purchase 8,178,543 shares of SPAC Class A Common Stock, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from SPAC of any SPAC Capital Stock. Except as set forth in Section 4.2(c) of the SPAC Disclosure Schedules and the Ancillary Agreements, SPAC is not a party to or subject to any agreement or understanding and, to SPAC’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security of SPAC or by a director of SPAC.

(d)          Other than the SPAC Warrants or any rights to acquire securities of SPAC pursuant to the Transactions arising under this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the capital stock, or other equity interests, of SPAC. SPAC does not own or control, directly or indirectly, any equity interests in any Person. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or that is convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Stockholders may vote. SPAC has not adopted any shareholder rights plan or similar agreement to which it would be or become subject, party or otherwise bound.

(e)          Other than rights to exercise the SPAC Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Capital Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 4.3          Due Authorization. SPAC has all requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the SPAC Stockholders’ Approval, the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, the filing of any documents required by the Final Order, the Interim Order and filings required pursuant to the Plan of Arrangement and the consummation of the Arrangement, to consummate the transactions contemplated hereby and thereby. All corporate action on the part of SPAC and its respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the SPAC Stockholders’ Approval, (ii) the receipt of the Regulatory Approvals and (iii) the consummation of the Arrangement. This Agreement and the Ancillary Agreements to which SPAC is or will be a party (assuming due authorization, execution and delivery by each other party hereto and thereto) constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of SPAC, enforceable against it in accordance with their respective terms, except as limited by the Enforceability Exceptions.

Section 4.4          Financial Statements; Internal Controls.

(a)          Except as set forth in Section 4.4(a) of the SPAC Disclosure Schedules, the financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with GAAP and Regulation S-X of the SEC, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the

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Securities Act in effect as of the respective dates thereof. The books of account, ledgers, order books, records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b)          SPAC has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15 under the Exchange Act) that are designed to provide reasonable assurances that material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of SPAC), and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act, is made known to the management of SPAC by others within SPAC and are effective in recording, processing, summarizing and reporting such material information within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act. SPAC has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)          Since the organization of SPAC, neither SPAC nor, to the knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the SPAC Financial Statements or the internal accounting controls of SPAC, including any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices. Since the organization of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC. Since the organization of the SPAC, neither the SPAC nor, to the knowledge of SPAC, any Representative (including its independent auditors) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(d)          SPAC has no liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) SPAC Transaction Expenses, (iv) obligations and liabilities arising under this Agreement or the Ancillary Agreements to which it is or will be a party, and (v) obligations and liabilities reflected, or reserved against, in the latest balance sheet included in the SPAC Financial Statements or disclosed in the notes thereto or as set forth in Section 4.4(d) of the SPAC Disclosure Schedules. Except as set forth in Section 4.4(d) of the SPAC Disclosure Schedules or to the extent, individually and in the aggregate, de minimis, as of the date of this Agreement, SPAC does not have any Indebtedness for borrowed money nor has it incurred any guarantees in respect of Indebtedness for borrowed money. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SPAC SEC Filings.

Section 4.5          Compliance with Other Instruments. SPAC is not in violation of any term of its respective Governing Documents in any material respects, taken as a whole. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The execution, delivery and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result

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in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the SPAC Stockholders’ Approval, require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.6          Compliance with Applicable Laws. SPAC is in compliance with, and since the date of its organization has been in compliance with, all Applicable Laws, except where such failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. Since the date of its organization, SPAC has not received any written notice of alleging the violation of any appliable Laws, except where such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.7          Absence of Changes. Since the date of the most recent SPAC Financial Statements, (a) there has not been, individually or in the aggregate, any SPAC Material Adverse Effect and (b) SPAC has conducted its business in all material respects in the Ordinary Course, other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby.

Section 4.8          Litigation. As of the date of this Agreement (a) there are no Actions pending or, to SPAC’s knowledge, currently threatened against SPAC or its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of SPAC to enter into this Agreement or any Ancillary Agreement, or the right of SPAC to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to SPAC would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect or result in a material change in the current equity ownership of SPAC; (b) SPAC is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.9          Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III, no consent, clearance, approval or authorization of, or registration, qualification, designation, declaration, notification, application or filing with, any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery by SPAC of this Agreement or any Ancillary Agreement, or the consummation by SPAC of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) notifications, filings and applications pursuant to applicable Antitrust Laws and the receipt of the Regulatory Approvals, (iii) the filing of any documents required by the Final Order, the Interim Order and filings required pursuant to the Plan of Arrangement, and (iv) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.10        Brokers or Finders. Except as set forth in Section 4.10 of the SPAC Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of SPAC.

Section 4.11        Tax.

(a)          SPAC has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Governmental Orders, and SPAC has paid all material amounts of Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)          SPAC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

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(c)          SPAC is not currently the subject of a Tax audit or examination and has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been fully resolved or completed.

(d)          SPAC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the Ordinary Course, in each case with respect to material Taxes.

(e)          No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by or issued by any Tax Authority with respect to SPAC which agreement or ruling would be effective after the Closing Date.

(f)           SPAC is not or has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g)          SPAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the Ordinary Course that is not primarily related to Taxes) and is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

(h)          SPAC is not and has not been during the last five (5) years a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i)           To the knowledge of the SPAC, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(j)           SPAC has not taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(k)          SPAC is, and has been since formation, a Tax resident only in its jurisdiction of incorporation for Tax purposes and is not, and has not been, treated as having a permanent establishment (within the meaning of an applicable Tax treaty), branch or taxable presence in any jurisdiction other than its jurisdiction of incorporation.

Section 4.12        Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in the Proxy/Registration Statement, any current report of SPAC on Form 8-K or the Company Information Circular shall, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement (or any amendment thereof or supplement thereto) or any current report of SPAC on Form 8-K, when each is filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Closing Date, and (iv) in the case of the Company Information Circular, at the time the Company Information Circular is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. For the avoidance of doubt, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, TopCo, Merger Sub, their respective Affiliates or any Company Shareholder.

Section 4.13        SPAC Material Contracts.

(a)          The SPAC SEC Filings include true and complete copies of each “material contract” (as such term is defined in Regulation S- K of the SEC) to which SPAC is party (the “SPAC Material Contracts”).

(b)          Each SPAC Material Contract is in full force and effect and, to the knowledge of SPAC, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by the Enforceability Exceptions.

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Section 4.14        SEC Filings. SPAC has filed or furnished, as applicable, on a timely basis, all statements, prospectuses, registration statements, forms, certifications, schedules, exhibits, reports and documents required to be filed or furnished by it with the SEC (collectively, as they have been amended or supplemented since the time of their filing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not, and any SPAC SEC Filings filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. To the knowledge of SPAC, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.15        Trust Account. As of the date immediately prior to the date of this Agreement, there is at least $15,000,000 held in a trust account (the “Trust Account”), maintained by the Trustee pursuant to the Trust Agreement. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Governing Documents of SPAC. Amounts in the Trust Account are invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement and the Trust Account, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending, or to the knowledge of SPAC, threatened with respect to the Trust Account or the funds contained therein. SPAC has not released any money from the Trust Account (other than as permitted by the Trust Agreement). The consummation of the Transactions shall not cause or require the dissolution or liquidation of SPAC pursuant to the Governing Documents of SPAC or otherwise. From and after the Merger Effective Time, no shareholder of SPAC shall be entitled to receive any amount from, or any amount previously held in, the Trust Account except to the extent such shareholder shall have elected to tender its shares of SPAC Common Stock for redemption pursuant to the SPAC Share Redemption prior to such time. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or otherwise modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated or anticipated. There are no side letters or other Contracts, arrangements or understandings, whether written or unwritten, express or implied, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate or (ii) entitle any Person (other than shareholders of SPAC who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Share Redemption or the underwriters of SPAC’s initial public offering in respect of any fees or expenses payable as a result of arrangements entered into in connection with SPAC’s initial public offering) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC.

Section 4.16        Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.17        Business Activities.

(a)          Since the date of its incorporation, SPAC has not conducted any business activities other than activities related to the SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the Governing Documents of SPAC or as otherwise contemplated by this

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Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b)          Except for this Agreement, the Ancillary Agreement and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)          Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

(d)          Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith and the SPAC Transaction Expenses) or any Contracts that are exhibits to the SPAC SEC Filings, and except as set forth in Section 4.17(d) of the SPAC Disclosure Schedules, SPAC is not a party to any Contract with any other Person that (i) obligates SPAC to make payments following the Closing or (ii) will remain in effect immediately following the Closing and limit the right of any Group Company to engage in any line of business or in any geographic area in any material respect.

Section 4.18        Nasdaq Quotation. (a) As of the date of this Agreement, the issued and outstanding SPAC Units, each such unit comprised of one share of SPAC Class A Common Stock and one-half of one redeemable SPAC Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “JAQCU”. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “JAQC.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “JAQCW.” Except as set forth in Section 4.18 of the SPAC Disclosure Schedules, SPAC is and has been in compliance with the rules and regulations of Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Common Stock, SPAC Warrants or SPAC Units or terminate the listing of SPAC Common Stock, SPAC Warrants or SPAC Units on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Common Stock, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 4.19        Corporate Approvals. The SPAC Board (including any required committee or subgroup of such board and including in its capacity as the board of directors of the sole stockholder of Merger Sub) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the SPAC Stockholders, (c) determined that the transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Stockholders approve the Transaction Proposals. The SPAC Stockholders’ Approval represents the only votes of the holders of any SPAC Capital Stock necessary in connection with entry into this Agreement by SPAC and the consummation of the Transactions.

Section 4.20        Related Party Transactions. Except as described in the reports filed by SPAC with the SEC prior to the date of this Agreement or as set forth in Section 4.20 of the SPAC Disclosure Schedules, there are no Contracts between SPAC, on the one hand, and any (a) present or former officer, director or employee of SPAC, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the capital stock or equity interests of SPAC or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing, on the other hand, in each case, except for (i) employment or engagement agreements, confidentiality agreements and fringe benefits and other compensation to directors, officers or employees, (ii) reimbursements of expenses incurred in connection with their employment or service, or (iii) the Existing D&O Arrangements.

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Section 4.21        Investigation; Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the other Group Companies and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any other Group Company or any of their respective Representatives, except as expressly set forth in Article III (as modified by the Company Disclosure Schedules) or in any certificate delivered by the Company pursuant to this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby. Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to SPAC or any of its respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedules) or in any certificate delivered by the Company pursuant to this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby. SPAC acknowledges that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedules) or in any certificate delivered by the Company pursuant to this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Group Company.

Section 4.22        No Additional Representations or Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article IV (AS MODIFIED BY THE SPAC DISCLOSURE SCHEDULES), THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, (A) SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON DO NOT MAKE, AND SPAC EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, (I) IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) WITH RESPECT TO SPAC, INCLUDING ITS AFFAIRS, THE CONDITION, VALUE OR QUALITY OF THE ASSETS, LIABILITIES, FINANCIAL CONDITION OR RESULTS OF OPERATIONS, OR (III) WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY STATEMENT OR INFORMATION THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES, INCLUDING THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC OR ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND (B) NO STATEMENT OR INFORMATION CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS, FORECASTS, BUDGETS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY SPAC, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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Article V
REPRESENTATIONS AND WARRANTIES OF THE MERGER SUBSIDIARIES

Each of the Merger Subsidiaries hereby represents and warrants to the Company as follows:

Section 5.1          Organization, Good Standing, Corporate Power and Qualification. Each Merger Subsidiary is an exempted company, corporation, limited liability company or other applicable business entity duly organized or incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation, as applicable. Each Merger Subsidiary has the requisite exempted company, corporate, limited liability company or other similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted. Each Merger Subsidiary is presently qualified to do business in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof). As of the date of this Agreement, the Merger Subsidiaries have either delivered or made available to SPAC accurate and complete copies of the Governing Documents of each Merger Subsidiary, including all amendments thereto as in effect as of the date of this Agreement.

Section 5.2          Capitalization.

(a)          As of the date of this Agreement, (i) the authorized share capital of TopCo is an unlimited number of TopCo Common Shares, of which one TopCo Common Share is issued and outstanding, and (ii) no other classes or series of TopCo capital stock are authorized or issued or outstanding.

(b)          As of the date of this Agreement, the limited liability company membership interests of Merger Sub consist of one (1) Merger Sub Unit, issued and outstanding.

(c)          All TopCo Common Shares and Merger Sub Units, in each case, that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the applicable Merger Subsidiary’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. Each TopCo Common Share and Merger Sub Unit has the rights, preferences, privileges and restrictions set forth in the applicable Merger Subsidiary’s Governing Document and, in the case of Merger Sub, as otherwise provided by the DLLCA.

(d)          There are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from any Merger Subsidiary of any of their respective capital stock or other equity interests. Except as contemplated in this Agreement, no Merger Subsidiary is a party to or subject to any agreement or understanding and there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any security of any Merger Subsidiary.

(e)          Other than any rights to acquire securities of the Merger Subsidiaries pursuant to the Transactions arising under this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests of any Merger Subsidiary or obligating any Merger Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, any Merger Subsidiary. No Merger Subsidiary is a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder or member (other than the limited liability company agreement of Merger Sub) agreements or other agreements with respect to the voting or transfer of the capital stock, or other equity interests, of any Merger Subsidiary. No Merger Subsidiary owns or controls, directly or indirectly, any equity interests in any Person, other than TopCo’s ownership in Merger Sub. There are no outstanding bonds, debentures, notes or other indebtedness of any Merger Subsidiary having the right to vote (or that is convertible into, or exchangeable for, securities having the right to vote) on any matter for which Merger Subsidiary may vote. No Merger Subsidiary has adopted any shareholder rights plan or similar agreement to which it would be or become subject, party or otherwise bound.

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(f)           Except as contemplated by this Agreement, there are no outstanding contractual obligations of any Merger Subsidiary to repurchase, redeem or otherwise acquire any of their capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 5.3          Due Authorization. Each Merger Subsidiary has all requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All exempted company, corporate, limited liability company or other similar action on the part of each Merger Subsidiary and their respective directors, officers and stockholders or members necessary for the (a) authorization, execution and delivery by each Merger Subsidiary of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements to which it is or will be a party (assuming due authorization, execution and delivery by each other party hereto and thereto) constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of each Merger Subsidiary, enforceable against such Person in accordance with their respective terms, except as limited by the Enforceability Exceptions.

Section 5.4          Compliance with Other Instruments. No Merger Subsidiary is in violation of any term of its respective Governing Documents in any material respects, taken as a whole. No Merger Subsidiary is in violation of any term or provision of any Governmental Order by which it is bound. The execution, delivery and the performance by each Merger Subsidiary of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens).

Section 5.5          Compliance with Applicable Law. Each Merger Subsidiary is in compliance with, and since the date of its organization has been in compliance with, all applicable Laws, except where such failure to comply is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Since the date of its organization, no Merger Subsidiary has received any written notice of any violation of any Laws, except where such violation is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 5.6          Government Consents. (a) The execution and delivery of this Agreement by each Merger Subsidiary does not, and the performance of this Agreement by each Merger Subsidiary will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws and state takeover Laws, rules and regulations of Nasdaq or NYSE, as applicable, and filing and recordation of appropriate merger documents as required by the DGCL, DLLCA and BCBCA, as the case may be, the Final Order, the Interim Order, and filings required pursuant to the Plan of Arrangement and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Merger Subsidiaries from performing their material obligations under this Agreement.

Section 5.7          Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of any Merger Subsidiary.

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Section 5.8          Business Activities.

(a)          Except for TopCo’s ownership of limited liability company membership interests of Merger Sub, no Merger Subsidiary owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (including in respect of any other potential Business Combination). Neither TopCo nor Merger Sub has any assets or properties of any kind other than those incident to its formation and this Agreement.

(b)          Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith and the Company Transaction Expenses), no Merger Subsidiary is a party to any Contract with any other Person that (i) obligates any Merger Subsidiary to make payments following the Closing or (ii) will remain in effect immediately following the Closing and limit the right of any Group Company to engage in any line of business or in any geographic area in any material respect.

Section 5.9          No Prior Activities. Each of the Merger Subsidiaries was formed and organized solely for the purpose of entering into this Agreement, the Ancillary Agreements to which it is or will be a party, the performance of its covenants and agreements in this Agreement and the Ancillary Agreements, the consummation of the Arrangement, and the consummation of the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incidental or related to, or incurred in connection with, its organization and existence or the execution of this Agreement or any Ancillary Agreement to which it is or will be a party, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement, or the consummation of the Transactions contemplated hereby or thereby, including the Merger.

Section 5.10        Foreign Private Issuer. TopCo is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Proxy/Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

Section 5.11        Post-Closing Operations. TopCo is qualified and able to acquire and hold or control each Permit necessary for the conduct of the business of the Company and the Company’s Subsidiaries after the Closing under applicable Law, including the rules and regulations of the Governmental Authority that issued such Permit and there are no facts or circumstances that exist which would materially impair, delay or preclude SPAC’s ability to obtain any Permits necessary for TopCo to conduct the business of the Company and the Company’s Subsidiaries.

Section 5.12        Information Supplied. None of the information supplied or to be supplied by either of the Merger Subsidiaries expressly for inclusion or incorporation by reference in the Proxy/Registration Statement, any current report of SPAC on Form 8-K or the Company Information Circular shall, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement (or any amendment thereof or supplement thereto) or any current report of SPAC on Form 8-K, when each is filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Closing Date, and (iv) in the case of the Company Information Circular, at the time the Company Information Circular is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, neither of the Merger Subsidiaries make any representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, SPAC, their respective Affiliates or any Company Shareholder.

Article VI
COVENANTS OF THE COMPANY

Section 6.1          Company Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as reasonably necessary to comply with applicable Law, (iii) as set forth on Section 6.1 of the Company Disclosure Schedules, (iv) for the incurrence of Company Transaction Expenses or (v) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall use its reasonable best efforts, and shall cause the other Group Companies to use their reasonable best efforts, to operate its business in the Ordinary Course and in compliance with applicable

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Laws in all material respects, and use commercially reasonable efforts to maintain in effect all material Permits of the Group Companies necessary to conduct its business as now conducted, and to maintain and preserve the Company’s and the other Group Companies’ business organization, properties, employees, goodwill and business relationships with customers, suppliers, partners and other Persons with which any of the Group Companies has material business relations. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements, (B) as required by applicable Law, (C) as set forth on Section 6.1 of the Company Disclosure Schedules, (D) for the incurrence of Company Transaction Expenses; or (E) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed or denied), the Company shall not, and shall cause the other Group Companies not to, directly or indirectly:

(a)          change or amend the Governing Documents of any Group Company;

(b)          make or declare any dividend or distribution to the shareholders of any Group Company or make any other distributions in respect of any of the Group Companies’ issued shares or equity interests, except dividends and distributions by a wholly-owned Subsidiary of a Group Company to such Group Company or another wholly-owned Subsidiary of such Group Company;

(c)          split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Group Companies’ authorized capital, except for any such transaction by a wholly-owned Subsidiary of a Group Company that remains a wholly-owned Subsidiary of such Group Company after consummation of such transaction;

(d)          purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares, membership interests or other equity interests of any Group Company, except for (i) transactions between a Group Company and any wholly-owned Subsidiary of such Group Company, (ii) repurchases of Company Shares acquired upon exercise of Company Options in the Ordinary Course and in connection with any termination of employment or other services, and (iii) the acquisition of Company Shares to facilitate the settlement of any Tax withholding obligations in respect of Company RSUs that are outstanding as of the date of this Agreement, in accordance with their terms, in the Ordinary Course and (iv) the withholding, in the Ordinary Course, of Company Shares to satisfy Tax obligations with respect to the Company Options;

(e)          (i) sell, assign, transfer, convey, license, lease, abandon, allow to lapse, or otherwise dispose of any material assets or properties of the Group Companies, except for (A) dispositions of equipment in the Ordinary Course, (B) sales of inventory in the Ordinary Course or (C) transactions solely among the Group Companies, (ii) disclose any Confidential Information to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to confidentiality obligations, or (iii) create, subject or incur any Lien on any material assets or properties of the Group Companies, other than Permitted Liens;

(f)           acquire any ownership interest in any real property;

(g)          except for the consummation of acquisitions pursuant to a Material Contract set forth on Section 6.1(g) of the Company Disclosure Schedule, acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h)          except as required by this Agreement, (i) make, change, or revoke an entity classification election or other material election for U.S. federal income Tax purposes for any of the Group Companies, (ii) settle or compromise any material U.S. federal, state, local, or non-U.S. Tax liability, (iii) change any annual Tax accounting period, adopt, change or revoke any method of Tax accounting, (iv) amend any Tax Returns or file claims for Tax refunds, (v) enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, (vi) change its jurisdiction of tax residency, (vii) surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (viii) enter into any Tax sharing or Tax indemnification agreement (other than (A) one that is included in a Contract entered into in the Ordinary Course that is not primarily related to Taxes, or (B) with any other Group Company or any of its current Affiliates), or (ix) fail to pay any material Taxes when due;

(i)           except as set forth on Section 6.1(i) of the Company Disclosure Schedules, as contemplated pursuant to the Bridge Financing or for new grants to new hires or key employees in the Ordinary Course consistent with past practice, (i) issue any additional Group Company Interests or securities exercisable for or convertible into Group Company Interests, other than Company Shares issued upon vesting or settlement of any Company RSU or

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other equity award, upon exercise of any vested Company Option, or upon conversion of all or any part of the Company Convertible Debentures, or (ii) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Group Company, except for Company Options and Company RSUs the grant (including the number of shares underlying the option or unit, the exercise price and the other material terms and conditions of the grant) of which has been approved by the Company Board prior to the date of this Agreement but for which the related grant agreement has not yet been entered into or that is granted to a newly hired or promoted employee in the Ordinary Course, or (iii) amend, modify or waive any of the terms or rights set forth in any Company Options, Company RSUs or Company Convertible Debentures, including, without limitation, any acceleration of vesting or, with respect to any Company Options, any amendment, modification or reduction of the exercise, conversion or warrant price set forth therein;

(j)           adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Group Company, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Group Company;

(k)          waive, release, settle, compromise or otherwise resolve any Action;

(l)           (i) incur, assume or guarantee any Indebtedness for borrowed money or (ii) issue or sell or guaranty any debt securities or other rights to acquire any debt securities or guaranty any debt securities of another Person;

(m)         other than with respect to payment of Company Transaction Expenses, delay payments of any accounts payable or other liability of a Group Company beyond its due date or the date when such liability would have been paid in the Ordinary Course; provided that nothing in this clause (m) shall prohibit or otherwise restrict any of the Group Companies from delaying payments of accounts payable or other liabilities to the extent that any such Group Company is disputing in good faith such amounts owed in respect of such accounts payable or other liabilities;

(n)          enter into, renew or amend in any material respect (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any Group Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions, or (iii) except in the Ordinary Course, any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.5(a) of the Company Disclosure Schedules;

(o)          limit the right of any Group Company to engage in any line of business or in any geographic area, to Develop, market or sell products or services, or to compete with any Person;

(p)          except as set forth on Section 6.1(p) of the Company Disclosure Schedules or with respect to a newly hired employee in the Ordinary Course, enter into, renew or amend any employment agreement with any executive officers of the Company;

(q)          other than as required by applicable Law, enter into, negotiate, amend or extend any labor or collective bargaining agreement or other agreement with a union or labor organization;

(r)           engage in any mass layoff or plant closing as such terms (or similar terms) are defined under the WARN Act, or engage in any partial or temporary shut down or reduction in operating hours of any location;

(s)          subject to Section 6.1(i), except in the Ordinary Course, as otherwise required by the terms of any existing Company Benefit Plan or existing employment Contract as in effect on the date hereof, or as otherwise required under applicable Law, (i) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, transaction bonus, retention or termination payment or arrangement to any Company employee, (ii) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any employees, (iii) excluding annual renewals for welfare benefits in the Ordinary Course, establish, adopt, enter into, amend or terminate any material Company Benefit Plan or any Contract that would be a Company Benefit Plan if it were in existence as of the date of this Agreement; or (iv) materially increase the bonus, salary, severance pay or other compensation of any current or former employee, officer, individual independent contractor, or director, except for increases in the Ordinary Course, and in any event not in the aggregate by more than five percent (5%);

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(t)           fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of the Group Companies;

(u)          convert the Company to any form of legal entity other than a corporation; and

(v)          enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.1.

During the Interim Period, the Company shall, and shall cause its Subsidiaries to, comply (i) in all material respects with, and continue performing under, as applicable, the Company’s Governing Documents, such Subsidiary’s Governing Documents, and all other Material Contracts to which any of the Group Companies may be a party, and (ii) with all applicable Sanctions and Export Laws. If, during the Interim Period, the Company (A) receives written notice of any actual, alleged or potential violation of any Sanctions or Export Laws, (B) becomes a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Laws, or (C) otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Laws, it shall provide written notice to the SPAC within two (2) Business Days of the discovery of the actual, alleged, or potential violation.

Section 6.2          Conduct of Business by TopCo and Merger Sub. From and after the date of this Agreement until the earlier of the Merger Effective Time or the termination of this Agreement in accordance with its terms, neither TopCo nor Merger Sub shall engage in any activities other than the execution of this Agreement or the Ancillary Agreements to which it is party and the performance of its obligations hereunder and thereunder in furtherance of the Transactions (and matters ancillary thereto).

Section 6.3          Shareholder Rights Plans. The Company shall not adopt any shareholder rights plan or similar agreement to which any Group Company would be or become subject, party or otherwise bound.

Section 6.4          No Trading in SPAC Stock. The Company acknowledges and agrees that it and each other Group Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.5          Shareholder Support Agreement. The Company shall use commercially reasonable efforts to cause each of the individuals set forth in Section 6.5 of the Company Disclosure Schedules to execute a Shareholder Support Agreement as promptly as reasonably practicable following the date of this Agreement, but in no event later than September 30, 2023. In the event any Key Company Shareholder fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, the Company will utilize the proxy granted to it under Section 7 (Appointed Representative) of the Shareholder Support Agreement by such Key Company Shareholder to act for such Key Company Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the BCBCA and other applicable Law; provided that no such action by the Company will be necessary if the failed action by such Key Company Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

Section 6.6          Annual and Interim Financial Statements.

(a)          The Company shall deliver to SPAC, as promptly as reasonably practicable following the date of this Agreement, all the financial statements of the Company, any Subsidiaries of the Company and TopCo that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (including pro forma financial information) in such form as required by the rules and regulations of the SEC (the “Required Company Financial Statements”).

(b)          Following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (including pro forma financial information) that occurs prior to the Closing Date, the Company shall deliver as promptly as

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reasonably practicable, any financial statements of the Company, any Subsidiaries of the Company and TopCo that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (including pro forma financial information) (such audited or unaudited financial statements, the “Additional Financial Statements”).

(c)          The Required Company Financial Statements and the Additional Financial Statements (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and comprehensive loss, shareholders’ deficit and cash flows of the applicable entity as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material)), (iii) in the case of any audited financial statements, will be audited to the extent required by applicable rules and regulations of the SEC in accordance with the standards of the PCAOB and will contain an unqualified report of the applicable entity’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X of the SEC or Regulation S-K of the SEC, as applicable).

(d)          The Company shall use its reasonable best efforts (i) to assist TopCo and SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by TopCo or SPAC with the SEC in connection with the transactions contemplated by this Agreement and (ii) to obtain the consents of the auditors of the Company, any Subsidiaries of the Company and TopCo, as applicable, with respect thereto as may be required by applicable Law or requested by the SEC.

Section 6.7          CBOE Listing. At the sole discretion of the Company, the Company shall use commercially reasonable efforts to either (i) promptly obtain conditional approval for the listing and posting for trading on the CBOE of the TopCo Common Shares (including, for the avoidance of doubt, the TopCo Common Shares to be issued pursuant to the Transactions), in each case subject only to satisfaction of the customary conditions of the CBOE, as applicable; or (ii) take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and regulations of CBOE to enable the delisting of the Company Shares from the CBOE.

Article VII
COVENANTS OF SPAC

Section 7.1          Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Share Redemptions, and (2) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by SPAC, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.2          SPAC Nasdaq Listing. From the date of this Agreement until the Closing, SPAC shall use reasonable best efforts to ensure that the SPAC Class A Common Stock, SPAC Warrants and SPAC Units remain listed on Nasdaq. From the date of this Agreement until the Closing, SPAC shall promptly notify the Company of any communications or correspondence from Nasdaq with respect to the listing of SPAC Class A Common Stock, SPAC Warrants, SPAC Units or other securities of SPAC, compliance with the rules and regulations of Nasdaq, and any threatened suspension of listing or delisting action contemplated or threatened by Nasdaq. Prior to the Closing Date, TopCo shall apply for, and shall use commercially reasonable efforts to cause, the TopCo Common Shares to be issued in connection with the Transactions and TopCo Warrants to be approved for listing on Nasdaq, and accepted for clearance by DTC, subject to official notice of issuance.

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Section 7.3          SPAC Conduct of Business.

(a)           Except (i) as expressly permitted by this Agreement or the Ancillary Agreements (including, for the avoidance of doubt, as contemplated pursuant to the PIPE Subscription Agreements), (ii) as required by applicable Law, Governmental Authority, or any Contract to which SPAC is a party, (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 7.3(a) of the SPAC Disclosure Schedules, (v) for the incurrence of SPAC Transaction Expenses or (vi) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC shall use its reasonable best efforts to, and shall cause each of its Subsidiaries to use their reasonable best efforts to, operate its business in the Ordinary Course and in compliance with applicable Laws in all material respects, and shall not, and shall cause each of its Subsidiaries not to:

(i)            change, modify or amend the Trust Agreement or the SPAC’s Governing Documents, or seek any approval from the SPAC Stockholders to take any such action, except as contemplated by the Transaction Proposals;

(ii)           change, modify or amend the SPAC Warrant Agreement, including by reducing the Warrant Price (as defined in the SPAC Warrant Agreement);

(iii)         (A) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect its capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Common Stock (prior to the Closing Date) made as part of the SPAC Share Redemptions;

(iv)          merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(v)           except as required by this Agreement, (i) make, change, or revoke an entity classification election or other material election for U.S. federal income Tax purposes for SPAC, (ii) settle or compromise any material U.S. federal, state, local, or non-U.S. Tax liability, (iii) change any annual Tax accounting period, or adopt, change or revoke any method of Tax accounting, (iv) amend any Tax Returns or file claims for Tax refunds, (v) enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, (vi) change its jurisdiction of tax residency, (vii) surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (viii) enter into any Tax sharing or Tax indemnification agreement (other than (A) one that is included in a Contract entered into in the Ordinary Course that is not primarily related to Taxes, or (B) with any other Group Company or any of its current Affiliates), or (ix) fail to pay any material Taxes when due;

(vi)          enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or more), (B) with any SPAC Stockholder except as permitted or contemplated by this Agreement or (C) between SPAC and any broker, finder, investment banker or financial advisor with respect to any of the Transactions;

(vii)         except as set forth on Section 7.3(a)(vii) of the SPAC Disclosure Schedules, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person;

(viii)       (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date of this Agreement, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the Transactions contemplated by this Agreement);

(ix)          (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Capital Stock or securities exercisable for or convertible into SPAC Capital Stock or (B) grant any options, warrants or other equity-based awards with respect to SPAC Capital

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Stock not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the SPAC Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(x)           waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action;

(xi)          except as set forth on Section 7.3(a)(xi) of the SPAC Disclosure Schedules, (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

(xii)         except as set forth on Section 7.3(a)(xii) of the SPAC Disclosure Schedules, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xiii)       liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

(xiv)        split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC Capital Stock or equity interests;

(xv)         except as set forth on Section 7.3(a)(xv) of the SPAC Disclosure Schedules, purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SPAC; or

(xvi)        enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 7.3.

(b)          During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party.

Section 7.4          SPAC Public Filings. During the Interim Period, SPAC will keep current and use commercially reasonable efforts to timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, in each case to the extent applicable, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 7.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC, NYSE or Nasdaq. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions, except with respect to references that do not disclose information not previously disclosed in accordance with the terms of this Agreement, and shall provide the Company with a reasonable opportunity to review and provide comments to any such Additional SEC Reports prior to the filing of any such Additional SEC Reports; provided, however, that (i) such Company comments shall relate only to the Company or the Transactions; and (ii) SPAC will have the final approval with respect to the content of such Additional SEC Reports.

Section 7.5          SPAC Transaction Expenses. During the Interim Period, SPAC: (i) shall use commercially reasonable efforts to limit the SPAC Transaction Expenses, including without limitation any cash expenses required to be paid at the Closing, to those expenses reasonable and necessary in connection with completion of the Transactions;

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and (ii) shall not, directly or indirectly, create, incur, assume or otherwise become liable for any expenses outside the Ordinary Course which are individually in excess of $100,000, unless SPAC obtains the prior written consent of the Company, with such consent not to be unreasonable withheld.

Article VIII
JOINT COVENANTS

Section 8.1          Regulatory Approvals; Other Filings.

(a)          Each of the Company and SPAC shall, and shall cause its Affiliates to, use its commercially reasonable efforts to cooperate in good faith with the other party and with any Governmental Authority in connection with the Transactions and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, clearances, Actions, nonactions or waivers in order to complete lawfully the Transactions under the Laws set forth and described on Section 8.1(a) of the Company Disclosure Schedules (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary to consummate the Transactions. Each of the Company and SPAC shall, and shall cause its Affiliates to, use commercially reasonable efforts to take such action as may be required to obtain each required Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement.

(b)          With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and SPAC shall, and shall cause its Affiliates to, (i) promptly submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other party an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions. Neither the Company nor SPAC shall, nor shall they permit their Affiliates to, enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other party. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company and SPAC agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the other party to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 8.1 or otherwise in this Agreement shall require any Group Company, SPAC or any of their Affiliates to offer, propose, negotiate, agree to, consent to or effect (A) the sale, divestiture, transfer, license or other disposal of, or hold separate with respect to, any entities, assets, businesses or interests, (B) the creation, termination, amendment or assignment of commercial relationships, agreements, licenses or contractual rights or obligations, (C) conduct of business restrictions, including restrictions on any party’s or its Affiliates’ ability to manage, operate or own any entities, assets, businesses or interests, (D) any other change or restructuring of any entities, assets, businesses or interests, or of any party or its Affiliates or (E) any other remedy, condition, undertaking or commitment of any kind. Neither the Company nor SPAC shall, nor shall they permit their Affiliates to, take any of the actions described in the foregoing sentence without the other party’s

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prior written consent. None of the Group Companies, SPAC or any of their Affiliates shall be required to contest, resist, defend against or appeal any Action, whether judicial or administrative, challenging or seeking to prevent, prohibit, delay or declare unlawful this Agreement or any of the Transactions.

(c)          The Company, on the one hand, and SPAC, on the other hand, shall each be responsible for and pay one-half of any and all filing fees payable to Governmental Authorities in connection with the Transactions, including but not limited to: (i) any filing fees payable to the SEC relating to the filing of the Proxy/Registration Statement and (ii) any filing fees payable pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, required to be made in connection with the Transaction, as applicable.

(d)          Notwithstanding anything in this Section 8.1, matters relating to the Competition Act (Canada) and the Investment Canada Act shall be subject to the additional requirements set out in Section 8.1 of the Company Disclosure Schedules, and to the extent of any conflict between this Section 8.1 and Section 8.1 of the Company Disclosure Schedules in relation to such matters, Section 8.1 of the Company Disclosure Schedules shall take precedence.

Section 8.2          Preparation of Proxy/Registration Statement; SPAC Stockholder Meeting and Approvals.

(a)          Proxy/Registration Statement.

(i)            As promptly as reasonably practicable after the execution of this Agreement, TopCo, SPAC and the Company shall prepare and TopCo shall file (and the Company shall cause TopCo to file) with the SEC a proxy/registration statement on Form F-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholder Meeting”) (x) in connection with the registration under the Securities Act of the TopCo Common Shares to be issued pursuant to this Agreement, (y) to provide the SPAC Stockholders holding shares of SPAC Common Stock an opportunity to redeem their shares of SPAC Common Stock in the SPAC Share Redemption in accordance with the Governing Documents of SPAC and (z) to solicit proxies from SPAC Stockholders for the approval and adoption of: (A) this Agreement and the transactions contemplated hereby, including the Transactions (the “Merger Proposal”), (B) any other proposals as the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (C) any other proposals as determined by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (D) adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “Transaction Proposals”). Each of TopCo, the Company and SPAC shall furnish all information concerning such party as any such other party may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement. Each party shall use commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company and SPAC shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of SPAC Common Stock pursuant to this Agreement. Each of the Company and SPAC also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC and its Subsidiaries (in the case of SPAC) and any of their respective shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after the Proxy/Registration Statement is declared effective by the SEC, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Stockholders. Each of TopCo, SPAC and the Company shall furnish to such other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of SPAC on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the

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SEC, any applicable rules and regulations of Nasdaq, the Governing Documents of SPAC, and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholder Meeting and the SPAC Share Redemption. Each of TopCo, the Company and SPAC shall provide such other parties and their respective legal counsels with a reasonable opportunity to review and comment upon drafts of the Proxy/Registration Statement, and shall give reasonable consideration to any comments made by any such party and its legal counsels prior to the filing of the Proxy/Registration Statement with the SEC. The Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one half of the costs for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of outside counsels, financial advisors, consultants and other advisors of each party incurred in connection therewith, which shall be paid by such party).

(ii)           Without limiting Section 8.2(a)(i), any filing of, or amendment or supplement to, the Proxy/Registration Statement will be prepared by TopCo, SPAC and the Company and filed by TopCo with the SEC. Each of TopCo, SPAC and the Company will advise the such other parties, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of TopCo Common Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide such other parties with a reasonable opportunity to provide comments and amendments to any such filing. TopCo, SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.

(iii)         If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, SPAC shall promptly inform the Company. If, at any time prior to the Closing, any event or circumstance relating to TopCo, the Company, any of their respective Subsidiaries, officers or directors is discovered by TopCo or the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, TopCo or the Company, as applicable, shall promptly inform SPAC. Thereafter, SPAC and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders.

(b)          SPAC Stockholders’ Approval.

(i)            Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, and convene and hold the SPAC Stockholder Meeting (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Proxy/Registration Statement is mailed to the SPAC Stockholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Stockholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its commercially reasonable efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Stockholders’ Approval and (B) obtain the vote or consent of its stockholders required by and in compliance with all applicable Law or Nasdaq rules (as applicable) and the Governing Documents of SPAC; provided that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Stockholder Meeting and (y) shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting for a period of not longer than 15 days without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Stockholder Meeting is

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originally scheduled, there are insufficient SPAC Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting (3) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Stockholders’ Approval or (4) in the event that, as a result of the SPAC Share Redemptions submitted by the SPAC Stockholders prior to the redemption deadline preceding the date on which the SPAC Stockholder Meeting is originally scheduled, SPAC reasonably believes that the condition set forth in Section 9.3(b) would not be satisfied as of the Closing (assuming for purposes of this clause (4) that the full PIPE Financing Amount will be funded pursuant to the terms of the PIPE Subscription Agreements). To the extent practicable, and in any event subject to the SPAC’s obligations under Law, SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all material communications sent to SPAC Stockholders and holders of SPAC Warrants with respect to the SPAC Stockholder Meeting.

(ii)           The Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting.

(c)          Company Board Recommendation. The Company Information Circular shall include a statement to the effect that the Company Board has unanimously recommended that the Company Shareholders vote in favor of the Company Resolution.

Section 8.3          Support of Transaction. (i) The Company shall, and shall cause the other Group Companies to, and (ii) SPAC shall, (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any Group Company or SPAC, as applicable, is required to obtain in order to consummate the Transactions, and (b) take or cause to be taken such other action as may be reasonably necessary or as the other party hereto may reasonably request to satisfy the conditions of Article IX (including, in the case of the Company, the use of commercially reasonable efforts to enforce SPAC’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Group Company or SPAC or any of their respective Affiliates to (and no Group Company, SPAC or any of their respective Affiliates shall, without the other party’s prior written consent) (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 8.5), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Group Companies, (iv) take or commit to take actions that limit the freedom of action of any of the Group Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Group Companies or SPAC or (v) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 8.4          Tax Matters.

(a)          Intended U.S. Tax Treatment.

(i)            The parties hereto intend that for U.S. federal income Tax purposes the relevant Transactions will qualify for the Intended U.S. Tax Treatment and each party hereto, as applicable, shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to cause the relevant Transactions to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii)           The parties hereto shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended U.S. Tax Treatment.

(iii)         The parties hereto shall cooperate with each other to document and support the Intended U.S. Tax Treatment.

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Section 8.5          Stockholder Litigation. The Company shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or the knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Stockholder relating to this Agreement or any of the Transactions (any such Action, “Stockholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. The Company shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Company, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). The SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against SPAC, any of its Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.6          Business Combination Proposal, Acquisition Proposals and Specified Other Transactions. During the Interim Period, each of the Company, SPAC, TopCo and Merger Sub shall not, and shall cause their respective Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or SPAC or their respective Subsidiaries, to any Person relating to a Business Combination Proposal, an Acquisition Proposal or an Specified Other Transaction or afford to any Person access to the business, properties, assets or personnel of any Group Company or SPAC or any of their respective Subsidiaries in connection with a Business Combination Proposal, an Acquisition Proposal or Specified Other Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction. Each of the Company, SPAC, TopCo and Merger Sub shall, and shall cause its respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Combination Proposal, Acquisition Proposal or Specified Other Transaction. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.6 by a party or its Affiliates or Representatives shall be deemed to be a breach of this Section 8.6 by such party.

Section 8.7          Access to Information; Confidentiality; Inspection. During the Interim Period, to the extent permitted by applicable Law, each of the Company and SPAC shall, and shall cause each of their respective Subsidiaries to, (i) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, SPAC, TopCo and Merger Sub and their respective Representatives pursuant to the foregoing shall be subject to the Confidentiality Agreement, and the Company hereby agrees to be bound to the same restrictions as SPAC (applied mutatis mutandis to the Company and its Representatives) as to all information furnished before or after the date of this Agreement by or on behalf of SPAC or its Affiliates to the Company or its Representatives, which information shall constitute “Confidential Information” under the Confidentiality Agreement (subject to the applicable exceptions set forth therein) with respect to the Company. Notwithstanding the foregoing, none of the parties hereto shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality, Privacy Obligations or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures or violate any law or regulations applicable to such party; provided, further, that SPAC’s right to access the properties and facilities of the Company shall in no event include a right to conduct any invasive or subsurface sampling or testing of any environmental media.

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Section 8.8          Post-Closing Directors and Officers.

(a)          The Company, SPAC and TopCo shall take commercially reasonable actions within their respective powers as may be necessary or appropriate such that, immediately following the Merger Effective Time, the Board of Directors of TopCo (the “Post-Closing Board of Directors”) shall initially consist of five (5) directors as follows: (i) one (1) individual shall be designated by Sponsor or its Affiliates (provided such individuals are reasonably acceptable to the Company), who shall qualify as an “independent” for purposes of the Exchange Act and the rules promulgated thereunder and under the rules of the national stock exchange on which the TopCo Common Shares are traded, and (ii) four (4) individuals shall be designated by the Company, in each case of clauses (i) and (ii), as soon as reasonably practicable following the date of this Agreement; provided that the Post-Closing Board of Directors shall consist of such number of independent directors (for purposes of the Exchange Act and the rules promulgated thereunder) as may be required by Nasdaq or NYSE, as applicable, of which, at least one shall meet the “financial expert” requirements of Nasdaq or NYSE, as applicable. One (1) individual designated by Sponsor or its Affiliates shall be appointed as an observer (the “Observer”) to the Post-Closing Board of Directors (with no power to vote on any matter before the Post-Closing Board of Directors) for an initial term of one (1) year following the Closing, to be extended at the sole discretion of the TopCo; provided that the Observer enters into a confidentiality agreement with TopCo in a form reasonably satisfactory to TopCo, and provided, further, that TopCo reserves the right to (A) exclude the Observer from access to any materials or meeting or portion thereof if TopCo determines that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential information or for other similar reasons, or if TopCo determines in good faith that the Observer has a conflict of interest, or (B) at the discretion of the applicable committee, exclude the Observer from access to any meeting materials or meeting (or portion thereof) of the nominating committee, compensation committee, audit committee and any other committee of the Post-Closing Board of Directors performing similar functions or which the listing rules of Nasdaq or NYSE, as applicable, require to have such discretion.

(b)          The initial officers of TopCo shall be the existing officers of the Company, except to the extent otherwise mutually agreed by the Company and SPAC prior to the Closing.

Section 8.9          Deliverables to Advisors. If, and to the extent, required by any underwriter, placement agent, financial advisor, capital markets advisor or other adviser to the SPAC and/or the Company (collectively, the “Advisors”), each of TopCo, the SPAC and the Company will use its reasonable best efforts to deliver, upon the effectiveness of the Proxy/Registration Statement and the occurrence of the SPAC Stockholder Meeting (i) comfort letters from the independent certified public accounting firms of each of TopCo, the SPAC and the Company, (ii) negative assurance letters of outside counsel to each of TopCo, the SPAC and the Company and (iii) certificates from the chief financial officers of each of TopCo, SPAC and the Company, in each case, in form and substance reasonably satisfactory to the Advisors.

Section 8.10        PIPE Investment. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms:

(a)          TopCo, the Company and SPAC shall use their reasonable best efforts to cooperate, negotiate and agree upon a form of the PIPE Subscription Agreement to which one or more PIPE Investors will become a party thereto in connection with the PIPE Financing. The form of PIPE Subscription Agreement may include customary resale registration rights, as may be reasonably requested by the PIPE Investors.

(b)          TopCo, the Company and SPAC shall use their commercially reasonable efforts to (i) obtain the PIPE Financing, enforce the obligations of the PIPE Investors under the PIPE Subscription Agreements, and consummate the purchases contemplated by the PIPE Subscription Agreements on the terms and subject to the conditions set forth in the PIPE Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the PIPE Subscription Agreements that are within their control and (iii) satisfy and comply with their respective obligations under the PIPE Subscription Agreements. TopCo shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its respective Representatives to, cooperate with the Company and SPAC and their Representatives in connection with the matters specified in this Section 8.10(b). If reasonably requested by the Company or SPAC, TopCo shall, to the extent it has such rights under any PIPE Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement of such PIPE Subscription Agreement by the applicable PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Financing set forth in the PIPE Subscription Agreements and solely for the purpose of consummating the Closing, provided that (A) any such waiver may be subject to, and conditioned upon, the Closing occurring and the

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substantially concurrent funding of the PIPE Financing, (B) subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of the PIPE Financing, the Company or SPAC, as applicable, also waives any such breach to the extent the Company is a third-party beneficiary of the provision that was so breached and (C) any such waiver shall be subject to the rights of the placement agent, as applicable, under such PIPE Subscription Agreement with respect to such waiver.

(c)          TopCo shall not amend, modify or waive any provisions of any PIPE Subscription Agreement without the prior written consent of the Company and SPAC; provided that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent of the Company or SPAC, so long as TopCo has provided to the Company and SPAC no less than two (2) Business Days’ prior written notice of such amendment, modification or waiver (including the form thereof), it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces or is reasonably expected to reduce the amount of the PIPE Financing available under any PIPE Subscription Agreement, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the PIPE Financing or (iii) prevents, impedes or delays or is expected to prevent, impede or delay the consummation of the Transactions.

(d)          TopCo shall (i) promptly notify the Company and SPAC upon having knowledge of any material breach or default under, or termination of, any PIPE Subscription Agreement (including any refusal or repudiation by any PIPE Investor with respect to its obligation and/or ability to provide the full financing contemplated by the applicable PIPE Subscription Agreement), (ii) at least 24 hours prior to delivering any written notice (or any other material notice) to a PIPE Investor with respect to any PIPE Subscription Agreement, deliver such notice to the Company and SPAC for their prior review and consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (iii) promptly, and in any event, within two (2) Business Days following the Company’s or SPAC’s reasonable request, deliver the Closing Notice (as such term (or similar term) will be defined in the PIPE Subscription Agreement) to the PIPE Investors if conditions to the delivery of such notice under the PIPE Subscription Agreement have been satisfied or waived in accordance with the terms hereof and thereof and all of the conditions to the Closing set forth in Article IX have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but that would, as of such date, reasonably be expected to be satisfied if the Closing were to occur).

(e)          In the event that any portion of the proceeds contemplated to be received by TopCo upon the consummation of the transactions contemplated by the PIPE Subscription Agreements become unavailable on the terms and conditions contemplated in each PIPE Subscription Agreement, regardless of the reason therefor, and such unavailable proceeds are required to fund the Transactions on the Closing Date in order to satisfy Section 9.3(c), TopCo, the Company and SPAC will (i) as promptly as practicable following the occurrence of such event, use its commercially reasonable efforts to obtain alternative financing (the “Alternative Financing”) (in an amount sufficient, when taken together with any then-available proceeds contemplated by the PIPE Subscription Agreements and Available Cash of SPAC, to consummate the Transactions) on terms not less favorable in the aggregate to TopCo than those contained in each PIPE Subscription Agreement that the Alternative Financing would replace from the same or other sources and which do not include any incremental conditionality to the consummation of such Alternative Financing that are materially more onerous to TopCo, SPAC and the Company (in each case, in the aggregate) than the conditions set forth in each PIPE Subscription Agreement (as applicable) in effect as of prior to the occurrence of such event and (ii) immediately notify the other parties hereto of such unavailability and the reason therefor; provided that none of TopCo, the Company or SPAC shall enter into any Alternative Financing without the prior written consent of the other such parties (such consent not to be unreasonably withheld, conditioned or delayed). Upon receiving such notification, the other parties hereto will use their respective commercially reasonable efforts to assist in obtaining Alternative Financing.

Section 8.11        D&O Indemnification and Insurance.

(a)          Each party hereto agrees that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of SPAC or any Group Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitees”) under the applicable Governing Documents, any “directors and officers” insurance policy or under any indemnification agreement such D&O Indemnitee may have with SPAC or the applicable Group Companies, in each case, as in effect as of immediately prior to the date of this Agreement (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period

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of six (6) years from the Closing Date, to the maximum extent permitted under applicable Law, TopCo, the Company and the Surviving Company shall, and shall cause their respective Subsidiaries to, maintain in effect the Existing D&O Arrangements and not to amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. None of SPAC, the Company, TopCo or the Surviving Company shall have any obligation under this Section 8.11(a) to any D&O Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(b)          Prior to and effective as of the Closing, TopCo, the Company and SPAC shall purchase a prepaid six (6)-year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Arrangement Effective Time covering each individual who is a director or officer of SPAC or any Group Company or Merger Subsidiary currently covered by the directors’ and officers’ liability insurance policy of SPAC or the Group Companies, on terms with respect to coverage (for SPAC, the parties agree that coverage shall be at least $3 million), deductibles and amounts acceptable to SPAC and the Company. TopCo shall, and shall cause the Surviving Company and Company to, maintain the D&O Tail in full force and effect for its full term.

(c)          If TopCo, the Company, the Surviving Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo, the Company and/or Surviving Company, as applicable, shall assume all of the obligations set forth in this Section 8.11.

(d)          On the Closing Date, TopCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of TopCo, which indemnification agreements shall continue to be effective following the Closing.

Section 8.12        Equity Incentive Plan. Prior to the Amalgamation, TopCo shall approve and adopt, subject to the approval of the stockholders of TopCo, the Equity Incentive Plan to be effective in connection with the Closing. The Equity Incentive Plan shall provide for an initial aggregate share reserve thereunder equal to fifteen percent (15%) of the number of TopCo Common Shares determined on a fully diluted basis immediately post-Closing (the “Equity Incentive Plan Initial Share Reserve”); provided that all TopCo Common Shares that may be issued in respect of any Rollover Option or Adjusted RSU immediately prior to the Arrangement Effective Time shall be included in, and issued from, the Equity Incentive Plan Initial Share Reserve. As promptly as practicable after the date that is sixty (60) days after the Form 8-K announcing the Closing is filed with the SEC, TopCo shall file an effective Form S-8 Registration Statement with the SEC with respect to the TopCo Common Shares issuable under the Equity Incentive Plan and TopCo shall maintain the effectiveness of such Form S-8 Registration Statement (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Equity Incentive Plan remain outstanding.

Section 8.13        SPAC Extension. Unless the Closing has occurred or this Agreement shall have otherwise been terminated in accordance with the provisions set forth in Section 10.1, if mutually agreed by the Company and SPAC, SPAC shall use commercially reasonable efforts to take any and all actions necessary, including filing a proxy statement, amending the SPAC’s Governing Documents and obtaining the necessary approval from the SPAC Stockholders, to extend the deadline by which SPAC must complete its initial Business Combination (a “SPAC Extension”) until a date mutually agreed in writing between SPAC and the Company.

Section 8.14        Warrant Agreement. Immediately prior to the Merger Effective Time, TopCo, SPAC, and CST shall enter into an assignment and assumption agreement pursuant to which SPAC shall assign to TopCo all of its rights, interests, and obligations in and under the SPAC Warrant Agreement and the terms and conditions of the SPAC Warrant Agreement shall be amended and restated to, among other things, reflect the conversion of the SPAC Warrants to TopCo Warrants as set forth in Section 2.2(e).

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Article IX
CONDITIONS TO OBLIGATIONS

Section 9.1          Conditions to Obligations of Each Party. The obligations of each party to this Agreement to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)          The SPAC Stockholders’ Approval shall have been obtained;

(b)          All waiting periods (and any extensions thereof) applicable to the Transactions under any Antitrust Law, and any commitments or agreements (including timing agreements) with any Governmental Authority not to consummate the Transactions before a certain date, shall have expired or been terminated, and all other Regulatory Approvals shall have been obtained;

(c)          The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions;

(e)          The Company Required Approval shall have been obtained; and

(f)           TopCo’s initial listing application with NYSE or Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and the TopCo Common Shares (including, for the avoidance of doubt, the TopCo Common Shares to be issued pursuant to the Transactions) shall have been approved for listing on NYSE or Nasdaq, as applicable.

Section 9.2          Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)          Representations and Warranties.

(i)            The representations and warranties of (A) the Company contained in Section 3.2 (Subsidiaries; Capitalization) and (B) the Merger Subsidiaries contained in Section 5.2 (Capitalization) shall be true and correct in all but de minimis respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects on and as of such date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(ii)           Each of the Company and Merger Subsidiary Fundamental Representations (other than Section 3.2 (Subsidiaries; Capitalization) and Section 5.2 (Capitalization)) shall be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects on and as of such earlier date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; and

(iii)         Each of the representations and warranties of the Company and the Merger Subsidiaries contained in this Agreement other than the Company and Merger Subsidiary Fundamental Representations (disregarding any qualifications and exceptions contained therein related to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct on and as of such date, except for, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(b)          Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

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(c)          There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and be continuing; and

(d)          The Company shall have delivered or caused to be delivered:

(i)            a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii)           copies of the written resignations of all the directors and officers of TopCo (except for any director or officer who is designated pursuant to Section 8.8 if he or she is a director of TopCo immediately prior to the Closing), effective as of the Closing; and

(iii)         duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at or prior to the Closing by TopCo or the Company, or any of their respective Subsidiaries, and the Key Company Shareholders, including, without limitation:

(A)        TopCo’s executed counterpart to the Registration Rights Agreement; and

(B)        TopCo’s and each Key Company Shareholder’s executed counterpart to the Lock-Up Agreement.

Section 9.3          Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)          Representations and Warranties.

(i)            The representations and warranties of SPAC contained in Section 4.2 shall be true and correct in all but de minimis respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects on and as of such date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(ii)           Each of the SPAC Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects on and as of such earlier date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; and

(iii)         Each of the representations and warranties of SPAC contained in this Agreement other than the SPAC Fundamental Representations and the representations and warranties of SPAC contained in Section 4.2 (disregarding any qualifications and exceptions contained therein related to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct on and as of such date, except for, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a SPAC Material Adverse Effect;

(b)          Each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)          As of the Closing, the Available Cash shall be no less than the sum of (i) the Company Transaction Expenses plus (ii) the SPAC Transaction Expenses plus (iii) $5,000,000;

(d)          There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect and be continuing; and

(e)          SPAC shall have delivered or cause to be delivered:

(i)            a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

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(ii)           copies of the written resignations of all the directors and officers of SPAC (except for any director or officer who is designated pursuant to Section 2.2(c) if he or she is a director of SPAC immediately prior to the Closing), effective as of the Closing; and

(iii)         duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at or prior to the Closing by Sponsor, including, without limitation:

(A)        the Sponsor’s executed counterpart to the Registration Rights Agreement;

(B)        the Sponsor’s executed counterpart to the Sponsor Support Agreement; and

(C)        the Sponsor’s executed counterpart to the Lock-Up Agreement; and

(iv)         at or prior to the Closing, in a form reasonably acceptable to the Company, a properly executed certification that shares of SPAC Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by the Company with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, the Company’s only recourse for SPAC’s failure to deliver such a certification shall be to make any withholding pursuant to Section 2.6 that is required as a result of such failure.

Section 9.4          Frustration of Conditions. Neither SPAC nor the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 8.4.

Article X
TERMINATION/EFFECTIVENESS

Section 10.1        Termination. This Agreement may be terminated and the Transactions abandoned:

(a)          by mutual written consent of the Company and SPAC;

(b)          by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or other Law that has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the Transactions;

(c)          by written notice from the Company or SPAC to such other party if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to SPAC unless the SPAC has complied in all material respects with its obligations under Section 8.2(b);

(d)          by written notice from the Company or SPAC to such other party if the Company Required Approval in respect of the Company Resolution shall not have been obtained at the Company Shareholders Meeting in accordance with applicable Law; provided that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to the Company unless the Company has complied in all material respects with its obligations under Section 8.2(c);

(e)          by written notice from the Company, if a SPAC Extension is not effected in accordance with Section 8.13 and SPAC must liquidate in accordance with its Governing Documents;

(f)           prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company or any Merger Subsidiary set forth in this Agreement, such that the conditions specified in Section 9.2(a), 9.2(b) or 9.2(c) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or such Merger Subsidiary through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”),

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but only as long as the Company or such Merger Subsidiary continues to use its commercially reasonable efforts to cure such Terminating Company Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before November 15, 2023 (to be extended by fourteen (14) days at the sole discretion of SPAC, the “Agreement End Date”), or (iii) SPAC receives a Delisting Determination or trading in SPAC’s securities is suspended for more than one Trading Day; provided that SPAC shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 10.1(f) if SPAC is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement, which breach would cause any condition set forth in Section 9.3(a) or Section 9.3(b), as applicable, not to be satisfied; provided, further, that the right to terminate this Agreement pursuant to clause (ii) of this Section 10.1(f) shall not be available to SPAC in the event that the breach of or failure to perform any provision of this Agreement by SPAC is the proximate cause of the failure of the Closing to be consummated by the Agreement End Date; and

(g)          prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), but only as long as SPAC continues to use its commercially reasonable efforts to cure such Terminating SPAC Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 10.1(g) if the Company is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement, which breach would cause any condition set forth in Section 9.2(a), or Section 9.2(b), as applicable, not to be satisfied; provided, further, that the right to terminate this Agreement pursuant to clause (ii) of this Section 10.1(g) shall not be available to the Company in the event that the breach of or failure to perform any provision of this Agreement by the Company is the proximate cause of the failure of the Closing to be consummated by the Agreement End Date.

Section 10.2        Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of either party hereto or its respective Affiliates, officers, directors, stockholders, or other Representatives, other than liability of the Company or SPAC, as the case may be, for any fraud or willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.1        Trust Account Waiver. The Company acknowledges that it has read SPAC’s final prospectus, dated August 12, 2021, the other SPAC SEC Filings and the SPAC’s Governing Documents and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated on or before December 17, 2023 (subject to extensions as approved by the SPAC Stockholders), SPAC will be obligated to return to its public shareholders the amounts being held in the Trust Account. Accordingly, the Company hereby waives any claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement or the Transactions with SPAC; provided that (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the SPAC Share Redemptions, or for fraud and (b) nothing herein shall serve

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to limit or prohibit any claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 11.1 shall survive the termination of this Agreement for any reason.

Section 11.2        Waiver. Either party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3        Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States and/or Canada Post mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a)        If to SPAC, to:

Jupiter Acquisition Corporation

11450 SE Dixie Hwy, Suite 105

Hobe Sound, FL 33455
Attention: James N. Hauslein
E-mail: jim@hauslein.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
One Vanderbilt Ave.
New York, NY 10017
Attention:	Michael Helsel
Brian Wheaton
Email:	helselm@gtlaw.com
wheatonb@gtlaw.com

with a copy (which shall not constitute notice) to:

Harper Grey LLP
3200 – 650 West Georgia St.
Vancouver, British Columbia V6B 4P7
Attention:	Prentice Durbin
Jeff Sheremeta
Email:	pdurbin@harpergrey.com
jsheremeta@harpergrey.com

(b)          If to the Company or any of the Merger Subsidiaries, to:

Filament Health Corp.
210-4475 Wayburne Drive
Burnaby, British Columbia, Canada V5G 4X4
Attention:	Ben Lightburn
E-mail:	ben@filament.health

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with a copy (which shall not constitute notice) to:

Attention:	Warren Duncan
E-mail:	warren@filament.health
with a copy (which shall not constitute notice) to:
Fasken Martineau DuMoulin LLP
2900 – 550 Burrard Steet
Vancouver, British Columbia, Canada V6C 0A3
Attention:	Mike Stephens
Shanlee von Vegesack
Email:	mstephens@fasken.com
svegesack@fasken.com
with a copy (which shall not constitute notice) to:
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Fl.
New York, NY 10105
Attention:	Barry I. Grossman, Esq.
Email:	bigrossman@egsllp.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4        Assignment. No party hereto shall assign this Agreement or any part hereof, by operation of Law or otherwise, without the prior written consent of the other party and any such purported assignment without prior written consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.5        Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, TopCo, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (i) the D&O Indemnitees (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 8.11, (ii) the Company Non-Recourse Parties (as defined below) and the SPAC Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16 and (iii) Sponsor, Prior SPAC Counsel and Prior Company Counsel are intended third-party beneficiaries of, and may enforce, any provision of Section 11.18 or Section 11.19 that confers any right or privilege to such party. Notwithstanding the foregoing, Section 8.9 is intended to be for the benefit of, and may be enforced by, any of the Advisors.

Section 11.6        Expenses.

(a)          Except as otherwise set forth in this Agreement, including Section 8.1(c) and Section 8.2(a)(i), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants. Notwithstanding the foregoing, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid,

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all Unpaid Company Transaction Expenses and SPAC shall pay, or cause to be paid, all Unpaid SPAC Transaction Expenses and (b) if the Closing occurs, then TopCo shall pay, or cause to be paid, all Unpaid Company Transaction Expenses and all Unpaid SPAC Transaction Expenses; provided that:

(i)            TopCo shall only be obligated to pay the outstanding unpaid legal fees and expenses of Ellenoff Grossman & Schole LLP and Fasken Martineau DuMoulin LLP, counsel for the Company, in an amount of up to the amount set forth in Section 11.6 of the Company Disclosure Schedules, plus applicable taxes and disbursements, and the Company shall be responsible for any other legal fees and expenses it incurs in connection with the transactions contemplated in this Agreement; and

(ii)           TopCo shall only be obligated to pay the outstanding unpaid legal fees and expenses of Greenberg Traurig, LLP and Harper Grey LLP, counsel for SPAC, in an amount of up to the amount set forth in Section 11.6 of the SPAC Disclosure Schedules, plus applicable taxes and disbursements, and SPAC shall be responsible for any other legal fees and expenses it incurs in connection with the transactions contemplated in this Agreement.

Section 11.7        Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed in that State, except to the extent mandatorily governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, including the provisions relating to the Arrangement and the Plan of Arrangement.

Section 11.8        Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.9        Company and SPAC Disclosure Schedules. The Company Disclosure Schedules and the SPAC Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules and/or the SPAC Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Schedules, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Schedules shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Schedules if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Schedules. Certain information set forth in the Disclosure Schedules is included therein solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10      Entire Agreement. This Agreement (together with the Company Disclosure Schedules and the SPAC Disclosure Schedules), the Plan of Arrangement and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the letter of intent between SPAC and the Company, dated June 16, 2023). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11      Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing approved by the respective boards of directors of the Company, SPAC, TopCo and Merger Sub and executed in the same manner as this Agreement and which makes reference to this Agreement. Any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 11.11 shall be null and void, ab initio.

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Section 11.12      Publicity.

(a)          All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by either party; provided that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a). For the avoidance of doubt, nothing contained in this Section 11.12 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or PIPE Investors.

(b)          The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13      Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14      Jurisdiction; Waiver of Jury Trial.

(a)          All legal Actions or causes of Action arising out of or relating to this Agreement or any Ancillary Agreement shall be heard and determined exclusively in the Delaware Court of Chancery; provided that if jurisdiction is not then available in the Delaware Court of Chancery, then any such legal Actions or causes of Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereto (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action or cause of Action arising out of or relating to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby brought by any party hereto and (ii) agrees not to commence any Action or cause of action relating thereto except in the courts described above in Delaware, other than Actions or causes of Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action or cause of Action against such party (A) arising under this Agreement or under any Ancillary Agreement or (B) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, (x) any claim that such party is not personally subject to the jurisdiction of the courts in Delaware as described in this Section 11.14(a) for any reason, (y) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (1) the Action or cause of Action in any such court is brought against such party in an inconvenient forum, (2) the venue of such Action or cause of Action against such party is improper or (3) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.14(b) shall be effective service of process for any such Action or cause of Action.

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(b)          THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.14(b).

Section 11.15      Enforcement. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon the parties hereto, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Each party hereto agrees that the rights of each party to consummate the Transactions are special, unique and of extraordinary character and immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which either party is entitled at law or in equity, the parties shall be entitled to equitable remedies against another party for its breach or threatened breach of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and specific enforcement of the terms and provisions of this Agreement, in each case, (a) without necessity of posting a bond or other form of security and (b) without proving the inadequacy of money damages or another remedy at law. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement (including to prevent breaches or threatened breaches of this Agreement), no party shall allege, and each party hereby waives all defenses and objections to such Action on the grounds that (i) money damages would be adequate or there is another adequate remedy at law or (ii) the party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another remedy at law.

Section 11.16      Non-Recourse.

(a)          This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company or SPAC as named parties hereto; and

(b)          Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company or the Merger Subsidiaries (each, a “Company Non-Recourse Party”) or of SPAC (each, a “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or the Merger Subsidiaries or SPAC under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

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Section 11.17      Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and this Article XI and (b) the Confidentiality Agreement (including the confidentiality obligations set forth in Section 8.7).

Section 11.18      Prior SPAC Counsel Conflicts and Privilege.

(a)          SPAC and the Company hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Agreement or the Transactions arises after the Closing between or among SPAC and/or Sponsor, on the one hand, and the Company or any Merger Subsidiary, on the other hand, any legal counsel (including Greenberg Traurig, LLP) that represented SPAC and/or Sponsor prior to the Closing (“Prior SPAC Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to SPAC, and even though such counsel may have represented SPAC prior to the Closing in a matter substantially related to such dispute.

(b)          The Company further agrees, on behalf of itself, and, after the Closing, on behalf of the Company and TopCo, that all pre-Closing communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC, Sponsor or any of their respective Representatives that relate in any way to the negotiation, preparation, execution and delivery of, and performance under, this Agreement or the Ancillary Agreements or consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement or the Ancillary Agreements (collectively, the “SPAC Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or, after the Closing, the Surviving Company. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or, after the Closing, by the Surviving Company; provided, however, that nothing contained herein shall be deemed to be a waiver by Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c)          Notwithstanding the foregoing, in the event that a dispute arises between SPAC or after the Closing, the Surviving Company, on the one hand, and a third party other than Sponsor, on the other hand, Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party; provided, however, that neither SPAC nor the Group Companies may waive such privilege with respect to Privileged SPAC Deal Communications without the prior written consent of Sponsor. In the event that SPAC or the Group Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged SPAC Deal Communications, SPAC shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify Sponsor in writing (including by making specific reference to this Section 11.18) so that Sponsor can (at the cost and expense of Sponsor) seek a protective order, and SPAC and the Company agree to use commercially reasonable efforts to assist therewith.

(d)          To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and SPAC, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e)          The Company agrees (i) to the extent that the Company receives or takes physical possession of any SPAC Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person of the privileges or protections described in this Section 11.18, and (b) the Company shall not assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Company waive the attorney-client or other privilege,

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or by otherwise asserting that the Company has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f)           The Company, on behalf of the Group Companies, hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement. This Section 11.18 shall be irrevocable, and no term of this Section 11.18 may be amended, waived or modified, without the prior written consent of the Prior SPAC Counsel.

Section 11.19      Prior Company Counsel Conflicts and Privilege.

(a)          Each of the parties hereto acknowledges and agrees that each of Fasken Martineau DuMoulin LLP and Ellenoff Grossman & Schole LLP (collectively, “Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation, preparation, execution and delivery of, and performance under, this Agreement and the Ancillary Agreements and consummation of the Transactions. In connection with any matter or dispute under this Agreement, SPAC hereby irrevocably waives and agrees, on behalf of itself, and after the Closing, on behalf of the Surviving Company, not to assert any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company and (ii) Prior Company Counsel’s representation of any member of the Group Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.

(b)          SPAC further agrees, on behalf of itself, and, after the Closing, on behalf of the Surviving Company, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the Group Companies or Merger Subsidiaries or any of their respective Representatives that relate in any way to the negotiation, preparation, execution and delivery of, and performance under, this Agreement or the Ancillary Agreements or consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement or the Ancillary Agreements (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by the Company on behalf of the Group Companies and the Merger Subsidiaries and shall not pass to or be claimed by SPAC or, after the Closing, the Surviving Company. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company on behalf of the Company, the Group Companies and Merger Subsidiaries and shall not pass to or be claimed by SPAC or, after the Closing, the Surviving Company; provided, however, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c)          Notwithstanding the foregoing, in the event that a dispute arises between SPAC (including, after the Closing, the Surviving Company), the Group Companies or the Merger Subsidiaries, on the one hand, and a third party other than Sponsor, on the other hand, SPAC (including, after the Closing, the Surviving Company), the applicable Group Company(ies) or Merger Subsidiary(ies) may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that none of SPAC (including, after the Closing, the Surviving Company), the Group Companies or the Merger Subsidiaries may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of the Company. In the event that SPAC or, after the Closing, the Surviving Company is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, SPAC or, after the Closing, the Surviving Company shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify the Company in writing (including by making specific reference to this Section 11.19) so that the Company can seek a protective order, and SPAC agrees to use commercially reasonable efforts to assist therewith.

(d)          To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only the Company and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Group Companies, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

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(e)          SPAC agrees, on behalf of itself, and, after the Closing, on behalf of the Surviving Company, (i) to the extent that SPAC or, after the Closing, the Surviving Company receives or takes physical possession of any Company Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person of the privileges or protections described in this Section 11.19, and (b) neither SPAC nor, after the Closing, the Surviving Company, shall assert any claim that any of the Company Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Surviving Company waive the attorney-client or other privilege, or by otherwise asserting that SPAC or the Surviving Company has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f)           SPAC, on behalf of itself and Sponsor, hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement. This Section 11.19 shall be irrevocable, and no term of this Section 11.19 may be amended, waived or modified, without the prior written consent of the Prior Company Counsel.

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IN WITNESS WHEREOF the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

SPAC:	JUPITER ACQUISITION CORPORATION
	By:	/s/ James N. Hauslein
Name: James N. Hauslein
Title: Chairman & Chief Executive Officer
COMPANY:	FILAMENT HEALTH CORP.
	By:	/s/ Benjamin Lightburn
Name: Benjamin Lightburn
Title: Chief Executive Officer
TOPCO:	1427702 B.C. LTD.
	By:	/s/ Ryan Wilson
Name: Ryan Wilson
Title: Director
MERGER SUB:	FILAMENT MERGER SUB LLC
	By:	/s/ Ryan Wilson
Name: Ryan Wilson
Title: President, Secretary and Treasurer

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Exhibit A

Form of Lock-Up Agreement

[Attached.]

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FORM OF
LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [•], 2023, is made and entered into by and among 1427702 B.C. Ltd., a British Columbia corporation (the “Company”), Jupiter Founders LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under “SPAC Holders” on the signature page(s) hereto (the Sponsor and each such party, a “SPAC Holder,” and, such parties collectively, including the Sponsor, the “SPAC Holders”), and the undersigned parties listed under “Filament Holders” on the signature page(s) hereto (each such party, a “Filament Holder,” and, collectively, the “Filament Holders”). The SPAC Holders, the Filament Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 3(g) of this Agreement, are each referred to herein as a “Holder,” and, collectively, the “Holders.” Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of July 18, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Business Combination Agreement”), by and among Jupiter Acquisition Corporation (“SPAC”), the Company, Filament Merger Sub LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Filament Health Corp., a British Columbia corporation (“Filament”), pursuant to which and subject to the terms and conditions thereof, among other things, (i) SPAC will merge with and into Merger Sub (with Merger Sub being the surviving entity and a wholly owned subsidiary of the Company), in exchange for SPAC’s securityholders receiving common shares in the capital of the Company (“Common Shares”) or securities convertible into or exercisable or exchangeable for Common Shares, and (ii) Filament and [•], a British Columbia corporation and direct, wholly owned subsidiary of the Company, will amalgamate to form a new British Columbia corporation (“AmalCo”) (with AmalCo becoming a wholly owned subsidiary of the Company), in exchange for Filament’s securityholders receiving Common Shares or securities convertible into or exercisable or exchangeable for Common Shares;

WHEREAS, upon consummation of the Transactions, the Holders will own Common Shares or securities convertible into or exercisable or exchangeable for Common Shares; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by each Holder thereunder, the parties wish to set forth herein certain understandings between such parties with respect to restrictions on the transfer of the Lock-Up Securities (as defined below).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.           For purposes of this Agreement:

(a)         “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

(b)         “Deferred Fee Shares” means any Common Shares that may be issued in satisfaction of certain deferred underwriting commissions as set forth in that certain letter agreement, dated April 6, 2023, from Brookline Capital Markets, a division of Arcadia Securities, LLC, and Ladenburg Thalmann & Co. Inc. to SPAC.

(c)         “immediate family” means with respect to any Person, such Person’s spouse or domestic partner (or former spouse or former domestic partner), ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption).

(d)         “Lock-Up Period” means the period commencing immediately following the Closing and expiring on the earlier of (i) (A) the six (6) month anniversary of the Closing Date, with respect to the Private Shares (as defined below), or (B) the twelve (12) month anniversary of the Closing Date, with respect to the Lock-Up Securities other than the Private Shares, (ii) such time that the Trading Price of the Common Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least one hundred fifty (150) calendar days after the Closing

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Date, and (iii) such date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Common Shares for cash, securities or other property.

(e)         “Lock-Up Securities” means, collectively, (i) any Common Shares owned by the SPAC Holders immediately after the Closing, (ii) any Common Shares or any other equity or equity-linked security (including any Common Shares issued or issuable upon the exercise, conversion or exchange of any other equity or equity-linked security) owned by the Filament Holders immediately after the Closing and (iii) any Earnout Shares (including any Common Shares issued or issuable upon the conversion of such Earnout Shares) owned by the Holders to the extent such Earnout Shares have vested or have been issued by the Company pursuant to the Business Combination Agreement; provided, that, the Deferred Fee Shares shall not be considered Lock-Up Securities or otherwise subject to the terms and conditions of this Agreement.

(f)          “Private Shares” means any Common Shares issued to a SPAC Holder in exchange for shares of Class A common stock, par value $0.0001 per share, of SPAC underlying private placement units sold in connection with SPAC’s initial public offering.

(g)         “Transfer” means the:

(i)          lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell or right or warrant to purchase, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security;

(ii)         entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or

(iii)        public announcement of any intention to effect any transaction specified in clause (i) or (ii) above.

2.           Lock-Up Provisions.

(a)         Each Holder agrees not to Transfer any Lock-Up Securities until the end of the Lock-Up Period.

(b)         Notwithstanding the foregoing, the restrictions set forth in Section 2(a), shall not apply to the following, provided that the Holder further agrees to execute such agreements as may be reasonably requested by the Company or the Sponsor that are consistent with the foregoing or that are necessary to give further effect thereto:

(i)          a Transfer as a bona fide gift or gifts or charitable contribution, or for bona fide estate planning purposes;

(ii)         in the case of an individual, Transfers (A) to a partnership, limited liability company or other entity of which the Holder and/or the immediate family (as defined below) of the Holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (B) by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family, or an Affiliate of such Person, (C) by virtue of will, intestate succession or the laws of descent and distribution upon death of the Holder or (D) by operation of law, including bankruptcy laws, or pursuant to a court order, including a qualified domestic relations order, divorce decree, divorce settlement or separation agreement;

(iii)        in the case of an entity, Transfers (A) to another entity that is an Affiliate (as defined in Rule 405 promulgated under the Securities Act) of the Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Holder or Affiliates of the Holder or who shares a common investment advisor with the Holder, or (B) as part of a distribution to members, partners, shareholders or equity holders of the Holder;

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(iv)        in the case of an entity, Transfers by virtue of applicable laws, including bankruptcy laws, or laws of the state or jurisdiction of the Holder’s organization or the Holder’s organizational documents upon dissolution of the Holder;

(v)         in the case of an entity that is a trust, Transfer to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vi)        Transfers relating to Common Shares or other securities convertible into or exercisable or exchangeable for Common Shares, in each case, acquired in open market transactions after the Closing;

(vii)       the exercise of options or warrants to purchase Common Shares or the vesting of awards of Common Shares and any related Transfer of Common Shares in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such Common Shares, it being understood that all Common Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

(viii)      Transfers to the Company pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company or forfeiture of Common Shares or other securities convertible into or exercisable or exchangeable for Common Shares in connection with the termination of the Holder’s service to the Company;

(ix)        the establishment, by the Holder, at any time after the Closing, of any trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act providing for the transfer of the Lock-Up Securities; provided, however, that such plan does not provide for, or permit, the sale of any Lock-Up Securities during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

provided, however, that (A) in the case of clauses (ii) and (iii) above, such Transfer shall not involve a disposition for value and (B) in the case of clauses (ii), (iii) and (iv), it shall be a condition to the Transfer or distribution that each applicable permitted transferee, trustee, donee or distributee enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such permitted transferee shall expressly refer only to the immediate family of the applicable Holder and not to the immediate family of such permitted transferee), agreeing to be bound by the Transfer restrictions set forth in this Agreement.

(c)         Any purported Transfer contrary to the provisions of this Agreement shall be void ab initio, and the Company shall refuse to recognize any such purported transferee of the Lock-Up Securities as an equity holder for any purpose. Each Holder acknowledges and agrees that during the Lock-Up Period, stop transfer orders shall be placed against the Lock-Up Securities and each certificate or book entry position statement evidencing Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE SECURITY HOLDERS NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)         Notwithstanding anything to the contrary in this Section 2, (i) to the extent a Holder reasonably expects to incur a Tax obligation as a result of the Transactions, then, upon presentation of satisfactory evidence of such obligation to the Company, at the Company’s sole discretion, such Holder shall be permitted to Transfer for value a sufficient number of Lock-Up Securities to satisfy such Tax obligation and, upon the determination of the Company that such a Transfer is otherwise permitted by applicable Law, the Company shall instruct its transfer agent to permit such Transfer notwithstanding this Section 2 or any stop transfer restrictions hereunder, and (ii) except as permitted in the immediately preceding clause (i), to the extent any Holder is granted a release or waiver from the restrictions contained in this Section 2 prior to the expiration of the Lock-Up Period,

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then all Holders shall be automatically granted a release or waiver from the restrictions contained in this Section 2 to the same extent, on substantially the same terms as and on a pro rata basis with, the Holder to which such release or waiver is granted.

3.           Miscellaneous.

(a)         Power and Authority. Each Holder hereby represents and warrants that it, he or she has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of such Holder, enforceable in accordance with its terms.

(b)         Capacity as a Company Shareholder. Each Holder signs this Agreement solely in such Holder’s capacity as a shareholder of the Company, and not in such Holder’s capacity as a director or officer of the Company, as applicable.

(c)         Investment Intent. Notwithstanding anything in this Agreement to the contrary, each Holder (i) intends to hold the Lock-Up Securities for investment purposes, (ii) has no current plan or intention to dispose of or otherwise transfer the Lock-Up Securities and (iii) is under no binding agreement to dispose of or otherwise transfer the Lock-Up Securities.

(d)         Entire Agreement. This Agreement (and the Business Combination Agreement to the extent incorporated herein) constitutes the full and entire understanding and agreement among the parties to this Agreement with respect to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Agreement.

(e)         Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States and/or Canada Post mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other internationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows (or at such other address as shall be specified by like notice made pursuant to this Section 3(e)):

If to the Company, to:

Filament Health Corp.
210-4475 Wayburne Drive
Burnaby, British Columbia, Canada V5G 4X4
Attention:       Ben Lightburn
E-mail:           ben@filament.health

with a copy (which shall not constitute notice) to:

Attention:       Warren Duncan
E-mail:           warren@filament.health

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP
2900 – 550 Burrard Steet
Vancouver, British Columbia, Canada V6C 0A3

Attention:       Mike Stephens
Shanlee von Vegesack

Email:             mstephens@fasken.com
svegesack@fasken.com

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with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Fl.
New York, NY 10105
Attention:       Barry I. Grossman, Esq.
Email:             bigrossman@egsllp.com

If to any Holder, to:

the address set forth below such Holder’s name on the signature pages to this Agreement.

(f)          Amendments and Waivers.

(i)          This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing, executed by the Company and the Holders holding a majority of the Lock-Up Securities then held by the Holders in the aggregate. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 3(f)(i) shall be null and void, ab initio.

(ii)         Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall not constitute or give rise to an extension or waiver of any rights or obligations hereunder except to the extent specifically provided in such writing (it being understood that all such other non-waived rights and obligations are expressly reserved).

(iii)        Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(iv)        Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would (A) adversely affect any Holder or (B) disproportionately affect any Holder as compared to any other Holder, in each case, will not bind any such Holder without such Holder’s prior written approval.

(g)         Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns and transferees. Except as set forth herein, no party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder, in whole or in part, except as expressly permitted under Section 2(b) above. Any purported assignment in violation of this Section 3(g) shall be null and void and shall not operate to transfer or assign any interest or title to the purported assignee.

(h)         Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such party.

(i)          Governing Law; Jurisdiction.

(i)          This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware, except to the extent mandatorily governed by the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein.

(ii)     All legal Actions, claims, demands, actions or causes of action arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery; provided, that if jurisdiction is not then available in the Delaware Court of Chancery, then any such legal Actions, claims, demands, actions or causes of action may be brought in any federal court located in the State of Delaware or any other Delaware

Annex A-95

state court. Each of the parties hereto (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action, claim, demand, action or cause of action arising out of or relating to this Agreement or any of the transactions contemplated hereby brought by any party hereto, and (ii) agrees not to commence any Action, claim, demand, action or cause of action relating thereto except in the courts described above in Delaware, other than Actions, claims, demands, actions or causes of action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action claim, demand, action or cause of action against such party (A) arising under this Agreement, or (B) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, (1) any claim that such party is not personally subject to the jurisdiction of the courts in Delaware as described in this Section 3(i)(ii) for any reason, (2) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (3) that (x) the Action, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Action, claim, demand, action or cause of action against such party is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 3(e) shall be effective service of process for any such Action, claim, demand, action or cause of action.

(j)          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(J).

(k)         Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

(l)          Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this

Annex A-96

Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(m)        Enforcement. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon the parties hereto, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Each party hereto acknowledges and agrees that its obligations under this Agreement are special, unique and of extraordinary character and immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which either party is entitled at law or in equity, the parties shall be entitled to equitable remedies against another party for its breach or threatened breach of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and specific enforcement of the terms and provisions of this Agreement, in each case, (A) without necessity of posting a bond or other form of security and (B) without proving the inadequacy of money damages or another any remedy at law. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement (including to prevent breaches or threatened breaches of this Agreement), no party shall allege, and each party hereby waives all defenses and objections to such Action on the grounds that (I) money damages would be adequate or there is another adequate remedy at law or (II) the party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another remedy at law.

(n)         Legal Representation. Each Holder acknowledges that each of Fasken Martineau DuMoulin LLP (“Fasken”) and Ellenoff Grossman & Schole LLP (“EGS”) is acting as counsel to the Company in connection with the Business Combination Agreement and the Transactions, and neither Fasken nor EGS is acting as counsel to such Holder.

(o)         Several Liabilities. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

[Remainder of page intentionally left blank]

Annex A-97

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
1427702 B.C. Ltd.
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex A-98

SPONSOR:
JUPITER FOUNDERS LLC
By:
Name:
Title:
Number and Type of Lock-Up Securities:
Common Shares:
Other (Specify):
Address for Notices:
Address:

Telephone No.:
Email:

[Signature Page to Lock-Up Agreement]

Annex A-99

SPAC HOLDERS:
[__________________]
By:
Name:
Title:
Number and Type of Lock-Up Securities:
Common Shares:
Other (Specify):
Address for Notices:
Address:

Telephone No.:
Email:

[Signature Page to Lock-Up Agreement]

Annex A-100

FILAMENT HOLDERS:
[__________________]
By:
Name:
Title:
Number and Type of Lock-Up Securities:
Common Shares:
Other (Specify):
Address for Notices:
Address:

Telephone No.:
Email:

[Signature Page to Lock-Up Agreement]

Annex A-101

Exhibit B

Form of Registration Rights Agreement

[Attached.]

Annex A-102

FORM OF
REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2023, is made and entered into by and among 1427702 B.C. Ltd., a British Columbia corporation (the “Company”), Jupiter Founders LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under “SPAC Holders” on the signature page(s) hereto (the Sponsor and each such party, a “SPAC Holder,” and, such parties collectively, including the Sponsor, the “SPAC Holders”), and the undersigned parties listed under “Filament Holders” on the signature page(s) hereto (each such party, a “Filament Holder,” and, collectively, the “Filament Holders”). The SPAC Holders, the Filament Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, are each referred to herein as a “Holder,” and, collectively, the “Holders.” Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of July 18, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Business Combination Agreement”), by and among Jupiter Acquisition Corporation (“SPAC”), the Company, Filament Merger Sub LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Filament Health Corp., a British Columbia corporation (“Filament”), pursuant to which and subject to the terms and conditions thereof, among other things, (i) SPAC will merge with and into Merger Sub (with Merger Sub being the surviving entity and a wholly owned subsidiary of the Company), in exchange for SPAC’s securityholders receiving common shares in the capital of the Company (“Common Shares”) or securities convertible into or exercisable or exchangeable for Common Shares, and (ii) Filament and [•], a British Columbia corporation and direct, wholly owned subsidiary of the Company, will amalgamate to form a new British Columbia corporation (“AmalCo”) (with AmalCo becoming a wholly owned subsidiary of the Company), in exchange for Filament’s securityholders receiving Common Shares or securities convertible into or exercisable or exchangeable for Common Shares;

WHEREAS, SPAC, the Sponsor and the other SPAC Holders are parties to that certain Registration Rights Agreement, dated as of August 12, 2021 (the “Original RRA”), which Original RRA such parties desire to terminate upon consummation of the Transactions; and

WHEREAS, in connection with the Transactions, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain Registrable Securities (as defined below).

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1         Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Shares” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not

Annex A-103

misleading, (ii) would not be required to be made at such time if the Registration Statement or Prospectus were not being filed, declared effective or used, as the case may be and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“AmalCo” shall have the meaning given in the Recitals hereto.

“Block Trade” shall have the meaning given in Section 2.5.1.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Shares” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Shelf Takedown Notice” shall have the meaning given in Section 2.1.4.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demand Registration” shall have the meaning given in Section 2.2.1.

“Demanding Holders” shall mean the applicable Holders having the right to make, and actually making, a written demand for the Registration of Registrable Securities pursuant to Section 2.2.1.

“Earnout Shares” shall have the meaning given in the Business Combination Agreement.

“EDGAR” shall have the meaning given in Section 3.1.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Filament” shall have the meaning given in the Recitals hereto.

“Filament Holders” shall have the meaning given in the Preamble hereto.

“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“IPO Underwriters” shall mean Nomura Securities International, Inc., Ladenburg Thalmann & Co. Inc., Brookline Capital Markets, a division of Arcadia Securities, LLC, and their respective designees.

“Joinder” shall have the meaning given in Section 5.2.5.

“Lock-Up Agreement” shall mean that certain Lock-Up Agreement, dated as of the date hereof, by and among the Company, the Sponsor and certain securityholders of the Company party thereto.

“Lock-Up Period” shall have the meaning given in the Lock-Up Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

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“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Amount” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” shall have the meaning given in Section 2.1.7.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.5.1.

“own” or “ownership” (and derivatives of such terms) shall mean (i) ownership of record and (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the Commission under the Exchange Act (but without regard to any requirement for a security or other interest to be registered under Section 12 of the Securities Act).

“Permitted Transferees” shall mean, with respect to each Holder and its Permitted Transferees, (i) prior to the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period pursuant to Section 2 of the Lock-Up Agreement and (ii) after the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.3.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any issued and outstanding Common Shares or any other equity or equity-linked security (including any Common Shares issued or issuable upon the exercise, conversion or exchange of any other equity or equity-linked security) of the Company held by a Holder immediately following the Closing (including any Earnout Shares to the extent such Earnout Shares have vested and any Common Shares issued upon the conversion of any Company Earnout Shares pursuant to the Business Combination Agreement) to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (b) any Common Shares or any other equity or equity-linked security (including any Common Shares issued or issuable upon the exercise, conversion or exchange of any other equity or equity-linked security) of the Company acquired by a Holder following the Closing to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Shares; and (d) any other equity or equity-linked security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a), (b) or (c) above by way of a share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
Annex A-105

“Registration” shall mean a registration effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)        all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Shares are then listed;

(B)         fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)         printing, messenger, telephone and delivery expenses;

(D)        reasonable fees and disbursements of counsel for the Company;

(E)         reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)         in an Underwritten Offering or Other Coordinated Offering, reasonable and documented fees and expenses not to exceed $30,000 in the aggregate for each such Registration, of one (1) legal counsel selected by (i) the majority-in-interest of the Demanding Holders initiating a Demand Registration, (ii) the majority-in-interest of the Shelf Demanding Holders initiating an Underwritten Shelf Takedown, or (iii) the majority-in-interest of participating Holders under Section 2.3 if the Registration was initiated by the Company for its own account or that of a Company shareholder other than pursuant to rights under this Agreement, in each case with the approval of the Company, which approval shall not be unreasonably withheld.

“Registration Statement” shall mean any registration statement that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.2.1.

“SEC Guidance” shall have the meaning given in Section 2.1.7.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall have the meaning given in Section 2.1.1.

“Shelf Demanding Holders” shall mean the applicable Holders having the right to make, and actually making, a written demand for an Underwritten Shelf Takedown of Registrable Securities pursuant to Section 2.1.4.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Requesting Holders” shall have the meaning given in Section 2.1.4.

“Shelf Takedown Notice” shall have the meaning given in Section 2.1.4.

“SPAC” shall have the meaning given in the Recitals hereto.

“SPAC Holders” shall have the meaning given in the Preamble hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

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“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1         Shelf Registration.

2.1.1      Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf,” and together with the Form F-1 Shelf, the New Registration Statement and any Subsequent Shelf Registration Statement, the “Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the public resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3. The Company shall maintain a Shelf in accordance with the terms hereof, and shall use commercially reasonable efforts to prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2      Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act with respect to the public resale of all the Registrable Securities (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to

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(i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) at the time of filing and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3      Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of a SPAC Holder or a Filament Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor, the other SPAC Holders (as a group) and the Filament Holders (as a group).

2.1.4      Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time after the expiration of any Lock-Up Period to which a Holder’s shares are subject and when an effective Shelf is on file with the Commission, one or more Holders may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Shelf Requesting Holder, either individually or together with other Shelf Requesting Holders, with an aggregate offering price, net of underwriting discounts and commissions, reasonably expected to exceed at least $25 million (the “Minimum Amount”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least 48 hours prior to the public announcement of the Underwritten Shelf Takedown (a “Shelf Takedown Notice”), which Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Underwritten Shelf Takedown to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Underwritten Shelf Takedown (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Shelf Takedown, a “Shelf Requesting Holder”) shall so notify the Company of its intent to participate in such Underwritten Shelf Takedown, in writing, within five (5) business days after the receipt by such Holder of the Company Shelf Takedown Notice. Upon receipt by the Company of any such written notification from a Shelf Requesting Holder to the Company, subject to the provisions of Section 2.2.4, the Company shall include in such Underwritten Shelf Takedown all Registrable Securities of such Shelf Requesting Holder. Subject to Section 2.5.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Shelf Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). Any Underwritten Shelf Takedown effected pursuant to this Section 2.1.4 shall be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2. Notwithstanding anything to the contrary in this Agreement, the Company may consummate an Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering. Notwithstanding anything to the contrary in this Agreement, the IPO Underwriters may demand an Underwritten Offering pursuant to this Section 2.1.4 or Section 2.2.1 on only one (1) occasion and only during the period commencing on the date of this Agreement and ending on August 12, 2026, and, thereafter, will no longer have any rights under this Section 2.1.4 or Section 2.2.1.

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2.2         Demand Registration.

2.2.1      Request for Registration. Subject to the provisions of Section 2.2.4 and Section 3.4 and provided that the Company does not have an effective Registration Statement pursuant to Section 2.1 covering Registrable Securities, Holders holding at least a majority-in-interest of the then-outstanding number of Registrable Securities may make a written demand for Registration of all or part of their Registrable Securities on (a) Form F-1, or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities or (b) if available, Form F-3, which in the case of either clause (a) or (b), may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration and the intended methods of distribution thereof (such written demand a “Demand Registration”) provided that such Holders reasonably expect to sell Registrable Securities yielding aggregate gross proceeds in excess of the Minimum Amount. The Company shall, within ten (10) business days following the Company’s receipt of a Demand Registration, notify, in writing all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) business days after the receipt by the Holder of the notice from the Company. For the avoidance of doubt, to the extent a Requesting Holder also separately possesses Demand Registration rights pursuant to this Section 2.2, but is not the Holder who exercises such Demand Registration rights, the exercise by such Requesting Holder of its rights pursuant to the foregoing sentence shall not count as the exercise by it of one of its Demand Registration rights. Upon receipt by the Company of any such written notification from a Requesting Holder to the Company, subject to Section 2.2.4 below, such Requesting Holder shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall file, as soon thereafter as practicable, but not more than forty-five (45) days immediately after the Company’s receipt of the Demand Registration, and the Company shall use reasonable best efforts to effect the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration as soon as practicable. The Company shall not be obligated to effect more than (i) an aggregate of three (3) Registrations pursuant to a Demand Registration or an Underwritten Shelf Takedown initiated by the Sponsor and other SPAC Holders (and their respective Permitted Transferees), as a group, and (ii) an aggregate of three (3) Registrations pursuant to a Demand Registration or an Underwritten Shelf Takedown initiated by the Filament Holders (and their Permitted Transferees), as a group, in each case under Section 2.1.4 or this Section 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Demanding Holders and the Requesting Holders (or in the case of an Underwritten Shelf Takedown, the Shelf Demanding Holders and the Shelf Requesting Holders) to be registered on behalf of the Demanding Holders and the Requesting Holders (or in the case of an Underwritten Shelf Takedown, the Shelf Demanding Holders and the Shelf Requesting Holders) in such Registration have been sold, in accordance with Section 3.1 of this Agreement. Notwithstanding anything to the contrary in this Agreement, the IPO Underwriters may demand an Underwritten Offering pursuant to Section 2.1.4 or this Section 2.2.1 on only one (1) occasion and only during the period commencing on the date of this Agreement and ending on August 12, 2026, and, thereafter, will no longer have any rights under Section 2.1.4 or this Section 2.2.1.

2.2.2      Effective Registration. Notwithstanding the provisions of Section 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election;

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provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by a Demanding Holder becomes effective or is subsequently terminated.

2.2.3      Underwritten Offering. Subject to the provisions of Section 2.2.4 and Section 3.4, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2.3 shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.2.4      Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering advise the Demanding Holders (or Shelf Demanding Holders, as applicable) in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Demanding Holders (or Shelf Demanding Holders, as applicable) shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting (such maximum number of such securities, the “Maximum Number of Securities”) shall be allocated among all participating Holders thereof, including the Demanding Holders (or Shelf Demanding Holders, as applicable), in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

2.2.5      Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing an Underwritten Offering, a majority-in-interest of the Demanding Holders (or Shelf Demanding Holders, as applicable) initiating such Underwritten Offering shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering; provided that the remaining Demanding Holders (or Shelf Demanding Holders, as applicable) may elect to have the Company continue such Underwritten Offering if the Minimum Amount would still be satisfied by the Registrable Securities proposed to be sold in such Underwritten Offering by the remaining Demanding Holders (or Shelf Demanding Holders, as applicable). If withdrawn, a demand for an Underwritten Offering shall be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2.1, unless either (i) such Demanding Holder (or Shelf Demanding Holder, as applicable) has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder (or Shelf Demanding Holder, as applicable) reimburses the Company for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder or Shelf Demanding Holder, as applicable, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder or Shelf Demanding Holder, as applicable, has requested be included in such Underwritten Offering); provided that, if one or more Demanding Holders (or Shelf Demanding Holders, as applicable) elect to continue such Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as a Registration demanded by such remaining Demanding Holders (or Shelf Demanding Holders, as applicable), as applicable, for purposes of Section 2.2.1. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 2.2.5, other than if a Demanding Holder (or Shelf Demanding Holder, as applicable) elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.2.5.

2.2.6      New Registration Statement. Notwithstanding the registration obligations set forth in Section 2.1 or this Section 2.2, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415 under the Securities Act, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (a) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Registration Statement as required by the Commission and/or (b) withdraw the Registration Statement and file a new registration statement (a “New Registration Statement”),

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on Form F-3, or if Form F-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities to register a lesser amount of Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders. In the event the Company amends the Registration Statement or files a New Registration Statement, as the case may be, under clause (a) or (b) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by the Commission or provided by SEC Guidance to the Company or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Registration Statement, as amended, or the New Registration Statement.

2.3         Piggyback Registration.

2.3.1      Piggyback Rights. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of share capital other than the Holders) any Common Shares or other equity securities of the Company under the Securities Act in connection with the public offering of such securities solely for cash (including, for this purpose, an Underwritten Offering pursuant to Section 2.1.4 or Section 2.2.3) (other than a registration relating solely to the sale of securities to participants in a Company share plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only shares being registered is Common Shares issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) calendar days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.3.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. Notwithstanding anything to the contrary, the Holders shall have no rights under this Section 2.3.1 if the registration statement the Company proposes to file is solely for purposes of a delayed or continuous offering pursuant to Rule 415 under the Securities Act and, at the time of the filing of such registration statement, the Company is in compliance with its obligations under Section 2.1.

2.3.2      Reduction of Piggyback Registration. If the total amount of securities, including Registrable Securities, requested by holders of Registrable Securities to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders). For purposes of

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the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.

2.3.3      Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder or Shelf Demanding Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by Section 2.2.5) shall have the right to withdraw all or any portion of its Registrable Securities from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to an Underwritten Offering, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.2.5), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.3.3.

2.3.4      Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.2.5, any Piggyback Registration effected pursuant to Section 2.3 shall not be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2.1. Notwithstanding anything to the contrary in this Agreement, the IPO Underwriters may participate in a Piggyback Registration only during the period commencing on the date of this Agreement and ending on August 12, 2028, and, thereafter, will no longer have any rights in respect thereof.

2.4         Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder participating in such Underwritten Offering that is an executive officer, director or Holder holding in excess of five percent (5%) of the outstanding Common Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any Common Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-calendar day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.5         Block Trades; Other Coordinated Offerings.

2.5.1      Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Registration Statement is on file with the Commission, if a Demanding Holder or Shelf Demanding Holder, as applicable, wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, either (x) with an aggregate offering price reasonably expected to be at least the Minimum Amount or (y) of all remaining Registrable Securities held by the Demanding Holder or Shelf Demanding Holder, then such Demanding Holder or Shelf Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders or Shelf Demanding Holders, as applicable, representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other

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offering documentation related to the Block Trade or Other Coordinated Offering. For the avoidance of doubt, neither a Block Trade nor an Other Coordinated Offering shall include an offering of Registrable Securities in which a negative assurance letter of counsel to the Company or a comfort letter of the accountants of the Company is to be delivered to the Underwriter or Underwriters, brokers, sales agents or distribution agents, as applicable.

2.5.2      Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders or Shelf Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.5.2.

2.5.3      Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder or a Shelf Demanding Holder pursuant to this Agreement.

2.5.4      The Demanding Holder or Shelf Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.5.5      A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.5 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.5 shall not be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2.1, and the procedures set forth in Section 2.1.4 or Section 2.2.3, as applicable, with respect to an Underwritten Offering shall not apply with respect thereto.

ARTICLE III

COMPANY PROCEDURES

3.1         General Procedures. If, at any time on or after the date hereof, the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1      prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until the earlier of (i) when all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities or (ii) the termination of this Agreement;

3.1.2      prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3      prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such

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Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4      prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5      use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

3.1.6      provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7      advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8      at least three (3) calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9      advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

3.1.10    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.11    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to enter into confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

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3.1.12    obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or Underwriters may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.14    in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or Underwriters or the broker, placement agent or sales agent of such offering or sale;

3.1.15    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q and 10-K and Current Report on 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act (or any successor rule then in effect);

3.1.16    with respect to an Underwritten Offering pursuant to Section 2.1.4 or Section 2.2.1, if such offering involving gross proceeds in excess of $25 million, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “roadshow” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.17    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2         Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3         Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements,

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underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4         Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1      Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement or, in the opinion of counsel for the Company, it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2      If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the Board, the Chief Executive Officer or the Chief Financial Officer of the Company, such Registration Statement would be seriously detrimental to the Company and it is therefore in the best interest of the Company to defer such submission, filing, initial effectiveness or continued use at such time, the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the submission, filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3      (a) During the period starting with the date ninety (90) calendar days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) calendar days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Registration, or (b) if, pursuant to Section 2.1.4 or Section 2.2.1, Holders have requested an Underwritten Offering and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Sections 2.1.4, 2.2.1 or 2.5 for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case during any twelve (12)-month period.

3.5         Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the Common Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6         Foreign Private Issuer Status. As of such time as the Company ceases to be a “foreign private issuer” (as defined in Rule 12b-2 under the Exchange Act), (i) all references in this Agreement to Form F-1 or a Form F-1 Shelf shall thereafter be deemed to refer to Form S-1 or a shelf registration on Form S-1, respectively, (ii) all references in this Agreement to Form F-3 or a Form F-3 Shelf shall thereafter be deemed to refer to a Form S-3 or a shelf registration on Form S-3, respectively, and (iii) the Company shall promptly take all actions reasonably necessary to

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ensure the Holders gain the expected benefit of this Agreement, including by filing (and making effective) any post-effective amendment to an existing Registration Statement, a Subsequent Shelf Registration Statement or other New Registration Statement.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1         Indemnification.

4.1.1      The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2      In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement or omission of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement, except in the case of fraud or willful misconduct by such Holder. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3      Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable, good faith judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable, good faith judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission

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of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4      The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5      If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1         Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States and/or Canada Post mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other internationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following business day, addressed as follows (or at such other address as shall be specified by like notice made pursuant to this Section 5.1):

If to the Company, to:

Filament Health Corp.
210-4475 Wayburne Drive
Burnaby, British Columbia, Canada V5G 4X4
Attention:       Ben Lightburn
E-mail:           ben@filament.health

with a copy (which shall not constitute notice) to:

Attention:       Warren Duncan
E-mail:           warren@filament.health

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with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP
2900 – 550 Burrard Steet
Vancouver, British Columbia, Canada V6C 0A3

Attention:       Mike Stephens
Shanlee von Vegesack

Email:             mstephens@fasken.com
svegesack@fasken.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Fl.
New York, NY 10105
Attention:       Barry I. Grossman, Esq.
Email:             bigrossman@egsllp.com

If to any Holder, to:

the address set forth below such Holder’s name on the signature pages to this Agreement.

5.2         Assignment; No Third Party Beneficiaries.

5.2.1      This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2      Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be assigned or delegated in whole or in part by such Holder in conjunction with and to the extent of any Transfer of Registrable Securities by any such Holder; provided, that, with respect to the Filament Holders, the Sponsor and the other SPAC Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Filament Holders shall be permitted to transfer its rights hereunder as the Filament Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Filament Holder (it being understood that no such transfer shall reduce any rights of such Filament Holder or such transferees) and (y) the Sponsor and the other SPAC Holders shall be permitted to transfer their respective rights hereunder as the Sponsor or the other SPAC Holders, as applicable, to one or more of their respective affiliates or any direct or indirect partners, members or equity holders of the Sponsor or the other SPAC Holders, as applicable (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or the other SPAC Holders or such transferees).

5.2.3      This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4      This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5      No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by delivery of an executed joinder in substantially the same form as Exhibit A attached hereto (a “Joinder”)). Any transfer or assignment of this Agreement, or of any rights, duties or obligations hereunder, made other than as provided in this Section 5.2 shall be null and void.

5.3         Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by

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email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

5.4         Governing Law; Venue.

5.4.1      This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware, except to the extent mandatorily governed by the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein.

5.4.2      All legal Actions, claims, demands, actions or causes of action arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery; provided, that if jurisdiction is not then available in the Delaware Court of Chancery, then any such legal Actions, claims, demands, actions or causes of action may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereto (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action, claim, demand, action or cause of action arising out of or relating to this Agreement or any of the transactions contemplated hereby brought by any party hereto, and (ii) agrees not to commence any Action, claim, demand, action or cause of action relating thereto except in the courts described above in Delaware, other than Actions, claims, demands, actions or causes of action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action claim, demand, action or cause of action against such party (A) arising under this Agreement, or (B) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, (1) any claim that such party is not personally subject to the jurisdiction of the courts in Delaware as described in this Section 5.4.2 for any reason, (2) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (3) that (x) the Action, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Action, claim, demand, action or cause of action against such party is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 5.1 shall be effective service of process for any such Action, claim, demand, action or cause of action.

5.5         TRIAL BY JURY. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

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5.6         Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities at such time (for the avoidance of doubt, the Registrable Securities held by the IPO Underwriters shall only be included in determining whether a majority of such Holders have consented hereunder if the IPO Underwriters have rights under Sections 2.1.4, 2.2.1 and Section 2.3.4), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Common Shares; and provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Filament Holder so long as such Filament Holder and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Common Shares; provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the share capital of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate or be construed as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7         Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Common Shares, the Company hereby agrees and covenants that it will not grant rights to register any Common Shares (or securities convertible into or exchangeable for Common Shares) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor, and (b) a Filament Holder and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Common Shares, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Filament Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8         Term. This Agreement shall terminate, with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities, and with respect to the Company, on the date that no Registrable Securities remain outstanding. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9         Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10       Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2, subject to the prior written consent of the Sponsor and each Filament Holder (in each case, so long as such Holder and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Common Shares), the Company may make any person or entity who acquires Common Shares or rights to acquire Common Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed Joinder to this Agreement from such Additional Holder. Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Shares.

5.11       Construction.

5.11.1    Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,”

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“herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the term “Exhibit” refers to the specified Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; and (ix) references to “written” or “in writing” include in electronic form.

5.11.2    Unless the context of this Agreement otherwise requires, references in this Agreement to any law shall include all rules and regulations promulgated thereunder and shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time.

5.11.3    References to “$” are to the lawful currency of the United States of America.

5.11.4    Time periods in calendar days within or following which any act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following business day if the last calendar day of the period is not a business day.

5.11.5    The parties hereto and their respective counsels have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

5.12       Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

5.13       Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including the Original RRA.

5.14       Adjustments. If, and as often as, there are changes in the Registrable Securities by way of share split, share dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
1427702 B.C. Ltd.
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

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SPONSOR:
JUPITER FOUNDERS LLC
By:
Name:
Title:
Address:

[Signature Page to Registration Rights Agreement]

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SPAC HOLDERS:

[•]
Address:

[Signature Page to Registration Rights Agreement]

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FILAMENT HOLDERS:

[•]
Address:

[Signature Page to Registration Rights Agreement]

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Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [•], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among 1427702 B.C. Ltd., a British Columbia corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Common Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) Common Shares shall not be included as Registrable Securities, for purposes of the Excluded Sections (as defined below).

For purposes of this Joinder, “Excluded Sections” shall mean [            ].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Shareholder

Print Name of Shareholder
Its:
Address:

Agreed and Accepted as of
____________, 20__
[________]
By:
Name:
Its:

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Exhibit C

Form of Company Resolution

[Attached.]

Annex A-128

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.           The arrangement (as may be modified, supplemented or amended, the “Arrangement”) under Part 9, Division 5 of the of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Filament Health Corp. (the “Company”), Jupiter Acquisition Corporation (“SPAC”), Filament Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), 1427702 B.C. Ltd. (“TopCo”), the shareholders of Company (the “Shareholders”), the holders of options to acquire shares of the Company, the holders of restricted share units to acquire shares of the Company, and the holders of warrants to acquire shares of the Company, as more particularly described and set forth in the plan of arrangement (as may be amended, supplemented or varied, the “Plan of Arrangement”) attached as an appendix to the Circular, as contemplated in the business combination agreement dated July 18, 2023 by and among the Company, SPAC, Merger Sub and TopCo, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Business Combination Agreement”), as more particularly described and set forth in the Management Information Circular of the Company dated [•] (the “Circular”) accompanying the notice of this meeting, as the Arrangement may be amended, modified or supplemented from time to time in accordance with the Business Combination Agreement, and all transactions contemplated thereby, be and are hereby authorized, approved and adopted.

2.           The (i) Business Combination Agreement, and all the transactions contemplated thereby, (ii) actions of the directors of the Company in approving the Arrangement and the Business Combination Agreement and the Plan of Arrangement, and (iii) actions of the directors and officers of the Company in executing and delivering the Business Combination Agreement (and any modifications, supplements or amendments thereto in accordance with its terms) and causing the performance by the Company of its obligations thereunder, in each case be and are hereby ratified, confirmed, authorized, adopted and approved.

3.           The plan of arrangement (the “Plan of Arrangement”) of the Company implementing the Arrangement, the full text of which is set out in Appendix “[•]” to the Circular (as the Plan of Arrangement may be, or may have been, modified, supplemented or amended from time to time in accordance with its terms and the terms of the Business Combination Agreement), be and is hereby authorized, approved and adopted.

4.           The Company be and is hereby authorized to apply for a final order from the Supreme Court of British Columbia to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended).

5.           Notwithstanding that this resolution has been passed, and the Arrangement authorized, approved, and adopted by the Shareholders or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of Company be and are hereby authorized and empowered without further notice to or approval of the Shareholders (i) to amend, modify or supplement the Business Combination Agreement or the Plan of Arrangement, to the extent permitted by the Business Combination Agreement and the Plan of Arrangement, and (ii) subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement and/or any related transactions.

6.           Any one officer or director of Company be and is hereby authorized and directed for and on behalf of Company, to execute or cause to be executed, under the corporate seal of Company or otherwise, and to deliver or cause to be delivered for filing under the BCBCA, any documents as are necessary or desirable in accordance with the Business Combination Agreement and the Plan of Arrangement, such determination to be conclusively evidenced by the execution and delivery of such other documents, and the filing of such documents is hereby authorized and approved.

7.           Any one or more directors or officers of the Company is hereby authorized and directed, for and on behalf and in the name of the Company, to execute and deliver, whether under corporate seal of the Company or otherwise, all such agreements, forms, waivers, notices, certificates, confirmations and other documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such director or

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officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Business Combination Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement, including:

(a)         all actions required to be taken by or on behalf of the Company, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)         the signing of the certificates, consents and other documents or declarations required under the Business Combination Agreement or the Plan of Arrangement, or otherwise to be entered into by the Company;

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

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Exhibit D

Form of Plan of Arrangement

[Attached.]

Annex A-131

PLAN OF ARRANGEMENT
UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
INTERPRETATION

Section 1.1          In this Plan of Arrangement, any capitalized term used herein and not defined in this Section 1.1 will have the meaning ascribed thereto in the Business Combination Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Adjusted RSU” has the meaning ascribed thereto in Section 3.1(c)(xii) of this Plan of Arrangement;

“Allocation Schedule” means the allocation schedule to be delivered no later than five (5) Business Days prior to the Effective Date by the Company to SPAC (and to be delivered by SPAC to the Exchange Agent thereafter) in accordance with Section 2.4 of the Business Combination Agreement;

“AmalCo Sub Shares” means the common shares of AmalCo Sub;

“AmalCo Sub” means [•];

“Amalgamation” has the meaning given to that term in Section 3.1(c);

“Arrangement” means the arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Business Combination Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed;

“Arrangement Dissent Rights” has the meaning ascribed thereto in Section 4.1 of this Plan of Arrangement;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Business Combination Agreement” means the business combination agreement made as of July 18, 2023 by and among the Company, TopCo, SPAC and Merger Sub, including all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Vancouver, British Columbia are open for the general transaction of business;

“Class B Earnout Shares” shall have the meaning ascribed to such term in the TopCo A&R Articles;

“Class C Earnout Shares” shall have the meaning ascribed to such term in the TopCo A&R Articles;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Company” means Filament Health Corp., a company existing under the laws of the Province of British Columbia;

“Company Arrangement Resolution” means the special resolution of the Company Shareholders and/or Securityholders (excluding holders of Company RSUs), as applicable, approving the Plan of Arrangement which is to be considered at the Company Shareholders Meeting, substantially in the form of Exhibit C to the Business Combination Agreement;

“Company Board” means the board of directors of the Company;

“Company Finders Warrant” means a warrant, representing the right to acquire Company Shares that is outstanding and unexercised;

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“Company Certificated Warrant” means a warrant, representing the right to acquire Company Shares issued pursuant to warrant certificates, that is outstanding and unexercised;

“Company Disclosure Schedules” means the disclosure schedules dated the date of the Business Combination Agreement and delivered by the Company to SPAC with the Business Combination Agreement;

“Company Earnout Shares” means the (i) Class B Earnout Shares, and (ii) Class C Earnout Shares, issuable in accordance with their terms as set forth in Section 2.7 of the Business Combination Agreement;

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of the Business Combination Agreement;

“Company Omnibus Plan” means the omnibus equity incentive plan of the Company, providing for the grant of various equity-based compensation arrangements, including Company Options and Company RSUs, currently in effect;

“Company Optionholders” means, at any time, the holders of Company Options outstanding at such time and “Company Optionholder” means any one of them;

“Company Options” means, as of any determination time, each option to purchase Company Shares, whether vested or unvested, that is outstanding and unexercised, as granted under the Company Omnibus Plan;

“Company RSUs” means, as of any determination time, each restricted share unit, whether vested or unvested, as granted under the Company Omnibus Plan;

“Company Securities” means, collectively, the Company Shares, the Company Options, the Company Warrants and the Company RSUs;

“Company Securityholders” means, collectively, the Company Shareholders, the Company Optionholders, the Company Warrantholders and the holders of Company RSUs;

“Company Shares” means the common shares in the capital of the Company;

“Company Shareholders” means, at any time, the holders of Company Shares issued and outstanding at such time and “Company Shareholder” means any one of them;

“Company Shareholders Meeting” means the special meeting of the Company Securityholders (excluding holders of Company RSUs), including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, the Interim Order and applicable Law, that is to be convened as provided by the Interim Order and applicable Law to consider, and, if deemed advisable, approve, the Company Arrangement Resolution, and for any other purpose as may be set out in the Company Information Circular and agreed to by SPAC;

“Company Shareholder Transaction Consideration” means the aggregate number of TopCo Common Shares equal to (a) the Equity Value divided by (b) $10.00;

“Company Warrantholder” means a holder of Company Warrants;

“Company Warrants” means the Company Certificated Warrants and the Company Finders Warrants;

“Court” means the Supreme Court of British Columbia sitting in Vancouver, British Columbia, or other applicable court of competent jurisdiction;

“Dissenting Shareholders” means a registered Company Shareholder (other than a Key Company Shareholder) who exercises Arrangement Dissent Rights in respect of the Company Arrangement Resolution in compliance with the dissent procedures set out in this Plan of Arrangement and the Interim Order or the BCBCA, as applicable, and who has not withdrawn or been deemed to have withdrawn such exercise of Arrangement Dissent Rights;

“Effective Date” means the date upon which the Arrangement becomes effective as provided in this Plan of Arrangement;

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“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date or such other time as agreed to by SPAC and the Company, each acting reasonably, in writing;

“Equity Value” means $176,000,000;

“Exchange Agent” means such Person appointed by the Company to act as exchange agent in accordance with the Business Combination Agreement, reasonably acceptable to SPAC (such acceptance not to be unreasonably withheld, conditioned or delayed) and the Company, for the purpose of exchanging certificates, if any, representing the Company Shares, and each Company Share held in book-entry form on the securities registry of the Company immediately prior to the Effective Time, in either case, for the portion of the Company Shareholder Transaction Consideration and Company Earnout Shares issuable in respect of such Company Shares in accordance with the Allocation Schedule and on the terms and subject to the conditions set forth in the Business Combination Agreement and this Plan of Arrangement;

“Exchange Consideration” means the number of TopCo Common Shares and Company Earnout Shares allocated to each Company Shareholder pursuant to the Allocation Schedule;

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and SPAC, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and SPAC, such consent to not be unreasonably withheld, conditioned or delayed) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to both the Company and SPAC, each acting reasonably;

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, legislature, regulatory or administrative agency, governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof;

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority;

“holder”, when used with reference to any securities of the Company, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Company in respect of such securities;

“In-The-Money Amount” means, with respect to a Company Option or Rollover Option, the amount, if any, by which the total fair market value of the securities subject to the share option exceeds the total exercise price of the share option;

“Interim Order” means the interim order of the Court contemplated by Section 2.2(a) of the Business Combination Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and SPAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended by the Court (with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed) at any time prior to the Final Order or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal, provided that any such amendment is reasonably acceptable to each of the Company and SPAC;

“Key Company Shareholders” means the persons and entities listed in Section 1.1(b) of the Company Disclosure Schedules;

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority, including general principles of common and civil law and equity, in each case having binding effect and the force of law;

“Letter of Transmittal” means the letter of transmittal as mutually agreed to by each of the Exchange Agent, SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed in the case of SPAC or the Company, as applicable) (which, for the avoidance of doubt, shall include a waiver of Arrangement Dissent Rights, a grant of an irrevocable proxy and powers of attorney and an agreement to vote in a manner consistent with the holders of shares of SPAC’s common stock, in each case, by the applicable Company Shareholder);

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“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, licenses, covenants, options (including options to purchase and options to lease), agreements for sale, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other restrictions or encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws);

“Merger Sub” means Filament Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of TopCo;

“Person” means any individual, firm, corporation, exempted company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind;

“Plan of Arrangement” means this plan of arrangement, with such changes as may be mutually agreed to by SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable) or required upon the direction of the Court in the Final Order, with the prior written consent of SPAC and the Company (such consent not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable);

“Rollover Option” has the meaning ascribed thereto in Section 3.1(c)(xiii) of this Plan of Arrangement;

“Rollover Warrant” has the meaning ascribed thereto in Section 3.1(c)(xiv) of this Plan of Arrangement;

“Shareholder Support Agreement” means a voting and support agreement pursuant to which each Key Company Shareholder will agree to, among other things, (a) not transfer their Company Securities, (b) support and vote in favor of the Company Arrangement Resolution, and (c) not exercise, and waive, rights in respect of Arrangement Dissent Rights, on the terms and subject to the conditions set forth in the Shareholder Support Agreement;

“SPAC” means Jupiter Acquisition Corporation, a Delaware corporation, and any successor thereof;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Taxes” means all federal, provincial, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, escheat, unclaimed property, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.;

“TopCo” means 1427702 B.C. Ltd., a company incorporated under the laws of British Columbia;

“TopCo A&R Articles” means the amended and restated articles of TopCo, as set forth in Schedule A to this Plan of Arrangement; and

“TopCo Common Shares” means the common shares in the capital of TopCo.

Section 1.2          In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)         Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(b)         Currency. Any references in this Plan or Arrangement to “dollars” or “$” shall be to United States dollars unless otherwise indicated.

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(c)         Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(d)         Certain Phrases, etc. The words: (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation”; (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Plan of Arrangement.

(e)         Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(f)          Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Pacific Time) on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. (Pacific Time) on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(g)         Time References. References to time herein are to local time in Vancouver, British Columbia.

(h)         Schedules. The following Schedule is attached to this Plan of Arrangement and is incorporated in and forms part hereof:

Schedule A – TopCo A&R Articles

Article 2
BUSINESS COMBINATION AGREEMENT

Section 2.1          This Plan of Arrangement constitutes an arrangement as referred to in Division 5, Part 9 of the BCBCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement will govern.

Section 2.2          This Plan of Arrangement and the Arrangement will become effective as at the Effective Time and will be binding without any further authorization, act or formality on the part of the Court or any Person, on the Company Securityholders, the Company, TopCo, AmalCo Sub, Merger Sub, and SPAC and the Exchange Agent from and after the Effective Time.

Article 3
ARRANGEMENT

Section 3.1          At the Effective Time, the following transactions will occur and will be deemed to occur sequentially in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein, effective as at five (5) minute intervals commencing at the Effective Time:

(a)         The Notice of Articles and articles of TopCo will be altered to create the following additional classes of shares, such shares having the rights and restrictions set forth in the TopCo A&R Articles attached as Schedule A hereto, and to amend and restate the Articles of the Company as set forth in Schedule A:

(i)          Unlimited number of without par value Class B Earnout Shares; and

(ii)         Unlimited number of without par value Class C Earnout Shares;

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(b)         Each Company Share held by a Dissenting Shareholder immediately prior to the Effective Time will be deemed to be transferred and assigned by such Dissenting Shareholder to the Company free and clear of all Liens, in accordance with, and for the consideration contemplated in, Article 4, and:

(i)          each such Dissenting Shareholder will cease to have any rights as a registered holder of Company Shares other than the right to receive (A) the consideration contemplated by Article 4, and (B) any dividends and other distributions payable in respect of the Company Shares held by such Dissenting Shareholder as of the Effective Time, to the extent applicable, in each case less any amounts required to be withheld in accordance with Section 6.2, as applicable;

(ii)         each such Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each Company Share held by such Dissenting Shareholder; and

(iii)        the name of each such Dissenting Shareholder will be removed as the registered holder of Company Shares from the applicable central securities register of the Company maintained by or on behalf of the Company, and at such time, such Dissenting Shareholder will have the rights set out in Section 4.1;

(c)         The Company and AmalCo Sub shall amalgamate to continue as one corporate entity (as so amalgamated, “AmalCo”) with the same effect as if they were amalgamated under section 276 of the BCBCA (the “Amalgamation”), and on the Amalgamation pursuant to this Section 3.1(c), concurrently:

(i)          the name of AmalCo shall be “Filament Holdings Corp.”, as shall be set out in the notice of articles of AmalCo;

(ii)         the shareholder(s) of AmalCo shall have the powers and the liability provided in the BCBCA;

(iii)        all of the property, rights and interests of each of the Company and AmalCo Sub immediately before the Amalgamation shall become property, rights and interests of AmalCo by virtue of the Amalgamation, and the Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the property, rights and interests of either of the Company or AmalCo Sub to AmalCo;

(iv)        all of the liabilities of each of the Company and AmalCo Sub immediately before the Amalgamation shall become liabilities of AmalCo by virtue of the Amalgamation and AmalCo shall continue to be liable for the obligations of each of the Company and AmalCo Sub;

(v)         any legal proceedings being prosecuted or pending by or against the Company or AmalCo Sub are unaffected by the Amalgamation and every such legal proceeding may be prosecuted, or their prosecution may be continued, as the case may be, by or against AmalCo;

(vi)        any existing cause of action, claim or liability to prosecution against either the Company or AmalCo Sub shall be unaffected;

(vii)       a conviction against, or a ruling, order or judgment in favour of or against, either the Company or AmalCo Sub may be enforced by or against AmalCo;

(viii)      the initial directors of AmalCo shall be [•] with a prescribed address of [•] set out in the notice of articles of AmalCo;

(ix)        the notice of articles and articles of AmalCo shall be the notice of articles and articles of AmalCo Sub immediately prior to the Amalgamation other than to reflect Section 3.1(c)(i) and Section 3.1(c)(viii), and the registered and records office of AmalCo shall be the registered and records office of AmalCo Sub immediately prior to the Amalgamation;

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(x)         each AmalCo Sub Share held by a holder thereof immediately prior to the Effective Time shall be cancelled and the name of the holder of such AmalCo Sub Share shall be removed from the register of holders of AmalCo Sub Shares, and in exchange therefor, each such holder shall receive, and AmalCo shall issue, for each AmalCo Sub Share, one fully paid and non-assessable AmalCo Share, and each such holder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such AmalCo Sub Share in accordance herewith;

(xi)        each Company Share held by a Company Shareholder (other than a Dissenting Shareholder) immediately prior to the Effective Time shall be cancelled and the name of the holder of such Company Share shall be removed from the register of holders of Company Shares, and in exchange therefor, each such holder shall receive, and TopCo shall issue, for each Company Share, the Exchange Consideration (which, for greater certainty, consists solely of shares in the capital of TopCo) to which such holder is entitled, and each such holder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such Company Share in accordance herewith;

(xii)       each Company RSU outstanding immediately prior to the Effective Time (whether vested or unvested) (each an “Adjusted RSU”) will, in accordance with the terms of such RSU, be assumed by TopCo and adjusted into a restricted share unit covering that number of TopCo Common Shares allocated to such Adjusted RSU pursuant to the Allocation Schedule (provided that the vesting and settlement of the Adjusted RSU shall be conditional upon the holder of the Adjusted RSU executing an instrument providing the same covenants, agreements and undertakings in respect of the securities issuable on the vesting of the Adjusted RSU as those contained in the Letter of Transmittal in respect of the issuance of the TopCo Common Shares), and:

(A)        the name of each holder of Company RSUs will be removed as the registered holder of Company RSUs from the applicable central securities register of the Company maintained by or on behalf of the Company and added as a registered holder of restricted share units on the applicable central securities register of TopCo maintained by or on behalf of TopCo; and

(B)         any document previously evidencing Company RSUs will thereafter evidence and be deemed to evidence the Adjusted RSUs and no certificates evidencing the Adjusted RSUs shall be required to be issued;

(xiii)      each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested) (each a “Rollover Option”) shall be exchanged for a share option to purchase that number of TopCo Common Shares allocated to such Rollover Option pursuant to the Allocation Schedule and having the exercise price set forth therein, (provided that the exercise of the Rollover Option shall be conditional upon the holder of the Rollover Option executing an instrument providing the same covenants, agreements and undertakings in respect of the securities issuable on the exercise of the Rollover Option as those contained in the Letter of Transmittal in respect of the issuance of the TopCo Common Shares), and:

(A)        each Company Optionholder will cease to have any rights as a holder of Company Options other than the right to receive the consideration contemplated by Section 3.1(c)(xiii);

(B)         the name of each Company Optionholder will be removed as the registered holder of Company Options from the applicable central securities register of the Company maintained by or on behalf of the Company and added as a registered holder of share options on the applicable central securities register of TopCo maintained by or on behalf of TopCo;

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(C)         any document previously evidencing Company Options will thereafter evidence and be deemed to evidence the Rollover Options exchanged therefor and no certificates evidencing the Rollover Options shall be required to be issued; and

(D)        it is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the foregoing exchange of Company Options for Rollover Options. Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Rollover Option will be adjusted such that the In-The-Money Amount of the Rollover Option immediately after the exchange does not exceed the In-The-Money Amount of the Company Option immediately before the exchange; and

(xiv)      each Company Warrant outstanding immediately prior to the Effective Time (whether vested or unvested) (each an “Rollover Warrant”) shall be exchanged for a warrant to purchase that number of TopCo Common Shares allocated to such Rollover Warrant pursuant to the Allocation Schedule and having the exercise price set forth therein, and:

(A)        each Company Warrantholder will cease to have any rights as a holder of Company Warrants other than the right to receive the consideration contemplated by Section 3.1(c)(xiv);

(B)         the name of each Company Warrantholder will be removed as the registered holder of Company Warrants from the applicable central securities register of the Company maintained by or on behalf of the Company and added as a registered holder of warrants on the applicable central securities register of TopCo maintained by or on behalf of TopCo;

(C)         any document previously evidencing Company Warrants will thereafter evidence and be deemed to evidence the Rollover Warrants exchanged therefor and no certificates evidencing the Rollover Warrants shall be required to be issued; and

(D)        the amount added to the capital of TopCo for the class of TopCo Common Shares shall be the aggregate of the paid-up capital (within the meaning of the Tax Act) of each Company Share held by a Company Shareholder (other than a Dissenting Shareholder) immediately prior to the Effective Time, less a nominal amount, which nominal amount shall be added to the capital of TopCo for the classes of Class B Earnout Shares and Class C Earnout Shares.

(d)         The name of TopCo shall be changed from “1427702 B.C. Ltd.” to “Filament Health Corp.”.

(e)         The TopCo Common Share held by the incorporator of TopCo shall be repurchased for nominal consideration and cancelled, and the name of such holder shall be removed from the register of holders of TopCo Common Shares, and such holder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to cancel such TopCo Common Share in accordance herewith.

The transactions provided for in this Section 3.1 will be deemed to occur on the Effective Date and at the times set out above notwithstanding that certain of the procedures related hereto are not completed until after the Effective Date (and provided that none of the foregoing will occur or will be deemed to occur unless all of the foregoing occur and, if they occur, all of the foregoing will be deemed to occur without further act or formality).

Article 4
RIGHTS OF DISSENT

Section 4.1          In connection with the Arrangement and pursuant to the Interim Order, each registered Company Shareholder (other than a Key Company Shareholder) may exercise rights of dissent (the “Arrangement Dissent Rights”) with respect to the Company Shares held by such Company Shareholder in connection with the Arrangement pursuant to and in the manner set under Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, Final Order and this Article 4; provided, however, that written objection to the Company

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Arrangement Resolution contemplated by subsection 242 of the BCBCA must be received by the Company not later than 4:30 p.m. (Pacific Time) on the Business Day that is two Business Days immediately preceding the date of the Company Shareholders Meeting (as it may be adjourned or postponed from time to time).

Section 4.2          Dissenting Shareholders who duly exercise their Arrangement Dissent Rights and are ultimately entitled to be paid by the Company the fair value for their Company Shares (a) shall be deemed to not have participated in the transactions in Article 3 (other than Section 3.1(b)); (b) shall be deemed to have transferred and assigned such Company Shares held by them in respect of which Arrangement Dissent Rights have been validly exercised to the Company, free and clear of all Liens, in accordance with Section 3.1(b); (c) will be entitled to be paid the fair value of such Company Shares by the Company, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the day before the Company Arrangement Resolution was adopted at the Company Shareholders Meeting; and (d) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Dissenting Shareholders not exercised their Arrangement Dissent Rights in respect of such Company Shares.

Section 4.3          Dissenting Shareholders who are ultimately not entitled, for any reason, to be paid by the Company the fair value for their Company Shares, shall be deemed to have participated in the Arrangement in respect of those Company Shares on the same basis as a non-Dissenting Shareholder, and shall be entitled to receive their portion of the Exchange Consideration from TopCo in the same manner as such a non-Dissenting Shareholder, provided such Dissenting Shareholders comply with Article 5 of this Plan of Arrangement.

Section 4.4          In no case shall TopCo, the Company, the Exchange Agent or any other Person be required to recognize a Dissenting Shareholder as a holder of Company Shares or any interest therein (other than the rights set out in this Article 4) at or after the Effective Time and the name of each such Dissenting Shareholder shall be removed as the registered holder of such Company Shares from the applicable securities register of the Company maintained by or on behalf of the Company as at the Effective Time, as provided in Section 3.1(b).

Section 4.5          For greater certainty, in addition to any other restrictions in the Interim Order, no Person shall be entitled to exercise Arrangement Dissent Rights with respect to Company Shares in respect of which a Person has voted in person or has instructed a proxyholder to vote in favour of the Company Arrangement Resolution at the Company Shareholders Meeting.

Section 4.6          No Arrangement Dissent Rights shall be available to Company Optionholders, Company Warrantholders or holders of Company RSUs in connection with the Arrangement.

Article 5
CERTIFICATES AND PAYMENTS

Section 5.1          Prior to the Effective Time, TopCo will deposit or cause to be deposited with the Exchange Agent, for the benefit of and to be held on behalf of the Company Shareholders entitled to receive the Exchange Consideration in accordance with Section 3.1(c)(xi), evidence of the Exchange Consideration in the book-entry form, provided that no Exchange Consideration will be deemed to be issued or delivered to any Company Shareholder unless and until such Company Shareholder shall have executed and delivered the Letter of Transmittal required by Section 3.1(c)(xi). All TopCo Common Shares and Company Earnout Shares issued as part of the Exchange Consideration pursuant to Section 3.1(c)(xi) shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for the purposes of the BCBCA.

Section 5.2          Following the deposit with the Exchange Agent of evidence of the Exchange Consideration in accordance with Section 5.1, TopCo will be fully and completely discharged from its obligation to pay the Exchange Consideration to the Company Shareholders pursuant to Section 3.1(c)(xi), and the rights of such holders will be limited to receiving, from the Exchange Agent, the TopCo Common Shares and the Company Earnout Shares to which they are entitled in accordance with this Plan of Arrangement. After the Effective Time and until surrendered for cancellation as contemplated by this Article 5, each certificate that immediately prior to the Effective Time represented one or more Company Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Exchange Consideration in book-entry form, that the holder of such certificate is entitled to receive in accordance with Section 3.1(c)(xi).

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Section 5.3          Until such time as a Company Shareholder deposits with the Exchange Agent a duly completed Letter of Transmittal and such documents, certificates and instruments contemplated by the Letter of Transmittal and such other documents and instruments as the Exchange Agent or TopCo reasonably require, that Company Shareholder will not be entitled to the Exchange Consideration, and no Exchange Consideration will be deemed to be issued or delivered to that Company Shareholder and any evidence of the Exchange Consideration to which such Company Shareholder would otherwise be entitled will, in each case, be held by the Exchange Agent as agent on behalf of and for the benefit of such Company Shareholder for issuance and delivery to such Company Shareholder, without interest and net of all applicable withholdings and other taxes, if any, upon delivery of the Letter of Transmittal, and such documents, certificates and instruments contemplated by the Letter of Transmittal, and such other documents, certificates and instruments as the Exchange Agent or TopCo reasonably require, subject to the provisions of this Article 5.

Section 5.4          Upon surrender to the Exchange Agent for cancellation of a certificate (or affidavit of loss in lieu thereof in the form required by TopCo and the Exchange Agent) that immediately prior to the Effective Time represented one or more Company Shares, or in the case of Company Shares held in the book-entry form, a properly completed and duly executed Letter of Transmittal, and such additional documents, certificates and instruments as TopCo, the Company and the Exchange Agent may reasonably require, the holder of such surrendered certificate (or affidavit of loss in lieu thereof), or the deliverer of such Letter of Transmittal, as applicable, will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Effective Time, deliver to such holder, evidence of the Exchange Consideration, in book entry form, to which such holder is entitled under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

Section 5.5          If any portion of the Exchange Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Exchange Consideration that (a) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (b) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

Section 5.6          No interest will be paid or accrued on the Exchange Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Article 5, each Company Share shall solely represent the right to receive a portion of the Exchange Consideration to which such Company Share is entitled to receive in accordance with the Allocation Schedule.

Section 5.7          Any portion of the aggregate Exchange Consideration or the evidence thereof that remains unclaimed by the Company Shareholders six (6) years following the Effective Time shall be delivered to TopCo or as otherwise instructed by TopCo, and any right or claim to payment under the Plan of Arrangement that remains outstanding six (6) years following the Effective Date shall cease to represent a right or claim of any kind or nature, and the right of the Company Shareholders to receive the applicable portion of the aggregate Exchange Consideration in accordance with the Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to TopCo, for no consideration.

Section 5.8          In no event will any Person be entitled to a fractional TopCo Common Share or fractional Company Earnout Share. Where the aggregate number of TopCo Common Shares or Company Earnout Shares to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of a TopCo Common Share or Company Earnout Share being issuable, the number of TopCo Common Shares and Company Earnout Shares to be received by such Person will be rounded down to the nearest whole TopCo Common Share or Company Earnout Share, as the case may be.

Section 5.9          No dividend or other distribution declared or made after the Effective Time with respect to the Exchange Consideration with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Company Shares unless and until the holder of such certificate shall have complied with the provisions of Article 5. Subject to applicable Law and to Section 6.1, at the time of such compliance, there shall, in addition to the

Annex A-141

delivery of evidence of the portion of the Exchange Consideration to which such holder is entitled under the Arrangement, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Exchange Consideration.

Article 6
EFFECT OF THE ARRANGEMENT; WITHHOLDINGS; TAX TREATMENT

Section 6.1          From and after the Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Company Securities issued prior to the Effective Time, (b) the rights and obligations of the Company Securityholders, the Company, SPAC, Merger Sub, TopCo, the Exchange Agent and any transfer agent or other exchange agent therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Securities will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

Section 6.2          Withholding.

(a)         Each of the parties to the Business Combination Agreement, the Exchange Agent and their respective agents (each, a “Withholding Agent”), shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Plan of Arrangement or the Amalgamation such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the Tax Act or any provision of provincial, state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Plan of Arrangement as having been paid to the Person in respect of which such deduction and withholding was made. If any Withholding Agent determines that any amount payable pursuant to this Plan of Arrangement is subject to deduction and/or withholding (other than any deduction or withholding required in respect of compensatory amounts), then such Withholding Agent shall use commercially reasonable efforts to (i) provide notice to such Person of any such deduction or withholding as soon as reasonably practicable after such determination, and (ii) cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

(b)         Without limiting the foregoing, each Withholding Agent, as applicable, is hereby authorized to sell, on the open market and with customary commercial terms, to a Person that is not SPAC or any of its Affiliates, on behalf of and for the benefit of such Person and in accordance with Section 6.2(c) below, such portion of the Company Shareholder Transaction Consideration as is necessary to provide sufficient funds to the Withholding Agent to enable it to comply with such deduction and withholding requirement and the Withholding Agent shall use commercially reasonable efforts to notify such Person thereof and shall remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds that it is not required to be so remitted shall be paid to such Person.

(c)         To the extent any Withholding Agent sells any portion of the Exchange Consideration as contemplated under Section 6.2(b) above, (i) the Withholding Agent shall be acting on behalf of and for the benefit of the Person in respect of which the relevant deduction or withholding is made, solely as an agent of such Person, for administrative convenience, (ii) such Person shall be treated as the seller, and prior to the sale, the beneficial owner of such Exchange Consideration for all Tax purposes, including Tax reporting, and (iii) such Person shall be responsible for, and hold the Withholding Agent and each of its respective representatives and Affiliates, harmless from, any Taxes arising as a result of the sale of such Person’s Exchange Consideration. Any costs or expenses incurred by the relevant Withholding Agent in connection with such sale shall be borne by, and deducted from the payment of any net proceeds of such sale to, the applicable Person.

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Article 7
AMENDMENTS

Section 7.1          The Company and TopCo may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (a) be set out in writing, (b) be approved by the Company and TopCo, each acting reasonably, (c) be filed with the Court and, if made following the Company Shareholders Meeting, approved by the Court, and (d) be communicated to the Company Securityholders if and as required by the Court.

Section 7.2          Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or TopCo, with the consent of the other, at any time prior to the Company Shareholders Meeting (provided that the Company or TopCo will have consented thereto, as applicable) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Shareholders Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

Section 7.3          Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholders Meeting will be effective only if (a) it is consented to in writing by each of the Company and TopCo (in each case, acting reasonably) and (b) if required by the Court, it is consented to by some or all of the Company Shareholders voting in the manner directed by the Court.

Section 7.4          Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by TopCo, provided that it concerns a matter which, in the reasonable opinion of TopCo, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

Article 8
FURTHER ASSURANCES

Section 8.1          Notwithstanding that the transactions and events set out herein will occur and will be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

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SCHEDULE A

TopCo A&R Articles

Annex A-144

ANNEX B

Incorporation Number	BC1427702
Translation of Name (if any)

PROVINCE OF BRITISH COLUMBIA

BUSINESS CORPORATIONS ACT

AMENDED AND RESTATED ARTICLES

OF

1427702 B.C. LTD.

Fasken Martineau DuMoulin LLP Barristers & Solicitors Canada

Annex B-i

Annex B-ii

Annex B-iii

Annex B-iv

Annex B-v

Annex B-vi

PROVINCE OF BRITISH COLUMBIA

BUSINESS CORPORATIONS ACT

AMENDED AND RESTATED ARTICLES
OF
1427702 B.C. Ltd.
(the “Company”)

Incorporation Number BC1427702

Translation of Name (if any)

Part 1
INTERPRETATION

1.1         Definitions.    Without limiting Article 1.2, in these articles, unless the context requires otherwise:

“adjourned meeting” means the meeting to which a meeting is adjourned under Article 11.8 or 11.12;

“board”, “board of directors” and “directors” mean the directors or sole director of the Company for the time being and include a committee or other delegate, direct or indirect, of the directors or director;

“Business Corporations Act” means the Business Corporations Act, S.B.C. 2002, c.57 as amended, restated or replaced from time to time, and includes its regulations;

“Interpretation Act” means the Interpretation Act, R.S.B.C. 1996, c. 238;

“legal personal representative” means the personal or other legal representative of the shareholder; and

“seal” means the seal of the Company, if any.

1.2         Business Corporations Act Definitions Apply.    The definitions in the Business Corporations Act apply to these articles.

1.3         Interpretation Act Applies.    The Interpretation Act applies to the interpretation of these articles as if these articles were an enactment.

1.4         Conflict in Definitions.    If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these articles.

1.5         Conflict Between Articles and Legislation.    If there is a conflict between these articles and the Business Corporations Act, the Business Corporations Act will prevail.

Part 2
SHARES AND SHARE CERTIFICATES

2.1         Authorized Share Structure.    The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2         Form of Share Certificate.    Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

Annex B-1	FASKEN MARTINEAU DUMOULIN LLP

2.3         Right to Share Certificate or Acknowledgement.    Each shareholder is entitled, without charge, to:

(a)         one certificate representing the share or shares of each class or series of shares registered in the shareholder’s name; or

(b)         a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate,

provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate or acknowledgement and delivery of a share certificate or acknowledgment for a share to one of several joint shareholders or to one of the shareholder’s duly authorized agents will be sufficient delivery to all. The Company may refuse to register more than three persons as joint holders of a share.

2.4         Sending of Share Certificate.    Any share certificate or non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate to which a shareholder is entitled may be sent to the shareholder by mail at the shareholder’s registered address, and neither the Company nor any agent is liable for any loss to the shareholder because the share certificate or acknowledgment sent is lost in the mail or stolen.

2.5         Replacement of Worn Out or Defaced Certificate.    If the board of directors, or any officer or agent designated by the directors, is satisfied that a share certificate is worn out or defaced, they must, on production to them of the certificate and on such other terms, if any, as they think fit:

(a)         order the certificate to be cancelled; and

(b)         issue a replacement share certificate.

2.6         Replacement of Lost, Stolen or Destroyed Certificate.    If a share certificate is lost, stolen or destroyed, a replacement share certificate must be issued to the person entitled to that certificate if the board of directors, or any officer or agent designated by the directors, receives:

(a)         proof satisfactory to them that the certificate is lost, stolen or destroyed; and

(b)         any indemnity the board of directors, or any officer or agent designated by the directors, considers adequate.

2.7         Splitting Share Certificates.    If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the certificate so surrendered, the Company must cancel the surrendered certificate and issue replacement share certificates in accordance with that request. The Company may refuse to issue a certificate with respect to a fraction of a share.

2.8         Certificate Fee.    There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9         Recognition of Trusts.    Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

Part 3
ISSUE OF SHARES

3.1         Directors Authorized to Issue Shares.    Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the directors may issue, allot, sell or otherwise dispose of the unissued shares, and previously issued shares that are subject to reissuance or held by the Company, whether with par value or without par value, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares may be issued) that the directors, in their absolute discretion, may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

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3.2         Commissions and Discounts.    The directors may, at any time, authorize the Company to pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3         Brokerage.    The directors may authorize the Company to pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4         Conditions of Issue.    Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)         consideration is provided to the Company for the issue of the share by one or more of the following:

(i)          past services performed for the Company;

(ii)         property; or

(iii)        money; and

(b)         the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5         Warrants, Options and Rights.    Subject to the Business Corporations Act, the Company may issue warrants, options and rights upon such terms and conditions as the directors determine, which warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

3.6         Fractional Shares.    A person holding a fractional share does not have, in relation to the fractional share, the rights of a shareholder in proportion to the fraction of the share held.

Part 4
SHARE REGISTERS

4.1         Central Securities Register.    As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register.

4.2         Branch Registers.    In addition to the central securities register, the Company may maintain branch securities registers.

4.3         Appointment of Agents.    The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register and any branch securities registers. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.4         Closing Register.    The Company must not at any time close its central securities register.

Part 5
SHARE TRANSFERS

5.1         Recording or Registering Transfer.    Except to the extent that the Business Corporations Act otherwise provides, a transfer of a share of the Company must not be recorded or registered unless:

(a)         a duly signed instrument of transfer in respect of the share has been received by the Company;

(b)         if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

(c)         if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company.

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5.2         Form of Instrument of Transfer.    The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.

5.3         Transferor Remains Shareholder.    Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4         Signing of Instrument of Transfer.    If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer, or, if no number is specified, all the shares represented by share certificates deposited with the instrument of transfer:

(a)         in the name of the person named as transferee in that instrument of transfer; or

(b)         if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the share certificate is deposited for the purpose of having the transfer registered.

5.5         Enquiry as to Title Not Required.    Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6         Transfer Fee.    There must be paid to the Company, in relation to the registration of any transfer, the amount determined by the directors.

Part 6
TRANSMISSION OF SHARES

6.1         Legal Personal Representative Recognized on Death.    In the case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2         Rights of Legal Personal Representative.    The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

Part 7
PURCHASE OF SHARES

7.1         Company Authorized to Purchase Shares.    Subject to the special rights and restrictions attached to any class or series of shares and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and on the terms specified in such resolution.

7.2         Purchase When Insolvent.    The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)         the Company is insolvent; or

(b)         making the payment or providing the consideration would render the Company insolvent.

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7.3         Sale and Voting of Purchased Shares.    If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)         is not entitled to vote the share at a meeting of its shareholders;

(b)         must not pay a dividend in respect of the share; and

(c)         must not make any other distribution in respect of the share.

Part 8
BORROWING POWERS

8.1         Powers of Directors.    The Company, if authorized by the directors, may from time to time:

(a)         borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that the directors consider appropriate;

(b)         issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person;

(c)         guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)         mortgage or charge, whether by way of specific or floating charge, or give other security on the whole or any part of the present and future undertaking of the Company.

8.2         Terms of Debt Instruments.    Any bonds, debentures or other debt obligations of the Company may be issued at a discount, premium or otherwise, and with any special privileges on the redemption, surrender, drawing, allotment of or conversion into or exchange for shares or other securities, attending and voting at general meetings of the Company, appointment of directors or otherwise, and may by their terms be assignable free from any equities between the Company and the person to whom they were issued or any subsequent holder, all as the directors may determine.

8.3         Delegation by Directors.    For greater certainty, the powers of the directors under this Part 8 may be exercised by a committee or other delegate, direct or indirect, of the board authorized to exercise such powers.

Part 9
ALTERATIONS

9.1         Alteration of Authorized Share Structure.    Subject to Article 9.2 and the Business Corporations Act, the Company may by directors’ resolution:

(a)         create one or more classes or series of shares or, if none of the shares of a class or series of shares is allotted or issued, eliminate that class or series of shares;

(b)         increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)         subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d)         if the Company is authorized to issue shares of a class of shares with par value:

(i)          decrease the par value of those shares; or

(ii)         if none of the shares of that class of shares is allotted or issued, increase the par value of those shares;

(e)         change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

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(f)          alter the identifying name of any of its shares; or

(g)         otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2         Special Rights and Restrictions.    Subject to the Business Corporations Act, the Company may by ordinary resolution:

(a)         create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)         vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3         Change of Name.    The Company may by directors’ resolution authorize an alteration of its Notice of Articles in order to change its name.

9.4         Company Alterations

(a)         if the Business Corporations Act does not specify the type of resolution and these Articles do not specify a type of resolution, the Company may by resolution of the directors authorize any act of the Company, including without limitation, an alteration of these Articles or its Notice of Articles.

(b)         If the Business Corporations Act requires a shareholders’ resolution but it does not specify the type of shareholders’ resolution and these Articles do not specify a type of shareholders’ resolution, the Company may by ordinary resolution authorize any act of the Company

Part 10
MEETINGS OF SHAREHOLDERS

10.1       Annual General Meetings.    Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold an annual general meeting, for the first time, not more than 18 months after the date on which it was recognized, and after its first annual reference date, at least once in each calendar year and not more than 15 months after the annual reference date for the preceding calendar year at such date, time and location as may be determined by the directors.

10.2       Resolution Instead of Annual General Meeting.    If all of the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3       Calling of Shareholder Meetings.    The directors may, whenever they think fit, call a meeting of shareholders.

10.4       Location of Shareholder Meetings.    The directors may by directors’ resolution, approve a location outside of British Columbia for the holding of a meeting of shareholders.

10.5       Notice for Meetings of Shareholders.    The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)         if and for so long as the Company is a public company, 21 days; and

(b)         otherwise, 10 days.

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10.6       Record Date for Notice.    The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)         if and for so long as the Company is a public company, 21 days; and

(b)         otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7       Record Date for Voting.    The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.8       Failure to Give Notice and Waiver of Notice.    The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to receive notice does not invalidate any proceedings at that meeting. Any person entitled to receive notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.9       Notice of Special Business at Meetings of Shareholders.    If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a)         state the general nature of the special business; and

(b)         if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by the shareholders:

(i)          at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii)         during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

Part 11
PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1       Special Business.    At a meeting of shareholders, the following business is special business:

(a)         at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b)         at an annual general meeting, all business is special business except for the following:

(i)          business relating to the conduct of, or voting at, the meeting;

(ii)         consideration of any financial statements of the Company presented to the meeting;

(iii)        consideration of any reports of the directors or auditor;

(iv)        the setting or changing of the number of directors;

(v)         the election or appointment of directors;

(vi)        the appointment of an auditor;

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(vii)       business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution; and

(viii)      any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2       Special Majority.    The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3       Quorum.    Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting. If there is only one shareholder the quorum is one person present and being, or representing by proxy, such shareholder.

11.4       One Shareholder May Constitute Quorum.    If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)         the quorum is one person who is, or who represents by proxy, that shareholder; and

(b)         that shareholder, present in person or by proxy, may constitute the meeting.

11.5       Meetings by Telephone or Other Communications Medium.    A shareholder or proxy holder who is entitled to participate in, including vote at, a meeting of shareholders may participate in person or by telephone or other communications medium if all shareholders and proxy holders participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A shareholder who participates in a meeting in a manner contemplated by this Article 11.5 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner. Nothing in this Article 11.5 obligates the Company to take any action or provide any facility to permit or facilitate the use of any communications mediums at a meeting of shareholders.

11.6       Other Persons May Attend.    The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum, and is not entitled to vote at the meeting, unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.7       Requirement of Quorum.    No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting.

11.8       Lack of Quorum.    If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a)         in the case of a general meeting convened by requisition of shareholders, the meeting is dissolved; and

(b)         in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place, or at such other date, time or location as the chair specifies on the adjournment.

11.9       Lack of Quorum at Succeeding Meeting.    If, at the meeting to which the first meeting referred to in Article 11.8(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.10     Chair.    The following individual is entitled to preside as chair at a meeting of shareholders:

(a)         the chair of the board, if any; and

(b)         if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

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11.11     Selection of Alternate Chair.    If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.12     Adjournments.    The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.13     Notice of Adjourned Meeting.    It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.14     Decisions by Show of Hands or Poll.    Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.15     Declaration of Result.    The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.14, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.16     Motion Need Not Be Seconded.    No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.17     Casting Vote.    In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.18     Manner of Taking a Poll.    Subject to Article 11.19, if a poll is duly demanded at a meeting of shareholders:

(a)         the poll must be taken:

(i)          at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii)         in the manner, at the time and at the place that the chair of the meeting directs;

(b)         the result of the poll is deemed to be a resolution of and passed at the meeting at which the poll is demanded; and

(c)         the demand for the poll may be withdrawn by the person who demanded it.

11.19     Demand for a Poll on Adjournment.    A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.20     Chair Must Resolve Dispute.    In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.21     Casting of Votes.    On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.22     Demand for Poll.    No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

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11.23     Demand for a Poll Not to Prevent Continuation of Meeting.    The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.24     Retention of Ballots and Proxies.    The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during statutory business hours by any shareholder or proxy holder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

Part 12
VOTES OF SHAREHOLDERS

12.1       Number of Votes by Shareholder or by Shares.    Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint registered holders of shares under Article 12.3:

(a)         on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote at the meeting has one vote, and

(b)         on a poll, every shareholder entitled to vote at the meeting has one vote in respect of each share held by that shareholder and may exercise that vote either in person or by proxy.

12.2       Votes of Persons in Representative Capacity.    A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is the legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3       Votes by Joint Shareholders.    If there are joint shareholders registered in respect of any share:

(a)         any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)         if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4       Legal Personal Representatives as Joint Shareholders.    Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5       Representative of a Corporate Shareholder.    If a corporation that is not a subsidiary of the Company is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)         for that purpose, the instrument appointing a representative must:

(i)          be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies or, if no number is specified, two days before the day set for the holding of the meeting; or

(ii)         be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting; and

(b)         if a representative is appointed under this Article 12.5:

(i)          the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

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(ii)         the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6       Proxy Provisions Do Not Apply to All Companies.    Articles 12.7 to 12.15 do not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

12.7       Appointment of Proxy Holder.    Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8       Alternate Proxy Holders.    A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9       When Proxy Holder Need Not Be Shareholder.    A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a)         the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(b)         the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting; or

(c)         the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting.

12.10     Deposit of Proxy.    A proxy for a meeting of shareholders must:

(a)         be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)         unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11     Validity of Proxy Vote.    A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)         at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)         by the chair of the meeting, before the vote is taken.

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12.12     Form of Proxy.    A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[Name of Company]
(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy is given in respect of all shares registered in the name of the shareholder): _______________________

Signed this _____ day of _________, ________.

________________________

Signature of shareholder

________________________

Name of shareholder—printed

12.13     Revocation of Proxy.    Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(a)         received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)         provided, at the meeting, to the chair of the meeting.

12.14     Revocation of Proxy Must Be Signed.    An instrument referred to in Article 12.13 must be signed as follows:

(a)         if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy; or

(b)         if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15     Production of Evidence of Authority to Vote.    The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

Part 13
DIRECTORS

13.1       Number of Directors.    The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(a)         if the Company is a public company, the greater of three and the most recently set of:

(i)          the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)         the number of directors set under Article 14.4;

(b)         if the Company is not a public company, the most recently set of:

(i)          the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)         the number of directors set under Article 14.4.

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13.2       Change in Number of Directors.    If the number of directors is set under Articles 13.1(a)(i) or 13.1(b)(i):

(a)         the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(b)         if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3       Directors’ Acts Valid Despite Vacancy.    An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4       Qualifications of Directors.    A director is not required to hold a share in the capital of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5       Remuneration of Directors.    The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.6       Reimbursement of Expenses of Directors.    The Company must reimburse each director for the reasonable expenses that he or she may incur in his or her capacity as director in and about the business of the Company.

13.7       Special Remuneration for Directors.    If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.8       Gratuity, Pension or Allowance on Retirement of Director.    Unless otherwise determined by ordinary resolution, the directors may authorize the Company to pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

Part 14
ELECTION AND REMOVAL OF DIRECTORS

14.1       Election at Annual General Meeting.    At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a)         the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b)         all the directors cease to hold office immediately before the election or appointment of directors under paragraph (a), but are eligible for re-election or re-appointment.

14.2       Consent to be a Director.    No election, appointment or designation of an individual as a director is valid unless:

(a)         that individual consents to be a director in the manner provided for in the Business Corporations Act; or

(b)         that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director.

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14.3       Failure to Elect or Appoint Directors.    If:

(a)         the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b)         the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c)         the date on which his or her successor is elected or appointed; and

(d)         the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4       Places of Retiring Directors Not Filled.    If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5       Directors May Fill Casual Vacancies.    Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6       Remaining Directors Power to Act.    The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7       Shareholders May Fill Vacancies.    If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8       Additional Directors.    Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(a)         one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)         in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re-appointment.

14.9       Ceasing to be a Director.    A director ceases to be a director when:

(a)         the term of office of the director expires;

(b)         the director dies;

(c)         the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d)         the director is removed from office pursuant to Articles 14.10 or 14.11.

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14.10     Removal of Director by Shareholders.    The Company may remove any director before the expiration of his or her term of office by ordinary resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11     Removal of Director by Directors.    The directors may remove any director before the expiration of his or her term of office by directors’ resolution, and the directors may appoint a director to fill the resulting vacancy.

Part 15
POWERS AND DUTIES OF DIRECTORS

15.1       Powers of Management.    The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

15.2       Appointment of Attorney of Company.    The directors exclusively may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

Part 16
DISCLOSURE OF INTEREST OF DIRECTORS

16.1       Obligation to Account for Profits.    A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

16.2       Restrictions on Voting by Reason of Interest.    A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

16.3       Interested Director Counted in Quorum.    A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

16.4       Disclosure of Conflict of Interest or Property.    A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

16.5       Director Holding Other Office in the Company.    A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

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16.6       No Disqualification.    No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

16.7       Professional Services by Director or Officer.    Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

16.8       Director or Officer in Other Corporations.    A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

Part 17
PROCEEDINGS OF DIRECTORS

17.1       Meetings of Directors.    The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the board held at regular intervals may be held at the place, at the time and on the notice, if any, that the board may by resolution from time to time determine.

17.2       Voting at Meetings.    Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

17.3       Chair of Meetings.    Meetings of directors are to be chaired by:

(a)         the chair of the board, if any;

(b)         in the absence of the chair of the board, the president, if any, if the president is a director; or

(c)         any other director chosen by the directors if:

(i)          neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(ii)         neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(iii)        the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

17.4       Meetings by Telephone or Other Communications Medium.    A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone or other communications medium if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

17.5       Calling of Meetings.    A director may, and the secretary or an assistant secretary, if any, on the request of a director must, call a meeting of the directors at any time.

17.6       Notice of Meetings.    Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 23.1 or orally or by telephone.

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17.7       When Notice Not Required.    It is not necessary to give notice of a meeting of the directors to a director if:

(a)         the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed or is the meeting of the directors at which that director is appointed; or

(b)         the director has waived notice of the meeting.

17.8       Meeting Valid Despite Failure to Give Notice.    The accidental omission to give notice of any meeting of directors to any director, or the non-receipt of any notice by any director, does not invalidate any proceedings at that meeting.

17.9       Waiver of Notice of Meetings.    Any director may file with the Company a document signed by the director waiving notice of any past, present or future meeting of the directors and may at any time withdraw that waiver with respect to meetings of the directors held after that withdrawal. After sending a waiver with respect to all future meetings of the directors, and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.

17.10     Quorum.    The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at a majority of the directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

17.11     Validity of Acts Where Appointment Defective.    Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

17.12     Consent Resolutions in Writing.    A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or, if no date is stated in the resolution, on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

Part 18
EXECUTIVE AND OTHER COMMITTEES

18.1       Appointment and Powers of Executive Committee.    The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a)         the power to fill vacancies in the board of directors;

(b)         the power to remove a director;

(c)         the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)         such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

18.2       Appointment and Powers of Other Committees.    The directors may, by resolution,

(a)         appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b)         delegate to a committee appointed under paragraph (a) any of the directors’ powers, except:

(i)          the power to fill vacancies in the board of directors;

(ii)         the power to remove a director;

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(iii)        the power to change the membership of, or fill vacancies in, any committee of the board, and

(iv)        the power to appoint or remove officers appointed by the board; and

(c)         make any delegation referred to in paragraph (b) subject to the conditions set out in the resolution.

18.3       Obligations of Committee.    Any committee appointed under Articles 18.1 or 18.2, in the exercise of the powers delegated to it, must

(a)         conform to any rules that may from time to time be imposed on it by the directors; and

(b)         report every act or thing done in exercise of those powers as the directors may require.

18.4       Powers of Board.    The directors may, at any time, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)         revoke or alter the authority given to a committee, or override a decision made by a committee, except as to acts done before such revocation, alteration or overriding;

(b)         terminate the appointment of, or change the membership of, a committee; and

(c)         fill vacancies on a committee.

18.5       Committee Meetings.    Subject to Article 18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)         the committee may meet and adjourn as it thinks proper;

(b)         the committee may elect a chair of its meetings but, if no chair of the meeting is elected, or if at any meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)         a majority of the members of a directors’ committee constitutes a quorum of the committee; and

(d)         questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting has no second or casting vote.

Part 19
OFFICERS

19.1       Appointment of Officers.    The directors may, from time to time, appoint such officers, if any, as the directors determine, and the directors may, at any time, terminate any such appointment.

19.2       Functions, Duties and Powers of Officers.    The directors may, for each officer:

(a)         determine the functions and duties of the officer;

(b)         entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)         revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.3      Qualifications.    No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any officer need not be a director.

19.4       Remuneration.    All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

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Part 20
INDEMNIFICATION

20.1       Definitions.    In this Part 20:

(a)         “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(b)         “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director of the Company or an affiliate of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director of the Company or an affiliate of the Company:

(i)          is or may be joined as a party; or

(ii)         is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(c)         “expenses” has the meaning set out in the Business Corporations Act.

20.2       Mandatory Indemnification of Directors and Former Directors.    Subject to the Business Corporations Act, the Company must indemnify and advance expenses of a director or former director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

20.3       Indemnification of Other Persons.    Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.4       Non-Compliance with Business Corporations Act.    The failure of a director or former director of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

20.5       Company May Purchase Insurance.    The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(a)         is or was a director, officer, employee or agent of the Company;

(b)         is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(c)         at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

(d)         at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

Part 21
DIVIDENDS

21.1       Payment of Dividends Subject to Special Rights.    The provisions of this Part 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

21.2       Declaration of Dividends.    Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

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21.3       No Notice Required.    The directors need not give notice to any shareholder of any declaration under Article 21.2.

21.4       Record Date.    The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

21.5       Manner of Paying Dividend.    A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of paid up shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

21.6       Settlement of Difficulties.    If any difficulty arises in regard to a distribution under Article 21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a)         set the value for distribution of specific assets;

(b)         determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)         vest any such specific assets in trustees for the persons entitled to the dividend.

21.7       When Dividend Payable.    Any dividend may be made payable on such date as is fixed by the directors.

21.8       Dividends to be Paid in Accordance with Number of Shares.    All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

21.9       Receipt by Joint Shareholders.    If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

21.10     Dividend Bears No Interest.    No dividend bears interest against the Company.

21.11     Fractional Dividends.    If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

21.12     Payment of Dividends.    Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

21.13     Capitalization of Surplus.    Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

Part 22
DOCUMENTS, RECORDS AND REPORTS

22.1       Recording of Financial Affairs.    The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the provisions of the Business Corporations Act.

22.2       Inspection of Accounting Records.    Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

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22.3       Remuneration of Auditors.    The remuneration of the auditors, if any, shall be set by the directors regardless of whether the auditor is appointed by the shareholders, by the directors or otherwise. For greater certainty, the directors may delegate to the audit committee or other committee the power to set the remuneration of the auditors. If you take this out you should insert “the setting of the remuneration of an auditor in 11.1(b).

Part 23
NOTICES

23.1       Method of Giving Notice.    Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)         mail addressed to the person at the applicable address for that person as follows:

(i)          for a record mailed to a shareholder, the shareholder’s registered address;

(ii)         for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(iii)        in any other case, the mailing address of the intended recipient;

(b)         delivery at the applicable address for that person as follows, addressed to the person:

(i)          for a record delivered to a shareholder, the shareholder’s registered address;

(ii)         for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(iii)        in any other case, the delivery address of the intended recipient;

(c)         sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d)         sending the record, or a reference providing the intended recipient with immediate access to the record, by electronic communication to an address provided by the intended recipient for the sending of that record or records of that class;

(e)         sending the record by any method of transmitting legibly recorded messages, including without limitation by digital medium, magnetic medium, optical medium, mechanical reproduction or graphic imaging, to an address provided by the intended recipient for the sending of that record or records of that class; or

(f)          physical delivery to the intended recipient.

23.2       Deemed Receipt.    A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during statutory business hours on the day which statutory business hours next occur if not given during such hours on any day.

23.3       Certificate of Sending.    A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 23.1, prepaid and mailed or otherwise sent as permitted by Article 23.1 is conclusive evidence of that fact.

23.4       Notice to Joint Shareholders.    A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

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23.5       Notice to Trustees.    A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)         mailing the record, addressed to them:

(i)          by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)         at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)         if an address referred to in paragraph (a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

Part 24
SEAL

24.1       Who May Attest Seal.    Except as provided in Articles 24.2 and 24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signature or signatures of:

(a)         any two directors;

(b)         any officer, together with any director;

(c)         if the Company only has one director, that director; or

(d)         any one or more directors or officers or persons as may be determined by resolution of the directors.

24.2       Sealing Copies.    For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer.

24.3       Mechanical Reproduction of Seal.    The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

Part 25
PROHIBITIONS

25.1       Definitions.    In this Part 25:

(a)         “designated security” means:

(i)          a voting security of the Company;

(ii)         a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(iii)        a security of the Company convertible, directly or indirectly, into a security described in paragraph (a) or (b);

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(b)         “security” has the meaning assigned in the Securities Act (British Columbia);

(c)         “voting security” means a security of the Company that:

(i)          is not a debt security, and

(ii)         carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

25.2       Application.    Article 25.3 does not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

25.3       Consent Required for Transfer of Shares or Designated Securities.    No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

Part 26
ADVANCE NOTICE REQUIREMENTS FOR ELECTION OF DIRECTORS

26.1       Definitions.

In this Part 26, unless the context otherwise requires:

(a)         “Applicable Securities Laws” means the applicable securities statutes of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each relevant province and territory of Canada;

(b)         “Person” includes an individual, firm, association, trustee, executor, administrator, legal or personal representative, body corporate, company, corporation, trust, partnership, limited partnership, joint venture, syndicate or other form of unincorporated association, a government and its agencies or instrumentalities, any entity or group (whether or not having legal personality), any successor (by merger, statutory amalgamation or otherwise) and any of the foregoing acting in any derivative, representative or fiduciary capacity; and

(c)         “Public Announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company under its profile on the System for Electronic Document Analysis and Retrieval at www.sedar.com.

26.2       Nomination of Directors.

Only Persons who are eligible under the Business Corporations Act and who are nominated in accordance with the provisions herein shall be eligible for election as directors of the Company. At any annual general meeting of shareholders, or any special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors, nominations of Persons for election to the Board may be made only:

(a)         by or at the direction of the Board, including pursuant to a notice of meeting;

(b)         by or at the direction or request of one or more shareholders pursuant to a “proposal” made in accordance with Part 5, Division 7 of the Business Corporations Act, or pursuant to a requisition of the shareholders made in accordance with Section 167 of the Business Corporations Act; or

(c)         by any Person (a “Nominating Shareholder”): (i) who, at the close of business on the date that the Nominating Shareholder’s Notice (as defined below) is given and at the close of business on the record date for notice of such meeting, is entered in the securities register of the Company as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such ownership that is satisfactory to the Company, acting reasonably; and (ii) who complies with all notice procedures set forth herein.

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26.3       Timely Notice.

In addition to any other requirements under applicable laws, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given notice thereof that is both timely (in accordance with Section 26.4 below) and in proper written form (in accordance with Section 26.5 below) to the Corporate Secretary of the Company at the registered office of the Company (as set out in section 26.8 of this Part 26).

26.4       Manner of Timely Notice.

To be timely, the Nominating Shareholder’s Notice to the Corporate Secretary of the Company must be made:

(a)         in the case of an annual general meeting of shareholders, not less than thirty (30) days prior to the date of the annual general meeting of shareholders; provided, however, that in the event that the annual general meeting of shareholders is to be held on a date that is less than fifty (50) days after the date (the “Notice Date”) on which the first Public Announcement of the date of the annual general meeting was made, the Nominating Shareholder’s Notice may be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(b)         in the case of a special meeting (which is not also an annual general meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first Public Announcement of the date of the special meeting of shareholders was made, provided that, in either instance, if the Company uses “notice-and-access” (as defined in National Instrument 54-101 — Communications with Beneficial Owners of Securities of a Reporting Issuer) to send proxy-related materials to shareholders in connection with a meeting of the shareholders described in Section 26.4(a) or 26.4(b) above, and the Notice Date in respect of the meeting is not less than fifty (50) days prior to the date of the applicable meeting, the notice must be received not less than forty (40) days prior to the date of the applicable meeting.

26.5       Proper Form of Timely Notice.

To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Company must set forth:

(a)         as to each Person whom the Nominating Shareholder proposes to nominate for election as a director: (i) the name, age, business address and residential address of the Person; (ii) the present principal occupation or employment of the Person and the principal occupation or employment within the five years preceding the notice; (iii) the country of residence of the Person; (iv) the class or series and number of shares in the capital of the Company which are directly or indirectly controlled or directed or which are owned beneficially or of record by the Person as of the record date for the annual general meeting of shareholders, or the special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors, (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; (iv) full particulars regarding any agreements between the Person and/or the Nominating Shareholder and/or any other person or company relating to the Person’s nomination for election as a director of the Company; and (v) any other information relating to the Person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws; and

(b)         as to the Nominating Shareholder giving the notice, full particulars regarding any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote any shares of the Company and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws; (collectively with Section 26.5(a), the “Nominating Shareholder’s Notice”).

The Company may require any proposed nominee to furnish such other information as may be required to be contained in a dissident’s proxy circular or by Applicable Securities Laws to determine the independence of the Proposed Nominee or the eligibility of such proposed nominee to serve as a director of the Company.

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26.6       Notice to be Updated.

To be considered timely and in proper written form, the Nominating Shareholder’s Notice will be promptly updated and supplemented, if necessary, so that the information provided or required to be provided in such Nominating Shareholder’s Notice will be true and correct as of the record date for the annual general meeting of shareholders, or the special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors.

26.7       Eligibility for Nomination as a Director.

No Person shall be eligible for election as a director of the Company (except pursuant to Section 26.2(a) unless nominated in accordance with the provisions of this Part 26; provided, however, that nothing in this Part 26 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at any annual general meeting of shareholders, or any special meeting of shareholders if one of the purposes for which the special meeting was called is the election of directors, of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Business Corporations Act or at the discretion of the Chair of the Board. The Chair of the Board of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Part 26, and, if any proposed nomination is not in compliance with such provisions, to declare that such defective nomination shall be deemed voided and subsequently disregarded.

26.8       Delivery of Notice.

Notwithstanding any other provision in this Part 26, notice given to the Corporate Secretary of the Company pursuant to this Part 26 may only be given by personal delivery, facsimile transmission or e-mail (provided that the Corporate Secretary has stipulated a facsimile or e-mail address for purposes of this Part 26), and shall be deemed to have been given and received only at the time it is served by personal delivery or sent by facsimile transaction (at the address as aforesaid, and provided that receipt of confirmation of such transmission has been received) or by e-mail (at the address as aforesaid) to the Corporate Secretary at the registered office of the Company provided that if such delivery or electronic transmission is made on a day which is not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic transmission shall be deemed to have been made on the subsequent day that is a business day.

26.9       Board’s Discretion.

Notwithstanding the foregoing, the Board may, in its sole discretion, waive any and all requirements in this Part 26.

Part 27
FORUM FOR ADJUDICATION OF CERTAIN DISPUTES

27.1       Forum Selection.

Unless the Company consents in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada and the appellate Courts therefrom (collectively, the “Courts”), shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act or these Articles or the Notice of Articles (as may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the relationships among the Company, its affiliates and the shareholders, directors and officers of such corporations (but does not include the business carried on by such corporations). If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a Court other than a Court located within the Province of British Columbia (a “Foreign Action”) in the name of any registered or beneficial securityholder of the Company, such securityholder shall be deemed to have consented to (i) the personal jurisdiction of the Courts in connection with any action or proceeding brought in any such Court to enforce foregoing exclusive forum provision (an “Enforcement Action”) and (ii) having service of process made upon such securityholder in any such Enforcement Action by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. For the avoidance of doubt, this Part 27 shall not apply to any action brought to enforce a duty or liability created by the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended. Unless the Company consents in writing

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to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Part 27.

Part 28
DEFINITIONS

28.1       Definitions.

In Part 28, Part 29, Part 30, Part 31, Part 32 and Part 33 of these Articles:

(a)         “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

(b)         “BCA” means the Business Combination Agreement dated as of July 18, 2023, entered into by and among the Company, Jupiter Acquisition Corporation, Filament Merger Sub LLC and Filament Health Corp.

(c)         “Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or group (as defined under Section 13 of the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of the Company; (b) a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group (as defined under Section 13 of the Exchange Act) acquiring more than 50% of the combined voting power of the then outstanding securities of the Company or the surviving or successor entity immediately after such combination; or (c) a sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; provided, however, that any securities of the Company issued (i) in a bona fide financing transaction, (ii) series of bona fide financing transactions, (iii) in accordance with the BCA or (iv) pursuant to the conversion of any securities issued in accordance with the BCA shall be excluded from the definition of “Change of Control”.

(d)         “Class B Automatic Conversion Event” has the meaning set forth in Article 31.1.

(e)         “Class B Automatic Conversion Time” has the meaning set forth in Article 31.2.

(f)          “Class B Conversion Rate” has the meaning set forth in Article 30.6.

(g)         “Class B Earnout Trigger Event” has the meaning set forth in Article 31.1(a).

(h)         “Class B Non-Voting Common Shares” means the Class B Non-Voting Common Shares in the capital of the Company.

(i)          “Class C Automatic Conversion Event” has the meaning set forth in Article 33.1.

(j)          “Class C Automatic Conversion Time” has the meaning set forth in Article 33.2.

(k)         “Class C Conversion Rate” has the meaning set forth in Article 32.6.

(l)          “Class C Earnout Trigger Event” has the meaning set forth in Article 33.1(a).

(m)        “Class C Non-Voting Common Shares” means the Class C Non-Voting Common Shares in the capital of the Company.

(n)         “Common Shares” means the common shares in the capital of the Company.

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(o)         “Earnout Period” means any time on or before [insert date which is 7 years from the closing date].

(p)         “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(q)         “holder” of any share referred to herein means the holder of such share as registered on the central securities register of the Company and, in respect of shares held by joint holders, means all such joint holders.

(r)          “Liquidation Distribution” means a distribution of assets of the Company among its shareholders arising on the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs.

(s)          “Nasdaq” means The Nasdaq Stock Market LLC and, as the context may require, any of the capital markets which it operates.

(t)          “Non-Voting Common Shares” means, collectively, the Class B Non-Voting Common Shares and the Class C Non-Voting Common Shares.

(u)         “Original Issue Date” means [•], 2023.

(v)         “Permitted Transfer” means, in respect of a proposed Transfer by a holder of Non-Voting Common Shares:

(i)          in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary or beneficiaries of which are all members of the individual’s immediate family or to an Affiliate of such individual, in each case for estate planning purposes and for no consideration or nominal consideration;

(ii)         in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(iii)        in the case of an individual, pursuant to a qualified domestic relations order;

(iv)        in the case of a corporation, partnership, limited liability company or other business entity, by virtue of the laws of the holder’s organization and the holder’s organizational documents upon liquidation or dissolution of the holder; or

(v)         in the case of a corporation, partnership, limited liability company or other business entity, to the officers or directors of such holder or its Affiliates, the direct or indirect members, partners or equityholders of such holder, any Affiliates of such holder, in each case, without consideration or for nominal consideration.

(w)        “Permitted Transferee” means any transferee arising from a Permitted Transfer.

(x)         “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other entity, whether or not a legal entity.

(y)         “Redemption Price” with respect to each Class B Non-Voting Common Share and Class C Non-Voting Common Share, shall be equal to USD$0.00000000001 per share.

(z)         “Trading Day” means any day on which the Trading Market is open for trading.

(aa)        “Trading Market” means, with respect to any security, Nasdaq.

(bb)       “Trading Price” means, with respect to any security trading on the Trading Market, the dollar volume-weighted average price for such shares traded on the Trading Market during the period beginning at 9:30:01 a.m., New York time on such Trading Day and ending at 4:00:00 p.m., New York time on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).

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(cc)        “Transfer” means, with respect to any security, any, (i) direct or indirect, sale or offer to sell, transfer, contract or agreement to sell, assignment, pledge, mortgage, exchange, hypothecation, grant of any option to purchase or other disposal of or agreement to dispose of, grant of a security interest or encumbrance in or disposition of an interest, establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, the security, or (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of the security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise (in each case, whether with or without consideration, and whether voluntarily or involuntarily ).

Part 29
COMMON SHARES

29.1       Voting.

The holders of the Common Shares shall be entitled to one vote for each Common Share held on all matters at all meetings of shareholders of the Company, other than meetings at which or with respect to matters on which only the holders of another class or series of shares are entitled to vote separately as a class or series.

29.2       Dividends.

Subject to the prior rights of any other class ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive and the Company shall pay thereon, as and when declared by the directors of the Company out of moneys of the Company properly applicable to the payment of dividends, such non-cumulative dividends as the directors may from time to time declare.

29.3       Liquidation Distribution.

In the event of any Liquidation Distribution, subject to the prior rights of the holders of Non-Voting Common Shares and the holders of the shares of any other class ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive all remaining property and assets of the Company.

Part 30
CLASS B NON-VOTING COMMON SHARES

30.1       Non-Voting.

The holders of the Class B Non-Voting Common Shares shall not be entitled to any voting rights in respect of such shares, or entitled to the right to attend or be provided notice of any meetings of shareholders of the Company except as otherwise required under the Business Corporations Act.

30.2       Dividends.

The holders of the Class B Non-Voting Common Shares shall not be entitled to any dividends or other distributions in respect of such shares other than a Liquidation Distribution.

30.3       Liquidation Distribution.

In the event of any Liquidation Distribution, the holders of Class B Non-Voting Common Shares shall be entitled to receive, before any repayment of capital or any distribution of any part of the assets of the Company to the holders of the Common Shares, and any shares ranking junior to the Class B Non-Voting Common Shares, an amount equal to the greater of (i) the aggregate Redemption Price in respect of all Class B Non-Voting Common Shares held, and (ii) USD$0.01. After payment to the holders of the Class B Non-Voting Common Shares of the amount so payable to them as above provided, the holders of the Class B Non-Voting Common Shares shall not be entitled to share in any further distribution of the property or assets of the Company.
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30.4       Redemption.

Subject to Section 79 of the Business Corporations Act, if a Class B Automatic Conversion Event has not occurred with respect to the Class B Non-Voting Common Shares on or prior to the completion of the Earnout Period, the Company shall, promptly following the completion of the Earnout Period and provision of the notice referred to in Article 31.2, redeem the whole of the then outstanding Class B Non-Voting Common Shares by paying to or to the order of each registered holder thereof an amount equal to the greater of (i) the aggregate Redemption Price in respect of all Class B Non-Voting Common Shares held, and (ii) USD$0.01, upon surrender of the certificate(s) (if any) representing such shares or presentation of the notice referred to in Article 31.2 by such registered holder to the Company or its transfer agent. Such shares will thereupon be and be deemed to be redeemed and will be cancelled. If a registered holder of such shares fails to promptly surrender the certificate(s) (if any) representing such shares or present the notice referred to in Article 31.2 to the Company or its transfer agent, the Company will have the right to deposit the amount so payable to such registered holder as above provided into a special account in any chartered bank or trust company in Canada to be paid without interest to or to the order of such registered holder upon surrender or presentation to the bank or trust company of the certificate(s) (if any) representing such shares or the notice referred to in Article 31.2. Upon the deposit being made, the shares in respect of which such deposit was made will be deemed to be redeemed and will be cancelled, and the rights of such registered holder after such deposit will be limited to receiving without interest his, her, or its proportionate share of the total amount so deposited less any applicable charges by the bank or trust company.

30.5       Limits on Transferability.

None of the Class B Non-Voting Common Shares may be Transferred other than in a Permitted Transfer without the prior approval of the board of directors. Class B Non-Voting Common Shares may only be Transferred in a Permitted Transfer if:

(a)         the Company is satisfied that the Transfer is a Permitted Transfer; and

(b)         the transferring holder and the Permitted Transferee enter into a written agreement in form and substance reasonably satisfactory to the Company providing such assurances as the Company may require relating to, among other things:

(i)          the eligibility of the Transfer as a Permitted Transfer;

(ii)         the Permitted Transferee’s acknowledgement of the transfer restrictions in respect of the Class B Non-Voting Common Shares being transferred; and

(iii)        the Permitted Transferee’s agreement to be bound by all of the covenants, agreements and obligations of the transferring holder to the Company in respect of (x) matters relating to the Class B Non-Voting Common Shares and (y) the transferring holder’s ownership of the Class B Non-Voting Common Shares.

The Company shall not register, and no holder shall have any right to request, any Transfer of the registered ownership of any Class B Non-Voting Common Shares not made in accordance with this Article 30.5. For greater certainty, no holder shall be entitled to pledge, mortgage, exchange, hypothecate or grant a security interest or encumbrance in any Class B Non-Voting Common Shares.

30.6       Conversion Provisions.

Unless and until adjusted as provided for in this Article 30.6, upon the occurrence of a Class B Automatic Conversion Event, each Class B Non-Voting Common Share shall be converted into Common Shares on a 1:1 basis (the “Class B Conversion Rate”).

(a)         No fractional Common Shares shall be issued upon conversion of the Class B Non-Voting Common Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Class B Non-Voting Common Share by a holder thereof shall be aggregated for the purpose of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional Common Share, the holder shall be entitled to the number of Common Shares determined by rounding the entitlement down to the nearest whole number.

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(b)         If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Shares, the Class B Non-Voting Common Shares shall be similarly subdivided at the same time (failing which the Class B Conversion Rate shall be adjusted accordingly). If the Company shall at any time or from time to time after the Original Issue Date effect a consolidation of the outstanding Common Shares, the Class B Non-Voting Common Shares shall be similarly consolidated at the same time (failing which the Class B Conversion Rate shall be adjusted accordingly). In each case, the Redemption Price shall be appropriately adjusted to provide the holders of the Class B Non-Voting Common Shares the same economic effect as contemplated by these Articles prior to such event.

(c)         If the Common Shares of the Company shall be changed into the same or a different number of shares of any class, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, or a reorganization, merger, amalgamation, arrangement, consolidation, business combination or sale of assets provided for below), then in the event of a subsequent Class B Automatic Conversion Event, the holders of the Class B Non-Voting Common Shares shall be entitled to receive, upon conversion thereof, the kind and amount of shares or other securities or property that would have otherwise been receivable upon such reorganization, reclassification or other change by a holder of Common Shares holding the number of Common Shares into which such Class B Non-Voting Common Shares would have been converted as of immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(d)         In case of any merger, amalgamation, consolidation, arrangement, reorganization or other business combination involving the Company and any other corporation or other entity or Person in which the Common Shares are converted into or exchanged for shares or other securities or property (in each case, other than a Change of Control), then in the event of a subsequent Class B Automatic Conversion Event, the Class B Non-Voting Common Shares shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares or other securities or property to which a holder of Common Shares would have been entitled upon such event if the holder held the number of Common Shares issuable upon conversion of such Class B Non-Voting Common Shares as of immediately prior to such event; and, in such case, appropriate adjustment (as determined in good faith by the board of directors of the Company) shall be made in the application of the provisions in this Article 30.6(d) with respect to the rights and interest thereafter of the holders of the Class B Non-Voting Common Shares, to the end that the provisions set forth in this Article 30.6(d) (including provisions with respect to changes in and other adjustments of the Class B Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or other securities or property thereafter deliverable upon the conversion of the Class B Non-Voting Common Shares.

Part 31
AUTOMATIC CONVERSIONS OF Class B NON-VOTING COMMON SHARES

31.1       Automatic Conversion of Class B Non-Voting Common Shares.

All Class B Non-Voting Common Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in Article 30.6 and this Part 31 if, at any time during the Earnout Period:

(a)         on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Trading Price of the Common Shares is greater than or equal to USD$12.00 (subject to the adjustment provisions set forth in Article 30.6) (a “Class B Earnout Trigger Event”); or

(b)         any transaction resulting in a Change of Control is consummated

(the occurrence of any event in clause (a) or (b), as applicable, a “Class B Automatic Conversion Event”).

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31.2       Automatic Conversion.

Upon the occurrence of a Class B Automatic Conversion Event, all the then issued and outstanding Class B Non-Voting Common Shares shall be converted automatically in accordance with Article 30.6 without any further action by the holders thereof and whether or not the certificates (if any) representing such shares are surrendered to the Company or its transfer agent. The Company shall provide all holders of the Class B Non-Voting Common Shares written notice as promptly as practicable following (a) the date of a Class B Automatic Conversion Event informing the holders of the occurrence of a Class B Automatic Conversion Event or (b) the final date of the Earnout Period that a Class B Earnout Trigger Event was not satisfied as of the end of the Earnout Period and that the Class B Non-Voting Common Shares will be redeemed in accordance with these Articles. In the case of a Class B Automatic Conversion Event (a) relating to the satisfaction of a Class B Earnout Trigger Event, the automatic conversion of the applicable Class B Non-Voting Common Shares shall be deemed to have occurred at the close of business on the date of the Class B Earnout Trigger Event or (b) relating to a Change of Control, the automatic conversion of the applicable Class B Non-Voting Common Shares shall be deemed to have occurred immediately prior to the consummation of such Change of Control (as applicable, the “Class B Automatic Conversion Time”). The Company shall not be obligated to issue certificates evidencing the Common Shares issuable upon any automatic conversion (to the extent the Common Shares are certificated) unless the certificates evidencing such Class B Non-Voting Common Shares being converted, if any, are either delivered to the Company at the registered office of the Company or to its transfer agent, or the holder notifies the Company or its transfer agent, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company (and its transfer agent, if applicable) from any loss incurred by it in connection therewith.

31.3       Effect of Automatic Conversion.

On the occurrence of a Class B Automatic Conversion Event, all rights with respect to the Class B Non-Voting Common Shares so converted shall terminate, except for the right of the holder thereof to receive the number of Common Shares into which such Class B Non-Voting Common Shares have been converted under these Articles. Upon the occurrence of a Class B Automatic Conversion Event, any certificates representing the applicable Class B Non-Voting Common Shares shall cease to have or to represent any rights with respect to such Class B Non-Voting Common Shares and shall represent only the right of the holder to receive the Common Shares into which they were converted under these Articles. The Company or its agent shall, promptly upon request of any holder whose Class B Non-Voting Common Shares have been converted into Common Shares and upon surrender by such holder to the Company of the outstanding certificate(s) formerly representing such Class B Non-Voting Common Shares (if any) at the registered office of the Company or of its transfer agent, issue and deliver to such holder, a certificate or certificates or written acknowledgment for the number of Common Shares into which the Class B Non-Voting Common Shares were converted at the Class B Automatic Conversion Time (to the extent the Common Shares are certificated). Any conversion under this Part 31 shall be deemed to have been made upon the occurrence of the Class B Automatic Conversion Event and the Person or Persons who at the time of the Class B Automatic Conversion Event were the record holder or holders of the Class B Non-Voting Common Shares shall be treated for all purposes as the record holder or holders of the Common Shares into which they were converted as of such time.

Part 32
CLASS C NON-VOTING COMMON SHARES

32.1       Non-Voting.

The holders of the Class C Non-Voting Common Shares shall not be entitled to any voting rights in respect of such shares, or entitled to the right to attend or be provided notice of any meetings of shareholders of the Company except as otherwise required under the Business Corporations Act.

32.2       Dividends.

The holders of the Class C Non-Voting Common Shares shall not be entitled to any dividends or other distributions in respect of such shares other than a Liquidation Distribution.

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32.3       Liquidation Distribution.

In the event of any Liquidation Distribution, the holders of Class C Non-Voting Common Shares shall be entitled to receive, before any repayment of capital or any distribution of any part of the assets of the Company to the holders of the Common Shares, and any shares ranking junior to the Class C Non-Voting Common Shares, an amount equal to the greater of (i) the aggregate Redemption Price in respect of all Class C Non-Voting Common Shares held, and (ii) USD$0.01. After payment to the holders of the Class C Non-Voting Common Shares of the amount so payable to them as above provided, the holders of the Class C Non-Voting Common Shares shall not be entitled to share in any further distribution of the property or assets of the Company.

32.4       Redemption.

Subject to Section 79 of the Business Corporations Act, if a Class C Automatic Conversion Event has not occurred with respect to the Class C Non-Voting Common Shares on or prior to the completion of the Earnout Period, the Company shall, promptly following the completion of the Earnout Period and provision of the notice referred to in Article 33.2, redeem the whole of the then outstanding Class C Non-Voting Common Shares by paying to or to the order of each registered holder thereof an amount equal to the greater of (i) the aggregate Redemption Price in respect of all Class C Non-Voting Common Shares held, and (ii) USD$0.01, upon surrender of the certificate(s) (if any) representing such shares or presentation of the notice referred to in Article 33.2 by such registered holder to the Company or its transfer agent. Such shares will thereupon be and be deemed to be redeemed and will be cancelled. If a registered holder of such shares fails to promptly surrender the certificate(s) (if any) representing such shares or present the notice referred to in Article 33.2 to the Company or its transfer agent, the Company will have the right to deposit the amount so payable to such registered holder as above provided into a special account in any chartered bank or trust company in Canada to be paid without interest to or to the order of such registered holder upon surrender or presentation to the bank or trust company of the certificate(s) (if any) representing such shares or the notice referred to in Article 33.2. Upon the deposit being made, the shares in respect of which such deposit was made will be deemed to be redeemed and will be cancelled, and the rights of such registered holder after such deposit will be limited to receiving without interest his, her, or its proportionate share of the total amount so deposited less any charges by the bank or trust company.

32.5       Limits on Transferability.

None of the Class C Non-Voting Common Shares may be Transferred other than in a Permitted Transfer without the prior approval of the board of directors. Class C Non-Voting Common Shares may only be Transferred in a Permitted Transfer if:

(a)         the Company is satisfied that the Transfer is a Permitted Transfer; and

(b)         the transferring holder and the Permitted Transferee enter into a written agreement in form and substance reasonably satisfactory to the Company providing such assurances as the Company may require relating to, among other things:

(i)          the eligibility of the Transfer as a Permitted Transfer;

(ii)         the Permitted Transferee’s acknowledgement of the transfer restrictions in respect of the Class C Non-Voting Common Shares being transferred; and

(iii)        the Permitted Transferee’s agreement to be bound by all of the covenants, agreements and obligations of the transferring holder to the Company in respect of (x) matters relating to the Class C Non-Voting Common Shares and (y) the transferring holder’s ownership of the Class C Non-Voting Common Shares.

The Company shall not register, and no holder shall have any right to request, any Transfer of the registered ownership of any Class C Non-Voting Common Shares not made in accordance with this Article 32.5. For greater certainty, no holder shall be entitled to pledge, mortgage, exchange, hypothecate or grant a security interest or encumbrance in any Class C Non-Voting Common Shares.

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32.6       Conversion Provisions.

Unless and until adjusted as provided for in this Article 32.6, upon the occurrence of a Class C Automatic Conversion Event, each Class C Non-Voting Common Share shall be converted into Common Shares on a 1:1 basis (the “Class C Conversion Rate”).

(a)         No fractional Common Shares shall be issued upon conversion of the Class C Non-Voting Common Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Class C Non-Voting Common Share by a holder thereof shall be aggregated for the purpose of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional Common Share, the holder shall be entitled to the number of Common Shares determined by rounding the entitlement down to the nearest whole number.

(b)         If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Shares, the Class C Non-Voting Common Shares shall be similarly subdivided at the same time (failing which the Class C Conversion Rate shall be adjusted accordingly). If the Company shall at any time or from time to time after the Original Issue Date effect a consolidation of the outstanding Common Shares, the Class C Non-Voting Common Shares shall be similarly consolidated at the same time (failing which the Class C Conversion Rate shall be adjusted accordingly). In each case, the Redemption Price shall be appropriately adjusted to provide the holders of the Class C Non-Voting Common Shares the same economic effect as contemplated by these Articles prior to such event.

(c)         If the Common Shares of the Company shall be changed into the same or a different number of shares of any class, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, or a reorganization, merger, amalgamation, arrangement, consolidation, business combination or sale of assets provided for below), then in the event of a subsequent Class C Automatic Conversion Event, the holders of the Class C Non-Voting Common Shares shall be entitled to receive, upon conversion thereof, the kind and amount of shares or other securities or property that would have otherwise been receivable upon such reorganization, reclassification or other change by a holder of Common Shares holding the number of Common Shares into which such Class C Non-Voting Common Shares would have been converted as of immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(d)         In case of any merger, amalgamation, consolidation, arrangement, reorganization or other business combination involving the Company and any other corporation or other entity or Person in which the Common Shares are converted into or exchanged for shares or other securities or property (in each case, other than a Change of Control), then in the event of a subsequent Class C Automatic Conversion Event, the Class C Non-Voting Common Shares shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares or other securities or property to which a holder of Common Shares would have been entitled upon such event if the holder held the number of Common Shares issuable upon conversion of such Class C Non-Voting Common Shares as of immediately prior to such event; and, in such case, appropriate adjustment (as determined in good faith by the board of directors of the Company) shall be made in the application of the provisions in this Article 32.6(d) with respect to the rights and interest thereafter of the holders of the Class C Non-Voting Common Shares, to the end that the provisions set forth in this Article 32.6(d) (including provisions with respect to changes in and other adjustments of the Class C Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or other securities or property thereafter deliverable upon the conversion of the Class C Non-Voting Common Shares.

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Part 33
AUTOMATIC CONVERSIONS OF CLASS C NON-VOTING COMMON SHARES

33.1       Automatic Conversion of Class C Non-Voting Common Shares.

All Class C Non-Voting Common Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in Article 32.6 and this Part 33 if, at any time during the Earnout Period:

(a)         on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Trading Price of the Common Shares is greater than or equal to USD$15.00 (subject to the adjustment provisions set forth in Article 32.6) (a “Class C Earnout Trigger Event”); or

(b)         any transaction resulting in a Change of Control is consummated

(the occurrence of any event in clause (a) or (b), as applicable, a “Class C Automatic Conversion Event”).

33.2       Automatic Conversion.

Upon the occurrence of a Class C Automatic Conversion Event, all the then issued and outstanding Class C Non-Voting Common Shares shall be converted automatically in accordance with Article 32.6 without any further action by the holders thereof and whether or not the certificates (if any) representing such shares are surrendered to the Company or its transfer agent. The Company shall provide all holders of the Class C Non-Voting Common Shares written notice as promptly as practicable following (a) the date of a Class C Automatic Conversion Event informing the holders of the occurrence of a Class C Automatic Conversion Event or (b) the final date of the Earnout Period that a Class C Earnout Trigger Event was not satisfied as of the end of the Earnout Period and that the Class C Non-Voting Common Shares will be redeemed in accordance with these Articles. In the case of a Class C Automatic Conversion Event (a) relating to the satisfaction of a Class C Earnout Trigger Event, the automatic conversion of the applicable Class C Non-Voting Common Shares shall be deemed to have occurred at the close of business on the date of the Class C Earnout Trigger Event or (b) relating to a Change of Control, the automatic conversion of the applicable Class C Non-Voting Common Shares shall be deemed to have occurred immediately prior to the consummation of such Change of Control (as applicable, the “Class C Automatic Conversion Time”). The Company shall not be obligated to issue certificates evidencing the Common Shares issuable upon any automatic conversion (to the extent the Common Shares are certificated) unless the certificates evidencing such Class C Non-Voting Common Shares being converted, if any, are either delivered to the Company at the registered office of the Company or to its transfer agent, or the holder notifies the Company or its transfer agent, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company (and its transfer agent, if applicable) from any loss incurred by it in connection therewith.

33.3       Effect of Automatic Conversion.

On the occurrence of a Class C Automatic Conversion Event, all rights with respect to the Class C Non-Voting Common Shares so converted shall terminate, except for the right of the holder thereof to receive the number of Common Shares into which such Class C Non-Voting Common Shares have been converted under these Articles. Upon the occurrence of a Class C Automatic Conversion Event, any certificates representing the applicable Class C Non-Voting Common Shares shall cease to have or to represent any rights with respect to such Class C Non-Voting Common Shares and shall represent only the right of the holder to receive the Common Shares into which they were converted under these Articles. The Company or its agent shall, promptly upon request of any holder whose Class C Non-Voting Common Shares have been converted into Common Shares and upon surrender by such holder to the Company of the outstanding certificate(s) formerly representing such Class C Non-Voting Common Shares (if any) at the registered office of the Company or of its transfer agent, issue and deliver to such holder, a certificate or certificates or written acknowledgment for the number of Common Shares into which the Class C Non-Voting Common Shares were converted at the Class C Automatic Conversion Time (to the extent the Common Shares are certificated). Any

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conversion under this Part 33 shall be deemed to have been made upon the occurrence of the Class C Automatic Conversion Event and the Person or Persons who at the time of the Class C Automatic Conversion Event were the record holder or holders of the Class C Non-Voting Common Shares shall be treated for all purposes as the record holder or holders of the Common Shares into which they were converted as of such time.

Dated August ___, 2023.
Full Name and Signature of Incorporators

Ryan Wilson
Annex B-35	FASKEN MARTINEAU DUMOULIN LLP

ANNEX C

1427702 B.C. LTD. 2023 EQUITY INCENTIVE PLAN

Article 1
Purpose and Amendment

1.1         Background

The Company hereby adopts this Plan on the terms and conditions herein set forth (as may be amended from time to time) in order to provide the Company with flexibility in designing various equity-based compensation arrangements for Eligible Participants. Article 16 sets forth the provisions concerning the effective date of the Plan, and its termination.

1.2         Purpose

The purpose of this Plan is to advance the interests of the Company by encouraging Eligible Participants to receive equity-based compensation and incentives, thereby: (i) providing an incentive to Eligible Participants to continue their services for the Company and its affiliates and encouraging such Eligible Participants whose skills, performance and loyalty to the objectives and interests of the Company and its affiliates are necessary or essential to their success, image, reputation or activities; (ii) rewarding Eligible Participants for their performance of services while working for the Company and its affiliates; and (iii) providing a means through which the Company and its affiliates may attract and retain able Persons to enter its employment or engagement.

Article 2
Definitions

For purposes of the Plan, the following terms shall have the meaning set forth below:

“Affiliate” has the meaning, with respect to a Person, ascribed thereto in the Business Corporations Act (British Columbia), provided that in respect of any Option granted to a Canadian Grantee, an Affiliate shall only include a corporation that deals at non-arm’s length, within the meaning of the ITA, with the Company, and further provided that, in respect of any Deferred Share Unit granted to a Canadian Grantee, an Affiliate shall only include a corporation that is related to the Company, within the meaning of the ITA.

“Applicable Post-Retirement Period” and “Applicable Post-Disability Period” shall have the meanings given to them in Section 9.1(b) and Section 9.1(c) of the Plan.

“Awards” shall mean, collectively, Options, Restricted Share Units, Deferred Share Units, Performance Awards, or Other Share or Performance Based Awards.

“Blackout Period” shall have the meaning ascribed thereto in Section 5.2(e) of the Plan.

“Board” shall mean the Board of Directors of the Company.

“Business Days” shall mean a day, other than a Saturday or Sunday, on which the principal commercial banks in Vancouver, British Columbia and New York, New York are open for commercial business during normal banking hours.

“Canadian Grantee” shall mean a Participant who is a resident of Canada for the purposes of the ITA, or who is granted an Award under the Plan in respect of services performed in Canada for the Company or any of its Affiliates.

“Change of Control” shall mean any of the following events (and shall be deemed to occur upon any of the following events):

(a)         except for the entities excluded by Subsection (i) through (v) inclusive below, any Person or group, or the Affiliates of such Person or group, directly or indirectly, becomes the beneficial owner of securities of the Company representing more than 50% of either the then outstanding Shares (“Outstanding Shares”) or the voting power of the then outstanding voting securities of the

Annex C-1

Company entitled to vote generally in the election of directors (or in the case of multiple classes, the class of voting securities entitled to elect a majority of directors) (the “Outstanding Voting Securities”). The following entities are excluded from this definition:

(i)          the Company and any of its Affiliates,

(ii)         any employee benefit plan of the Company or any of its Affiliates,

(iii)        a company owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Outstanding Shares and Outstanding Voting Securities, as the case may be,

(iv)        an underwriter temporarily holding securities pursuant to an offering of such securities, and

(v)         a Resulting Entity, as defined below, becoming such a beneficial owner in compliance with each of the conditions set forth in Subsection (c)(i)-(iv) below;

(b)         individuals who, as of the Measurement Date (as defined below), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election or nomination for election was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and the member’s predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board. As used in this definition, “Measurement Date” means the later of the effective date of this Plan and the date that is two years prior to the Change of Control (including a Change of Control pursuant to this Subsection (b) of the definition of Change of Control);

(c)         the consummation of any merger, reorganization, statutory or mandatory share exchange, business combination, consolidation or similar transaction involving the Company or one of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries (considered on a consolidated basis), or the acquisition of assets or shares of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), unless in such case, following the consummation of any such transaction each of the following conditions is met:

(i)          all or substantially all of the Persons that were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination (the “Company Shareholders”) beneficially own, directly or indirectly, more than 50% of the then-outstanding Shares and the combined voting power of the Outstanding Shares entitled to vote generally in the election of directors, as the case may be, of the entity (“Resulting Entity”) resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the assets of the Company and its subsidiaries (considered on a consolidated basis) directly or through one or more subsidiaries); and

(ii)         no Person (excluding any Resulting Entity and any employee benefit plan (or related trust) of the Company) beneficially owns, directly or indirectly, more than 50% of, respectively, the outstanding common shares of the Resulting Entity or the combined voting power of the then-outstanding voting securities of such Resulting Entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination.

(d)         the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Unless written terms of an Award otherwise specifically provides, the Incumbent Board (as constituted immediately prior to any alleged Change of Control) shall have the power to determine whether a Change of Control has occurred.

Annex C-2

As to any given Award or all Awards, the Board may establish, in the terms of the Award, additional conditions or events that must occur in order for a “Change of Control” to occur under such Award(s) (including the Termination of employment).

“Committee” has the meaning set forth in Section 3.4.

“Company” shall mean 1427702 B.C. Ltd., a company organized under the laws of British Columbia, Canada, or any corporate Successor thereto that assumes and continues the Plan.

“Consultant” shall mean any individual, other than a Non-Employee Director or an Employee, who renders bona fide consulting or advisory services to the Company or any of its Affiliates as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the U.S. Securities Act of 1933, as amended, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction.

“Deferred Share Units” shall mean a right, granted in accordance with Article 8 hereof, to receive a Share or a cash payment equal to the Market Value of a Share, as determined by the Board, that is settled, if at all, only after Retirement, death or Termination from the Company and all of its Affiliates, as described herein. Settlement of Deferred Share Units shall be in Shares unless otherwise determined by the Board.

“Disability” (or any derivative thereof) shall mean an inability to perform the Employee’s or Non-Employee Director’s material services for the Company and its Affiliates for a period of 90 consecutive days or a total of 180 days, during any 365-day period, in either case as a result of incapacity due to mental or physical illness, which is determined to be total and permanent (under the terms of the long term disability policy of the Company or any of its Affiliates applicable to the Employee). A determination of Disability shall be made by a physician satisfactory to both the Participant (or the Participant’s guardian) and the Company, provided that if the Participant (or the Participant’s guardian) and the Company do not agree on a physician, the Employee or Non-Employee Director and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be final, binding and conclusive with respect to all parties. Notwithstanding the above, eligibility for disability benefits under any policy for long-term disability benefits provided to the Participant by the Company or any of its Affiliates shall conclusively establish the Participant’s disability.

“DSU Eligible Retainer” means the retainer ordinarily payable in cash to a Non-Employee Director for serving as a director during a particular calendar year; and any additional cash compensation (for the avoidance of doubt, such compensation to exclude equity-based compensation or reimbursed expenses) payable to a Non-Employee Director in such person’s capacity as a director, including, without limitation, any chairman fees, committee chair fees, travel fees, per diem meeting fees, director and committee meeting fees that the Non-Employee Director may elect to have satisfied in the form of Deferred Share Units pursuant to Section 8.7.

“Effective Date” shall mean the date as of which an Award shall take effect, provided that the Effective Date shall not be a date prior to the date the Board determines an Award shall be made and, unless otherwise specified by the Board, the Effective Date will be the date the Board determines an Award shall be made.

“Election Form” has the meaning ascribed thereto in Section 8.7(a).

“Eligible Participants” means the Employees, Consultants and Non-Employee Directors of the Company and its Affiliates.

“Employee” shall mean any employee of the Company or its Affiliates, and for the purposes of a Canadian Grantee, as defined in the definitions of “employee” and “employment” in subsection 248(1) of the ITA.

“Exchange” means the Nasdaq or the other principal exchange upon which the Shares are listed.

“Exercise Price” shall mean, with respect to an Option, the price payable by a Participant to purchase one Share on exercise of such Option, which, except in the case of Substitute Awards, shall not be less than 100 percent of the Market Value of a Share on the Effective Date of the grant of the Option covering such Share, subject to adjustment pursuant to Article 11.

Annex C-3

“ITA” shall mean the Income Tax Act (Canada) and any regulations thereunder as amended from time to time.

“Market Value” of a Share as of a relevant date shall mean the greater of the volume weighted average trading price and the fair market value on such date, as calculated in accordance with (a) and (b) below:

(a)         the volume weighted average trading price of the Shares is determined by dividing the total value of the Shares traded during the last five trading days immediately preceding such date by the total volume of the Shares traded during such five trading days. Value and volume of the Shares as determined in accordance with (i) and (ii) below:

(i)          As long as Shares are listed on the Exchange, the total value of the Shares is the total value of the Shares traded on the Exchange and the total volume of the Shares is the total volume of the Shares traded on the Exchange; and

(ii)         If the Shares are not listed on the Exchange at the time a determination of volume weighted average trading price is required to be made hereunder, the determination of volume weighted average trading price shall be made in good faith by the Board using any fair and reasonable means selected in the Board’s discretion.

(b)         The fair market value as determined by the Board in accordance with (i) and (ii) below:

(i)          As long as Shares are listed on the Exchange, the closing price of the Shares on the Exchange on the last trading day prior to the relevant date, but as to the grant of an Award, the closing price of Shares on the Exchange on the Effective Date of such grant; and

(ii)         If the Shares are not listed on the Exchange at the time a determination of its fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Board using any fair and reasonable means selected in the Board’s discretion.

“Non-Employee Director” shall mean an individual who is a member of the Board but who is not otherwise an Employee at the date an Award is granted.

“Officer” shall mean any officer of the Company.

“Option” shall mean an option, granted in accordance with Article 6 hereof, to purchase a Share. For the avoidance of doubt, no Option granted under this Plan shall constitute an “incentive stock option” within the meaning of US Internal Revenue Code Section 422 and the regulations promulgated thereunder.

“Organizational Law” shall mean the laws of British Columbia, Canada or such other law under which a Successor is organized, as such laws may be amended from time to time.

“Other Share or Performance Based Awards” shall have the meaning given to such term in Section 7.2 of the Plan.

“Participants” shall mean those Eligible Participants to whom Awards have been granted from time to time under the Plan. The executors or administrators of such Participant’s estate, any Person or Persons who acquire the right to exercise an Award directly from the Participant by bequest or inheritance or any other permitted transferee of the Participant under Article 10 hereof shall be treated as a Participant solely for the purposes of exercising and enforcing an Award according to the terms thereof and this Plan.

“Performance Awards” shall mean Awards that are, or the exercise, vesting, settlement or disposition thereof are, subject to the satisfaction of Performance Criteria. Performance Awards include Performance Share Units.

“Performance Criteria” shall mean such financial and/or personal performance criteria as may be determined by the Board, pursuant to Article 8. Performance Criteria may be applied to either the Company as a whole or to a business unit or to a single or group of Affiliates, either individually, alternatively or in any combination, and measured either in total, incrementally or cumulatively over a specified performance period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group.

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“Performance Share Unit” shall mean a right, granted in accordance with Article 8 hereof, to receive one Share (or the applicable fraction or multiple of a Share as determined by the Board based on applicable Vesting Criteria) or a cash payment equal to the Market Value of the applicable number of Shares, as determined by the Board, that generally becomes Vested, if at all, subject to the attainment of Performance Criteria and satisfaction of such other conditions to Vesting, if any, as may be determined by the Board. Settlement of Performance Share Units shall be in Shares unless otherwise determined by the Board.

“Person” shall mean, unless the context otherwise requires or unless and to the extent otherwise limited or required by applicable law or rules of the Exchange, any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

“Plan” shall mean this 2023 Equity Incentive Plan, as amended and restated from time to time.

“Restricted Period” shall mean the period established by the Board with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

“Restricted Share Unit” shall mean a right, granted in accordance with Article 8 hereof, to receive a Share or a cash payment equal to the Market Value of a Share, as determined by the Board that generally becomes Vested, if at all, based on the Participant’s period of employment with the Company or its Affiliates. Settlement of Restricted Share Units shall be in Shares unless otherwise determined by the Board.

“Retirement” (or any derivative thereof) shall mean a Termination of employment of an Employee or, if determined by the Board, Termination of service of a Non-Employee Director, under circumstances as shall constitute retirement for age, as determined by the Board or in accordance with the written policies established by the Board as they may be amended or revised from time to time.

“Revised Expiry Date” shall have the meaning ascribed thereto in Section 5.2(e) hereof.

“Shares” shall the common shares in the capital of the Company.

“Substitute Awards” means Awards granted in assumption, substitution or exchange for, outstanding employee, director, or consultant equity awards: (a) previously granted by a company or other entity acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines in connection with a corporate transaction; or (b) previously granted by a company or other entity to a Person who was, at the time of the grant, employed by or providing service to such company or entity and is, at the time the Substitute Award is granted, employed by or providing service to the Company or any of its Affiliates. In the case of both (a) and (b), the outstanding equity award must have been granted pursuant to the terms of an equity compensation plan that was approved by the shareholders of the granting company or entity.

“Successor” shall mean, with respect to any Person, a Person that succeeds to the first Person’s assets and liabilities by amalgamation, merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

“Termination” (or any derivative thereof) shall mean the termination or cessation of employment or engagement of a Participant’s active employment or other engagement with the Company (or Affiliate) that employs or engages the Participant (other than in connection with the Participant’s transfer to employment to the Company or any of its Affiliates), whether such termination is lawful or otherwise, which shall be as of the date on which such Participant provides notice to or is given notice by the Company or the Affiliate, as the case may be, in writing or verbally, of the date of such termination or cessation of employment or engagement, or if such notice is not provided, then on the last day of work by the Participant which for certainty shall not include any non-working notice period under applicable law (either under statute or common law), but not including a Participant’s absence from active employment during a period of vacation, temporary illness, authorized leave of absence or short or long-term disability, and, in the case of a Participant who does not return to active employment with the Company or any of its Affiliates immediately following a period of absence due to vacation, temporary illness, authorized leave of absence or short or long-term disability, the last day of such period of absence.

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“Vested” or “Vesting” shall mean, with respect to an Award, that the applicable conditions established by the Board or this Plan have been satisfied or, to the extent permitted under the Plan, waived, whether or not the Participant’s rights with respect to such Award may be conditioned upon prior or subsequent compliance with any confidentiality, non-competition or non-solicitation obligations.

Article 3
Administration

3.1         Powers of the Board

Subject to and consistent with the terms of the Plan, applicable law and applicable rules of the Exchange, the Board will have the general power to administer the Plan in accordance with its terms (including all powers set out below) and make all determinations required or permitted to be made. The Board shall have the power to, subject to Section 12.3:

(a)         interpret the Plan and instruments of grant evidencing Awards;

(b)         prescribe, amend and rescind such procedures and policies, and make all determinations, it deems necessary or desirable for the administration and interpretation of the Plan and instruments of grant evidencing Awards;

(c)         determine those Persons who are eligible to be Participants, grant one or more Awards to such Persons and approve or authorize the applicable form and terms of the related instrument of grant;

(d)         determine the terms and conditions of Awards granted to any Participant, including, without limitation, and subject always to the Plan: (i) the number of Shares subject to an Award; (ii) the Exercise Price for Shares subject to an Award; (iii) the conditions to the Vesting of an Award or any portion thereof, including terms relating to lump sum or installment Vesting, the period for achievement of any applicable Performance Criteria as a condition to Vesting and the conditions, if any, upon which Vesting of any Award or portion thereof will be waived or accelerated without any further action by the Board; (iv) the circumstances upon which an Award or any portion thereof shall be forfeited, cancelled or expire; (v) the consequences of a Termination with respect to an Award; (vi) the manner of exercise or settlement of the Vested portion of an Award, including whether an Award shall be settled on a current or deferred basis; and (vii) whether and the terms upon which any Shares delivered upon exercise or settlement of an Award must continue to be held by a Participant for any specified period;

(e)         set forms of consideration, if any, to be paid with respect to the exercise of an Award (except to the extent certain forms of consideration must be paid to satisfy the requirements of applicable law) and specify whether and the terms upon which an Award shall be settled in cash, Shares or a combination thereof. However, unless the Board otherwise specifically provides, no consideration other than services may be required for the grant, as opposed to the exercise, of any Award;

(f)          determine whether and the extent to which any Performance Criteria or other conditions applicable to the Vesting of an Award have been satisfied or shall be waived or modified;

(g)         amend the terms of any instrument of grant or other documents evidencing Awards; provided, however, that, subject to Section 5.4, no amendment of an Award may, without the consent of a Participant, adversely affect such Participant’s rights with respect to such Award in any material respect;

(h)         accelerate or waive any condition to the Vesting of any Award, all Awards, any class of Awards or Awards held by any group of Participants; and

(i)          determine whether, and the extent to which, adjustments shall be made pursuant to Article 11 and the terms of any such adjustments.

However, the Board shall not have any discretion under this Section 3.1 or any other provision of the Plan that would modify the terms or conditions of: (x) any other Award that is intended to be excluded from the definition of “salary deferral arrangement” in subsection 248(1) of the ITA if the exercise of such discretion

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would cause the Award to not be or cease to be excluded; or (y) any Option granted to a Canadian Grantee if the exercise of such discretion would cause the Option to not be or cease to be governed by section 7 of the ITA. The Board will also exercise its discretion in good faith in accordance with the Company’s intention that the terms of Awards and the modifications or waivers permitted hereby are in compliance with applicable law and the applicable rules of the Exchange.

3.2         Effects of the Board’s Decision

Any action taken, interpretation or determination made, or any rule or regulation adopted by the Board, the Committee or any sub-delegate to whom authority has been delegated pursuant to Section 3.4 pursuant to this Plan and subject to and consistent with applicable law and applicable rules of the Exchange shall be made in its sole discretion and shall be final, binding and conclusive on all affected Persons, including, without limitation, the Company, any of its Affiliates, any grantee, holder or beneficiary of an Award, any shareholder and any Eligible Participant.

3.3         Liability Limitation

No member of the Board or any Officer shall be liable for any action or determination made in good faith pursuant to the Plan or any instrument of grant evidencing any Award granted under the Plan.

3.4         Delegation and Administration

(a)         To the extent permitted by applicable law and subject to Section 3.4(b), the Board may, from time to time, delegate to a committee of the Board (the “Committee”) all or any of the powers conferred to the Board pursuant to this Plan, including the power to sub-delegate to any member(s) of the Committee or any specified officer(s) of the Company or its subsidiaries all or any of the powers delegated by the Board. In such event, the Committee or any sub-delegate will exercise the powers delegated to it in the manner and on the terms authorized by the delegating party.

(b)         The Board may not delegate its powers, rights and duties under the Plan, in whole or in part, to any committee, Person or Persons including any such powers, rights or duties: (a) with respect to the establishment or determination of the achievement of Performance Criteria; or (b) with respect to any matter that would be in violation of any Organizational Law or the rules of the Exchange. The Board may appoint or engage a trustee, custodian or administrator to administer or implement the Plan or any aspect of it, subject to ensuring that the Board does not delegate the powers, rights or duties in (a) or (b) of the immediately preceding sentence hereof.

Article 4
Shares Subject to the Plan

4.1         Aggregate Plan Limits

Subject to adjustment pursuant to Article 11, the total number of Shares reserved and available for grant and issuance pursuant to Awards shall not exceed fifteen percent (15%) of the total issued and outstanding Shares of the Company (on a non-diluted basis) from time to time. This Plan is considered an “evergreen” plan, since the Shares covered by grants which have been exercised shall be available for subsequent grants under the Plan and the number of Shares available to grant increases as the number of issued and outstanding Shares increases. For the purposes of computing the foregoing limits:

(a)         Subject to Section 4.1(b), an Award (or any portion thereof) that uses the price of Shares to determine the amount of the Award or its settlement but that provides for settlement in cash (and not by the issuance of Shares) shall be treated as covering the applicable number of Shares solely for the purposes of computing the above referred limit and only while the Award is not settled or terminated. Upon settlement in cash or termination of such Award, the Shares used as a reference for determining the amount of the Award or its settlement shall not be counted against the limit above.

(b)         All Options that lapse unexercised will be treated as not having been issued for the purposes of computing the foregoing limitation; and

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(c)         Any Shares withheld or tendered for payment of taxes or any exercise or purchase price in respect of Awards shall not be counted against the limitation above.

4.2         Source of Shares

Except as expressly provided in the Plan, Shares delivered to Participants in connection with the exercise or settlement of Awards may be issued from the treasury of the Company or purchased in the open-market or in private transactions. The Board shall take such action as may be necessary to authorize and reserve for issuance from unissued Shares such number of Shares as may be necessary to permit the Company to meet its obligations under the Plan; provided, however, that the Company may satisfy its obligations either with Shares from treasury or Shares purchased in the open market or private transactions.

Article 5
General Provisions Relating to Awards

5.1         Eligibility

Awards will be granted only to those Persons who are, at the time of the grant, Eligible Participants. If any Participant is (pursuant to the terms of employment or otherwise) subject to a requirement that the Participant not benefit personally from an Award, the Board may grant any Award to which such Person would otherwise be entitled to the Person’s employer or other entity designated by them that directly or indirectly imposes such requirement on the Person. The Board shall have the power to determine other eligibility requirements with respect to Awards or types of Awards.

5.2         Terms of Grant

Subject to the other express terms of this Plan, grants of Awards under the Plan shall contain such terms and conditions as the Board may specify. Without limiting the foregoing:

(a)         each Award granted under the Plan shall be evidenced by an instrument of grant, in such form or forms as the Board shall approve from time to time, which shall set forth such terms and conditions consistent with the terms of the Plan as the Board may determine. Each instrument of grant shall set forth, at a minimum, the Exercise Price, as applicable, the type and Effective Date of the Award evidenced thereby, the number of Shares subject to such Award and the applicable Vesting conditions. References in the Plan to an instrument of grant shall include any supplements or amendments thereto;

(b)         each Award granted under the Plan shall be, unless otherwise determined by the Board, an Award pursuant to which, as applicable: (i) the Exercise Price is stated and the basis upon which it is to be settled (whether in cash or in Shares) is stated; and (ii) in the case of Restricted Share Units, Deferred Share Units or Performance Share Units, any cash amount payable in settlement thereof;

(c)         unless prohibited by applicable law or rules of the Exchange, Awards may be made to a Participant without regard to such Participant’s domicile or residence for tax purposes;

(d)         the term or Restricted Period of each Award that is an Option or Restricted Share Unit shall be for such period as may be determined by the Board; provided, however, that in no event shall the term of any Option exceed a period of five years or the term of any such Award that is not an Option exceed a period of ten years (or such shorter terms as may be required in respect of an Award as may be required by the Organizational Law, the ITA or the rules of the Exchange to the extent that they are applicable to such Award, or such shorter term in respect of an Award to a Canadian Grantee so that such award does not constitute a “salary deferral arrangement” as defined in subsection 248(1) of the ITA);

(e)         notwithstanding the foregoing provisions of this Section 5.2, unless otherwise determined by the Board, or as otherwise provided in the Plan, if any Award is scheduled to vest or the term of any Award granted hereunder is scheduled to expire or any Award is scheduled to be settled: (i) at a time

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when a Participant is subject to restrictions on trading of securities of the Company under a trading “blackout” established by the Company (pursuant to the disclosure policy of the Company then in effect or otherwise) or pursuant to any lock-up agreement or other similar trading restriction (a “Blackout Period”); or (ii) within 10 Business Days after the termination of a Blackout Period, the Award shall be Vested and the term or settlement of the Award, as applicable, will, notwithstanding the scheduled expiry date of the term of such Award, vest, expire or settle as of the date that is 10 Business Days following the end of the applicable Blackout Period (the “Revised Expiry Date”) and shall continue to be exercisable, convertible or otherwise remain outstanding for the benefit of the Participant, as applicable, at any time up to the applicable time on the Revised Expiry Date. For the avoidance of doubt, should the Revised Expiry Date fall during a subsequent Blackout Period or fall within 10 Business Days following the end of a subsequent Blackout Period, the Award shall be Vested and the term or settlement of the Award, as applicable, will, notwithstanding the scheduled expiry date of the term of such Award, vest, expire or settle as of the date that is 10 Business Days following the end of such subsequent Blackout Period;

(f)          the Board may determine that payments to be made by the Company upon the exercise of an Option or other Award or settlement of an Award may be made in a single payment or transfer, in installments or on a deferred basis; provided, however, that no deferral shall be required or permitted by the Board if such deferral would result in adverse tax consequences to the Participant under the ITA with respect to a Canadian Grantee. The settlement of any Award may, subject to any limitations set forth in the relevant instrument of grant or the Plan, be accelerated and paid in cash in lieu of Shares in connection with such settlement, in the discretion of the Board or upon occurrence of one or more specified events;

(g)         the terms, conditions and/or restrictions contained in an Award may differ from the terms, conditions and restrictions contained in any other Awards; and

(h)         the Board may specify such other terms and conditions, consistent with the terms of the Plan, as the Board shall determine.

Such terms may include, without limitation, provisions requiring forfeiture of Awards in the event of Termination and provisions permitting a Participant to make elections relating to the Participant’s Award.

5.3         Vesting Conditions

Subject to the terms of the Plan, the Board shall determine any and all conditions to the Vesting of all and/or any portion of Awards and shall specify the material terms thereof in the applicable instrument of grant on, or as soon as reasonably practicable following, the Effective Date of the Award. Vesting of an Award, or portion thereof, may be conditioned upon passage of time, continued employment or other engagement, satisfaction of Performance Criteria, or any combination of the foregoing, as determined by the Board, provided that, unless otherwise set forth in the applicable instrument of grant evidencing an Award (to the extent such instrument of grant does not conflict with any other applicable express terms in the Plan):

(a)         any Options granted under this Plan shall vest as to 50% of the Award on each of the first and second annual anniversary of the Effective Date of the Award;

(b)         performance conditions to Vesting of any portion of an Award, other than Restricted Share Units granted to Canadian Grantees, will be measured over a period of not less than one year;

(c)         any Restricted Share Unit granted under this Plan shall vest as to 50% of the Award on each of the first and second annual anniversary of the Effective Date of the Award; and

(d)         any Deferred Share Unit granted under this Plan shall vest as to 25% of the Award on the third-, sixth-, ninth- and twelfth-month anniversary of the Effective Date of the Award.

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5.4         Change of Control

Unless otherwise provided in the Award or by direction of the Board as to all or any type of Awards, in the event of a Change of Control and notwithstanding any other Vesting or other restrictions or conditions, the Board may take whatever action with respect to the Awards outstanding that it deems necessary or desirable, including following:

(a)         the Board may accelerate Vesting and the expiration or termination date of Options then outstanding to a specified date fixed by the Board. After any accelerated expiration or termination date so specified, all unexercised Options and all rights of Participants thereunder shall terminate; provided, however, that any acceleration of the expiration or termination date shall not be to a date that is earlier than ten (10) days after notice of such acceleration. The Board may also accelerate Vesting and the time at which Options may be exercised so that those types of Awards may be exercised in full for their then remaining term;

(b)         the Board may waive all restrictions and conditions of all Restricted Share Units and Deferred Share Units then outstanding with the result that those types of Awards shall be deemed satisfied, and the Restricted Period or other limitations on payment in full with respect thereto shall be deemed to have expired, as of the date of the Change of Control or such other date as may be determined by the Board, provided that, in no event shall a payment be made in respect of a Deferred Share Unit granted to a Canadian Grantee prior to the date such Canadian Grantee ceases to be an Employee of the Company or an Affiliate; and

(c)         the Board may determine to amend Performance Awards and Other Share or Performance Based Awards, or substitute new Performance Awards and Other Share or Performance Based Awards in consideration of cancellation of outstanding Performance Awards and any Other Share or Performance Based Awards, in order to ensure that such Awards shall become fully Vested, deemed earned in full and promptly paid to the Participants as of the date of the Change of Control or such other date as may be determined by the Board, without regard to payment schedules and notwithstanding that the applicable Performance Criteria, performance cycle, retention cycle or other restrictions and conditions shall not have been completed or satisfied.

Notwithstanding the above provisions of this Section 5.4, but subject to any contractual rights created by the terms of an Award, the Board shall not be required to take any action described in the preceding provisions, and any decision made by the Board, in its sole discretion, not to take some or all of the actions described in the preceding provisions shall be final, binding and conclusive with respect to the Company and all other interested Persons. Any acceleration of Vesting, if approved by the Board, shall be deemed to have occurred immediately prior to the Change of Control, no matter when the determination of the Board occurs.

(d)         Moreover, if approved by the Board prior to or within thirty (30) days after such time as a Change of Control shall be deemed to have occurred, the Board shall have at any time the right to require that all or any portion of the Awards be settled and discharged in cash based on the “cash value” of such Awards in lieu of settlement by issuance of Shares, except in the case of an Award to a Canadian Grantee that was, at the date the Award was granted, intended to be governed by section 7 of the ITA. Such requirement may be specified in any arrangement relating to such Change of Control transaction to which the Company is a party or may be specified in any notice sent by the Company, which arrangement or notice may also specify the terms and timing of such settlement. If not so specified, the Board may require settlement at any time within a forty-five (45) day period immediately following the date that the Change of Control is deemed to have occurred. For the foregoing purposes, the “cash value” of an Award shall equal the sum of: (i) the cash value of all benefits to which the Participant would be entitled upon settlement or exercise of any Award which is not an Option or Restricted Share Unit (other than a Restricted Share Unit that, by its terms, would be settled only in cash); or (ii) in the case of any Award that is an Option or Restricted Share Unit (other than a Restricted Share Unit that, by its terms, would be settled only in cash), the excess of the “market value” (defined below) per Share over the Exercise Price, or the “market value” (defined below) per Share of Restricted Share Unit, multiplied by the number of Shares subject to such

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Award. For purposes of the preceding sentence, “market value” per Share shall mean the higher of: (x) the average of the Market Value per Share on each of the five trading days immediately preceding the date a Change of Control is deemed to have occurred; or (y) the highest price, if any, offered by the acquiring Person or the Company with respect to Shares, all as determined by Board in its discretion. The Company may require Participants to verify the amount and completeness of any settlement of Awards as a condition to the final settlement and payment.

5.5         Substitute Awards

Substitute Awards may be granted under the Plan at the discretion of the Board. Such Substitute Awards may be granted at any time. If a Substitute Award is granted in substitution or exchange for another Award, the Board shall require the surrender of such other Award for cancellation in consideration for the grant of the Substitute Award, and such surrendered Award shall no longer be treated as being outstanding for the purposes of determining the aggregate plan limitations under Section 4.1. In addition, Substitute Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any of its Affiliates. Any such action contemplated under this Section 5.5 shall be effective only to the extent that such action will not cause, where the Participant is a Canadian Grantee who is also an Employee or Non-Employee Director, the immediate recognition of income under the ITA at the time the Substitute Award is granted.

5.6         Securities Matters

No Shares will be issued or transferred pursuant to an Award unless and until all then-applicable requirements imposed by applicable securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction and by the Exchange, have been fully met. As a condition precedent to the issuance of Shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Shares pursuant to an Award to comply with any law or regulation, however.

5.7         Fractional Shares

No fractional Shares shall be issued under the Plan. Payment for any fractional Shares that would otherwise be issuable hereunder in the absence of the immediately preceding sentence shall be made in cash, provided however that as to Options, there shall be no entitlement or payment for any fractional Shares and no payment shall be made in lieu of a fractional Share.

5.8         Compliance with the ITA

The terms and conditions applicable to any Award (or portion thereof) granted to a Participant who is a Canadian Grantee are intended to comply with the ITA. Without limiting the foregoing,

(a)         the terms of any such Award (or portion thereof) permitting the deferral of payment or other settlement thereof or providing for settlement in cash in lieu of Shares shall be subject to such requirements and shall be administered in such manner as the Board may determine to be necessary or appropriate to comply with the applicable provisions of the ITA as in effect from time to time including without limitation all withholding requirements;

(b)         any elections allowed to be exercised by a Participant shall be deemed to be void or shall be deemed amended or altered so as not to cause the Award to be considered a “salary deferral arrangement” under the ITA, as defined in subsection 248(1) or create other adverse tax consequences under the ITA; and

(c)         any exercise of discretion by the Board with respect to any acceleration or waiver of any term or condition, including a Vesting condition or means of settlement, shall not be effective or shall be deemed modified to the extent that such discretion would in the opinion of the Board, acting reasonably, cause the Award to have adverse tax consequences to the Participant under the ITA.

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Article 6
Stock Options

6.1         General

The Board may from time to time grant one or more Options to Participants on such terms and conditions, consistent with the Plan, as the Board shall determine. The instrument of grant evidencing an Option shall specify the Exercise Price for each Share subject to such Option and the maximum term of such Option.

6.2         Vesting Terms

Options granted under the Plan shall become Vested at such times, in such installments and subject to such terms and conditions consistent with Section 5.3 hereof (including satisfaction of Performance Criteria and/or continued employment or other engagement) as may be determined by the Board and set forth in the applicable instrument of grant.

6.3         Exercise Price

The Exercise Price for each Share subject to an Option, except in the case of Substitute Awards, shall not be less than the Market Value of a Share on the Effective Date of the Award of such Option.

6.4         Exercise of Vested Options

Vested Options may be exercised in accordance with such procedures as may be established by the Board, including procedures permitting the exercise of Options through a broker-assisted sale and remittance program authorized by the Board. The Participant must pay or satisfy, in accordance with the terms of this Plan, the full amount of the Exercise Price and any withholding amounts with respect to such exercise, subject to Section 6.4(d), and the Company may require as a condition to such exercise and/or the issuance or delivery of Shares to a Participant the Participant’s payment or satisfaction of such amounts in full in accordance with this Plan. The Exercise Price shall be payable on exercise of a Vested Option:

(a)         may be paid in cash, or by wire transfer, certified cheque, banker’s cheque or bank draft or other similar methods of cash equivalent payment acceptable to the Board or any combination thereof;

(b)         by, if the Board permits, the surrender and transfer of Shares then owned by the Participant to such Person as the Board may direct; provided, however, that the foregoing shall not apply to any Participant that is prohibited by applicable law or rules of the Exchange from such surrender and transfer; and further provided that the shares may not be Shares previously acquired by a Canadian Grantee on the exercise of an Option granted under this Plan;

(c)         by, if the Board permits and in respect only of Options granted to persons who are not Canadian Grantees, the withholding of Shares otherwise issuable upon exercise of such Vested Option; provided, however, that the foregoing shall not apply to any Participant that is prohibited by applicable law or rules of the Exchange from participating in such withholding;

(d)         upon the approval by the Board, by undertaking a “cashless exercise” with the assistance of a broker in order to facilitate the exercise of such Participant’s Options. The “cashless exercise” procedure may include a sale of such number of Shares as is necessary to raise an amount equal to the aggregate Exercise Price for all Options being exercised by such Participant. The Participant may authorize the broker to sell Shares on the open market by means of a short sale and forward the proceeds of such short sale to the Company to satisfy the Exercise Price, promptly following which the Company shall issue to the Participant the Shares underlying the number of Options being exercised other than those Shares underlying the Options sold to raise an amount equal to the Exercise Price; or

(e)         in any combination of the foregoing.

Shares surrendered or withheld, if permitted by the Board and in accordance with this Section 6.4, shall be valued at the Market Value thereof on the date of exercise. The Board may impose, at any time, such limitations and prohibitions on the use of Shares in payment of the Exercise Price as it deems appropriate and shall determine acceptable methods of surrendering or withholding Shares as payment of the Exercise Price.

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6.5         Option Period

Unless the Board provides for a shorter option period at or after the Effective Date of an Award of Options and subject to Article 9 hereof, all or any part of the Options covered by an Award shall, to the extent Vested, be exercisable, from time to time, within the period commencing on the date such Option or part thereof becomes Vested and ending on the last day of the term of such Award.

6.6         Settlement on Exercise of Option

On the exercise of any Option by a Canadian Grantee, settlement of such Option shall be made by the issuance of Shares from treasury or the transfer of previously issued Shares then held by the Company.

Article 7
Other Awards

The Board is hereby authorized to grant to Eligible Participants “Other Share or Performance Based Awards”, which shall consist of a right which: (a) is not an Award described in any other provision of this Plan; and (b) is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, units or securities convertible into Shares) or cash as are deemed by the Board to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Board shall determine the terms and conditions of any such Other Share or Performance Based Awards, which shall be contained in a written instrument of grant evidencing such Awards. Notwithstanding any other provision of the Plan to the contrary, any Other Share or Performance Based Award shall contain terms that are designed to avoid being a “salary deferral arrangement” as defined in subsection 248(1) of the ITA.

Article 8
Restricted Share Units, Deferred Share Units and Performance
Share Units General

8.1         Grants

The Board may from time to time grant one or more Awards of Restricted Share Units, Deferred Share Units and/or Performance Share Units to Eligible Participants on such terms and conditions, consistent with the Plan, as the Board shall determine. Any such Deferred Share Units granted to a Non-Employee Director shall be in addition to any grants of Deferred Share Units pursuant to Section 8.2.

8.2         Grants of Deferred Share Units in Lieu of DSU Eligible Retainer

An individual who is a Non-Employee Director is eligible to elect to receive all or a portion of such Non-Employee Director’s DSU Eligible Retainer through the grant of Deferred Share Units in accordance with Section 8.7. Any such election does not confer upon any Non-Employee Director a right to receive an award of Deferred Share Units in satisfaction of any other amounts or to receive any payment (whether in cash or Shares), except on settlement of any such elected Deferred Share Units, pursuant to the Plan.

8.3         Vesting Terms

Restricted Share Units, Deferred Share Units and/or Performance Share Units shall become Vested at such times, in such installments and subject to such terms and conditions consistent with Section 5.3 hereof as may be determined by the Board and set forth in the applicable instrument of grant, provided that the conditions to Vesting of Restricted Share Units shall be based on the Participant’s continued employment or other engagement, without regard to the satisfaction of any Performance Criteria and the conditions to Vesting of Performance Share Units shall be based on the satisfaction of Performance Criteria either alone or in addition to any other Vesting conditions as may be determined by the Board consistent with Section 5.3 hereof. Provided further, that except as otherwise determined by the Board, and notwithstanding the default Vesting provisions for Restricted Share Units set out in Section 5.3(c), Restricted Share Units and Performance Share Units granted to a Canadian Grantee shall become vested and shall be settled no later than December 15 of the third calendar year following the calendar year in which the Canadian Grantee rendered the employment services in respect of which the Award is being made. Unless otherwise provided at the time of grant, the

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Vesting of Deferred Share Units shall occur at such times and in such installments as set out in Section 5.3(d) and shall be subject to such terms and conditions as may be determined by the Board and set forth in the applicable instrument of grant.

8.4         Settlement

(a)         Unless otherwise determined by the Board (including by the terms of the Award or the Plan) and subject to the immediately succeeding sentence, Restricted Share Units and Performance Share Units shall be settled, following the Vesting thereof, upon or as soon as reasonably practicable following the Vesting thereof and Deferred Share Units shall be settled following the Retirement of the applicable Participant or at the time the applicable Participant otherwise ceases to hold office or their employment is Terminated, or the third business following the Company’s receipt of notice of the death of the applicable Participant, subject in any of the foregoing cases to payment or other satisfaction of all related withholding obligations in accordance with the provisions of this Plan.

(b)         Except as may otherwise be required under Section 8.3, settlement and payment in respect of Restricted Share Units or Performance Share Units described in the immediately preceding sentence shall be made: (i) to Participants who are not Canadian Grantees by the later of: (A) the date that is 2 ½ months after the end of the Participant’s first taxable year in which the Restricted Share Unit and/or the Performance Share Unit is no longer subject to a substantial risk of forfeiture under the Plan; and (B) the date that is 2 ½ months after the end of the Company’s first taxable year in which the Restricted Share Unit and/or the Performance Share Unit is no longer subject to a substantial risk of forfeiture under the Plan; and (ii) to Participants who are Canadian Grantees by the date that is no later than December 15 of the third calendar year following the calendar year in which the Canadian Grantee rendered the employment services in respect of which the Award is being made, and such payment shall not be subject to any election by the Participant to defer the payment to a later period.

(c)         Subject to Section 9.1(d) in the event of Termination for cause and Section 9.1(c) in the event of death, payment in respect of Deferred Share Units shall be made within ten (10) days of the date of the Participant’s Retirement, or cessation or Termination of office or employment.

(d)         Settlement shall be made in Shares, unless otherwise determined by the Board that settlement shall be made in cash or a combination of cash and Shares. A determination by the Board that settlement shall be made in cash or a combination of cash and Shares may be reflected in the Award and may be made on or before the date of the settlement or as otherwise specified by the Board. Settlement of Restricted Share Units, Deferred Share Units and/or Performance Share Units in Shares shall be made by delivery of one Share for each such Restricted Share Unit or Deferred Share Unit then being settled and delivery of such number of Shares as may be required based on the Performance Criteria associated with any Performance Share Unit.

(e)         Settlement of Restricted Share Units, Deferred Share Units or Performance Share Units in cash shall be made by payment of an aggregate amount equal to the product of:

(i)          the Market Value of a Share on the applicable settlement date specified by the Board in the Award, and

(ii)         the number of Restricted Share Units, Deferred Share Units or Performance Share Units then being settled.

(f)          Upon payment of any amount pursuant to settlement of Deferred Share Units, Restricted Share Units or Performance Share Units granted under this Article 8 in cash or Shares, as the case may be, the particular Deferred Share Units, Restricted Share Units or Performance Share Units in respect of which such payment was made shall be cancelled and no further payments (whether in Shares or cash or otherwise) shall be made in relation to such Deferred Share Units, Restricted Share Units or Performance Share Units.

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8.5         Dividend Equivalents

(a)         Subject to Section 8.8, and subject to not causing any adverse income tax consequences under the ITA for a Canadian Grantee, the terms of an Award of Restricted Share Units, Deferred Share Units or Performance Share Units may include provision for the accrual of dividend equivalent amounts with respect to cash dividends paid in the ordinary course to shareholders in respect of outstanding Shares.

(b)         If the Board determines that dividend equivalent amounts will be accrued in respect of Restricted Share Units, Deferred Share Units or Performance Share Units subject to an Award, if and when cash dividends are paid with respect to Shares (other than any extraordinary dividend) to shareholders of record as of a record date occurring during the period from the Effective Date of the applicable Award to the date of settlement thereof, a number of additional Restricted Share Units, Deferred Share Units or Performance Share Units, as the case may be, shall be granted to the Participant equal to the greatest number of whole Shares having a Market Value, as of the payment date for such dividend, equal to the product of (i) the cash dividend paid with respect to a Share multiplied by (ii) the number of Restricted Share Units, Deferred Share Units or Performance Share Units subject to such Award as of the record date for the dividend.

(c)         The additional Restricted Share Units, Deferred Share Units or Performance Share Units granted to a Participant shall be subject to the same terms and conditions, including Vesting and settlement terms, as the corresponding Restricted Share Units, Deferred Share Units or Performance Share Units, as the case may be.

8.6         Special Provisions Concerning Performance Share Units

The grant and/or settlement of a Performance Share Unit is also subject to the following provisions:

(a)         General. The Board may determine that Performance Share Units shall be granted and/or settled upon achievement of any one Performance Criteria or that two or more of the Performance Criteria must be achieved as a condition to the grant and/or settlement of such Performance Share Units. Performance Criteria may differ among Performance Share Units granted to any one Participant or for Performance Share Units granted to different Participants.

(b)         Performance Criteria. Performance Criteria need not be based upon an increase or positive result under a business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to a specific business criterion). The Board may appropriately adjust any evaluation of Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; and (v) any extraordinary non-recurring items as described in applicable accounting literature or the Company’s management’s discussion and analysis of financial condition and results of operations appearing in the Company’s periodic reports under applicable law for the applicable period. In addition, to the fullest extent allowed by law, this Plan will allow the Board to establish Performance Criteria in respect of Performance Share Units based on individual goals and performance in addition to or in substitution for criteria specified above, as long as such Performance Criteria are pre-established and objective and not based on mere continued employment or engagement.

(c)         Other Terms. The Board shall specify the circumstances in which such Performance Share Units shall be paid or forfeited in the event of Termination prior to the end of a performance period or settlement of Performance Share Units.

8.7         Additional Provisions Concerning Deferred Share Units Granted in Lieu of DSU Eligible Retainer

(a)         Any individual who is, or will be, a Non-Employee Director in a particular fiscal year and who wishes to elect to receive all or a portion of the Non-Employee Director’s DSU Eligible Retainer satisfied by issuance of Deferred Share Units shall complete and deliver a written election in the

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form attached to the Plan as Schedule A, or such similar form of election and acknowledgement acceptable to the Board (each, an “Election Form”). Delivery by a Non-Employee Director of an Election Form shall be construed as acceptance by the Non-Employee Director of the terms and conditions set out herein and all rules and procedures adopted hereunder and as amended from time to time.

(b)         Each Non-Employee Director shall have the right to elect, in advance, the portion of any DSU Eligible Retainer (in increments of five percent (5%)) that the Non-Employee Director wishes to be satisfied by way of Deferred Share Units (with the remainder, if any, to be received in cash), and shall have the right to amend or revoke such election in respect of a succeeding fiscal year, but only within the time periods specified below. The election or amended election, as the case may be, shall be made by completing, signing and delivering to the Board, the Election Form. In order to make such election, the Non-Employee Director must submit an Election Form to the Board, prior to December 31 immediately preceding the fiscal year in respect of which the election applies. Such Election Form shall apply in respect of the fiscal year for which it is made and thereafter until amended or revoked by the delivery of a subsequent Election Form in respect of a succeeding fiscal year by such Non-Employee Director to the Board.

(c)         Any election made under this Section 8.7 shall be irrevocable in respect of the fiscal year for which it is originally made and will continue in effect thereafter until amended or revoked in accordance with Section 8.7(b) in respect of a succeeding fiscal year. If no election has been validly made in respect of a DSU Eligible Retainer, the director’s full DSU Eligible Retainer shall be paid in cash in accordance with the Company’s normal director compensation policies.

(d)         The number of Deferred Share Units (including fractional Deferred Share Units rounded to the fourth decimal place) to be granted to the Non-Employee Director in respect of such Non-Employee Director’s DSU Eligible Retainer shall be determined by dividing: (i) the amount of the Non-Employee Director’s DSU Eligible Retainer for which an Election Form has been delivered, expressed in dollars and otherwise payable in accordance with the Company’s normal director compensation policies; by (ii) the Market Value as at Effective Date of the Award;

(e)         Unless otherwise specified by the Board, Deferred Share Units granted to a Non-Employee Director in accordance with this Section 8.7 shall be fully vested at the time awarded.

(f)          Notwithstanding the provisions of Article 12, any amendment, suspension or termination of the Plan shall be such that the Plan and the Deferred Share Units granted under this Section 8.7 continuously satisfy the requirements of paragraph 6801(d) of the regulations to the ITA.

8.8         Timing Requirements for Deferred Share Units Granted to Canadian Grantees

Notwithstanding any other provision of the Plan, all amounts payable to, or in respect of, a Canadian Grantee in respect of Deferred Share Units including, without limitation, the delivery of Shares or a cash payment, shall not be made prior to the date such Canadian Grantee ceases to be a Non-Employee Director and shall be paid or delivered on or before December 31 of the calendar year commencing immediately following the date the Canadian Grantee ceases to be an a Non-Employee Director. All Deferred Share Units granted to a Canadian Grantee shall have such terms and conditions as are necessary to comply with paragraph 6801(d) of the regulations to the ITA.

8.9         Salary Deferred Arrangements

All Awards of Restricted Share Units, Deferred Share Units and Performance Share Units granted to a Canadian Grantee shall be on terms that will be designed to prevent them from being considered a “salary deferral arrangement” as defined in subsection 248(1) of the ITA.

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Article 9
Consequences of Termination

9.1         General Provisions

Unless otherwise determined by the Board (including by the terms of the Award or the Plan or any resolution of the Board),

(a)         if employment of an Employee or service of a Non-Employee Director is Terminated for any reason whatsoever other than death, Disability or for cause (in the opinion of the Company’s legal counsel), or if service of a Consultant is Terminated for any reason whatsoever other than death: (i) any non-Vested Award granted pursuant to the Plan outstanding at the time of such Termination and all rights thereunder shall wholly and completely terminate and no further Vesting shall occur; and (ii) the Participant shall be entitled to exercise the Participant’s rights with respect to the portion of any Option Vested as of the date of Termination for a period that shall end on the earlier of: (x) the expiration date set forth in the Award with respect to the Vested portion of such Award; or (y) the date that occurs 90 days after such Termination date;

(b)         if the employment of a Participant is Terminated by reason of Retirement, the Participant shall be entitled to exercise the Participant’s rights with respect to the portion of any Option Vested as of the date of Termination for a period that shall end on the expiration date set forth in the Award (the “Applicable Post-Retirement Period”) and the Participant’s Restricted Share Units, Performance Share Units and Deferred Share Units, in each case to the extent then Vested, if any, shall be settled in accordance with Section 8.3;

(c)         upon Termination as a result of Disability of an Employee or Non-Employee Director or death of an Employee, Non-Employee Director or Consultant, or with respect to a Participant who is either a Retired former Employee or Non-Employee Director who dies during the Applicable Post-Retirement Period, or a Disabled former Employee or Non-Employee Director who dies during the Applicable Post-Disability Period (as defined below),

(i)          any non-Vested portion of any outstanding Award that has not already terminated shall immediately terminate and no further Vesting shall occur,

(ii)         any Vested Option shall expire upon the earlier of: (A) the expiration date set in the Award; or (B) the later of (y) the first anniversary of such Termination as a result of Disability or death; or (z) the first anniversary of such Person’s death during the Applicable Post-Retirement Period or the Applicable Post-Disability Period. “Applicable Post-Disability Period” shall mean the period following Termination by reason of Disability that ends upon the earlier of the dates as set forth in (ii)(A) or (ii)(B)(y) above, and

(iii)        the Participant’s Vested Restricted Share Units, Performance Share Units and Deferred Share Units, if any, shall be settled in accordance with Section 8.3, as applicable; and

(d)         if an Employee or Non-Employee Director is Terminated for cause, within the meaning of the Employment Standards Act (British Columbia), any non-Vested Award granted pursuant to the Plan outstanding at the time of such Termination and all rights thereunder shall wholly and completely terminate and no further Vesting shall occur.

9.2         Discretion of the Board

Notwithstanding any other provision hereof and without limiting the discretion of the Board, the Board may (whether by terms of the Award or by its election notwithstanding the terms of an Award):

(a)         allow non-Vested Awards to be treated as Vested upon Termination of a Participant, as to any or all of Terminations, death or Disability;

(b)         provide that the Awards with respect to certain classes, types or groups of Participants will have different acceleration, forfeiture, termination, exercise, continuation or other terms than other classes, types or groups of Participants. Without limiting the foregoing, but rather as an example of

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the foregoing, Awards to Non-Employee Directors may specify that they will become Vested in full upon Retirement, death, Disability or other change of status even though Awards to Employees do not provide for such acceleration;

(c)         provide for the continuation of any Award for such period and upon such terms and conditions as are determined by the Board in the event that a Participant ceases to be an Eligible Participant;

(d)         subject to the applicable rules of the Exchange, provide that Vested Awards may be exercised for periods longer or different from those set forth in Section 9.1, but in no event shall the Board provide that Vested Awards may be exercised beyond such Vested Award’s original expiry date; or

(e)         set any other terms for the exercise or termination of Awards upon a Participant’s Termination. Notwithstanding the foregoing, all Awards granted to Canadian Grantees shall be on terms that will be designed to prevent them from being considered a “salary deferral arrangement” as defined in subsection 248(1) of the ITA.

9.3         Leave of Absence

If an Employee is on military, sick leave or other bona fide leave of absence, such Person shall be considered an “Employee” for purposes of an outstanding Award during the period of such leave, provided that it does not exceed 90 days (or such longer period as may be determined by the Board in its sole discretion), or, if longer, so long as the Person’s right to reemployment is guaranteed either by statute or by contract. If the period of leave exceeds 90 days (or such longer period as may be determined by the Board in its sole discretion), the employment relationship shall be deemed to have Terminated on the ninety-first (91st) day (or the first day immediately following any period of leave in excess of 90 days as approved by the Board) of such leave, unless the Person’s right to reemployment is guaranteed by statute or contract.

Article 10
Transferability

10.1       Transfer Restrictions

As provided in Section 10.2, unless otherwise provided in the instrument of grant evidencing an Award, no Award, and no rights or interests therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Participant other than by testamentary disposition by the Participant or the laws of intestate succession. No such interest shall be subject to execution, attachment or similar legal process including without limitation seizure for the payment of the Participant’s debts, judgments, alimony or separate maintenance.

10.2       Permitted Transfers

Notwithstanding the foregoing, the Board may provide in the applicable instrument of grant or by resolution that an Award is transferable or assignable, provided such transfer is otherwise in compliance with applicable law and the applicable rules of the Exchange. Following any such transfer or assignment, the Award shall remain subject to substantially the same terms applicable to the Award while held by the Participant to whom it was granted, as modified as the Board shall determine appropriate, and, as a condition to such transfer, the transferee shall execute an agreement agreeing to be bound by such terms.

Article 11
Adjustments

11.1       No Restrictions on Action

The existence of the Plan and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any of its Affiliates; (b) any merger, consolidation, amalgamation or change in ownership of the Company or any of its Affiliates; (c) any issue of bonds, debentures, capital, preferred or prior preference shares ahead of the Shares or affecting the capital of the Company or the rights holders of Shares in respect thereof; (d) any dissolution or liquidation of the Company or any of its Affiliates; (e) any sale or transfer of all or any part of

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the assets or business of the Company or any of its Affiliates; or (f) any other corporate act or proceeding with respect to the Company or any of its Affiliates. No Participant or any other Person shall have any claim against any member of the Board of Directors or the Board, or the Company or any employees, officers or agents of the Company or any of its Affiliates as a result of any such action.

11.2       Recapitalization Adjustment

(a)         In the event that: (i) a dividend shall be declared upon the Shares or other securities of the Company payable in Shares or other securities of the Company; (ii) the outstanding Shares shall be changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation or entity, whether through an arrangement, plan of arrangement, amalgamation or other similar statutory procedure or a share recapitalization, subdivision, consolidation or otherwise; (iii) there shall be any change, other than those specified in (i) or (ii) above, in the number or kind of outstanding Shares or of any securities into which such Shares shall have been changed or for which they shall have been exchanged; or (iv) there shall be a distribution of assets or shares to shareholders of the Company out of the ordinary course of business, then, the Board shall determine whether an adjustment in the number or kind of Shares theretofore authorized but not yet covered by Awards, in the number or kind of Shares theretofore subject to outstanding Awards, in the Exercise Price applicable under any outstanding Awards, in the number or kind of Shares generally available for Awards and/or such other adjustment as may be appropriate should be made, in order to ensure that, after any such event, the Shares subject to the Plan and each Participant’s proportionate interest shall be maintained substantially as before the occurrence of the event, and if the Board determines that an adjustment should be made, such adjustment shall be made and be effective and binding for all purposes.

(b)         In the case of any such adjustment as provided for in this Section 11.2, the Exercise Price shall be adjusted appropriately to reflect such adjustment. No adjustment provided for in this Section 11.2 shall require the Company to issue a fractional Share and the total adjustment with respect to each outstanding Award shall be limited accordingly.

(c)         Any adjustment to an Option granted to a Canadian Grantee shall be such that the Option is continuously governed by section 7 of the ITA and, if effected by way of an exchange of Options, shall comply with the requirements of subsection 7(1.4) of the ITA.

(d)         Any adjustment to any Award granted to a Canadian Grantee which has been designed to fall within a specific exception to the definition of “salary deferral arrangement” in subsection 248(1) of the ITA shall be such as to ensure the continued availability of such exception.

Article 12
Amendment and Termination

12.1       General

Subject to the provisions of Section 12.3, the Board may amend, suspend or terminate this Plan, or any portion thereof, at any time, subject to those provisions of applicable law and the rules of the Exchange, if any, that require the approval of shareholders or any governmental regulative body.

12.2       Amendments Specifically Permitted

Without limiting the generality of the foregoing, the Board may make the following types of amendments to the Plan without seeking shareholder approval (unless and to the extent prohibited by applicable law or rule of the Exchange):

(a)         amendments of a technical, clerical or “housekeeping” nature including, without limiting the generality of the foregoing, any amendments for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan or in respect of a change of name of the Company;

(b)         amendments necessary to comply with the provisions of applicable law and the applicable rules of the Exchange;

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(c)         amendments necessary in order for Awards to qualify for favorable treatment under the ITA;

(d)         amendments respecting administration of the Plan including, without limitation, the method or manner of exercise of any Award;

(e)         any amendments to the Vesting provisions of the Plan or any Award;

(f)          any amendments to the early termination provisions of the Plan or any Award, provided such amendment does not entail an extension of an Award beyond the original expiry date;

(g)         any amendments in the termination provisions of the Plan or any Award, provided any such amendment does not entail an extension of the expiry date of such Award beyond its original expiry date;

(h)         the addition or modification of a cashless exercise feature, payable in cash or Shares, which provides for a full deduction of the number of underlying Shares from the Plan reserve;

(i)          adjustments to outstanding Awards in the event of a Change of Control or similar transaction entered into by the Company;

(j)          amendments necessary to suspend or terminate the Plan; and

(k)         any other amendment, whether fundamental or otherwise, not requiring shareholder approval under applicable law or the rules of the Exchange.

12.3       Shareholder Approval

To the extent required by applicable law or by the rules of the Exchange, shareholder approval will be required for the following types of amendments:

(a)         any amendment which reduces the exercise price or purchase price of an Award, except for purposes of maintaining an Award’s value in the case of adjustment or a Change of Control in accordance with the Plan;

(b)         any amendment that would result in the cancellation of an Option in exchange for an Option with a lower Exercise Price from that of the original Option or another Award or cash payment except in the case of adjustment or a Change of Control in accordance with the Plan;

(c)         any amendment extending the term of an Award beyond its original expiry date except as otherwise permitted by the Plan;

(d)         any amendment extending eligibility to participate in the Plan to persons other than Employees, Non-Employee Directors or Consultants;

(e)         any amendment permitting the transfer of Awards, other than for normal estate settlement purposes or to a trust governed by a registered retirement savings plan, registered retirement income fund, tax free savings account, registered education savings plan or similar plan or except as otherwise permitted by the Plan;

(f)          any amendment increasing the maximum aggregate number of Shares that may be subject to issuance at any given time in connection with Awards granted under the Plan, subject to adjustments contemplated in this Plan;

(g)         any amendment to these amendment provisions; and

(h)         any other amendment required to be approved by shareholders under applicable law or rules of the Exchange.

To the extent of any conflict between Section 12.2 and Section 12.3, Section 12.3 shall control.

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Article 13
Regulatory Approval

Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued any Shares or cause to be issued and delivered any certificates evidencing Shares pursuant to the Plan, unless and until the Company is advised by its legal counsel that the issuance and delivery of the Shares and such Share certificates is in compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities in Canada, the United States and any other applicable jurisdiction, and the requirements of the Exchange. The Company shall in no event be obligated to take any action in order to cause the issuance or delivery of Shares or such certificates to comply with any such laws, regulations, rules, orders or requirements. The Board may require, as a condition of the issuance and delivery of such Shares or certificates and in order to ensure compliance with such laws, regulations, rules, orders and requirements, that the Participant, or any permitted transferee of the Participant under Article 9 hereof or, after death, the Participant’s estate, as described in Article 9 hereof, make such covenants, agreements and representations as the Board deems necessary or desirable.

Article 14
No Additional Rights

No Person shall have any claim or right to be granted Awards under the Plan, and the grant of any Awards under the Plan shall not be construed as giving a Participant any right to continue in the employment of, or other engagement with, the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to Terminate a Participant. Unless otherwise determined by the Board, neither any period of notice, if any, nor any payment in lieu thereof, upon Termination shall be considered as extending the period of employment for the purposes of the Plan.

Article 15
Miscellaneous Provisions

15.1       Shareholder Rights

A Participant shall not have the right or be entitled to exercise any voting rights, receive any dividends (though this shall not limit the accruals pursuant to Section 8.5) or have or be entitled to any other rights as a shareholder in respect of Shares subject to an Award unless and until such Shares have been paid for in full and issued and certificates therefor have been issued to the Participant (or book entry registration of such Shares in the name of the Participant, in lieu of issuing stock certificates). A Participant entitled to Shares as a result of the exercise of an Option or the settlement of a Restricted Share Unit, Deferred Share Unit or a Performance Share Unit shall not be deemed for any purpose to be, or have any such rights as a shareholder of the Company by virtue of such exercise or settlement, except to the extent a Share certificate is issued therefor and then only from the date such certificate is issued (or the date of book entry registration of such Shares in the name of the Participant, in lieu of issuing stock certificates). No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such share certificate is issued (or the date of book entry registration of such Shares in the name of the Participant), other than adjustments for dividend equivalent amounts to the extent provided under Article 8 hereof.

15.2       Withholding

The Company or any of its Affiliates may withhold from any amount payable to a Participant, either under this Plan or otherwise, such amount as may be necessary so as to ensure that the Company and any of its Affiliates will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or that any other required deductions are paid or otherwise satisfied. Subject to the other provisions of the Plan including for greater certainty those related to ensuring no adverse tax consequences arise under the ITA to a Canadian Grantee, the Company shall also have the right in its discretion to satisfy any such liability for withholding or other required deduction amounts by retaining or acquiring any Shares, or retaining any amount payable, which would otherwise be issued or delivered, provided or paid to a Participant hereunder. The Company may require a Participant, as a condition to exercise of an Option, a Share issuance hereunder or the settlement of a Restricted Share Unit, Deferred Share Unit or a Performance Share Unit, to pay or reimburse the Company for any such withholding or other required deduction amounts related to the exercise of Options, a Share issuance hereunder or settlement of Restricted Share Units, Deferred Share Unit or Performance Share Units.

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15.3       Governing Law

The Plan, all instruments of grant evidencing Awards granted hereunder and any other agreements or other documents relating to the Plan shall be interpreted and construed in accordance with the Organizational Law, except to the extent the terms of the Plan, any supplement to the Plan, or the Award in question expressly provides for application of the laws of another jurisdiction. The Board may provide that any dispute as to any Award shall be presented and determined in such forum as the Board may specify, including through binding arbitration. Any reference in the Plan, in any instrument of grant evidencing Awards granted hereunder or in any other agreement or document relating to the Plan to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

15.4       Compliance with Laws of Other Jurisdictions

Awards may be granted to Participants who are citizens or residents of a jurisdiction other than Canada or the United States on such terms and conditions different from those under the Plan as may be determined by the Board to be necessary or advisable to achieve the purposes of the Plan while also complying with applicable local laws, customs and tax practices, including any such terms and conditions as may be set forth in any supplement to the Plan intended to govern the terms of any such Award. In no event shall the eligibility, grant, exercise or settlement of an Award constitute a term of employment, or entitlement with respect to employment, of any employee.

15.5       Funding

Except as would not result in adverse tax consequences to a Participant, no provision of the Plan shall require or permit the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other Employees Consultants or Non-Employee Directors under applicable law.

15.6       US Code Section 409A

Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the United States Internal Revenue Code of 1986, as amended, and any regulations or U.S. Treasury guidance thereunder (“Code Section 409A”), except as otherwise determined in the sole discretion of the Board. The Plan and each instrument of grant evidencing an Award is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Board. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled, or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement, or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

15.7       No Guarantee of Tax Consequences

Neither the Board nor the Company nor any of its Affiliates makes any commitment or guarantee that any specific tax treatment will apply or be available to pay Person participating or eligible to participate hereunder.

15.8       No Other Benefit

(a)         No amount will be paid to, or in respect of, a Participant (or a person with whom the Participant does not deal at arm’s length within the meaning of the ITA) under the Plan to compensate for a downward fluctuation in the price of a Share or the value of any Award granted, nor will any other form of benefit be conferred upon, or in respect of, a Participant (or a person with whom the Participant does not deal at arm’s length within the meaning of the ITA), for such purpose.

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(b)         The Company makes no representations or warranties to Participants with respect to the Plan or any Awards whatsoever. Participants are expressly advised that the value of any Awards in the Plan will fluctuate as the trading price of Shares fluctuates. Participants are further expressly advised that the amount of dividends that may be paid in respect of Shares, if any, will vary.

(c)         In seeking the benefits of participation in the Plan, a Participant agrees to exclusively accept all risks associated with a decline in the Market Price of Shares and all other risks associated with the holding of Awards.

15.9       Recoupment Policy

All Awards granted under the Plan, all amounts paid under the Plan and all Shares issued under the Plan shall be subject to recoupment, clawback or recovery by the Company in accordance with applicable law or rules of the Exchange and with Company policy (whenever adopted) regarding same, whether or not such policy is intended to satisfy the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, or other applicable law, as well as any implementing regulations and/or rules of the Exchange.

Article 16
Effective Date and Term of Plan

The Plan is effective upon approval by the Board. Following listing on the Exchange, any subsequent amendments to the Plan shall become effective upon their adoption by the Board, subject to approval by the shareholders of the Company at the next annual meeting of shareholders of the Company or any adjournment thereof, if required. If, following listing on the Exchange, the shareholders do not approve the Plan, or any amendments to the Plan requiring shareholder approval, the Plan or such amendments shall not be effective, and any and all actions taken prior thereto under the amendments effected hereby, including the making of any Awards subject to such approval being obtained, shall be null and void or shall, if necessary, be deemed to have been fully rescinded. However, in such case the previously existing plan shall remain in effect. Unless terminated earlier under Section 12.1, the Plan will continue in effect for a term of ten (10) years.

Annex C-23

Annex D

July 18th, 2023

PRIVATE & CONFIDENTIAL

For the Board of Directors of Jupiter Acquisition Corporation (NASDAQ:JAQC)
11450 SE Dixie Highway, Suite 105 | Hobe Sound, FL | 33455 | United States

We understand that Jupiter Acquisition Corporation (NASDAQ:JAQC), a publicly traded special purpose acquisition company incorporated in the State of Delaware (“JAQC”), is considering a business combination with a publicly-traded, Canadian company, Filament Health Corp. (the “Company” or “FHC”, and together with JAQC, collectively, the “Parties”).

•        Pursuant to the terms of that certain business combination agreement, by and among FHC, JAQC and the other parties thereto (the “Business Combination Agreement”), the Parties intend to effect a business combination transaction whereby, among other things, (a) JAQC will merge with a wholly- owned subsidiary (“Merger Sub”) of a newly formed British Columbia corporation (“TopCo”), with Merger Sub continuing as the surviving entity and a direct, wholly-owned subsidiary of TopCo (the “Merger”), (b) following the Merger, TopCo will form a new British Columbia corporation (“AmalCo Sub”), which will be a direct and wholly-owned subsidiary of TopCo; and (c) FHC will amalgamate with AmalCo Sub to form a new British Columbia corporation (the “Amalgamation”), as a result of which, among other things, (i) each issued and outstanding security of JAQC immediately prior to the Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of TopCo and (ii) each issued and outstanding security of FHC immediately prior to the Amalgamation shall be exchanged for substantially equivalent security of TopCo (the Merger, the Amalgamation and the other transactions contemplated by the Business Combination Agreement, constitute the “Transactions”).

•        On the terms and subject to the conditions set forth in the Business Combination Agreement, as a result of the Transactions, at the closing of the Transactions, FHC shareholders, holders of vested in-the-money options, holders of restricted share units, holders of vested in-the-money warrants and also holders of convertible debentures shall receive TopCo common shares with an aggregate value equal to One Hundred and Seventy-Six Million U.S. Dollars ($176,000,000) (the “Aggregate Consideration”).

The Board of Directors of JAQC has retained Newbridge Securities Corporation (“Newbridge”) to render an opinion (the “Opinion”) as to whether, on the date of such Opinion, (i) the Aggregate Consideration is fair, from a financial point of view, to JAQC and JAQC’s unaffiliated public stockholders and (ii) the Company has an aggregate fair market value equal to at least 80% of the net assets held by JAQC in its trust account (the “Trust Account”) for the benefit of JAQC’s public stockholders (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account), as of the date of the Business Combination Agreement.

We have not been requested to opine to, and our Opinion does not in any manner address, the underlying business decision of JAQC to proceed with the Transactions. In addition, we have not been requested to explore any alternatives to the Transactions. Further, our Opinion does not address the relative merits of the Transactions as compared to any alternative business strategy that might exist for JAQC.

Annex D-1

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, related-party transactions, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.

Newbridge will receive a fee and reimbursement of its expenses for such services. In addition, JAQC has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Transactions.

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, JAQC, and its successor entities.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

•        Considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•        Reviewed a draft of the Business Combination Agreement, dated July 18th, 2023, which would not substantially differ from the final executed form of the Business Combination Agreement to be executed;

•        Reviewed JAQC’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of JAQC since its IPO in August 2021;

•        Reviewed publicly available financial information of JAQC filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs, Form 10-Ks, and certain reports on material events filed on Forms 8-K between August 18th, 2021, and July 17th, 2023;

•        Conducted discussions with FHC’s management team to better understand FHC’s recent business history, and near-term financials;

•        Reviewed FHC’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of FHC since becoming a public company on The NEO Exchange (now operating as Cboe Canada) in June 2021;

•        Performed a public company comparable analysis of similar companies to FHC that trade on a major U.S. stock exchange and operate in the “Psychedelic Pharmaceuticals” sector; and

•        Performed such other analyses and examinations, as we reasonably deemed appropriate.

In forming our Opinion, we have had access to, and cooperation from, the management teams of both JAQC and FHC to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information (in accordance with reasonable industry practice).

Annex D-2

With respect to certain financial information, including financial analyses, relating to the business and prospects of JAQC and FHC provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting reasonable and good faith estimates and good faith judgments of the management teams of both JAQC and FHC as to the future financial performance of the combined parties subsequent to a potential business combination.

This Opinion is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with JAQC may be included in, filings made by JAQC with the U.S. Securities and Exchange Commission and in any registration statement, prospectus, proxy statement or similar disclosure document delivered to stockholders of JAQC.

We understand that we are not obligated to update our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, (i) the Aggregate Consideration is fair, from a financial point of view, to JAQC and JAQC’s unaffiliated public shareholders and (ii) the Company has an aggregate fair market value equal to at least 80 percent of net assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

Sincerely,

Newbridge Securities Corporation

Chad D. Champion
Senior Managing Director, Head of Equity Capital Markets

Annex D-3

AnneX E

PROPOSED AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
JUPITER ACQUISITION CORPORATION

        , 2023

Jupiter Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.      The name of the Corporation is “Jupiter Acquisition Corporation”. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 17, 2020. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 10, 2020, and an amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 20, 2023 (as amended, the “Amended and Restated Certificate”).

2.      This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate.

3.      This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and the holders of at least sixty-five percent (65%) of the outstanding shares of the common stock of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.      The text of Section 9.2(a) is hereby amended and restated to read in full as follows:

(a)      Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

5.      The text of Section 9.2(b) is hereby amended and restated to read in full as follows:

(b)      If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rules or regulations), and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof, pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof, in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with

Annex E-1

the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the completion of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes by (ii) the number of the then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (a) the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the completion of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes by (b) the number of the then outstanding Offering Shares.

6.      The text of Section 9.2(e) is hereby amended and restated to read in full as follows:

(e)      If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.

7.      The text of Section 9.2(f) is hereby deleted in its entirety.

8.      The text of Section 9.7 is hereby amended and restated to read in full as follows:

Section 9.7      Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) that would affect the substance or timing of the Corporation’s obligation to allow redemption in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation does not complete an initial Business Combination by the Termination Date or with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes, divided by the number of the then outstanding Offering Shares.

Annex E-2

IN WITNESS WHEREOF, Jupiter Acquisition Corporation has caused this Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

JUPITER ACQUISITION CORPORATION
By:
Name:
Title:

Annex E-3

AnneX F

PRELIMINARY Proxy Card

Jupiter Acquisition Corporation

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
              , 2023

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated             , 2023, in connection with the Special Meeting of Stockholders (the “Special Meeting”) to be held at 12:00 p.m. Eastern Time on             , 2023 as a virtual meeting, and hereby appoints James N. Hauslein the attorney and proxy of the undersigned, with power of substitution, to vote all shares of the common stock of Jupiter Acquisition Corporation (the “Company”) registered in the name provided, which the undersigned is entitled to vote at the Special Meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the accompanying proxy statement.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENVELOPE ENCLOSED. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS ON WHICH THE UNDERSIGNED STOCKHOLDER IS ENTITLED TO VOTE AND WILL GRANT DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS THEREOF. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on             , 2023: This notice of special meeting and the accompanying proxy statement are available at           .

	FOR	AGAINST	ABSTAIN
Proposal 1 — The Business Combination Proposal	☐	☐	☐

To approve and adopt the Business Combination Agreement, dated as of July 18, 2023 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, 1427702 B.C. Ltd (“TopCo”), Filament Merger Sub LLC and Filament Health Corp., and the business combination contemplated thereby (the “Business Combination”).

Proposal 2A through 2F — The Advisory Governance Proposals

To consider and vote upon, on a non-binding advisory basis, six separate governance proposals relating to the following material changes between the Company’s amended and restated certificate of incorporation (as amended, the “Charter”) and bylaws and the amended and restated articles of TopCo:

Proposal 2A	FOR	AGAINST	ABSTAIN

To establish the authorized capital of TopCo to consist of an unlimited number of TopCo common shares without par value, a maximum of 1,500,000 TopCo Class B non-voting common shares without par value and a maximum of 1,500,000 TopCo Class C non-voting common shares without par value.

	☐	☐	☐
Proposal 2B	FOR	AGAINST	ABSTAIN
To provide for a declassified board of directors with the result being that each director will be elected annually for a term of one year.	☐	☐	☐
Proposal 2C	FOR	AGAINST	ABSTAIN

To reduce the requisite quorum for a meeting of shareholders from a majority of outstanding voting power to two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting.

	☐	☐	☐

Annex F-1

Proposal 2D	FOR	AGAINST	ABSTAIN

To include an advance notice provision that requires a nominating shareholder to provide notice to TopCo in advance of a meeting of shareholders should such nominating shareholder wish to nominate a person for election to the board of directors.

	☐	☐	☐
Proposal 2E	FOR	AGAINST	ABSTAIN
To include a forum selection provision whereby, subject to limited exceptions, the Province of British Columbia, Canada will be the sole and exclusive forum for certain shareholder litigation matters.	☐	☐	☐
Proposal 2F	FOR	AGAINST	ABSTAIN
To remove provisions relating to the Company’s status as a special purpose acquisition company that will no longer be relevant following the closing of the Business Combination.	☐	☐	☐
Proposal 3 — The Equity Incentive Plan Proposal	FOR	AGAINST	ABSTAIN
To approve and adopt the 2023 Equity Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve under such plan.	☐	☐	☐
Proposal 4 — The NTA Requirement Amendment Proposal	FOR	AGAINST	ABSTAIN

To amend the Charter, in the form attached to the proxy statement/prospectus as Annex E, to eliminate (i) the limitation that the Company shall not redeem public shares to the extent that such redemption would result in the Company’s failure to have net tangible assets of at least $5,000,001, or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Company’s initial business combination, upon consummation of such initial business combination (such limitation, the “Redemption Limitation”), and (ii) the requirement that the Company shall not consummate an initial business combination unless the Redemption Limitation is not exceeded.

	☐	☐	☐
Proposal 5 — The Adjournment Proposal	FOR	AGAINST	ABSTAIN

To authorize the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or if certain conditions under the Business Combination Agreement are not satisfied or waived.

	☐	☐	☐
Dated:_________________________ 2023

Stockholder’s Signature

Stockholder’s Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

Annex F-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

Under the BCBCA, a company may indemnify a director or officer, a former director or officer, or a person who acts or acted at the company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, which is referred to as an eligible party, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the company or other entity, if: (1) the individual acted honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; and (2) in the case of a proceeding other than a civil proceeding, the individual had reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an eligible party if it is prohibited from doing so under its articles, even if it had agreed to do so by an indemnification agreement (provided that the articles prohibited indemnification when the indemnification agreement was made). A company may advance the expenses of an eligible party as they are reasonably incurred in an eligible proceeding only if the eligible party has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the eligible party will repay any amounts advanced. On application from an eligible party, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

The registrant’s articles that will become effective upon the closing of the business combination described in the proxy statement/prospectus require the registrant to indemnify a director or former director of the registrant and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the registrant must after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director of the registrant is deemed to have contracted with the registrant on the terms of the indemnity contained in the registrant’s articles. Subject to the BCBCA, the registrant may also indemnify any other person. In addition, the registrant’s articles will specify that failure of a director or former director of the registrant to comply with the relevant provisions of the BCBCA or the registrant’s articles, or if applicable, any former legislation or articles, will not invalidate any indemnity to which he or she is entitled. The registrant’s articles will also allow for the registrant to purchase and maintain insurance for the benefit of specified eligible parties.

Prior to the completion of the business combination described in the proxy statement/prospectus, the registrant intends to enter into agreements with its directors and certain officers (each an “Indemnitee” under such agreements) to indemnify each Indemnitee, to the fullest extent permitted by law and subject to certain limitations, against all liabilities, costs, charges and expenses reasonably incurred by an Indemnitee in an action or proceeding to which the Indemnitee was made a party by reason of the Indemnitee being an officer or director of (i) the registrant or (ii) an organization of which the registrant is a shareholder or creditor if the Indemnitee serves such organization at the registrant’s request.

The registrant may purchase insurance policies relating to certain liabilities that its directors and officers may incur in such capacity.

Item 21. Exhibits and Financial Statement Schedules

(a)     Exhibits.

Exhibit No.	Description
2.1†

Business Combination Agreement, dated July 18, 2023, among Jupiter Acquisition Corporation, 1427702 B.C. Ltd., Filament Merger Sub LLC and Filament Health Corp. (included as Annex A to the proxy statement/prospectus)

3.1*	Articles of 1427702 B.C. Ltd., dated as of July 14, 2023
3.2*	Notice of Articles of 1427702 B.C. Ltd., dated as of July 14, 2023
3.3	Form of Amended and Restated Articles of 1427702 B.C. Ltd. (included as Annex B to the proxy statement/prospectus)

Exhibit No.	Description
3.4

Amended and Restated Certificate of Incorporation of Jupiter Acquisition Corporation (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-1/A (File No. 333-248411), filed with the SEC by Jupiter Acquisition Corporation on February 19, 2021)

3.5

Amendment to the Amended and Restated Certificate of Incorporation of Jupiter Acquisition Corporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K (File No. 001-39505), filed with the SEC by Jupiter Acquisition Corporation on April 24, 2023)

3.6	Form of Amendment to the Amended and Restated Certificate of Incorporation of Jupiter Acquisition Corporation (included as Annex E to the proxy statement/prospectus)
3.7

Bylaws of Jupiter Acquisition Corporation (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1 (File No. 333-248411), filed with the SEC by Jupiter Acquisition Corporation on August 25, 2020)

4.1	Specimen Common Share Certificate of 1427702 B.C. Ltd.
4.2	Specimen Warrant Certificate of 1427702 B.C. Ltd.
4.3

Warrant Agreement, dated August 12, 2021, between Jupiter Acquisition Corporation and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-39505) filed with the SEC by Jupiter Acquisition Corporation on August 18, 2021)

4.4	Form of Assignment, Assumption and Amendment Agreement among Jupiter Acquisition Corporation, 1427702 B.C. Ltd. and Continental Stock Transfer & Trust Company
5.1	Legal Opinion of Fasken Martineau DuMoulin LLP
5.2	Legal Opinion of Ellenoff Grossman & Schole LLP
8.1	Tax Opinion of Greenberg Traurig, P.A.
10.1

Letter Agreement, dated August 12, 2021, among Jupiter Acquisition Corporation, Jupiter Founders LLC, Nomura Securities International, Inc., Ladenburg Thalmann & Co. Inc., certain securityholders and each of the officers and directors of Jupiter Acquisition Corporation (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-39505) filed with the SEC by Jupiter Acquisition Corporation on August 18, 2021)

10.2

Investment Management Trust Agreement, dated August 12, 2021, between Jupiter Acquisition Corporation and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-39505) filed with the SEC by Jupiter Acquisition Corporation on August 18, 2021)

10.3

Amendment to Investment Management Trust Agreement, dated April 20, 2023, between Jupiter Acquisition Corporation and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-39505) filed with the SEC by Jupiter Acquisition Corporation on April 24, 2023)

10.4

Registration Rights Agreement, dated August 12, 2021, among Jupiter Acquisition Corporation and certain securityholders (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K (File No. 001-39505) filed with the SEC by Jupiter Acquisition Corporation on August 18, 2021)

10.5

Form of Shareholder Support Agreement, dated July 18, 2023 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-39505) filed with the SEC by Jupiter Acquisition Corporation on July 24, 2023)

10.6

Sponsor Support Agreement, dated July 18, 2023, among Jupiter Founders LLC, Jupiter Acquisition Corporation and Filament Health Corp. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-39505) filed with the SEC by Jupiter Acquisition Corporation on July 24, 2023)

10.7	Form of Lock-Up Agreement (included as Exhibit A to Annex A to the proxy statement/prospectus)
10.8	Form of Registration Rights Agreement (included as Exhibit B to Annex A to the proxy statement/prospectus)
10.9#	Form of Equity Incentive Plan (included as Annex C to the proxy statement/prospectus)
10.10*	Services Agreement, dated as of January 9, 2023, by and among Filament Health Corp. and Magdalena Biosciences Inc.
10.11*	Voting Agreement, dated as of January 9, 2023, by and among Magdalena Biosciences Inc. and the shareholders party thereto
10.12*	Stockholders’ Rights Agreement, dated as of January 9, 2023, by and among Magdalena Biosciences Inc. and the shareholders party thereto

Exhibit No.	Description
10.13*††	License Agreement, dated as of April 18, 2022, by and between Filament Health Corp. and Psyence Biomed Corp
10.14*††	Licence Agreement, dated as of June 27, 2023, by and between Filament Health Corp. and NeoLumina Bioscience Inc.
10.15*††	License and Supply Agreement, dated as of August 22, 2023, by and between Filament Health Corp. and Reset Pharmaceuticals, Inc.
21.1*	List of Subsidiaries of 1427702 B.C. Ltd.
23.1	Consent of Marcum LLP
23.2	Consent of Crowe MacKay LLP
23.3	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1)
23.4	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.2)
23.5	Consent of Greenberg Traurig, P.A (included in Exhibit 8.1)
99.1	Form of Proxy Card for Special Meeting (included as Annex F to the proxy statement/prospectus)
99.2*	Consent of Benjamin Lightburn to be named Director Nominee
99.3*	Consent of Jonathan Conlin to be named Director Nominee
99.4*	Consent of Chris Wagner to be named Director Nominee
99.5*	Consent of Maureen O’Connell to be named Director Nominee
99.6*	Consent of Konstantin Adamsky to be named Director Nominee
99.7*	Consent of Jonathan Leong to be named Director Nominee
99.8*	Consent of Newbridge Securities Corporation
107	Calculation of Filing Fee Tables

____________

#        Indicates management contract or compensatory plan or arrangement.

*        Previously filed.

†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

††      Portions of this Exhibit have been redacted pursuant to Regulation S-K Item 601. The registrant agrees to furnish an unredacted copy of the Exhibit to the SEC upon its request.

Item 22. Undertakings

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchasers:

(i)     Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     The undersigned registrant hereby undertakes as follows:

(1)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2)    That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia on November 7, 2023.

1427702 B.C. Ltd.
By:	/s/ Ryan Wilson
Name:	Ryan Wilson
Title:	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this registration statement on Form F-4 has been signed on behalf of the registrant by the undersigned, solely in the undersigned’s capacity as the duly authorized representative of the registrant in the United States, on November 7, 2023.

Puglisi & Associates
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director